Exhibit 99.4

DISCLOSURE STATEMENT SOLICITING

ACCEPTANCES OF A JOINT PLAN OF REORGANIZATION

REDDY ICE HOLDINGS, INC.
REDDY ICE CORPORATION

Solicitation of Acceptances of a Plan of Reorganization

THE SOLICITATION OF ACCEPTANCES OF A PLAN OF REORGANIZATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 9, 2012, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “VOTING DEADLINE”).  ACCEPTANCES OF THE PLAN OF REORGANIZATION MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE VOTING DEADLINE, BUT NOT THEREAFTER.  HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES, DISCOUNT NOTES AND CERTAIN OTHER UNSECURED CREDITORS OF REDDY HOLDINGS SHOULD REFER TO THE BALLOT(S) ATTACHED HERETO AS APPENDIX B FOR INSTRUCTIONS ON HOW TO VOTE ON THE PLAN OF REORGANIZATION.

Upon the terms and subject to the conditions set forth in this disclosure statement soliciting acceptances of a joint Plan of Reorganization (as hereinafter defined) (as it may be amended from time to time, the “Disclosure Statement”), and the ballot (“Ballot”) for accepting or rejecting the Plan of Reorganization, Reddy Ice Holdings, Inc., a Delaware corporation (“Reddy Holdings”), and Reddy Ice Corporation, a Nevada corporation (“Reddy Corp”), are soliciting acceptances from all holders of First Lien Notes and the Second Lien Notes (and the related guarantees of such notes by Reddy Holdings) of the plan of reorganization, attached hereto as Appendix A (the “Plan of Reorganization”).  Pursuant to the Plan of Reorganization, Reddy Holdings and Reddy Corp are seeking to, among other things, (i) effect an amendment (the “First Lien Indenture Amendment”) to the indenture governing Reddy Corp’s 11.25% Senior Secured First Lien Notes due 2015 (the “First Lien Notes”) (the “Indenture”), (ii) exchange (the “Second Lien Notes Exchange”) all of Reddy Corp’s outstanding 13.25% Senior Secured Second Lien Notes due 2015 (the “Second Lien Notes “) held by holders for their ratable share of (a) 6,094,327 shares of common equity of reorganized Reddy Holdings, subject to dilution and further distribution on account of certain events, including the issuance described under clause (vi)(b) below and (b) the right to participate in the Rights Offering (as defined below), (iii) cancel all of Reddy Holdings’ 10.50% Senior Discount Notes due 2012 (the “Discount Notes”) and all of Reddy Holdings’ common stock, (iv) provide to holders of the Discount Notes their ratable share of (a) $4.68 million in cash payments on the consummation of the Restructuring and (b) promissory notes in an initial amount of $1.17 million payable on the three month anniversary of the consummation of the Restructuring, which amount will be increased by $2.34 million in the event the Arctic acquisition is consummated, (v) provide to holders of certain other unsecured creditors of Reddy Holdings their ratable share of $300,000 in settlement payments; (vi) provide to holders of Reddy Holdings’ common stock either (a) a cash payment for their shares or (b) shares of common stock of reorganized Reddy Holdings (the “New Common Stock”), in each case with an additional payment or issuance, respectively, in the event the Arctic acquisition is consummated, (vii) issue one share of class A common stock of reorganized Reddy Holdings (the “New Class A Common Stock”) to Centerbridge Capital Partners II, L.P. or one or more of its parallel funds and related vehicles (collectively, “Centerbridge”), and (viii) issue shares of new series A preferred stock (“New Preferred Stock”) of reorganized Reddy Holdings to holders of Second Lien Notes who participate in the rights offering (the “Rights Offering”) and to Centerbridge pursuant to the Investment Agreement (as hereinafter defined).

You should rely only on the information contained herein and in the Ballot, as applicable, in making your decision to vote with respect to the Plan of Reorganization.  See “Summary” for more information on the restructuring transactions.

ONLY HOLDERS OF THE FIRST LIEN NOTES, THE SECOND LIEN NOTES, THE DISCOUNT NOTES AND CERTAIN OTHER UNSECURED CREDITORS OF REDDY HOLDINGS MAY VOTE WITH RESPECT TO THE PLAN OF REORGANIZATION.

The date of this Disclosure Statement is April 11, 2012.

You may vote to accept or reject the Plan of Reorganization by providing the appropriate instruction to your Nominee as contained in the Ballot.  By providing an instruction to your Nominee to accept or reject the Plan of Reorganization, you are agreeing to certain provisions contained in the Plan of Reorganization, including the exculpation, injunction and release provisions.

If the Plan of Reorganization is approved, the New Common Stock and the New Preferred Stock have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”).  We are relying on Section 3(a)(9) and Section 4(2) of the Securities Act and similar “blue sky” law provisions, as well as, to the extent applicable, the exemption from the Securities Act and equivalent state law registration requirements provided by Section 1145(a) of the Bankruptcy Code, to exempt from registration under the Securities Act and “blue sky” law the offer and sale of new securities in connection with the solicitation of the Plan of Reorganization.

This Disclosure Statement contains projected financial information and estimates of value that demonstrate the feasibility of the Plan of Reorganization and our ability to continue operations upon emergence from proceedings under the Bankruptcy Code.  Reddy Holdings and Reddy Corp prepared such information for the limited purpose of furnishing holders of the First Lien Notes, Second Lien Notes, Discount Notes and certain other unsecured creditors of Reddy Holdings with information to make an informed judgment regarding acceptance of the Plan of Reorganization.  The projections and estimates of value should not be relied upon in any way or manner in connection with the Plan of Reorganization and should not be regarded for the purpose of this Disclosure Statement as representations or warranties by Reddy Holdings, Reddy Corp, their affiliates or any other person, as to the accuracy of such information or that any such projections or valuations will be realized.  Actual results could vary significantly from these projections.

The prospective financial information included in this Disclosure Statement has been prepared by, and is the responsibility of, our management. We and our management believe that the prospective financial information included in Appendix C to this Disclosure Statement has been prepared on a reasonable basis, reflecting the best estimates and judgments, and represent, to the best of management’s knowledge and opinion, our expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the prospective financial information contained in Appendix C to this Disclosure Statement and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance on such information or its achievability. PricewaterhouseCoopers LLP assumes no responsibility for and denies any association with the prospective financial information.

The PricewaterhouseCoopers LLP report included in this Disclosure Statement refers exclusively to our historical financial information. PricewaterhouseCoopers LLP’s reports do not cover any other information in this Disclosure Statement and should not be read to do so.

You must rely upon your own examination of us and the terms of the Plan of Reorganization, including, without limitation, the merits and risks involved.  You should carefully consider the risk factors beginning on page 22 of this Disclosure Statement before deciding whether or not to vote with respect to the Plan of Reorganization.  See “Risk Factors.”

Holders of the New Common Stock, the New Class A Common Stock and New Preferred Stock should be aware that they may be required to bear the financial risks of their investment in the New Common Stock, the New Class A Common Stock and the New Preferred Stock for an indefinite period of time.  Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be offered pursuant to the Plan of Reorganization or determined if this Disclosure Statement is truthful or complete.  Any representation to the contrary is unlawful and is a criminal offense.

The Plan of Reorganization is subject to the terms and conditions set forth in this Disclosure Statement and in the Ballot.

The New Common Stock, the New Class A Common Stock and the New Preferred Stock are not currently listed on any securities exchange and we have no present intention to do so.

REDDY HOLDINGS AND REDDY CORP. HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN OF REORGANIZATION AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES, DISCOUNT NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY HOLDINGS ENTITLED TO VOTE ON THE PLAN OF REORGANIZATION VOTE TO ACCEPT THE PLAN OF REORGANIZATION.

NONE OF THE TRUSTEES UNDER THE INDENTURES TAKES ANY POSITION OR MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES, DISCOUNT NOTES OR CERTAIN OTHER UNSECURED CREDITORS OF REDDY HOLDINGS SHOULD VOTE IN FAVOR OF THE PLAN OF REORGANIZATION.

THIS SOLICITATION OF ACCEPTANCES OF THE PLAN OF REORGANIZATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PLAN OF REORGANIZATION. BECAUSE NO CHAPTER 11 CASES HAVE YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY ANY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. THE PLAN OF REORGANIZATION IS SUBJECT TO BANKRUPTCY COURT APPROVAL.

TABLE OF CONTENTS

Page

FORWARD-LOOKING STATEMENTS	VI
SUMMARY	1
SUMMARY FINANCIAL DATA	7
SUMMARY OF THE PLAN OF REORGANIZATION	9
SUMMARY OF FIRST LIEN NOTES SUPPLEMENTAL INDENTURE	17
SUMMARY OF NEW COMMON STOCK	18
SUMMARY OF NEW CLASS A COMMON STOCK	19
SUMMARY OF NEW PREFERRED STOCK	20
RISK FACTORS	22
CAPITALIZATION	37
USE OF PROCEEDS	38
SELECTED CONSOLIDATED FINANCIAL DATA	39
MANAGEMENT’S DISCUSSION AND ANALYSIS	41
BUSINESS	65
MANAGEMENT	80
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	83
DESCRIPTION OF NEW COMMON STOCK	85
DESCRIPTION OF NEW CLASS A COMMON STOCK	87
DESCRIPTION OF NEW PREFERRED STOCK	88
DESCRIPTION OF INDEBTEDNESS	90
THE PLAN OF REORGANIZATION	91
PROCEDURES FOR VOTING ON THE PLAN OF REORGANIZATION	148
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	151
APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS IN THE PLAN OF REORGANIZATION	159
FINANCIAL ADVISOR	161
VOTING AGENT	162
LEGAL MATTERS	163
INDEPENDENT AUDITORS	163
INDEX TO FINANCIAL STATEMENTS	1
FORM OF AMENDED FIRST LIEN NOTES INDENTURE	1
PLAN OF REORGANIZATION	1
BALLOTS	1
PROJECTIONS	1
LIQUIDATION ANALYSIS	1
VALUATION ANALYSIS	1

References to the “Company,” “we,” “our” and “us” and similar terms mean Reddy Ice Holdings, Inc. and Reddy Ice Corporation, except as otherwise indicated or unless the context otherwise requires.

You should rely only on the information contained in this Disclosure Statement or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  You should not assume that the information provided in this Disclosure Statement is accurate as of any date other than the date of this Disclosure Statement.

You should not construe the contents of this Disclosure Statement as investment, legal or tax advice.  You should consult your counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of your participation in the Plan of Reorganization.  None of us, the trustees under the indentures (the “Trustees”) or the Voting Agent (as hereinafter defined) is making any representation to you regarding the legality of the Plan of Reorganization by you under appropriate legal investment or similar laws.

This Disclosure Statement is being provided to holders of First Lien Notes, Second Lien Notes, Discount Notes and certain other unsecured creditors of Reddy Holdings for informational use solely in connection with their consideration of the Plan of Reorganization.  The use of this Disclosure Statement for any other purpose is not authorized.

No representation or warranty, express or implied, is made as to the accuracy or completeness of any of the information set forth in this Disclosure Statement, and nothing contained in this Disclosure Statement is or shall be relied upon as a promise or representation, whether as to the past or the future.  This Disclosure Statement contains summaries, believed to be accurate, of some of the terms of specific documents, but reference is made to the actual documents, copies of which will be made available upon request, at no cost, for the complete information contained in those documents.  All summaries are qualified in their entirety by this reference.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Reddy Holdings files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such document at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Reddy Holdings’ SEC filings are also available to the public from the SEC’s website at www.sec.gov or from our website at www.reddyice.com. However, the information on our website does not constitute a part of this Disclosure Statement.  Any reference to our website and the information contained therein is for informational purposes only.

If the Plan of Reorganization is confirmed, we do not expect to be required to report financial and other information to the SEC.

v

FORWARD-LOOKING STATEMENTS

Certain statements in this Disclosure Statement may constitute “forward-looking statements.”  You may find discussions containing such forward-looking statements in “Summary,” “Risk Factors,” “Management’s Discussion and Analysis” and “Business,” as well as within this Disclosure Statement generally.  In addition, when used in this Disclosure Statement, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “projects,” “intends” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements include statements other than historical information or statements of current condition and represent our beliefs regarding future events, including certain projected revenues and synergies, many of which, by their nature, are inherently uncertain and outside of our control.  Projections of future results or valuations of the Company, including those prepared for purposes other than in connection with the Plan of Reorganization, may differ from actual results and such differences may be material.  Important factors that could cause actual results to differ from those in our forward-looking statements include, but are not limited to, those discussed under “Risk Factors,” as well as:

•                  general economic trends and seasonality;

•                  weather conditions;

•                  the ability of our subsidiary to make distributions to us in amounts sufficient to service our debt and pay our taxes;

•                  our substantial leverage and ability to service our debt;

•                  our ability to complete the contemplated restructuring transactions;

•                  the restrictive covenants and financial covenants under our indebtedness;

•                  the availability of capital sources;

•                  fluctuations in our operating costs, including in the prices of electricity, fuel, polyethylene and other required expenses;

•                  competitive practices in the industry in which we compete;

•                  changes in labor conditions;

•                  our capital expenditure requirements;

•                  the risks associated with acquisitions and the failure to integrate acquired businesses;

•                  technological changes and innovations;

•                  the costs and effects of legal and administrative proceedings, settlements, investigations and claims;

•                  legislative or regulatory requirements; and

•                  all of the other factors described under “Risk Factors.”

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

Consequently, readers of this Disclosure Statement should consider these forward-looking statements only as our current plans, estimates and beliefs.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.  We undertake no obligation to update or revise any forward-looking statement in this Disclosure Statement to reflect any new events or any change in conditions or circumstances.  All of the forward-looking statements in this Disclosure Statement are expressly qualified by these cautionary statements.  Even if our plans, estimates or beliefs change because of future events or circumstances after the date of these statements, or because anticipated or unanticipated events occur, we disclaim any obligation to update these forward-looking statements.  The projections and estimates of value in the Disclosure Statement should not be regarded for the purpose of this Disclosure Statement as representations or warranties by Reddy Holdings, Reddy Corp, their affiliates or any other person, as to the accuracy of such information or that any such projections or valuations will be realized.

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SUMMARY

This summary highlights certain of the information contained elsewhere in this Disclosure Statement.  This summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in this Disclosure Statement.  You should read this entire Disclosure Statement carefully, including “Risk Factors,” “Forward-Looking Statements” and the financial statements and related notes contained herein, before making a decision as to whether to vote to accept the Plan of Reorganization.

Overview

We expect that the consummation of the Plan of Reorganization will enable the Company to more effectively execute its business strategy and improve its liquidity position.  Upon the terms and subject to the conditions set forth in this Disclosure Statement and the accompanying Ballot, we are soliciting acceptances of the Plan of Reorganization from holders of First Lien Notes and Second Lien Notes.

In connection with the transactions contemplated by the Plan of Reorganization, holders of First Lien Notes, Second Lien Notes, Discount Notes and certain other unsecured creditors of Reddy Holdings may elect to (i) vote to accept the Plan of Reorganization, (ii) vote to reject the Plan of Reorganization or (iii) take no action with respect to the Plan of Reorganization.  In the event that you choose to take no action with respect to the Plan of Reorganization, you will not have voted to accept or reject the Plan of Reorganization.

If the Plan of Reorganization is approved, all holders of claims and interests against Reddy Holdings and Reddy Corp will receive the treatment provided in the Plan of Reorganization.

Going Concern Analysis

Due to deterioration in our business related principally to price declines driven by industry competition across our markets, and coupled with broader economic instability and rising commodity prices, we experienced significant net losses in 2011 and 2010. Our financial results are also burdened by high interest costs resulting from our highly leveraged capital structure. These factors and uncertainty in our ability to generate sufficient liquidity to meet our future obligations in a timely manner have caused management to conclude that there is substantial doubt regarding our ability to continue as a going concern. Accordingly, the opinion of our independent registered public accounting firm on our consolidated financial statements contains an explanatory paragraph describing the existence of substantial doubt regarding our ability to continue as a going concern.

Our ability to successfully recapitalize the business and ensure sufficient liquidity to support our operations as a going concern is dependent on our ability to obtain approval by the U.S. Bankruptcy Court of the refinancing plan described below and to generate future cash flows and maintain liquidity sufficient to service our debt.

Our Business

We are the largest manufacturer and distributor of packaged ice in the United States. We serve a variety of customers in 34 states and the District of Columbia under the Reddy Ice® brand name. Our principal product is ice packaged in 4 to 50 pound bags, which we sell to a highly diversified customer base, including supermarkets, mass merchants and convenience stores. For the year ended December 31, 2011, we sold approximately 1.7 million tons of ice. Our products are primarily sold throughout the southern United States (the “Sun Belt”), one of the most attractive regions in the country for packaged ice sales due to warm weather, extended peak selling seasons and historically favorable population growth patterns. For the year ended December 31, 2011, we had revenues of $328.5 million and a net loss of $69.5 million.  Over the last three years, our business and the ice industry in general has been adversely impacted by macroeconomic factors such as reduced consumer demand, fluctuating and generally higher commodity prices and the reduced availability of credit.

We market our ice products to satisfy a broad range of customers, primarily under the Reddy Ice brand name. We produce ice in cube, half-moon, cylindrical and crushed forms (collectively referred to as “cubed ice”) as well as block forms. Our primary ice product is cubed ice packaged in ten pound bags, which we sell principally to convenience stores and supermarkets. We also sell cubed ice in assorted bag sizes ranging from 16 to 50 pounds to restaurants, bars, sporting and other special events, airlines, vendors, caterers, and public and private disaster relief organizations and block ice in 10, 25 and 300 pound sizes to commercial, agricultural and industrial users. The majority of our sales are direct to supermarket chains, convenience stores, mass merchants and other commercial customers. In addition, a portion of our products is sold through distributors who deliver ice to our customers on our behalf and who resell ice to their own customers. We also contract with ice manufacturers outside our geographic footprint to produce and deliver ice to our customers on our behalf.

We have built a strong customer base by providing a high level of service and quality at competitive prices utilizing our extensive network of ice manufacturing plants, distribution centers and our proprietary in-store bagging equipment (“ISB”), which we call The Ice Factory®. Our Ice Factory machines are located in high volume locations and produce, package and store ice through an automated, self-contained process that significantly reduces our distribution and delivery costs. We have a diverse customer base and long-standing relationships with our customers across all major retail channels as evidenced by our high retention rates with prominent supermarkets, mass merchants, value stores and convenience stores such as Circle-K, Dollar General, ExxonMobil, Food Lion, Kroger, Safeway, 7-Eleven, SuperValu and Wal-Mart. In addition, we are focused on expanding our non-retail sales channels, including sales to construction, airline, sporting and other special events and agricultural customers. Our largest customer, Wal-Mart and Sam’s Club on a combined basis, accounted for approximately 14% of our revenue in each of 2011 and 2010. Most of our major customers, including virtually all of our top twenty retail ice customers in terms of revenues, have purchased ice from us and our predecessor companies for over a decade. Within our markets, we supply substantially all of the packaged ice to most of our top twenty retail ice customers. The percentages both of our total revenues derived from and also our volume sold to national and regional convenience and grocery store chains have grown over the last several years as each of these retail channels has consolidated. We have benefited from supplying these national and regional retailers as many of these customers have grown at rates in excess of industry averages.

At March 30, 2012, we owned or operated 58 ice manufacturing facilities, 77 distribution centers and approximately 3,500 ISB machines. As of the same date, we had an aggregate daily ice manufacturing capacity of approximately 17,000 tons.

Restructuring Transactions

We have a substantial amount of debt, as discussed more fully in Note 9 to our audited financial statements included herein.

In 2011, as our EBITDA declined, we began to explore alternatives to address our capital structure. In recent months these efforts have accelerated, with an informal committee of the largest holders of our existing first and second lien notes negotiating the terms of a restructuring of our debt obligations (the “Restructuring”). One of the members of the informal committee is Centerbridge Capital Partners II, L.P. and one or more of its parallel funds and related vehicles (collectively, “Centerbridge”), a fund managed by Centerbridge Partners L.P., and a private investment firm that currently has approximately $19 billion in capital under management. Described below are the anticipated terms of the Restructuring. There can be no assurance that the Restructuring will be consummated on the terms described below, or at all.

Strategic Acquisition Opportunity. In addition to addressing our declining EBITDA and current debt, the Restructuring is also intended to provide us with the opportunity to pursue a strategic acquisition of all or substantially all of the businesses and assets of Arctic Glacier Income Fund and its subsidiaries (“Arctic”). As is the case with our business, Arctic has encountered financial difficulties due to adverse trends in our industry in recent years. On February 22, 2012, Arctic filed for protection under the Companies’ Creditors Arrangement Act in Canada and Chapter 15 of the Bankruptcy Code in the United States. Arctic has initiated a Sale and Investor Solicitation Process (“SISP”). The purpose of the SISP is to seek sale proposals and investment proposals from qualified bidders and to implement one or a combination of them in respect of Arctic’s property and business.

On March 28, 2012, we submitted a non-binding letter of intent to Arctic regarding participation in the SISP. The letter of intent contemplates our acquisition of substantially all of Arctic’s business and assets. On April 5, 2012, we were advised by the financial adviser to Arctic that we were approved to move to phase 2 of the SISP.

The successful bidder will be selected at the end of phase 2 of the SISP. Our interest in Arctic remains subject to, among other things, completion of due diligence, negotiation of acceptable transaction documents, and receipt of sufficient commitments for debt and equity financing for the acquisition. Centerbridge has indicated its interest in providing the entire amount of the equity financing for the Arctic acquisition. There can be no assurance that we will consummate an acquisition of Arctic.

In order to have the ability to acquire Arctic, we must restructure our debt obligations in a manner which creates a sustainable capital structure and permits us to obtain additional debt and equity financing. Described below are the terms of the Restructuring that we have negotiated with the informal committee of certain of our existing first and second lien note holders.

Chapter 11 Bankruptcy Cases.  In order to consummate the transactions described below, including the entry into the DIP Credit Facility, the amendment to the First Lien Notes, the exchange of the Second Lien Notes, the cancellation of the Discount Notes, and the consummation of the Rights Offering, we intend to commence the solicitation of acceptances with respect to a plan of reorganization (the “Plan”) pursuant to this Disclosure Statement. Shortly after commencing such solicitation, Reddy Ice Holdings, Inc. and Reddy Ice Corporation intend to file voluntary bankruptcy cases under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”). This process could, but is not expected to, have an adverse effect on our operations. Immediately upon filing, we will request Bankruptcy Court approval to pay critical suppliers and other vendors in the ordinary course of business. All of our customers will continue to be serviced without interruption. Although we intend to continue to provide such products and services to our customers in the normal course, there can be no assurances that counterparties will continue to conduct business with us while we are in Chapter 11.

With respect to the Plan, we will be soliciting acceptances from only the holders of the First Lien Notes, the Second Lien Notes (and their respective guarantees), the Discount Notes and certain other unsecured creditors of Reddy Holdings, although the Plan will seek Bankruptcy Court approval of recoveries to holders of other unsecured creditors and the Common Stock as well. The deadline for voting to accept or reject the Plan is May 9, 2012, unless such deadline is extended. In addition, we will request the Bankruptcy Court to set a confirmation hearing with respect to the Plan for early May 2012 and hope to exit protection under the Bankruptcy Code in the second or third week of May—before final round bids must be submitted with respect to the proposed Arctic acquisition.

Support agreements for the Plan have been executed by holders of approximately 59.97% of the principal amount of the First Lien Notes, 57.97% of the principal amount of the Second Lien Notes and 91.81% of the principal amount of the Discount Notes. Such support agreements require the holders of the First Lien Notes, the Second Lien Notes and the Discount Notes to, among other things, vote to accept the Plan.

First Lien Notes.  Except as described below and except for other minor modifications, we do not plan to modify our obligations in respect of our existing First Lien Notes in the Restructuring.

We plan to amend the indenture governing the First Lien Notes to, among other things, permit (i) the incurrence of incremental pari passu first lien acquisition financing for the Arctic transaction, (ii) an amendment to the change of control provisions to prevent the occurrence of a change of control as a result of the Restructuring and (iii) an amendment to the reporting requirements to eliminate the need to continue as a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”). The First Lien Notes will continue to be guaranteed by Reddy Holdings.

In the event that we fail to consummate the Arctic acquisition, Centerbridge has agreed to convert $68.18 million in aggregate principal amount and accrued and unpaid interest of its First Lien Notes into preferred stock of Reddy Holdings with a liquidation preference of $75 million.

Second Lien Notes.  Pursuant to the Plan, we are seeking to have holders of our Second Lien Notes exchange those Notes for their ratable share of (i) 6,094,327 shares of common equity of reorganized Reddy Holdings, subject to dilution in accordance with the other provisions of the Plan of Reorganization and a further distribution of certain of such shares upon the occurrence of certain events and (ii) new preferred stock of reorganized Reddy Holdings pursuant to the rights offering (to the extent such holder elects to participate in the rights offering).

Discount Notes.  Under the Plan, the Discount Notes will be cancelled; however, subject to Bankruptcy Court approval and other conditions, the holders of the Discount Notes will receive such holder’s ratable share of: (i) $4.68 million in cash on the consummation of the Restructuring and (ii) promissory notes in an initial amount of $1.17 million payable on the three month anniversary of the consummation of the Restructuring.  The Discount Notes payment due under the promissory notes will accrue interest at a rate of 7% per annum from the consummation of the Restructuring to the three month anniversary of the consummation of the Restructuring.  In the event that the Arctic acquisition is consummated prior to the three month anniversary of the consummation of the Restructuring, the principal amount of the promissory notes will be increased and the holders of the Discount Notes will receive their ratable share of an additional $2.34 million, which additional amount will accrue interest at a rate of 7% per annum from the consummation of the Restructuring until the three month anniversary of the consummation of the Restructuring.  In the event that the Arctic acquisition is consummated after the three month anniversary of the consummation of the Restructuring, the additional payment will be made within ten (10) business days following the Arctic acquisition and will accrue interest at a rate of 7% per annum from the consummation of the Restructuring until the payment date.  Such payments to the existing holders of the Discount Notes will be made from the distributions under the Plan of Reorganization to the holders of the Second Lien Notes.

Common Stock.  Under the Plan, the common stock of Reddy Holdings will be cancelled. Subject to Bankruptcy Court approval and other conditions existing holders of our common stock will be entitled to receive a cash payment of approximately $0.12 per share for their shares, with an additional payment of approximately $0.05 per share made in the event the Arctic acquisition is consummated. Holders of common stock who hold at least 25,000 shares will be entitled to elect to receive common shares of reorganized Reddy Holdings in lieu of the cash payment. Assuming all existing shares converted into stock of reorganized Reddy Holdings, following the consummation of the Restructuring, holders of the existing common stock of Reddy Holdings would initially hold approximately 2.0% of the equity of reorganized Reddy Holdings (inclusive of the New Preferred Stock on an as converted basis). In the event that we consummate the Arctic acquisition, holders of the existing common stock of Reddy Holdings who elected to receive shares of common stock of reorganized Reddy Holdings will be entitled to an additional distribution of shares of common stock of reorganized Reddy Holdings such that the aggregate value of the common stock of reorganized Reddy Holdings received by such holders is approximately equivalent to the aggregate cash distributions they would have been entitled to receive if they had elected to receive the cash distributions. Such payments and the issuance of shares of reorganized Reddy Holdings to the existing holders of common stock will be made from the distributions made under the Plan to the holders of the Second Lien Notes.

Class A Common Stock.  Under the Plan, Centerbridge will receive one share of class A common stock of the reorganized Reddy Holdings. The holder of the share of the class A common stock will be entitled to vote with all voting securities of reorganized Reddy Holdings on all matters submitted to the holders of voting securities for vote. The share of class A common stock of reorganized Reddy Holdings will be entitled to 10,000,000 votes. Class A common stock of reorganized Reddy Holdings will not be entitled to the payment of any dividends or distributions and is redeemable by Reddy Holdings for $0.01 upon (x) the liquidation, dissolution or winding up of the affairs of Reddy Holdings or (y) the consummation or termination of the Arctic Acquisition.

Preferred Stock.  Holders of Second Lien Notes who participate in the rights offering and Centerbridge, in connection with the Investment Agreement, the equity financing of the Arctic acquisition (if applicable) and the conversion of a portion of its First Lien Notes (if applicable), will receive new preferred stock of reorganized Reddy Holdings. The preferred stock will be perpetual, participating, cumulative preferred stock, with a 7.0% cumulative coupon payable in cash or in-kind at our option. The preferred stock will mandatorily convert into common stock upon the earlier of (x) our achievement of a total net debt to EBITDA ratio of less than 3.0:1.0 for a period of four consecutive quarters or (y) completion of a qualifying initial public offering of reorganized Reddy Holdings’ common stock. The preferred stock may be optionally converted by the holder at any time. Holders of preferred stock will vote with the common stock on an as converted basis.

Investment Agreement.  In order to fund costs associated with the Restructuring and further reduce our level of indebtedness upon emergence, as well as to help enable us to acquire Arctic in the event we are the successful bidder, we have entered into an investment agreement with Centerbridge (the “Investment Agreement”).

The Investment Agreement includes commitments of Centerbridge to (w) backstop the Rights Offering, (x) directly purchase New Preferred Stock in an amount not less than $7.5 million, (y) provide equity capital for the acquisition of Arctic and (z) in the event of the failure to acquire Arctic, exchange First Lien Notes for New Preferred Stock of Reddy Holdings, in each case subject to certain terms and conditions.

Rights Offering.  In order to fund costs associated with the Restructuring and further reduce our level of indebtedness upon emergence, we will undertake and consummate a $17.5 million rights offering for preferred stock of Reddy Holdings in connection with our emergence from protection under the Bankruptcy Code. The rights offering will be open to existing holders of our Second Lien Notes on a ratable basis.

Credit Facility.  On March 27, 2012, we entered into an amendment of our existing credit facility with Macquarie Bank Limited, the sole lender under our existing credit facility. The amendment (i) eliminates the minimum liquidity contained in the existing credit facility through July 15, 2013 and (ii) permits us to obtain additional liquidity through (x) an additional $10 million term loan from Macquarie Bank Limited, secured by certain unencumbered real estate assets, and (y) the factoring of accounts receivable. Assuming we execute on the Restructuring described below by filing the Bankruptcy Cases and obtaining the DIP Credit Facility, we do not anticipate utilizing the additional liquidity mechanisms described above. In connection with obtaining the amendment to our existing credit facility and Macquarie Bank Limited’s commitment for the additional term loan, we paid a non-refundable fee of $2.0 million to Macquarie Bank Limited in March of 2012.

On March 30, 2012, we obtained a waiver from Macquarie Bank Limited of any default or event of default that may have occurred as a result of our failure to deliver our 2011 financial statements by March 30, 2012, or that may occur as a result of our delivery of our 2011 financial statements containing an impermissible qualification as defined in our existing credit facility relative to substantial doubt about our ability to continue as a going concern. The waiver extends the time period during which we may deliver our 2011 financial statements to Macquarie Bank Limited to April 16, 2012. The waiver terminates (i) on April 16, 2012 if we have not delivered our 2011 financial statements by that date, (ii) upon the occurrence of an event of default not specifically waived and (iii) in all other circumstances on March 30, 2013.

Upon commencing the Bankruptcy Cases described above, we will seek Bankruptcy Court approval to enter into a new debtor-in-possession revolving credit facility with Macquarie Bank Limited, as the sole lender and administrative agent (the “DIP Credit Facility”). There can be no assurance that the Bankruptcy Court will approve the DIP Credit Facility. If approved, the DIP Credit Facility will consist of a $70 million revolving credit facility, the proceeds of which will be used to repay our existing credit facility upon entry of the interim order approving the DIP Credit Facility. The DIP Credit Facility will also provide additional liquidity during the restructuring process described below and will, subject to the satisfaction of certain conditions, some of which are not in our control, be converted into a senior secured first lien revolving credit facility on substantially the same terms as the existing credit facility upon our emergence from bankruptcy.

Borrowings under the DIP Credit Facility will bear interest at a rate equal to LIBOR plus an applicable margin of 7.0% per annum, or, at our option, the Alternative Base Rate plus an applicable margin of 6.0% per annum. LIBOR and the Base Rate are subject to floors of 1.5% and 2.5% respectively. The DIP Credit Facility will not provide for the issuance of letters of credit. The DIP Credit Facility will mature three months from the date of initial availability under the DIP Credit Facility, with a three month extension at our option, subject to limited conditions to extension, including the payment of an extension fee equal to 1.25% of the full amount of the DIP Credit Facility.

The obligations under the DIP Credit Facility will be fully and unconditionally guaranteed by Reddy Holdings and will also be guaranteed by any future domestic subsidiaries of Reddy Corp. Subject to the approval of the bankruptcy court, the DIP Credit Facility will be collateralized by first priority liens on substantially all of Reddy Corp’s assets and will be entitled to superpriority administrative claim status.

Subject to certain conditions, mandatory prepayments of the DIP Credit Facility (and mandatory commitment reductions of the DIP Credit Facility) will be required to be made with portions of proceeds from asset sales, subject to various exceptions.

The DIP Credit Facility will contain affirmative and negative covenants applicable to Reddy Corp and its future subsidiaries, subject to materiality and other qualifications, baskets and exceptions. The affirmative and negative covenants will be substantially the same as the existing credit facility, modified as necessary to reflect the commencement and continuation of the Bankruptcy Cases and the effects that customarily result from reorganization under Chapter 11 of the Bankruptcy Code. The financial covenants will include a maximum leverage ratio, compliance with cash flow budgets and repayment limitation.

Obligations under the DIP Credit Facility may be declared immediately due and payable upon the occurrence of certain events of default, subject to thresholds and grace periods in some cases. The events of default will be substantially the same as those contained in the existing credit facility, modified as necessary to reflect the commencement of the Bankruptcy Cases and such other matters as the administrative agent shall specify.

Voting Agent

Questions and requests for assistance may be directed to Kurtzman Carson Consultants LLC, who is acting as the voting agent in connection with the Plan of Reorganization (the “Voting Agent”), at the address and telephone number set forth on the back cover of this Disclosure Statement.

Recent Developments

For the two months ended February 29, 2012 and February 28, 2011, our preliminary, unaudited results included revenues of $24.4 million and $21.9 million, respectively, and Adjusted EBITDA of negative $9.1 million and negative $8.3 million, respectively.

For the month of March 2012, our preliminary, unaudited revenues are estimated to be in the range of $19.2 million to $19.5 million.  Revenues for the month of March 2011 were $18.9 million.

The preliminary financial results presented above are subject to the completion of our financial closing procedures.  Those procedures have not been completed.  Accordingly, these results may change and those changes may be material.

The preliminary financial data included in this Disclosure Statement has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data.  Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Corporate Information

Reddy Ice Holdings, Inc. is a Delaware corporation formed on May 8, 2003. Reddy Ice Corporation is a Nevada corporation formed on August 17, 1998. Our corporate headquarters is located at 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231.

Summary Financial Data

The following tables, as indicated below, present our consolidated financial data. The consolidated statements of operations data for the fiscal years ended December 31, 2011, 2010 and 2009 and the consolidated balance sheet data as of December 31, 2011 and 2010 have been derived from our audited consolidated financial statements that are included elsewhere in this Disclosure Statement.

The following consolidated financial data should be read in conjunction with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management Discussion and Analysis,” and our financial statements and the accompanying notes thereto, included elsewhere in this Disclosure Statement.

Summary consolidated financial data (in thousands)

	Year Ended December 31,
	2011	2010	2009	2008	2007
Operating Data:
Revenues	$328,463	$315,455	$312,331	$329,298	$339,038
Cost of sales (excluding depreciation)	229,114	211,260	198,241	214,905	215,204
Depreciation expense related to cost of sales	27,598	26,088	21,406	20,796	19,832
Gross profit	71,751	78,107	92,684	93,597	104,002
Operating expenses	57,210	54,436	50,782	47,550	44,981
Depreciation and amortization expense	8,969	8,802	7,066	6,715	6,176
Loss on dispositions of assets	233	2,600	2,329	1,869	1,743
Acquisition expense	4,633	1,176	79	—	—
Impairment of goodwill and long-lived assets	4,162	10,578	—	149,905	1,440
Gain on diesel hedge	—	—	(581)	—	—
Gain on contingent acquisition consideration	(418)	—	—	—	—
Cost of antitrust investigations and related litigation, net of insurance proceeds	5,049	(124)	(891)	15,524	—
Transaction costs related to merger agreement	—	—	—	835	2,456
Gain on property insurance settlement	—	—	—	(1,036)	—
Interest expense	58,714	50,078	26,802	31,893	31,307
Interest income	(15)	(20)	(133)	(825)	(852)
Gain on bargain purchase, net of acquisition costs	—	(232)	(661)	—	—
Gain on termination of merger agreement	—	—	—	(17,000)	—
Debt refinance costs	696	8,839	—	—	—
Income tax benefit (expense)	(1,973)	17,537	(3,658)	21,402	(7,347)
Income (loss) from continuing operations	(69,455)	(40,489)	4,234	(120,431)	9,404
Income (loss) from discontinued operations, net of tax(1)	—	—	—	—	939
Net income (loss)	(69,455)	$(40,489)	$4,234	$(120,431)	$10,343

Basic net income (loss) per share:(2)
Income (loss) from continuing operations	$(3.05)	$(1.80)	$0.19	$(5.47)	$0.43
Income (loss) from discontinued operations	—	—	—	—	0.04
Net income (loss)	$(3.05)	$(1.80)	$0.19	$(5.47)	$0.47
Weighted average common shares outstanding	22,758	22,470	22,364	22,025	22,125

Diluted net income (loss) per share:(2)
Income (loss) from continuing operations	$(3.05)	$(1.80)	$0.19	$(5.47)	$0.42
Income (loss) from discontinued operations	—	—	—	—	0.04
Net income (loss)	$(3.05)	$(1.80)	$0.19	$(5.47)	$0.46
Weighted average common shares outstanding	22,758	22,470	22,537	22,025	22,251
Cash dividends declared per share	$—	$—	$—	$0.84	$1.66

	Year Ended December 31,
	2011	2010	2009	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$9,944	$42,173	$44,649	$39,684	$17,183
Restricted cash and cash equivalents	13,024	10,110	—	—	17,262
Working capital(3)	(457,538)	42,307	60,422	46,893	17,051
Total assets	434,029	470,925	455,665	454,559	607,560
Total debt	471,505	450,691	390,602	390,500	378,258
Total stockholders’ equity (deficit)	(96,798)	(29,793)	8,796	872	139,982
Other Financial Data:
Net cash provided by (used in):
Cash flows—operating activities	$(22,018)	$19,895	$33,528	$52,029	$62,236
Cash flows—investing activities	(30,231)	(62,314)	(28,537)	(1,576)	(48,437)
Cash flows—financing activities	20,020	39,943	(26)	(27,952)	(36,050)
Capital expenditures(4)	(15,071)	(31,912)	(24,465)	(18,004)	(24,605)
Proceeds from dispositions	840	698	590	2,006	1,193
Cost of acquisitions and purchase of leased assets	(13,339)	(19,188)	(1,025)	(4,359)	(27,209)
Cost of equipment to be placed under operating leases(5)	(1,766)	(3,990)	(7,995)	—	—
Reimbursement of cost of equipment placed under operating leases	3,074	7,082	5,994	—	—

(1)                                 During the third quarter of 2007, we sold our bottled water business and substantially all of our cold storage business. As a result, the results of operations for those businesses, including the gain on sale, are presented as “Discontinued Operations” in the consolidated statements of operations for 2007.

(2)                                 Adjusted for the retrospective application of the provision of the new earnings per share accounting guidance, which became effective for us on January 1, 2009. For further information on this new guidance, see Note 2 to our audited financial statements included herein.

(3)                                 Working capital is defined as current assets less current liabilities.  Due to the planned proceedings, we have classified $439.0 million of the long term debt as a current obligation as of December 31, 2011.  See Note 1 and Note 2 to our audited financial statements included herein.

(4)                                 Excludes the costs of acquisitions and purchases of leased assets.

(5)                                 Cost of equipment placed under operating leases in 2009 includes $2.0 million of assets placed under operating leases in January 2010.

Summary of the Plan of Reorganization

To facilitate Bankruptcy Court approval of the Restructuring and effectuate our proposed restructuring, we are soliciting acceptances of the Plan of Reorganization, a copy of which is attached hereto as Appendix A.  The Plan of Reorganization, if approved by the Bankruptcy Court, would result in holders of the First Lien Notes, Second Lien Notes, Discount Notes, Reddy Holdings’ common stock and other claimants and interest holders receiving the treatment set forth below and in the Plan of Reorganization.  For purposes of this Summary of the Plan of Reorganization, all capitalized terms have the meaning described in the Plan of Reorganization.

Unimpaired Classes of Claims and Interests

Class 1A (Prepetition Revolving Loan Claims), Class 4A (Reddy Corp. Other Secured Claims), Class 5A (Reddy Corp. Priority Claims), Class 6A (Reddy Corp. Unsecured Ongoing Operations Claims), Class 7A (Intercompany Claim), Class 10A (Intercompany Interests in Reddy Corp.), Class 1B (Prepetition Revolver Guarantee Claims), Class 4B (Reddy Holdings Other Secured Claims), Class 5B (Reddy Holdings Priority Claims) and Class 7B (Reddy Holdings Unsecured Ongoing Operations Claims) are Unimpaired by the Plan of Reorganization and will be paid in full in Cash or Reinstated. Because holders of these Claims and Interests and all other Classes of Unimpaired Claims will be paid in full, holders of these Claims and Interests are deemed to accept the Plan of Reorganization.

Holders Eligible to Vote on the Plan of
Reorganization

Classes 2A (First Lien Notes Claims), 3A (Second Lien Notes Claims), 2B (First Lien Notes Guarantee Claims), 3B (Second Lien Notes Guarantee Claims), 6B (Discount Notes Claims), and 8B (Reddy Holdings General Unsecured Claims) are Impaired under the Plan and are entitled to accept or reject the Plan or Reorganization.

Voting Deadline

The solicitation of votes for the Plan of Reorganization will expire at 5:00 p.m., New York City time, on May 9, 2012, unless extended or earlier terminated by us or by order of the Bankruptcy Court. See “Procedures for Voting on the Plan of Reorganization—Procedures for Voting on the Plan of Reorganization; Deadlines.”

Class 2A (First Lien Notes Claims) Estimated
Amount: approximately $300 million

Impaired—The First Lien Notes Claims shall be Allowed in the aggregate amount of $300 million, plus interest, fees and expenses and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person. Each holder of an Allowed First Lien Notes Claim is entitled to vote to accept or reject the Plan. Holders of 59.97% of the aggregate amount of First Lien Notes are parties to the Restructuring and Plan Support Agreement and hence have agreed to vote in favor of the Plan.

On the Effective Date, except to the extent that a holder of an Allowed First Lien Notes Claim agrees to less favorable treatment, each holder of an Allowed First Lien Notes Claim will retain such holder’s First Lien Notes, which First Lien Notes will be governed by the terms of the Amended First Lien Notes Indenture; provided, that the Sponsor’s First Lien Notes, shall, in the event of an Arctic Termination, be subject to the Sponsor Equitization in accordance with the terms and conditions of the Investment Agreement.

Estimated Recovery for holders of First Lien Notes: 100%

Class 3A (Second Lien Notes Claims) Estimated
Amount: approximately $147.5 million

Impaired—The Second Lien Notes Claims shall be Allowed in the aggregate amount of $147.5 million, plus fees and expenses as of the Petition Date and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person. Each holder of an Allowed Second Lien Notes Claim is entitled to vote to accept or reject the Plan. Holders of 57.97% of the aggregate amount of Second Lien Notes are parties to the Restructuring and Plan Support Agreement and hence have agreed to vote in favor of the Plan.

On the Effective Date, except to the extent that a holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, each holder’s Second Lien Notes shall be exchanged for each holder’s Pro Rata share of: (i) 6,094,327 shares of Reorganized Reddy Holdco Common Stock, subject to dilution plus an additional distribution of Reorganized Reddy Holdco Common Stock in the event the Arctic Acquisition is consummated pursuant to the terms of the Plan and (ii) the right to purchase shares of Reorganized Reddy Holdco Preferred Stock pursuant to the Rights Offering; provided, that, the Allowed Second Lien Notes Deficiency Claim shall receive the treatment set forth below in Class 8A Reddy Corp. General Unsecured Claim

Estimated Recovery: 11-44%(1)

Class 2B (First Lien Notes Guarantee Claims)
Estimated Amount: approximately $300 million

Impaired—On the Effective Date, in full and final satisfaction of each First Lien Notes Guarantee Claim, except to the extent that a holder of an Allowed First Lien Notes Guarantee Claim agrees to less favorable treatment, each holder of an Allowed First Lien Notes Guarantee Claim will receive a guarantee from Reorganized Reddy Holdings, which guarantee shall secure the obligations of Reorganized Reddy Corp. under the Amended First Lien Notes Indenture.

Estimated Recovery under the First Lien Guarantee Claims: 100%

Class 3B (Second Lien Notes Guarantee Claims)
Estimated Amount: $147.5 million

Impaired—Holders of Second Lien Notes Guarantee Claims will receive the proceeds of the Intercompany Claim, but only to the extent necessary to make the Reddy Holdings General Unsecured Claim Settlement Payments and transfers to Class 8B, the Discount Notes Payments and transfers to Class 6B and certain transfers to Class 10B.

Estimated Recovery under Second Lien Notes Guarantee: 11%(2)

(1)  The recovery will increase in the event the Arctic Acquisition is consummated.

Class 6B (Discount Notes Claims) Estimated
Amount: $11.7 million

Impaired—(A) On the Effective Date, unless the holder of such Claim and the Debtors agree to less favorable treatment, each holder of an Allowed Discount Notes Claim shall receive, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, such holder’s Pro Rata share of the Discount Notes Initial Payment. On the three-month anniversary of the Effective Date, unless the holder of such Claim and the Debtors agree to less favorable treatment, each holder of an Allowed Discount Notes Claim shall receive, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, such holder’s Pro Rata share of the Discount Notes Subsequent Payment.

(B) As set forth in Article V.D of the Plan, in the event that the Arctic Acquisition is consummated, upon such consummation, holders of Allowed Discount Notes Claims shall also be entitled to receive, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, their Pro Rata Share of the Arctic Acquisition Discount Notes Payment.

Estimated Recovery under Discount Notes Claims: 50%(3)

Class 8B (Reddy Holdings Unsecured Claims) Estimated Amount: $73.5 million to $130.5 million

Impaired—(A) If Class 8B Reddy Holdings General Unsecured Claims votes as a class to accept the Plan, the holders of the Allowed Second Lien Notes Guarantee Deficiency Claims shall waive their right to participate in any distribution of the Reddy Holdings General Unsecured Claim Settlement Payments, and the remaining holders of Allowed Reddy Holdings General Unsecured Claims shall receive, in full and final satisfaction of each Allowed Reddy Holdings General Unsecured Claim, their Pro Rata share of the Reddy Holdings General Unsecured Claim Settlement Payments.

(B) If Class 8B Reddy Holdings General Unsecured Claims votes as a class to reject the Plan, then on the Effective Date the holders of Reddy Holdings General Unsecured Claims shall not receive any property under the Plan on account of such Reddy Holdings General Unsecured Claims and the obligations of the Debtors on account of such Claims shall be discharged.

Estimated Recovery: 0-5%

Impaired Classes of Claims and Interests
Receiving No Recovery	Each of Class 8A (Reddy Corp. General Unsecured Claims), Class 9A (Reddy Corp. Subordinated 510(b) Claims), Class 9B (Reddy

(2)  The recovery represents transfers that will be made by the holders of the Second Lien Notes Guarantee Claims to certain holders of Allowed Reddy Holdings General Unsecured Claims, Allowed Discount Note Claims and Allowed Interests in Reddy Holdings pursuant to the Plan upon the satisfaction of certain conditions.  After such transfers, the holders of the Second Lien Notes Guarantee Claims will not retain any property.

(3)  The recovery will increase in the event the Arctic Acquisition is consummated.

Holdings Subordinated 510(b) Claims) and Class 10B (Interests in Reddy Holdings) is Impaired by the Plan of Reorganization. No holder of a Claim in those Classes will retain any property or interest in the Debtors under the Plan of Reorganization. Accordingly, each holder of a Class 8A, 9A, 9B and 10B Claim or Interest is deemed to reject the Plan of Reorganization. Moreover, the Debtors intend to file the Estimation Motion seeking to estimate all Class 9A Reddy Corp. Subordinated 510(b) Claims and Class 9B (Reddy Holdings Subordinated 510(b) Claims) at $0.

Other Distributions

Notwithstanding the foregoing, the holders of the Class 3A (Second Lien Notes Claims) and Class 3B (Second Lien Notes Guarantee Claims) shall make certain distributions to Class 10B (Interests in Reddy Holdings), subject to certain conditions as set forth in greater detail in Articles III and V of the Plan.

For a more detailed discussion of treatment under the Plan of Reorganization, see the section of this Disclosure Statement entitled “The Plan of Reorganization—Certain Matters Regarding Classification and Treatment of Claims and Interests.”

Discount Notes Claim Distributions

Each holder of an Allowed Discount Notes Claim shall be entitled to receive such holder’s Pro Rata share of: (i) $4.68 million in Cash on the Effective Date (the “Discount Notes Initial Payment”) and (ii) $1.17 million (the “Discount Notes Subsequent Payment”) on the three month anniversary of the Effective Date or, in the Sponsor’s sole discretion, an earlier date (the “Discount Notes Subsequent Payment Date”), and such Discount Notes Subsequent Payment shall accrue interest at a rate of 7% per annum from the Effective Date until the Discount Notes Subsequent Payment Date. In the event that the Arctic Acquisition is consummated prior to the Discount Notes Subsequent Payment Date, the distribution to the holders of Allowed Discount Notes Claims shall be increased by $2.34 million (the “Arctic Acquisition Discount Notes Payment”), which additional amount shall accrue interest at a rate of 7% per annum from the Effective Date until the Discount Notes Subsequent Payment Date. In the event that the Arctic Acquisition is consummated after the Discount Notes Subsequent Payment Date, the Arctic Acquisition Discount Notes Payment shall be made within ten (10) business days following the Arctic Acquisition (the “Arctic Acquisition Discount Notes Payment Date”) and shall accrue interest at a rate of 7% per annum from the Effective Date until the Arctic Acquisition Discount Notes Payment Date. For the avoidance of doubt, any obligation with respect to the Arctic Acquisition Discount Notes Payment, including payment of interest thereon, will terminate upon an Arctic Termination. Reorganized Reddy Holdings’ obligation to make the Discount Notes Subsequent Payment and the Arctic Acquisition Discount Notes Payment, as applicable, shall be evidenced by promissory notes setting forth the terms of the distributions described in the Plan and otherwise reasonably acceptable to the holders of Allowed Discount Notes Claims, in substantially the form of Exhibit K to the Plan (the “Discount Notes Promissory Notes”).

Reddy Holdings General Unsecured Claims
Settlement Payments

In the event that Class 8B Reddy Holdings General Unsecured Claims votes as a class to accept the Plan, the holders of the Allowed Second Lien Notes Guarantee Deficiency Claims shall waive their right to participate in any distribution of the Reddy Holdings General Unsecured Claim Settlement Payments, and the remaining holders of Allowed Reddy Holdings General Unsecured Claims shall receive, in full and final satisfaction of each Allowed Reddy Holdings General Unsecured Claim, their Pro Rata share of the Reddy Holdings General Unsecured Claim Settlement Payments. The Reddy Holdings General Unsecured Claim Settlement Payments are in complete satisfaction, settlement, discharge, and release of, all Claims and Causes of Action, including, but not limited to, any fraudulent conveyance or lien avoidance action relating to, in connection with or arising out of the Intercompany Claim. For the avoidance of doubt, the Reddy Holdings General Unsecured Claim Settlement Payments shall not be evidenced by any promissory note or other instrument

New Management Incentive Plan

The Plan of Reorganization contemplates that after the Effective Date the new board of directors of Reorganized Reddy Holdings shall be authorized to adopt the New Management Incentive Plan. Under the New Management Incentive Plan, up to 15% of the Reorganized Reddy Holdco Common Stock, on a fully diluted basis (after giving effect to the Reorganized Reddy Holdco Preferred Stock on an as converted basis), shall be allocable at the discretion of the New Board of Reorganized Reddy Holdings.

Pursuit of Arctic Acquisition

On February 22, 2012, the Manitoba Court of Queen’s Bench granted Arctic’s application for an order under the CCAA authorizing Arctic to commence a court supervised recapitalization of its business through the initiation of a sale and investment solicitation process (the “Arctic Solicitation Process”). The purpose of the Arctic Solicitation Process is to seek sale proposals and investment proposals from qualified bidders and to implement one or a combination of them in respect of Arctic’s property and business. Prior to the Petition Date, we submitted a non-binding letter of intent to Arctic regarding participation in the Arctic Solicitation Process. The letter of intent contemplates our acquisition of substantially all of Arctic’s business and assets. On April 5, 2012, we were advised by the financial adviser to Arctic that we were approved to move to phase 2 of the Arctic Solicitation Process. Our interest in Arctic remains subject to, among other things, completion of due diligence, negotiation of acceptable transaction documents, and receipt of sufficient commitments for debt and equity financing for the acquisition. Centerbridge has indicated its interest in providing the entire amount of the equity financing for the Arctic Acquisition. There can be no assurance that we will consummate an acquisition of Arctic If the Reorganized Company is the successful bidder in connection with, and ultimately consummates, the Arctic Acquisition, Classes 3A and 10B will receive the Second Lien Acquisition Closing Shares or further cash distributions and Class 6B will receive the Arctic Acquisition Discount Notes Payment, all as more fully described in Articles III and V of the Plan of Reorganization.

Releases and Exculpation	If the Plan of Reorganization is confirmed and consummated, the Company and each creditor will be deemed to have released the

Released Parties (as defined below) from, among other things, any and all claims the Company or the creditor may have relating in any manner to the Company, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Company, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. The “Released Parties” include (a) the Company, the Debtors, the Reorganized Company and their Affiliates; (b) the current and former directors and officers of the Company; (c) each member of the Ad Hoc Noteholder Group; (d) the Sponsor; (e) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement; and (f) with respect to each of the foregoing Persons in clauses (a) through (e), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such. Further, each of the Exculpated Parties (as defined below) shall be exculpated from any and all claims related to any act or omission in connection with, relating to or arising out of the Debtors’ in or out of court restructuring efforts, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement or the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Plan securities, or the distribution of property under the Plan or any other related agreement. The “Exculpated Parties” include the (a) the Debtors, the Reorganized Company and their Affiliates; (b) the current and former directors and officers of the Company; (c) the members of the Ad Hoc Noteholder Group; (d) the Sponsor; (e) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement, and (iii) the Prepetition Revolving Loan Credit Agreement; (f) the Disbursing Agent; and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such.

Voting on the Plan of Reorganization

The “Voting Record Date” for purposes of determining holders of Notes that are eligible to vote on the Plan of Reorganization is April 3, 2012. To be counted, an appropriate instruction (in the form of the Ballot) must be provided to the Nominee prior to the Voting Deadline.

All Master Ballots and Ballots tendered by the Voting Deadline may be utilized by us in connection with determining acceptances and rejections of the Plan of Reorganization at any time. Thus, all votes represented by such Master Ballots and Ballots shall be deemed continuously effective until such time. Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances of the Plan of Reorganization have been received, only holders who vote will be counted. Holders of Notes who do not follow the instructions provided herein for indicating a vote on the Plan of Reorganization will not be counted for purposes of determining whether the Plan of Reorganization has been accepted by the requisite number and amount of votes.

Restructuring Support Agreement

Prior to the date of this Disclosure Statement, certain holders of the First Lien Notes, Second Lien Notes, including the Sponsor, which collectively hold 59.97% of the aggregate amount of outstanding claims under the First Lien Notes and 57.97% of the aggregate amount of outstanding claims under the Second Lien Notes, respectively, and certain holders of Discount Notes which collectively hold 91.81% of the aggregate amount of outstanding claims under the Discount Notes, executed the Restructuring and Plan Support Agreement whereby they agreed to vote in favor of the Plan of Reorganization. The Restructuring and Plan Support Agreement is subject to certain conditions including, without limitation, that the Company pursue the acquisition of or of all or substantially all of the assets of Arctic, that the Bankruptcy Court approve the Plan of Reorganization in all material respects and that we do not amend or modify the Plan of Reorganization in any way that is materially adverse to holders who have signed the Restructuring and Plan Support Agreement. See “Certain Relationships and Related Transactions—Support Agreements.”

New Stockholders’ Agreement

Prior to the consummation of the Restructuring Transactions, the existing stockholders’ agreement between Holdings and certain of its stockholders will be terminated. In addition, each holder who receives Reorganized Reddy Holdco Common Stock or Reorganized Reddy Preferred Stock under the Plan of Reorganization representing at least 5% of the Reorganized Reddy Holdco Common Stock (including Reorganized Reddy Holdco Preferred Stock on an as converted basis but excluding the New Management Incentive Plan) may elect to become a party to the New Stockholders’ Agreement and, if so electing, would be required to execute documentation confirming that such holder is a party. Parties electing to join the New Stockholders’ Agreement will be subject to additional restrictions on transfer. See “Certain Relationships and Related Transactions—Stockholders Agreement.”

Certain Consequences to Non-Accepting holders
of Claims and Interests

If the Plan of Reorganization is confirmed and consummated, all holders of Claims against and Interests in the Debtors, including the Noteholders, would receive the treatment set forth below, whether or not they vote for acceptance of the Plan of Reorganization. See “Risk Factors.”

Voting Agent

Kurtzman Carson Consultants LLC, is serving as the Voting Agent in connection with the Plan of Reorganization. The telephone number of the Voting Agent is (888) 251-2679 and the email address is ReddyIceInfo@kccllc.com.

Requests for additional copies of this Disclosure Statement, the Ballot and any other documents referred to in this Disclosure Statement or Ballot should be directed to the Voting Agent at its address set forth on the back cover of this Disclosure Statement.

Risk Factors

See “Risk Factors” immediately following this summary for a discussion of certain risks that may be relevant to Holders of the First Lien Notes, Second Lien Notes, Discount Notes and certain other unsecured creditors of Reddy Holdings voting in favor of the Plan of Reorganization.

Summary of First Lien Notes Supplemental Indenture

Except as described below and certain other modifications set forth in Exhibit A hereto, our obligations in respect of our First Lien Notes will not be modified upon consummation of the Plan of Reorganization.

Amended First Lien Notes Indenture

The Amended First Lien Notes Indenture will provide for (i) the incurrence of incremental pari passu first lien acquisition financing for the Arctic transaction, (ii) an amendment to the change of control provisions to prevent the occurrence of a change of control as a result of the Restructuring and (iii) an amendment to the reporting requirements to eliminate the need to continue as a reporting company under the Exchange Act.

You should read the form of amended, or amended and restated, indenture, to conform substantially to the form included herein as Exhibit A, which contains the terms of the Amended First Lien Notes Indenture.

Effectiveness of the Amended First Lien Notes
Indenture

If the Plan of Reorganization is approved, Reddy Corp, Reddy Holdings and Wells Fargo Bank, National Association, as trustee, will execute a supplemental indenture or amended and restated indenture in order to effectuate the terms of the Amended First Lien Notes Indenture.

Summary of New Common Stock

Issuer	Reddy Holdings.

Securities to be Offered

Up to approximately 6.5 million shares of common stock, $0.0001 par value per share initially, with a potential additional distribution of up to approximately 6.5 million shares (excluding shares issuable upon conversion of reorganized Reddy Holdings’ New Preferred Stock).

New Common Stock Outstanding After the Plan
of Reorganization

Up to approximately 6.5 million shares initially, with a potential additional distribution of up to approximately 6.5 million shares (excluding shares issuable upon conversion of reorganized Reddy Holdings’ New Preferred Stock).

Listing	Reddy Holdings does not intend to list the New Common Stock on any exchange.

Use of Proceeds	Reddy Holdings does not intend to receive any proceeds from the issuance of shares of New Common Stock.

Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC.

Risk Factors	See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the New Common Stock.

Summary of New Class A Common Stock

Issuer	Reddy Holdings.

Securities to be Offered	1 share of class A common stock, $0.0001 par value per share.

New Class A Common Stock Outstanding After
the Plan of Reorganization	1 share.

Redemption

The New Class A Common Stock is redeemable by Reddy Holdings for $0.01 upon (x) the liquidation, dissolution or winding up of the affairs of Reddy Holdings or (y) the consummation or termination of the Arctic acquisition.

Dividends	The holder of the New Class A Common Stock shall not be entitled to the payment of any dividends or distributions.

Voting Rights	The holder of the New Class A Common Stock will be entitled to 10,000,000 votes on all matters upon which holders of the New Common Stock or New Preferred Stock have the right to vote.

Listing	Reddy Holdings does not intend to list the New Class A Common Stock on any exchange.

Use of Proceeds

The share of New Class A Common Stock will be issued to Centerbridge for no additional consideration in connection with Centerbridge’s purchase of New Preferred Stock pursuant to the Investment Agreement.

Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC.

Risk Factors	See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the New Class A Common Stock.

Summary of New Preferred Stock

Issuer	Reddy Holdings.

Securities to be Offered	Up to approximately 3.9 million shares of series A preferred stock, $0.0001 par value per share initially, with potential additional issuances of up to approximately 36 million shares.

New Preferred Stock Outstanding After the Plan
of Reorganization	A minimum of approximately 14.0 million shares initially, with potential additional issuances of approximately 26 million shares.

Coupon	7.0% cumulative coupon payable quarterly in cash or additional shares of series A preferred stock at Reddy Holdings’ option.

Other Distributions	Participates in dividends paid by Reddy Holdings to holders of New Common Stock on an as-converted basis.

Liquidation Preference	$7.1377853.

Deemed Liquidation

In the event of a merger of Reddy Holdings, a sale of New Common Stock or a sale of all or substantially all of Reddy Holdings’ assets that, in any case, results in a change of control, then either Reddy Holdings or the holders of a majority of the outstanding shares of series A preferred stock may elect to treat such transaction as a liquidation of Reddy Holdings.

Mandatory Conversion

The New Preferred Stock will mandatorily convert into New Common Stock upon the earlier of (x) Reddy Holdings’ achievement of a total net debt to EBITDA ratio of less than 3.0:1.0 for a period of four consecutive quarters, (y) completion of a qualifying initial public offering of Reddy Holdings’ New Common Stock or (z) the date, after an initial public offering, that the aggregate value of the publicly traded shares of Reddy Holdings’ New Common Stock exceeds a designated threshold.

Optional Conversion	The New Preferred Stock may be optionally converted by the holder into Reddy Holdings’ New Common Stock at any time.

Conversion Price	$7.1377853, subject to anti-dilution adjustments.

Voting Rights	Holders of the New Preferred Stock will be entitled to vote on an as converted basis on all matters upon which holders of the New Common Stock have the right to vote.

Listing	Reddy Holdings does not intend to list the New Preferred Stock on any exchange.

Use of Proceeds

Reddy Holdings will receive $25.0 million to approximately $28.0 million in initial cash proceeds from the issuance of shares of New Preferred Stock plus either (x) the cancellation of $68.18 million in principal and accrued interest of Reddy Corp’s First Lien Notes or (y) cash proceeds from the issuance of additional shares of New Preferred Stock to Centerbridge in connection with the consummation of the Arctic acquisition. Such proceeds will be used for general corporate purposes, including the payment of fees and expenses incurred in connection with the Plan of Reorganization and cash distributions called for under the Plan of Distribution and, as applicable, to consummate the Arctic acquisition.

Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC.

Risk Factors	See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the New Preferred Stock.

RISK FACTORS

The Restructuring and the Plan of Reorganization each involve a high degree of risk and uncertainty.  You should carefully consider the risks and uncertainties described below as well as the other information appearing elsewhere in this Disclosure Statement before making a decision whether to vote to accept the Plan of Reorganization.

Risks Related to the Chapter 11 Cases and the Plan of Reorganization

The Chapter 11 environment may adversely affect our business.

We are engaged in manufacturing and distributing packaged ice and providing related services to customers.  Although we intend to continue to provide such products and services to our customers in the normal course, there can be no assurances that counterparties will continue to conduct business with us while we are in Chapter 11.  The failure to provide these products and services will result in material losses.

If the Company receives the requisite votes to accept the Plan of Reorganization, there can be no assurance that the Bankruptcy Court will confirm the Plan of Reorganization.

Although we may obtain the requisite votes to accept the Plan of Reorganization, there can be no assurance that parties will not seek to oppose confirmation of the Plan of Reorganization or that the Bankruptcy Court may otherwise decline to confirm the Plan of Reorganization.

If the Plan of Reorganization is confirmed, there can be no assurance that the effective date of the Plan of Reorganization will occur.

Although we believe that the effective date of the Plan of Reorganization will occur reasonably soon after the Bankruptcy Court enters a confirmation order on the docket of the Bankruptcy Cases, there can be no assurance as to such timing or as to whether it will occur.

There can be no assurance that the Bankruptcy Court will approve the classification scheme in the Plan of Reorganization.

The Bankruptcy Court, which sits as a court of equity, may exercise substantial discretion in connection with the Plan of Reorganization. Section 1122 of the Bankruptcy Code requires that the Plan of Reorganization classify claims against, and interests in, us.  The Bankruptcy Code also provides that the Plan of Reorganization may place a claim or interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class.  We believe that all claims and interests have been appropriately classified in the Plan of Reorganization.  There can be no assurance, however, that the Bankruptcy Court will conclude that such claims and interests are properly classified in the Plan of Reorganization.

There can be no assurance that the holders of Reddy Holdings’ existing common stock will receive the contemplated distributions.

The Bankruptcy Court, which sits as a court of equity, may exercise substantial discretion in connection with the Plan of Reorganization.  Section 1129 of the Bankruptcy Code governs distributions to the holders of claims and interests.  The distributions being made to the holders of Reddy Holdings’ existing common stock are being made by the holders of Second Lien Notes from the distributions that the holders of Second Lien Notes are receiving under the Plan of Reorganization.  Certain creditor constituencies may object to the contemplated distributions to the holders of Reddy Holdings’ existing common stock.  We may choose to modify the Plan of Reorganization to address any such objections, or the Bankruptcy Court may conclude that the distributions to the holders of Reddy Holdings’ existing common stock from the holders of the Second Lien Notes are improper and, in either case, as a result, the Plan of Reorganization may be revised to modify or eliminate such distributions.

There can be no assurance that the Bankruptcy Court will approve the distributions to the holders of Reddy Holdings General Unsecured Claims.

The Bankruptcy Court, which sits as a court of equity, may exercise substantial discretion in connection with the Plan of Reorganization.  Section 1129 of the Bankruptcy Code governs distributions to the holders of claims and interests.  The distributions being made to the holders of Reddy Holdings General Unsecured Claims are being made by the holders of Second Lien Notes Guarantee Claims from the distributions that the holders of Second Lien Notes Guarantee Claims are receiving under the Plan of Reorganization.  There can be no assurance, however, that the Bankruptcy Court will conclude that the distributions to the holders of Reddy Holdings General Unsecured Claims from the holders of the Second Lien Notes Guarantee Claims are proper and, as a result, the Plan of Reorganization may be modified as a result to modify or eliminate such distributions.

In the event that we are unable to reduce our indebtedness through the transactions contemplated by the Plan of Reorganization, there is substantial doubt about our ability to continue as a going concern.

If we are unable to complete the transactions contemplated by the Plan of Reorganization, we may need to seek bankruptcy protection without the benefit of a plan supported by major creditors.  We cannot guarantee that we can generate sufficient cash flow to continue to meet our obligations in the future, and if we cannot do so, we will not be able to continue as a going concern.

The Plan of Reorganization and the related transactions, which contemplate transactions that will modify our capital structure and the structure and operation of our businesses, are based in large part upon assumptions and analyses developed by us.  If these assumptions and analyses prove to be incorrect, our plan may be unsuccessful in its execution and we may be unable to continue as a going concern.

The Plan of Reorganization and the transactions related thereto, which contemplate transactions that will affect both our capital structure and the structure and operation of our businesses, are based upon assumptions and analyses based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we consider appropriate under the circumstances.  Whether actual future results and developments will be consistent with our expectations and assumptions depends on a number of factors, including but not limited to: (i) our ability to obtain adequate liquidity and financing sources and establish an appropriate level of debt, including our ability to consummate the transactions contemplated by the Plan of Reorganization; (ii) our ability to restore customers’ confidence in our viability as a continuing entity and to attract and retain sufficient customers; (iii) our ability to retain key employees in those businesses that we intend to continue to emphasize; and (iv) the overall strength and stability of general economic conditions, both in the United States and in global markets.  The failure of any of these factors could materially adversely affect the successful execution of the restructuring of our businesses.

In addition, the Plan of Reorganization and the transactions contemplated thereby rely upon financial forecasts, including with respect to revenue growth, improved earnings before interest, taxes, depreciation and amortization, improved interest margins, and growth in cash flow.  Financial forecasts are necessarily speculative, and it is likely that one or more of the assumptions and estimates that are the basis of these financial forecasts will not be accurate.  Accordingly, we expect that our actual financial condition and results of operations will differ, perhaps materially, from what we have anticipated.  Consequently, there can be no assurance that the results or developments contemplated by the Plan of Reorganization and the transactions contemplated thereby will occur or, even if they do occur, that they will have the anticipated effects on us and our subsidiaries or our businesses or operations.  The failure of any such results or developments to materialize as anticipated could materially adversely affect the successful execution of the transactions contemplated by the Plan of Reorganization.

Our operations will be subject to the uncertainties of the bankruptcy process.

While our voluntary refinancing plan has been approved by a substantial portion of our creditors and we expect to complete the filing process expeditiously, negative events or publicity associated with our process and events during the proceedings could adversely affect our relationships with customers, vendors or employees, which in turn could adversely affect our operations and financial condition. Further, our ability to obtain court approval of routine motions that will allow us to operate our business normally is not within our control. The voluntary refinancing plan is also subject to certain closing conditions, all of which must be satisfied in order for us to emerge from the Chapter 11 process.  There can be no assurance that the Restructuring will be consummated on the terms described herein, or at all.

The strategic acquisition opportunity may not be successful.

On March 28, 2012, we submitted a non-binding letter of intent to Arctic related to our interest in acquiring substantially all of Arctic’s business and assets.  On April 5, 2012, we were advised by the financial adviser to Arctic that we were approved to move to phase 2 of the SISP. The successful bidder will be selected at the end of phase 2 of the SISP. There can be no assurance that our bid will be successful, or, if so, that we will be able to meet the conditions and timelines of Arctic’s SISP, and any final bid is subject to, among other things, completion of due diligence, negotiation of transaction documents and financing commitments.  In the event that we do not acquire Arctic, we will not realize the benefits we hope to achieve from the Arctic acquisition.

If the Bankruptcy Court determines that our solicitation or the votes on the Plan of Reorganization did not comply with the requirements of the Bankruptcy Code or applicable nonbankruptcy law, we may need to resolicit acceptances which would delay confirmation of the Plan of Reorganization.

Section 1125(g) provides that an acceptance or rejection of a plan may be solicited from a holder of claim or interest if such solicitation complies with applicable nonbankruptcy law and if such holder was solicited before the commencement of the case in a manner complying with applicable nonbankruptcy law.

Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan before the commencement of a Chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable nonbankruptcy law governing the adequacy of disclosure in connection with such solicitations, or, if such laws do not exist, such acceptance was solicited after disclosure of “adequate information,” as defined in section 1125 of the Bankruptcy Code.

In addition, Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code).

The Company believes that its commencement of solicitation of votes to accept or reject the Plan of Reorganization from Holders of Claims in Class 2A, Class 3A, Class 2B, Class 3B and Class 7B is proper under applicable nonbankruptcy and bankruptcy law, rules, and regulations, and contains adequate information as defined by section 1125(a) of the Bankruptcy Code. The Company also believes that it is not required to solicit any other class under the Bankruptcy Code or applicable nonbankruptcy law, rules, or regulations. The Company cannot be certain, however, that its solicitation of acceptances or rejections will be approved by the Bankruptcy Court. There is also a risk that confirmation of the Plan of Reorganization could be denied by the Bankruptcy Court.

The Company believes that the use of the Disclosure Statement, Ballots, and Master Ballots for the purpose of obtaining acceptances of the Plan of Reorganization and the solicitation complies with the Bankruptcy Code. The Bankruptcy Court may decide, however, that the solicitation failed to meet the requirements of sections 1125 and 1126(b) of the Bankruptcy Code. If the Bankruptcy Court determines that the solicitation did not comply with the requirements of sections 1125 and 1126(b) of the Bankruptcy Code, the Company may seek to resolicit acceptances, and, in that event, confirmation of the Plan of Reorganization could be delayed and possibly jeopardized.

There can be no assurance that any estimated claim amounts are correct.

There can be no assurance that any estimated claim amounts set forth in this Disclosure Statement are correct.  The actual allowed amount of claims might differ materially in some respect from the estimates as the estimated amounts are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, the actual allowed amount of claims may vary materially from those estimated herein.

Our actual financial results may vary significantly from the projections filed with the Bankruptcy Court.

This Disclosure Statement contains projected financial information and estimates of value that demonstrate the feasibility of the Plan of Reorganization and our ability to continue operations upon our emergence from proceedings under the Bankruptcy Code.  The information was prepared for the limited purpose of furnishing recipients of the Disclosure Statement with adequate information to make an informed judgment regarding acceptance of the Plan of Reorganization, and was not prepared for the purpose of providing the basis for an investment decision relating to the New Common Stock or New Preferred Stock. The projections and estimates of value should not be regarded as representations or warranties by us or any other person as to the accuracy of such information or that any such projections or valuations will be realized.  Those projections and estimates of value have not been, and will not be, updated on an ongoing basis, and they were not audited or reviewed by independent accountants or auditors.  They reflect numerous assumptions concerning our anticipated future performance and with respect to prevailing and anticipated market and economic conditions that were, and remain, beyond our control.  Projections and estimates of value are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections and/or valuation estimates may be wrong in material respects.  Actual results may vary and may continue to vary significantly from those contemplated by the projections and/or valuation estimates.  We will not know the terms or outstanding amount of all of our post-emergence debt until the solicitation of approvals contemplated by the Plan of Reorganization is completed.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt, fund planned capital expenditures and execute our business strategy depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive and other factors that are beyond our control. See “Management’s Discussion and Analysis—Debt and Other Obligations—Contractual Obligations” for a summary of our existing contractual obligations over the next five years. Even if the Plan of Reorganization and related transactions are consummated, there can be no assurance that our business will continue to generate cash flows at or above current levels or that we will be able to meet our cash needs, including with respect to the repayment of our indebtedness, including any cash payments due upon the maturity of such indebtedness. If we are unable to service our debt or experience a significant reduction in our liquidity, we could be forced to reduce or delay planned capital expenditures and other initiatives, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner, or at all. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have a materially adverse effect on our results of operations and financial condition. Our existing debt agreements, and the new obligations we will incur as part of the transactions contemplated by the Plan of Reorganization, limit and will limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flows to pay our debts or refinance our indebtedness could have a material adverse effect on our results of operations and financial condition. If we cannot make scheduled payments on our debt, we would be in default, and as a result, holders of such debt could declare all outstanding principal and interest to be due and payable and our existing and future lenders could, under certain circumstances, terminate their commitments to lend us money and foreclose against the assets securing our borrowings. See “Management’s Discussion and Analysis.”

The exchange of Second Lien Notes for New Common Stock and the cancellation of the Discount Notes pursuant to the Plan of Reorganization and the transactions contemplated thereby will result in cancellation of indebtedness income to us.

We expect to realize a significant amount of cancellation of indebtedness (“COD”) income as a result of the Plan of Reorganization and the transactions contemplated thereby, equal to the excess of the amount of indebtedness discharged over the sum of the issue price of the Second Lien Notes and Discount Notes. The exact amount of any COD income that will be realized by us will not be determinable until the consummation of the Plan of Reorganization and the transactions contemplated thereby, as applicable. To the extent we consummate the Plan of Reorganization pursuant to a confirmed Chapter 11 bankruptcy case, we will not be required to include COD in income. If and to the extent any amount attributable to the COD is excluded from income pursuant to the insolvency or the bankruptcy exceptions, we will generally be required to reduce our tax attributes, including but not limited to, our net operating losses (“NOLs”) and tax basis in certain assets. If our COD income exceeds our available NOLs and other tax attributes, such excess is permanently excluded from income. As a result, whether or not COD income is included in income or excluded from income by reason of the insolvency or bankruptcy exceptions, we expect that the Plan of Reorganization and the transactions contemplated thereby will result in the possible elimination of our NOLs and a significant reduction in our other tax attributes.

The Restructuring and past and future transactions may limit our ability to use our net operating loss carryforwards.

As of December 31, 2011, we had U.S. federal income tax net operating loss carryforwards of approximately $203.0 million. Subject to certain limitations, net operating loss carryforwards may be used to offset future taxable income and thereby reduce U.S. federal income taxes otherwise payable. For U.S. federal income tax purposes, a corporation that undergoes an “ownership change” is limited in its ability to utilize its net operating loss carryforwards in existence at the time of such change to offset taxable income arising after such ownership change. Generally, a change of ownership occurs if there is an increase of more than 50 percentage points in the ownership of a corporation’s issued and outstanding stock (based on value) by one or more “5-percent shareholders” during the applicable testing period which is usually the three-year period ending on the date on which a transaction is tested for an ownership change. Following an ownership change, the loss limitation for any post-change year is an amount equal to the value of the loss corporation immediately prior to the change multiplied by the long-term tax-exempt rate in effect at the time of such change. This loss limitation will likely be increased to the extent that we recognize certain built-in gains in its assets during the five-year period following the ownership change or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65.  We anticipate that we will have an “ownership change” as a result of the Plan of Reorganization and the transactions contemplated thereby. Whether or not the elements of the Restructuring result in an “ownership change,” it is possible that we will undergo an “ownership change” in the future. As a result, our ability to use our net operating losses and other tax attributes attributable to periods prior to any such “ownership change” to offset taxable incomes in taxable periods after such an “ownership change” may be limited as described above.

We may not be able to raise additional capital in the future.

We may need to obtain additional financing to fund our business, and we cannot assure you that such financing will be available in amounts or on terms acceptable to us, or at all. Difficulties in the credit and capital markets may make it even more difficult for companies to obtain additional financing in the future or refinance their obligations, particularly for companies with a credit profile similar to ours. If we raise funds by incurring further debt, our operations and finances may become subject to further restrictions and we may be required to limit or cease our operations or capital expenditure activities, or otherwise modify our business strategy. If we fail to comply with financial or other covenants required in connection with any such financing or refinancing, our lenders may be able to exercise remedies that could substantially impair our ability to operate or have a material adverse effect on our results of operations or financial condition.

Covenant restrictions under our indebtedness may limit our ability to operate our business and may prevent us from capitalizing on business opportunities.

The DIP Credit Facility will contain, among other things, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities, even if such activities are in our best interests. The DIP Credit Facility will restrict, among other things, our and our subsidiaries’ ability to:

•                  borrow money;

•                  pay dividends or make distributions;

•                  purchase or redeem our equity and debt securities;

•                  make investments and extend credit;

•                  engage in transactions with affiliates;

•                  engage in sale-leaseback transactions;

•                  consummate certain asset sales;

•                  make acquisitions;

•                  effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially

•                  all of our assets; and

•                  create liens on our assets.

A breach of any such covenants could result in an acceleration under the DIP Credit Facility. The DIP Credit Facility will have customary cross-default provisions, including cross-default provisions for failure to pay principal or interest as required. If a default under one of our debt agreements occurs, our future lenders under the other debt agreements could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable, and such lenders could terminate their lending commitments to us, as applicable. In that event, we would likely not have sufficient liquidity to pay amounts due on our outstanding debt which would hinder our ability to continue as a going concern. In addition, we have in the past required covenant relief and there can be no assurance that we will not require covenant relief in the future or that we would obtain such covenant relief on favorable terms, or at all. For more information about the indebtedness we plan to incur in connection with the Restructuring, see “Description of Indebtedness” and “Summary—Plan of Reorganization.”

Holders who receive New Common Stock and/or New Preferred Stock pursuant to the Plan of Reorganization and the transactions contemplated thereby may be subject to greater risks than the risks to which holders of the Second Lien Notes are currently or may in the future be subject.

If the Plan of Reorganization is confirmed by the Bankruptcy Court and you receive shares of New Common Stock and/or New Preferred Stock, you will hold equity of Reddy Holdings, rather than debt of Reddy Corp, which will have important consequences to you. For example, the rights of holders of the Second Lien Notes that receive New Common Stock and/or New Preferred Stock under the Plan of Reorganization and the transactions contemplated thereby will be junior to our existing and future indebtedness and other obligations.

There currently exists no market for the New Common Stock or New Preferred Stock. If an active trading market does not develop for the New Common Stock or New Preferred Stock, you may not be able to resell the New Common Stock or New Preferred Stock.

The New Common Stock and New Preferred Stock to be issued pursuant to the Plan of Reorganization and the transactions contemplated thereby will not be registered under the Securities Act. Accordingly, the New Common Stock and New Preferred Stock may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement. There is no established trading market for the New Common Stock or New Preferred Stock, and we cannot assure you that an active trading market will develop. If no active trading market develops, you may not be able to resell your New Common Stock or New Preferred Stock at its fair market value or at all. Future trading prices of the New Common Stock and New Preferred Stock will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

The liquidity of any market for the New Common Stock and New Preferred Stock will depend upon various factors, including:

•                  the number of holders of the New Common Stock or New Preferred Stock;

•                  the interest of securities dealers in making a market for the New Common Stock or New Preferred Stock;

•                  the overall market for similar classes of securities;

•                  our financial performance or prospects; and

•                  the performance and prospects for companies in our industry generally.

Reddy Holdings currently intends to retain its future earnings, if any, for the foreseeable future, to repay indebtedness and to fund the development and growth of its business. Reddy Holdings does not intend to pay any dividends to holders of its New Common Stock, even if permitted to do so.

If the Arctic acquisition is consummated, the percentage ownership interest in Reddy Holdings that holders of Second Lien Notes will receive pursuant to the Plan of Reorganization may be significantly diluted.

As part of the transactions contemplated by the Plan of Reorganization, holders of Second Lien Notes and Reddy Holdings’ existing common stock have the right to receive New Common Stock, with an additional issuance to holders of Second Lien Notes and Reddy Holdings’ existing common stock in the event the Arctic acquisition is consummated. If the Arctic acquisition is consummated, holders of Second Lien Notes’ relative ownership interest in Reddy Holdings may be diluted by issuances of New Preferred Stock to Centerbridge in connection with providing equity financing for the Arctic acquisition.  Holders of Second Lien Notes should expect that they may own a smaller proportional interest in Reddy Holdings than would otherwise be the case if the Arctic acquisition is consummated.

Centerbridge will exercise substantial influence over our board of directors upon consummation of the Plan of Reorganization, and there can be no assurance that such holders will exercise their control in our best interests as opposed to their own best interests.

Upon the consummation of the Plan of Reorganization, Centerbridge will hold a majority of the voting power of our New Common Stock, New Class A Common Stock and New Preferred Stock, voting as a single class, and will be able to exercise significant control over decisions affecting us, including:

•                  our direction and policies, including the appointment and removal of officers;

•                  mergers or other business combinations and opportunities involving us;

•                  further issuance of capital stock or other equity or debt securities by us;

•                  payment of dividends; and

•                  approval of our business plans and general business development.

In addition, this concentration of ownership could delay, defer or prevent a change of control of Reddy Holdings or impede a merger, takeover or other business combination that may be otherwise favorable to Reddy Holdings or to holders who receive New Common Stock or New Preferred Stock pursuant to the Plan of Reorganization and the transactions contemplated thereby.  Further, Centerbridge is in the business of making or advising on investments in companies and may hold, and may from time to time in the future acquire, interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Such holders may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

If the Plan of Reorganization is confirmed, we do not expect to be required to report financial information to the SEC.

We are currently required to report financial and other information to the SEC.  Following the effective date of the Plan of Reorganization, we do not expect to be required to do so. If this occurs, publicly available information concerning our results of operations and financial condition will not be available, which may make it difficult for holders to assess and evaluate their investment in the New Common Stock and New Preferred Stock.

Additional Risks Related to the Rights Offering

The subscription price is the result of negotiations with holders of Second Lien Notes and is not necessarily an indication of our value or the market value of the New Preferred Stock.

The subscription price of New Preferred Stock pursuant to the Rights Offering is $ 7.1377853 per share.  The Subscription Price assumes that Reddy Holdings’ total enterprise value is $409 million, representing an implied premium of 0.2% from the mid-point of the range of Reddy Holdings’ total enterprise value as prepared by the Financial Advisor.  This price is the result of negotiations with holders of Second Lien Notes and is not intended to bear any relationship to our past operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value.  As a result, the subscription price should not be considered an indication of the actual value of the New Preferred Stock.

If holders of Second Lien Notes do not participate in the Rights Offering, the percentage ownership interest in Reddy Holdings that such holders will receive pursuant to the Plan of Reorganization will be significantly diluted.

We will issue a total of up to 2.45 million ($17.5 million) shares of New Preferred Stock pursuant to the Rights Offering.  As part of the transactions contemplated by the Plan of Reorganization, Centerbridge is obligated to purchase any shares of New Preferred Stock that are not purchased as part of the Rights Offering. If holders of Second Lien Notes choose not to participate in the Rights Offering, their relative ownership interest in Reddy Holdings will be diluted.  Holders of Second Lien Notes who do not fully participate in Rights Offering should expect that they may own a smaller proportional interest in Reddy Holdings than would otherwise be the case had they fully participated in the Rights Offering.

Risks Related to Our Business

We have a substantial amount of indebtedness, which may reduce our cash flow and impede our ability to remain in compliance with debt covenants, make payments on our indebtedness, operate our business and pay dividends on our common stock.

As of December 31, 2011, we had outstanding indebtedness of approximately $471.5 million, which represented approximately 126% of our total consolidated capitalization on a book basis. As of December 31, 2011, we also had availability of $29.3 million under our revolving credit facility.

Our substantial indebtedness could have important consequences. For example, it could:

•                  make it more difficult for us to comply with the terms of our outstanding debt;

•                  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt;

•                  make us more vulnerable to, and reduce our flexibility in planning for, changes in general economic, industry and competitive conditions;

•                  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our strategy, or other purposes; and

•                  place us at a disadvantage compared to our competitors with less debt.

Any of the above listed factors could make us more vulnerable to defaults and place us at a competitive disadvantage, therefore making an investment in our common stock less attractive when compared to other investments. Further, if we do not have sufficient earnings to service our debt, we would need to restructure all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do on commercially reasonable terms or at all.

Despite our current indebtedness levels, we may still incur significant additional indebtedness. Incurring more indebtedness could increase the risks associated with our substantial indebtedness.

We may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the indentures governing the first lien notes, the second lien notes, and our revolving credit facility do not limit Reddy Holdings’ ability to incur additional indebtedness. The terms of the indentures governing the first lien notes, the second lien notes, and our revolving credit facility limit, but do not prohibit, Reddy Corp from incurring additional indebtedness. In addition, the indentures and our revolving credit facility allow us to issue additional first lien notes and second lien notes under certain circumstances. Such additional notes will also be guaranteed by Reddy Holdings and will share in the collateral that secures the first lien notes, the second lien notes and the revolving credit facility. The indentures and our revolving credit facility also allow Reddy Corp to incur certain other additional secured debt and allow any future foreign subsidiaries to incur additional debt. In addition, the indentures and our revolving credit facility do not prevent Reddy Corp from incurring other liabilities that do not constitute indebtedness. If we incur new debt or other liabilities, the related risks that we now face could intensify.

Our credit facility and the indentures governing the first lien notes and the second lien notes impose significant operating and financial restrictions on us and our future subsidiaries, which may prevent us from capitalizing on business opportunities and taking some actions.

The agreements that govern the terms of our debt, including the indentures that govern the first lien notes and the second lien notes and our revolving credit facility, impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

•                  incur additional indebtedness;

•                  incur liens;

•                  make investments and sell assets;

•                  pay dividends and make other distributions;

•                  purchase our stock;

•                  engage in business activities unrelated to our current business;

•                  enter into transactions with affiliates; or

•                  consolidate, merge or sell all or substantially all of our assets.

In addition, under our revolving credit facility we are required to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants could result in a default under our revolving credit facility. Upon the occurrence of an event of default under our revolving credit facility, our lenders could elect to declare all amounts outstanding under our revolving credit facility to be immediately due and payable and terminate all commitments to extend further credit. If more than $10.0 million of indebtedness is outstanding under our revolving credit facility at the time of any such acceleration, an event of default will occur under the indentures governing the first lien notes and the second lien notes.

As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be due and payable immediately and proceed against any collateral securing that indebtedness.

This, in turn, could cause our other debt to become due and payable as a result of cross-acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to restructure, such debt.

We may not be able to generate sufficient cash to service our indebtedness and we may be forced to take other actions to satisfy our payment obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to restructure our debt obligations depends on our future performance, which will be affected by financial, business and economic conditions and other factors.  We will not be able to control many of these factors, such as economic conditions in the industry in which we operate and competitive pressures.  Our cash flow may not be sufficient to allow us to pay principal and interest on our debt and to meet our other obligations.  If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or restructure our indebtedness.  These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.  In addition, the terms of existing or future debt agreements, including our revolving credit facility and the indentures relating to the first lien notes and the second lien notes, may restrict us from pursuing any of these alternatives.

Litigation and investigations pending against us could materially impact our business and results of operations.

We are currently a party to various legal proceedings, claims, disputes, litigation and investigations. In particular, various state attorneys general are conducting civil investigations into possible antitrust violations in the packaged ice industry. Numerous putative class actions have also been filed against us, certain of our current and former directors and officers and other packaged ice producers alleging violations of Federal and state antitrust laws and related claims. Class actions have also been filed alleging violations of Federal securities laws.

Investigating these matters and responding to the government investigations and related civil litigation involve substantial expense to us, which had and could continue to have a material adverse impact on our financial position and our results of operations, and may distract and disrupt our business. We have reached settlements with our insurance carriers regarding these matters and do not anticipate any further insurance recoveries to fund these expenses. In addition, our financial results could be materially and adversely impacted by unfavorable outcomes in any of these or other pending or future litigation or investigations. We may be required to pay substantial amounts as damages and costs in the civil litigation as a result of an unfavorable determination by a court or jury. We could also pay substantial amounts in settlement of some or all of the civil claims and investigations. In addition, our ability to do business with the government may be negatively impacted by an unfavorable outcome of the civil investigations. Our ability to complete potential acquisitions may also be negatively impacted by antitrust investigations and litigation in the packaged ice industry. Our ability to comply with the covenants in our debt agreements may also be adversely affected by the costs of such investigations and litigation as well as any unfavorable outcomes in these or other pending or future litigation or investigations. There can be no assurances as to the outcome of any litigation or investigation and the outcome of any such litigation, investigations and other claims are subject to inherent uncertainties. There also exists the possibility of a material adverse impact on our financial position and our results of operations for the period in which the effect of an unfavorable final outcome becomes probable and reasonably estimable.

The seasonal nature of the ice business results in losses and lower margins in the first and fourth quarters of the year.

We experience significant seasonal fluctuations in our net sales and profitability.  We make a disproportionate amount of our sales in the second and third calendar quarters when the weather is generally warmer, which results in an increased demand for ice.   We also earn any net income during these same periods.  As a result of seasonal revenue declines and the lack of a corresponding decrease in certain expenses, we experience net losses and materially lower profit margins during the first and fourth calendar quarters.  Variations in demand could have a material adverse effect on the timing of our cash flows and therefore limit our ability to timely service our obligations with respect to our indebtedness, our ability to pay dividends and our ability to incur capital expenditures.  In addition, because our operating results depend significantly on sales during the second and third calendar quarters, our results of operations may fluctuate significantly if the weather during these periods is cool or rainy.

Our revenues and sales volumes may be negatively impacted by macroeconomic factors outside of our control.

We believe end users of our products use packaged ice in many applications, including recreational activities, the construction industry, agriculture and special events.  In the past three years multiple segments of the United States economy, including housing and construction and the credit markets, have deteriorated.  Our revenues, sales volumes and profits have declined as a result of this deterioration and our revenues, sales volumes and profits may continue to decline as activity by commercial end users of our products declines.  Furthermore, weakness in the national economy combined with other factors including inflation, interest rate fluctuations, increases in fuel and other energy costs and healthcare costs and the availability of financing, including mortgages and consumer credit, may negatively impact consumer confidence and result in changes to consumer spending patterns.  If consumer or commercial activities associated with the use of our products decline, our revenues, sales volumes, profits and cash flows may decline.

Weather conditions and weather events can decrease our sales or increase our expenses.

Cool or rainy weather can decrease sales, while extremely hot weather may increase our expenses, each resulting in a negative impact on our operating results and cash flow.  Ice consumers demand ice for a variety of reasons, but many of them buy ice in connection with outdoor related activities, both commercial and recreational. As a result, demand for ice increases during periods of warm, sunny weather, and conversely, demand decreases during periods of cool, rainy weather.  During extended periods of cool or rainy weather on a national or regional basis, our revenues and resulting net income may substantially decline.  Also, hot weather does not necessarily result in greater net income.  During extended periods of hot weather, our profits and cash flow may decline because of an increase in expenses in response to excess demand.  We may have to transport ice from one plant to another and, in some cases, purchase ice from third party sources and transport it to a specific market to meet this excess demand, resulting in higher expenses and inconsistent service and product quality.  Finally, although extreme weather events such as hurricanes can cause an increase in volume sales, those sales are not necessarily profitable due to added costs and disruptions to our normal service and distribution routes.

Implementation of our business strategy will require substantial capital investments; failure to obtain sufficient capital resources could limit our prospects, adversely affecting our results of operations and cause us to lose market share.

We have developed a strategic vision to become our customers’ “Total Ice Solution.”  Implementation of this strategic vision will require substantial capital resources to make investments in our infrastructure, manufacture and install additional ISB systems and invest in the ice machine subscription business.  We may be unable to obtain access to sufficient capital to implement any or all of these initiatives.  If we fail to successfully implement our strategic plan, our business will not grow as we intend, our results of operations could be adversely affected and we may be unable to repay our debt.

Our failure to successfully compete in our markets, retain existing customers and obtain new customers could limit our prospects and cause us to lose market share.

Our business is highly competitive.  We have many competitors in each of our geographic markets offering similar products and services.  We also face competitors offering alternative technological solutions to ice production and delivery throughout our markets, including ice vending.  Competition in our business is based primarily on service, quality and price.  We could lose market share if we fail to successfully compete against our competitors in any of these areas, if our existing competitors expand their capacity, if new entrants successfully penetrate our markets, if we fail to adequately serve our existing base of customers, or if our larger mass merchant, grocery or convenience store customers decide to manufacture their own ice rather than purchase our products.

Increases in the prices of electricity, certain raw materials, fuel, insurance and other required expenses could, if we cannot pass those price increases along to our customers, have an adverse effect on our results of operations.

We use substantial amounts of polyethylene, which is the primary raw material used to manufacture the bags we use to package our ice, electricity in connection with our manufacturing process and fuel to operate the refrigerated trucks for ice delivery.  We use approximately 5 million gallons of diesel and gasoline an annual basis.  A one dollar change in the price of crude oil translates into an approximately two cents change in the price per gallon of fuel or $0.1 million on an annual basis.  We also carry general liability, workers’ compensation, health and vehicle insurance.  We have experienced increases in bag, fuel, electricity and insurance costs in the past and may experience increases in such costs in the future.  If the prices for these items or other expenses increase beyond the amounts that we are able to pass along to our customers, our margins and our operating cash flow would decrease.

Our acquisitions may not be successfully integrated and could cause unexpected financial or operational difficulties; failure to make acquisitions may limit our growth.

From 2003 through March 2012, we completed a total of 78 acquisitions.  We expect to continue to acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business.  Acquisitions are also accompanied by risks, such as potential exposure to unknown liabilities of acquired companies and the possible loss of key employees and customers of the acquired business.  Further, acquisitions are subject to risks associated with the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business and the diversion of management time and attention, any of which could increase the costs of operating our business, negate the expected benefits of the acquisitions or result in the loss of customers.  We may also incur substantial costs in connection with the pursuit of acquisitions which are not ultimately consummated.

We are continuing to evaluate acquisition opportunities as part of our ongoing acquisition strategy.  These opportunities will be evaluated in light of the availability of capital resources, which may be constrained.  A substantial portion of the historical growth in our business has been as a result of acquisitions. If the size and number of our future acquisitions decreases from our historical trend, our business may not grow as rapidly, or at all, as compared to historical periods.

We could incur substantial costs as a result of violations of or liabilities under environmental laws.

Our operations are subject to a wide range of environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use, management and disposal of hazardous and non-hazardous materials and wastes and the cleanup of contamination.  Noncompliance with such laws and regulations, or incidents resulting in environmental releases, could cause us to incur substantial costs, including cleanup costs, fines and penalties, third party claims for personal injury, investments to retrofit or upgrade our facilities and programs, or curtailment of our operations.  For example, our ice manufacturing and distribution operations use refrigerants such as ammonia and Freon.  Some of our facilities may not be in compliance with certain Freon refrigerant requirements, such as leak detection and repair, recordkeeping or reporting.  In addition, the market price of Freon is rising as a result of phase-outs under federal laws, which could significantly increase our operating costs in the future if we are not able to obtain approved substitutes.  From time to time, our use of ammonia has resulted in releases that have temporarily disrupted our manufacturing operations and resulted in lawsuits or administrative penalties.

Material violations of, or liabilities under, environmental laws, including violations and liabilities incurred by entities which we have acquired, may require us to incur substantial costs which could reduce our margins, or divert resources from ongoing environmental programs and improvements, which could delay our efforts to integrate acquisitions and upgrade our operations, or expose us to risk of further environmental liability.

Our business could be disrupted or we could incur substantial costs because of government laws and regulations.

We are subject to various federal, state and local laws relating to many aspects of our business, including labeling, sanitation, health and safety and manufacturing processes.  We cannot predict the types of government regulations that may be enacted in the future or how existing or future laws or regulations will be interpreted or enforced.  The enactment of more stringent laws or regulations or a stricter interpretation of existing laws and regulations may cause a disruption in our operations or require additional expenditures by us, some of which could be material.  We may incur material costs and liabilities in order to comply with any such laws and regulations and such costs and liabilities may result in substantial expenses to us and could divert management’s time and attention.

If we are unable to retain senior executives and attract and retain other qualified employees, our business might be adversely affected.

Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. Competition for these types of personnel is high.  Our success also depends to a significant extent on the continued service and performance of our management team and, in particular, our senior management, including our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Administrative Officer, and Chief Customer Officer.  We may be unsuccessful in attracting and retaining the personnel we require to conduct our operations successfully.  We cannot assure you that we will be successful in attracting suitable candidates for other positions that are or may need to be filled. In particular, uncertainty related to the ongoing antitrust investigations and related civil litigation may make attracting qualified personnel more difficult and may make it more difficult to retain our existing management team.  Our inability to successfully attract and retain qualified personnel or the loss of any member of our management team could impair our ability to execute our business plan.  In addition, we do not carry “key man” life insurance which would mitigate the impact of any such impairment.

Accidents involving our products and equipment could expose us to increased costs as a result of product liability claims.

We are subject to a risk of product liability claims and adverse publicity if a consumer is or claims to be harmed while using our products or equipment. Any such claim may result in negative publicity, loss of revenues or higher costs associated with litigation.

We currently carry product liability insurance. However, this insurance may be insufficient to pay for all or a large part of these losses.  If our insurance does not adequately cover these losses, our results of operations and cash flow would decrease and such a decrease could be material.

We may lose customers’ business to competitors as a result of our limited intellectual property protection, including on The Ice Factory.

As the major ice supplier with the most widely deployed on-site production and delivery system at our customers’ retail locations, we have enjoyed a competitive advantage over our competitors.  Our proprietary ISB system is preferred by certain of our high volume customers to traditional ice delivery and gives us more flexibility during peak seasons.  However, our intellectual property rights are limited in scope and value, and certain of our patents are set to expire at various dates from 2012 through 2026.  Competitors sometimes test and deploy machines similar to our ISB system.  Certain competitors had some success in rolling out such systems in certain of our markets, resulting in loss of business to these competitors.  If any of our competitors are successful with a significant rollout of any such systems, we could lose business to these companies, which would result in decreased cash flows and results of operations.

Other competitors in the ice vending segment are testing and deploying self-contained units to produce ice at the point of sale. Certain of these competitors have had limited success in our markets.

It is our practice to protect certain of our proprietary materials and processes by relying on trade secret laws and non-disclosure and confidentiality agreements.  Confidentiality or trade secrets may not be maintained and others may independently develop or obtain access to such materials or processes, which could adversely affect our competitive position and ability to differentiate our products and services from our competitors’ offerings.

Limitations on our ability to utilize our tax assets before they expire may negatively affect financial results and the ability to pay dividends.

As of December 31, 2011, we had net operating loss carryforwards for U.S. federal income tax purposes of approximately $203.0 million, of which approximately $21.2 million were generated prior to August 15, 2003.  There are annual limitations on the utilization of the $21.2 million portion of the net operating loss carryforwards due to changes in ownership on and prior to August 15, 2003.  Further, since at the closing of our initial public offering on August 12, 2005 our prior equity investors ceased to own a majority of our common stock, new limitations apply to the approximately $32.6 million of net operating loss carry-forwards that were generated from August 15, 2003 to August 12, 2005 and additional limitations apply to the net operating loss carry-forwards generated prior to August 15, 2003.

If we are not able to utilize our tax assets in the manner or in the timeframe we anticipate, our future after-tax cash flow will be reduced.

We do not have written customer agreements with most of our customers, which could lead to unexpected customer loss and adversely affect our business.

As is customary in our industry, we do not have written agreements with most our customers, although recent trends indicate that written agreements with larger national accounts are becoming more prevalent.  As a result, most of our customers can terminate their relationship with us at any time without notice or penalty.  In addition, even if our customers should decide to continue their relationship with us, there can be no guarantee that our customers will purchase the same amount of our products as in the past, or that purchases will be on similar terms.  Any loss of a significant customer, change in the terms of the relationship with a significant customer or a material decrease in the amount of products purchased by a significant customer could have a material adverse effect on our business, results of operation and financial condition.

The expansion of our ISB and ice machine subscription businesses may not provide expected returns, which could adversely affect our results of operations and financial condition.

Our strategic vision calls for, among other things, expansion of our ISB and ice machine subscription businesses.

Proper site selection is critical to achieving the required financial return on an ISB system to support the upfront capital expenditures required to build and place each ISB system.  If we fail to properly select sites for additional ISB systems, if the costs of operating and maintaining those systems exceed our expectations or if we fail to obtain sufficient pricing from our customers to support those systems, we would not achieve our expected returns on our investments in additional ISB systems and our results of operations and financial condition could be adversely affected.

We have limited experience in the ice machine subscription business.  Expansion of that business will require capital investments and may involve unforeseen risks.  Failure to achieve our anticipated results in the ice machine subscription business could adversely affect our results of operations and financial condition.

We have identified a material weakness in our internal controls over financial reporting.

We are required to make an assessment of the effectiveness of our internal control over financial reporting. Based on our assessment in 2011, our management concluded that we did not maintain effective controls, including monitoring with respect to the accuracy, valuation, completeness, and existence of ice merchandiser equipment and other equipment and machinery. Although we made significant improvements to our processes during 2011 and are nearing completion of our remediation efforts, this control failure constitutes a material weakness in our internal control over financial reporting as of December 31, 2011.

The Public Company Accounting Oversight Board (United States) (“PCAOB”) defines a material weakness as a control deficiency, or combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

If we are unable to correct the identified deficiencies in our internal control in a timely manner, or if we identify other material weaknesses or deficiencies in the future, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC could be adversely affected. This failure could cause investors to lose confidence in our reported financial information, negatively affect the market price of our common stock, subject us to investigations and penalties, or otherwise adversely impact our business and financial condition.

CAPITALIZATION

The following table sets forth Reddy Holdings’ cash and cash equivalents and its capitalization as of December 31, 2011 and as adjusted for the Plan of Reorganization.  The information presented below assumes that the Arctic acquisition is not consummated and, as a result, the Sponsor Equitization (as defined in the Plan of Reorganization) occurs.

The information presented below should be read in conjunction with, and is qualified in its entirety by, “Summary,” “Management’s Discussion and Analysis,” “Selected Consolidated Financial Data,” and our consolidated financial statements and the accompanying notes thereto, included elsewhere in this Disclosure Statement.

	As of December 31, 2011
	Actual	As adjusted
	(Dollars in millions)
Cash and cash equivalents	9.9	9.9
Long-term debt:
Revolving Credit Facility	20.7	—
DIP Credit Facility(1)	—	40.0
First Lien Notes	300.0	231.8
Second Lien Notes(2)	139.4	—
Discount Notes	11.7	—
Holdco obligations	—	5.9
Other notes payable	0.1	0.1
Total long-term debt	471.9	277.8
New Preferred Stock	—	101.8
New Common Stock	—	44.6
New Class A Common Stock	—	0.0
Old stockholders’ equity	(96.8)	—
Total stockholders’ equity	(96.8)	146.4
Total capitalization	375.1	424.2

(1)                                 DIP Credit Facility balance adjusted for Rights Offering proceeds.

(2)                                 Excludes $0.4 million of unamortized tender premium.

USE OF PROCEEDS

If the Plan of Reorganization is approved, all Second Lien Notes will be exchanged and will be retired and cancelled and all Discount Notes will be cancelled.  Accordingly, the exchange of the Second Lien Notes and the cancellation of the Discount Notes will not result in any cash proceeds to us.  Additionally, will not receive any proceeds from the issuance of shares of New Common Stock or New Class A Common Stock.  We anticipate that the Rights Offering will result in net proceeds of $17.5 million and that $7.5 million to approximately $10.4 million in proceeds will be received under the Investment Agreement, in each case on or about the date of consummation of the Plan of Reorganization.  Such proceeds will be used for general corporate purposes, including the payment of fees and expenses incurred in connection with the Plan of Reorganization and cash distributions called for under the Plan of Reorganization.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following consolidated financial data table in conjunction with our consolidated financial statements and related notes and “Management Discussion and Analysis” in this Disclosure Statement. The financial information as of December 31, 2011 and 2010 and for the fiscal years ended December 31, 2011, 2010 and 2009, is derived from our audited consolidated financial statements and related notes included elsewhere in this Disclosure Statement. The financial information as of December 31, 2009, 2008 and 2007 and for the fiscal years ended December 31, 2008 and 2007, is derived from our audited consolidated financial statements and related notes not included this Disclosure Statement. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,
	2011	2010	2009	2008	2007
Operating Data:
Revenues	$328,463	$315,455	$312,331	$329,298	$339,038
Cost of sales (excluding depreciation)	229,114	211,260	198,241	214,905	215,204
Depreciation expense related to cost of sales	27,598	26,088	21,406	20,796	19,832
Gross profit	71,751	78,107	92,684	93,597	104,002
Operating expenses	57,210	54,436	50,782	47,550	44,981
Depreciation and amortization expense	8,969	8,802	7,066	6,715	6,176
Loss on dispositions of assets	233	2,600	2,329	1,869	1,743
Acquisition expense	4,633	1,176	79	—	—
Impairment of goodwill and long-lived assets	4,162	10,578	—	149,905	1,440
Gain on diesel hedge	—	—	(581)	—	—
Gain on contingent acquisition consideration	(418)	—	—	—	—
Cost of antitrust investigations and related litigation, net of insurance proceeds	5,049	(124)	(891)	15,524	—
Transaction costs related to merger agreement	—	—	—	835	2,456
Gain on property insurance settlement	—	—	—	(1,036)	—
Interest expense	58,714	50,078	26,802	31,893	31,307
Interest income	(15)	(20)	(133)	(825)	(852)
Gain on bargain purchase, net of acquisition costs	—	(232)	(661)	—	—
Gain on termination of merger agreement	—	—	—	(17,000)	—
Debt refinance costs	696	8,839	—	—	—
Income tax benefit (expense)	(1,973)	17,537	(3,658)	21,402	(7,347)
Income (loss) from continuing operations	(69,455)	(40,489)	4,234	(120,431)	9,404
Income (loss) from discontinued operations, net of tax(1)	—	—	—	—	939
Net income (loss)	(69,455)	$(40,489)	$4,234	$(120,431)	$10,343
Basic net income (loss) per share:(2)
Income (loss) from continuing operations	$(3.05)	$(1.80)	$0.19	$(5.47)	$0.43
Income (loss) from discontinued operations	—	—	—	—	0.04
Net income (loss)	$(3.05)	$(1.80)	$0.19	$(5.47)	$0.47
Weighted average common shares outstanding	22,758	22,470	22,364	22,025	22,125
Diluted net income (loss) per share:(2)
Income (loss) from continuing operations	$(3.05)	$(1.80)	$0.19	$(5.47)	$0.42
Income (loss) from discontinued operations	—	—	—	—	0.04
Net income (loss)	$(3.05)	$(1.80)	$0.19	$(5.47)	$0.46
Weighted average common shares outstanding	22,758	22,470	22,537	22,025	22,251
Cash dividends declared per share	$—	$—	$—	$0.84	$1.66
Balance Sheet Data:
Cash and cash equivalents	$9,944	$42,173	$44,649	$39,684	$17,183
Restricted cash and cash equivalents	13,024	10,110	—	—	17,262

	Year Ended December 31,
	2011	2010	2009	2008	2007
Working capital(3)	(457,538)	42,307	60,422	46,893	17,051
Total assets	434,029	470,925	455,665	454,559	607,560
Total debt	471,505	450,691	390,602	390,500	378,258
Total stockholders’ equity (deficit)	(96,798)	(29,793)	8,796	872	139,982
Other Financial Data:
Net cash provided by (used in):
Cash flows—operating activities	$(22,018)	$19,895	$33,528	$52,029	$62,236
Cash flows—investing activities	(30,231)	(62,314)	(28,537)	(1,576)	(48,437)
Cash flows—financing activities	20,020	39,943	(26)	(27,952)	(36,050)
Capital expenditures(4)	(15,071)	(31,912)	(24,465)	(18,004)	(24,605)
Proceeds from dispositions	840	698	590	2,006	1,193
Cost of acquisitions and purchase of leased assets	(13,339)	(19,188)	(1,025)	(4,359)	(27,209)
Cost of equipment to be placed under operating leases(5)	(1,766)	(3,990)	(7,995)	—	—
Reimbursement of cost of equipment placed under operating leases	3,074	7,082	5,994	—	—

(1)                                 During the third quarter of 2007, we sold our bottled water business and substantially all of our cold storage business. As a result, the results of operations for those businesses, including the gain on sale, are presented as “Discontinued Operations” in the consolidated statements of operations for 2007.

(2)                                 Adjusted for the retrospective application of the provision of the new earnings per share accounting guidance, which became effective for us on January 1, 2009. For further information on this new guidance, see Note 2 to our audited financial statements included herein.

(3)                                 Working capital is defined as current assets less current liabilities.  Due to the planned proceedings, we have classified $439.0 million of the long term debt as a current obligation as of December 31, 2011.  See Note 1 and Note 2 to our audited financial statements included herein.

(4)                                 Excludes the costs of acquisitions and purchases of leased assets.

(5)                                 Cost of equipment placed under operating leases in 2009 includes $2.0 million of assets placed under operating leases in January 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this Disclosure Statement. This Disclosure Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements include statements concerning, among other things, our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs and capital expenditures; research and development programs; sales and marketing initiatives; and competition. Forward-looking statements are generally accompanied by words such as “expect” and other words with forward-looking connotations. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in the sections entitled “Where You Can Find Additional Information” and “Risk Factors”, of this Disclosure Statement and in Reddy Holdings’ SEC filings.

Overview

We are the largest manufacturer and distributor of packaged ice in the United States and serve a variety of customers in 34 states and the District of Columbia. Our business consists of:

•                  the traditional manufacture and delivery of ice from a central point of production to the point of sale; and

•                  the installation and operation of The Ice Factory, our proprietary in-store bagging (“ISB”) equipment located in high volume locations that produces, packages and stores ice through an automated, self-contained system.

Seasonality.  Our results of operations are highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. As a result of this seasonality and the fixed costs in our business, the proportion of revenues earned and the ratio of costs to revenues in any given quarter are not necessarily indicative of the ratios for a full year. Revenues within specific markets can also be affected by weather conditions, with cool or rainy weather negatively impacting demand and extremely hot weather increasing our costs as we respond to excess customer demand for our products. Approximately 71%, 71% and 69% of our revenues occurred during the second and third calendar quarters in 2011, 2010 and 2009, respectively. As a result of seasonal revenue declines and a less than proportional decline in certain expenses during the first and fourth calendar quarters, we typically experience lower profit margins resulting in losses during these periods. In addition, because a significant portion of our annual sales are generated during the second and third calendar quarters, our annual results of operations may fluctuate significantly if the weather during these periods is unusually cool or rainy on a national or regional basis. Cool and rainy weather has a negative impact on operations, while warm and dry weather generally has a positive impact. For additional information concerning the impact of seasonality on our results of operations, see “—General Economic Trends and Seasonality”.

Revenues.  Our revenues primarily represent sales of packaged ice and packaged ice bags for use in our ISB equipment. There is no right of return with respect to these products.

Cost of Sales (Excluding Depreciation).  Our cost of sales (excluding depreciation) consists of costs related to the manufacturing and distribution of our products, including, in particular:

•                  manufacturing and distribution labor costs;

•                  raw materials (primarily polyethylene-based plastic bags);

•                  product delivery expenses, including fuel and vehicle rental expense related to products delivered by our own distribution network, as well as fees paid to distributors who deliver ice to our customers on our behalf;

•                  utility expenses (primarily electricity used in connection with the manufacturing, storage and distribution processes); and

•                  ISB system costs associated with customer service representatives and machine technicians (ISB systems generally do not increase our plant occupancy, delivery or utility costs).

Depreciation Expense Related to Cost of Sales and Depreciation and Amortization.  Depreciation and amortization are divided into two line items: depreciation expense related to cost of sales and depreciation and amortization expense. Depreciation expense related to cost of sales consists of depreciation expense for our production and distribution equipment. Depreciation and amortization expense consists of depreciation and amortization expense for our selling, general and administrative functions.

Operating Expenses.  Our operating expenses are costs associated with selling, general and administrative functions. These costs include executive officers’ compensation, office and administrative salaries, insurance, legal and other professional services and costs associated with leasing office space. Labor costs, including associated payroll taxes and benefit costs, but excluding non-cash stock-based compensation expense, included in operating expenses represented approximately 9%, 10% and 9% of sales in 2011, 2010 and 2009, respectively.

Facilities.  At March 30, 2012, we owned or operated 58 ice manufacturing facilities, 77 distribution centers and approximately 3,500 Ice Factories. As of the same date, we had an aggregate daily ice manufacturing capacity of approximately 17,000 tons.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

	Year Ended December 31,		Change from Previous Year
	2011	2010	Dollars	%
	(dollars in thousands)
Consolidated Results:
Revenues	$328,463	$315,455	$13,008	4.1
Cost of sales (excluding depreciation)	229,114	211,260	17,854	8.5
Depreciation expense related to cost of sales	27,598	26,088	1,510	5.8
Gross profit	71,751	78,107	(6,356)	(8.1)
Operating expenses	57,210	54,436	2,774	5.1
Depreciation and amortization expense	8,969	8,802	167	1.9
Loss on dispositions of assets	233	2,600	(2,367)	(91.0)
Acquisition expense	4,633	1,176	3,457	294.0
Impairment of long-lived assets	4,162	10,578	(6,416)	(60.7)
Gain on contingent acquisition consideration	(418)	—	(418)	—
Cost (insurance recoveries) related to antitrust investigations and related litigation (net)	5,049	(124)	5,173	4,171.8
Income (loss) from operations	(8,087)	639	(8,726)	(1,365.6)
Interest expense, net	(58,699)	(50,058)	(8,641)	17.3
Gain on bargain purchase	—	232	(232)	(100.0)
Debt refinance costs	(696)	(8,839)	8,143	92.1
Loss before income taxes	(67,482)	(58,026)	(9,456)	16.3
Income tax benefit (expense)	(1,973)	17,537	(19,510)	(111.3)
Net loss	$(69,455)	$(40,489)	$(28,966)	71.5

Revenues:  Revenues increased $13.0 million from 2010 to 2011. The low single digits percentage increase in packaged ice volume sales is primarily due to acquisitions, as well as improved weather patterns in most of our markets and the addition of new customers through organic growth, partially offset by the effects of economic conditions impacting same store sales and competition.

Cost of sales (excluding depreciation):  Cost of sales (excluding depreciation) increased $17.9 million from 2010 to 2011. This increase is partially due to higher sales volumes due to acquisitions and the net additions of customers, as well as unit cost increases of fuel and plastic bags and the effect of additional operating leases related to plant equipment.

Significant expenses included in Cost of sales include the following:

	Percentage of Revenues
	2011	2010
Labor costs, including associated payroll taxes and benefit costs (including health insurance)	23%	24%
Plastic bags	6%	6%
Operating leases (including vehicles, plant equipment and ISB equipment)	7%	6%
Fuel	6%	4%
Independent third party distribution services	6%	6%
Maintenance	5%	4%
Vehicle maintenance and insurance claims	2%	2%
Electricity	5%	5%

Depreciation expense related to cost of sales:  Depreciation expense related to cost of sales increased $1.5 million from 2010 to 2011 as a result of new production and distribution equipment placed in service in 2011, partially offset by dispositions and assets becoming fully depreciated.

Operating expenses:  Operating expenses increased $2.8 million to $57.2 million in 2011. This increase is primarily due to a $0.8 million increase in labor and benefit costs, a $0.6 million increase in bad debt expense, and a $1.2 million aggregate increase in operating costs due to acquisitions for items such as rent, repairs and maintenance, insurance, communications costs, non-cash stock compensation expense and other operating expenses.

Depreciation and amortization expense:  Depreciation and amortization expense increased $0.2 million from 2010 to 2011 as a result of new equipment placed in service and the recognition of certain intangible assets in connection with acquisitions in 2011, partially offset by dispositions and assets becoming fully depreciated.

Loss on dispositions of assets:  The loss on dispositions of assets of $0.2 million was recognized in 2011 as a result of the disposition of certain excess facilities and other assets. The loss on disposition of assets in 2010 was $2.6 million.

Acquisition expense:  We incurred $4.6 million of expense during 2011 in connection with our ongoing acquisition program as compared to $1.2 million of expenses in 2010. Approximately $4.2 million of these expenses were in connection with our evaluation of a strategic merger opportunity within the packaged ice industry.

Impairment of long-lived assets:  Impairment charges of $4.2 million and $10.6 million recognized in 2011 and 2010, respectively, are primarily due to $3.3 million and $9.8 million charges related to the impairment of ice merchandisers and other equipment and machinery in 2011 and 2010, respectively, as a result of physical inventory procedures. Additional impairment charges of $0.9 million and $0.8 million were recognized as a result of impairing certain real estate and fixed assets identified for disposition in 2011 and 2010, respectively. As a result of an increased focus on operational efficiency, we are evaluating our operating facilities and expect to dispose of additional real estate in the future. Deterioration of current real estate market conditions or changes in facility operations could trigger additional impairments or losses on dispositions in future periods.

Cost (insurance recoveries) related to antitrust investigations and related litigation, net of costs:  During 2011 and 2010, we incurred $5.0 million and $4.9 million, respectively, of gross legal fees and other expenses associated with the antitrust investigation conducted by the Antitrust Division of the United States Department of Justice and the related litigation. Costs incurred in 2011 include accruals of $1.5 million for potential settlements that may result from discussions with certain parties related to our antitrust and stockholder litigation, as discussed in Note 15 to our audited financial statements.  During 2010 we received $5.0 million of cost reimbursements from our insurance carriers. We became aware of and began incurring expenses related to the investigation in March of 2008.

Interest expense, net:  Net interest expense increased by $8.6 million from 2010 to 2011. This change is related to increased interest costs associated with our new 11.25% Senior Secured Notes and 13.25% Senior Secured Notes, as well as additional interest associated with borrowings under our revolving credit facility. The amount of net interest expense recognized by Reddy Holdings was $1.3 million and $4.4 million during 2011 and 2010, respectively.

Debt refinance costs:  Costs of $0.7 million and $8.8 million were incurred in 2011 and 2010, respectively, in connection with financing activities associated with the strategic merger opportunity in 2011 and the refinancing activities related to our debt in 2010.

Income tax benefit (expense):  The effective tax rate decreased from 30.2% of our pre-tax loss in 2010 to a negative 2.9% of our 2011 pre-tax loss as a result of the effects of state income taxes based on margin and valuation allowances recorded against certain federal and state net operating loss carryforwards and other deferred tax assets. As a result of these changes our financial statements reflect an income tax benefit in 2010 and income tax expense in 2011.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

	Year Ended December 31,		Change from Previous Year
	2010	2009	Dollars	%
	(dollars in thousands)
Consolidated Results:
Revenues	$315,455	$312,331	$3,124	1.0
Cost of sales (excluding depreciation)	211,260	198,241	13,019	6.6
Depreciation expense related to cost of sales	26,088	21,406	4,682	21.9
Gross profit	78,107	92,684	(14,577)	(15.7)
Operating expenses	54,436	50,782	3,654	7.2
Depreciation and amortization expense	8,802	7,066	1,736	24.6
Loss on dispositions of assets	2,600	2,329	271	11.6
Impairment of long-lived assets	10,578	—	10,578	—
Acquisition expense	1,176	79	1,097	1,388.6
Gain on diesel hedge	—	(581)	581	100.0
Insurance recoveries related to antitrust investigations and related litigation, net of costs	(124)	(891)	767	86.1
Income (loss) from operations	639	33,900	(33,261)	(98.1)
Interest expense, net	(50,058)	(26,669)	(23,389)	87.7
Gain on bargain purchase	232	661	(429)	(64.9)
Debt refinance costs	(8,839)	—	(8,839)	—
Income (loss) before income taxes	(58,026)	7,892	(65,918)	(835.3)
Income tax benefit (expense)	17,537	(3,658)	21,195	(579.4)
Net income (loss)	$(40,489)	$4,234	$(44,723)	(1,056.3)

Revenues:  Revenues increased $3.1 million from 2009 to 2010. This increase is primarily due to positive increases in packaged ice volume sales related to improved weather patterns in most markets during the second and third calendar quarters of 2010, new distribution, and a $5.3 million increase in revenues resulting from acquisitions. Partially offsetting these increases were lower average sales prices, primarily related to increased competitive activity and changes in mix within our distribution channels, and unfavorable weather patterns in most of our markets during the three months ended March 31, 2010.

Cost of sales (excluding depreciation):  Cost of sales (excluding depreciation) increased $13.0 million from 2009 to 2010. This increase is partially due to higher sales volumes, although cost of sales increased proportionally more than related revenues, due to the effects of customer transition and startup activities during 2010, our response to peak demand in certain markets which temporarily outpaced supply during the summer and the effect of fixed costs during the three months ended March 31, 2010 when adverse weather conditions reduced sales volumes in most of our markets.

Significant expenses included in Cost of sales include the following:

	Percentage of Revenues
	2010	2009
Labor costs, including associated payroll taxes and benefit costs (including health insurance)	24%	25%
Plastic bags	6%	6%
Operating leases (including vehicles, plant equipment and ISB equipment)	6%	5%
Fuel	4%	3%
Independent third party distribution services	6%	6%
Maintenance	4%	4%
Vehicle maintenance and insurance claims	2%	1%
Electricity	5%	6%

Depreciation expense related to cost of sales:  Depreciation expense related to cost of sales increased $4.7 million from 2009 to 2010 as a result of a change in accounting estimate to eliminate salvage value on certain equipment and new production and distribution equipment placed in service in 2009 and 2010, partially offset by dispositions and assets becoming fully depreciated. The impact of the change in accounting estimate in 2010 was $3.0 million.

Operating expenses:  Operating expenses increased $3.7 million to $54.4 million in 2010. This increase is primarily due to a $3.3 million increase in labor and benefits due to additional headcount at the senior management level, a $0.4 million increase in bad debt expense, and a $1.9 million aggregate increase in operating costs for items such as rent, repairs and maintenance, insurance and communications costs. These increases were partially offset by a $1.6 million decrease in professional service expenses and a $0.5 million decrease in incentive compensation expense.

Depreciation and amortization expense:  Depreciation and amortization expense increased $1.7 million from 2009 to 2010 as a result of new equipment placed in service and the recognition of certain intangible assets in connection with acquisitions in 2010, partially offset by dispositions and assets becoming fully depreciated.

Loss on dispositions of assets:  The loss on dispositions of assets increased by $0.3 million from $2.3 million in 2009 to $2.6 million in 2010 as a result of the disposition of certain excess facilities and other assets.

Impairment of long-lived assets:  Impairment charges of $10.6 million recognized in 2010 are primarily due to a $9.8 million impairment of ice merchandisers as a result of physical inventory procedures. Additional impairment charges of $0.8 million were recognized as a result of impairing a parcel of real estate and certain fixed assets identified for disposition in 2010. No impairment charges were recognized in 2009. As a result of an increased focus on operational efficiency, we are evaluating our operating facilities and expect to dispose of additional real estate in the future. Deterioration of current real estate market conditions or changes in facility operations could trigger additional impairments or losses on dispositions in future periods.

Acquisition expense:  We incurred $1.2 million of expense during 2010 in connection with our ongoing acquisition program as compared to $0.1 million of expenses in 2009.

Gain on diesel hedge:  A gain of $0.6 million was recognized during 2009 in connection with a derivative used to hedge the cost of diesel used in our delivery operations. The gain was composed of $0.6 million of cash settlements as the floating amount received from the counterparty was greater than the fixed price we were obligated to pay.

Insurance recoveries related to antitrust investigations and related litigation, net of costs:  During 2010 and 2009, we incurred $4.9 million and $6.3 million, respectively, of gross legal fees and other expenses associated with the antitrust investigation being conducted by the Antitrust Division of the United States Department of Justice and the related litigation. During 2010 and 2009, we received $5.0 million and $7.2 million, respectively, of cost reimbursements from our insurance carriers. One of our insurance carriers also paid $0.2 million of costs directly to certain service providers during 2009. We became aware of and began incurring expenses related to the investigation in March of 2008.

Interest expense, net:  Net interest expense increased by $23.4 million from 2009 to 2010. This increase is related to higher interest costs associated with our new 11.25% senior secured notes and 13.25% senior secured notes issued in March 2010, as compared to the indebtedness refinanced, and additional total indebtedness outstanding following the refinancing. The amount of net interest expense recognized by Reddy Holdings was $4.4 million and $16.5 million during 2010 and 2009, respectively.

Debt refinance costs:  Costs of $8.8 million were incurred in 2010 in connection with refinancing activities related to our debt.

Income tax benefit (expense):  The effective tax rate decreased from 46.3% of pre-tax income in 2009 to 30.2% of our pre-tax loss in 2010 as a result of the effects of state income taxes based on margin and valuation allowances recorded against certain federal and state net operating loss carryforwards and other deferred tax assets.  As a result of these changes our financial statements reflect income tax expense in 2009 and a tax benefit in 2010.

Liquidity and Capital Resources

We generate cash from the sale of packaged ice through traditional delivery methods, by which we manufacture, package and store ice at a central facility and transport it to our customers’ retail locations when needed, and through Ice Factories, which manufacture, package and store ice in our customers’ retail locations. Our primary uses of cash are (a) cost of sales, (b) operating expenses, (c) debt service, (d) capital expenditures related to replacing and modernizing the capital equipment in our traditional ice plants and acquiring and installing additional Ice Factories, (e) acquisitions, and (f) investments. We have been and may continue to be required to use substantial amounts of cash to pay expenses relating to the investigations by various state agencies and related civil litigation. See “Business—Litigation.” Historically, we have financed our debt service, capital and working capital requirements, including our acquisitions, through a combination of cash flows from operations, borrowings under our revolving credit facilities and operating leases.

Due to deterioration in our business related principally to price declines driven by industry competition across our markets, and coupled with broader economic instability and rising commodity prices, we experienced significant net losses in 2011 and 2010. Our financial results have also been burdened by high interest costs resulting from our highly leveraged capital structure. These factors and uncertainty in our ability to generate sufficient liquidity to meet our future obligations in a timely manner have caused management to conclude that there is substantial doubt regarding our ability to continue as a going concern. Accordingly, the opinion of our independent registered public accounting firm on our consolidated financial statements contains an explanatory paragraph describing the existence of substantial doubt regarding our ability to continue as a going concern.

As a result of these factors, we began to explore alternatives to address our capital structure. In recent months these efforts have accelerated, with an informal committee of the largest holders of our existing first and second lien notes negotiating the terms of a restructuring of our debt obligations.  See “—Restructuring Transactions” for further information.

During 2011, capital expenditures totaled $15.1 million. During this period, we also received $3.1 million related to the reimbursement of the cost of equipment acquired in 2010 and 2011 and subsequently placed under operating leases in 2011. As we consolidate acquisitions into the existing Company infrastructure, we have identified non-core and excess assets which can be disposed of, such as real estate and machinery and equipment. From time to time, we also dispose of other assets which are no longer useful in our operations. As a result of dispositions of these non-core and excess assets, we realized proceeds of approximately $0.8 million during 2011.

Our capital expenditures during 2011 were $12.9 million, net of dispositions and reimbursements of the cost of equipment purchased in 2010 and 2011 and placed under operating leases in 2011.

During 2011, we completed the acquisition of 9 ice companies for a total cash purchase price of approximately $13.3 million. We will continue to evaluate acquisition opportunities as they become available. In conjunction with these evaluations, we will consider our liquidity, availability under our credit facility, mandatory principal repayments under our debt agreements and availability of other capital resources.

Cash Flows for the Years Ended December 31, 2011, 2010 and 2009

Net cash used in operating activities was $22.0 million in 2011. Net cash provided by operating activities was $19.9 million and $33.5 million in 2010 and 2009, respectively. The decrease in cash provided by operating activities from 2010 to 2011 was primarily due to a $25.0 million decline in net income after adjusting for non-cash expenses and charges, as well as an $16.9 million decrease in cash provided by changes in working capital. The working capital change was driven by a decrease in cash provided by changes in accounts payable and accrued expenses driven by changes in accrued interest and an increase in accounts receivable associated with increased sales. The decrease in cash provided by operations from 2009 to 2010 was primarily due to a $37.6 million decline in net income after adjusting for non-cash expenses and charges, offset by a $24.0 million increase in cash provided by changes in working capital. The working capital change was driven by increased interest expense and changes in the timing of interest payments related to our new financing arrangements.

Net cash used in investing activities was $30.2 million, $62.3 million and $28.5 million in 2011, 2010 and 2009, respectively. Net cash used in investing activities in 2011 was composed of net capital expenditures of $12.9 million, acquisitions of ice companies totaling $13.3 million, funding of a restricted cash account of $2.9 million, and the purchase of investments of $1.0 million. Net cash used in investing activities in 2010 was composed of net capital expenditures of $28.1 million, acquisitions of ice companies totaling $19.2 million, funding of a restricted cash account of $10.1 million, and the purchase of investments of $4.7 million. Net cash used in investing activities in 2009 was composed of capital expenditures of $23.9 million, acquisitions of ice companies totaling $1.0 million, equipment deployed in 2009 but subsequently placed under operating leases totaling $2.0 million and the purchase of investments of $1.6 million. Our senior credit agreement requires that the net proceeds from the sales be used either to repay term borrowings under the credit facility or to make acquisitions and/or capital expenditures within twelve months of the receipt of such proceeds. Until used, the proceeds were on deposit in a restricted account with the administrative agent under the senior credit facility.

Net cash provided by financing activities was $20.0 million in 2011 and mostly consisted of $20.7 million of net borrowings under our revolving credit facility. Net cash provided by financing activities was $39.9 million in 2010 as the refinancing of substantially all of our debt resulted in the net issuance of $60 million of additional debt. Approximately $20.1 million of the proceeds were used to pay fees and expenses associated with the refinancing transactions. Net cash used in financing activities was $0.03 million in 2009. The use of cash in financing activities in 2009 was due to the retirement of common stock.

Debt and Other Obligations

Overview.  At December 31, 2011, we had $471.5 million of total debt outstanding as follows:

•                  $300.0 million of Reddy Corp’s 11.25% senior secured notes due 2015;

•                  $139.0 million of Reddy Corp’s 13.25% senior secured notes due 2015 (net of unamortized early tender premium of $0.6 million);

•                  $11.7 million of Reddy Holdings’ 10 1/2% senior discount notes due November 1, 2012;

•                  $20.7 million of borrowings under Reddy Corp’s revolving credit facility; and

•                  $0.1 million in other notes payable.

11.25% Senior Secured Notes.  On March 15, 2010, Reddy Corp issued $300.0 million in aggregate principal amount of 11.25% Senior Secured Notes due 2015 (the “First Lien Notes”) in a private placement offering.

The First Lien Notes were subsequently registered with the SEC effective August 2, 2010. Cash interest accrues on the First Lien Notes at a rate of 11.25% per annum and is payable semi-annually in arrears on March 15 and September 15. The First Lien Notes mature on March 15, 2015. The proceeds of the offering were used to repay certain of Reddy Corp’s preexisting debt (see “Old Senior Credit Facilities” below), pay fees and expenses related to the transactions and provide the Company with cash for future use.

The First Lien Notes are senior secured obligations of Reddy Corp and are:

•                  guaranteed by Reddy Holdings;

•                  secured on a first-priority basis by liens on substantially all of the assets of Reddy Corp and Reddy Holdings;

•                  senior in right of payment to all of Reddy Corp’s and Reddy Holdings’ future subordinated indebtedness; and

•                  effectively senior to all of Reddy Corp’s and Reddy Holdings’ existing and future unsecured senior indebtedness.

The First Lien Notes include customary covenants that restrict, among other things, Reddy Corp’s and its future subsidiaries’ ability to incur additional debt or issue certain preferred stock, pay dividends or redeem, repurchase or retire its capital stock or subordinated indebtedness, make certain investments, create liens, enter into arrangements that restrict dividends from its subsidiaries, merge or sell all or substantially all of its assets or enter into various transactions with affiliates. From and after March 15, 2013, Reddy Corp may redeem any or all of the First Lien Notes by paying a redemption premium, which is initially 5.625% of the principal amount of the First Lien Notes and declines to 0% for the period commencing on March 15, 2014 and thereafter. Prior to March 15, 2013, Reddy Corp may redeem any or all of the First Lien Notes by paying a “make-whole” redemption premium. If Reddy Corp experiences a change of control, Reddy Corp will be required to make an offer to repurchase the First Lien Notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of purchase. Reddy Corp may also be required to make an offer to purchase the First Lien Notes with proceeds of asset sales that are not reinvested in the Company’s business or used to repay other indebtedness.

The indenture governing the First Lien Notes restricts the amount of dividends, distributions and other restricted payments Reddy Corp may make. Under the indenture, Reddy Corp is restricted from paying dividends to Reddy Holdings unless, at the time of such payment:

•                  no default or event of default has occurred and is continuing or would occur as a consequence thereof;

•                  the first lien leverage ratio set forth in the indenture governing the First Lien Notes is less than or equal to 3.5 to 1.0; and

•                  there is sufficient capacity under the buildup amount under the indenture governing the First Lien Notes.

The first lien leverage ratio under the indenture governing the First Lien Notes means the ratio of first lien indebtedness (as defined in the indenture) to EBITDA (as defined in the indenture) for the most recent four fiscal quarters. Reddy Corp is generally required to calculate its first lien leverage ratio on a pro forma basis to give effect to the incurrence and repayment of indebtedness as well as acquisitions and dispositions. As of December 31, 2011, the first lien leverage ratio was 7.3 to 1.0.

The buildup amount equals 50% of the consolidated net income of Reddy Corp accrued during the period (treated as one accounting period) from April 1, 2010 to the end of the most recent fiscal quarter for which internal financial statements are available (or, if such consolidated net income is a deficit, minus 100% of such deficit), plus, the net cash proceeds to Reddy Corp of the issuance of capital stock, subject to certain exceptions, and any cash capital contribution received by Reddy Corp from its stockholder, in each case after April 1, 2010, plus the amount by which Reddy Corp indebtedness is reduced on its balance sheet as a result of the conversion or exchange of such indebtedness for capital stock, plus the net reduction in certain restricted investments made by Reddy Corp, less the amount of certain restricted payments made from time to time, including, among other things, the payment of cash dividends. Reddy Corp is not currently permitted to pay dividends under this provision.

In addition, regardless of the leverage ratio or whether Reddy Corp could make any restricted payments under the buildup amount provision referred to above, Reddy Corp is permitted to make certain restricted payments including (1) dividend payments at any time in an aggregate amount of up to $25.0 million if no default has occurred and is continuing under the indenture, (2) the payment of interest when due on the remaining 10 1/2% Senior Discount Notes and the repayment, redemption or retirement of remaining 10 1/2% Senior Discount Notes from the proceeds of certain indebtedness of Reddy Corp incurred after the date of issuance of the First Lien Notes, (3) the payment of dividends to Reddy Holdings in an amount per year not to exceed $1.0 million to pay franchise taxes and overhead expenses of Reddy Holdings and (4) the payment of dividends to Reddy Holdings in an amount per year not to exceed 6.0% of the aggregate net cash proceeds received by Reddy Corp from all public equity offerings after the date of issuance of the First Lien Notes subject to specified conditions. However, the amount of dividend payments permitted under this 6.0% provision will correspondingly reduce the amount otherwise available under the buildup amount for restricted payments, including dividends.

For information regarding changes expected to be made to the First Lien Notes in connection with the Restructuring, see “—Restructuring Transactions—First Lien Notes” below.

13.25% Senior Secured Notes.  On March 15, 2010, Reddy Corp issued $137.6 million in aggregate principal amount of 13.25% Senior Secured Notes due 2015 (the “Second Lien Notes”) in the initial settlement of a private placement exchange offer for the outstanding Discount Notes (the “Exchange Offer”). The Second Lien Notes were subsequently registered with the SEC effective August 2, 2010. On March 24, 2010, Reddy Corp issued an additional $1.8 million in aggregate principal amount of Second Lien Notes in the final settlement of the Exchange Offer. Reddy Corp received no cash proceeds from the issuance of the Second Lien Notes. Cash interest accrues on the Second Lien Notes at a rate of 13.25% per annum and is payable semi-annually in arrears on May 1 and November 1, with the first payment occurring on November 1, 2010. The Second Lien Notes mature on November 1, 2015. In connection with the Exchange Offer, the Company issued $0.6 million of Second Lien Notes to certain bondholders as an early tender premium (see “10 1/2% Senior Discount Notes” below for further information). These additional Second Lien Notes were not reflected in the Company’s condensed consolidated balance sheet upon issuance, but will be recognized as additional debt through interest expense over the term of the Second Lien Notes.

The Second Lien Notes are senior secured obligations of Reddy Corp and are:

•                  guaranteed by Reddy Holdings;

•                  secured on a second-priority basis by liens on substantially all of the assets of Reddy Corp and Reddy Holdings;

•                  senior in right of payment to all of Reddy Corp’s and Reddy Holdings’ future subordinated indebtedness; and

•                  effectively senior to all of Reddy Corp’s and Reddy Holdings’ existing and future unsecured senior indebtedness.

The Second Lien Notes include customary covenants that restrict, among other things, Reddy Corp’s and its future subsidiaries’ ability to incur additional debt or issue certain preferred stock, pay dividends or redeem, repurchase or retire its capital stock or subordinated indebtedness, make certain investments, create liens, enter into arrangements that restrict dividends from its subsidiaries, merge or sell all or substantially all of its assets or enter into various transactions with affiliates. From and after March 1, 2013, Reddy Corp may redeem any or all of the Second Lien Notes by paying a redemption premium, which is initially 6.625% of the principal amount of the Second Lien Notes and declines to 0% for the period commencing on March 1, 2014 and thereafter. Prior to March 1, 2013, Reddy Corp may redeem any or all of the Second Lien Notes by paying a “make-whole” redemption premium. If Reddy Corp experiences a change of control, Reddy Corp will be required to make an offer to repurchase the Second Lien Notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of purchase. Reddy Corp may also be required to make an offer to purchase the Second Lien Notes with proceeds of asset sales that are not reinvested in the Company’s business or used to repay other indebtedness.

The indenture governing the Second Lien Notes restricts the amount of dividends, distributions and other restricted payments Reddy Corp may make. Under the indenture, Reddy Corp is restricted from paying dividends to Reddy Holdings unless, at the time of such payment:

•                  no default or event of default has occurred and is continuing or would occur as a consequence thereof;

•                  the secured leverage ratio set forth in the indenture governing the Second Lien Notes is less than or equal to 6.0 to 1.0; and

•                  there is sufficient capacity under the buildup amount under the indenture governing the Second Lien Notes.

The secured leverage ratio under the indenture governing the Second Lien Notes means the ratio of secured indebtedness (as defined in the indenture) to EBITDA (as defined in the indenture) for the most recent four fiscal quarters. Reddy Corp is generally required to calculate its secured leverage ratio on a pro forma basis to give effect to the incurrence and repayment of indebtedness as well as acquisitions and dispositions. As of December 31, 2011, the second lien leverage ratio was 10.4 to 1.0.

The buildup amount equals 50% of the consolidated net income of Reddy Corp accrued during the period (treated as one accounting period) from April 1, 2010 to the end of the most recent fiscal quarter for which internal financial statements are available (or, if such consolidated net income is a deficit, minus 100% of such deficit), plus, the net cash proceeds to Reddy Corp of the issuance of capital stock, subject to certain exceptions, and any cash capital contribution received by Reddy Corp from its stockholder, in each case after April 1, 2010, plus the amount by which Reddy Corp indebtedness is reduced on its balance sheet as a result of the conversion or exchange of such indebtedness for capital stock, plus the net reduction in certain restricted investments made by Reddy Corp, less the amount of certain restricted payments made from time to time, including, among other things, the payment of cash dividends. Reddy Corp is not currently permitted to pay dividends under this provision.

In addition, regardless of the leverage ratio or whether Reddy Corp could make any restricted payments under the buildup amount provision referred to above, Reddy Corp is permitted to make certain restricted payments including (1) dividend payments at any time in an aggregate amount of up to $25.0 million if no default has occurred and is continuing under the indenture, (2) the payment of interest when due on the remaining Discount Notes and the repayment, redemption or retirement of remaining Discount Notes from the proceeds of certain indebtedness of Reddy Corp incurred after the date of issuance of the Second Lien Notes, (3) the payment of dividends to Reddy Holdings in an amount per year not to exceed $1.0 million to pay franchise taxes and overhead expenses of Reddy Holdings and (4) the payment of dividends to Reddy Holdings in an amount per year not to exceed 6.0% of the aggregate net cash proceeds received by Reddy Corp from all public equity offerings after the date of issuance of the Second Lien Notes subject to specified conditions. However, the amount of dividend payments permitted under this 6.0% provision will correspondingly reduce the amount otherwise available under the buildup amount for restricted payments, including dividends.

For information regarding changes expected to be made to the Second Lien Notes in connection with the Restructuring, see “—Restructuring Transactions—Second Lien Notes” below.

10 1/2% Senior Discount Notes.  On October 27, 2004, Reddy Holdings issued $151 million in aggregate principal amount at maturity of 10 1/2% Senior Discount Notes due 2012 (the “Discount Notes”) in a private placement offering. The Discount Notes were subsequently registered with the SEC, effective August 26, 2005. Each Discount Note had an initial accreted value of $663.33 per $1,000 principal amount at maturity. The accreted value of each Discount Note increased from the date of issuance until November 1, 2008 at a rate of 10 1/2% per annum such that the accreted value equaled the stated principal amount on November 1, 2008. Thereafter, cash interest began accruing November 1, 2008 and is payable semi-annually in arrears on May 1 and November 1 at a rate of 10 1/2% per annum. The Discount Notes mature and are payable on November 1, 2012. During the years ended December 31, 2011 and 2010, Reddy Corp paid cash dividends to Reddy Holdings in the amount of $1.2 million and $6.7 million, respectively, to fund the semi-annual interest payments on the Discount Notes.

On February 22, 2010, Reddy Corp launched the Exchange Offer, offering $1,000 in aggregate principal amount of Second Lien Notes for each $1,000 of Discount Notes exchanged. In addition, for Discount Notes exchanged on or prior to March 5, 2010, Reddy Corp offered an early tender premium of $5 in aggregate principal amount of Second Lien Notes for each $1,000 of Discount Notes exchanged. In conjunction with the Exchange Offer, Reddy Corp solicited consents to eliminate substantially all of the restrictive covenants from the indenture governing the Discount Notes. At the expiration of the Exchange Offer on March 19, 2010, approximately 92.2% of the aggregate principal amount of the Discount Notes had been tendered into the Exchange Offer. Following the final settlement of the Exchange Offer, $11.7 million in aggregate principal amount of the Discount Notes remain outstanding.

The Discount Notes are unsecured obligations of Reddy Holdings and are:

•                  not guaranteed by Reddy Corp;

•                  senior in right of payment to all of Reddy Holdings’ future subordinated indebtedness;

•                  equal in right of payment with any of Reddy Holdings’ existing and future unsecured senior indebtedness;

•                  effectively subordinated to Reddy Holdings’ existing and future secured debt, including the debt under the First Lien Notes, the Second Lien Notes and the credit facility, which are guaranteed on a secured basis by Reddy Holdings; and

•                  structurally subordinated to all obligations and preferred equity of Reddy Corp.

As of November 1, 2010, Reddy Holdings may redeem any or all of the Discount Notes without paying any redemption premium.

For information regarding changes expected to be made to the Discount Notes in connection with the Restructuring, see “—Restructuring Transactions—Discount Notes” below.

Senior Credit Facilities.  On March 15, 2010, Reddy Corp entered into a revolving credit facility with a syndicate of banks, financial institutions and other entities as lenders, including JPMorgan Chase Bank, N.A., as Administrative Agent (the “March 2010 Credit Facility”). The March 2010 Credit Facility provided for a $35 million revolving credit facility. Under the March 2010 Credit Facility, Reddy Corp had the right to request the aggregate commitments to be increased to $50 million provided certain conditions were met. On August 4, 2010, the aggregate commitments under the March 2010 Credit Facility were increased to $50 million.

The March 2010 Credit Facility was an obligation of Reddy Corp and was guaranteed by Reddy Holdings. The March 2010 Credit Facility was scheduled to mature on January 31, 2014.

Principal balances outstanding under the March 2010 Credit Facility bore interest per annum, at Reddy Corp’s option, at the sum of the base rate or LIBOR plus the applicable margin. The applicable margin for base rate loans was initially 3.75% and for LIBOR loans was initially 4.75%, with such applicable margins subject to reduction based upon the Company’s net leverage ratio (as defined in the March 2010 Credit Facility). The Company also paid (i) a quarterly fee on the average availability under the revolving credit facility at an annual rate of 0.875%, with such availability fee subject to reduction based upon the Company’s net leverage ratio, (ii) a $50,000 annual loan servicing fee, and (iii) an annual commitment fee of $0.2 million to one of the lenders.

On October 22, 2010, Reddy Corp and the lenders party thereto amended and restated the March 2010 Credit Facility (the “New Credit Facility”). The New Credit Facility provides for a $50 million revolving credit facility. Macquarie Bank Limited (“Macquarie”), a lender under the March 2010 Credit Facility, is currently the sole lender under the New Credit Facility. On December 10, 2010, Macquarie became the successor administrative agent under the New Credit Facility.

The New Credit Facility provides that outstanding loans will bear interest at rates based on LIBOR plus an applicable margin of 7.0% per annum or, at the option of Reddy Corp, the Base Rate, plus an applicable margin of 6.0% per annum, the relevant margin being the applicable margin. Swing line loans will bear interest at the Base Rate plus the applicable margin. LIBOR and Base Rates are subject to floors of 1.5% and 2.5%, respectively.

Interest on LIBOR loans is payable upon maturity of the LIBOR loan or on the last day of the quarter if the term of the LIBOR loan exceeds 90 days. Reddy Corporation will pay an anniversary fee on each anniversary of the effectiveness of the New Credit Facility equal to 1.0% of the commitments under the New Credit Facility on the first anniversary and increasing on each subsequent anniversary by 0.5%, as well as a $50,000 quarterly loan servicing fee. Additionally, for each full calendar year beginning with 2011, if the average balance outstanding under the New Credit Facility is less than $12.5 million for the calendar year, the Borrower shall pay to the Lenders an amount equal to (x) the difference between the average balance outstanding and $12.5 million multiplied by (y) the average interest rate for LIBOR Loans during that calendar year (determined based on average one month LIBOR rates as of the end of each quarter during such calendar year). The New Credit Facility will mature on October 22, 2014. At December 31, 2011, the Company had $20.7 million outstanding and $29.3 million of availability under the New Credit Facility. The weighted average interest rate on borrowings under the New Credit Facility as of December 31, 2011 was 8.6%.

The obligations under the New Credit Facility are fully and unconditionally guaranteed by Reddy Holdings and will also be guaranteed by any future domestic subsidiaries of Reddy Corp, subject to certain exceptions.

The New Credit Facility does not require any scheduled principal payments prior to its stated maturity date. Subject to certain conditions, mandatory repayments of the New Credit Facility (and mandatory commitment reductions of the New Credit Facility) are required to be made with portions of the proceeds from (1) asset sales, (2) the issuance of debt securities and (3) insurance and condemnation awards, subject to various exceptions. In the event of a change in control, as defined in the New Credit Facility, an event of default will occur under the New Credit Facility.

The New Credit Facility also contains affirmative and negative covenants applicable to Reddy Corp and its future subsidiaries, subject to materiality and other qualifications, baskets and exceptions. The affirmative and negative covenants are substantially consistent with those contained in the March 2010 Credit Facility. The negative covenants, among other things, restrict the ability of Reddy Corp to:

•                  incur additional indebtedness or issue certain preferred shares;

•                  create liens;

•                  make investments;

•                  pay dividends or make other restricted payments;

•                  consolidate or merge or acquire or dispose of assets;

•                  enter into transactions with affiliates;

•                  permit consensual encumbrances or restrictions on Reddy Corp’s restricted subsidiaries’ ability to pay dividends or make certain other payments to Reddy Corp; and

•                  prepay certain indebtedness, including the First Lien Notes and the Second Lien Notes.

Under the restricted payments covenant in the New Credit Facility, Reddy Corp is generally prohibited from paying dividends and otherwise transferring assets to Reddy Holdings. Reddy Corp is permitted to pay certain limited dividends to Reddy Holdings, the proceeds of which must be used for specific purposes, such as to maintain Reddy Holdings’ corporate existence, repurchase the Discount Notes and pay interest on the Discount Notes. Reddy Corp may also distribute certain investments to Reddy Holdings.

In addition, Reddy Corp may also pay dividends to Reddy Holdings for specified purposes, including the payment of cash interest on the Discount Notes. The New Credit Facility (and the March 2010 Credit Facility, while it was in effect) precludes Reddy Corp from declaring any dividends if an event of default under the credit facility has occurred and is continuing. In particular, it will be an event of default under the New Credit Facility if Reddy Corp’s leverage ratio (defined as the ratio of the outstanding balance of the New Credit Facility on the last day of each quarter to EBITDA (as defined in the New Credit Facility) over the preceding four quarters) exceeds 2.50:1.00 as of the end of any quarter. The New Credit Facility required the maintenance of a minimum liquidity amount of $5 million at all times. Liquidity for purposes of this covenant is defined as the sum of available borrowing capacity under the New Credit Facility and unrestricted cash held by Reddy Corp. On March 27, 2012, we amended the New Credit Facility to eliminate the minimum liquidity covenant through July 15, 2013.  On March 30, 2012, we obtained a waiver to (i) extend the deadline to submit our 2011 financial statements to April 16, 2012 and (ii) waive any event of default that may occur as a result of our delivering 2011 financial statements containing an impermissible qualification as defined in the New Credit Facility relative to substantial doubt about our ability to continue as a going concern.  See “—Restructuring Transactions—Credit Facility” below.  The New Credit Facility is collateralized by substantially all of the Company’s assets. Reddy Holdings guarantees the New Credit Facility and such guarantee is collateralized by a pledge of substantially all of the assets of Reddy Holdings. At December 31, 2011, Reddy Corp was in compliance with the ratio requirements included in New Credit Facility.

Obligations under the New Credit Facility may be declared immediately due and payable upon the occurrence of certain events of default as defined in the credit agreement, including failure to pay any principal when due and payable, failure to pay interest within five (5) days after due, failure to comply with any covenant, representation or condition of any loan document, any change of control, cross-defaults, bankruptcy and certain other events as set forth in the credit agreement, with grace periods in some cases.

An acceleration of the indebtedness under the New Credit Facility would be an event of default under the First Lien Notes and Second Lien Notes if the outstanding balance of the New Credit Facility at the time of acceleration is over $10 million.

At December 31, 2011, Reddy Holdings had $8.8 million of cash on hand that was not subject to restrictions under our New Credit Facility.

For information regarding changes expected to be made to the New Credit Facility in connection with the Restructuring, see “—Restructuring Transactions—Credit Facility” below.

EBITDA as defined in our New Credit Facility is hereafter referred to as “Adjusted EBITDA”.

The following table presents Adjusted EBITDA for the twelve month period ended December 31, 2011 on a pro forma basis after giving effect to the adjustments related to the acquisition or disposal of businesses which are permitted under the description of the definition of Leverage Ratio as set forth in the New Credit Facility. Adjusted EBITDA is different from EBITDA that is derived solely from GAAP components. Adjusted EBITDA should not be construed as an alternative to net income (loss), cash flows from operations or net cash from operating or investing activities as defined by GAAP, and it is not necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and this presentation may not be comparable to similarly titled measures of other companies. A reconciliation of net income to EBITDA and Adjusted EBITDA follows the table.

The following table sets forth pro forma Adjusted EBITDA as calculated under our New Credit Facility and the financial covenants contained in the New Credit Facility:

Year Ended December 31, 2011
(unaudited, in thousands)
Pro forma adjusted EBITDA	$44,088
Leverage ratio	0.5:1.0
Minimum liquidity	$29,543

The following table sets forth a reconciliation of net loss to EBITDA and Adjusted EBITDA:

Year Ended December 31, 2011
(In thousands)
Net loss	$(69,455)
Depreciation expense related to cost of sales	27,598
Depreciation and amortization expense	8,969
Interest expense	58,714
Interest income	(15)
Income tax expense	1,973
EBITDA	27,784
Other non-cash items:
Stock-based compensation expense	2,242
Loss on dispositions of assets	233
Impairment of long-lived assets	4,162
Decrease in fair value of derivative	86
Acquisition expense	4,633
Debt refinance costs	696
Gain on contingent acquisition consideration	(418)
Reddy Holdings items:
Cost (insurance recoveries) related to antitrust investigations and related litigation, net(a)	5,049
Adjusted EBITDA	44,467
Acquisition adjustments(b)	(379)
Pro forma adjusted EBITDA	$44,088

(a)         Represents the elimination of the net costs incurred in connection with the ongoing antitrust investigations and related litigation of insurance recoveries. The costs related to the antitrust investigations and related civil litigation and related insurance recoveries are excluded from the calculation of Adjusted EBITDA as these costs have been paid, and the related insurance recoveries have been received, by Reddy Holdings. Reddy Holdings is currently paying these costs from the excess cash remaining from the initial public offering of its common stock in August 2005, the funds paid to Reddy Holdings by affiliates of GSO Capital Partners LP in February 2008 in connection with the termination of a merger agreement, insurance proceeds related to the antitrust investigations and related litigation, and dividends received from Reddy Corp in the amount of $4.0 million since the DOJ investigation began.

(b)         Represents the Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented. All acquisitions included herein were consummated on or before December 31, 2011.

Letters of Credit.  The New Credit Facility does not provide for the issuance of standby letters of credit. In March 2010, Reddy Corp entered into a separate $15 million letter of credit facility with JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association (the “LC Facility”). Letters of credit issued under the LC Facility are cash collateralized at 102% of the amount of the letter of credit and are used primarily to secure certain insurance and operating lease obligations. As of December 31, 2011, $12.8 million of letters of credit were outstanding. The cash collateral provided under the LC Facility is maintained in a restricted account at JP Morgan Chase Bank, N.A. and is reported as “Restricted Cash” in the consolidated balance sheets.

Old Senior Credit Facilities.  On August 12, 2005, the Company amended and restated its credit facilities with a syndicate of banks, financial institutions and other entities as lenders, including Credit Suisse, Cayman Islands Branch, as Administrative Agent, Wachovia Bank, N.A., JP Morgan Chase, N.A., CIBC World Markets Corp., Bear Stearns Corporate Lending Inc. and Lehman Commercial Paper, Inc. (the “Old Credit Facilities”). The Old Credit Facilities provided for a $60 million revolving credit facility (the “Old Revolving Credit Facility”) and a $240 million term loan (the “Old Term Loan”). The Old Credit Facilities were obligations of Reddy Corp and were guaranteed by Reddy Holdings. The Old Revolving Credit Facility and Old Term Loan were scheduled to mature on August 12, 2010 and August 12, 2012, respectively. On March 15, 2010, the Old Credit Facilities were terminated and all amounts owed thereunder were repaid from the proceeds of the sale of the First Lien Notes.

Principal balances outstanding under the Old Credit Facility bore interest per annum, at the Company’s option, at the sum of the base rate plus 0.75% or LIBOR plus 1.75%. The base rate was defined as the greater of the prime rate (as announced from time to time by the Administrative Agent) or the federal funds rate plus 0.5%. Interest on base rate loans was payable on the last day of each quarter. Interest on LIBOR loans was payable upon maturity of the LIBOR loan or on the last day of the quarter if the term of the LIBOR loan exceeded 90 days. Reddy Corp also paid a quarterly fee on the average availability under the revolving credit facility at an annual rate of 0.5%.

The Old Revolving Credit Facility and Old Term Loan did not require any scheduled principal payments prior to their stated maturity dates. The Old Credit Facilities contained financial covenants, which include the maintenance of certain financial ratios, as defined in the Credit Facilities, and were collateralized by substantially all of the Company’s assets.

Interest Rate Hedging Agreements.  Effective September 12, 2005, we entered into an interest rate hedging agreement (the “2005 Hedge”) to lock the interest rate on a portion of our Term Loan. The 2005 Hedge had a term of three years and ten months and expired on July 12, 2009. The 2005 Hedge had an initial notional balance of $220 million. We paid a fixed rate of 4.431% on the notional balance outstanding and received an amount equal to 3-month LIBOR.

Effective February 17, 2009, we entered into a second interest rate hedging agreement (the “2009 Hedge”) to lock the interest rate on a portion of our Term Loan. The 2009 Hedge had a term of 10 months and expired on December 17, 2009. The 2009 Hedge had a notional balance of $50 million from the inception date to July 17, 2009, at which time the notional balance increased to $210 million for the remaining term. We paid a fixed rate of 1.165% on the notional balance outstanding and received an amount equal to 1-month LIBOR. Any net payable or receivable amount was settled monthly. We used interest rate hedges to minimize the risk of increases in floating interest rates. The interest rate hedges were not for trading purposes and were accounted for as cash flow hedges.

Diesel Hedging Agreements.  On March 25, 2011, the Company entered into a hedge to fix the price per gallon of a portion of the Company’s diesel fuel requirements (the “Diesel Hedge”). The Diesel Hedge began April 1, 2011 and expired on December 28, 2011. The notional amount of gallons hedged changed on a monthly basis to match anticipated utilization and totaled 1.2 million gallons. The Company paid a weighted average fixed price of $3.17 per gallon (wholesale basis) and received an amount equal to a wholesale index rate. Any net payable or receivable amounts were settled monthly. On May 6, 2011, the Company entered into a hedge to fix the price per gallon of a portion of the Company’s diesel fuel requirements (the “Second Diesel Hedge”). The Second Diesel Hedge began June 1, 2011 and expires on December 31, 2012. The notional amount of gallons hedged changes on a monthly basis to match anticipated usage and totals 1.1 million gallons, 0.5 million gallons of which relates to expected 2012 usage. The Company will pay a weighted average fixed price of $3.04 per gallon (wholesale basis) and receive an amount equal to a wholesale index rate. Net payable or receivable amounts are settled monthly. The Company uses the hedges to minimize the risk of rising fuel prices. The hedges are not for trading purposes and are accounted for as economic hedges and were not designated as hedging instruments.

Going Concern Analysis.  Due to deterioration in our business related principally to price declines driven by industry competition across our markets, and coupled with broader economic instability and rising commodity prices, we experienced significant net losses in 2011 and 2010. Our financial results are also burdened by high interest costs resulting from our highly leveraged capital structure. These factors and uncertainty in our ability to generate sufficient liquidity to meet our future obligations in a timely manner have caused management to conclude that there is substantial doubt regarding our ability to continue as a going concern. Accordingly, the opinion of our independent registered public accounting firm on our consolidated financial statements contains an explanatory paragraph describing the existence of substantial doubt regarding our ability to continue as a going concern.

Our ability to successfully recapitalize the business and ensure sufficient liquidity to support our operations as a going concern is dependent on our ability to obtain approval by the U.S. Bankruptcy Court of the refinancing plan described below and to generate future cash flows and maintain liquidity sufficient to service our debt.

Restructuring Transactions

We have a substantial amount of debt, as discussed more fully in Note 9 to our audited financial statements included herein.

In 2011, as our EBITDA declined, we began to explore alternatives to address our capital structure. In recent months these efforts have accelerated, with an informal committee of the largest holders of our existing first and second lien notes negotiating the terms of a restructuring of our debt obligations (the “Restructuring”). One of the members of the informal committee is Centerbridge Capital Partners II, L.P. and one or more of its parallel funds and related vehicles (collectively, “Centerbridge”), a fund managed by Centerbridge Partners L.P., and a private investment firm that currently has approximately $19 billion in capital under management. Described below are the anticipated terms of the Restructuring. There can be no assurance that the Restructuring will be consummated on the terms described below, or at all.

Strategic Acquisition Opportunity. In addition to addressing our declining EBITDA and current debt, the Restructuring is also intended to provide us with the opportunity to pursue a strategic acquisition of all or substantially all of the businesses and assets of Arctic Glacier Income Fund and its subsidiaries (“Arctic”). As is the case with our business, Arctic has encountered financial difficulties due to adverse trends in our industry in recent years. On February 22, 2012, Arctic filed for protection under the Companies’ Creditors Arrangement Act in Canada and Chapter 15 of the Bankruptcy Code in the United States. Arctic has initiated a Sale and Investor Solicitation Process (“SISP”). The purpose of the SISP is to seek sale proposals and investment proposals from qualified bidders and to implement one or a combination of them in respect of Arctic’s property and business.

On March 28, 2012, we submitted a non-binding letter of intent to Arctic regarding participation in the SISP. The letter of intent contemplates our acquisition of substantially all of Arctic’s business and assets. On April 5, 2012, we were advised by the financial adviser to Arctic that we were approved to move to phase 2 of the SISP. The successful bidder will be selected at the end of phase 2 of the SISP. Our interest in Arctic remains subject to, among other things, completion of due diligence, negotiation of acceptable transaction documents, and receipt of sufficient commitments for debt and equity financing for the acquisition. Centerbridge has indicated its interest in providing the entire amount of the equity financing for the Arctic acquisition. There can be no assurance that we will consummate an acquisition of Arctic.

In order to have the ability to acquire Arctic, we must restructure our debt obligations in a manner which creates a sustainable capital structure and permits us to obtain additional debt and equity financing. Described below are the terms of the Restructuring that we have negotiated with the informal committee of certain of our existing first and second lien note holders.

Chapter 11 Bankruptcy Cases.  In order to consummate the transactions described below, including the entry into the DIP Credit Facility, the amendment to the First Lien Notes, the exchange of the Second Lien Notes, the cancellation of the Discount Notes, and the consummation of the Rights Offering, we intend to commence the solicitation of acceptances with respect to a plan of reorganization (the “Plan”) pursuant to this Disclosure Statement. Shortly after commencing such solicitation, Reddy Ice Holdings, Inc. and Reddy Ice Corporation intend to file voluntary bankruptcy cases under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”). This process could, but is not expected to, have an adverse effect on our operations. Immediately upon filing, we will request Bankruptcy Court approval to pay critical suppliers and other vendors in the ordinary course of business. All of our customers will continue to be serviced without interruption. Although we intend to continue to provide such products and services to our customers in the normal course, there can be no assurances that counterparties will continue to conduct business with us while we are in Chapter 11.

With respect to the Plan, we will be soliciting acceptances from only the holders of the First Lien Notes, the Second Lien Notes (and their respective guarantees), the Discount Notes and certain other unsecured creditors of Reddy Holdings, although the Plan will seek Bankruptcy Court approval of recoveries to holders of other unsecured creditors and the Common Stock as well. The deadline for voting to accept or reject the Plan is May 9, 2012, unless such deadline is extended. In addition, we will request the Bankruptcy Court to set a confirmation hearing with respect to the Plan for early May 2012 and hope to exit protection under the Bankruptcy Code in the second or third week of May—before final round bids must be submitted with respect to the proposed Arctic acquisition.

Support agreements for the Plan have been executed by holders of approximately 59.97% of the principal amount of the First Lien Notes, 57.97% of the principal amount of the Second Lien Notes and 91.81% of the principal amount of the Discount Notes. Such support agreements require the holders of the First Lien Notes, the Second Lien Notes and the Discount Notes to, among other things, vote to accept the Plan.

First Lien Notes.  Except as described below and except for other minor modifications, we do not plan to modify our obligations in respect of our existing First Lien Notes in the Restructuring.

We plan to amend the indenture governing the First Lien Notes to, among other things, permit (i) the incurrence of incremental pari passu first lien acquisition financing for the Arctic transaction, (ii) an amendment to the change of control provisions to prevent the occurrence of a change of control as a result of the Restructuring and (iii) an amendment to the reporting requirements to eliminate the need to continue as a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”). The First Lien Notes will continue to be guaranteed by Reddy Holdings.

In the event that we fail to consummate the Arctic acquisition, Centerbridge has agreed to convert $68.18 million in aggregate principal amount and accrued and unpaid interest of its First Lien Notes into preferred stock of Reddy Holdings with a liquidation preference of $75 million.

Second Lien Notes.  Pursuant to the Plan, we are seeking to have holders of our Second Lien Notes exchange those Notes for their ratable share of (i) 6,094,327 shares of common equity of reorganized Reddy Holdings, subject to dilution in accordance with the other provisions of the Plan of Reorganization and a further distribution of certain of such shares upon the occurrence of certain events and (ii) new preferred stock of reorganized Reddy Holdings pursuant to the rights offering (to the extent such holder elects to participate in the rights offering).

Discount Notes.  Under the Plan, the Discount Notes will be cancelled; however, subject to Bankruptcy Court approval and other conditions, the holders of the Discount Notes will receive such holder’s ratable share of: (i) $4.68 million in cash on the consummation of the Restructuring and (ii) promissory notes in an initial amount of $1.17 million payable on the three month anniversary of the consummation of the Restructuring.  The Discount Notes payment due under the promissory notes will accrue interest at a rate of 7% per annum from the consummation of the Restructuring to the three month anniversary of the consummation of the Restructuring.  In the event that the Arctic acquisition is consummated prior to the three month anniversary of the consummation of the Restructuring, the principal amount of the promissory notes will be increased and the holders of the Discount Notes will receive their ratable share of an additional $2.34 million, which additional amount will accrue interest at a rate of 7% per annum from the consummation of the Restructuring until the three month anniversary of the consummation of the Restructuring.  In the event that the Arctic acquisition is consummated after the three month anniversary of the consummation of the Restructuring, the additional payment will be made within ten (10) business days following the Arctic acquisition and will accrue interest at a rate of 7% per annum from the consummation of the Restructuring until the payment date.  Such payments to the existing holders of the Discount Notes will be made from the distributions under the Plan of Reorganization to the holders of the Second Lien Notes.

Common Stock.  Under the Plan, the common stock of Reddy Holdings will be cancelled. Subject to Bankruptcy Court approval and other conditions existing holders of our common stock will be entitled to receive a cash payment of approximately $0.12 per share for their shares, with an additional payment of approximately $0.05 per share made in the event the Arctic acquisition is consummated. Holders of common stock who hold at least 25,000 shares will be entitled to elect to receive common shares of reorganized Reddy Holdings in lieu of the cash payment. Assuming all existing shares converted into stock of reorganized Reddy Holdings, following the consummation of the Restructuring, holders of the existing common stock of Reddy Holdings would initially hold approximately 2.0% of the equity of reorganized Reddy Holdings (inclusive of the New Preferred Stock on an as converted basis). In the event that we consummate the Arctic acquisition, holders of the existing common stock of Reddy Holdings who elected to receive shares of common stock of reorganized Reddy Holdings will be entitled to an additional distribution of shares of common stock of reorganized Reddy Holdings such that the aggregate value of the common stock of reorganized Reddy Holdings received by such holders is approximately equivalent to the aggregate cash distributions they would have been entitled to receive if they had elected to receive the cash distributions. Such payments and the issuance of shares of reorganized Reddy Holdings to the existing holders of common stock will be made from the distributions made under the Plan to the holders of the Second Lien Notes.

Class A Common Stock.  Under the Plan, Centerbridge will receive one share of class A common stock of the reorganized Reddy Holdings. The holder of the share of the class A common stock will be entitled to vote with all voting securities of reorganized Reddy Holdings on all matters submitted to the holders of voting securities for vote. The share of class A common stock of reorganized Reddy Holdings will be entitled to 10,000,000 votes. Class A common stock of reorganized Reddy Holdings will not be entitled to the payment of any dividends or distributions and is redeemable by Reddy Holdings for $0.01 upon (x) the liquidation, dissolution or winding up of the affairs of Reddy Holdings or (y) the consummation or termination of the Arctic acquisition.

Preferred Stock.  Holders of Second Lien Notes who participate in the rights offering and Centerbridge, in connection with the Investment Agreement, the equity financing of the Arctic acquisition (if applicable) and the conversion of a portion of its First Lien Notes (if applicable), will receive new preferred stock of reorganized Reddy Holdings. The preferred stock will be perpetual, participating, cumulative preferred stock, with a 7.0% cumulative coupon payable in cash or in-kind at our option. The preferred stock will mandatorily convert into common stock upon the earlier of (x) our achievement of a total net debt to EBITDA ratio of less than 3.0:1.0 for a period of four consecutive quarters or (y) completion of a qualifying initial public offering of reorganized Reddy Holdings’ common stock. The preferred stock may be optionally converted by the holder at any time. Holders of preferred stock will vote with the common stock on an as converted basis.

Investment Agreement.  In order to fund costs associated with the Restructuring and further reduce our level of indebtedness upon emergence, as well as to help enable us to acquire Arctic in the event we are the successful bidder, we have entered into an investment agreement with Centerbridge (the “Investment Agreement”).  The Investment Agreement includes commitments of Centerbridge to (w) backstop the Rights Offering, (x) directly purchase New Preferred Stock in an amount not less than $7.5 million, (y) provide equity capital for the acquisition of Arctic and (z) in the event of the failure to acquire Arctic, exchange First Lien Notes for New Preferred Stock of Reddy Holdings, in each case subject to certain terms and conditions.

Rights Offering.  In order to fund costs associated with the Restructuring and further reduce our level of indebtedness upon emergence, we will undertake and consummate a $17.5 million rights offering for preferred stock of Reddy Holdings in connection with our emergence from protection under the Bankruptcy Code. The rights offering will be open to existing holders of our Second Lien Notes on a ratable basis.

Credit Facility.  On March 27, 2012, we entered into an amendment of our existing credit facility with Macquarie Bank Limited, the sole lender under our existing credit facility. The amendment (i) eliminates the minimum liquidity contained in the existing credit facility through July 15, 2013 and (ii) permits us to obtain additional liquidity through (x) an additional $10 million term loan from Macquarie Bank Limited, secured by certain unencumbered real estate assets, and (y) the factoring of accounts receivable. Assuming we execute on the Restructuring described below by filing the Bankruptcy Cases and obtaining the DIP Credit Facility, we do not anticipate utilizing the additional liquidity mechanisms described above. In connection with obtaining the amendment to our existing credit facility and Macquarie Bank Limited’s commitment for the additional term loan, we paid a non-refundable fee of $2.0 million to Macquarie Bank Limited in March of 2012.

On March 30, 2012, we obtained a waiver from Macquarie Bank Limited of any default or event of default that may have occurred as a result of our failure to deliver our 2011 financial statements by March 30, 2012, or that may occur as a result of our delivery of our 2011 financial statements containing an impermissible qualification as defined in our existing credit facility relative to substantial doubt about our ability to continue as a going concern. The waiver extends the time period during which we may deliver our 2011 financial statements to Macquarie Bank Limited to April 16, 2012. The waiver terminates (i) on April 16, 2012 if we have not delivered our 2011 financial statements by that date, (ii) upon the occurrence of an event of default not specifically waived and (iii) in all other circumstances on March 30, 2013.

Upon commencing the Bankruptcy Cases described above, we will seek Bankruptcy Court approval to enter into a new debtor-in-possession revolving credit facility with Macquarie Bank Limited, as the sole lender and administrative agent (the “DIP Credit Facility”). There can be no assurance that the Bankruptcy Court will approve the DIP Credit Facility. If approved, the DIP Credit Facility will consist of a $70 million revolving credit facility, the proceeds of which will be used to repay our existing credit facility upon entry of the interim order approving the DIP Credit Facility. The DIP Credit Facility will also provide additional liquidity during the restructuring process described below and will, subject to the satisfaction of certain conditions, some of which are not in our control, be converted into a senior secured first lien revolving credit facility on substantially the same terms as the existing credit facility upon our emergence from bankruptcy.

Borrowings under the DIP Credit Facility will bear interest at a rate equal to LIBOR plus an applicable margin of 7.0% per annum, or, at our option, the Alternative Base Rate plus an applicable margin of 6.0% per annum. LIBOR and the Base Rate are subject to floors of 1.5% and 2.5% respectively. The DIP Credit Facility will not provide for the issuance of letters of credit. The DIP Credit Facility will mature three months from the date of initial availability under the DIP Credit Facility, with a three month extension at our option, subject to limited conditions to extension, including the payment of an extension fee equal to 1.25% of the full amount of the DIP Credit Facility.

The obligations under the DIP Credit Facility will be fully and unconditionally guaranteed by Reddy Holdings and will also be guaranteed by any future domestic subsidiaries of Reddy Corp. Subject to the approval of the bankruptcy court, the DIP Credit Facility will be collateralized by first priority liens on substantially all of Reddy Corp’s assets and will be entitled to superpriority administrative claim status.

Subject to certain conditions, mandatory prepayments of the DIP Credit Facility (and mandatory commitment reductions of the DIP Credit Facility) will be required to be made with portions of proceeds from asset sales, subject to various exceptions.

The DIP Credit Facility will contain affirmative and negative covenants applicable to Reddy Corp and its future subsidiaries, subject to materiality and other qualifications, baskets and exceptions. The affirmative and negative covenants will be substantially the same as the existing credit facility, modified as necessary to reflect the commencement and continuation of the Bankruptcy Cases and the effects that customarily result from reorganization under Chapter 11 of the Bankruptcy Code. The financial covenants will include a maximum leverage ratio, compliance with cash flow budgets and repayment limitation.

Obligations under the DIP Credit Facility may be declared immediately due and payable upon the occurrence of certain events of default, subject to thresholds and grace periods in some cases. The events of default will be substantially the same as those contained in the existing credit facility, modified as necessary to reflect the commencement of the Bankruptcy Cases and such other matters as the administrative agent shall specify.

Liquidity Outlook.  Due to the seasonal nature of our business, we record the majority of our revenues and profits during the months of May through September. The majority of the cash generated from those operations is received between July and November. We fully utilized the excess cash generated from our 2011 selling season during the winter of 2011 and spring of 2012 to fund our operations, debt service, and capital expenditures.

In March 2010, we refinanced substantially all of our outstanding debt. The March 2010 refinancing provided us with additional cash proceeds of $43.5 million, net of transaction costs, which allowed for additional acquisitions and capital expenditures. In August 2010, we increased the size of our revolving credit facility from $35 million to $50 million. In October 2010, we amended and restated our revolving credit facility to, among other changes, modify financial covenants and extend the maturity date from January 31, 2014 to October 22, 2014. The annual cash interest associated with our current debt is approximately $55 million.

Our capital expenditures are used to maintain and expand our traditional ice and ISB operations. In the normal course of our business, we dispose of obsolete, worn-out and unneeded assets and have historically applied those funds against capital expenditures. Our net capital expenditures in 2011 were $12.9 million. This represents our capital expenditures for the maintenance of our traditional packaged ice and ISB operations net of proceeds from dispositions and net reimbursements of the cost of equipment purchased and placed under operating leases, and additional expenditures for key projects related to acquisitions and opportunities with attractive returns on investment. We currently expect our net capital expenditures in 2012 to approximate $10 million. Planned expenditures provide for minimum capital expenditures to maintain our traditional packaged ice and ISB operations, net of proceeds from dispositions. We also anticipate an additional $1 to $2 million expenditure to purchase leased assets for which the agreements will expire in 2012.

In March of 2012, Reddy Corp issued an Intercompany Promissory Note to Reddy Holdings for the principal amount of approximately $8.6 million.  The note matures on September 1, 2012 and bears an interest rate of 12.5% per annum.  As of March 30, 2012, we had no cash on hand at Reddy Holdings, approximately $4.9 million of unrestricted cash and $10.6 million of restricted cash at Reddy Corp. We had no availability under our revolving credit facility as of March 30, 2012. Our cash flows from operations and liquidity decline to their lowest point during the March and May period due to seasonally lower sales in January and February and interest payments on our outstanding notes in March and May. We incur a portion of our annual capital expenditures and need to finance seasonal increases in accounts receivable and inventories as temperatures and sales volumes begin to increase in April and May.

As discussed above, we have embarked on restructuring transactions which will substantially modify our existing debt obligations.  Our liquidity and cash needs in 2012 will depend substantially on our ability to consummate the contemplated restructuring transactions.  There can be no assurances that the restructuring transactions will be consummated on the terms discussed above or at all.  In the event the restructuring transactions cannot be completed as discussed, we are evaluating other potential avenues to raise funds to provide additional liquidity.  Potential sources of cash and liquidity include the incurrence of additional debt and/or the issuance of equity or equity linked securities, adjustments to the timing of capital expenditures and the disposition of ancillary facilities, operations, and other assets, including investments.

Expenses in connection with the antitrust investigations and related civil litigation may require the use of cash on hand at Reddy Holdings or Reddy Corp. or borrowings under our revolving credit facility. We have received reimbursements of $12.2 million to date from our insurance carriers as reimbursements of certain legal expenses. The settlements related to these reimbursements were final and we do not expect to receive any further reimbursements related the antitrust investigations and related civil litigation.

Contractual Obligations. The table below summarizes the future payments due under our significant contractual obligations as of December 31, 2011:

	Total	2012	2013	2014	2015	2016	2017 and thereafter
	(in millions)
Long-term debt(1)	$671.8	$671.6	$—	$—	$—	—	$0.2
Operating leases	54.0	20.0	13.5	7.7	4.4	2.9	5.5
Purchase obligations(2)	24.7	24.7	—	—	—	—	—
Uncertain tax positions(3)	—	—	—	—	—	—	—
Total contractual obligations	$750.5	$716.3	$13.5	$7.7	$4.4	$2.9	$5.7

(1)                                 Includes estimated cash interest to be paid over the remaining terms of the debt.  Due to the planned proceedings included elsewhere within this Disclosure Statement, we have classified our debt as a current obligation as of December 31, 2011.  The contractual principal maturities with estimated interest expense are $67.5 million in 2012, $55.1 million in 2013, $87.3 million in 2014, $461.7 million in 2015 and $0.2 million in 2017 and thereafter.

(2)                                 Consists of our obligation to purchase (i) 9,500 merchandisers during the period from September 8, 2009 to December 31, 2012 under a supply agreement that expires December 31, 2012 and (ii) 250 million plastic bags per year under a supply agreement that expires on December 31, 2012.

(3)                                 Due to the uncertainty related to the timing and reversal of uncertain tax positions, only the short-term uncertain tax benefits were considered in the table above. As of December 31, 2011, there were no short-

term uncertain tax benefits. The long-term amounts excluded from the table above were approximately $1.3 million.

General Economic Trends and Seasonality

Our results of operations are generally affected by the economic trends in our market area. We believe end users of our products use packaged ice in many applications, including recreational activities, the construction industry, agriculture and special events. Weakness in the national economy combined with other factors including inflation, interest rate fluctuations, increases in fuel and other energy costs, labor and healthcare costs and the availability of financing, may negatively impact consumer confidence and the business prospects of our commercial customers. If consumer activities associated with the use of our products decline or the business activities of our commercial customers decrease, our revenues and sales volumes may decline.

Our results to date have not been significantly impacted by inflation, other than costs directly related to energy prices, such as fuel, plastic bags and electricity. If we experience high inflation in these costs in the future, or inflationary pressures have significant effects on other cost categories, we may not be able to pass on all of these higher costs to our customers in the short term. We do believe that we will be able to pass on higher costs to our customers over longer periods of time, however there can be no assurance that we will be successful in such efforts.

The ice business is highly seasonal, with the bulk of demand coming in the warmer spring and summer months. Accordingly, we experience seasonal fluctuations in our net sales and profitability. We make a disproportionate amount of our sales in the second and third calendar quarters. We also typically earn any net income in these same periods, whereas we typically experience net losses in the first and fourth calendar quarters. We believe that approximately two-thirds of our revenues will occur during the second and third calendar quarters when the weather conditions are generally warmer and demand is greater, while approximately one-third of our revenues will occur during the first and fourth calendar quarters when the weather is generally cooler. This belief is consistent with historical trends. As a result of seasonal revenue declines and the lack of proportional corresponding expense decreases, we will most likely experience lower profit margins and losses during the first and fourth calendar quarters. In addition, because our operating results depend significantly on sales during our peak season, our quarterly results of operations may fluctuate significantly as a result of adverse weather during this peak selling period if the weather is unusually cool or rainy on a more national or regional basis.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that may affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Management has established accounting policies that they believe are appropriate in order to reflect the accurate reporting of the Company’s operating results, financial position and cash flows. Management bases their estimates on historical experience, current and expected economic conditions and various other factors that management believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company reevaluates these significant factors and makes adjustments where facts and circumstances dictate. Future events and their effects cannot be determined with absolute certainty, and therefore actual results may differ from estimates. Our critical accounting policies are set forth below.

Allowances for Doubtful Accounts.  We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make the required payments on their accounts. We have attempted to reserve for these estimated losses based on our past experience with similar accounts receivable and believe our reserves to be adequate. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments on their accounts, additional allowances may be required. At December 31, 2011 and 2010, the Company has recorded reserves of $0.7 million and $0.4 million.

Long-Lived Assets.  Property and equipment is carried at cost and is being depreciated on a straight-line basis over estimated lives of 10 to 40 years for buildings and site improvements and 2 to 20 years for plant, equipment and machinery. Leasehold improvements are depreciated over the shorter of the lease term or the assets useful life. Maintenance and repairs are charged to expense as incurred, while capital improvements that extend the useful lives of the underlying assets are capitalized. We accounted for all of our historical acquisitions using the purchase method of accounting and as a result recorded significant amounts of goodwill. Other intangible assets include the following that are amortized over their useful lives:

Intangible Assets	Useful Life
Goodwill	Indefinite life
Trade name	Indefinite life
Patent	Remaining legal life as of acquisition date
Non-competition agreements	Straight line method over economic lives of two to five years
Customer relationships	Straight line method over economic lives of eight to thirty years

Reserves for Claims.  We are exposed to various claims relating to our business, including those for which we retain portions of the losses through the application of deductibles and self-insured retentions. These claims include workers compensation claims, automobile claims for injury or property damage involving our fleet and general liability claims typically involving certain slip and fall injuries at customer locations. These types of claims may take time to resolve and, accordingly, the ultimate liability associated with a particular claim may not be known for a period of time. Our methodology for developing self-insurance reserves is based on management estimates, which incorporate periodic actuarial valuations. Our estimation process considers, among other matters, the cost of known claims over time, cost inflation and incurred but not reported claims. These estimates may change based on, among other things, changes in our claims history or receipt of additional information relevant to assessing the claims. Further, these estimates may prove to be inaccurate due to factors such as adverse judicial determinations or settlements at higher than estimated amounts. Accordingly, we may be required to increase or decrease our reserve levels. At December 31, 2011 and 2010, the Company has recorded reserves of $3.7 million and $3.0 million, respectively. These reserves do not provide for any claims related to the antitrust investigations and related civil litigation.

Impairment of Goodwill and Long-Lived Assets.  We periodically review long-lived assets and certain identifiable intangible assets for impairment in accordance with Accounting Standards Codification (“ASC”) 360, “Property, Plant, and Equipment.” Goodwill and intangible assets not subject to amortization are reviewed annually for impairment in accordance with ASC 350, “Intangibles—Goodwill and Other,” or more often if there are indications of possible impairment. The determination of recoverability of long-lived assets and certain other identifiable intangible assets is based on an estimate of undiscounted future cash flows resulting from the use of the asset or its disposition. Measurement of an impairment loss for long-lived assets and other intangible assets that management expects to hold and use are based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or net realizable value. In accordance with ASC 350, goodwill is evaluated using a market valuation approach, based on valuations of comparable businesses, multiples of earnings of comparable businesses and discounted cash flows. Goodwill and certain other intangible assets are evaluated at each fiscal year end and whenever events or changes in circumstances indicate that it is more likely than not that a goodwill impairment exists.

The Company performed its annual goodwill impairment assessment as of December 31, 2011. The Company consists of a single reporting unit and is currently in a net stockholders’ deficit position. Management identified the presence of certain factors, including the continued decline in the Company’s stock price during the three months ended December 31, 2011, a cumulative loss position over the past three years, as well as continued margin decline and tightening liquidity forecasts. Management concluded that it was more likely than not that a goodwill impairment existed and therefore performed Step 2 of the goodwill impairment assessment in accordance with FASB Accounting Standard Codification 350 — Intangibles — Goodwill and Other. This analysis requires that we assign the fair value of the reporting unit to all of the assets and liabilities as if the reporting unit had been acquired in a business combination and measure the excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities to determine the implied fair value of goodwill.

The Company used a combination of the discounted cash flow approach, guideline public company approach and guideline transaction approach to estimate the Company’s enterprise value used in the goodwill assessment. Key valuation assumptions used in the discounted cash flow approach included expected cash flows for the periods from 2012 through 2016, taking into account historical growth rates, as well as forecasts and long-term business plans. The Company used a risk adjusted discount rate of 13% to estimated fair value, which took into account the Company’s specific risk factors, uncertainly inherent in estimating future cash flows, and the weighted average cost of capital. Additional key assumptions in the valuation of customer relationships included customer attrition rates calculated based on the Company’s historical customer retirement activity and changes in customers revenues. The fair value of both real and personal property were estimated using sales comparison, cost and market approaches. The tradename was valued using a relief from royalty method with the estimated royalty rate based on such qualitative factors as longevity, consumer recognition, market share, and historical and projected financial results. The guideline public company approach utilizes the financial metrics of market participants in businesses similar to the Company in terms of industry, product lines, market, growth, margins and risk. The guideline transaction approach utilizes multiples observed in market transactions for businesses similar to the Company’s. Less weighting was placed on both the guideline public company and guideline transaction approaches due to the limited availability of data for comparable market participants.

Our analysis indicated that the implied fair value of the Company’ goodwill exceeds the carrying value of goodwill by more than 20% and, as a result, no impairment was recorded. Due to the uncertainties associated with the estimates, interpretations and assumptions, actual results could differ from projected results, and impairment of goodwill could be recorded in the future.

When the Company sells or intends to sell an existing property, it evaluates the presentation of these properties as “held for sale” under standards governing the accounting for and valuation of long lived assets. An impairment of assets held for sale is recognized when management and, if required, the Company’s Board of Directors has approved and committed to a plan to dispose of the assets, the assets are available for disposal, the disposal is probable of occurring within 12 months, and the net sales proceeds are expected to be less than the assets’ net book value, among other factors. An impairment charge is recognized for the difference between the net book value of assets and the estimated sales price, less costs of disposal.

Income Taxes.  We account for income taxes under the liability method, which requires, among other things, recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and the recognition of available tax carryforwards. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. We account for the benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained upon examination by taxing authorities having full knowledge of all relevant information. Interest and penalties related to uncertain tax liabilities are included in tax expense.

Revenue Recognition.  Revenues are recognized when persuasive evidence of an arrangement exists, delivery of packaged ice products has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. There is no right of return with respect to the delivered packaged ice products.

Stock-based Compensation.  We account for stock-based compensation arrangements, including stock option grants and restricted stock awards, in accordance with the provisions of ASC 718, “Compensation—Stock Compensation.” Under this guidance, compensation cost is recognized based on the fair value of equity awards on the date of grant. The compensation cost is then amortized over the vesting period. We use the Black-Scholes option pricing model to determine the fair value of stock options at the date of grant. This model requires us to make assumptions such as expected term, volatility, and forfeiture rates that determine the stock options’ fair value. These key assumptions are based on historical information and judgment regarding market factors and trends.

Recently Adopted Accounting Pronouncements

In December 2010, the FASB issued ASU 2010-28, Intangibles—Goodwill and Other. ASU 2010-28 modifies step one of the goodwill impairment test for reporting units with zero or negative carrying amounts and offers guidance on when to perform step two of the testing. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists based upon factors such as unanticipated competition, the loss of key personnel and adverse regulatory changes. ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. As a result of adopting ASU 2010-28 and the Company’s net stockholders’ deficit position the Company was required to perform step two of the goodwill impairment test.  As discussed above, the Company did not impair its goodwill in 2011.

In December 2010, the FASB issued ASU 2010-29, which updates the guidance in ASC 805, Business Combinations, to clarify that pro forma disclosures should be presented as if a business combination occurred at the beginning of the prior annual period for purposes of preparing both the current reporting period and the prior reporting period pro forma financial information. These disclosures should be accompanied by a narrative description about the nature and amount of material, nonrecurring pro forma adjustments. ASU 2010-29 is effective for business combinations consummated in periods beginning after December 15, 2010, and is required to be applied prospectively as of the date of adoption. The Company has reflected the adoption of ASU 2010-29 in the disclosures accompanying the consolidated financial statements.

New Accounting Pronouncements

In June of 2011, the FASB issued ASU 2011-05, Comprehensive Income. ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-05 is not expected to have a material effect on the Company’s consolidated financial statements. In December of 2011 FASB issued ASU 2011-12, Comprehensive Income, deferring the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income in ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12. The adoption of ASU 2011-12 is not expected to have a material effect on the Company’s consolidated financial statements.

In September of 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other. ASU 2011-08 modifies the goodwill impairment test by allowing for an assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, based on this assessment, the entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the entity may bypass performing the two-step goodwill impairment test. However, if the entity concludes otherwise, it is required to perform Step 1 of the two-step goodwill impairment test. ASU 2011-08 will be effective for fiscal years beginning after December 15, 2011. The adoption of ASU 2011-08 is not expected to have a material effect on the Company’s consolidated financial statements.

BUSINESS

Going Concern Analysis

Due to deterioration in our business related principally to price declines driven by industry competition across our markets, and coupled with broader economic instability and rising commodity prices, we experienced significant net losses in 2011 and 2010. Our financial results are also burdened by high interest costs resulting from our highly leveraged capital structure. These factors and uncertainty in our ability to generate sufficient liquidity to meet our future obligations in a timely manner have caused management to conclude that there is substantial doubt regarding our ability to continue as a going concern. Accordingly, the opinion of our independent registered public accounting firm on our consolidated financial statements contains an explanatory paragraph describing the existence of substantial doubt regarding our ability to continue as a going concern.

Overview

We are the largest manufacturer and distributor of packaged ice in the United States. We serve a variety of customers in 34 states and the District of Columbia under the Reddy Ice® brand name. Our principal product is ice packaged in 4 to 50 pound bags, which we sell to a highly diversified customer base, including supermarkets, mass merchants and convenience stores. For the year ended December 31, 2011, we sold approximately 1.7 million tons of ice. Our products are primarily sold throughout the southern United States (the “Sun Belt”), one of the most attractive regions in the country for packaged ice sales due to warm weather, extended peak selling seasons and historically favorable population growth patterns. For the year ended December 31, 2011, we had revenues of $328.5 million and a net loss of $69.5 million.  Over the last three years, our business and the ice industry in general has been adversely impacted by macroeconomic factors such as reduced consumer demand, fluctuating and generally higher commodity prices and the reduced availability of credit.

We market our ice products to satisfy a broad range of customers, primarily under the Reddy Ice brand name. We produce ice in cube, half-moon, cylindrical and crushed forms (collectively referred to as “cubed ice”) as well as block forms. Our primary ice product is cubed ice packaged in ten pound bags, which we sell principally to convenience stores and supermarkets. We also sell cubed ice in assorted bag sizes ranging from 16 to 50 pounds to restaurants, bars, sporting and other special events, airlines, vendors, caterers, and public and private disaster relief organizations and block ice in 10, 25 and 300 pound sizes to commercial, agricultural and industrial users. The majority of our sales are direct to supermarket chains, convenience stores, mass merchants and other commercial customers. In addition, a portion of our products is sold through distributors who deliver ice to our customers on our behalf and who resell ice to their own customers. We also contract with ice manufacturers outside our geographic footprint to produce and deliver ice to our customers on our behalf.

We have built a strong customer base by providing a high level of service and quality at competitive prices utilizing our extensive network of ice manufacturing plants, distribution centers and our proprietary in-store bagging equipment (“ISB”), which we call The Ice Factory®. Our Ice Factory machines are located in high volume locations and produce, package and store ice through an automated, self-contained process that significantly reduces our distribution and delivery costs. We have a diverse customer base and long-standing relationships with our customers across all major retail channels as evidenced by our high retention rates with prominent supermarkets, mass merchants, value stores and convenience stores such as Circle-K, Dollar General, ExxonMobil, Food Lion, Kroger, Safeway, 7-Eleven, SuperValu and Wal-Mart. In addition, we are focused on expanding our non-retail sales channels, including sales to construction, airline, sporting and other special events and agricultural customers. Our largest customer, Wal-Mart and Sam’s Club on a combined basis, accounted for approximately 14% of our revenue in each of 2011 and 2010. Most of our major customers, including virtually all of our top twenty retail ice customers in terms of revenues, have purchased ice from us and our predecessor companies for over a decade. Within our markets, we supply substantially all of the packaged ice to most of our top twenty retail ice customers. The percentages both of our total revenues derived from and also our volume sold to national and regional convenience and grocery store chains have grown over the last several years as each of these retail channels has consolidated. We have benefited from supplying these national and regional retailers as many of these customers have grown at rates in excess of industry averages.

At March 30, 2012, we owned or operated 58 ice manufacturing facilities, 77 distribution centers and approximately 3,500 ISB machines. As of the same date, we had an aggregate daily ice manufacturing capacity of approximately 17,000 tons.

Industry Overview

We estimate that the annual wholesale market demand for packaged ice in the United States and Canada, including packaged ice resold through retail channels and packaged ice utilized in non-retail applications, is approximately $2.3 billion. This market is serviced by manufacturers such as ourselves, ice vendors and in-house production, primarily by small retail operations and, to a lesser extent, by large retailers. The packaged ice industry is highly competitive and highly fragmented.  In the United States, the packaged ice industry includes us, two other multi-regional operators, hundreds of local operators and numerous operators of ISB and vending technology.

Traditional ice manufacturers produce and distribute packaged ice from a centrally located facility through direct store delivery (“DSD”). As a result of high transportation costs, producers are typically limited to servicing customers within approximately 100 miles from the point of production, subject to fuel costs, route density and other factors. Packaged ice suppliers compete based primarily on service, quality and price, with success dependent upon prompt and reliable delivery during peak seasonal months, an efficient manufacturing and distribution system, high-density customer distribution routes within a region and high customer concentration in a market area. Each customer location typically carries one brand of ice provided by a single supplier.

In addition to traditional manufacturing and distribution, the packaged ice market is served by a range of on-premises manufacturing solutions, including The Ice Factory, our automated ISB system, ice vending machines and manufacturing and bagging operations within a store location. We expect technological innovation in on-premises manufacturing solutions to continue and believe technologically sophisticated solutions will continue to play a larger role within the packaged ice industry.

The packaged ice industry is highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. We believe volume growth in the packaged ice industry generally tracks population growth, thus favoring geographic markets with faster population growth. Demand within each geographic market can also be affected by weather conditions, with cool or rainy weather negatively impacting ice purchases, as well as by macroeconomic factors, including changes in the level of recreational and construction activity.

Business Strategy

Our vision is to be the “Total Ice Solution” for our customers. The key components of our strategy for achieving this goal are described below.  Our ability to execute on certain components of these strategies will be dependent on our liquidity situation and the availability of capital.

Achieve Operational Efficiencies.  Plant operations and distribution represent the largest portion of our annual expenses. We continue to review our manufacturing processes and are currently reducing our operating costs by deploying best practices throughout our manufacturing operations and making targeted expenditures for improving plant efficiency, including investments in automation technologies. In addition, we have identified opportunities for continued facility consolidations. In the last nine years, we have consolidated our ice manufacturing and distribution facilities, reducing the total number of facilities (including all acquired facilities) from 163 at December 31, 2001 to 135 at December 31, 2011. Despite this reduction in the number of manufacturing plants, we have increased our overall capacity by redeploying equipment from closed facilities and investing in new equipment. As we introduce additional automation technologies in our production facilities, the output of those facilities increases, which provides additional opportunities for plant network optimization and facility rationalization.

We believe our distribution and logistics operations also offer significant opportunities for operational improvement. We have developed operational protocols and programs to reduce the cost of operating our distribution fleet. In addition, we have made, and will continue to make, investments in labor- and time-saving equipment and technologies for distribution route optimization. For example, in recent years, we have deployed handheld technology devices for streamlined routing, invoicing and other functionality throughout our distribution fleet. Developments in handheld device technology and functionality now offer additional opportunities for efficiency improvements. We are currently in the final stages of implementing a new fixed assets system which will allow enhanced tracking and management of our ice merchandiser deployment, enhance controls, and pave the way for further efficiencies from capacity and routing optimization.

We are also pursuing opportunities to reduce costs through further centralization of certain administrative functions currently carried out in our facilities and the implementation of technology based administrative process improvements and improved staffing utilization. Extensive work is being done to re-engineer processes to identify and eliminate non-value-added activity and enhance efficiencies and productivity. These efficiencies are intended to improve working capital, standardize processes, streamline customer account management, facilitate scalability of the customer service function and enhance overall communications with employees, customers and vendors.

We are targeting over $5 million in incremental cost savings from our 2012 operations efficiency initiatives when compared with 2011 results achieved.

Grow DSD.  We intend to achieve growth in our DSD business by addressing non-retail market opportunities, distributing through new retail channels and enhancing our distribution relationships with existing customers. We believe non-retail users of packaged ice, including agricultural, industrial, construction, airline and catering customers, represent a significant opportunity for revenue growth as our market share among these customers is low. We believe that our range of distribution and service options will allow us to effectively serve the diverse needs of these and other non-retail customers. We also believe there are opportunities for growth in retail channels, including the value channel, which have not historically sold packaged ice. We are able to customize our product offerings and distribution methods to align with the needs of end-users who shop at these retailers. We also believe there are opportunities for continued growth with our existing customers. We intend to capitalize on our long-standing customer relationships by growing with our large national and regional customers as they seek to increase their market share and consolidate the retail segments in which they operate. As the primary supplier in our regions to most of these customers, we are well positioned to share in our customers’ growth and to pursue opportunities to capture incremental volume. We have also developed protocols to provide our customers with substantial quantities of emergency or backup ice in response to unexpected or unusual events, including natural disasters. Our proven ability to respond in extreme circumstances is critically important to our customers and strengthens our relationships with our customers and the populations they serve.

Expand ISB and On-Premise Supply.  With an asset base of approximately 3,500 units, we are the leading provider of ISB’s in the United States. We believe our proven ability to rapidly deploy substantial numbers of ISBs nationally is a key differentiator between our product and service offerings and our competitors. We will continue to use ISB technology as a means to efficiently service our customers’ high-volume locations, reduce our cost to produce and deliver ice to certain locations, service customer locations we cannot economically service through our DSD business, and respond to customer and societal demands for enhanced environmental sustainability in our business. We are continuously investing in process and technology enhancements to our existing ISB technology to reduce ISB operating costs and manufacturing costs of ISB equipment, improve ISB production capabilities and expand our ISB service offerings to include ice vending and other retail capabilities.

Expand Ice Machine Subscriptions.  We have historically had a limited presence in the ice machine subscription market and have in recent years increased our equity investment in an innovative entrant in this market. We are pleased with the performance of our investment and believe this delivery model presents opportunities for continued future growth both organically and through acquisitions.  An ice machine subscription is a unique value proposition offering ice as a service. It provides the customer with installation of an ice-making machine, as well as maintenance and backup ice for a monthly subscription cost. In connection with our vision to be the “Total Ice Solution” for our customers, we intend to expand our capability to place commercial ice-makers under subscriptions to our customers and to reach new customers, such as restaurants, healthcare facilities and hotels, which have not traditionally been served by the packaged ice industry. In total, we estimate ice machine sales and leasing is a $1.0 billion market. For example, a supermarket may have an ice machine in the back of the store to provide ice for seafood displays and another on top of the fountain drink dispenser in the deli. These ice machines are separate from the packaged-ice retailing equipment located at the front of the store. By drawing on our expertise in the purchase, installation, maintenance and backup of ice-making equipment, we believe we can provide a value-added service to our customers both at the front end and back end of their store operations. While ice-makers are frequently used by our existing retail customers in support of their food merchandising operations, we also believe that delivering ice through a fleet of ice machines that are scaled to meet the individual customer’s demand for ice will allow us to access new customer segments, predominantly within the food services industry, such as hotels, bars and restaurants.

Growth Through Acquisitions.  Acquisitions are an integral component of our strategy for achieving our vision of being the “Total Ice Solution.” We believe there are opportunities for growth through the disciplined pursuit of acquisitions in support of each of the strategies described above. In particular, the packaged ice industry and the ice machine subscription markets continue to be highly fragmented. We will continue to evaluate and pursue strategic acquisitions, including acquisitions of packaged ice manufacturers and ice machine leasing businesses in existing or adjacent geographic markets that enhance the density of our distribution routes, provide capacity rationalization opportunities, increase our market penetration in existing markets or expand our presence in contiguous markets. Also, we regularly evaluate new markets for expansion opportunities. From 2003 to 2011, we acquired 78 businesses for purchase prices aggregating approximately $162.4 million, excluding direct acquisition costs incurred in connection with 2009, 2010 and 2011 acquisitions. In the last nine years we also purchased leased manufacturing facilities for an aggregate purchase price of $13.7 million. Two out of sixteen acquisitions completed during 2010 were ice machine leasing businesses. In each of these acquisitions, we were successful in completing the integration of the acquired business with our operations, financial and management systems and customer service departments within a 12-month period after the acquisition was consummated.

Ice Products

Our ice operations consist of the traditional manufacture and delivery of ice from a central point of production to the point of sale as well as sales from our ISB machines. In 2011, traditional ice manufacturing and ISB revenues accounted for approximately 89% and 10% of our revenues, respectively.

We market our ice products to satisfy a broad range of customers, primarily under the Reddy Ice® brand name. We produce our ice in cube, half-moon, cylindrical and crushed forms and also produce ice in block form. Our primary ice product is cubed ice packaged in ten pound bags, which we sell principally to mass merchants, convenience stores and supermarkets. We also sell significant amounts of small (seven pound) and medium (16 to 20 pound) bags of cubed ice and ten-pound block bags to the same mass merchants, convenience stores and supermarkets. We sell cubed ice in assorted bag sizes ranging from 16 to 50 pounds to restaurants, bars, sporting and other special event venues, airlines, vendors, caterers, and public and private disaster relief organizations. In addition, we sell block ice in 10, 25 and 300 pound sizes to commercial, agricultural and industrial customers. From time-to-time, we continue to evaluate opportunities to broaden our product and service offerings through the introduction of new sizes of bagged cubed ice as well as new ice products.

Manufacturing

To ensure that the water supplied by each municipality meets our quality standards, the water is often filtered for use in the ice making process. We use low micron filtration, carbon filtration, water softeners, ozone generators and reverse osmosis as needed to achieve the proper water quality needed to produce a clear product. All of our ice manufacturing facilities are certified by the International Packaged Ice Association. This certification requires the inspection of more than 50 areas of operation, ensuring high water quality, a sanitary operating environment and safe working conditions.

We manufacture ice in two ways: the vertical plate method and the vertical tube method. In both methods, water is circulated over cold vertical surfaces where the flowing water freezes into ice. The process of freezing the water while in motion acts as a final purification process by extracting minerals and other dissolved solids still present in the water following the filtration process. When the ice builds to the proper thickness it is detached from the plates or tubes by heating the freezing surfaces. In the vertical plate method, the sheet of ice falls onto a motor driven cutter which chops the ice into smaller sizes and empties into a collection bin. In the vertical tube method, as the tube of ice falls into the collection bin, it is cut into small cubes by a rotating cutter. From the collection bin, the ice is transferred to a central refrigerated holding bin where the ice is mechanically raked and dried.

From the central refrigerated holding bin, the ice is then mechanically screened to remove any small pieces and to separate the ice according to size. The ice is then transferred to packaging machines, where the ice is measured and packaged into a variety of bag sizes. The product is then palletized and stored in our cold storage vaults before being delivered to customer locations.

For the majority of our manufacturing facilities, we use ammonia as the refrigerant in the ice makers and storage vaults. Ammonia is a common refrigerant used for most industrial refrigeration systems.

Our ISB system manufactured ice is produced primarily by standard commercial ice makers using the vertical plate method. The ice maker empties into a collection bin. From the collection bin, the ice is transferred automatically to the bag via an auger located in the holding bin. After achieving its required weight, the bag of ice is heat-sealed and dropped into the storage box for merchandising and sale.

Distribution

Due to high product transportation and shipping costs, the ice business has historically been a local-service business in which manufacturers produce and package ice at centrally-located facilities and distribute to a limited-market radius of approximately 100 miles. Due to these geographic constraints and the limited amount of product differentiation in the packaged ice industry, we focus on maintaining an efficient service, distribution and pricing system in each of our markets. We deliver ice through both traditional distribution methods and the ISB systems. We believe that this unique combination of distribution service offerings enables us to better serve our customers.

Traditional Distribution.  We produce and bag ice at centrally-located manufacturing facilities and subsequently sell the product with several delivery alternatives. These delivery alternatives include: (1) delivering packaged ice directly to the customers’ retail locations and then refilling our on-site merchandisers (known as direct store delivery or DSD), (2) delivering pallet quantities to retail locations where our customers’ employees refill our merchandisers and (3) warehouse shipments of ice from our facilities to the facilities of our customers who then choose to deliver ice to their retail locations through their own distribution network. Our products are delivered through our own distribution operation as well as by third-party distributors who transport and deliver the product to our customers. These distributors also purchase ice from us for resale to their own customers. To store ice inventory, we own or rent appropriate freezer space. We own, lease, or rent up to 1,100 vehicles during the summer, our peak selling season. Additionally, ice is distributed to our customers’ locations that are outside of our distribution area by co-packers who produce and deliver their ice to our customers.

We currently serve most customers through traditional distribution methods by filling tens of thousands of company-owned ice merchandisers installed at our customers’ locations. Our size and scale allow for an efficient production and distribution network by focusing on areas with the appropriate customer density, providing superior production capacity and through the use of large dedicated distribution centers. Servicing areas with high customer density improves routing efficiencies and reduces transportation costs. This is critical, since distribution accounts for a large percentage of our overall costs. In addition, our production capacity in adjacent geographic markets has allowed us to avoid “out of ice” situations and related lost sales during peak periods.

Ice Factory Systems.  The Ice Factory is our proprietary self-contained automated in-store bagging system placed at the customer’s location that manufactures, bags and stores packaged ice. Each unit is built to our specifications and includes ice makers, a merchandiser and a bagging machine. The unit is capable of producing and packaging approximately one to two tons of ice per day, depending on the configuration of the unit. ISB machines are most frequently used in high volume customer locations such as mass merchants and supermarkets. The ISB systems, when combined with traditional delivery methods, provide our customers with the flexibility to meet their specific supply requirements in a cost-efficient manner. Transportation costs, the most significant cost of traditional ice delivery, are significantly reduced by on-site production. As a result of these cost savings, we believe that ISB systems provide us with operating efficiencies in high volume locations compared to traditional ice delivery.

We believe that providing frequent, regular and reliable service and support to our customers is one of the most important elements in operating our Ice Factory network. Our National Service Center serves as the hub for all equipment, technical support, parts distribution, and data connection relating to the performance of the service network. Recent innovations made it possible to interface with individual Ice Factories over the internet. We intend to use such capability to improve customer service and reduce maintenance costs. This will allow the National Service Center to serve as the core for all maintenance, repair, and sales logistics. Service calls related to ISB machines located outside of our market area are dispatched to co-packers, who service our ISB machines on our behalf.

ISB locations are selected only after a thorough review and analysis of historical ice sales and the local competitive environment. Our ISB systems located outside of our primary territories are maintained under service agreements with other ice suppliers.

Customers

We market our ice products to a broad range of customers, including supermarket chains, mass merchants, convenience stores, wholesale ice and food distributors, commercial and industrial users, bars and restaurants, sporting and other special event venues, agricultural buyers and competitive producers and self-suppliers who experience supply shortages. The primary purchasers of our traditional ice products and users of our ISB systems are retailers with no internal ice production capacity. We believe that our high level of service, quality products and competitive prices result in customer retention.

In 2010, we began significantly expanding our presence within the value channel through a major effort with several of the largest industry retailers. The value channel is the fastest growing retail segment in the United States today as it expands its product offering and store counts to attract more consumers. We expect continued growth in this important segment in 2012.

We also specialize in providing ice in times of disaster as packaged ice can play an important role in relief and recovery efforts. We operate a dedicated Emergency Management solution to provide federal, state and local relief agencies, as well as our own customers in the affected areas, with safe, clean, food grade quality ice in times of need. With our centralized systems, we can bring to bear the full impact of our network of 135 manufacturing and distribution facilities to respond to any catastrophe.

While we have a diversified customer base, our largest customer, Wal-Mart and Sam’s Club on a combined basis, accounted for approximately 14% of our revenues in both 2011 and 2010. Our other largest accounts include the supermarket chains Food Lion, HEB, Publix, Kroger, Safeway and SuperValu. Our largest national accounts also include the national and regional convenience and petroleum store chains Circle K, 7-Eleven, ExxonMobil, Valero/Diamond Shamrock and RaceTrac.

In 2011, approximately 92% of our ice sales, measured in terms of tons, were to retail customers, such as supermarkets, mass merchants and convenience stores, while approximately 8% was to non-retail customers such as airlines, agricultural users and construction companies.  In 2011, our sales, measured in terms of tons, were allocated to our retail channels as follows: 43% to supermarket and mass merchant chains, 28% to convenience, petroleum and liquor store chains, 14% to distributors, 3% to retailers in the value channel and 12% to other channels. Due to consolidation within those retail channels, the percentage of our total volume measured in terms of tons sold to national and regional chains has grown over the past decade.

Sales and Marketing

Our sales and marketing personnel communicate regularly with our existing customers and initiate discussions with potential new customers. Sales and marketing personnel at our corporate headquarters, along with certain members of our senior management, communicate with our larger national and regional chain customers while our field personnel handle smaller local customers and local representatives of our larger national and regional chain customers.

Typically, our customer relationships are long term and turnover of major customers is infrequent. As a result, a significant portion of our corporate sales and marketing efforts are focused on maintaining and expanding these existing relationships. We also regularly explore and develop new customer relationships. We maintain a

National Accounts Sales team to seek out opportunities to service our current large chain customers, as well as develop opportunities in the non-retail commercial and industrial segments. Our Field Sales team has been expanded to do the same at the local level with more regional and independent business operators.

Competition

The packaged ice industry is highly competitive and highly fragmented. In the United States, the packaged ice industry includes us, two other multi-regional operators, hundreds of local operators and numerous operators of ISB and vending technology. Although our largest competitors generally do not serve customers in our primary markets, we have placed ISB systems in certain of the primary markets of our largest competitors and we compete with numerous smaller local and regional companies of varying sizes and competitive resources in our primary markets. In addition to the competition we face from traditional ice manufacturers and technology competitors, numerous convenience and grocery retailers operate commercial ice plants for internal use or manufacture and bag ice at their store locations. Our ice products generally do not face competition within a particular store as almost all of our customers rely on a single supplier of packaged ice at each point of sale.

From time to time, new competitors emerge to compete with us using ISB technology and free-standing ice vending machines. These new competitors provide certain convenience and cost benefits relative to the traditional distribution model, however we believe that these new competitors, on their own, lack the full range of flexibility, service and support we can offer. We closely monitor industry developments and trends and the impact of competitors on our business.

In recent years, we have seen increased levels of competition in the ice industry, particularly in certain markets in the western United States from traditional packaged ice competitors, as well as increased activity around the country from technology competitors, primarily ISB and ice vending companies. Specifically, we estimate that ice vending competitors have captured approximately 8% of the sales in the markets that we serve, with approximately 7% acquired since 2006. In addition, local packaged ice competitors form alliances from time to time across different geographies in an attempt to better compete with us. We have also become aware recently that certain parties in industries adjacent to packaged ice have expressed interest in entering the packaged ice business.

Competition in the packaged ice industry is based primarily on service, quality and price. To compete successfully, an ice manufacturer must be able to offer significant supply and distribution capacity on a seasonal basis while maintaining cost efficiency. We are the largest company in the packaged ice industry, serving customers in 34 states and the District of Columbia. Our large geographic footprint, manufacturing capacity and distribution infrastructure, including traditional ice delivery, warehouse delivery and ISB technology, give us the ability to service large retailers across multiple states and regions in a variety of ways. Because of these attributes, we are positioned to benefit from continued consolidation within our customer base.

We have been providing ice products and delivery services to many of our large customers for more than a decade. Our customers depend on our consistent ability to ensure prompt and reliable delivery, particularly during peak seasonal months and during relief efforts immediately following major natural disasters due to our ability to produce and ship ice from unaffected areas into disaster recovery areas. The strength of our customer relationships is further reinforced by the fact that most of our customers rely on us for substantially all of the packaged ice at each point of sale. We believe that the strength of our customer relationships provides us with a significant competitive advantage over other suppliers in our markets.

Acquisitions

From 1997 through 1999, we pursued a consolidation strategy within the highly fragmented packaged ice industry. During that period, we completed approximately 80 acquisitions. Significant acquisitions included the purchase of Reddy Ice Corporation from Suiza Foods Corporation in April 1998 and the purchase of Cassco Ice & Cold Storage, Inc. in July 1998. Reddy Ice Corporation, prior to our acquisition of it, had been active in the consolidation of the packaged ice industry, having made 28 acquisitions from January 1997 to April 1998. Cassco was a leading regional producer and distributor of packaged ice products and was an owner/operator of refrigerated warehouses in the mid-Atlantic region. We did not complete any significant acquisitions from 2000 through the third quarter of 2003.

Since the beginning of the fourth quarter of 2003, we have completed a total of 78 acquisitions in the packaged ice and ice machine business. Information regarding our acquisitions during this period is set forth in the table below.

Year	Acquisitions Completed	Aggregate Purchase Price(1)
2003	2	$67.4 million
2004	11	16.9 million
2005	2	0.9 million
2006	10	12.9 million
2007	20	26.8 million
2008	7	4.0 million
2009	1	1.0 million
2010	16	19.2 million
2011	9	13.3 million

(1)         As a result of changes in accounting guidance on business combinations effective for us on January 1, 2009, acquisition costs incurred in 2009, 2010 and 2011 are excluded from the aggregate price in the above table.

We will continue to consider strategic acquisitions, principally in existing or adjacent geographic markets, that enhance the density of our distribution routes, provide capacity rationalization opportunities, increase our market penetration in existing markets or expand our presence in contiguous or new markets.

Dispositions

In recent years, as part of our efforts to strategically deploy our assets, we have periodically evaluated and disposed of excess and non-core assets, including real estate and equipment. In 2011, 2010 and 2009, we realized $0.8 million, $0.7 million and $0.6 million, respectively, in proceeds from non-core assets disposed of, primarily through the sale of real estate. In 2011, 2010 and 2009, we recorded losses on the dispositions of assets in the amount of $0.2 million, $2.6 million, and $2.3 million, respectively. In 2011 and 2010, $4.2 million and $10.6 million in impairment charges were recognized as a result of impairing certain fixed assets and real estate identified for disposition. No impairment charges were recognized in 2009. In 2008 and 2007, impairments of $0.2 million and $1.4 million, respectively, were recorded on four pieces of real estate. These amounts exclude the disposition of our bottled water and cold storage operations in 2007 and impairments associated with these operations.

Employees and Labor Relations

At March 30, 2012, we employed approximately 1,300 year-round employees and retained approximately 300 additional temporary employees. Each year, during the second and third calendar quarters, our labor force increases to approximately 2,700 total employees due to seasonal increases in ice demand and during the first and fourth calendar quarters our total labor force decreases to approximately 1,500 total employees due to seasonal decreases in ice demand. We generally have not experienced any difficulty in meeting these seasonal employment needs.

Labor costs, including the associated payroll taxes and benefit expenses, is our most significant expense item and were approximately 33% of our revenues for the year ended December 31, 2011. As of March 30, 2012, no employees were represented by a union or subject to a collective bargaining agreement. We have never experienced a work stoppage due to labor difficulties and we believe our relationship with our employees is good.

Raw Materials and Suppliers

We have not experienced any material supply problems in the past with respect to our business.

We use large quantities of plastic bags. The cost of bags was approximately 6% of our revenues in 2011. Historically, market prices for plastic bags have fluctuated in response to a number of factors, including changes in polyethylene prices, which are generally linked to natural gas and oil prices. The cost of plastic bags has been particularly volatile since 2005. Significant increases in the cost of plastic bags could have a material adverse effect on our business as we may not be able to pass this expense through to our customers.

In order to provide cost benefits as compared to our historical relationships, we entered into a five year supply contract with a supplier to provide the majority of our bag needs beginning March 1, 2008. The contract requires a minimum purchase of 250 million bags per year. We met the 250 million minimum bag purchase commitment during 2011. There are numerous plastic bag manufacturers throughout the United States with the capability of providing for our plastic bag needs. Our contract ends on December 31, 2012 and we are in ongoing negotiations to ensure a continued and stable supply of our bags.

Electricity is a significant component of our manufacturing costs. The cost of electricity was approximately 5% of our revenues in 2011. Since 2002, our plants have been operating in both regulated and deregulated electricity markets. A significant number of our manufacturing facilities operate in regulated electricity markets and pay rates based on standard schedules for similar industrial facilities. With the assistance of an outside consultant and through our own internal resources, we regularly monitor and review rate schedules, usage and other statistical data to ensure proper billing and identify additional cost control opportunities that may be available in these regulated markets. In deregulated electricity markets, we regularly evaluate market conditions and competing suppliers to obtain the best pricing available. In early 2012, we put a supply contract in place that fixes the price of electricity through 2014 in our largest deregulated markets at levels below the average price for 2011. Significant increases in electricity rates in both the regulated and deregulated markets in which we operate could have a material adverse effect on our results of operations as we may not be able to pass this expense through to our customers.

We also use large quantities of fuel in our distribution process. Numerous vendors throughout the United States provide the fuel for our vehicles. Fuel expenses in 2011 were approximately 6% of revenues. Market prices for fuel have fluctuated widely over the last several years. Significant increases in fuel prices could have a material adverse effect on our business as we may not be able to pass this expense through to our customers. During 2011 and 2010, increases in the price of fuel resulted in approximately $5.1 million and $3.1 million of additional costs, respectively, while decreases in fuel prices in 2009 reduced our costs by approximately $7.2 million. In February 2009, we entered into a hedging arrangement to lock the price of diesel for a substantial portion of our 2009 needs at then current prices. In March 2011, we entered into a hedge to lock in the current market price for 1.2 million gallons of diesel for the time period of April 2011 to December 2011. On May 6, 2011, we entered into an additional hedge to lock in the current market price for 1.1 million gallons for the time period of June 2011 to December 2012. Approximately 0.5 million gallons of this hedge were for 2012, which represented approximately 11% of our projected fuel needs for that year. On April 5, 2012, we sold our hedge contract covering 0.4 million gallons for a gain of 0.05 million.  We continue to evaluate additional hedging arrangements for 2012 and beyond.

We have relationships with approximately 120 third party ice distributors throughout our market area who deliver a portion of our products to our customers and sell our ice to their own customers. We have contractual relationships with substantially all of these distributors. Our contracts contain standard terms governing their relationship with us, including exclusivity and price. Distributors handled approximately 28% of our ice sales, measured in terms of tons, in 2011, either delivering the product to our customers for a delivery fee or reselling the ice to their own customers. Total costs related to these distribution services were approximately 6% of our revenues in 2011.

We have relationships with approximately 65 third party co-packers who produce and deliver ice to customer locations outside of our market area. Certain of these co-packers also service our ISB machines on our behalf. We have a contractual relationship with substantially all of these co-packers. We maintain the customer relationship and handle all billings and collections.

Information Systems

Internal information systems are critical to our ability to operate efficiently. We monitor individual manufacturing plants and ISB system performance on a daily basis through automated and manual reporting systems. This information enables us to track detailed cost and profitability information, identify opportunities to redistribute traditional manufacturing capacity among markets, assess the cost-effectiveness of an ISB system at a particular location and to analyze market sales trends. In addition, all of our accounting and financial reporting functions are integrated into a single accounting platform that is centrally administered at our Dallas, Texas facility. This system facilitates centralized cash management, timely financial reporting, consistent reporting formats and inventory tracking. Hand-held mobile technology is being upgraded to enable our delivery personnel to create and record sales transactions at the point of sale. This technology will help automate the sales transaction process and eventually improve the efficiency of each driver’s daily route. Software is also being implemented to route our traditional ice deliveries, which will allow for automated and centralized planning of delivery routes. IT organizational changes have been made to improve core support competencies and to ensure a higher level of systems availability and service quality. We consider information systems and administrative functions to be important areas for further evaluation and investment.

Intellectual Property

We regard The Ice Factory®, our in store bagging machine, as proprietary and rely primarily on a combination of patents, nondisclosure and confidentiality agreements and other protection methods to secure and protect our intellectual property rights. We hold or have exclusive rights to several patents relating to The Ice Factory, including the bagging device and the overall assembly of the unit. Active patents issued in the United States, Mexico and Canada relating to The Ice Factory expire at various dates from 2012 through 2026. We also hold or have exclusive rights to U.S. patent applications related to the Ice Factory. Any patents which may be issued on, from or as a result of the U.S. patent applications relating to the Ice Factory will most likely expire in 2026 or thereafter. These intellectual property rights are limited in scope and value and competitors with technology similar to The Ice Factory appear in the marketplace from time to time and we take appropriate actions as needed to protect our intellectual property. We continue to develop improvements to the Ice Factory and intend to pursue additional intellectual property protection covering any improvements deemed strategic or otherwise significant, including ice vending and other retail capabilities.

In addition, we have developed or acquired a number of trademarks (both registered and common law) and trade names for use in our ice business, and we hold licenses for the use of additional trademarks from third parties. We believe the use of our trademarks creates goodwill and results in product differentiation. However, we do not believe that the loss of any of our trademarks would have a material adverse effect on our business or results of operations.

We vigorously enforce our intellectual property rights, including by filing suit against makers of devices which infringe our patents relating to The Ice Factory.

Government Regulation

The packaged ice industry is subject to various federal, state and local laws and regulations. These require us to, among other things, obtain licenses for our plants and machines, pay annual license and inspection fees, comply with certain detailed design and quality standards regarding our plants and ISB systems and continuously control the quality and quantity of our ice.

Our packaged ice products are subject to federal and state regulation as a food pursuant to the Federal Food, Drug and Cosmetic Act, regulations promulgated thereunder by the Food and Drug Administration and analogous state statutes. These statutes and regulations impose comprehensive food manufacturing practices governing the sanitary conditions of the facilities where ice is manufactured, the design and maintenance of the equipment used to manufacture the ice, the quality of source water and the sanitary practices of employees during ice production. We cannot predict the types of government regulations that may be enacted in the future by federal, state or local governments or how existing or future laws or regulations will be interpreted or enforced. The enactment of more stringent laws or regulations or a stricter interpretation of existing laws and regulations may require additional expenditures by us, some of which could be material. Various states have imposed additional requirements including (1) quarterly testing of ice for the presence of microbes and certain substances regulated under the federal Safe Drinking Water Act, (2) specific requirements for keeping ice packaging operations separate from other activities and (3) labeling requirements for the bags used, including the display of the name of the ice manufacturer, manufacturing location and net weight. Certain of our ISB systems and ice manufacturing facilities are subject to routine and random safety, health and quality inspections. We believe that our facilities, manufacturing practices and ISB systems are in substantial compliance with all applicable federal, state and local laws and regulations and that we will be able to maintain such substantial compliance in the future.

Recently, the FDA and certain states, including states in the regions in which we operate, have begun implementing more stringent regulations regarding health and sanitation standards and more actively enforcing existing rules and regulations. The Food Safety Modernization Act signed in January 2011 ultimately resulted in stricter regulations on self bagging operators to meet the standards of food grade product. There will be more opportunity for us as retailers seek to replace their self bagging operations due to higher expenses and testing of product. We have supported such efforts and believe our facilities and quality standards will exceed any contemplated new regulation or enforcement standards.

We are subject to certain health and safety regulations, including Occupational Safety and Health Act regulations. These regulations require us to comply with certain manufacturing, health and safety standards to protect our employees from accidents. From time to time, our employees experience accidents on the job, which on occasion will result in a review or an investigation by the Occupational Safety and Health Administration. Such reviews may result in penalties or the requirement that we make modifications to our procedures or facilities, all of which may result in increased costs.

Environmental Matters

Our ice manufacturing operations are subject to a wide range of environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use, management and disposal of hazardous and non-hazardous materials and wastes, and the cleanup of contamination. These requirements are complex, changing and tend to become more stringent over time. Noncompliance with such laws and regulations, or incidents resulting in environmental releases, could cause us to incur substantial costs, including cleanup costs, fines and penalties, third party claims for personal injury, investments to retrofit or upgrade our facilities and programs, or curtailment of our operations.

Our facilities use refrigerants such as ammonia and Freon in manufacturing and cold storage operations. We have implemented risk and safety management plans at our facilities, as required under applicable laws and regulations, based on the quantity of ammonia stored and/or used at these locations. We will continue to review our facilities on an ongoing basis, including recently acquired facilities, to evaluate the feasibility of reducing on-site ammonia storage through engineering controls or, where required, to implement or update such programs. Some of our facilities that use various Freon compounds may not be in compliance with applicable Freon refrigerant requirements, including leak detection and repair, recordkeeping or reporting. We have implemented ozone depleting substance compliance programs at all facilities that utilize these refrigerants. We will continue to identify facilities and to implement procedural or mechanical changes as necessary to comply with applicable laws and regulations. To date, maintaining compliance with and addressing violations under these and other environmental laws and regulations has not had a significant effect on our business, financial condition or results of operations. However, significant operating costs and capital expenditures could be incurred if additional or more stringent requirements are imposed in the future.

From time to time, our use of ammonia has resulted in incidents that have temporarily disrupted our manufacturing operations and resulted in liability for administrative penalties and claims for personal injury. To date our costs to resolve these liabilities have not been material. Although we carry liability insurance against such losses, we could incur significant costs if our coverage is not sufficient to pay for all or a large part of any judgments against us, or if our carrier refuses coverage for these losses.

In addition, some Freon refrigerants are subject to phase-outs and, as a result, are very costly to obtain. We will continue to reduce our dependence on such Freon compounds by upgrading or modifying our operations and by identifying approved substitutes. Based on current information, we believe that the Freon phase-outs will not impede our ability to produce and store ice or result in material cost increases for Freon substitutes.

Certain of our current and former facilities, including facilities acquired in our ongoing acquisition program, have a history of industrial or commercial operations. In connection with our acquisitions, we regularly review the potential environmental liabilities of the acquired entities and assets. Because some environmental laws can impose liability for the entire cost of cleanup upon any of the current or former owners or operators, regardless of fault, it is possible that we could become liable for investigating or remediating contamination at these properties if any investigation or remediation is required in the future. Such costs have not historically had, and are not expected to have in the future, a material adverse effect on our business, financial condition or results of operations.

Seasonality

The packaged ice business is highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. Approximately 71%, 71%, 69%, 69% and 68% of our annual revenues occurred during the second and third calendar quarters in each of 2011, 2010, 2009, 2008 and 2007. For information on our revenues per quarter for each of 2011 and 2010, see Note 16 to our audited financial statements included herein. As a result of seasonal revenue declines and a less than proportional decline in expenses during the first and fourth quarters, we typically experience lower margins resulting in losses during these periods. In addition, because our operating results depend significantly on sales during our peak season, our quarterly and annual results of operations may fluctuate significantly as a result of adverse weather during this peak selling period if the weather is unusually cool or rainy on a national or regional basis.

Properties

We maintain our principal executive offices in Dallas, Texas, where we lease approximately 32,217 square feet of space. The lease in Dallas expires in 2015. As of March 30, 2012 we owned or leased 58 ice manufacturing plants and 77 distribution centers. As of March 30, 2012, we leased 14 of our ice manufacturing plants and 33 of our distribution centers. The leases are scheduled to expire at various dates from 2012 to 2021. Including our owned and operated base of approximately 3,500 Ice Factories, we had a combined, rated ice manufacturing capacity of approximately 17,000 tons per day. We believe that our current physical properties, along with our planned capital expenditures, are adequate for us to execute our current business strategy.

Certain manufacturing and distribution facilities may be permanently closed in conjunction with the ongoing review of our network of facilities, while others may be closed on a seasonal basis depending upon production requirements.

The following is a list of our active facilities and total rated traditional ice manufacturing capacity as of March 30, 2012:

	No. of Manufacturing Facilities	No. of Distribution Centers	Traditional Manufacturing Capacity (Rated Tons Per Day)(1)
Alabama	4	5	942
Arizona	3	6	1,130
Arkansas	1	3	240
California	1	1	80
Colorado	3	1	435
Florida	8	8	2,032
Georgia	2	8	672
Idaho	1	—	70
Louisiana	3	3	742
Maryland	1	1	240
Mississippi	1	2	120
Missouri	1	1	180
Nevada	1	—	260
New Mexico	1	3	160
North Carolina	3	3	920
Oklahoma	3	3	532
Oregon	1	2	160
South Carolina	3	3	735
Tennessee	2	—	325
Texas	10	16	2,990
Utah	1	—	160
Virginia	2	3	600
Washington	2	4	390
West Virginia	—	1	—
Total	58	77	14,115

(1)         Does not include the rated ice manufacturing capacity of our owned and operated Ice Factories, which was approximately 3,500 tons per day in the aggregate as of March 30, 2012.

Litigation

Antitrust Matters.  In March 2008, the Company and certain of its employees, including members of its management, received subpoenas issued by a federal grand jury sitting in the Eastern District of Michigan seeking documents and information in connection with an investigation by the Antitrust Division of the United States Department of Justice (“DOJ”) into possible antitrust violations in the packaged ice industry. In addition, on March 5, 2008, federal officials executed a search warrant at the Company’s corporate office in Dallas, Texas. Current and former employees were also subpoenaed to testify and testified before a federal grand jury in the Eastern District of Michigan and before a federal grand jury in the Southern District of Ohio. On October 29, 2010, the Company was informed that the Antitrust Division of the DOJ would take no action against the Company or any of its employees in connection with its investigation of the packaged ice industry. In January 2011, counsel for the Company confirmed that the Antitrust Division of the DOJ had formally closed its investigation of the packaged ice industry.

In March 2008, June 2008, and June 2009, the Company was served with antitrust civil investigative demands (“CIDs”) by the Offices of the Attorneys General of the States of Florida, Arizona and Michigan, respectively, requesting the production of documents and information relating to an investigation of agreements in restraint of trade and/or price fixing with respect to the market for packaged ice. The Company has been advised that these CIDs are related to a multi-state antitrust investigation of the packaged ice industry. The Company has cooperated with the investigation and has complied with all requests for documents and information regarding these matters. The Company may in the future receive additional civil investigative demands or similar information requests from states participating in the multi-state investigation or conducting their own investigations. However, it has been several months since the Company had any communication with the representatives of the two states regarding this investigation.

At this time, the Company is unable to predict the outcome of that investigation, the possible loss or possible range of loss, if any, associated with the resolution of that investigation or any potential effect the investigation may have on the Company, its employees or operations.

Beginning in 2008 a number of lawsuits, including putative class action lawsuits, were filed against the Company, Reddy Ice Corporation, Home City Ice Company, Arctic Glacier Income Fund, Arctic Glacier, Inc. and Arctic Glacier International, Inc., in various federal and state courts in multiple jurisdictions alleging violations of federal and state antitrust laws and related claims and seeking damages and injunctive relief. One of the state court cases filed against the Company was dismissed. Pursuant to an Order from the Judicial Panel on Multidistrict Litigation, the other civil actions have been transferred and consolidated for pretrial proceedings in the United States District Court for the Eastern District of Michigan. Home City entered into a settlement agreement with the direct purchaser plaintiffs that was approved by the Court on February 22, 2011. On March 30, 2011, Arctic Glacier announced that it had entered into a proposed settlement agreement with the direct purchaser plaintiffs. Preliminary approval of that settlement was granted on July 20, 2011, and a final fairness hearing was held on October 28, 2011. The settlement was approved by the Court on December 13, 2011. The Company is unable to predict what, if any, effect the filing of bankruptcy by Arctic Glacier may have on this settlement.  Discovery is ongoing regarding the claims asserted on behalf of direct purchasers against the Company.

On March 11, 2011, the Court entered an Order granting in part and denying in part motions to dismiss the indirect purchaser claims. On May 25, 2011, the indirect purchaser plaintiffs filed a Consolidated Class Action Complaint asserting violations of the antitrust laws of various states and related claims. The Company and the other defendants filed motions to dismiss the Consolidated Class Action Complaint. Those motions were heard on October 28, 2011, and the Court granted in part and denied in part on December 12, 2011.  The Company filed an answer to the remaining claims on December 27, 2011.

On March 1, 2010, a putative class action Statement of Claim was filed against the Company in the Ontario Superior Court of Justice in Canada alleging violations of Part VI of the Competition Act and seeking general damages, punitive and exemplary damages, pre-judgment and post-judgment interest, and costs. On March 8, 2010, a putative class action Statement of Claim was filed against the Company in the Court of Queen’s Bench of Alberta, Judicial District of Calgary, in Canada, alleging violations of Part VI of the Competition Act and seeking general damages, special and pecuniary damages, punitive and exemplary damages, interest and costs.

An agreement has been reached to resolve the class actions filed in Canada against Reddy Ice and Arctic Glacier, Inc. The agreement provides that Arctic Glacier will pay CDN $2,000,000, all claims asserted against Reddy Ice and Arctic Glacier in both Ontario and Alberta will be dismissed, and Reddy Ice and Arctic Glacier will be granted full and final releases with regard to those claims. Reddy Ice is not making any payment in connection with this settlement. The agreement is subject to the execution of final settlement documents and court approval. The Company is unable to predict what, if any, effect the filing of bankruptcy by Arctic Glacier may have on this settlement.

One direct action lawsuit was filed against us in the United States District Court for the Eastern District of Michigan asserting claims based on alleged violations of federal and state antitrust laws, RICO and tortious interference and seeking damages, civil penalties and injunctive relief. The defendants filed motions to dismiss that case. On May 29, 2009, the Court dismissed all claims against us in that lawsuit. On June 29, 2009, the plaintiff filed a motion for reconsideration, and on July 17, 2009 the Court reversed, in part, its May 29, 2009 order, reinstating only the RICO claim against us. The dismissal of the remaining claims was not affected. On August 10, 2009, the Company filed an answer to the reinstated claim. Discovery is ongoing in that matter.

On April 20, 2011, an Order was entered unsealing a Qui Tam complaint filed on June 25, 2008, by Martin McNulty, on behalf of the United States, against Reddy Ice Holdings, Inc., Reddy Ice Corporation, Arctic Glacier Income Fund, Arctic Glacier, Inc., Arctic Glacier International, Inc., and Home City Ice Company, Inc. The complaint alleges alleged violations of the federal False Claims Act by presentation of false claims, making or using a false record or statement, and conspiracy to defraud, and seeks sought damages, civil penalties, attorney fees and costs. The Government has elected not to intervene in that case and the Company and the other defendants have filed motions to dismiss that complaint. Those motions were granted, the complaint was dismissed, and a final judgment was entered in favor of the defendants on December 7, 2011.

The Company intends to vigorously defend all pending lawsuits. At this time, the Company is unable to predict the outcome of these lawsuits. The Company has not allocated any funds for payment of the antitrust claims described above in our plan of reorganization. However, the Company is in discussions with certain parties and has accrued $0.5 million for potential settlements that may result from those discussions.

Stockholder Litigation.  Beginning on August 8, 2008, putative class action complaints were filed in the United States District Court for the Eastern District of Michigan asserting claims under the federal securities laws against the Company and certain of its current or former senior officers. On July 17, 2009, the Court consolidated the actions and appointed a lead plaintiff and interim lead plaintiff’s counsel. The lead plaintiff filed a consolidated amended complaint on November 2, 2009. That complaint purports to assert claims on behalf of an alleged class of purchasers of the Company’s common stock and alleges that the defendants misrepresented and failed to disclose the existence of, and the Company’s alleged participation in, an alleged antitrust conspiracy in the packaged ice industry. The Company and the other defendants have filed an answer in that case, a briefing schedule relating to class certification has been entered, and discovery is ongoing.

On April 4, 2012, a tentative settlement agreement was reached with the Plaintiffs pursuant to which the Company will pay $1.0 million in exchange for full and final releases of all claims asserted against the Company and the individual defendants.  That agreement is subject to the execution of final settlement documents and court approval.

Two stockholder derivative actions have been filed on the Company’s behalf in state district court in Dallas County, Texas, naming as defendants, among others, certain current and former officers and members of the Company’s Board of Directors. Those cases have been consolidated in the 68th Judicial District Court of Dallas County, Texas. On August 1, 2011, the Court granted in part and denied in part Special Exceptions filed by the defendants. The Company filed a petition with the Court of Appeals seeking a writ of mandamus relating to the denial of certain Special Exceptions. On September 1, 2011, a Third Amended Consolidated Shareholder Derivative Petition was filed in that matter. That Third Amended Petition asserts claims for breach of fiduciary duty, unjust enrichment, abuse of control, and gross mismanagement and seeks damages, equitable relief, attorney fees, expenses and costs. On October 10, 2011, the petition for a writ of mandamus was conditionally granted by the Court of Appeals and the trial court was ordered to grant the Special Exception relating to demand futility. The plaintiffs filed a Motion for Rehearing, which was denied on November 7, 2011. On November 14, 2011, the Court entered an Order granting Special Exception No.1 and requiring the plaintiffs to re-plead. This case was dismissed with prejudice on March 20, 2012.

Other Matters. We are also involved in various other claims, lawsuits and proceedings arising in the ordinary course of business, including intellectual property matters. There are uncertainties inherent in the ultimate outcome of such matters and it is difficult to determine the ultimate costs that we may incur. We believe the resolution of such other ordinary course uncertainties and the incurrence of such costs will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

As a result of the decline in our stock price and the reduction in our stockholders’ equity resulting from the decline in earnings, we were notified by the New York Stock Exchange (“NYSE”) on December 21, 2011 that our common stock (ticker symbol — FRZ) was to be suspended prior to the market opening on Thursday, December 29, 2011.  On December 28, 2011, we announced that our common stock would be quoted on the OTC electronic interdealer quotation system (“OTCBB”) and the OTCQB™ Marketplace (“OTCQB”) beginning Thursday, December 29, 2011.  Trading of our common stock on the NYSE and our trading symbol “FRZ” were discontinued as of the close of the market on December 28, 2011.  Effective Thursday, December 29, 2011, our stock was quoted on the OTCBB and OTCQB under the symbol “RDDY”.

MANAGEMENT

Directors and Executive Officers

Name	Age(1)	Title
Gilbert M. Cassagne	55	Chairman, Chief Executive Officer and President
Steven J. Janusek	40	Executive Vice President, Chief Financial Officer and Treasurer
Paul D. Smith	58	Executive Vice President and Chief Operating Officer
Richard D. Wach	63	Executive Vice President—Ice Leasing and Vending
Angela S. Wallander	48	Executive Vice President and Chief Administrative Officer
Gerard A. Williams	56	Executive Vice President and Chief Customer Officer
Nicholas P. Bolton	54	Senior Vice President—Manufacturing, Engineering and Procurement
William A. Richardville	51	Senior Vice President—Distribution and Logistics
Steven A. Wilson	52	Senior Vice President—National Account Sales
Kenneth C. Fernandez	51	Vice President—Corporate Counsel, Chief Compliance Officer and Secretary
William P. Brick	60	Director
Kevin J. Cameron	43	Director
Theodore J. Host	66	Director
Michael S. McGrath	65	Director
Michael H. Rauch	73	Director
Robert N. Verdecchio	55	Director

(1)                                 Age information as of April 1, 2012.

Gilbert M. Cassagne, 55, became Chief Executive Officer and President, and a member of the Board of Directors, on June 23, 2008. Mr. Cassagne was named Chairman of the Board of Directors on May 20, 2009. Prior to joining us, Mr. Cassagne was Chief Executive Officer of Cadbury Schweppes Americas Beverages, a division of the multinational consumer products company Cadbury Schweppes, from February 2003 to October 2007, where he also served as part of the executive board. Mr. Cassagne has held numerous other positions within Cadbury including Regional President of Asia Pacific and President of Motts. Prior to Cadbury Schweppes, Mr. Cassagne also worked for consumer products and beverage companies such as Procter & Gamble and Dr Pepper/Seven Up, Inc., prior to its acquisition by Cadbury Schweppes in April 1995. Mr. Cassagne’s insights on our business as Chief Executive Officer and President of the Company provide relevant information and experience to the Board of Directors.

Steven J. Janusek, 40, became Chief Financial Officer in October 2000, Executive Vice President in April 2001 and Treasurer in April 2011. Mr. Janusek is a certified public accountant and served as Treasurer from February 2000 until March 2001 and as Corporate Controller from January 1998 until October 2000. Mr. Janusek joined Southwestern Ice, Inc. in July 1994 and from January 1996 served as the Corporate Controller of Southwestern Ice until its merger with Reddy in April 1997.

Paul D. Smith, 58, became Executive Vice President and Chief Operating Officer on September 15, 2008. Prior to joining us, Mr. Smith was employed by Cadbury Schweppes PLC, a multinational consumer products company, from 2001 to 2007. Mr. Smith served Cadbury in various positions, including Senior Vice President—Sales Operations and Supply Chain, Regional Director—Supply Chain for Europe and the Middle East and Senior Vice President—Technical and Concentrate Operations for Dr. Pepper/Seven Up. Prior to joining Cadbury in 2001, Mr. Smith worked for 22 years in various operational roles for Pepsico, Inc. and Procter & Gamble.

Richard D. Wach, 63, became Executive Vice President - Ice Leasing and Vending in July 2010.  Mr. Wach has been with us as a consultant since September of 2009.  He was employed by Cadbury Schweppes/Dr Pepper/Snapple Group from 1982 until joining us where he held several Senior Vice President positions in Business Development, New Product Innovation and Pepsi Sales Systems. Mr. Wach held the following positions in his tenure with Cadbury Schweppes: Vice President Marketing Fountain Foodservice, Region Vice President West, Marketing Manager Fountain/Foodservice and Division Sales Manager East. He has also worked for Proctor & Gamble in sales.

Angela S. Wallander, 48, was appointed Executive Vice President and Chief Administrative Officer effective June 8, 2009. Prior to joining us, Ms. Wallander was employed with Dr Pepper Snapple Group for 22 years in various positions, including most recently, Senior Vice President—Customer Solutions from 2008 to 2009 and Senior Vice President—Shared Business Services from 2004 to 2008.

Gerard A. Williams, 56, became Executive Vice President and Chief Customer Officer in October 2010.  He was employed by Dr Pepper Snapple Group from 1984 until joining us where he held several Senior Vice President positions in National Accounts. Mr. Williams also held the following positions in his tenure with Dr Pepper Snapple Group: International Sales Director, Central Zone Vice President, Vice President National Accounts, Director Special Bottling Operations, Division Sales Manager and Market Sales Manager. He is a graduate of the State University of New York with a degree in Marketing.

Nicholas P. Bolton, 54, was appointed Senior Vice President—Manufacturing, Engineering and Procurement on April 30, 2009. Mr. Bolton has served as a consultant since September 22, 2008. Prior to joining us, Mr. Bolton was employed by Cadbury Schweppes PLC and its subsidiaries for more than nineteen years. Mr. Bolton served Cadbury in various positions, including, most recently, Senior Vice President—Manufacturing of Cadbury Schweppes Americas Beverages from 2003 to 2008 and Senior Vice President—Manufacturing & Engineering of the Mott’s/Snapple Division of Cadbury Schweppes from 2000 to 2003.

William A. Richardville, 51, was appointed Senior Vice President—Distribution and Logistics on April 30, 2009. Mr. Richardville has served as a consultant since September 22, 2008. Prior to joining us, Mr. Richardville was employed by Cadbury Schweppes Americas Beverages from 2001 to 2007. Mr. Richardville served Cadbury in various positions, including, most recently, Vice President—Warehouse Operations & Supply Chain Technology from 2006 to 2007, Vice President—Bottling Operations from 2004 to 2006 and Vice President—Quality & Field Technical from 2001 to 2004. Prior to joining Cadbury Schweppes, Mr. Richardville worked for Nestle Waters North America and the Pepsi-Cola Bottling Group.

Steven A. Wilson, 52, was appointed Senior Vice President—National Account Sales on April 30, 2009. Mr. Wilson was appointed as Vice President—Strategic Sales on April 1, 2009 and previously served as a consultant from October 8, 2008 to April 1, 2009. Prior to joining us, Mr. Wilson served as Vice President, Sales—National Accounts for Javo Beverage, a coffee and tea manufacturer, from 2006 to 2008, Vice President, Sales & Marketing for Mosquitonix, a pest management company, from 2005 to 2006, Vice President, Sales & Marketing for Ferrellgas, a propane marketer, from 2004 to 2005, and as Vice President—National Account Sales for Cadbury Schweppes Americas Beverages from 1996 to 2004.

Kenneth C. Fernandez, 51, became Vice President - Corporate Counsel and Chief Compliance Officer in February 2010 and Secretary in April 2011. Prior to joining us, Mr. Fernandez was employed by Lennox International Inc., a leading provider of climate control solutions for heating, air conditioning and refrigeration markets, from 1999-2009. Mr. Fernandez served Lennox in various positions, including Chief Legal Counsel — LII Residential Heating and Cooling, Chief Securities Counsel and Assistant Secretary, Associate General Counsel and Assistant Secretary and Interim General Counsel and Secretary. Prior to joining Lennox, Mr. Fernandez worked for 10 years in various corporate attorney roles for Global Industrial Technologies, Inc. and SnyderGeneral Corporation.

William P. Brick, 60, became a member of the Board of Directors on August 15, 2003. Mr. Brick served as Executive Chairman from June 2008 to May 2009 and had served as Chief Executive Officer and President on an interim basis from December 2007 to June 2008, after having previously served as Executive Chairman since May 17, 2007. Prior to serving as Executive Chairman in 2007, Mr. Brick was named Chief Executive Officer and a member of the Board of Directors on August 15, 2003, Chief Executive Officer and director of Reddy, in April 2001 and the Chairman of Reddy’s board of directors in June 2001. Prior to joining Reddy, Mr. Brick was employed by Suiza Foods Corporation, now known as Dean Foods Company, where he served as Executive Vice President from July 1996 until October 1996 and as Chief Operating Officer of Dairy Operations from October 1996 until January 2000. Before joining Suiza, Mr. Brick was the Vice President—Sales and Marketing for the Metropoulos Management Group from February 1996 until June 1996. From 1995 until January 1996, he served as Vice President—Sales and Marketing for Ultra Products.

Kevin J. Cameron, 43, became a member of the Board of Directors on December 31, 2008. Mr. Cameron is currently Chief Executive Officer of Ionetix Corporation, a privately held medical device company. Mr. Cameron has more than ten years of corporate governance and strategy experience. In 2003, Mr. Cameron co-founded and was president of Glass Lewis & Company, a leading independent research firm focused on issues of corporate governance. From 2001 to 2002, Mr. Cameron handled corporate affairs for Moxi Digital, a technology venture focused on digital entertainment. From 1997 to 2001, he was employed by NorthPoint Communications, a publicly-traded broadband telecommunications company. Prior to 1997, Mr. Cameron was an attorney with the corporate law firm of Kellogg, Huber, Hansen, Todd & Evans in Washington D.C. and served as a law clerk to the Hon. James L. Buckley of the United States Court of Appeals for the District of Columbia Circuit. Mr. Cameron earned a law degree from the University of Chicago and an undergraduate degree from McGill University. Mr. Cameron is currently a board member of Keryx Biopharmaceuticals, Inc. and Ecotality, Inc. (NASD: ECTY).

Theodore J. Host, 66, became a member of the Board of Directors on November 15, 2005. Mr. Host is a private investor. From October 2001 to April 2004, Mr. Host was the CEO and Director, and from November 1999 until October 2001 was President, CEO and a Director, of Prestige Brands International, a consumer products company. Mr. Host worked with McCown DeLeeuw & Co. to create a consumer products start-up company from March 1996 to November 1999. Prior thereto, Mr. Host served as the President and Chief Operating Officer, and later Chief Executive Officer, of The Scotts Company, a lawn care company. Mr. Host holds Bachelor of Arts and Master of Arts degrees in business from New York University.

Michael S. McGrath, 65, became a member of the Board of Directors on February 22, 2006. Mr. McGrath is the former President and Chief Operating Officer of Dr. Pepper/Seven Up, Inc., the North American business of Cadbury Schweppes plc. From August 1998 to March 2002, Mr. McGrath was President and Chief Operating Officer of Cadbury Beverages/Seven Up. In April 2002, Mr. McGrath’s responsibilities as President and Chief Operating Officer were expanded to include Cadbury Schweppes’ Dr. Pepper business. Mr. McGrath retired in January 2005 and is currently a private investor. He currently serves as a director for Eaux Vives Waters Inc., Polar Corp. and The Nutrasweet Company. Mr. McGrath holds a Bachelor of Education from Boston College.

Michael H. Rauch, 73, became a member of the Board of Directors on April 17, 2008. Mr. Rauch is Of Counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP. Mr. Rauch joined Fried Frank in 1968, was a partner of the firm from 1972 to 2004 and served as co-managing partner of the firm from 1998 to 2003. Mr. Rauch holds a Bachelor of Arts degree from Princeton University and an LL.B. from Harvard Law School.

Robert N. Verdecchio, 55, became a member of the Board of Directors on September 7, 2005. Mr. Verdecchio is a private investor. From 1997 to 2004 he served as a member of the Board of Directors of Pegasus Communications Corporation when it operated as a provider of satellite, cable and broadcast television. Mr. Verdecchio also served as Pegasus’ Chief Financial Officer from 1991 to 2000. Mr. Verdecchio holds a B.S. in Accounting from Temple University.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investment Agreement

Reddy Holdings and Reddy Corp have entered into an Investment Agreement dated April 11, 2012 (the “Investment Agreement”) with Centerbridge pursuant to which, among other things, Centerbridge has agreed, subject to the terms and conditions set forth therein (i) on the effective date of the Plan of Reorganization, to purchase $7.5 million of New Preferred Stock of Reddy Holdings, plus an additional amount of New Preferred Stock with a purchase price equal to the aggregate amount to be paid by Reddy Holdings to holders of Reddy Holdings’ common stock pursuant to the Plan of Reorganization, (ii) to purchase any shares of New Preferred Stock that are not purchased by other eligible holders of Second Lien Notes in the Rights Offering, (iii) in the event that the Arctic acquisition is consummated, subject to certain conditions including Centerbridge’s satisfaction with the terms of the Arctic acquisition, to purchase additional shares of New Preferred Stock in connection with, and to finance, in part, the closing of the Arctic acquisition and related payments under the Plan of Reorganization and (iv) in the event that the Arctic acquisition is not consummated, to exchange a portion of the First Lien Notes held by Centerbridge representing an aggregate amount in principal and accrued interest equal to $68,180,000 for additional shares of New Preferred Stock.  The consummation of the transactions contemplated by the Investment Agreement is subject to the satisfaction of certain conditions to closing set forth therein, including the entry of the confirmation order, commencement of the Rights Offering, execution and delivery of the support agreements and entry into a Stockholders Agreement by Reddy Holdings and certain holders of New Preferred Stock and New Common Stock (the “Stockholders Agreement”).  Reddy Holdings and Reddy Corp have agreed, subject to approval by the Bankruptcy Court, to pay all expenses incurred by Centerbridge in connection with the Plan of Reorganization, the Bankruptcy Cases described herein and the Investment Agreement and the transactions contemplated thereby, including in connection with the Arctic acquisition, whether or not it is consummated.  The Investment Agreement provides that Reddy Holdings and Reddy Corp shall indemnify Centerbridge and its affiliates, members, partners, equityholders, officers, directors, employees, representatives, agents, advisors and controlling persons against any losses incurred by such persons in connection with the Rights Offering, the Plan of Reorganization (or the solicitation thereof), the Bankruptcy Cases described herein and the Investment Agreement and the transactions contemplated thereby.  In the event that the Investment Agreement is terminated under certain circumstances, Centerbridge would be entitled to liquidated damages in the amount of $10 million, which damages would constitute a general unsecured claim of Centerbridge.

Stockholders Agreement

Pursuant to the Stockholders Agreement, Courage Capital Management, LLC and each holder of New Common Stock or New Preferred Stock representing at least 5% of the New Common Stock (including the New Preferred Stock on an as converted basis, voting as a single class) that elects to join the Stockholders Agreement (collectively, the “Stockholder Parties”) and Centerbridge will vote their shares of New Common Stock and New Preferred Stock in favor of five members of the seven member board of directors of reorganized Reddy Holdings that are appointed by Centerbridge, one member that is appointed by Courage Capital Management, LLC and one member that is the Chief Executive Officer of Reddy Holdings.  In addition, the Stockholders Agreement will provide, among other things, that (i) the Stockholder Parties have preemptive rights with respect to equity issuances by reorganized Reddy Holdings in which Centerbridge participates, piggy-back registration rights with respect to registrations of reorganized Reddy Holdings’ capital stock, and certain information rights, (ii) Centerbridge has unlimited demand rights, and the Stockholder Parties collectively have one demand right, to cause reorganized Reddy Holdings to register shares of their capital stock, (iii) the Stockholder Parties will have tag-along rights with respect to sales of reorganized Reddy Holdings’ capital stock by Centerbridge and (iv) from and after the fifth anniversary of the effective date of the Plan of Reorganization, the holders of a majority of the then outstanding shares of New Preferred Stock held by the Stockholder Parties will have the right to cause reorganized Reddy Holdings to pursue a sale of reorganized Reddy Holdings.  In addition, the Stockholders Agreement will impose transfer restrictions on the Stockholder Parties, including generally prohibiting (subject to certain customary exceptions) transfers of shares of Reddy Holdings’ capital stock by the Stockholder Parties without the approval of the reorganized Reddy Holdings’ board of directors and requiring the Stockholder Parties to cooperate with a sale of reorganized Reddy Holdings that is initiated by Centerbridge or by the holders of a majority of the New Preferred Stock.

Support Agreements

We have entered into support agreements with certain holders of First Lien Notes, Second Lien Notes and Discount Notes whereby they agreed to vote in favor of the Plan of Reorganization.  The support agreements are subject to certain conditions including, without limitation, that we obtain confirmation of the Plan of Reorganization by May 17, 2012, that the Bankruptcy Court approve the Plan of Reorganization in all material respects and that we do not amend or modify the Plan of Reorganization in any way that is materially adverse to holders who have signed the support agreements.  As a result of the support agreements (subject to the conditions stated therein), a substantial number of holders of First Lien Notes, Second Lien Notes and Discount Notes agreed to vote in favor of the Plan of Reorganization.

Other Relationships and Transactions

Our former chief executive officer, William P. Brick, retired as an employee effective May 20, 2009. On the effective date of his retirement, we entered into a consulting agreement with Mr. Brick that provided for the payment of $0.2 million in consulting fees during the term of the agreement, which ended on December 31, 2009. We also agreed to allow Mr. Brick’s unvested time-vested RSUs to vest on August 12, 2009, as originally scheduled. Finally, Mr. Brick’s pre-existing employment agreement provided that we would provide him with health insurance under our benefit plans until the age of 65. We recognized $0.2 million of expense in 2009 in connection with the above arrangements.

We have entered into agreements with an affiliate in which we have a cost method investment. Under the equipment purchase agreement, we purchase equipment from a third party vendor on behalf of the affiliate and extend payment terms to the affiliate that are comparable to those we receive from our vendor. We have financed the purchase of approximately $3.2 million of equipment under this agreement, of which approximately $1.3 million has been repaid through December 31, 2011. The remaining $2.0 million receivable is recorded on the consolidated balance sheets as “Notes receivable from affiliate” as of December 31, 2011. We also have operating agreements in place with the affiliate whereby we provide equipment maintenance services and sales support to the affiliate and the affiliate provides certain management services to us in connection with our owned equipment. We had a $0.5 million and $0.2 million receivable from the affiliate related to the operating agreements included in “Accounts receivable, net” on the consolidated balance sheets as of December 31, 2011 and 2010. We recognized approximately $0.5 million and $0.6 million in revenues and $0.9 million and $0.4 million in expenses related to the agreement in 2011 and 2010, respectively.

We also recognized $0.8 million, $0.1 million and $0.1 million in related party rent expense during the periods ended December 31, 2011, 2010 and 2009, respectively. In addition, as of December 31, 2011, we had a related party receivable of $0.3 million from one of our current employees who was the owner of an entity we acquired during 2011.

We (or our subsidiary) will enter into a customary advisory agreement with Centerbridge (the “Advisory Agreement”) providing for reimbursement of Centerbridge’s reasonable expenses related to its investment in the Company and containing customary indemnification provisions.  The Advisory Agreement will not provide for any monitoring, financing, transaction or other fees.

DESCRIPTION OF NEW COMMON STOCK

The following description is a summary of the material terms and provisions of Reddy Holdings’ New Common Stock and is qualified in its entirety by reference to the terms and provisions of reorganized Reddy Holdings’ Second Amended and Restated Certificate of Incorporation and Bylaws and relevant sections of the General Corporation Law of the State of Delaware.

Plan of Reorganization

If the restructuring of our capital structure is effected through the Plan of Reorganization, all of the existing common stock in Reddy Holdings will be cancelled and holders of the Second Lien Notes and Reddy Holdings’ existing common stock will receive New Common Stock.  See “Plan of Reorganization.”

Description of New Common Stock

Issuer	Reddy Holdings.

Securities to be Offered

Up to approximately 6.5 million shares of common stock, $0.0001 par value per share initially, with a potential additional distribution of up to approximately 6.5 million shares (excluding shares issuable upon conversion of reorganized Reddy Holdings’ New Preferred Stock), representing up to approximately 30% of the shares of New Common Stock and New Preferred Stock (on an as converted basis without giving effect to the New Management Incentive Plan).

Securities Authorized	200 million shares of common stock, $0.0001 par value per share.

New Common Stock Outstanding After the Plan of Reorganization	Up to approximately 6.5 million shares initially, with a potential additional distribution of up to approximately 6.5 million shares (excluding shares issuable upon conversion of reorganized Reddy Holdings’ New Preferred Stock).

Listing	Reddy Holdings does not intend to list the New Common Stock on any exchange.

Use of Proceeds	Reddy Holdings does not intend to receive any proceeds from the issuance of shares of New Common Stock.

Dividends

Subject to the preferences applicable to outstanding shares of preferred stock, including the New Preferred Stock, the holders of shares of New Common Stock will be entitled to receive ratably any dividends declared by our Board out of the funds legally available for that purpose.

Liquidation

In the event of liquidation, holders of shares of New Common Stock will be entitled to receive any assets remaining after the payment of debts and the expenses of liquidation, subject to the preferences applicable to outstanding shares of preferred stock, including the New Preferred Stock.

Voting Rights	Holders of shares of New Common Stock will be entitled to one vote per share on all matters upon which holders of the New Common Stock have the right to vote.

Stockholder Agreement	Each holder of shares of New Common Stock and New Preferred Stock representing at least 5% of the New Common Stock and the New Preferred Stock (on an as converted basis and without giving effect to the New Management Incentive Plan) may elect to become a party to the Stockholders Agreement, pursuant to which such electing holders would be subject to transfer restrictions, voting obligations and drag-along obligations and would be entitled certain preemptive rights, tag-along rights and piggyback registration rights.

Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF NEW CLASS A COMMON STOCK

The following description is a summary of the material terms and provisions of Reddy Holdings’ New Class A Common Stock and is qualified in its entirety by reference to the terms and provisions of reorganized Reddy Holdings’ Second Amended and Restated Certificate of Incorporation and Bylaws and relevant sections of the General Corporation Law of the State of Delaware.

Plan of Reorganization

If the restructuring of our capital structure is effected through the Plan of Reorganization, Centerbridge will receive the New Class A Common Stock.  See “Plan of Reorganization.”

Description of New Class A Common Stock

Issuer	Reddy Holdings.

Securities to be Offered	1 share of class A common stock, $0.0001 par value per share.

Securities Authorized	1 share of class A common stock, $0.0001 par value per share.

New Class A Common Stock Outstanding After the Plan of Reorganization	1 share.

Redemption

The New Class A Common Stock is redeemable by Reddy Holdings for $0.01 upon, (x) the liquidation, dissolution or winding up of the affairs of Reddy Holdings or (y) the consummation or termination of the Arctic acquisition.

Dividends	The holder of the share of New Class A Common Stock shall not be entitled to the payment of any dividends or distributions.

Liquidation

In the event of any liquidation (complete or partial), dissolution or winding up of the affairs of Reddy Holdings, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of Reddy Holdings, the holder of the New Class A Common Stock shall be entitled to receive an amount in cash equal to $0.01.

Voting Rights	The holder of the New Class A Common Stock will be entitled to 10,000,000 votes on all matters upon which holders of the New Common Stock or New Preferred Stock have the right to vote.

Listing	Reddy Holdings does not intend to list the New Class A Common Stock on any exchange.

Use of Proceeds

The share of New Class A Common Stock will be issued to Centerbridge for no additional consideration in connection with Centerbridge’s purchase of New Preferred Stock pursuant to the Investment Agreement.

Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF NEW PREFERRED STOCK

The following description is a summary of the material terms and provisions of Reddy Holdings’ New Preferred Stock and is qualified in its entirety by reference to the terms and provisions of reorganized Reddy Holdings’ Second Amended and Restated Certificate of Incorporation and relevant sections of the General Corporation Law of the State of Delaware.

Plan of Reorganization

If the restructuring of our capital structure is effected through the Plan of Reorganization, holders of Second Lien Notes who participate in the Rights Offering and Centerbridge will receive New Preferred Stock.  See “Plan of Reorganization.”

Preferred Stock

Our Board has the authority, by adopting resolutions, to issue shares of preferred stock in one or more series, with the designations and preferences for each series set forth in the adopting resolutions. Our Certificate of Incorporation authorizes our Board to determine, among other things, the rights, preferences and limitations pertaining to each series of preferred stock.  In connection with the Restructuring, a Certificate of Designation will establish the New Preferred Stock, including the terms set forth below.

Issuer	Reddy Holdings.

Securities to be Offered	Up to approximately 3.9 million shares of series A preferred stock, $0.0001 par value per share initially, with potential additional issuances of up to approximately 36 million shares.

Securities Authorized	100 million shares of series A preferred stock, $0.0001 par value per share.

New Preferred Stock Outstanding After the Plan of Reorganization	A minimum of approximately 14.0 million shares initially, with potential additional issuances of approximately 26 million shares.

Coupon	7.0% cumulative coupon payable quarterly in cash or additional shares of series A preferred stock at Reddy Holdings’ option.

Other Distributions	Participates in dividends paid by Reddy Holdings to holders of New Common Stock on an as-converted basis.

Liquidation Preference	$7.1377853.

Mandatory Conversion

The New Preferred Stock will mandatorily convert into New Common Stock upon the earlier of (x) Reddy Holdings’ achievement of a total net debt to EBITDA ratio of less than 3.0:1.0 for a period of four consecutive quarters, (y) completion of a qualifying initial public offering of Reddy Holdings’ New Common Stock or (z) the date, after an initial public offering, that the aggregate value of the publicly traded shares of Reddy Holdings’ New Common Stock exceeds a designated threshold.

Optional Conversion	The New Preferred Stock may be optionally converted by the holder into Reddy Holdings’ New Common Stock at any time.

Conversion Price	$7.1377853, subject to anti-dilution adjustments.

Liquidation	Upon any liquidation, dissolution or winding up of Reddy Holdings (whether voluntary or involuntary), each holder of New Preferred Stock shall be entitled to be paid an amount in cash equal to the greater of (i) the liquidation preference of New Preferred Stock held by such holder (plus all accrued and unpaid dividends thereon) and (ii) the amount that such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s New Preferred Stock was converted into New Common Stock immediately prior to such event.

Voting Rights	Holders of the New Preferred Stock will be entitled to vote on an as converted basis on all matters upon which holders of the New Common Stock have the right to vote.

Shareholders Agreement

Each holder of shares of New Common Stock and New Preferred Stock representing at least 5% of the New Common Stock and the New Preferred Stock (on an as converted basis and without giving effect to the New Management Incentive Plan) may elect to become a party to the Stockholders Agreement, pursuant to which such electing holders would be subject to transfer restrictions, voting obligations and drag-along obligations and would be entitled certain preemptive rights, tag-along rights and piggyback registration rights.

Listing	Reddy Holdings does not intend to list the New Preferred Stock on any exchange.

Use of Proceeds

Reddy Holdings will receive $25.0 million to approximately $28.0 million in initial cash proceeds from the issuance of shares of New Preferred Stock plus either (x) the cancellation of $68.18 million in principal and accrued interest of Reddy Corp’s First Lien Notes or (y) cash proceeds from the issuance of additional shares of New Preferred Stock to Centerbridge in connection with the consummation of the Arctic acquisition. Such proceeds will be used for general corporate purposes, including the payment of fees and expenses incurred in connection with the Plan of Reorganization and cash distributions called for under the Plan of Distribution and, if applicable, to consummate the Arctic acquisition.

Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF INDEBTEDNESS

DIP Credit Facility

In connection with the Plan of Reorganization, we plan to enter into a new debtor-in-possession revolving credit facility with Macquarie Bank Limited, as the sole lender and administrative agent (the “DIP Credit Facility”). There can be no assurance that the Bankruptcy Court will approve the DIP Credit Facility. If approved, the DIP Credit Facility will consist of a $70 million revolving credit facility, the proceeds of which will be used to repay our existing credit facility upon entry of the interim order approving the DIP Credit Facility. The DIP Credit Facility will provide additional liquidity during the restructuring process and will, subject to the satisfaction of certain conditions, some of which are not in our control, be converted into a senior secured first lien revolving credit facility on substantially the same terms as the existing credit facility upon our emergence from bankruptcy.

Borrowings under the DIP Credit Facility will bear interest at a rate equal to LIBOR plus an applicable margin of 7.0% per annum, or, at our option, the Alternative Base Rate plus an applicable margin of 6.0% per annum.  LIBOR and the Base Rate are subject to floors of 1.5% and 2.5% respectively. The DIP Credit Facility will not provide for the issuance of letters of credit. The DIP Credit Facility will mature three months from the date of initial availability under the DIP Credit Facility, with a three month extension at our option, subject to limited conditions to extension, including the payment of an extension fee equal to 1.25% of the full amount of the DIP Credit Facility.

The obligations under the DIP Credit Facility will be fully and unconditionally guaranteed by Reddy Holdings and will also be guaranteed by any future domestic subsidiaries of Reddy Corp. Subject to the approval of the bankruptcy court, the DIP Credit Facility will be collateralized by first priority liens on substantially all of Reddy Corp’s assets and will be entitled to superpriority administrative claim status.

Subject to certain conditions, mandatory prepayments of the DIP Credit Facility (and mandatory commitment reductions of the DIP Credit Facility) will be required to be made with portions of proceeds from asset sales, subject to various exceptions.

The DIP Credit Facility will contain affirmative and negative covenants applicable to Reddy Corp and its future subsidiaries, subject to materiality and other qualifications, baskets and exceptions.  The affirmative and negative covenants will be substantially the same as the existing Credit facility, modified as necessary to reflect the commencement and continuation of the Bankruptcy Cases and the effects that customarily result from reorganization under Chapter 11 of the Bankruptcy Code.  The financial covenants will include a maximum leverage ratio, compliance with cash flow budgets and repayment limitation.

Obligations under the DIP Credit Facility may be declared immediately due and payable upon the occurrence of certain events of default, subject to thresholds and grace periods in some cases.  The events of default will be substantially the same as the existing credit facility, modified as necessary to reflect the commencement of the Bankruptcy Cases and such other matters as the administrative agent shall specify.

THE PLAN OF REORGANIZATION

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE NOT COMMENCED CHAPTER 11 CASES, NOR HAVE THEY TAKEN ANY CORPORATE ACTION AUTHORIZING THE COMMENCEMENT OF SUCH CASES.  THIS DISCLOSURE STATEMENT SOLICITS YOUR ADVANCE ACCEPTANCE OF THE PLAN OF REORGANIZATION, A COPY OF WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS APPENDIX A, AND WHICH CONTAINS IMPORTANT INFORMATION RELEVANT TO YOUR DECISION TO ACCEPT THE PLAN OF REORGANIZATION.  PLEASE READ THE PLAN OF REORGANIZATION COMPLETELY AND CAREFULLY.

To enhance the likelihood that we will succeed in our restructuring efforts, we have formulated the Plan of Reorganization for our reorganization under Chapter 11 of the Bankruptcy Code.  The Plan of Reorganization covers Reddy Ice Holdings, Inc. and Reddy Ice Corporation (together, the “Debtors”), and provides the treatment set forth below to holders of Claims against and Interests in the Debtors.  If the Plan of Reorganization is confirmed and consummated, all holders of Claims against and Interests in the Debtors would receive the treatment set forth below, whether or not they vote for acceptance of the Plan of Reorganization.

The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan of Reorganization and in documents referred to therein.  The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan of Reorganization or documents referred to therein, and reference is made to the Plan of Reorganization and to such documents for the full and complete statements of such terms and provisions.

The Plan of Reorganization itself and the documents referred to therein control the actual treatment of Claims against and Interests in the Debtors under the Plan of Reorganization and will, upon the Effective Date, be binding upon all holders of Claims against and Interests in the Debtors and the Estates, the Reorganized Debtors and other parties in interest.  In the event of any conflict between this Disclosure Statement, on the one hand, and the Plan of Reorganization or any other operative document, on the other hand, the terms of the Plan of Reorganization and such other operative document(s) are controlling.

Glossary

1.       “2003 Merger Consideration Claim” means any Claim related to Reddy Corp.’s obligation to distribute consideration under the Agreement and Plan of Merger dated as of May 12, 2003, by and among CAC Holdings Corp., Cube Acquisition Corp., and Packaged Ice, Inc., in an amount not to exceed $565,000.

2.        “Accrued Professional Compensation” means, at any given moment, all accrued, contingent and/or unpaid fees (including success fees) for legal, financial advisory, accounting and other services and obligations for reimbursement of expenses rendered or incurred before the Effective Date that are unpaid and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code by any retained Professional in the Chapter 11 Cases, or that are unpaid and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not denied by a Final Order, all to the extent that any such fees and expenses have not been previously paid.  To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.  For the avoidance of doubt, Accrued Professional Compensation shall not include any accrued, contingent and/or unpaid fees for services and obligations for reimbursement of expenses rendered or incurred before the Effective Date by any Person retained pursuant to the Ordinary Course Professional Order and authorized to be compensated thereunder without filing a fee application.

3.        “Acquisition Closing Total Share Number” means the total number of shares of Reorganized Reddy Holdco Common Stock and of Reorganized Reddy Holdco Preferred Stock issued and outstanding as of immediately following the consummation of the Arctic Acquisition and the distribution of the Old Reddy Equity Acquisition Closing Shares and the Second Lien Acquisition Closing Shares, which total number shall be determined as the quotient of (a) the sum of (i) $112,500,000 plus (ii) the aggregate number of shares of Old Reddy Common Stock that are to receive cash, and not Reorganized Reddy Holdco Common Stock, pursuant to the Plan multiplied by the Old Reddy Equity Initial Closing Cash Amount plus (iii) $4,076,959 multiplied by the Old Reddy Equity Election Percentage plus (iv) the Investor Acquisition Closing Amount divided by (b) $7.1377853.

4.        “Ad Hoc Discount Noteholder Group” means those certain holders of Discount Notes that are party to the Plan Support Agreement.

5.        “Ad Hoc Noteholder Group” means those certain holders of First Lien Notes and Second Lien Notes that are party to the Plan Support Agreement.

6.        “Administrative Claim” means a (1) Claim for payment of costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a), 331 or 363 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-4001; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; and (2) the Indenture Trustee Claims, without any requirement for filing fee applications in the Chapter 11 Cases.

7.        “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

8.        “Allowed” means, with respect to a Claim within a particular Class, an Allowed Claim of the type described in such Class.

9.        “Allowed Claim” means a Claim (i) as to which no objection or request for estimation has been filed on or before the expiration of an applicable period fixed by the Bankruptcy Court or the Plan; (ii) as to which any objection has been settled, waived, withdrawn or denied by a Final Order or in accordance with the Plan; or (iii) that is allowed (a) by a Final Order, (b) by an agreement between the holder of such Claim and the Debtors or the Reorganized Company or (c) pursuant to the terms of the Plan; provided, however, that, notwithstanding anything in the Plan to the contrary, by treating a Claim as an ‘‘Allowed Claim” under (i) above (the expiration of an applicable deadline), the Debtors do not waive their rights to contest the amount and validity of any disputed, contingent and/or unliquidated Claim in the time, manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.  An Allowed Claim (i) includes a Disputed Claim to the extent such Disputed Claim becomes Allowed after the Effective Date and (ii) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law.  Unless otherwise specified in the Plan, in section 506(b) of the Bankruptcy Code or by Final Order of the Bankruptcy Court, ‘‘Allowed Claim” shall not, for purposes of distributions under the Plan, include interest on such Claim accruing from and after the Petition Date.

10.     “Amended First Lien Notes Indenture” means that certain indenture that will govern the First Lien Notes after the Effective Date, substantially in the form attached as Exhibit G to the Plan, whether accomplished pursuant to a supplement to the First Lien Notes Indenture, or an amendment and restatement or replacement of the First Lien Notes Indenture.

11.     “Arctic” means Arctic Glacier Income Fund and its direct and indirect subsidiaries that are debtors in a proceeding under the CCAA, pending before the Court of Queen’s Bench Winnipeg Centre, and in a case under chapter 15 of title 11 of the United States Code pending in the United States Bankruptcy Court for the District of Delaware.

12.     “Arctic Acquisition” means, with respect to Arctic, a transaction that results in the Reorganized Company’s direct or indirect acquisition in any manner, including by way of a tender offer, exchange offer, merger, consolidation, share exchange, joint venture, partnership, dissolution, liquidation, recapitalization, reorganization, other business combination or similar transaction, of beneficial ownership of at least 70% of the equity securities entitled to vote generally in the election of directors calculated on a fully-diluted basis, taking into account any securities convertible into, exchangeable for or exercisable for any such securities (whether immediately or otherwise) on an as- converted, exchanged or exercised basis, or of all or substantially all of the consolidated assets of Arctic and its Subsidiaries taken as a whole.

13.     “Arctic Acquisition Discount Notes Payment” has the meaning set forth in Article V.D of the Plan.

14.     “Arctic Acquisition Discount Notes Payment Date” has the meaning set forth in Article V.D of the Plan.

15.     “Arctic Termination” means (a) the Company’s final determination, with the consent of the Sponsor in its sole discretion, to abandon or no longer pursue the potential Arctic Acquisition or (b) if earlier, an Arctic Acquisition being consummated by a third party.

16.     “Avoidance Actions” means causes of action or rights arising under sections 510(c), 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code.

17.     “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

18.     “Bankruptcy Court” means the United States Bankruptcy Court having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court in such jurisdiction.

19.     “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. §§ 1-4001, as well as the general and local rules of the Bankruptcy Court.

20.     “Business Day” means any day, excluding Saturday, Sunday or “legal holidays” (as defined in Bankruptcy Rule 006(a)), on which commercial banks are open for business in New York, New York.

21.     “CCAA” means Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C 36, as amended.

22.     “Cash” means legal tender of the United States of America or the equivalent thereof.

23.     “Causes of Action” means any action, proceeding, agreement, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law.  Causes of Action also include: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any claim listed in the Plan Supplement.

24.     “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to both Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court under Case No. 12-               (      ).

25.     “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

26.     “Claim Objection Bar Date” means such date or other period of limitation, if any, as may be specifically fixed by an order of the Bankruptcy Court for objecting to Claims.

27.     “Class” means a category of holders of Claims or Interests as set forth in Article III of the Plan.

28.     “Collateral” means any property or interest in property of the Estate subject to a lien or security interest to secure the payment or performance of a Claim, which lien or security interest is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable law.

29.     “Company” means Reddy Holdings together with its wholly owned subsidiary, Reddy Corp., prior to and after commencement of these Chapter 11 Cases through the Effective Date.

30.     “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

31.     “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

32.     “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

33.     “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

34.     “Consummation” means the occurrence of the Effective Date.

35.     “Corporate Governance Documents” means, collectively, the articles of incorporation, by-laws and other corporate organization documents of the Debtors and the Reorganized Company, the forms of which shall be acceptable to the Sponsor.

36.     “Courage Capital” means Courage Capital Management, LLC.

37.     “Cure” means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of one or both the Debtors and to permit the Debtors to assume that contract or lease under sections 365(a) or 1123 of the Bankruptcy Code.

38.     “D&O Liability Insurance Policies” means all insurance policies of the Company or their current or past officers, directors, and managers providing liability coverage for the Company and such officers, directors and/or managers.

39.     “DTC” means the Depositary Trust Company.

40.     “Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in these Chapter 11 Cases.

41.     “Debtors” means, collectively, Reddy Ice Holdings, Inc. and Reddy Ice Corporation.

42.     “DIP Agent” means the administrative agent and collateral agent named in the DIP Loan Agreement, which, as of the Petition Date, is Macquarie.

43.     “DIP Facility” means the credit facility or facilities established pursuant to the DIP Loan Agreement.

44.     “DIP Facility Claim” means any Claim arising under or in connection with the DIP Facility.  The DIP Facility Claim shall be Allowed in the principal amount borrowed pursuant to the DIP Facility, plus interest, fees and expenses and, for the avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

45.     “DIP Lenders” means the banks, financial institutions and other lender parties to the DIP Loan Agreement from time to time, each in their capacity as such.

46.     “DIP Loan Agreement” means (i) that certain Senior Secured Priming Debtor-in-Possession Credit Agreement by and between the Debtors, Macquarie, as Agent and certain lenders signatory thereto, dated on or about the Petition Date, in an amount not to exceed Seventy Million Dollars ($70,000,000) and (ii) such other loan or credit agreements, security agreements, pledge agreements, guarantees, or similar agreements or instruments executed and delivered by the Debtor relating to or executed and delivered pursuant to such agreement, and all

Uniform Commercial Code financing statements required thereby that were filed, or other filings and/or registrations that were made or obtained, as the case may be, with respect to the security interests in personal property, real property and fixtures created pursuant to any of the foregoing agreements, as amended by the parties thereto and approved by the Bankruptcy Court.

47.     “DIP Order” means the Final Order of the Bankruptcy Court approving the DIP Facility or, if such a Final Order has not been entered, the order entered by the Bankruptcy Court approving the DIP Facility on an interim basis.

48.     “Disallowed” means, with respect to a Claim within a particular Class, a Disallowed Claim of the type described in such Class.

49.     “Disallowed Claim” means any Claim against the Debtors that has been disallowed, in whole or in part, by Final Order or written agreement between the Debtors and the holder of such Claim, to the extent of such disallowance.

50.     “Disbursing Agent” means the Reorganized Company or the Person or Persons chosen by the Reorganized Company to make or facilitate distributions pursuant to the Plan.

51.     “Disclosure Statement” means the written disclosure statement entitled Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated April 11, 2012, that relates to the Plan, as amended, supplemented or modified from time to time, and that is prepared and distributed in accordance with applicable nonbankruptcy law, as well as section 1125 of the Bankruptcy Code and Bankruptcy Rule 3018.

52.     “Discount Notes” means the 10.5% Senior Discount Notes due 2012 issued by Reddy Holdings pursuant to the Discount Notes Indenture.

53.     “Discount Notes Claim” means any Claim arising under or in connection with the Discount Notes.

54.     “Discount Notes Claim Distributions” means the distributions to the holders of Allowed Discount Notes Claims, including, but not limited to, the issuance of the Discount Notes Promissory Notes, as set forth in greater detail in Articles III.D and V.D of the Plan.

55.     “Discount Notes Indenture” means the Indenture dated as of October 27, 2004, by and between Reddy Holdings and the Discount Notes Indenture Trustee, as supplemented by the First Supplemental Indenture dated as of July 28, 2005, as further supplemented by the Second Supplemental Indenture dated as of March 3, 2010.

56.     “Discount Notes Indenture Trustee” means, U.S. Bank National Association, or any trustee successor thereto, solely in its capacity as set forth under the Discount Notes Indenture, and/or its duly appointed successor solely in such capacity.

57.     “Discount Notes Indenture Trustee Claim” means any Claim of the Discount Notes Indenture Trustee for reasonable and documented fees, expenses, disbursements and advances under the terms of the Discount Notes Indenture (including, but not limited to, the reasonable documented fees, costs and expenses incurred by the Discount Notes Indenture Trustee’s professionals).

58.     “Discount Notes Initial Payment” has the meaning set forth in Article V.D of the Plan.

59.     “Discount Notes Promissory Notes” has the meaning set forth in Article V.D of the Plan.

60.     “Discount Notes Subsequent Payment” has the meaning set forth in Article V.D of the Plan.

61.     “Discount Notes Subsequent Payment Date” has the meaning set forth in Article V.D. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that has not been Allowed or Disallowed.

62.     “Distribution Date” means the date, occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims as provided in Article VII of the Plan and any date thereafter on which the Disbursing Agent makes distributions to holders of Allowed Claims as provided in Article VII of the Plan.

63.     “Distribution Record Date” means the Effective Date.

64.     “Effective Date” means the first business day after which (a) all provisions, terms and conditions specified in Article X.B of the Plan have been satisfied or waived pursuant to Article X.C of the Plan and (b) no stay of the Confirmation Order is in effect.  Unless otherwise specifically provided for in the Plan, anything required to be done by the Debtors or the Reorganized Debtors on the Effective Date shall be done on the Effective Date.

65.     “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

66.     “Estimation Motion” has the meaning set forth in Article V.F of the Plan.

67.     “Exculpated Claim” means any claim related to any act or omission in connection with, relating to or arising out of the Debtors’ in or out of court restructuring efforts, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement or the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the negotiation, consummation, implementation, or enforcement of the DIP Facility, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Plan securities, the negotiation, consummation, implementation or enforcement of the Exit Credit Facility, or the distribution of property under the Plan or any other related agreement; provided, however, that Exculpated Claims shall not include any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct or fraud to the extent imposed by applicable non-bankruptcy law; provided further, however, that “Exculpated Claim” shall not include any claim to enforce the Plan or the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan. For the avoidance of doubt, no Cause of Action, obligation or liability expressly preserved by the Plan or the Plan Supplement constitutes an Exculpated Claim.  Further, no Reddy Corp. Subordinated 510(b) Claim or Reddy Holdings Subordinated 510(b) Claim, whether relating to indemnification obligations or otherwise, shall constitute an Exculpated Claim.

68.     “Exculpated Party” means each of: (a) the Debtors, the Reorganized Company and their Affiliates; (b) the current and former directors and officers of the Company; (c) the members of the Ad Hoc Noteholder Group; (d) the members of the Ad Hoc Discount Noteholder Group; (e) the Sponsor; (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement, and (iii) the Prepetition Revolving Loan Credit Agreement; (g) the Disbursing Agent; and (h) with respect to each of the foregoing Persons in clauses (a) through (g), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such.

69.     “Exculpation” means the exculpation provision set forth in Article IX.E of the Plan.

70.     “Executory Contract” means any contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

71.     “Exit Credit Facility Agreement” means one or more financing agreements to be executed by the Reorganized Company on or after the Effective Date, including any agreements, amendments, modifications or supplements or documents related thereto, and substantially on the terms set forth in Exhibit J to the Plan.

72.     “Exit Credit Facility” means the credit facility or facilities established pursuant to the Exit Credit Facility Agreement.

73.     “Exit Financing” means any financing provided to the Reorganized Company on the Effective Date pursuant to the Exit Credit Facility Agreement, a form of which shall be attached as an exhibit to the Plan Supplement.

74.     “Exit Lenders” means the banks, financial institutions and other lender parties to the Exit Credit Facility Agreement from time to time, each in their capacity as such.

75.     “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

76.     “First Lien Notes” means the 11.25% Senior Secured First Lien Notes due 2015 issued by Reddy Corp. pursuant to the First Lien Notes Indenture.

77.     “First Lien Notes Claim” means any Claim against Reddy Corp. arising under or in connection with the First Lien Notes.  The First Lien Notes Claims shall be Allowed in the aggregate amount of $300 million, plus interest, fees and expenses and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

78.     “First Lien Notes Guarantee Claim” means any Claim on account of Reddy Holdings’ guarantee of Reddy Corp.’s obligations arising under or in connection with the First Lien Notes Indenture.

79.     “First Lien Notes Indenture” means the Indenture, dated as of March 15, 2010, by and among Reddy Ice Corporation, Reddy Ice Holdings, Inc., the guarantors party thereto and the First Lien Notes Indenture Trustee, as trustee, relating to Reddy Corp.’s outstanding 11.25% Senior Secured First Lien Notes due 2015, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith.

80.     “First Lien Notes Indenture Trustee” means Wells Fargo Bank, National Association, or any trustee successor thereof, solely in its capacity as set forth under the First Lien Notes Indenture, and/or its duly appointed successor solely in such capacity.

81.     “First Lien Notes Indenture Trustee Claim” means any Claim of the First Lien Notes Indenture Trustee for reasonable and documented fees, expenses, disbursements and advances under the terms of the First Lien Notes Indenture (including, but not limited to, the reasonable documented fees, costs and expenses incurred by the First Lien Notes Indenture Trustee’s professionals).

82.     “Impaired Claim” means any Claim in an Impaired Class of Claims.

83.     “Impaired Class” means a Class that is impaired within the meaning of section 1124 of the Bankruptcy Code.  For the avoidance of doubt, Impaired Classes are Classes 2A, 3A, 8A, 9A, 2B, 3B, 6B, 8B, 9B and 10B.

84.     “Impaired Interest” means any Interest in an Impaired Class of Interests.

85.     “Indemnification Agreements” means any agreement or understanding to indemnify the Company or their past or present directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents, other than those indemnification provisions or obligations contained in the Company’s bylaws, certificates of incorporation or other formation documents.

86.     “Indenture Trustee Claims” means together, any First Lien Notes Indenture Trustee Claim, Second Lien Notes Indenture Trustee Claim or Discount Notes Indenture Trustee Claim.

87.     “Indenture Trustees” means both the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee and the Discount Notes Indenture Trustee.

88.     “Indentures” means, collectively, the First Lien Notes Indenture, the Second Lien Notes Indenture and the Discount Notes Indenture.

89.     “Insurance Policies” means, collectively, all of the Company’s insurance policies, including, but not limited to, the D&O Liability Insurance Policies.

90.     “Intercompany Claim” means any Claim arising from a promissory note Reddy Corp. entered into in March 2012 with Reddy Holdings for the original principal amount of approximately $8.6 million, which loan matures on September 1, 2012 and bears an interest rate of 12.5% per annum.

91.     “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

92.     “Interest” means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized or outstanding shares of capital stock of the Debtors together with any warrants, options or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

93.     “Investment Agreement” means that certain agreement between the Company and the Sponsor, attached as Exhibit H to the Plan, pursuant to which, among other things, the Sponsor has agreed to purchase, and the Company has agreed that Reorganized Reddy Holdco shall issue and sell, Reorganized Reddy Holdco Preferred Stock, on the terms and subject to the conditions set forth therein, including in connection with the consummation, if any, of the Arctic Acquisition by the Reorganized Company.

94.     “Investor Acquisition Closing Amount” means the aggregate amount invested by the Sponsor, pursuant to the Investment Agreement, in connection with the consummation of the Arctic Acquisition (including, without limitation, amounts invested by the Sponsor to the fund payments to be made pursuant to the Plan).

95.     “Investor Acquisition Closing Shares” means a number of shares of Reorganized Reddy Holdco Preferred Stock equal to the Investor Acquisition Closing Amount divided by $7.1377853.

96.     “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

97.     “MDL Litigations” means all lawsuits filed against the Company in various federal and state courts in multiple jurisdictions alleging violations of federal and state antitrust laws and related claims and seeking damages and injunctive relief, including, but not limited to, the proceedings transferred and consolidated for pretrial proceedings in the United States District Court for the Eastern District of Michigan.

98.     “Macquarie” means Macquarie Bank Limited.

99.     “New Board” means, with respect to each Reorganized Company, the initial board of directors or managers, as applicable, appointed as of the Effective Date, the members of which shall be determined in accordance with Article V.I of the Plan and be deemed to have been endorsed and approved by the members of the Boards of Directors of the Debtors immediately prior to the Effective Date.

100.   “New Management Incentive Plan” shall have the meaning set forth in Article V.J of the Plan.

101.   “New Stockholders’ Agreement” means that certain New Stockholders’ Agreement, as may be amended, restated, supplemented or otherwise modified from time to time, in form and substance consistent with the Term Sheet attached as Exhibit D to the Investment Agreement and otherwise reasonably acceptable to the Requisite Ad Hoc Noteholders.

102.   “Old Reddy Equity Acquisition Closing Cash Amount” means the quotient of (a) $1,199,106 divided by (b) the aggregate number of shares of Old Reddy Common Stock that are to receive any distribution pursuant to the Plan.

103.   “Old Reddy Equity Acquisition Closing Shares” means a number of shares of Reorganized Reddy Holdco Common Stock equal to (a) the quotient of (i) the product of $4,076,959 multiplied by the Old Reddy Equity

Election Percentage divided by (ii) $7.1377853 minus (b) 403,185.7 multiplied by the Old Reddy Equity Election Percentage.

104.   “Old Reddy Equity Election Percentage” means the quotient, expressed as a percentage of (i) the aggregate number of shares of Old Reddy Common Stock that elect to receive Reorganized Reddy Holdco Common Stock pursuant to the Plan divided by (ii) the aggregate number of shares of Old Reddy Common Stock that are to receive any distribution pursuant to the Plan.

105.   “Old Reddy Equity Initial Closing Cash Amount” means the quotient of (a) $2,877,853 divided by (b) the aggregate number of shares of Old Reddy Common Stock that are to receive any distribution pursuant to the Plan.

106.   “Old Reddy Holdings Common Stock” means the Common Stock, par value $0.0001 per share, of Reddy Holdings, prior to the Effective Date.

107.   “Ordinary Course Professional Order” means the Order Pursuant to 11 U.S.C. §§ 105(a), 327, 330 and 331 Authorizing Retention and Compensation of Professionals Utilized by Debtors in Ordinary Course of Business.

108.   “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

109.   “Petition Date” means the date on which the Debtors file their petitions for reorganization relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

110.   “Plan” means this Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, including the Plan Supplement, all exhibits, appendices and schedules thereto, which are incorporated therein by reference, in either present form or as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules.

111.   “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed by the Debtors , including any exhibits and appendices to the Plan to the extent not already appended and attached, and including to the extent known, the identity of the members of the New Board of each Reorganized Company, as well as the nature and amount of compensation for any member of a New Board who is an “insider” under section 101(31) of the Bankruptcy Code, on or before the date that is five (5) days prior to the Confirmation Hearing; provided, however that the Plan Supplement documents may be updated and revised until the Effective Date (with final forms of all Plan Supplement Documents filed on or before the Effective Date).

112.   “Plan Support Agreement” means the Restructuring and Plan Support Agreement dated as of April 11, 2012, among Reddy Corp., Reddy Holdings and the holders of First Lien Notes, Second Lien Notes and Discount Notes party thereto.

113.   “Prepetition Revolver Guarantee Claim” means any Claim on account of Reddy Holdings’ guarantee of Reddy Corp.’s obligations arising under or in connection with the Prepetition Revolving Loan Credit Agreement.  The Prepetition Revolver Guarantee Claim shall be an Allowed Claim and shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

114.   “Prepetition Revolving Loan Agent” means Macquarie in its capacity as administrative agent under the Prepetition Revolving Loan Credit Agreement, or any successor agent thereunder.

115.   “Prepetition Revolving Loan Claim” means any Claim arising under or in connection with the Prepetition Revolving Loan Credit Agreement.  The Prepetition Revolving Loan Claim shall be Allowed in the aggregate amount of $50 million, less any amounts paid from proceeds of the DIP Facility prior to the Effective Date, plus interest, fees and expenses and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

116.   “Prepetition Revolving Loan Credit Agreement” means that certain Amended and Restated Credit Agreement dated October 22, 2010, as amended, restated, supplemented or otherwise modified as of the date hereof, by and among Reddy Corp., as borrower, the Prepetition Revolving Loan Agent, and Macquarie, as lender.

117.   “Prepetition Revolving Loan Credit Facility” means the credit facility established pursuant to the Prepetition Revolving Loan Credit Agreement.

118.   “Priority Tax Claim” means any Claim of a governmental unit, as defined in section 101(27) of the Bankruptcy Code, of the kind specified in section 507(a)(8) of the Bankruptcy Code.

119.   “Pro Rata” means, as applicable, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class, or the proportion that all Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such Class and other Classes entitled to share in the same recovery under the Plan.

120.   “Professional” means a Person: (a) retained pursuant to an order of the Bankruptcy Court in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 363 or 331 of the Bankruptcy Code, or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

121.   “Proof of Claim” means any proof of Claim filed against either of the Debtors in the Chapter 11 Cases.

122.   “Reddy Corp.” means Reddy Ice Corporation, a Nevada corporation.

123.   “Reddy Corp. General Unsecured Claim” means any Unsecured Claim against Reddy Corp., including, but not limited to (i) Claims under or related to the MDL Litigations and (ii) the Second Lien Notes Deficiency Claim; provided, however that the following Claims shall not be Reddy Corp. General Unsecured Claims: (a) an Administrative Claim, (b) a Priority Tax Claim, (c) a Reddy Corp. Priority Claim, (d) a Claim for Accrued Professional Compensation, (e) a Reddy Corp. Unsecured Ongoing Operations Claim, or (f) a Reddy Corp. Subordinated 510(b) Claim.

124.   “Reddy Corp. Other Secured Claim” means any Secured Claim against Reddy Corp., including, but not limited to the 2003 Merger Consideration Claims, unless such Claim is: (a) a Prepetition Revolving Loan Claim, (b) a DIP Facility Claim, (c) a First Lien Notes Claim or (d) a Second Lien Notes Claim.

125.   “Reddy Corp. Priority Claim” means any Claim against Reddy Corp. entitled to priority under section 507(a) of the Bankruptcy Code other than a DIP Facility Claim, an Administrative Claim or a Priority Tax Claim.

126.   “Reddy Corp. Subordinated 510(b) Claim” means any Claim, including but not limited to any Claim under or related to the Securities Litigations and any Claim for reimbursement, contribution or indemnification in respect of the Securities Litigations, subordinated pursuant to Bankruptcy Code section 510(b), which shall include any Claim arising from the rescission of a purchase or sale of any Interests in Reddy Corp., for damages arising from the purchase or sale of any Interests in Reddy Corp., or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

127.   “Reddy Corp. Unsecured Ongoing Operations Claims” means any Unsecured Claim directly relating to and arising solely from the receipt of goods and services by the Debtors arising with and held by Persons with whom the Debtors are conducting, and will continue to conduct, business as of the Effective Date; provided, however, that Reddy Corp. Unsecured Ongoing Operations Claims shall not include Administrative Claims or any Claim arising from the rejection of a contract of Reddy Corp.

128.   “Reddy Holdings” means Reddy Ice Holdings, Inc., a Delaware corporation.

129.   “Reddy Holdings General Unsecured Claim” means any Unsecured Claim against Reddy Holdings, including, but not limited to, a Second Lien Notes Guarantee Deficiency Claim, unless such Claim is: (a) an Administrative Claim, (b) a Priority Tax Claim, (c) a Reddy Holdings Priority Claim, (d) a Claim for Accrued Professional Compensation, (e) a Discount Notes Claim, (f) a Reddy Holdings Unsecured Ongoing Business Operations Claim, or (g) a Reddy Holdings Subordinated 510(b) Claim.

130.   “Reddy Holdings General Unsecured Claim Settlement Payments” means two annual payments, each totaling $150,000, with the first to be made on the first anniversary of the Effective Date and the second payment to be made on the second anniversary of the Effective Date to the holders of Allowed Reddy Holdings General Unsecured Claims, as set forth in greater detail in Article III.D and Article V.E of the Plan.

131.   “Reddy Holdings Other Secured Claim” means any Secured Claim against Reddy Holdings, other than a Prepetition Revolver Guarantee Claim, a DIP Facility Claim, a First Lien Notes Guarantee Claim or a Second Lien Notes Guarantee Claim.

132.   “Reddy Holdings Priority Claim” means any Claim against Reddy Holdings entitled to priority under section 507(a) of the Bankruptcy Code other than a DIP Facility Claim, an Administrative Claim or a Priority Tax Claim.

133.   “Reddy Holdings Subordinated 510(b) Claim” means any Claim, including but not limited to Claims under or related to the Securities Litigations and any Claim for reimbursement, contribution or indemnification in respect of the Securities Litigations, subordinated pursuant to Bankruptcy Code section 510(b), which shall include any Claim arising from the rescission of a purchase or sale of any Interests in Reddy Holdings, for damages arising from the purchase or sale of any Interests in Reddy Holdings, or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

134.   “Reddy Holdings Unsecured Ongoing Business Operations Claim” means any Unsecured Claim directly relating to and arising solely from the receipt of goods and services by the Debtors and held by Persons with whom the Debtors are conducting, and will continue to conduct, business as of the Effective Date, including; provided, however, that Reddy Holdings Unsecured Ongoing Operations Claims shall not include Administrative Claims or any Claim arising from the rejection of a contract of Reddy Holdings.

135.   “Reinstate,” “Reinstated” or “Reinstatement” means (i) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) issuing stock in the Reorganized Company to holders of Allowed Interests in the Debtors, or (iii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement and shall be deemed cured on the Effective Date.

136.   “Rejection Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

137.   “Released Party” means each of: (a) the Company, the Debtors, the Reorganized Company and their Affiliates; (b) the current and former directors and officers of the Company; (c) the members of the Ad Hoc Noteholder Group; (d) the members of the Ad Hoc Discount Noteholder Group; (e) the Sponsor; (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement; and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such.

138.   “Releasing Parties” means all Persons who have held, hold or may hold Claims or Interests that have been released pursuant to Article IX.B, IX.C or Article IX.D of the Plan, discharged pursuant to Article IX.F of the Plan or are subject to exculpation pursuant to Article IX.E of the Plan.

139.   “Reorganized” means, with respect to either of the Debtors or the Company, any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

140.   “Reorganized Reddy Holdco Class A Common Stock” means one share of the Class A Common Stock, par value $0.0001 per share, of Reorganized Reddy Holdings authorized pursuant to the Plan, having the terms substantially set forth in Reorganized Reddy Holdings Certificate of Incorporation, which one share shall be issued and outstanding as of the Effective Date.

141.   “Reorganized Reddy Holdco Common Stock” means 200 million shares of the Common Stock, par value $0.0001 per share, of Reorganized Reddy Holdings authorized pursuant to the Plan, having the terms set forth in Reorganized Reddy Holdings’ Certificate of Incorporation, of which up to approximately 6.5 million shares shall be initially issued and outstanding as of the Effective Date.

142.   “Reorganized Reddy Holdco Preferred Stock” means 100 million shares of the 7.0% Series A Convertible Preferred Stock, par value $0.0001 per share, of Reorganized Reddy Holdings authorized pursuant to the Plan, having the terms substantially set forth in the form of Certificate of Designation attached as Exhibit B to the Investment Agreement and which, on such terms, shall be convertible into Reorganized Reddy Holdco Common Stock, of which up to approximately 3.9 million shares shall be initially issued and outstanding as of the Effective Date.

143.   “Requisite Ad Hoc Noteholders” means no fewer than two members of the Ad Hoc Noteholder Group, which members hold at least 50% of the aggregate principal amount of the First Lien Notes and Second Lien Notes held by all members of the Ad Hoc Noteholder Group; provided that for purposes of the definition of “New Stockholders’ Agreement” and Articles X.A.3, X.B.4, X.C and XI.A of the Plan (with respect to material changes to the Plan), the Requisite Ad Hoc Noteholders shall include at least one holder of Second Lien Notes that does not hold any First Lien Notes.

144.   “Rights Offering” means the offering to the holders of Second Lien Notes of the non-transferable right to purchase $17,500,000 of Reorganized Reddy Holdco Preferred Stock for a price equal to $7.1377853 per share, as set forth in the Rights Offering Procedures and Disclosure Statement, and the backstop of such Rights Offering by the Sponsor on the terms set forth in the Investment Agreement.

145.   “Rights Offering Procedures” means the conditions, limitations and procedures governing the Rights Offering set forth on Exhibit C of the Investment Agreement.

146.   “Schedules” means, collectively, any schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as may be amended from time to time before entry of a final decree; provided, however, that the Debtors may seek a waiver of the requirement set forth in section 521 of the Bankruptcy Code.

147.   “Second Lien Acquisition Closing Shares” means a number of shares of Reorganized Reddy Holdco Common Stock equal to (a) the quotient of $87.5 million divided by $7.1377853 minus (b) 6,094,327.3.

148.   “Second Lien Notes” means the 13.25% Senior Secured Second Lien Notes due 2015 issued by Reddy Corp. pursuant to the Second Lien Notes Indenture.

149.   “Second Lien Notes Claim” means any Claim against Reddy Corp. arising under or in connection with the Second Lien Notes.  The Second Lien Notes Claims shall be Allowed in the aggregate amount of $147.5 million, plus fees and expenses as of the Petition Date and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

150.   “Second Lien Notes Deficiency Claim” means that portion of the Claims against the Debtors arising under, in connection with, or related to the Second Lien Notes Indenture that exceeds the recovery to the holders of the Second Lien Notes Claims, which deficiency is estimated to be between $124.7 and $73.5 million.  For purposes of voting on the Plan, the Debtors and those holders of Second Lien Notes who have executed the Plan Support Agreement have agreed that the Second Lien Notes Deficiency Claim shall be $73.5 million.

151.   “Second Lien Notes Guarantee Claim” means any Claim on account of Reddy Holdings’ guarantee of Reddy Corp.’s obligations arising under or in connection with the Second Lien Notes Indenture.

152.   “Second Lien Notes Guarantee Deficiency Claim” means any Claim on account of Reddy Holdings’ guarantee of Reddy Corp.’s obligations arising under or in connection with the Second Lien Notes Indenture that exceeds the recovery to the holders of the Second Lien Notes Guarantee Claims, which deficiency is estimated to be between $124.7 and $73.5 million.  For purposes of voting on the Plan, the Debtors and those holders of Second Lien Notes who have executed the Plan Support Agreement have agreed that the Second Lien Notes Guarantee Deficiency Claim shall be $73.5 million.

153.   “Second Lien Notes Indenture” means the Indenture, dated as of March 15, 2010, by and among Reddy Corp., Reddy Holdings, the guarantors party thereto and the Second Lien Notes Indenture Trustee, as trustee, relating to Reddy Corp.’s outstanding 13.25% Senior Secured Second Lien Notes due 2015, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith.

154.   “Second Lien Notes Indenture Trustee” means Wells Fargo Bank, National Association, solely in its capacity as set forth under the Second Lien Notes Indenture, and/or its duly appointed successor solely in such capacity.

155.   “Second Lien Notes Indenture Trustee Claim” means any Claim of the Second Lien Notes Indenture Trustee for reasonable and documented fees, expenses, disbursements and advances under the terms of the Second Lien Notes Indenture (including, but not limited to, the reasonable documented fees, costs and expenses incurred by the Second Lien Notes Indenture Trustee’s professionals).

156.   “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the Estate of the Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to the Plan as a Secured Claim.

157.   “Securities Action Defense Reserve” means the reserve established on the Effective Date by the Company from amounts to which holders of Second Lien Claims would otherwise be entitled for the benefit of current and former officers of Reddy Corp. and Reddy Holdings to fund defense costs related to the Securities Litigations.

158.   “Securities Defendants” means any present or future defendant named in the Securities Litigations.

159.   “Securities Litigations” means any action that would give rise to a Claim arising under Bankruptcy Code section 510(b), which shall include any Claim arising from the rescission of a purchase or sale of any Interests in the Debtors, for damages arising from the purchase or sale of such an Interest, or any Claim for reimbursement, contribution or indemnification on account of any such Claim, including, but not limited to, the case captioned Chamberlain v. Reddy Ice Holdings, Inc., et al., No. 2:08-cv-13451 (PDB)(RSW)(E.D. Mich.).

160.   “Sponsor” means Centerbridge Partners, L.P. or one or more of its parallel funds and related vehicles.

161.   “Sponsor Direct Investment” means the purchase by Sponsor of not less than $7.5 million of Reorganized Reddy Holdco Preferred Stock for Cash, as contemplated by Section 1.1(e) of the Investment Agreement.

162.   “Sponsor Equitization” means the acquisition by Sponsor of $75 million of Reorganized Reddy Holdco Preferred Stock in exchange for First Lien Notes, as contemplated by Section 1.3 of the Investment Agreement.

163.   “Subordinated 510(b) Claim” means any Claim subordinated pursuant to Bankruptcy Code section 510(b), including but not limited to the Reddy Corp. Subordinated 510(b) Claims and the Reddy Holdings Subordinated 510(b) claims, which shall include any Claim arising from the rescission of a purchase or sale of any Interests in the Debtors, for damages arising from the purchase or sale of such an Interest, or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

164.   “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

165.   “Unimpaired” means any Claim or Interest in a Class that is not designated as an Impaired Class.  For the avoidance of doubt, Unimpaired Classes are Classes 1A, 4A, 5A, 6A, 7A, 10A, 1B, 4B, 5B and 6B.

166.   “Unsecured Claim” means a Claim against the Debtors arising prior to the Petition Date that is neither a Secured Claim nor entitled to priority under section 507 of the Bankruptcy Code or any order of the Bankruptcy Court.

167.   “U.S. Trustee” means the United States Trustee for the Northern District of Texas.

168.   “Voting Deadline” means 5:00 p.m. (New York City time) on May 9, 2012.

Reasons for the Solicitation

As set forth above, we are soliciting the requisite acceptances of the Plan of Reorganization prior to the filing of any voluntary petition for reorganization of the Debtors under Chapter 11 of the Bankruptcy Code.  We anticipate that by conducting the acceptance solicitation in advance of commencing any Chapter 11 Cases, the duration of the Chapter 11 Cases will be significantly shortened, and the administration of the cases, which otherwise could be lengthy, complex, and extremely expensive, will be greatly simplified and much less costly.

Anticipated Events During the Chapter 11 Case

Contemporaneously with the solicitation of votes for acceptance of the Plan or Reorganization, the Debtors shall file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code.  Notwithstanding any such commencement of bankruptcy cases prior to the Voting Deadline, the voting period shall remain open and parties may nonetheless submit votes to accept or reject the Plan of Reorganization until the Voting Deadline.  At the time of commencement of Chapter 11 cases, all creditor actions and proceedings against the Debtors and all acts to obtain property from the Debtors will be stayed under section 362 of the Bankruptcy Code.  The Debtors will continue to operate their businesses and manage their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Debtors do not expect the Chapter 11 Cases to be protracted.  To expedite their emergence from Chapter 11, the Debtors on the Petition Date, in addition to filing this Disclosure Statement and the Plan of Reorganization, would file “first day” motions seeking the relief detailed below, among other relief, from the Bankruptcy Court.  Such relief, if granted, will facilitate the administration of the Chapter 11 Cases; there can be no assurance, however, that the Bankruptcy Court will grant the relief sought.

Motion To Approve Combined Disclosure Statement And Confirmation Hearing

The Debtors intend to seek an order scheduling a combined hearing on this Disclosure Statement and confirmation of the Plan of Reorganization (the “Confirmation Hearing”) for a date not more than 45 days following the Petition Date.  At the Confirmation Hearing, the Debtors will seek approval of the confirmation of the Plan of Reorganization pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code.  At that time, the Debtors will also request that the Bankruptcy Court approve the commencement of the solicitation of votes on the Plan of Reorganization prior to the commencement of the Chapter 11 cases and the continuation of that solicitation after the Petition Date.

Motion For Authority To Pay Prepetition Employee Wages And Associated Benefits

The Debtors believe that their employees are an integral part of their businesses and that the employees’ continued dedication is crucial to the Restructuring.  Accordingly, the Debtors will be filing a motion for authority to pay any prepetition employee wages and benefits without delay and thereby avoid the irreparable harm to employee morale and the business.  Such motions are routinely granted by bankruptcy courts.

Motion To Continue Using Existing Cash Management Systems

Because the Debtors will seek to emerge from the Chapter 11 Cases in less than two months, and because of the administrative hardship that any operating changes would impose, the Debtors intend to seek authority to continue using their existing cash management system, bank accounts and business forms and to follow their internal investment and deposit guidelines.  In that regard, the Debtors believe that continued use of their existing cash management system will facilitate the Debtors’ smooth and orderly transition into the Chapter 11 Cases, minimize the disruption of their businesses while in Chapter 11, and expedite their emergence from Chapter 11.  Absent the Bankruptcy Court’s authorization of the continued use of the cash management system, the Debtors’ cash flow could be impaired to the detriment of the Debtors’ restructuring efforts.

Motion To Approve DIP Facility

Upon the commencement of the Chapter 11 Cases, the Debtors will seek authority to enter into the DIP Credit Facility.  Bankruptcy Court approval of the DIP Credit Facility is necessary to enable the Debtors to address their funding and other commitments and to otherwise maintain normal operations and strong relationships with their vendors, customers, and suppliers during the Chapter 11 Cases.  Pursuant to the terms of the DIP Credit Facility, the Debtors will be seeking Bankruptcy Court authorization to pay off in full the existing Prepetition Revolving Loan Credit Facility with funds from the DIP Facility immediately upon Bankruptcy Court interim approval of the DIP Loan Agreement.  Pursuant to the Plan of Reorganization and the terms of the DIP Credit Facility, the DIP Credit Facility will need to be paid off in full in Cash on the Effective Date unless the DIP Lenders agree to less favorable treatment.

Motion For Authority To Pay Prepetition Claims Of Certain Critical Vendors

The Debtors’ businesses rely heavily upon the dedication and resources of goods and services providers (collectively, the “Critical Vendors”) in order to ensure quality production and delivery of our products to our valued customers, as well as to run our day-to-day operations.  Accordingly, in order to provide minimal disruption to the Debtors’ businesses and the business of their Critical Vendors, the Debtors intend to seek authority from the Bankruptcy Court to pay, in the ordinary course of business, the trade claims of those critical providers of goods and services that agree in writing to continue to provide the Debtors with customary trade terms on an ongoing basis.  Because goods and services are essential to the Debtors’ businesses, the relief sought in this motion is critical to uninterrupted operations during the Chapter 11 Cases; however, there can be no assurances that the Bankruptcy Court will approve such relief.

Motion For Authority To Pay Prepetition Claims Of Certain Shippers And Warehousemen

The Debtors’ businesses rely heavily upon the services and facilities of certain third parties for the distribution, delivery and storage of their products (collectively, the “Shippers and Warehousemen”).  The Shippers and Warehousemen are essential to the Debtors’ distribution network and timely delivery of their products to their customers.  The Shippers and Warehousemen, as a result of the services they provide and their possession of the Debtors’ products, may hold secured claims against the Debtors arising out of common law liens.  Further, these third parties may refuse to relinquish possession of the Debtors’ products until payment in full of their prepetition claims.  Accordingly, the Debtors intend to seek authority from the Bankruptcy Court to pay claims of Shippers and Warehousemen in the ordinary course of business, upon agreement in writing that such Shippers and Warehousemen will continue to provide the Debtors with customary trade terms on an ongoing basis.  Because the services and facilities of the Shippers and Warehousemen are essential to the Debtors’ businesses, the relief sought in this motion is critical to uninterrupted operations during the Chapter 11 Cases.

Motion For Authority To Pay Prepetition Claims Of Certain Holdings Of Liens Against The Filing Entities

The Debtors businesses rely heavily upon the services provided by certain third parties for the repair and maintenance of their production facilities and equipment.  Under Bankruptcy Code section 362(b), certain common law lien holders may assert secured claims against the Debtors for services performed on such equipment.  These secured claims must be paid in full prior to confirmation of a plan of reorganization.  Delay in paying these claims may also subject the Debtors to charges for late fees, interest, penalties and attorneys fees.  The Debtors intend to seek authorization from the Bankruptcy Court to pay, up to a certain amount, prepetition claims of common law lien holders, in an effort to prevent incurrence of additional costs against the Debtors.

Motion For Authority To Maintain Certain Customer Practices

In the ordinary course of business, the Debtors maintain a customer program, by which they provide certain rebates and pricing incentives to certain high volume customers.  The Debtors intend to file a motion seeking authorization from the Bankruptcy Court to continue this practice in the ordinary course of business.  Although the Debtors do not believe any amounts will be owing to customers under this program as of the Petition Date, in an abundance of caution, the Debtors will also seek authority from the Bankruptcy Court to honor any prepetition rebates that are due to customers.  Maintaining the customer program is an essential component of the Debtors interaction with their customers, and is necessary to maintain the customer goodwill that will keep their business strong during and after the Chapter 11 Cases.

Motion For Authority To Pay Prepetition Sales, Use and Trust Fund Taxes

The Debtors intend to file a motion seeking authorization to pay prepetition sales, use, trust fund, property and related taxes to the applicable taxing authorities.  Under the Bankruptcy Code, prepetition claims by taxing authorities are given priority treatment over claims of other creditors and must be paid in full prior to confirmation of a plan of reorganization.  Failure to pay claims of taxing authorities may subject the Debtors to fees, interest and penalties in connection with the unpaid prepetition claims.  Finally, payment of the prepetition amounts are necessary to avoid significant disruptions to the Debtors’ business and to maintain operating in good standing in applicable jurisdictions.

Motion To Approve Adequate Assurance Of Payment To Utility Providers

Bankruptcy Code section 366 provides that utility companies may demand adequate assurance of payment before they are be required to maintain services to the Debtors.  The Debtors intend to file a motion that will approve their proposed adequate assurance of payment and establish procedures for resolving any disputes with the utility companies who provide services to the Debtors.  As utility services are vital to the operation of the Debtors’ businesses, it is necessary to provide adequate assurance to the utility companies.  Further, the motion will establish clear guidelines for the utility companies in the event they object to the proposed adequate assurance, protecting the Debtors from discontinuation of their essential utility services.

Motion To Estimate Class Action Litigation

As discussed in more detail in this Disclosure Statement, the Debtors have various class action securities litigation pending against them.  The Debtors anticipate that certain plaintiffs in the Securities Litigation will assert claims in these Chapter 11 Cases against the Debtors.  The Debtors intend to file a motion pursuant to Bankruptcy Code section 502(c), seeking to estimate the value of any such claims at $0 for purposes of voting on any plan of reorganization and receiving any distributions pursuant to any confirmed plan.  The Debtors maintain they do not have liability for the causes of action alleged in the Securities Litigation.  If the Debtors are successful, the Securities Litigation will receive no distribution under the contemplated Plan.

Motion For Authority To Commence Rights Offering

As required by the Investment Agreement, the Debtors intend to file a motion seeking an order from the Bankruptcy Court (i) authorizing the Debtors to conduct the Rights Offering pursuant to the Rights Offering Procedures (ii) approving the Rights Offering Documents, and (iii) approving the indemnity provisions under the Investment Agreement.  The Rights Offering is an integral part of the Plan.  It will fund costs associated with the

Restructuring, reduce the Debtors’ level of indebtedness upon emergence, and enable the Debtors to acquire Arctic in the event the Debtors are the successful bidder for those assets.  The Debtors believe that the Rights Offering Procedures will allow the Debtors to efficiently transmit to Eligible Holders the materials necessary to participate in the Rights Offering and afford such Eligible Holders a fair and reasonable opportunity to subscribe for the Subscription Rights.

Motion To Extend Time For Filing Of Schedules And Statement Of Financial Affairs

Bankruptcy Code section 521, Bankruptcy Rule 1007, and Local Rule 1007-1 direct that, unless otherwise ordered by the court, a debtor must prepare and file certain schedules of claims, executory contracts and unexpired leases and related information (the “Schedules”) and a statement of financial affairs (the “Statement”) within fourteen (14) days of the commencement of a chapter 11 case.  The purpose of this requirement is to provide a debtor’s creditors, equity security holders and other interested parties with sufficient information to make informed decisions with respect to the debtor’s reorganization.  In appropriate circumstances, however, a bankruptcy court may modify or dispense with the filing of the Schedules and the Statement pursuant to section 521 of the Bankruptcy Code.  The Debtors intend to seek an extension of their time to file the Schedules and Statements, and a waiver of this requirement in the event the Plan is confirmed within sixty (60) days.

Applications For Retention Of The Filing Entities’ Professionals

The Debtors intend to seek retention of certain professionals to represent them and assist them in connection with the Chapter 11 Cases.  These professionals were intimately involved with the negotiation and development of the restructuring transactions, the Plan of Reorganization and the preparation of the anticipated Chapter 11 Cases.  These professionals include, among others, DLA Piper LLP (US), as bankruptcy counsel for the Debtors; Anderson Kill, as special Insurance and Conflicts counsel for the Debtors; Jefferies & Company, Inc., as financial advisor for the Debtors; FTI Consulting, Inc., as financial advisor for the Debtors; and Kurtzman Carson Consultants LLC, as claims, noticing and administrative agent for the Debtors.

The Debtors also intend to seek retention of certain professionals that they use in the ordinary course of business and not in connection with the Chapter 11 Cases.  These professionals are utilized by the Debtors on a regular basis, are familiar with the legal concerns of the Debtors, and continuation with these professionals is essential to the smooth transition of the Debtors in and out of the Chapter 11 process.

Timetable for Chapter 11 Case

Assuming that the Bankruptcy Court approves the Debtors’ Disclosure Statement and confirms the Plan of Reorganization, on the schedule requested by the Debtors, the Debtors would seek to emerge from Chapter 11 within approximately forty-five (45) days of the Petition Date.  There can be no assurance, however, that the Bankruptcy Court’s orders will permit the Chapter 11 Cases to proceed as expeditiously as anticipated.

Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and interest holders.  Another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders.

The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a Chapter 11 case.  A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor.  Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan.  Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN OF REORGANIZATION, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN OF REORGANIZATION, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF REORGANIZATION (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN), WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS APPENDIX A.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN OF REORGANIZATION AND IN DOCUMENTS REFERRED TO THEREIN.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OF REORGANIZATION OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN OF REORGANIZATION AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN OF REORGANIZATION ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN OF REORGANIZATION AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, THE ESTATE, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN OF REORGANIZATION, AND OTHER PARTIES IN INTEREST.  IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OF REORGANIZATION OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN OF REORGANIZATION OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

Creditors Entitled to Vote on the Plan of Reorganization

As more fully described below, the Plan of Reorganization designates separate classes of Claims against and Interests in the Debtors (other than Administrative Claims, Claims for Accrued Professional Compensation, Priority Tax Claims and DIP Claims).  Holders of Class 2A, 3A, 2B, 3B, 6B and 8B Claims are Impaired under the Plan and are entitled to vote to accept or reject the Plan.  In addition to holders of DIP Claims, Administrative Claims and Priority Tax Claims (which are not classified under the Plan of Reorganization), holders of Classes 1A, 4A, 5A, 6A, 7A, 10A, 1B, 4B, 5B, and 7B Claims, would not be entitled to vote to accept or reject the Plan of Reorganization, and would be deemed to have accepted the Plan of Reorganization.  Holders of Class 8A, 9A, 9B Claims and Class 10B Interests shall not receive or retain any property under the Plan on account of such Claims and Interests and are, therefore, deemed not to accept the Plan pursuant to section 1126(g) of the Bankruptcy Code.

Bankruptcy Rule 3018(b) prescribes the conditions that must be satisfied to count the ballots solicited with respect to a plan of reorganization prior to the commencement of a Chapter 11 case.  Bankruptcy Rule 3018(b) requires that (i) the Chapter 11 plan of reorganization must have been disseminated to substantially all impaired creditors and equity security holders in the class(es) entitled to vote, (ii) the time prescribed for voting on the plan of reorganization must be sufficient and (iii) the solicitation must have been conducted in accordance with section 1126(b) of the Bankruptcy Code, which requires compliance with all applicable non-bankruptcy laws, rules, or regulations or, if there are no such applicable laws, rules or regulations, that the disclosure with respect to the plan of reorganization contains “adequate information” as defined in section 1125(a) of the Bankruptcy Code.  Section 1125(a)(1) defines “adequate information” as information of a kind and in sufficient detail as far as is reasonably practicable in light of the nature and history of a company and the condition of such company’s books and records, as would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about the plan of reorganization.  We believe that all of the requirements of Bankruptcy Rule 3018(b) are satisfied in this case as this Disclosure Statement contains “adequate information” with respect to the Plan of Reorganization, and this Disclosure Statement, the Plan of Reorganization, and all of the accompanying materials, are being transmitted to holders of Classes 2A, 3A, 2B, 3B, 6B and 8B.

Certain Matters Regarding Classification and Treatment of Claims and Interests

Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor’s creditors and interest holders.  In accordance with section 1123 of the Bankruptcy Code, the Plan of Reorganization divides Claims and Interests into Classes and sets forth the treatment for each Class (other than DIP Claims, Administrative Claims and Priority Tax Claims which, pursuant to section 1123(a)(1), need not and have not been classified).  We believe that the Plan of Reorganization has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code, which requires that Classes contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.  It is possible, however, that a holder of a Claim or Interest may challenge our classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan of Reorganization to be confirmed.  In that event, we would intend, to the extent permitted by the Bankruptcy Code, the Plan of Reorganization and the Bankruptcy Court, to make such reasonable modifications of the classifications through the Plan of Reorganization to permit confirmation and to use the acceptances of the Plan of Reorganization that are marked on the Ballots received in this Solicitation Package for purpose of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately would be deemed to be a member.  Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class in the Plan of Reorganization, by changing the composition of such Class and the vote required of that Class for approval of the Plan of Reorganization.  Furthermore, a reclassification of a Claim or Interest after approval of the Plan of Reorganization could necessitate a resolicitation of acceptances of the Plan of Reorganization.

The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below.  We believe that the consideration, if any, that would be provided through the Plan of Reorganization to holders of Claims and Interests would reflect an appropriate resolution of their Claims and Interests, and would take into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests.  The Bankruptcy Court would be required to find, however, that a number of statutory tests are met before it could confirm the Plan of Reorganization.  Many of these tests are designed to protect the interests of holders of Claims or Interests who would not be entitled to vote on the Plan of Reorganization, or would not vote to accept the Plan of Reorganization, but who would be bound by the provisions of the Plan of Reorganization if it were confirmed by the Bankruptcy Court.  The “cramdown” provisions of section 1129(b) of the Bankruptcy Code, for example, permit confirmation of the Plan of Reorganization in certain circumstances even if the Plan of Reorganization is not been accepted by all Impaired Classes of Claims and Interests.  Although we believe that the Plan of Reorganization could be confirmed under section 1129(b), there can be no assurance that the requirements of such section would be satisfied.

The Confirmation Hearing

Once the Debtors commence the Chapter 11 Cases, the Bankruptcy Court will schedule a hearing on the confirmation of the Plan of Reorganization.  At the Confirmation Hearing, the Bankruptcy Court will consider whether the Plan of Reorganization satisfies the various requirements of the Bankruptcy Code, including whether the Plan of Reorganization is feasible and whether the Plan of Reorganization is in the best interests of the holders of Claims against and Interests in the Debtors.  At that time, the Debtors would submit a report to the Bankruptcy Court concerning the votes for acceptance or rejection of the Plan of Reorganization by the parties entitled to vote thereon.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan of Reorganization.  Any objection to confirmation of the Plan of Reorganization would have to be made in writing and filed with the Bankruptcy Court and served on all required parties by the objection deadlines set by the Bankruptcy Court.  Unless an objection to confirmation is timely served and filed, it may not be considered by the Bankruptcy Court.

Confirmation

At the Confirmation Hearing, the Bankruptcy Court could confirm the Plan of Reorganization only if all of the requirements of section 1129 of the Bankruptcy Code are met.  Among the requirements for confirmation of a plan of reorganization are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class,

(ii) feasible and (iii) in the “best interests” of creditors and interest holders that are impaired under the plan of reorganization.

Overall Structure of the Plan of Reorganization

The Debtors believe that (i) through the Plan of Reorganization, holders of Allowed Claims will obtain a substantially greater recovery from the Estates of the Debtors than the recovery they would receive if the Debtors filed for Chapter 7 protection, and (ii) the Plan of Reorganization will afford the Debtors the opportunity and ability to continue their business as viable going concerns and preserve ongoing employment for the Debtors’ employees.

The Plan of Reorganization provides for the payment in full or “reinstatement” of Administrative Claims, Priority Tax Claims, DIP Claims, Prepetition Revolving Loan Claims, Reddy Corp. Other Secured Claims, Reddy Corp. Priority Claims, Interests in Reddy Corp., Prepetition Revolver Guarantee Claims, Reddy Holdings Other Secured Claims, Reddy Holdings Priority Claims and the Intercompany Claim (to the extent set forth in Article III of the Plan of Reorganization).  Moreover, and in accordance with the Restructuring and Plan Support Agreement, the Plan of Reorganization provides for the distribution of specified percentages of Reorganized Reddy Common Stock to holders of Second Lien Notes Claims and Interests in Reddy Holdings, as described below.  Additionally, each holder of a Second Lien Notes Claim who participate in the Rights Offering, shall have their Second Lien Notes claims exchanged for their allocable shares of Reorganized Holdings Preferred Stock pursuant to the Rights Offering and to be backstopped by the Sponsor.

MATERIAL TERMS OF THE PLAN OF REORGANIZATION

Treatment of Unclassified Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims and DIP Facility Claims have not been classified and holders of such Claims are not entitled to vote on the Plan of Reorganization.

Administrative Claims

Except with respect to Administrative Claims that are Claims for Accrued Professional Compensation, each holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Administrative Claim, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, (iii) the date on which its Administrative Claim becomes payable under any agreement with the Debtors relating thereto, (iv) in respect of liabilities incurred in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of the Debtors’ business, consistent with past practice, or (v) such other date as may be agreed upon between the holder of such Allowed Administrative Claim and the Debtors or the Reorganized Company, as the case may be, Cash equal to the unpaid portion of its Allowed Administrative Claim.

In the case of the Indenture Trustee Claims, such Claims will be paid promptly in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith and without the requirement to file a fee application with the Bankruptcy Court) on the later of the Effective Date or two business days from the Reorganized Company’s receipt of invoices and documentation for such Indenture Trustee Claims; provided, that such fees, expenses, disbursements and advances are reimbursable under the terms of the Indentures, as applicable; and provided further, that the Indenture Trustees will receive payment in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith) for all reasonable fees, expenses, disbursements and advances incurred after the Effective Date in connection with the distributions required to be made pursuant to this Plan or the implementation of any provisions of this Plan.

Professional Compensation

(A)  Claims for Accrued Professional Compensation

Professionals or other Persons asserting a Claim for Accrued Professional Compensation for services rendered before the Effective Date must file and serve on the Debtors and such other Persons who are designated by the Bankruptcy Rules, the Confirmation Order, the Interim Compensation Order or other order of the Bankruptcy Court an application for final allowance of such Claim for Accrued Professional Compensation no later than 30 days after the Effective Date. Objections to any Claim for Accrued Professional Compensation must be filed and served on the Reorganized Company and the Office of the U.S. Trustee and the requesting party no later than 50 days after the Effective Date.

(B)  Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Company may employ and pay any Professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to any party or action, order or approval of the Bankruptcy Court.

Priority Tax Claims

The legal and equitable rights of the holders of Priority Tax Claims are Unimpaired under the Plan.  Unless the holder of such Claim and the Debtors agree to a different treatment, holders of Priority Tax Claims shall be paid in the ordinary course of the Debtors’ business, consistent with past practice; provided, however that in the event the balance of any such Claim becomes due during the pendency of these Chapter 11 Cases and remains unpaid as of the Effective Date, the holder of such Claim shall be paid in full in Cash on the Effective Date.

DIP Facility Claims

Except to the extent that a holder of a DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP Facility Claim, each such DIP Facility Claim shall be paid in full in Cash on the Effective Date, provided that such payments shall be distributed to the DIP Agent on behalf of holders of such DIP Facility Claims.

Classification of Claims and Interests

Summary of Classification

REDDY CORP.

Class	Designation	Impairment	Entitled to Vote
Class 1A	Prepetition Revolving Loan Claims	Unimpaired	No (deemed to accept)
Class 2A	First Lien Notes Claims	Impaired	Yes
Class 3A	Second Lien Notes Claims	Impaired	Yes
Class 4A	Reddy Corp. Other Secured Claims	Unimpaired	No (deemed to accept)
Class 5A	Reddy Corp. Priority Claims	Unimpaired	No (deemed to accept)
Class 6A	Reddy Corp. Unsecured Ongoing Operations Claims	Unimpaired	No (deemed to accept)
Class 7A	Intercompany Claim	Unimpaired	No (deemed to accept)
Class 8A	Reddy Corp. General Unsecured Claims	Impaired	No (deemed to reject)
Class 9A	Reddy Corp. Subordinated 510(b) Claims	Impaired	No (deemed to reject)
Class 10A	Intercompany Interests in Reddy Corp.	Unimpaired	No (deemed to accept)

REDDY HOLDINGS

Class	Designation	Impairment	Entitled to Vote
Class 1B	Prepetition Revolver Guarantee Claims	Unimpaired	No (deemed to accept)
Class 2B	First Lien Notes Guarantee Claims	Impaired	Yes
Class 3B	Second Lien Notes Guarantee Claims	Impaired	Yes
Class 4B	Reddy Holdings Other Secured Claims	Unimpaired	No (deemed to accept)
Class 5B	Reddy Holdings Priority Claims	Unimpaired	No (deemed to accept)
Class 6B	Discount Notes Claims	Impaired	Yes
Class 7B	Reddy Holdings Unsecured Ongoing Operations Claims	Unimpaired	No (deemed to accept)
Class 8B	Reddy Holdings General Unsecured Claims	Impaired	Yes
Class 9B	Reddy Holdings Subordinated 510(b) Claims	Impaired	No (deemed to reject)
Class 10B	Interests in Reddy Holdings	Impaired	No (deemed to reject)

Treatment of Claims and Interests of Reddy Corp.

1.        Class 1A—Prepetition Revolving Loan Claims.

1.        Impairment and Voting.  Class 1A is Unimpaired under the Plan.  Each holder of an Allowed Prepetition Revolving Loan Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.       Distribution.  In full and final satisfaction of each Prepetition Revolving Loan Claim, to the extent not previously paid with the proceeds of the DIP Facility, on the Effective Date, except to the extent that a holder of an Allowed Prepetition Revolving Loan Claim agrees to less favorable treatment, each holder of an Allowed Prepetition Revolving Loan Claim shall receive payment in full, in Cash, of the outstanding principal amount of its Claim, any accrued and unpaid interest thereon, and other amounts owed to such holder under the Prepetition

Revolving Loan Credit Agreement and each other agreement, certificate, document, letter agreement or instrument delivered in connection with the Prepetition Revolving Loan Credit Agreement.

2.                        Class 2A— First Lien Notes Claims.

1.                        Impairment and Voting.  Class 2A is Impaired under the Plan.  Each holder of an Allowed First Lien Notes Claim is entitled to vote to accept or reject the Plan.

2.                        Distribution.  On the Effective Date, except to the extent that a holder of an Allowed First Lien Notes Claim agrees to less favorable treatment, each holder of an Allowed First Lien Notes Claim will retain such holder’s First Lien Notes, which First Lien Notes will be governed by the terms of the Amended First Lien Notes Indenture; provided, that the Sponsor’s First Lien Notes, shall, in the event of an Arctic Termination, be subject to the Sponsor Equitization in accordance with the terms and conditions of the Investment Agreement.

3.                        Class 3A—Second Lien Notes Claims.

1.                        Impairment and Voting.  Class 3A is Impaired under the Plan.  Each holder of an Allowed Second Lien Notes Claim is entitled to vote to accept or reject the Plan.

2.                        Distribution.  On the Effective Date, except to the extent that a holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, each holder’s Second Lien Notes shall be exchanged for each holder’s Pro Rata share of: (i) 6,094,327 shares of Reorganized Reddy Holdco Common Stock, subject to dilution pursuant to the terms of the Plan and (ii) the right to purchase shares of Reorganized Reddy Holdco Preferred Stock pursuant to the Rights Offering; provided, that, the Allowed Second Lien Notes Deficiency Claim shall receive the treatment set forth below in Class 8A Reddy Corp. General Unsecured Claim.

3.                        Further Distribution.  In the event that the Arctic Acquisition is consummated, on or after the Effective Date, holders of Allowed Second Lien Notes Claims shall also be entitled to receive their Pro Rata Share of the Second Lien Acquisition Closing Shares.

4.                        Class 4A— Reddy Corp. Other Secured Claims.

1.                        Impairment and Voting.  Class 4A is Unimpaired under the Plan.  Each holder of an Allowed Reddy Corp. Other Secured Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                        Distribution.  Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Reddy Corp. Other Secured Claim shall (i) have its Claim Reinstated, or (ii) receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Reddy Corp. Other Secured Claim, either (w) Cash in the full amount of such Allowed Reddy Corp. Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (x) the proceeds of the sale or disposition of the collateral securing such Allowed Reddy Corp. Other Secured Claim to the extent of the value of the holder’s secured interest in such collateral, (y) the collateral securing such Allowed Reddy Corp. Other Secured Claim and any interest on such Allowed Reddy Corp. Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.  If the Claim of a holder of an Allowed Reddy Corp. Other Secured Claim exceeds the value of the Collateral that secures it, such holder will have a Reddy Corp. Other Secured Claim equal to the Collateral’s value and a Reddy Corp. Unsecured Claim for the deficiency.

5.                        Class 5A—Reddy Corp. Priority Claims.

1.                        Impairment and Voting.  Class 5A is Unimpaired under the Plan.  Each holder of an Allowed Reddy Corp. Priority Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                        Distribution.  Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Reddy Corp. Priority Claim shall have its Claim Reinstated.

6.                        Class 6A—Reddy Corp. Unsecured Ongoing Operations Claims.

1.                        Impairment and Voting.  Class 6A is Unimpaired under the Plan.  Each holder of an Allowed Reddy Corp. Unsecured Ongoing Operations Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                        Distribution.  Unless the holder of such Claim and the Debtors agree to different treatment and to the extent not otherwise paid, in full and final satisfaction of each Allowed Reddy Corp. Unsecured Ongoing Operations Claim, holders of Allowed Reddy Corp. Unsecured Ongoing Operations Claims shall be paid in the ordinary course of the Debtors’ business, consistent with past practice; provided, however that in the event the balance of any such Claim becomes due during the pendency of these Chapter 11 Cases, the holder of such Claim shall be paid Cash in the full amount of such Allowed Reddy Corp. Unsecured Ongoing Operations Claim on the Effective Date.

7.                        Class 7A—Intercompany Claim

1.                        Impairment and Voting.  Class 7A is Unimpaired under the Plan.  The holder of an Allowed Intercompany Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                        Distribution.  To preserve the Debtors’ corporate structure, the Intercompany Claim shall be Reinstated as of the Effective Date to the extent that the proceeds of such Claim are not used to make settlement payments and/or distributions under the Plan.

8.                        Class 8A—Reddy Corp. General Unsecured Claims.

1.                        Impairment and Voting.  Class 8A is Impaired under the Plan.  Each holder of an Allowed Reddy Corp. General Unsecured Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2.                        Distribution.  Holders of Reddy Corp. General Unsecured Claims shall not receive or retain any property under the Plan on account of such Reddy Corp. General Unsecured Claims and the obligations of the Debtors on account of Reddy Corp. General Unsecured Claims shall be discharged.

9.                        Class 9A—Reddy Corp. Subordinated 510(b) Claims.

1.                        Impairment and Voting.  Class 9A is Impaired by the Plan.  Each holder of a Reddy Corp. Subordinated 510(b) Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2.                        Distribution.  As of the Effective Date, all Reddy Corp. Subordinated 510(b) Claims against Reddy Corp. shall not be entitled to any distribution under the Plan and shall be discharged.  Further, as set forth in Article V.F of the Plan, the Debtors intend to file the Estimation Motion seeking to estimate all Subordinated 510(b) Claims at $0.

10.                 Class 10A—Intercompany Interests in Reddy Corp.

1.                        Impairment and Voting.  Class 10A is Unimpaired under the Plan.  Each holder of an Allowed Intercompany Interest in Reddy Corp. is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                        Distribution.  Intercompany Interests in Reddy Corp. shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Treatment of Claims and Interests of Reddy Holdings

1.                        Class 1B—Prepetition Revolver Guarantee Claims.

1.                        Impairment and Voting.  Class 1B is Unimpaired under the Plan.  Each holder of an Allowed Prepetition Revolver Guarantee Claim is conclusively presumed to have accepted the Plan.

2.                        Distribution.  In full and final satisfaction of each Prepetition Revolver Guarantee Claim, to the extent not previously paid with the proceeds of the DIP Facility, on the Effective Date, except to the extent that a holder of an Allowed Prepetition Revolver Guarantee Claim agrees to less favorable treatment, each holder of an Allowed Prepetition Revolver Guarantee Claim shall receive payment in full, in Cash, of the outstanding principal amount of its Claim, any accrued and unpaid interest thereon, and other amounts contractually owing to such holder.

2.                        Class 2B—First Lien Notes Guarantee Claims.

1.                        Impairment and Voting. Class 2B is Impaired under the Plan.  Each holder of an Allowed First Lien Notes Guarantee Claim is entitled to vote to accept or reject the Plan.

2.                        Distribution.  On the Effective Date, in full and final satisfaction of each First Lien Notes Guarantee Claim, except to the extent that a holder of an Allowed First Lien Notes Guarantee Claim agrees to less favorable treatment, each holder of an Allowed First Lien Notes Guarantee Claim will receive a guarantee from Reorganized Reddy Holdings, which guarantee shall secure the obligations of Reorganized Reddy Corp. under the Amended First Lien Notes Indenture.

3.                        Class 3B—Second Lien Notes Guarantee Claims.

1.                        Impairment and Voting.  Class 3B is Impaired under the Plan.  Each holder of an Allowed Second Lien Notes Guarantee Claim is entitled to vote to accept or reject the Plan.

2.                        Distribution.  Holders of Second Lien Notes Guarantee Claims will receive the proceeds of the Intercompany Claim, but only to the extent necessary to make the Discount Notes Claim Distributions, the Reddy Holdings General Unsecured Claim Settlement Payments and transfers to Class 10B.

4.                        Class 4B—Reddy Holdings Other Secured Claims.

1.                        Impairment and Voting.  Class 4B is Unimpaired under the Plan.  Each holder of an Allowed Reddy Holdings Other Secured Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                        Distribution.  Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Reddy Holdings Other Secured Claim shall (i) have its Claim Reinstated, or (ii) receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Reddy Holdings Other Secured Claim, either (w) Cash in the full amount of such Allowed Reddy Holdings Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (x) the proceeds of the sale or disposition of the collateral securing such Allowed Reddy Holdings Other Secured Claim to the extent of the value of the holder’s secured interest in such collateral, (y) the collateral securing such Allowed Reddy Holdings Other Secured Claim and any interest on such Allowed Reddy Holdings Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.  If the Claim of a holder of a Reddy Holdings Other Secured Claim exceeds the value of the Collateral that secures it, such holder will have a Reddy Holdings Other Secured Claim equal to the Collateral’s value and a Reddy Holdings Unsecured Claim for the deficiency.

5.                        Class 5B—Reddy Holdings Priority Claims.

1.                        Impairment and Voting.  Class 5B is Unimpaired under the Plan.  Each holder of an Allowed Reddy Holdings Priority Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                        Distribution.  Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Reddy Holdings Priority Claim shall have its Claim Reinstated.

6.                        Class 6B—Discount Notes Claims.

1.                        Impairment and Voting.  Class 6B is Impaired under the Plan.  Each holder of an Allowed Discount Notes Claim is entitled to vote to accept or reject the Plan.

2.                        Distribution.  On the Effective Date, unless the holder of such Claim and the Debtors agree to less favorable treatment, each holder of an Allowed Discount Notes Claim shall receive, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, such holder’s Pro Rata share of the Discount Notes Initial Payment.  On the three-month anniversary of the Effective Date, unless the holder of such Claim and the Debtors agree to less favorable treatment, each holder of an Allowed Discount Notes Claim shall receive, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, such holder’s Pro Rata share of the Discount Notes Subsequent Payment.

3.                        Further Distribution.  As set forth in Article V.D, in the event that the Arctic Acquisition is consummated, upon such consummation, holders of Allowed Discount Notes Claims shall also be entitled to receive, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, their Pro Rata Share of the Arctic Acquisition Discount Notes Payment.

7.                        Class 7B—Reddy Holdings Unsecured Ongoing Operations Claims.

1.                        Impairment and Voting.  Class 7B is Unimpaired under the Plan.  Each holder of an Allowed Reddy Holdings Unsecured Ongoing Operations Claim, is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                        Distribution.  Unless the holder of such Claim and the Debtors agree to different treatment and to the extent not otherwise paid, in full and final satisfaction of each Allowed Reddy Holdings Unsecured Ongoing Operations Claim, holders of Allowed Reddy Holdings Unsecured Ongoing Operations Claims shall be paid in the ordinary course of the Debtors’ business, consistent with past practice; provided, however that in the event the balance of any such Claim becomes due during the pendency of these Chapter 11 Cases, the holder of such Claim shall be paid Cash in the full amount of such Allowed Reddy Holdings Unsecured Ongoing Operations Claim on the Effective Date.

8.                        Class 8B—Reddy Holdings General Unsecured Claims.

1.                        Impairment and Voting.  Class 8B is Impaired under the Plan.  Each holder of an Allowed Reddy Holdings General Unsecured Claim is entitled to vote to accept or reject the Plan.

2.                        Distribution.

(a)                                  If Class 8B Reddy Holdings General Unsecured Claims votes as a class to accept the Plan, the holders of the Allowed Second Lien Notes Guarantee Deficiency Claims shall waive their right to participate in any distribution of the Reddy Holdings General Unsecured Claim Settlement Payments, and the remaining holders of Allowed Reddy Holdings General Unsecured Claims shall receive, in full and final satisfaction of each Allowed Reddy Holdings General Unsecured Claim, their Pro Rata share of the Reddy Holdings General Unsecured Claim Settlement Payments.

(b)                                 If Class 8B Reddy Holdings General Unsecured Claims votes as a class to reject the Plan, then on the Effective Date the holders of Reddy Holdings General Unsecured Claims shall not receive any property under the Plan on account of such Reddy Holdings General Unsecured Claims and the obligations of the Debtors on account of such Claims shall be discharged.

9.                        Class 9B—Reddy Holdings Subordinated 510(b) Claims.

1.                        Impairment and Voting.  Class 9B is Impaired by the Plan.  Each holder of a Reddy Holdings Subordinated 510(b) Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2.                        Distribution.  The holders of Reddy Holdings Subordinated 510(b) Claims shall not receive or retain any property under the Plan on account of such Reddy Holdings Subordinated 510(b) Claims and the obligations of the Debtors on account of the Reddy Holdings Subordinated 510(b) Claims shall be discharged.  Further, as set forth in Article V.F, the Debtors intend to file the Estimation Motion seeking to estimate all Subordinated 510(b) Claims at $0.

10.                 Class 10B—Interests in Reddy Holdings.

1.                        Impairment and Voting.  Class 10B is Impaired by the Plan.  Each holder of an Allowed Interest in Reddy Holdings is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2.                        Distribution.  Each holder of an Allowed Interest in Reddy Holdings shall not receive or retain any property under the Plan on account of such Allowed Interests in Reddy Holdings.  Notwithstanding the foregoing, each holder of an Allowed Intercompany Interest in Reddy Holdings shall receive from the Company on the Effective Date, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, either (a) a Cash payment per share equal to the Old Reddy Equity Initial Closing Cash Amount or (b) solely with respect to those holders of Allowed Interests in Reddy Holdings holding at least 25,000 shares of Old Reddy Holdings Common Stock as of the Distribution Record Date, the opportunity to elect to receive, in lieu of the Cash payment described in (a) above, such Allowed Interest holder’s Pro Rata share of 403,185.7 shares of New Reorganized Reddy Holdco Common Stock.  This Pro Rata share will be subject to further effective dilution by the Reorganized Reddy Holdco Common Stock issued under the New Management Incentive Plan.

3.                        Further Distribution.  In the event that the Arctic Acquisition is consummated by the Reorganized Company, which may occur on or after the Effective Date, upon such consummation, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, (a) those holders of Allowed Interests in Reddy Holdings who received a Cash payment on the Effective Date shall be entitled to receive an additional Cash payment per share of the Old Reddy Holdings Common Stock previously held by such holder equal to the Old Reddy Acquisition Closing Cash Amount and (b) those holders of Allowed Interests in Reddy Holdings who received a distribution of New Reorganized Reddy Holdco Common Stock on the Effective Date shall be entitled to receive such Allowed Interest holder’s ratable share of the Old Reddy Equity Acquisition Closing Shares.  This ratable share will be subject to further dilution by the Reorganized Reddy Holdco Common Stock issued under the New Management Incentive Plan.

Acceptance Requirements

Acceptance or Rejection of the Plan of Reorganization

Classes 2A, 3A, 2B, 3B, 6B and 8B are Impaired under the Plan of Reorganization and are entitled to vote to accept or reject the Plan of Reorganization.  Classes 1A, 4A, 5A, 6A, 7A, 10A, 1B, 4B, 5B and 7B are Unimpaired under the Plan of Reorganization and are, therefore, conclusively presumed to have accepted the Plan of Reorganization pursuant to section 1126(f) of the Bankruptcy Code.  Classes 2A, 3A, 8A, 9A, 2B, 3B, 6B, 8B, 9B and 10B are Impaired under the Plan and holders of Class 8A, 9A, and 9B Claims and Class 10B Interests shall not receive or retain any property under the Plan on account of such Claims and Interests and are, therefore, deemed not to accept the Plan pursuant to section 1126(g) of the Bankruptcy Code.

Confirmation Pursuant to 1129(b) of the Bankruptcy Code.

The Debtors shall seek Confirmation of the Plan of Reorganization pursuant to section 1129(b) of the Bankruptcy Code with respect to any Classes of Claims and Interests that vote, or are deemed, not to accept the Plan.  The Debtors reserve the right to modify the Plan in accordance with Article XI.A of the Plan, to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

Means for Implementation of the Plan of Reorganization

Sources of Consideration for Plan of Reorganization Distributions

Cash Consideration

Except to the extent otherwise set forth in the Plan, all Cash consideration necessary for the Reorganized Company to make payments or distributions pursuant to the Plan shall be obtained from the Exit Financing or other

Cash on hand of the Debtors, including Cash derived from business operations, and Cash derived from the Rights Offering and the Sponsor Direct Investment.  Further, the Debtors and the Reorganized Company will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Company to satisfy their obligations under the Plan.  Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate or otherwise be affected by the terms of the Plan.

Exit Financing

On the Effective Date, the Reorganized Company shall (a) enter into the Exit Credit Facility together with all guarantees evidencing obligations of the Reorganized Company thereunder and security documents and (b) execute such mortgages, certificates and other documentation and deliveries as the agent under the Exit Credit Facility reasonably requests, all of which shall be in form and substance satisfactory to the Exit Lenders, and such documents and other documents, instruments and agreements to be entered into, delivered or contemplated thereunder shall become effective in accordance with their terms on the Effective Date.  In the Confirmation Order, the Bankruptcy Court shall approve the Exit Credit Facility and authorize the Reorganized Company to execute the same together with such other documents as the Exit Lenders may reasonably require in order to effectuate the treatment afforded to such parties under the Exit Credit Facility.

Reorganized Reddy Holdco Preferred and Common Stock

On the Effective Date, Reorganized Reddy Holdings shall (i) issue Reorganized Reddy Holdco Common Stock for distribution to holders of Allowed Second Lien Notes Claims and Allowed Interests in Reddy Holdings in accordance with Article III in the Plan and (ii) issue the Reorganized Reddy Holdco Preferred Stock in connection with the Rights Offering and the Investment Agreement.  All of the shares of Reorganized Reddy Holdco Preferred Stock and Reorganized Reddy Holdco Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully-paid and non-assessable.  Each distribution and issuance referred to in Article III in the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Person receiving such distribution or issuance.

Pursuant to the Investment Agreement, the Sponsor shall receive on the Effective Date one share of Reorganized Reddy Holdco Class A Common Stock, which shall entitle the Sponsor to 10,000,000 votes on all matters upon which holders of the Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock have the right to vote.

Investment Agreement

The Investment Agreement attached to the Plan as Exhibit H is hereby incorporated by reference and made a part of this Plan and the Debtors are hereby authorized to perform all of their obligations under, and all actions necessary to effectuate such agreement, including the Sponsor Direct Investment, the Sponsor Equitization and the Sponsor backstop of the Rights Offering.

Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the Prepetition Revolving Loan Credit Agreement, the Second Lien Notes Indenture, the Discount Notes Indenture and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (other than the First Lien Notes Indenture, which shall be restated in the form of the Amended First Lien Notes Indenture, and other certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated or assumed pursuant to the Plan), shall be cancelled as to the Debtors, and the Reorganized Company shall not have any continuing obligations thereunder and (2) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except (A) such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated or assumed pursuant to the Plan and (B) provided that no objections to the confirmation of the Plan are received or filed by such Indenture Trustee, any indemnification obligations with respect to the Indenture Trustees under the Indentures, which shall survive as contingent unsecured obligations having Administrative Claim status notwithstanding the cancellation of the Indentures) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, that any such indenture (including, but not limited to, the Indentures) or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of the Prepetition Revolving Loan Claims, Discount Notes Claims, First Lien Notes Claims and Second Lien Notes Claims (as applicable) to receive distributions under the Plan as provided in the Plan (and the Indenture Trustees shall specifically maintain any charging lien and priority of payment that it may have against the distributions under the Plan to be made to the holders of applicable Claims for any fees, expenses, disbursements and advances under the Indentures or any other agreements until all such fees, expenses, disbursements and advances are paid pursuant to the Plan or otherwise), (b) allowing the Prepetition Revolving Loan Agent, the Discount Notes Trustee and Indenture Trustees, if applicable, to make distributions under the Plan as provided in the Plan, and (c) allowing the Prepetition Revolving Loan Agent and Indenture Trustees to seek compensation and/or reimbursement of reasonable fees and expenses in accordance with the terms of this Plan; provided, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Company, except to the extent set forth in or provided for under this Plan; provided further, however that notwithstanding the foregoing, all mortgages, deeds of trust, Liens, pledges or other security interests (excluding liens securing the First Lien Notes and the DIP Facility) shall be and are hereby deemed to be fully released and discharged in accordance with Article IX.J of the Plan, except to the extent (i) such mortgages, deeds of trust, Liens, pledges or other security interests are Reinstated and (ii) the Indenture Trustees may recover any amounts due to the Indenture Trustees from distributions to holders of the First Lien Notes Claims, Second Lien Notes Claims and Discount Notes Claims, as applicable, under this Plan; provided further, however that notwithstanding the foregoing the Indenture Trustees shall not be granted and shall not have any charging lien and/or priority of payment against the Debtors, the Reorganized Company, and/or their property, assets, or Estates.  On and after the Effective Date, all duties and responsibilities of the Prepetition Revolving Loan Agent under the Prepetition Revolving Loan Credit Agreement and the Indenture Trustees under the Indentures, as applicable, shall be discharged except to the extent required in order to effectuate the Plan.

Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of any securities contemplated by the Plan and all agreements incorporated in the Plan, including the Reorganized Reddy Holdco Common Stock, and Reorganized Reddy Holdco Preferred Stock, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of securities and the Confirmation Order shall so provide.  In addition, under section 1145 of the Bankruptcy Code, any securities contemplated by the Plan and any and all agreements incorporated therein, including the Reorganized Reddy Holdco Common Stock and Reorganized Reddy Holdco Preferred Stock, will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter; (2) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (3) the restrictions, if any, on the transferability of such securities and instruments, including, without limitation, those set forth in the Plan; and (4) applicable regulatory approval.

Discount Notes Claim Distributions

Each holder of an Allowed Discount Notes Claim shall be entitled to receive such holder’s Pro Rata share of: (i) $4.68 million in Cash on the Effective Date (the “Discount Notes Initial Payment”) and (ii) $1.17 million (the “Discount Notes Subsequent Payment”) on the three month anniversary of the Effective Date or, in the Sponsor’s sole discretion, an earlier date (the “Discount Notes Subsequent Payment Date”), and such Discount Notes Subsequent Payment shall accrue interest at a rate of 7% per annum from the Effective Date until the Discount Notes Subsequent Payment Date.  In the event that the Arctic Acquisition is consummated prior to the Discount Notes Subsequent Payment Date, the distribution to the holders of Allowed Discount Notes Claims shall be increased by $2.34 million (the “Arctic Acquisition Discount Notes Payment”), which additional amount shall accrue interest at a rate of 7% per annum from the Effective Date until the Discount Notes Subsequent Payment Date.  In the event that the Arctic Acquisition is consummated after the Discount Notes Subsequent Payment Date, the Arctic Acquisition Discount Notes Payment shall be made within ten (10) business days following the Arctic Acquisition (the “Arctic Acquisition Discount Notes Payment Date”) and shall accrue interest at a rate of 7% per annum from the Effective Date until the Arctic Acquisition Discount Notes Payment Date.  For the avoidance of doubt, any obligation with respect to the Arctic Acquisition Discount Notes Payment, including payment of interest thereon, will terminate upon an Arctic Termination.  Reorganized Reddy Holdings’ obligation to make the Discount Notes Subsequent Payment and the Arctic Acquisition Discount Notes Payment, as applicable, shall be evidenced by promissory notes setting forth the terms of the distributions described in the Plan and otherwise reasonably acceptable to the holders of Allowed Discount Notes Claims, in substantially the form of Exhibit K to the Plan (the “Discount Notes Promissory Notes”).

Settlement of Litigation

In March 2012, in order to ensure that Reddy Corp continued to make certain operational payments in the ordinary course of its business, as well as to address its recent decline in liquidity, Reddy Corp entered into an unsecured promissory note (the “Intercompany Note”) with Reddy Holdings for the principal amount of approximately $8.6 million (the “Intercompany Transaction,” and any claim with respect to the Intercompany Transaction, the “Intercompany Claim”) from the collateral of the Debtors’ prepetition secured lenders.  The Intercompany Note is set to mature on September 1, 2012 and bears an interest rate of 12.5% per annum.  Further, the Intercompany Transaction was approved in the business judgment of the Board of Directors of Reddy Holdings.

For several months leading up to the Petition Date, the Company and their advisors worked closely with several parties in interest in an attempt to, among other things, (a) devise and implement the proposed Restructuring, including the potential Arctic Acquisition, and (b) resolve certain disputes with respect to parties’ respective rights in, and claims against, the Company’s assets in light of such proposed Restructuring.  Specifically, the Company anticipates that disputes could arise among the creditors of both Debtor Reddy Holdings and Debtor Reddy Corp over the validity and treatment of the Intercompany Claim in the Bankruptcy Cases.

For instance, constituents of Debtor Reddy Corp. may argue that the Intercompany Transaction was not a true debt transaction but rather, should be recharacterized as an infusion of equity.  Although whether a transaction is characterized as debt or equity is largely based on the facts and circumstances of a particular case, courts generally consider eleven factors in determining whether recharacterization is proper.  In re Moll Industries, Inc., 454 B.R. 574, 581 (Bankr. D. Del. 2011), citing, In re SubMicron Sys. Corp., 432 F.3d 448, 455-56 (3d Cir. 2006).  These factors include the following:  (1) the names given to the instruments, if any, evidencing the indebtedness; (2) the presence or absence of a fixed maturity date and schedule of payments; (3) the presence or absence of a fixed rate of interest and interest payments; (4) the source of repayments; (5) the adequacy or inadequacy of capitalization, (6) the identity of interest between the creditor and the stockholder; (7) the security, if any, for the advances; (8) the corporation’s ability to obtain financing from outside lending institutions; (9) the extent to which the advances were subordinated to the claims of outside creditors; (10) the extent to which the advances were used to acquire capital assets; and (11) the presence or absence of a sinking fund to provide repayments.  Id.  The Company believes that that Debtor Reddy Holdings and its constituents would strongly disagree with any position that repayment of the Intercompany Claim is not required because it was an equity rather than a debt transaction.

On the other hand, Debtor Reddy Holdings, for the benefit of all unsecured creditors in its estate, including any deficiency claims of the Second Lien Noteholders, may assert that the Intercompany Transaction constitutes a fraudulent transfer under section 548 of the Bankruptcy Code or applicable state fraudulent conveyance law, resulting in the avoidance of the transaction.  Generally, section 548 of the Bankruptcy Court allows a trustee to avoid transfers made up to two years prior to the commencement of a bankruptcy case, if made either with deliberate fraudulent intent, or made while the debtor was insolvent and for which the debtor received less than “reasonably equivalent value” in return.  11 U.S.C. § 548(a)(1)(A); 11 U.S.C. § 548(a)(1)(B).  The Company believes that Debtor Reddy Corp and its constituents would dispute that the Intercompany Transaction meets the factors necessary to establish a fraudulent conveyance.  Further, the Second Lien Noteholders would likely assert that even if the Intercompany Transaction was a fraudulent transfer, it was cash that was part of the First Lien Noteholders’

and Second Lien Noteholders’ collateral, and thus, they would be entitled to receive the proceeds of any avoidance action.

Litigation of any of these disputes in connection with the Debtors’ Plan would be extremely time-consuming and costly.  Most importantly, litigation of these issues (as opposed to settlement) would threaten to jeopardize the Debtors’ ability to reorganize as currently contemplated under the Plan.  Carefully taking into consideration all of these issues, the Debtors have proposed in their Plan, pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, a fair and reasonable compromise and settlement of the foregoing potential disputes for consideration by the Debtors’ various parties in interest.

The compromise proposed in order to resolve any potential disagreements with respect to the treatment of the Intercompany Transaction and the Intercompany Claim, which is made a part of, and incorporated into, the Plan and is further subject to Bankruptcy Court approval, provides that in the event that Class 7B Reddy Holdings General Unsecured Claims votes as a class to accept the Plan, the holders of the Allowed Second Lien Notes Guarantee Deficiency Claims shall waive their right to participate in any distribution of the Reddy Holdings General Unsecured Claim Settlement Payments, and the remaining holders of Allowed Reddy Holdings General Unsecured Claims shall receive, in full and final satisfaction of each Allowed Reddy Holdings General Unsecured Claim, their Pro Rata share of the Reddy Holdings General Unsecured Claim Settlement Payments.  The Reddy Holdings General Unsecured Claim Settlement Payments are in complete satisfaction, settlement, discharge, and release of, all Claims and Causes of Action, including, but not limited to, any fraudulent conveyance or lien avoidance action relating to, in connection with or arising out of the Intercompany Claim.  For the avoidance of doubt, the Reddy Holdings General Unsecured Claim Settlement Payments shall not be evidenced by any promissory note or other instrument.

As consideration for the transfer of cash to the holders of Reddy Holdings General Unsecured Claims, the holders of the Reddy Holdings Unsecured Claims, in order to receive such payments, would (a) be required to vote in the favor of the Plan as a Class, and (b) agree to the full and complete release and satisfaction of any and all claims against the Debtors, the holders of the First Lien Notes and the holders of the Second Lien Notes, and the other Released Parties as more fully set forth in Article IX of the Plan.  The Debtors believe that this settlement is fair and equitable and in the best interests of their bankruptcy estates and all parties involved.

Reddy Holdings General Unsecured Claim Settlement Payments

In the event that Class 8B Reddy Holdings General Unsecured Claims votes as a class to accept the Plan, the holders of the Allowed Second Lien Notes Guarantee Deficiency Claims shall waive their right to participate in any distribution of the Reddy Holdings General Unsecured Claim Settlement Payments, and the remaining holders of Allowed Reddy Holdings General Unsecured Claims shall receive, in full and final satisfaction of each Allowed Reddy Holdings General Unsecured Claim, their Pro Rata share of the Reddy Holdings General Unsecured Claim Settlement Payments.  The Reddy Holdings General Unsecured Claim Settlement Payments shall be made in complete satisfaction, settlement, discharge, and release of, all Claims and Causes of Action, including, but not limited to, any fraudulent conveyance or lien avoidance action relating to, in connection with or arising out of the Intercompany Claim.  For the avoidance of doubt, the Reddy Holdings General Unsecured Claim Settlement Payments shall not be evidenced by any promissory note or other instrument.

Estimation of the Subordinated 510(b) Claims

On the Petition Date, the Debtors will file a motion under section 502(c) of the Bankruptcy Code seeking to estimate at $0 all Subordinated 510(b) Claims based upon the purchase or sale of a Company security (the “Estimation Motion”).  In addition, the Debtors maintain that if they are successful on the Estimation Motion any Subordinated 510(b) Claim based on a claim for reimbursement, contribution or indemnification should also be estimated at $0 because any Person holding such a Claim has, as of the Petition Date, been paid in full on account of any and all such Claims for reimbursement, contribution and indemnification and will, as a result of the Estimation Motion, either incur no further expenses and costs or have received a sufficient advancement from the Company to cover any future costs and expenses not covered by applicable D&O Liability Insurance Policies.  In the event that a Final Order is not entered on the Estimation Motion on or before the Effective Date and/or the Securities Defendants in the Securities Litigations are not released pursuant to the Plan, the Company shall transfer a certain amount, acceptable to the Requisite Ad Hoc Noteholders, to the Securities Action Defense Reserve that would otherwise be payable to the holders of the Second Lien Notes Claims.  The funds therein shall be used by the Securities Defendants to fund costs related to the Securities Litigations, provided, however, any Cash that remains in the Securities Action Defense Reserve upon entry of a Final Order with respect to the Estimation Motion shall be returned to the operating accounts of the Reorganized Company.

New Stockholders’ Agreement

Each holder of shares of New Common Stock and New Preferred Stock representing 5% of the New Common Stock and the New Preferred Stock (on an as converted basis and without giving effect to the New Management Incentive Plan) may elect to become parties to the New Stockholders’ Agreement, pursuant to which such electing holders would be subject to transfer restrictions, voting obligations and drag-along obligation and would be entitled certain preemptive rights, tag-along rights and piggyback registration rights.

Corporate Existence

Except as otherwise provided in the Plan, in the Corporate Governance Documents or elsewhere in the Plan Supplement, the Debtors, as Reorganized Company, shall continue to exist after the Effective Date with all the powers of a corporation or limited liability company, as the case may be, under the laws of their respective jurisdiction of organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law, except as such rights may be limited and conditioned by the Plan and the documents and instruments executed and delivered in connection therewith.

Reorganized Debtors’ Boards of Directors

The board of directors of Reorganized Reddy Holdings shall be initially comprised of seven (7) members, consisting of: (i) five (5) members to be appointed by the Sponsor (one (1) of which members shall be a current member of the existing board of directors for Reddy Holdings acceptable to the Sponsor), (ii) one (1) member to be appointed by Courage Capital and (iii) Reorganized Reddy Holdings’ Chief Executive Officer.  The board of directors of Reorganized Reddy Corp. shall initially be identical to the New Board of Reorganized Reddy Holdings.  The identity of the members of the New Board of the Reorganized Company will be identified in the Plan Supplement or in a filing with the Bankruptcy Court at or prior to the Confirmation Hearing and all such members of the New Boards shall be deemed endorsed and approved by the existing boards of Reddy Holdings and Reddy Corp.

Employee Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, the Reorganized Company may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation (other than equity based compensation related to Interests), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising before the Petition Date; provided, however, that the Debtors’ or Reorganized Company’s performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such policy, program or plan.  Nothing in the Plan shall limit, diminish or otherwise alter the Reorganized Company’s defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans.  For the avoidance of doubt, and in accordance with section 1129(a)(13) of the Bankruptcy Code, the Reorganized Company shall continue payment of all “retiree benefits,” as defined in section 1114(a) of the Bankruptcy Code, if any, at previously established levels.

New Management Incentive Plan

As soon as reasonably practicable after the Effective Date, the new board of directors of Reorganized Reddy Holdings shall be authorized to adopt the New Management Incentive Plan.  Under the New Management Incentive

Plan, up to 15% of the Reorganized Reddy Holdco Common Stock, on a fully diluted basis (after giving effect to the Reorganized Reddy Holdco Preferred Stock on an as converted basis), shall be allocable at the discretion of the New Board of Reorganized Reddy Holdings.

Vesting of Assets in the Reorganized Company

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate and all Causes of Action (except those released pursuant to the Releases by the Debtors) and any property acquired by any of the Reorganized Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the Exit Financing and the First Lien Notes).  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Company may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Persons may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Persons agree; (3) the filing of appropriate certificates or articles of incorporation or amendments thereof, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable Persons determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

Pursuit of Arctic Acquisition

On February 22, 2012, the Manitoba Court of Queen’s Bench granted Arctic’s application for an order under the CCAA authorizing Arctic to commence a court supervised recapitalization of its business through the initiation of a sale and investment solicitation process (“Arctic Solicitation Process”).  The Purpose of the Arctic Solicitation Process is to seek sale proposals and investment proposals from qualified bidders and to implement one or a combination of them in respect of Arctic’s property and business.  Prior to the Petition Date, the Company executed a nondisclosure agreement with Arctic and submitted a non-binding letter of intent, as required by the Arctic Solicitation Process, indicating its intent to pursue the Arctic Acquisition.  On April 5, 2012, we were advised by the financial adviser to Arctic that we were approved to move to phase 2 of the Arctic Solicitation Process.  The successful bidder will be selected at the end of phase 2 of the Arctic Solicitation Process.Our interest in Arctic remains subject to, among other things, completion of due diligence, negotiation of acceptable transaction documents, and receive of sufficient commitments for debt and equity financing for the acquisition.  Centerbridge has indicated its interest in providing the entire amount of the equity financing for the Arctic Acquisition.  There can be no assurance that we will consummate an acquisition of Arctic.  If the Reorganized Company is the successful bidder in connection with, and ultimately consummates, the Arctic Acquisition, Classes 3A and 9B will receive the Second Lien Acquisition Closing Shares or further cash distributions as contemplated by Article III.C.3 and Article III.D.9 of the Plan, respectively.

Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (1) selection of the directors and officers of the Reorganized Company; (2) the execution of and entry into the Exit Financing; (3) the distribution of the Reorganized Reddy Holdco Common Stock and Reorganized Reddy Holdco Preferred Stock as provided in the Plan and in the Investment Agreement; and (4) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Company, and any corporate action required by the Debtors or the Reorganized Company in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors or officers of the Debtors or the Reorganized Company.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Company, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, bylaws, operating agreements and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Company, including the Exit Financing and any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated by Article V.0 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Company and the managers, officers and members of the boards of directors thereof are authorized to issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Company, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.

Section 1146 Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property in contemplation of, in connection with, or pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article V of the Plan; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; or (d) assignments executed in connection with any transaction occurring under the Plan.

D&O Liability Insurance Policies

Notwithstanding anything in the Plan to the contrary, as of the Effective Date, the D&O Liability Insurance Policies shall be deemed to be, and shall be treated as though they are, executory contracts and the Debtors shall assume (and assign to the Reorganized Company if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies.  On or before the Effective Date, the Reorganized Company shall obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers and managers for a period of six (6) years, which tail policy shall be acceptable to the Sponsor.

In addition, on the Effective Date, to the extent the Corporate Governance Documents of the Reorganized Company do not already contain such provisions, the Reorganized Company shall amend their Corporate Governance Documents to contain provisions which (i) eliminate the personal liability of the Debtors’ and the Reorganized Company’s then-present and future directors and officers for post-emergence monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify the Debtors’ and the Reorganized Company’s directors, officers, and other key employees (as such key employees are identified by the New Board) serving on or after the Effective Date for all claims and actions (excluding with respect to the Securities Litigations) to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized.

Indemnification Agreements

Notwithstanding anything in the Plan to the contrary, as of the Effective Date, all Indemnification Agreements or indemnification obligations with directors, officers and employees of Reddy Corp. and Reddy Holdings shall be rejected and all claims arising from such rejections shall be afforded the treatment set forth in Classes 8A and 8B, respectively.  Claims arising from indemnification provisions or obligations contained solely in the Company’s bylaws, certificates of incorporation or other formation documents shall also be afforded the treatment set forth in Classes 8A and 8B, respectively.

Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Article IX of the Plan), the Reorganized Company shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Company’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Company may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Company.  No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Company, as applicable, will not pursue any and all available Causes of Action against them.  Except with respect to Causes of Action as to which the Debtors or Reorganized Company have released any Person or Person on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or Reorganized Company, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Company expressly reserves all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation.

Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim.  Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim.

Non-Voting Equity Securities

The Corporate Governance Documents of the Reorganized Company shall provide, to the extent not already included in such Corporate Governance Documents, that the Reorganized Company shall not issue any non-voting equity securities to the extent required by Bankruptcy Code section 1123(a)(6).

Change in Control

The consummation of the Plan shall not constitute a change in ownership or change in control under any employee benefit plan or program, Executory Contract or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.  Nothing in this paragraph shall affect any change in ownership or change in control provisions contained in any employment agreement to which a Debtor is a party.

Treatment of Executory Contracts and Unexpired Leases

Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases, including the Investment Agreement and the Plan Support Agreement, shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) expired or terminated pursuant to its own terms before the Effective Date; (3) is the subject of a motion to reject filed on or before the Effective Date (and the Company shall file such motion with respect to contracts so designated by the Ad Hoc Noteholder Group); or (4) is identified as an Executory Contract or Unexpired Lease to be rejected pursuant to the Plan Supplement before the Effective Date.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, all assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Company, as applicable, reserve the right to alter, amend, modify or supplement the list of Executory Contracts and Unexpired Leases identified in the Plan Supplement at any time before the Effective Date.  After the Effective Date, the Reorganized Company shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection; provided, that any such Rejection Claims arising from the rejection of an Unexpired Lease shall be subject to the cap on rejection damages imposed by Bankruptcy Code section 502(b)(6).  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Company, the Estates or their property without the need for any objection by the Reorganized Company or further notice to, or action, order or approval of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as an Unsecured Claim against the applicable Debtor and shall be treated in accordance with Article III of the Plan.  For the avoidance of doubt, any rejection damages shall be subject to any applicable statutory damages caps, including but not limited to those caps set forth in Bankruptcy Code section 502(b).

Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure.  If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Company to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.

Insurance Policies

Notwithstanding anything in the Plan to the contrary, as of the Effective Date, the Debtors shall assume (and assign to the Reorganized Company if necessary to continue the Insurance Policies in full force) all of the Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Insurance Policies.

Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

Reservation of Rights

Nothing contained in the Plan or Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Company, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Provisions Governing Distributions

Record Date for Distributions

As of the Effective Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Interests.  The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, on the next Distribution Date or as soon as reasonably practicable thereafter), each holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided in the Plan.  All distributions provided for in the Plan shall be made only to the extent permitted by applicable law.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII of the Plan.  Except as otherwise provided in the Plan, holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

No fractional shares of Reorganized Reddy Holdco Common stock or fractional shares of Reorganized Reddy Holdco Preferred Stock shall be issued or distributed under the Plan or by the Reorganized Debtors, or any Disbursing Agent, agent or servicer.  Each Person entitled to receive Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock (collectively, the “New Securities”) shall receive the total number of whole shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock to which such Person is entitled.  Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a New Security, the Reorganized Debtors, or any Disbursing Agent, agent or servicer, shall allocate separately one whole share of the Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock to such Person in order of the fractional portion of its entitlements, starting with the largest such fractional portion, until all remaining whole shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock have been allocated.  Upon the allocation of a whole share of the Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be deemed cancelled.  If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock which remain to be allocated, the Reorganized Debtors, or any Disbursing Agent, agent or servicer shall allocate the remaining whole shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock to such holders by random lot or such other impartial method as the Reorganized Debtors, or any Disbursing Agent, agent or servicer deems fair.  Upon the allocation of all of the whole shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock authorized under the Plan, all remaining fractional portions of the entitlements, if any, shall be cancelled and shall be of no further force and effect.  No shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock will be issued and no other property will be distributed under the Plan or by the Reorganized Debtors or any Disbursing Agent, agent or servicer on account of entitlements, if any, to a fractional share of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock which fall below a threshold level to be determined by the Reorganized Debtors, or any Disbursing Agent, agent or servicer, after allocation of whole shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock in respect of fractional entitlements as described above.  Accordingly, a Person who otherwise would be entitled to receive a distribution of a fractional share of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock will not receive any such distribution if the fractional share of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock such Person was to receive falls below such threshold.

Disbursing Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Reorganized Company as Disbursing Agent or such other Person designated by the Reorganized Company as a Disbursing Agent on the Effective Date.

Rights and Powers of Disbursing Agent

Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) affect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Company in their reasonable discretion.

Distributions on Account of Claims Allowed After the Effective Date

Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Debtors or the Reorganized Company, on the one hand, and the holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

Delivery of Distributions and Undeliverable or Unclaimed Distributions

Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made to holders of record as of the Distribution Record Date by the Disbursing Agent: (a) to the signatory set forth on any of the Proof of Claim filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim; (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address; (d) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf or (e) at the addresses reflected in the Debtors’ books and records.  Distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.  None of the Debtors, the Reorganized Company and the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan except for gross negligence, willful misconduct or fraud.

Except as otherwise provided in the Plan, (i) all distributions to holders of Prepetition Revolving Loan Claims shall be governed by the Prepetition Revolving Loan Credit Agreement, and shall be deemed completed when made to the Prepetition Revolving Loan Agent, who shall in turn make distributions in accordance with the Prepetition Revolving Loan Credit Agreement, (ii) all distributions to holders of Second Lien Notes Claims shall be governed by the Second Lien Notes and the Second Lien Notes Indenture, and shall be deemed completed when made to the Second Lien Notes Indenture Trustee, who shall in turn make distributions in accordance with the Second Lien Notes and Second Lien Notes Indenture and (iii) all distributions to holders of Discount Notes Claims shall be governed by the Discount Notes Indenture, and shall be deemed completed when made to the Discount Notes Indenture Trustee, who shall in turn make distributions in accordance with the Discount Notes Indenture.

Distributions to be made on account of Second Lien Notes Claims shall be made by the Disbursing Agent to the Second Lien Notes Indenture Trustee, who shall act as the Disbursing Agent with respect to the distributions to holders of Second Lien Notes Claims.  The Second Lien Notes Indenture Trustee may transfer such distributions through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with holders of Second Lien Notes Claims to the extent consistent with the customary practices of DTC.

Distributions to be made on account of Discount Notes Claims shall be made by the Disbursing Agent to the Discount Notes Indenture Trustee, who shall act as the Disbursing Agent with respect to the distributions to holders of Discount Notes Claims.  The Discount Notes Indenture Trustee may transfer such distributions through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with holders of Discount Notes Claims to the extent consistent with the customary practices of DTC.

Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the applicable Distribution Date.  After such date, all “unclaimed property” or interests in property shall revert to the Reorganized Company (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any holder to such property shall be discharged and forever barred.

Any Holder of an Allowed Claim that does not assert a Claim pursuant to this Plan for an undeliverable or unclaimed Distribution within six (6) months after the last Distribution Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed Distribution and shall be forever barred and enjoined from asserting any such Claim for an undeliverable or unclaimed Distribution against the Debtors and their Estates, the Disbursing Agents, and their respective agents, attorneys, representatives, employees or independent contractors, and/or any of its and their property.  In such cases, any Cash otherwise reserved for undeliverable or unclaimed Distributions shall become the property of the Reorganized Debtors, as applicable, free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary and shall be distributed in accordance with the terms of this Plan.  Nothing contained in this Plan shall require the Debtors to attempt to locate any holder of an Allowed Claim; provided, however, that in his or her sole discretion, the Disbursing Agent may periodically publish notice of unclaimed Distributions.

Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith, the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.

Setoffs

Except as set forth in the Plan, the Debtors and the Reorganized Company, or in consultation with the Sponsor, may withhold (but not set off except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Company may hold against the holder of any such Allowed Claim.  In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Company may hold against the holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Company may hold against the holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount.  Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Company of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Company may possess against any such holder, except as specifically provided in the Plan.

Claims Paid or Payable by Third Parties

Claims Paid by Third Parties

The Debtors, or the Reorganized Company, as applicable, shall reduce in part or in full a Claim to the extent that the holder of such Claim receives payment in part or in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  To the extent a holder of a Claim receives a distribution on account of such Claim receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

Insurance Claims

No distributions under the Plan shall be made on account of Allowed Claims until the holder of such Allowed Claim has exhausted all remedies with respect to the Debtors’ Insurance Policies. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made in accordance with the provisions of any applicable Insurance Policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Person may hold against any other Person, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Allocation of Distributions Between Principal and Unpaid Interest

To the extent that any Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for U.S. federal income tax purposes, be allocated on the Debtors’ books and records to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the accrued but unpaid interest.

Procedures for Resolving Contingent, Unliquidated and Disputed Claims

Prosecution of Objections to Claims

Except as to Subordinated 510(b) Claims or by order of the Bankruptcy Court, holders of Claims shall not be required to file Proofs of Claim with the Bankruptcy Court.  The amount and validity of any disputed, contingent and/or unliquidated Claim shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

Allowance of Claims

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), the Reorganized Company after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Petition Date.  All Claims of any Person against any Debtor shall be Disallowed unless and until such Person pays, in full, the amount it owes each such Debtor.

Distributions After Allowance

On the Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

Estimation of Claims

On or shortly after the Petition Date, the Debtors will file the Estimation Motion, seeking to estimate all Subordinated 510(b) Claims based upon the purchase or sale of a Company security at $0, as set forth in greater detail in Article V.F of the Plan.

The Debtors (before the Effective Date) or Reorganized Company (on or after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Person, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (before the Effective Date) or the Reorganized Company (after the Effective Date), may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.  All of the objection, estimation, settlement and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.  Claims may be estimated and subsequently compromised, objected to, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

Deadline to File Objections to Claims

The Debtors reserve their right to file objections to Claims, if any, on or before the Claim Objection Bar Date .

Settlement, Release, Injunction and Related Provisions

Compromise and Settlement of Claims, Interests and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Company may compromise and settle Claims against them and Causes of Action against other Persons.

Mutual Releases by the Debtors and the Released Parties

Pursuant to section 1123(b) of the Bankruptcy Code and to the extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Company, the Estates, and each other Released Party from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of the Debtors (other than the rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Company, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Company, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF RELEASES BY THE DEBTORS AND THE RELEASED PARTIES, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE RELEASES ARE: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS ASSERTING AN CLAIM OF CAUSE OF ACTION RELEASED PURSUANT TO THE RELEASE.

Releases by Holders of Claims or Interests of Reddy Corp.

As of the Effective Date, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Corp., Reorganized Reddy Corp. and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Corp., (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Corp., Reddy Corp.’s restructuring, Reddy Corp.’s Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Corp. or Reorganized Reddy Corp., the subject matter of, or the transactions or events giving rise to, any Claim or an Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Corp. and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to Reddy Corp. and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor, a Reorganized Debtor, or a Released Party that constitutes willful misconduct or gross negligence.

Releases by Holders of Claims or Interests of Reddy Holdings

As of the Effective Date, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Holdings, Reorganized Reddy Holdings and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Holdings, (other than the rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Holdings, Reddy Holdings’ restructuring, Reddy Holdings Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Holdings or Reorganized Reddy Holdings, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Holdings and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to the Debtors and taking place on or before the Confirmation

Date, other than Claims or liabilities arising out of or relating to any act or omission of Reddy Holdings, Reorganized Reddy Holdings, or a Released Party that constitutes willful misconduct or gross negligence.

Exculpation

Notwithstanding anything contained in the Plan to the contrary, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, cause of action or liability for any Exculpated Claim, except for gross negligence or willful misconduct (to the extent such duty is imposed by applicable non-bankruptcy law), but in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Debtors and the Reorganized Company (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan.  Except as otherwise provided in the Plan, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

Injunction

FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN ARTICLE IX OF THE PLAN, THE RELEASING PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THE EXCULPATED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO ARTICLE IX.J OF THE PLAN.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE IX.C OR ARTICLE IX.D, DISCHARGED PURSUANT TO ARTICLE IX.F, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE IX.E, ARE PERMANENTLY ENJOINED, FROM

AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH PERSONS OR THE PROPERTY OR ESTATE OF SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (4) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED, SETTLED OR DISCHARGED PURSUANT TO THE PLAN.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS IN THE PLAN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES.  ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THE PLAN OR IN OBLIGATIONS ISSUED PURSUANT TO THE PLAN FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND ALL INTERESTS SHALL BE CANCELLED, AND THE DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE.

ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING ANY CLAIM AGAINST THE SECURITIES DEFENDANTS IN THE SECURITIES LITIGATIONS UNTIL SUCH TIME AS A FINAL ORDER IS ENTERED ON THE ESTIMATION MOTION.

Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Persons, including Governmental Units, shall not discriminate against the Reorganized Company or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Company or another Person with whom such Reorganized Company have been associated, solely because one of the Debtors has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan (including the Exit Facility), on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be and hereby are deemed to be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Company and their successors and assigns.  For the avoidance of doubt, except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan (including the Exit Facility) all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be, concurrently with the applicable distributions made pursuant to the Plan, and hereby are deemed to be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

Conditions Precedent to Confirmation of the Plan of Reorganization and the Effective Date

Conditions Precedent to Confirmation

It shall be a condition to Confirmation of the Plan that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C of the Plan.

1.        The Bankruptcy Court shall have entered an order, which shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code, in form and substance reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders, approving the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

2.        The Confirmation Order (a) shall be, in form and substance, reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent the Confirmation Order affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent) (b) shall include a finding by the Bankruptcy Court that the Reorganized Reddy Holdco Common Stock and Reorganized Reddy Holdco Preferred Stock to be issued on the Effective Date and thereafter will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code and (c) shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code.

3.        The Plan and the Plan Supplement, including any schedules, documents, supplements and exhibits thereto shall, in form and substance, be reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent the Plan or Plan Supplement affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent).

Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C of the Plan.

1.        The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption and rejection of Executory Contracts and Unexpired Leases by the Debtors as contemplated in the Plan in form and substance acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent such rejections relate to property that serves as Collateral under the DIP Facility or Prepetition Loan Credit Facility, the DIP Agent and the Revolving Loan Agent).

2.        The Exit Financing shall have been executed and delivered by all of the Persons that are parties thereto, and all conditions precedent to the consummation of the Plan shall have been waived, or satisfied in accordance with the terms of the Plan, and funding pursuant to the Exit Financing shall have occurred and the Exit Financing shall be acceptable to Debtors, the Requisite Ad Hoc Noteholders and, in their sole discretion, the Exit Lenders.

3.        The Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent the Confirmation Order affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent), shall have been entered by the Bankruptcy Court and shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code.

4.        All of the schedules, documents, supplements and exhibits to the Plan shall have been filed in form and substance reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent the schedules, documents, supplements and exhibits to the Plan affect the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent).

5.        All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in Article X of the Plan may be waived at any time by the Debtors, subject to the consent of the Requisite Ad Hoc Noteholders and the DIP Agent and Revolving Loan Agent (but only with respect to those conditions for which such Agents’ consent otherwise is required in Article X of the Plan); provided, however, that the Debtors may not waive entry of the Order approving the Disclosure Statement and the Confirmation Order.

Effect of Failure of Conditions

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against the Debtors; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or any other Person; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any holders or any other Person in any respect.

Modification, Revocation or Withdrawal of the Plan of Reorganization

Modification and Amendments

Except as otherwise specifically provided herein, the Debtors reserve the right to modify the Plan, subject to the consent of the Requisite Ad Hoc Noteholders (and to the extent such modification affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent), and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend or modify materially the Plan with respect to any or all Debtors, subject to the consent of the Requisite Ad Hoc Noteholders (and to the extent such modification affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent) one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan or remedy any defect or omission, or reconcile any inconsistencies in the Plan or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, in each case subject to the consent of the Requisite Ad Hoc Noteholders (and to the extent such modification affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent).  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article XI of the Plan.

Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

Revocation or Withdrawal of the Plan of Reorganization

The Debtors reserve the right to revoke or withdraw the Plan before the Effective Date, subject to the consent of the Requisite Ad Hoc Noteholders.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Person; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by such Debtor or any other Person.

Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters, arising out of or related to, the Chapter 11 Cases and the Plan including jurisdiction to:

1.        allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or Unsecured status or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or Unsecured status, priority, amount or allowance of Claims;

2.        decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.        resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Rejection Claims, Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Company amending, modifying or supplementing, after the Effective Date, pursuant to Article VI of the Plan, any Executory Contracts or Unexpired Leases the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired.

4.        ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.        adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.        adjudicate, decide or resolve any and all matters related to any Cause of Action;

7.        adjudicate, decide or resolve any and all matters related to the Investment Agreement, but only to the extent that such matters relate to the Arctic Acquisition;

8.        adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

9.        enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

10.      resolve any avoidance or recovery actions under sections 105, 502(d), 542 through 551 and 553 of the Bankruptcy Code;

11.      resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

12.      resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with or under the DIP Loan Agreement;

13.      resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with or under the Prepetition Revolving Loan Credit Agreement, Second Lien Notes Indenture, First Lien Notes Indenture and Discount Notes Indenture;

14.      issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation or enforcement of the Plan;

15.      resolve any cases, controversies, suits, disputes or Causes of Action with respect to the discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article IX of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

16.      enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

17.      determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan;

18.      adjudicate any and all disputes arising from or relating to distributions under or payments or transfers contemplated by the Plan;

19.      consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

20.      determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

21.      hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

22.      hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

23.      hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

24.      enforce all orders previously entered by the Bankruptcy Court;

25.      hear any other matter not inconsistent with the Bankruptcy Code; and

26.      enter an order concluding or closing the Chapter 11 Cases.

Miscellaneous Provisions

Immediate Binding Effect

Subject to Article X.B of the Plan of Reorganization, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or any other Bankruptcy Rule, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Company and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Person acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan; provided that such agreements and documents are reasonably acceptable to the Requisite Ad Hoc Noteholders, the DIP Agent and the Revolving Loan Agent (but with respect to such Agents only to the extent that such documents affect the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims and the Prepetition Revolver Claims).  The Debtors or Reorganized Company, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the Plan, any statement or provision contained in the Plan or any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests before the Effective Date.

Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Person.

Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

Payment of Statutory Fees

All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.  All such fees that arise after the Effective Date, but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court to be void or unenforceable, the Bankruptcy Court, at the request of the Debtors and the Sponsor shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms and (2) integral to the Plan and may not be deleted or modified without the Debtors’ and the Sponsor’ consent (and to the extent such modifications affect the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims and Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent).

Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors’ counsel, by contacting DLA Piper LLP, 1251 Avenue of the Americas, 27th Floor, New York, New York 10020, Attn: Sarah Castle, at the Bankruptcy Court’s website at https://ecf.txnb.uscourts.gov/ or at the website of Kurtzman Carson Consultants LLC, at www.kccllc.net.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Plan securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the Reorganized Reddy Holdco Common Stock and Reorganized Reddy Holdco Preferred Stock offered and sold under the Plan.

Closing of Chapter 11 Cases

The Reorganized Company shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control and provided further, however, that if there is a conflict between the Plan and the DIP Order, the DIP Order shall control.

Feasibility of the Plan of Reorganization

The Bankruptcy Code requires that the Bankruptcy Court determine that confirmation of the Plan of Reorganization is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors.  For purposes of showing that the Plan of Reorganization meets this feasibility standard, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan of Reorganization and retain sufficient liquidity and capital resources to conduct their business.

The Debtors believe that with a deleveraged capital structure, the Debtors will be able to support the financial projections set forth in Appendix C to this Disclosure Statement (the “Projections”).  Based on the terms of the Plan of Reorganization, (it is assumed that the Effective Date will occur on or about 45-60 days following the Petition Date) at emergence the Reorganized Debtors shall have been released from more than $150 million in debt obligations.

Holders of Claims against and Interests in the Debtors are advised, however, that the Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles.

The prospective financial information included in this Disclosure Statement has been prepared by, and is the responsibility of, the Debtors’ management. The Debtors and their management believe that the prospective financial information included in Appendix C to this Disclosure Statement has been prepared on a reasonable basis, reflecting the best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Debtors’ expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the prospective financial information contained in Appendix C to this Disclosure Statement and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance on such information or its achievability. PricewaterhouseCoopers LLP assumes no responsibility for and denies any association with the prospective financial information.

The PricewaterhouseCoopers LLP report included in this Disclosure Statement refers exclusively to the Debtors’ historical financial information. PricewaterhouseCoopers LLP’s reports do not cover any other information in this Disclosure Statement and should not be read to do so.

In addition to the assumptions footnoted in the Projections themselves, the Projections also assume that (i) the Plan of Reorganization will be confirmed and consummated in accordance with its terms, (ii) there will be no material adverse change in legislation or regulations, or the administration thereof, including environmental legislation or, regulations, that will have an unexpected effect on the operations of the Reorganized Debtors, (iii) there will be no change in United States generally accepted accounting principles that will have a material effect on the reported financial results of the Reorganized Debtors, and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtors.  To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change.  In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors.

Accordingly, the Projections are only estimates that are necessarily speculative in nature.  It can be expected that some or all of the assumptions in the Projections will not be realized, and that actual results will vary from the Projections, which variations may be material and are likely to increase over time.  The Projections should therefore not be regarded as a representation by the Debtors or any other person that the results set forth in the Projections will be achieved.  In light of the foregoing, readers are cautioned not to place undue reliance on the Projections.  The Projections should be read together with the information in the sections of this Disclosure Statement entitled “Risk Factors” which set forth important factors that could cause actual results to differ from those in the Projections.

The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition.  Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.  Whether actual results will conform to the Projections is subject to a number of risks and uncertainties, including:

•                  the high degree of competition in the Debtors’ business;

•                  the susceptibility of the Debtors’ business to general economic conditions;

•                  discovery of unknown contingent liabilities;

•                  the interest rate environment;

•                  the ability to retain the client base; and

•                  future capital requirements.

Acceptance of the Plan

As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims and Interests vote to accept the Plan, except under certain circumstances. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of Impaired Claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of Claims in that Class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance.  Under section 1126(d) of the Bankruptcy Code, a Class of Interests has accepted the Plan if holders of such Interests holding at least two-thirds in amount actually voting have voted to accept the Plan.  Holders of Claims or Interests who fail to vote are not counted as either accepting or rejecting the Plan.

Best Interests Test

Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the “best interests” of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that (1) all members of an impaired class of claims or interests have accepted the plan or (2) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to members of each impaired class of holders of claims and interests if the debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its chapter 11 case was converted to a chapter 7 case under the Bankruptcy Code.

The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the chapter 11 case. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, compensation of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its bankruptcy case (such as compensation of attorneys, financial advisors, and restructuring consultants) that are allowed in the chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the bankruptcy case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests. The liquidation also could prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured claims.

Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor’s plan, then such plan is not in the best interests of creditors and equity security holders. In order to assist the Debtors with estimating the value of distributions to be received by creditors and equity holders under the Plan of Reorganization, the Debtors’ financial advisor, Jeffries & Company, Inc., performed a valuation analysis as further described below.

Estimated Valuation of the Reorganized Company

A copy of the analysis of the total enterprise value of the Reorganized Debtors is attached to this Disclosure Statement as Appendix E (the “Valuation Analysis”).  In the Valuation Analysis, Jeffries & Company, Inc., the Debtors’ financial advisor, has determined the estimated range of enterprise value of the Reorganized Debtors, excluding cash on hand, to be approximately $382 million to $434 million (with a mid-point estimate of approximately $408 million) as of an assumed Effective Date of March 31, 2012.

This estimate of the reorganization value of the Reorganized Debtors is based on a number of assumptions, including a successful reorganization of the Debtors’ business and finances in a timely manner, the implementation of the Reorganized Debtors’ Business Plan, the achievement of the forecasts reflected in our business plan, access to adequate exit financing, market conditions through the period covered by the projections, and the Plan of Reorganization becoming effective in accordance with the estimates and other assumptions discussed herein.

The valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of the New Common Stock.  Such securities may trade at substantially lower or higher prices because of a number of factors, including, but not limited to, those discussed in the Valuation Analysis.  The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.

Application of the Best Interests Test to the Liquidation Analysis and the Valuation of the Reorganized Debtors

A liquidation analysis prepared with respect to the Debtors is attached to this Disclosure Statement as Appendix D (the “Liquidation Analysis”). The Debtors believe that any liquidation analysis is inherently speculative. For example, the liquidation analyses for the Debtors necessarily contain estimates of the net proceeds that would be received from a forced sale of assets and/or business units, as well as the amount of Claims that will ultimately become Allowed Claims.

The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both Chapter 7 cases and Chapter 11 cases.  Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in their Chapter 11 Cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the Debtors during the pendency of the Chapter 11 Cases.  The liquidation itself would trigger certain tax and other priority claims that otherwise would be due in the ordinary course of business.  Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of equity interests.  The liquidation would also prompt the rejection of most, if not all, of the Debtors’ executory contracts and unexpired leases, thereby creating a significant increase in Unsecured Claims.

The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Interests under the Plan of Reorganization. In addition, as noted above, the Valuation Analysis of the Reorganized Debtors also contains numerous estimates and assumptions. For example, the value of the New Common Stock cannot be determined with precision due to the absence of a public market for the New Common Stock. Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Debtors believe that, taking into account the Liquidation Analysis and the Valuation Analysis of the Reorganized Company, the Plan of Reorganization meets the “best interests” test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each Impaired Class will receive at least as much under the Plan of Reorganization as they would in a liquidation in a hypothetical chapter 7 case. For example, the Debtors estimate that holders of Second Lien Notes would not receive any recovery in the event of a liquidation of the Debtors under the assumptions set forth in the Liquidation Analysis. Pursuant to the Plan of Reorganization, however, each holder of Class 3A Second Lien Notes Claims is entitled to such holder’s Pro Rata share of: (i) 6,094,327 shares of Reorganized Reddy Holdco Common Stock, subject to dilution pursuant to the terms of the Plan of Reorganization and (ii) the right to purchase shares of Reorganized Reddy Holdco Preferred Stock pursuant to the Rights Offering. Based on the valuation of the Reorganized Debtors contained in the Valuation Analysis, and after taking into account projected debt obligations of the Reorganized Debtors, the Debtors estimate that Holders of Class 3A Second Lien Notes Claims will receive property under the Plan of Reorganization valued at approximately 14% to 49% of the amount of their claims.  Thus, holders of Second Lien Notes will receive at least as much under the Plan of Reorganization as they would in a liquidation in a hypothetical chapter 7 case.

Creditors will receive a better recovery through the distributions contemplated by the Plan of Reorganization because the continued operation of the Debtors as going concerns rather than a forced liquidation will allow the realization of more value for the Debtors’ assets. These factors lead to the conclusion that recoveries pursuant the Plan of Reorganization would be at least as much, and in many cases significantly greater, than the recoveries available in a chapter 7 liquidation.

The Debtors believe the methodology used to prepare the Liquidation Analysis is appropriate and that the assumptions and conclusions set forth therein are fair and reasonable under the circumstances and represent a reasonable exercise of the Debtors’ business judgment with respect to such matters.

Although the Debtors believe that the Plan of Reorganization meets the “best interests test” of section 1129(a)(7) of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will determine that the Plan of Reorganization meets this test.  THESE ESTIMATES OF VALUE ARE SUBJECT TO A NUMBER OF ASSUMPTIONS AND SIGNIFICANT QUALIFYING CONDITIONS.  ACTUAL VALUES AND RECOVERIES COULD VARY MATERIALLY FROM THE ESTIMATES SET FORTH IN THE PLAN.  See “Plan of Reorganization—Valuation of the Reorganized Debtors.”

Confirmation Without Acceptance of All Impaired Classes:  The “Cramdown” Alternative

Under the Plan of Reorganization, Classes 8A, 9A, 9B and 10B are deemed to have rejected the Plan of Reorganization.  In view of the deemed rejection by such Claim and Interest holders, the Debtors will seek confirmation of the Plan of Reorganization pursuant to the “cramdown” provisions of the Bankruptcy Code.

Specifically, Bankruptcy Code section 1129(b) provides that a plan can be confirmed even if the Plan of Reorganization is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it.  A bankruptcy court may confirm a Plan of Reorganization at the request of the debtors if the plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired class that has not accepted the Plan of Reorganization.

A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

A plan is fair and equitable as to a class of unsecured claims that rejects a plan if the plan provides (i) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim or (ii) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (i) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (ii) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

The Debtor believes the Plan does not discriminate unfairly with respect to the Claims and Interests in Classes 2A, 3A, 8A, 9A, 2B, 3B, 6B, 8B, 9B and 10B.  In the event it becomes necessary to “cramdown” the Plan over the rejection of any such Classes, the Debtor will demonstrate at the Confirmation Hearing that the Plan does not discriminate unfairly and is fair and equitable with respect to such Classes.  The fair and equitable tests set forth above for unsecured claims and interests applies to Class 8A, 9A, 6B, 8B, 9B and 10B.  The fair and equitable test for secured claims, which is applicable to Classes 2A, 3A, 2B, and 3B is that the plan provides (i) that the holders of secured claims retain the liens in the property securing such claims to the extent of the allowed amount of such claims, and that the holders of such claims receive on account of such claims deferred cash payments totaling at least the allowed amount of such claims, of a value, as of the effective date of the plan, of at least the value of such holders’ interest in the estate’s interest in such property; (ii) for the sale of any property subject to the liens securing such claims, free and clear of such liens, with the liens attaching to the proceeds of such sale, and such liened proceeds being treated either pursuant to (i) or (ii); or (iii) for the realization by such holders of the indubitable equivalent of such claims.  The treatment proposed for Classes 2A, 3A, 8A, 9A, 2B, 3B, 6B, 8B, 9B and 10B satisfies the fair and equitable test and can be crammed down, if necessary.

Alternatives to Confirmation and Consummation of the Plan of Reorganization

Absent consummation of the Exchange Offers, the Debtors believe that the Plan of Reorganization affords holders of Claims the potential for the greatest recovery and, therefore, is in the best interests of such holders.  The Plan of Reorganization as presented is the result of considerable negotiations among the Debtors and the parties to the Restructuring and Plan Support Agreement.

If, however, the requisite acceptances are not received, or the Plan of Reorganization is not confirmed and consummated, the theoretical alternatives include:  (i) formulation of an alternative plan of reorganization or (ii) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.

Alternative Plan(s) of Reorganization

If the requisite acceptances are not received or if the Plan of Reorganization is not confirmed, the Debtors may file Chapter 11 petitions and attempt to formulate and propose a different plan or plans of reorganization.  Such a plan or plan(s) might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of assets.  The Debtors’ businesses could suffer from increased costs, erosion of customer confidence and liquidity difficulties if they remained debtor in possession during a lengthy Chapter 11 process while trying to negotiate a plan of reorganization.

The Debtors believe that the Plan of Reorganization, which is the result of extensive negotiations between the Debtors and the parties to the Restructuring and Plan Support Agreement, enables creditors to realize the greatest possible value under the circumstances and that, compared to any later alternative plan of reorganization, the Plan of Reorganization has the greatest chance to be confirmed and consummated.

Liquidation Under Chapter 7 or Chapter 11

If no plan is confirmed, the Debtors may be forced to liquidate under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors’ assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code.  The Debtors believe that in a liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors’ Estates.  The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets.

The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of liquidation.  In a liquidation under Chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7.  Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs.  Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed.  Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

The Debtors believe that any alternative liquidation under Chapter 7 or Chapter 11 is a much less attractive alternative to creditors than the Plan of Reorganization because of the greater return the Debtors believe is provided to creditors under the Plan of Reorganization.

PROCEDURES FOR VOTING ON THE PLAN OF REORGANIZATION

Notice to Holders of Claims

This Disclosure Statement is being transmitted to holders of Claims in Classes 2A, 3A, 2B, 3B, 6B and 8B.  Pursuant to section 1126(g) of the Bankruptcy Code, Claims in Classes 1A, 4A, 5A, 6A, 7A, 10A, 1B, 4B, 5B and 7B are unimpaired and Claims in Classes 8A, 9A and 9B and Interests in Class 10B are impaired under the Plan of Reorganization, and holders of such Claims and Interests are not entitled to vote on the Plan of Reorganization.  Accordingly, holders of Claims in Classes 2A, 3A, 2B, 3B, 6B and 8B will be the only holders of Claims that will vote on the Plan of Reorganization.  The purpose of this Disclosure Statement is to provide adequate information to enable such Claim holders to make a reasonably informed decision with respect to the Plan of Reorganization prior to exercising their right to vote to accept or reject the Plan of Reorganization.  Any capitalized terms used in this section and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan of Reorganization.

ALL HOLDERS OF CLAIMS IN CLASSES 2A, 3A, 2B, 3B, 6B and 8B ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN OF REORGANIZATION.  This Disclosure Statement contains important information about the Plan of Reorganization and considerations pertinent to acceptance or rejection of the Plan of Reorganization.

THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN OF REORGANIZATION.  No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.  Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement.  The Debtors do not intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.  Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences.  Accordingly, the delivery of this Disclosure Statement will not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

Parties in Interest Entitled to Vote

Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan of reorganization unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

In general, a holder of a claim or interest may vote to accept or to reject a plan of reorganization if (i) the claim or interest is “allowed,” which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the plan.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.  Accordingly, only holders of Claims in Class 2A, 3A, 2B, 3B, 6B and 8B are entitled to vote on the Plan of Reorganization.

By providing instructions to be included on a master ballot (if applicable), each holder of Claims in Class 2A, 3A, 2B, 3B, 6B and 8B will be confirming that (i) such holder and/or legal and financial advisors acting on its behalf has had the opportunity to ask questions of, and receive answers from, the Debtors concerning the terms of the Plan of Reorganization, the business of the Debtors and other related matters, (ii) the Debtors have made available to such holder or its agents all documents and information relating to the Plan of Reorganization and related matters reasonably requested by or on behalf of such holder, and (iii) except for information provided by the Debtors in writing, and by their own agents, such holder has not relied on any statements made or other information received from any person with respect to the Plan of Reorganization.

By providing instructions to be included on a master ballot (if applicable) each holder of Claims in Class 2A, 3A, 2B, 3B, 6B and 8B also acknowledges that the New Common Stock and New Preferred Stock being distributed pursuant to the Plan of Reorganization are not being offered pursuant to a registration statement filed with the Securities and Exchange Commission and represents that any such securities will be acquired for its own account and not with a view to any distribution of such interests in violation of the Securities Act.

Solicitation Package

In soliciting votes for the Plan of Reorganization pursuant to this Disclosure Statement, the Debtors are sending copies of (i) this Disclosure Statement, (ii) the Plan of Reorganization and (iii) one or more ballots (and return envelopes) to be used in voting to accept or to reject the Plan of Reorganization to each holder of Claims in Classes 2A, 3A, 2B, 3B, 6B and 8B.

Procedures for Voting on the Plan of Reorganization; Deadlines

After carefully reviewing the Plan of Reorganization, this Disclosure Statement, and the detailed instructions accompanying your ballot, you are asked to indicate your acceptance or rejection of the Plan of Reorganization by voting in favor of or against the Plan of Reorganization on the accompanying ballot.  You should complete and sign your original ballot (copies will not be accepted) and return it as instructed in the envelope provided.

Each ballot has been coded to reflect the Class of Claims or Interests it represents.  Accordingly, in voting to accept or reject the Plan of Reorganization , you must use only the coded ballot(s) sent to you with this Disclosure Statement.

All votes to accept or reject the Plan of Reorganization must be cast by using the ballot enclosed with the Disclosure Statement.  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED BY THE VOTING AGENT NO LATER THAN MAY 9, 2012, AT 5:00 P.M. PREVAILING EASTERN TIME (THE “VOTING DEADLINE”). IF YOU HOLD FIRST LIEN NOTES, SECOND LIEN NOTES OR DISCOUNT NOTES THROUGH A BROKER, BANK, DEALER, AGENT OR OTHER NOMINEE, IN ORDER FOR YOUR VOTE TO COUNT YOU MUST DELIVER YOUR BALLOT TO YOUR NOMINEE WELL BEFORE THE VOTING DEADLINE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT INCLUDING YOUR VOTE TO THE VOTING AGENT BY THE VOTING DEADLINE ABOVE.

UNLESS OTHERWISE PROVIDED IN THE INSTRUCTIONS ACCOMPANYING THE BALLOTS, BALLOTS CAST BY FACSIMILE, E-MAIL OR OTHER ELECTRONIC MEANS WILL NOT BE ACCEPTED.  BALLOTS THAT ARE RECEIVED BUT NOT SIGNED WILL NOT BE COUNTED.  DO NOT RETURN ANY STOCK CERTIFICATES, DEBT INSTRUMENTS, OR OTHER EVIDENCES OF YOUR CLAIM WITH YOUR BALLOT.

If you have any questions about (a) the procedure for voting your Claim or Interest, (b) the packet of materials that you have received, or (c) the amount of your Claim, or if you wish to obtain, at your own expense unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of the Plan of Reorganization, this Disclosure Statement, or any appendices or exhibits to such documents, please contact the Voting Agent at:

REDDY ICE HOLDINGS, INC. BALLOT PROCESSING
C/O KURTZMAN CARSON CONSULTANTS, LLC
599 LEXINGTON AVENUE, 39TH FLOOR

NEW YORK, NY 10022

TOLL FREE (877) 833-4150

ITN’L CALLERS (917) 281-4800

For further information and general instruction on voting to accept or reject the Plan, see the instructions accompanying your ballot.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

A summary description of certain United States federal income tax consequences of the Plan of Reorganization is provided below.  This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan of Reorganization, as discussed herein.  Only the principal United States federal income tax consequences of the Plan of Reorganization to us and to certain United States Holders, as defined below, of Second Lien Notes and Reddy Holdings General Unsecured Claims are described below.  No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan of Reorganization.  No rulings or determinations of the Internal Revenue Service (the “IRS”) or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan of Reorganization, and the discussion below is not binding upon the IRS or any other authorities.  Events occurring after the date of this Disclosure Statement could affect the United States federal income tax consequences of the Plan of Reorganization.  No representations are being made regarding the particular tax consequences of the acceptance of the Plan of Reorganization to the Debtor or any holder of Second Lien Notes or Reddy Holdings General Unsecured Claims.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.  The discussion of United States federal income tax consequences below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “IRC”), regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, as in effect on the date hereof and which are subject to change or differing interpretations, possibly on a retroactive basis.

This summary does not address all of the tax consequences of the Plan of Reorganization that may be relevant to special classes of taxpayers such as, for example, non-United States holders, banks, insurance companies or other financial institutions; regulated investment companies; real estate investment trusts; dealers in securities or commodities; traders in securities that elect to use a mark-to-market method of accounting for securities holdings; tax-exempt organizations; persons liable for alternative minimum tax; persons that hold shares of New Common Stock as part of a straddle or a hedging or conversion transaction; partnerships or other entities treated as partnerships for U.S. federal income tax purposes; persons that distribute the subscription rights to their stockholders; partnerships and their partners; and persons whose functional currency is not the U.S. dollar.

This summary does not address any aspects of U.S. federal tax law other than income tax law, or any aspects of state, local, or foreign tax laws.  Each holder is strongly urged to consult its tax advisor regarding the United States federal, state, and local and any foreign tax consequences of the transactions described herein and in the Plan of Reorganization.

IRS CIRCULAR 230 NOTICE:  TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF NOTES ARE HEREBY NOTIFIED THAT:  (I) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE IRC, (II) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS DISCUSSED HEREIN, AND (III) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.                 United States Federal Income Tax Consequences to Reddy Holdings and Reddy Corp

1.              Cancellation of Indebtedness Income

The exchange of the Second Lien Notes for New Common Stock and rights to participate in the Rights Offering of the New Preferred Stock, the cancellation of the Reddy Holdings General Unsecured Claims in exchange for Reddy Holdings General Unsecured Claim Settlement Payments (the “Reddy Holdings General Unsecured Claim Settlement Payment Right”), and the cancellation of the Discount Notes in exchange for the Discount Notes Payment and the Arctic Acquisition Discount Notes Payment (collectively the “Discount Notes Payment Rights”) will result in the cancellation of a portion of our outstanding indebtedness.  In general, absent an exception, a debtor will realize and recognize cancellation of indebtedness income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness.  The amount of COD Income, in general, is the excess of (a) the adjusted issue price (see discussion of “Issue Price” below) of the indebtedness satisfied, over (b) the sum of (x) the issue price of any new indebtedness of the taxpayer issued (including the Reddy Holdings General Unsecured Claim Settlement Payment Right and the Discount Notes Payment Rights) and (y) the fair market value of any new consideration (including the New Common Stock and the rights to participate in the Rights Offering of the New Preferred Stock).

A debtor will not, however, be required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding.  Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to Section 108 of the IRC.  In general, tax attributes will be reduced in the following order:  (a) net operating losses and NOL carryforwards (“NOLs”); (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the debtor’s depreciable and nondepreciable assets (but not below the amount of its liabilities immediately after the discharge); (f) passive activity loss and credit carryforwards; and (g) foreign tax credit carryforwards.  A debtor may elect to alter the preceding order of attribute reduction and, instead, first reduce the tax basis of its depreciable assets (and, possibly, the depreciable assets of its subsidiaries).  The reduction in tax attributes occurs on the first day of the taxable year following the taxable year of the debt discharge (i.e., such attributes may be available to offset taxable income that accrues between the date of discharge and the end of the debtor’s taxable year).

We expect to realize a substantial amount of COD income as a result of the consummation of the Plan of Reorganization.  Because some of our outstanding indebtedness will be satisfied in exchange for New Common Stock, rights to participate in the Rights Offering, the Reddy Holdings General Unsecured Claim Settlement Payment Right, and the Discount Notes Payment Rights, the amount of COD income, and accordingly the amount of tax attributes required to be reduced, will depend in part on the fair market value of the New Common Stock and the rights to participate in the Rights Offering, the issue price of the Reddy Holdings General Unsecured Claim Settlement Payment Right and the Discount Notes Payment Rights.

2.              Net Operating Losses-Section 382

This discussion refers to the limitation determined under Section 382 of the IRC in the case of an “ownership change” as the “Section 382 Limitation.”  In general, the annual Section 382 Limitation on the use of “pre-change” date NOLs in any “post-change” year is equal to the product of (a) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” in effect for the month in which the “ownership change” occurs (approximately 3.26% for the month of April 2012).  The Section 382 Limitation may be increased to the extent that the debtor recognizes certain built-in gains in its assets during the five-year period following the ownership change, or is treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65.  Section 383 of the IRC applies a similar limitation to capital loss carryforwards and tax credits.  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.  As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding.

The exchange of the Second Lien Notes for New Common Stock, along with cancellation of Reddy Holdings’ existing common stock for a cash payment or New Common Stock in lieu of the cash payment through the Plan of Reorganization, is expected to cause an ownership change on the date that the exchanges described herein are effective (the “Effective Date”).  As a result, unless an exception applies, Section 382 of the IRC will apply to limit our use of any remaining pre-Effective Date NOLs after the Effective Date.  This limitation is independent of, and in addition to, the reduction of tax attributes described in the preceding section resulting from the exclusion of COD Income.

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor company in chapter 11 receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”).  Under the 382(l)(5) Exception, a debtor’s pre-Effective Date NOLs are not limited on an annual basis but, instead, the debtor’s NOLs are required to be reduced by the amount of any interest deductions claimed during any taxable year ending during the three-year period preceding the taxable year that includes the Effective Date, and during the part of the taxable year prior to and including the Effective Date, in respect of all debt converted into stock in the reorganization.  If the 382(l)(5) Exception applies and the debtor undergoes another ownership change within two years after consummation, then the debtor’s pre-Effective Date NOLs would be eliminated in their entirety.  We do not believe that this exception will apply.

Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”).  When the 382(l)(6) Exception applies, a debtor corporation that undergoes an ownership change generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy.  This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change.  The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOLs by interest deductions in the manner described above, and the debtor may undergo a change of ownership within two years without triggering the elimination of its pre-Effective Date NOLs.

If the Plan of Reorganization is accepted, we anticipate that the 382(l)(6) Exception will apply.  Thus, if the Plan of Reorganization is accepted, the annual IRC section 382 limitation will be calculated by reference to the value of our stock immediately before the ownership change (with certain adjustments), plus the increase in value (if any) resulting from the cancellation of Second Lien Notes and other Claims.  It is unclear if any cancellation or reduction of indebtedness that occurs after the Effective Date pursuant to the Plan of Reorganization can be taken into account in valuing our stock for purposes of determining the annual IRC section 382 limitation.

B.                 United States Federal Income Tax Consequences to United States Holders of Second Lien Notes and Reddy Holdings General Unsecured Claims

The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan of Reorganization to holders of Second Lien Notes and Reddy Holdings General Unsecured Claims that are “United States Holders” as defined below.  The United States federal income tax consequences of the transactions contemplated by the Plan of Reorganization to holders of Second Lien Notes and Reddy Holdings General Unsecured Claims (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things:  (1) the manner in which a holder acquired the respective note (2) the length of time the note has been held; (3) whether the note was acquired at a discount; (4) whether the holder has taken a bad debt deduction or worthless stock deduction with respect to the note (or any portion thereof) in the current or prior years; (5) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the note; and (6) the holder’s method of tax accounting.  Therefore, a holder of Second Lien Notes or Reddy Holdings General Unsecured Claims should consult its tax advisor for information that may be relevant based on its particular situations and circumstances regarding the tax consequences of the transactions contemplated by the Plan of Reorganization.  This discussion assumes that the holder has not taken a bad debt deduction with respect to a note (or any portion thereof) in the current or any prior year and such note did not become completely or partially worthless in a prior taxable year.

THIS DISCUSSION ADDRESSES ONLY CERTAIN ASPECTS OF U.S. FEDERAL INCOME TAXATION APPLICABLE TO UNITED STATES HOLDERS AND DOES NOT ADDRESS U.S. FEDERAL ESTATE OR GIFT TAXATION, OR STATE, LOCAL, OR NON-UNITED STATES INCOME OR OTHER TAXATION.  IT DOES NOT ADDRESS ANY TAX CONSEQUENCES FOR PERSONS WHO ARE NOT UNITED STATES HOLDERS. BOTH UNITED STATES HOLDERS AND HOLDERS WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF THE EXCHANGES CONTEMPLATED PURSUANT TO THE PLAN OF REORGANIZATION AND THE OWNERSHIP OR DISPOSITION OF NEW COMMON STOCK AND/OR NEW PREFERRED STOCK.

For purposes of the following discussion, a “United States Holder” is a holder of a Second Lien Note or Reddy Holdings General Unsecured Claims that is (1) a citizen or individual resident of the United States, (2) a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

1.              Accrued but Unpaid Interest

In general, to the extent a United States Holder of a Second Lien Note or Reddy Holdings General Unsecured Claim receives property in satisfaction of interest accrued during the holding period of such instrument, such amount will be taxable to the United States Holder as interest income (if not previously included in the United States Holder’s gross income).  Conversely, such a United States Holder generally recognizes a deductible loss to the extent that any accrued interest claimed or amortized original issue discount (“OID”) was previously included in its gross income and is not paid in full.  The extent to which property received by a United States Holder of a Second Lien Note or Reddy Holdings General Unsecured Claim will be attributable to accrued but unpaid interest is unclear.  If the Plan of Reorganization is accepted, the Debtor intends to take the position that all of the New Common Stock and rights to participate in the Rights Offering of the New Preferred Stock paid in exchange for a Second Lien Note, the Reddy Holdings General Unsecured Claim Settlement Payment Right paid in exchange for a Reddy Holdings General Unsecured Claim, and the Discount Notes Payment Rights paid in exchange for the Discount Notes will be allocated first to the principal amount of such instrument, and thereafter to accrued but unpaid interest with respect to such instrument.  There is no assurance that such allocation will be respected for U.S. federal income tax purposes.  Each United States Holder of a Second Lien Note, Reddy Holdings General Unsecured Claim, or Discount Note should consult its own tax advisor regarding such allocation and the deductibility of previously included unpaid interest and OID for tax purposes.

2.              United States Holders of Claims

i.  United States Holders of Second Lien Notes

Each United States Holder of Second Lien Notes should consult its tax advisor as to whether loss is recognized or whether the receipt of New Common Stock or rights to participate in the Rights Offering of the New Preferred Stock for the Second Lien Notes is pursuant to a tax free exchange where the United States Holder’s basis in the respective notes becomes the basis in the consideration received in the exchange and a realization event is deferred until such consideration is sold or otherwise disposed of, or redeemed.

Whether the exchange of Second Lien Notes for New Common Stock and rights to participate in the Rights Offering of the New Preferred Stock is or is tax free will depend in part on whether the Second Lien Notes were securities for United States federal income tax purposes.  Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes.  These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent and whether such payments are made on a current basis or accrued.

If a Second Lien Note is treated as a “security” for U.S. federal income tax purposes, the exchange of a Second Lien Notes for the New Common Stock may be treated as a tax free exchange under the IRC (assuming certain other criteria are met).  Such United States Holder will generally not recognize gain or loss on the exchange (except such United States Holder will (a) recognize gain, but not loss, to the extent of the lesser of (i) the amount of gain realized from the exchange or (ii) the amount of “other property” (i.e., property that is not a “security” for U.S. federal income tax purposes and “securities” to the extent that the principal amount of securities received exceeds the principal amount of securities surrendered) received, and (b) ordinary interest income to the extent that the New Common Stock is treated as received in satisfaction of accrued but untaxed interest on the debt instrument underlying the allowed Second Lien Note (see discussion of “Accrued but Unpaid Interest” above).  In such case, a United States Holder’s aggregate tax basis in its New Common Stock and rights to participate in the Rights Offering of the New Preferred Stock should be equal to the tax basis of the Second Lien Note surrendered therefor (increased by the amount of any gain recognized and decreased by the fair market value of “other property” received), and a United States Holder’s holding period for its New Common Stock and rights to participate in the Rights Offering of the New Preferred Stock should include the holding period for Second Lien Note surrendered; provided that the tax basis of any New Common Stock and rights to participate in the Rights Offering of the New Preferred Stock treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, and the holding period for any such New Common Stock and rights to participate in the Rights Offering of the New Preferred Stock should not include the holding period of the Second Lien Note surrendered.

If a Second Lien Note is not treated as a “security” for U.S. federal income tax purposes, the exchange of a Second Lien Note for the New Common Stock and right to participate in the Rights Offering of the New Preferred Stock should be treated as a taxable exchange under the IRC. Thus, each United States Holder of a Second Lien Note will recognize gain or loss in an amount equal to the difference between (x) the fair market value of the New Common Stock (other than in respect of any amount allocated to accrued but unpaid interest) and the rights to participate in the Rights Offering received by such United States Holder pursuant to the Plan of Reorganization and (y) the United States Holder’s adjusted tax basis in its Second Lien Note.  A United States Holder’s aggregate tax basis in the New Common Stock and the rights to participate in the Rights Offering will generally be equal to the aggregate fair market value of such New Common Stock and the rights to participate in the Rights Offering.  Such United States Holder’s holding period for the New Common Stock begins the day following the Effective Date.

A United States Holder of a Second Lien Note will not recognize gain or loss on the purchase of New Preferred Stock in the Rights Offering.  Such United States Holder’s tax basis in the New Preferred Stock purchased in the Rights Offering will equal the sum of the purchase price paid for such New Preferred Stock and such United States Holder’s tax basis in the rights to participate in the Rights Offering determined as described above.  Such United States Holder’s holding period for the New Preferred Stock begins the day of the rights are exercised.

ii.  United States Holders of Reddy Holdings General Unsecured Claims and Discount Notes

We expect the Reddy Holdings General Unsecured Claim Settlement Payment Right and the Discount Notes Payment Rights to be treated as debt instruments. Although the Reddy Holdings General Unsecured Claim Settlement Payment Right does not have a stated interest rate, we believe imputed interest may accrue during the holding period of such instrument.  Imputed interest on the Reddy Holdings General Unsecured Claim Settlement Payment Right will be taxable to the holder as it accrues in accordance with the applicable federal rate of interest prescribed by the IRS.  The seven-percent qualified stated interest on the Discount Notes Payment Rights will generally be taxable to a Reddy Holdings General Unsecured Claim holder or a Discount Note holder as ordinary income at the time it is paid or accrued in accordance with the holder’s method of accounting.

Each United States Holder of a Reddy Holdings General Unsecured Claim will recognize gain or loss in an amount equal to the difference between (x) the issue price of the Reddy Holdings General Unsecured Claim Settlement Payment Right received by such United States Holder pursuant to the Plan of Reorganization (other than in respect of any amount allocated to accrued but unpaid interest) and (y) the United States Holder’s adjusted tax basis in its Reddy Holdings General Unsecured Claim.  Any such Reddy Holdings General Unsecured Claim Settlement Payment Right received will have a tax basis equal to their issue price on the Effective Date, and a holding period that begins the following day.

If both a Discount Note and the Discount Notes Payment Rights exchanged therefor are treated as “securities” for U.S. federal income tax purposes, the exchange should be treated as recapitalization, and therefore a tax-free reorganization, the tax consequences of which should be the same as those of the tax-free exchange discussed above in “United States Holders of Second Lien Notes.”  If either a Reddy Discount Note or the Discount Notes Payment Rights exchanged therefor is not treated as a “security” for U.S. federal income tax purposes, the exchange of the Discount Notes Payment Rights for a Discount Note should be treated as a taxable exchange under the IRC, the tax consequences of which should generally be the same as those of the Reddy Holdings General Unsecured Claims discussed above.  However, it is possible that the Discount Notes Payment Right may be treated as a contingent payment debt instrument, in which case the tax consequences of the exchange may be complex.  A United States Holder of a Discount Note should consult its tax advisor as to the tax consequences of the Discount Payment Right being treated as a contingent payment debt instrument.

3.              Character of Gain or Loss

Where gain or loss is recognized by a United States Holder in respect of the satisfaction and exchange of its Second Lien Note or Reddy Holdings General Unsecured Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the United States Holder, whether the Second Lien Note or Reddy Holdings General Unsecured Claim constitutes a capital asset in the hands of the United States Holder and how long it has been held, whether the Second Lien Note or Reddy Holdings General Unsecured Claim was acquired at a market discount (as discussed below), and whether and to what extent the United States Holder previously had claimed a bad debt deduction.  Each United States Holder of a Second Lien Note or Reddy Holdings General Unsecured Claim is urged to consult its tax advisor for a determination of the character of any gain or loss recognized in respect to the satisfaction of its Second Lien Note or Reddy Holdings General Unsecured Claim.

A United States Holder that purchased its Second Lien Note or Reddy Holdings General Unsecured Claim from a prior holder at a discount to the then-adjusted issue price of such Second Lien Note or Reddy Holdings General Unsecured Claim, as applicable, may be subject to the market discount rules of the IRC.  Under those rules, assuming such United States Holder has not made an election to amortize the market discount into income on a current basis, any gain recognized on the exchange of such Second Lien Note or Reddy Holdings General Unsecured Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Second Lien Note or Reddy Holdings General Unsecured Claim as of the date of the exchange.  A United States Holder of Second Lien Note or Reddy Holdings General Unsecured Claim should consult its tax advisor as to the tax consequences of the market discount rules.

4.              Issue Price

The current Treasury Regulations provide that the “issue price” of any class of debt instruments depends on whether, at any time during the 60-day period ending 30 days after the exchange date, such class of instruments is traded on an “established market” or any debt instrument exchanged (in whole or in part) for such new debt instrument is traded on an established market. If the new debt instrument or the old debt instrument exchanged therefor are treated as traded on an established market (i.e., “publicly traded”), the issue price of the new debt instrument will equal (or approximate) the fair market value of such debt instrument as of the Effective Date. In such event, a debt instrument will be treated as issued with original issue discount (in addition to any original issue discount resulting from the deferred portion of the stated interest thereon) to the extent that its issue price is less than its principal amount. Depending on the fair market value of a debt instrument, the total amount of original issue discount could be substantial.

If neither a Reddy Holdings General Unsecured Claim nor the Reddy Holdings General Unsecured Claim Settlement Payment Right exchanged therefor are considered traded on an “established market,” then the issue price of the Reddy Holdings General Unsecured Claim Settlement Payment Right should generally equal its stated principal amount (less any imputed interest).  However, if either a Reddy Holdings General Unsecured Claim or the Reddy Holdings General Unsecured Claim Settlement Payment Right exchanged therefor are considered traded on an “established market,” then the issue price of the Reddy Holdings General Unsecured Claim Settlement Payment Right would generally equal its fair market value at the time of the exchange. United States Holders should consult their tax advisors regarding the issue price of the Reddy Holdings General Unsecured Claim Settlement Payment Right.

It is possible that the Discount Notes Payment Rights may be treated as a contingent payment debt instrument. If it is not treated as a contingent payment debt instrument, then its issue price would be calculated in the same manner as the General Unsecured Claim Settlement Payment Right discussed above. Similarly, if it is treated as a contingent payment debt instrument and either the Discount Notes or the Discount Notes Payment Rights exchanged therefor are considered traded on an “established market,” then as discussed above the issue price for the Discount Notes Payment Rights would still be equal to its fair market value at the time of the exchange. However, if the Discount Notes Payment Rights is treated as a contingent payment debt instrument and neither the Discount Notes nor the Discount Notes Payment Rights exchanged therefor are considered traded on an “established market,” then the issue price would likely equal the sum of the fair market value of the non-contingent payments (i.e., the fair market value of the Discount Notes Payment, but not the Arctic Acquisition Discount Notes Payment).

The rules concerning contingent payment debt instruments are complex and United States Holders should consult their tax advisors regarding the treatment of the Discount Notes Payment Rights.

5.              Ownership and Disposition of New Common Stock and New Preferred Stock

Distributions made with respect to New Common Stock received pursuant to the Plan of Reorganization or New Preferred Stock acquired pursuant to the Rights Offering generally will be treated as dividends to the extent of current and accumulated earnings and profits of the Debtor as determined under United States federal income tax principles at the end of the tax year of the distribution.  To the extent the distributions exceed the current and accumulated earning and profits of the Debtor, the excess will be treated first as a tax-free return of capital to the extent of a United State Holder’s adjusted tax basis in the New Common Stock or New Preferred Stock, and thereafter as gain from the sale or exchange of that New Common Stock or New Preferred Stock.  Corporate holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on New Common Stock or New Preferred Stock, subject to applicable restrictions, including satisfaction of applicable holding period requirements.  Upon the sale or other disposition of New Common Stock or New Preferred Stock received pursuant to the Plan of Reorganization, a United States Holder that holds the New Common Stock or New Preferred Stock as a capital asset generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other disposition and (ii) such United States Holder’s adjusted tax basis in the New Common Stock or New Preferred Stock.  Such capital gain or loss will be long-term if the United States Holder’s holding period in respect of such New Common Stock or Preferred Stock is more than one year.

6.              Medicare Tax

For taxable years beginning after December 31, 2012, a 3.8% tax will generally be imposed on the net investment income of United States Holders who are individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers and $125,000 in the case of married individuals filing a separate return) and on the undistributed net investment income of certain estates and trusts.  For these purposes, “net investment income” generally includes dividends and interest, and net gain from the sale, exchange or other taxable disposition of New Common Stock or New Preferred Stock reduced by any deductions properly allocable to such income or net gain.  If you are a United States Holder that is an individual, estate, or trust, you should consult your tax advisors regarding the effect of this legislation on your ownership and disposition of shares of our New Common Stock or New Preferred Stock.

C.                 United States Federal Income Tax Consequences to United States Holders of Existing Common Stock

Holders of Reddy Holdings’ existing common stock should consult their own tax advisors on the United States income tax consequences of the receipt of cash or the right to receive New Common Stock in exchange for the cancellation of Reddy Holdings’ existing common stock, including the recognition of any economic loss and the character of such loss.

D.                 Information Reporting and Backup Withholding

Certain payments, including payments in respect of accrued interest or market discount and dividends, are generally subject to information reporting by the payor to the IRS.  Moreover, such reportable payments are subject to backup withholding under certain circumstances.  Under the IRC’s backup withholding rules, a holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan of Reorganization, unless such holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) in the case of a United States Holder, provides (I) a correct United States taxpayer identification number and certifies under penalty of perjury that the United States Holder is a U.S. person, (II) the taxpayer identification number is correct and that the United States Holder is not subject to backup withholding because of a failure to report all dividend and interest income.  Backup withholding is not an additional tax.  Amounts withheld under the backup withholding rules may be credited against a holder’s United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

E.                 Recent Legislation Regarding Foreign Accounts

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, New Common Stock and New Preferred Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-United States entities that are wholly or partially owned by United States persons.  Accordingly, the entity through which New Common Stock or New Preferred Stock is held will affect the determination of whether such withholding is required.  Similarly, dividends in respect of, and gross proceeds from the sale of, New Common Stock or New Preferred Stock held by an investor that is a non-financial non-United States entity will be subject to withholding at a rate of 30 percent, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury.  Each Non-United States Holder is encouraged to consult with its tax advisor regarding the possible implications of the legislation on their investment in New Common Stock or New Preferred Stock.

F.                  Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES.  ACCORDINGLY, EACH HOLDER IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR ABOUT THE UNITED STATES FEDERAL, STATE, LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION, INCLUDING WITH RESPECT TO TAX REPORTING AND RECORD KEEPING REQUIREMENTS.

APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS IN THE PLAN OF REORGANIZATION

We intend to issue New Common Stock and New Preferred Stock pursuant to the Plan of Reorganization.  We believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code, and state securities laws exempt from federal and state securities registration requirements (a) the offer and the sale of securities pursuant to the Plan of Reorganization and (b) subsequent transfers of such securities.

Solicitation Prior to Bankruptcy Filing

Section 3(a)(9) of the Securities Act provides that, except for securities exchanged in a case under Chapter 11 of the U.S. Bankruptcy Code, the registration requirements of Section 5 of the Securities Act shall not apply to securities exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.  By virtue of Section 18 of the Securities Act, Section 3(a)(9) also provides that any state “blue sky” law requirements shall not apply to such exchange.

Offer and Sale of New Securities:  Bankruptcy Code Exemption

Pursuant to the Plan of Reorganization, Holders of Allowed Second Lien Notes Claims will receive shares of New Common Stock and the right to participate in the Rights Offering to purchase shares of New Preferred Stock.  Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:  (1) the securities must be issued “under a plan” of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a claim against, an interest in, or a claim for administrative expenses in the case concerning the debtor or such affiliate; and (3) the securities must be issued in exchange for the recipient’s claim against or interest in the debtor, or such affiliate, or “principally” in such exchange and “partly” for cash or property.  In reliance upon this exemption, the Debtors believe that the offer and sale, under the Plan of Reorganization, of the New Common Stock and the New Preferred stock pursuant to the Rights Offering will be exempt from registration under the Securities Act and state securities laws with respect to any Holder of Allowed Second Lien Notes who is not deemed to be an “underwriter” as defined in Section 1145(b) of the Bankruptcy Code.

In addition, the Debtors will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption.  Accordingly, such securities generally may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” (see discussion below) with respect to such securities, as that term is defined under the Bankruptcy Code.  In addition, such securities generally may be resold without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states.  However, recipients of securities issued under the Plan of Reorganization are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirement or conditions to such availability.

The securities issued to Centerbridge in respect of its backstop commitment pursuant to the Rights Offering will be issued without registration in reliance upon the exemption set forth in Section 4(2) of the Securities Act and will be “restricted securities.”

Subsequent Transfers of New Securities

Section 1145(b) of the Bankruptcy Code defines the term “underwriter” for purposes of the Securities Act as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (1) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (2) offers to sell securities offered or sold under a plan for the holders of such securities; (3) offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is:  (a) with a view to distribution of such securities and (b) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (4) is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(a)(11) of the Securities Act.

The term “issuer” is defined in Section 2(a)(4) of the Securities Act; however, the reference contained in Section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities.  “Control” (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a “control person,” particularly if such management position is coupled with the ownership of a significant percentage of the debtor’s (or successor’s) voting securities.  Ownership of a significant amount of voting securities of a reorganized debtor could also result in a person being considered to be a “control person.”

To the extent that persons deemed to be “underwriters” receive New Common Stock or New Preferred Stock pursuant to the Plan of Reorganization, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Such persons would not be permitted to resell such New Common Stock or New Preferred Stock, unless such securities were registered under the Securities Act or an exemption from such registration requirements were available.  Entities deemed to be statutory underwriters for purposes of Section 1145 of the Bankruptcy Code may, however, be able, at a future time and under certain conditions, to sell securities without registration pursuant to the resale provisions of Rule 144 under the Securities Act or another available exemption under the Securities Act.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Common Stock or New Preferred Stock to be issued pursuant to the Plan of Reorganization, or an “affiliate” of Reddy Holdings, would depend upon various facts and circumstances applicable to that person.  Accordingly, we express no view as to whether any such person would be such an “underwriter” or “affiliate.”  PERSONS WHO RECEIVE NEW COMMON STOCK OR NEW PREFERRED STOCK UNDER THE PLAN OF REORGANIZATION ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER THE SECURITIES LAWS AND THE CIRCUMSTANCES UNDER WHICH SECURITIES MAY BE SOLD IN RELIANCE ON SUCH LAWS.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES.  WE MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE NEW COMMON STOCK OR NEW PREFERRED STOCK OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT.  IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, WE ENCOURAGE EACH NOTEHOLDER AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS.  BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, WE MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE NEW COMMON STOCK OR NEW PREFERRED STOCK.

FINANCIAL ADVISOR

We have retained Jefferies & Company, Inc. to act as the financial advisor (the “Financial Advisor”) in connection with the Plan of Reorganization.

We will pay the Financial Advisor customary fees for its services in connection with the Plan of Reorganization, including certain fees upon consummation of the First Lien Indenture Amendment and the Second Lien Notes Exchange, and will also reimburse the Financial Advisor for certain out-of-pocket expenses, including certain fees and expenses of their legal counsel incurred in connection with the Restructuring.  The obligations of the Financial Advisor are subject to certain conditions.  We have agreed to indemnify the Financial Advisor against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Financial Advisor may be required to make in respect thereof.

From time to time, the Financial Advisor and its affiliates have provided, and may in the future provide, investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and other compensation.  The Financial Advisor takes no position and makes no recommendation as to whether or not you should vote to accept the Plan of Reorganization.

VOTING AGENT

Questions regarding the terms of the Plan of Reorganization may be directed to the Voting Agent at the following address:

Kurtzman Carson Consultants LLC
599 Lexington Avenue—39th Floor
New York, New York 10022
Telephone inquiries may be directed to (877) 833-4150
E-mail:  ReddyIceInfo@kccllc.com

LEGAL MATTERS

We are being represented in connection with the Plan of Reorganization by DLA Piper LLP (US), New York, New York.

INDEPENDENT AUDITORS

The financial statements as of December 31, 2011 and 2010 and for the fiscal years ended December 31, 2011, 2010 and 2009, included in this Disclosure Statement, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Reddy Ice Holdings, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Reddy Ice Holdings, Inc. and its subsidiary (the “Company”) at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss from operations for the years ended December 31, 2011 and 2010 and had a stockholders’ deficit as of December 31, 2011. In addition, the Company expects to file voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
April 11, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of Reddy Ice Corporation:

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Reddy Ice Corporation (the “Company”) at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss from operations for the years ended December 31, 2011 and 2010 and had a stockholder’s deficit as of December 31, 2011. In addition, the Company expects to file voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
April 11, 2012

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,944	$42,173
Accounts receivable, net	26,293	21,432
Notes receivable from affiliate	1,973	—
Inventories, parts and supplies	12,551	12,549
Prepaid expenses and other current assets	4,395	3,849
Assets held for sale	2,084	1,056
Deferred tax assets	1,844	716
Total current assets	59,084	81,775
RESTRICTED CASH	13,024	10,110
PROPERTY AND EQUIPMENT, net	185,841	204,898
GOODWILL	87,036	83,368
OTHER INTANGIBLES, net	71,926	72,204
INVESTMENTS	7,357	6,318
OTHER ASSETS, NET	9,761	12,252
TOTAL	$434,029	$470,925
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of long-term obligations	$450,705	$1
Revolving credit facility	20,700	—
Accounts payable	18,578	15,290
Accrued expenses	26,639	24,177
Total current liabilities	516,622	39,468
LONG-TERM OBLIGATIONS	100	450,690
DEFERRED TAXES AND OTHER LIABILITIES, net	14,105	10,560
COMMITMENTS AND CONTINGENCIES (Note 15)	—	—
STOCKHOLDERS’ DEFICIT:
Preferred stock; 25,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 75,000,000 shares authorized; 23,402,706 and 22,962,000 shares issued and outstanding at December 31, 2011 and 2010, respectively	234	230
Additional paid-in capital	227,654	225,208
Accumulated deficit	(324,686)	(255,231)
Total stockholders’ deficit	(96,798)	(29,793)
TOTAL	$434,029	$470,925

See accompanying notes to consolidated financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
	(in thousands, except per share amounts)
Revenues	$328,463	$315,455	$312,331
Cost of sales (excluding depreciation)	229,114	211,260	198,241
Depreciation expense related to cost of sales	27,598	26,088	21,406
Gross profit	71,751	78,107	92,684
Operating expenses	57,210	54,436	50,782
Depreciation and amortization expense	8,969	8,802	7,066
Loss on dispositions of assets	233	2,600	2,329
Acquisition expenses	4,633	1,176	79
Impairment of goodwill and long-lived assets (Note 2)	4,162	10,578	—
Gain on diesel hedge	—	—	(581)
Gain on contingent acquisition consideration	(418)	—	—
Cost (insurance recoveries) related to antitrust investigations and related litigation, net (Note 15)	5,049	(124)	(891)
Income (loss) from operations	(8,087)	639	33,900
Interest expense	(58,714)	(50,078)	(26,802)
Interest income	15	20	133
Gain on bargain purchase	—	232	661
Debt refinance costs	(696)	(8,839)	—
Income (loss) before income taxes	(67,482)	(58,026)	7,892
Income tax benefit (expense)	(1,973)	17,537	(3,658)
Net income (loss)	$(69,455)	$(40,489)	$4,234
Basic net income (loss) per share:
Net income (loss)	$(3.05)	$(1.80)	$0.19
Weighted average common shares outstanding	22,758	22,470	22,364
Diluted net income (loss) per share:
Net income (loss)	$(3.05)	$(1.80)	$0.19
Weighted average common shares outstanding	22,758	22,470	22,537

See accompanying notes to consolidated financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock				Accumulated Other
	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Comprehensive Income (Loss)	Total
Balance at December 31, 2008	22,114	$221	$221,824	$(218,976)	$(2,197)	$872
Compensation expense related to stock-based awards	—	—	1,951	—	—	1,951
Issuance of restricted stock	373	4	(4)	—	—	—
Vesting of restricted stock units	104	1	(1)	—	—	—
Repurchase and retirement of common stock	(12)	—	(26)	—	—	(26)
Tax deficiency in connection with vesting of restricted stock units	—	—	(432)	—	—	(432)
Comprehensive income:
Net income	—	—	—	4,234	—	4,234
Change in fair value of derivatives	—	—	—	—	2,197	2,197
Total comprehensive income						6,431
Balance at December 31, 2009	22,579	$226	$223,312	$(214,742)	$—	$8,796
Compensation expense related to stock-based awards	—	—	1,883	—	—	1,883
Issuance of restricted stock	319	3	(3)	—	—	—
Forfeiture of restricted stock	(27)	—	—	—	—	—
Vesting of restricted stock units	15	—	—	—	—	—
Issuance of vested shares to directors	69	1	(1)	—	—	—
Common stock issued upon exercise of stock options	7	—	17	—	—	17
Comprehensive income:
Net loss	—	—	—	(40,489)	—	(40,489)
Total comprehensive loss						(40,489)
Balance at December 31, 2010	22,962	$230	$225,208	$(255,231)	$—	$(29,793)
Compensation expense related to stock-based awards	—	—	2,434	—	—	2,434
Issuance of restricted stock	344	3	(3)	—	—	—
Forfeiture of restricted stock	(26)	—	—	—	—	—
Vesting of restricted stock units	20	—	—	—	—	—
Issuance of vested shares to directors	96	1	(1)	—	—	—
Common stock issued upon exercise of stock options	7	—	16	—	—	16
Comprehensive income:
Net loss	—	—	—	(69,455)	—	(69,455)
Total comprehensive loss						(69,455)
Balance at December 31, 2011	23,403	$234	$227,654	$(324,686)	$—	$(96,798)

See accompanying notes to consolidated financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
		(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(69,455)	$(40,489)	$4,234
Adjustments to reconcile net income (loss) to net cash provided by operating activities (excluding working capital from acquisitions):
Depreciation and amortization expense	36,567	34,890	28,472
Amortization of debt issue costs and debt discounts and accretion of early tender premium	3,043	2,664	1,458
Gain on bargain purchase	—	(232)	(661)
Debt refinance costs	—	8,839	—
Deferred tax expense (benefit)	1,570	(17,881)	2,883
Loss on disposition of assets	233	2,600	2,329
Decrease in fair value of diesel hedge	86	—	—
Stock-based compensation expense	2,242	2,075	1,951
Impairment of goodwill and long-lived assets	4,162	10,578	—
Gain on contingent acquisition consideration	(418)	—	—
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivables	(4,906)	5,002	1,591
Inventories, parts and supplies	690	(808)	1,325
Prepaid assets	228	(624)	(890)
Accounts payable, accrued expenses and other	3,940	13,281	(9,164)
Net cash (used in) provided by operating activities	(22,018)	19,895	33,528
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment additions	(15,071)	(31,912)	(24,465)
Proceeds from dispositions of property and equipment	840	698	590
Cost of equipment to be placed under operating leases	(1,766)	(3,990)	(7,995)
Reimbursement of the cost of equipment placed under operating leases	3,074	7,082	5,994
Cost of equipment sold to affiliate	(1,260)	—	—
Reimbursement of cost of equipment sold to affiliate	1,260	—	—
Cost of acquisitions, net of cash acquired	(13,339)	(19,188)	(1,025)
Other intangible asset additions	(17)	(224)	(21)
Increase in restricted cash and cash equivalents, net	(2,913)	(10,110)	—
Issuance of note receivable	—	—	(450)
Collection of note receivable	—	—	483
Purchase of investments	(1,039)	(4,670)	(1,648)
Net cash used in investing activities	(30,231)	(62,314)	(28,537)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of employee stock options	16	17	—
Repurchase and retirement of common stock	—	—	(26)
Borrowings under the credit facility	153,125	—	6,667
Repayments under the credit facility	(132,425)	—	(6,667)
Issuance of debt	—	300,000	—
Debt issuance costs	(696)	(20,073)	—
Repayment of debt	—	(240,001)	—
Net cash provided by (used in) financing activities	20,020	39,943	(26)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(32,229)	(2,476)	4,965
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	42,173	44,649	39,684
CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,944	$42,173	$44,649
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$55,462	$36,743	$28,439
Cash receipts of interest income	$22	$20	$117
Cash payments for income taxes, net	$442	$309	$658
Issuance of notes receivable-affiliate	$(1,973)	$—	$—
Noncash short-term financing	$1,973	$—	$—
Increase in fair value of interest rate derivative	$—	$—	$2,564
Additions to property and equipment included in accounts payable	$3,056	$1,070	$1,834

See accompanying notes to consolidated financial statements.

REDDY ICE CORPORATION

BALANCE SHEETS

	December 31, 2011	December 31, 2010
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,106	$30,153
Accounts receivable, net	26,293	21,432
Accounts receivable from Parent	16	19
Notes receivable from affiliate	1,973	—
Inventories, parts and supplies	12,551	12,549
Prepaid expenses and other current assets	4,395	3,849
Assets held for sale	2,084	1,056
Deferred tax assets	2,067	716
Total current assets	50,485	69,774
RESTRICTED CASH	13,024	10,110
PROPERTY AND EQUIPMENT, net	185,841	204,898
GOODWILL	87,036	83,368
OTHER INTANGIBLES, net	71,926	72,204
INVESTMENTS	7,357	6,318
OTHER ASSETS, net	9,714	12,149
TOTAL	$425,383	$458,821
LIABILITIES AND STOCKHOLDER’S DEFICIT
CURRENT LIABILITIES:
Current portion of long-term obligations	$438,969	$1
Revolving credit facility	20,700	—
Accounts payable	16,810	14,375
Accrued expenses	27,127	24,665
Total current liabilities	503,606	39,041
LONG-TERM OBLIGATIONS	100	438,954
DEFERRED TAXES AND OTHER LIABILITIES, net	14,009	32,344
COMMITMENTS AND CONTINGENCIES (Note 15)	—	—
STOCKHOLDER’S DEFICIT:
Common stock, $0.01 par value; 1,000 shares authorized; 100 shares issued and outstanding at December 31, 2011 and December 31, 2010	—	—
Additional paid-in capital	308,854	306,420
Accumulated deficit	(401,186)	(357,938)
Total stockholder’s deficit	(92,332)	(51,518)
TOTAL	$425,383	$458,821

See accompanying notes to financial statements.

REDDY ICE CORPORATION

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
	(in thousands, except per share amounts)
Revenues	$328,463	$315,455	$312,331
Cost of sales (excluding depreciation)	229,114	211,260	198,241
Depreciation expense related to cost of sales	27,598	26,088	21,406
Gross profit	71,751	78,107	92,684
Operating expenses	57,210	54,436	50,782
Depreciation and amortization expense	8,969	8,802	7,066
Loss on dispositions of assets	233	2,600	2,329
Acquisition expense	4,633	1,176	79
Impairment of goodwill and long-lived assets (Note 2)	4,162	10,578	—
Gain on diesel hedge	—	—	(581)
Gain on contingent acquisition consideration	(418)	—	—
Income (loss) from operations	(3,038)	515	33,009
Interest expense	(57,425)	(45,660)	(10,275)
Interest income	15	20	94
Gain on bargain purchase	—	232	661
Debt refinance costs	(696)	(8,839)	—
Income (loss) before income taxes	(61,144)	(53,732)	23,489
Income tax benefit (expense)	20,129	21,231	(9,184)
Net income (loss)	$(41,015)	$(32,501)	$14,305

See accompanying notes to financial statements.

REDDY ICE CORPORATION

STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIT)

	Common Stock				Accumulated
	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Other Comprehensive Income (Loss)	Total
		(in thousands)
Balance at December 31, 2008	—	$—	$301,263	$(176,521)	$(2,197)	$122,545
Compensation expense related to stock-based awards	—	—	1,951	—	—	1,951
Tax deficiency related to restricted stock units vesting	—	—	(432)	—	—	(432)
Dividend to Parent	—	—	—	(16,803)	—	(16,803)
Comprehensive loss:
Net income	—	—	—	14,305	—	14,305
Increase in fair value of interest rate derivatives	—	—	—	—	2,197	2,197
Total comprehensive loss	—	—	—	—	—	16,502
Balance at December 31, 2009	—	$—	$302,782	$(179,019)	$—	$123,763
Compensation expense related to stock-based awards	—	—	1,883	—	—	1,883
Dividend to Parent	—	—	—	(7,654)	—	(7,654)
Contribution from Parent	—	—	1,755	—		1,755
Assumption of Parent debt	—	—	—	(138,764)	—	(138,764)
Comprehensive loss:
Net loss	—	—	—	(32,501)	—	(32,501)
Total comprehensive loss	—	—	—	—	—	(32,501)
Balance at December 31, 2010	—	$—	$306,420	$(357,938)	$—	$(51,518)
Compensation expense related to stock-based awards	—	—	2,434	—	—	2,434
Dividend to Parent	—	—	—	(2,233)	—	(2,233)
Comprehensive loss:
Net loss	—	—	—	(41,015)	—	(41,015)
Total comprehensive loss	—	—	—	—	—	(41,015)
Balance at December 31, 2011	—	$—	$308,854	$(401,186)	$—	$(92,332)

See accompanying notes to financial statements.

REDDY ICE CORPORATION

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(41,015)	$(32,501)	$14,305
Adjustments to reconcile net income (loss) to net cash provided by operating activities (excluding working capital from acquisitions):
Depreciation and amortization expense	36,567	34,890	28,472
Amortization of debt issue costs and accretion of early tender premium	1,698	2,150	733
Gain on bargain purchase	—	(232)	(661)
Debt refinance costs	—	8,839	—
Deferred tax expense (benefit)	(20,533)	(19,750)	7,845
Loss on disposition of assets	233	2,600	2,329
Stock-based compensation expense	2,242	2,075	1,951
Decrease in fair value of diesel hedge	86	—	—
Impairment of goodwill and long-lived assets	4,162	10,578	—
Gain on contingent acquisition consideration	(418)	—	—
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(4,906)	(1,599)	10,575
Inventories, parts and supplies	690	(808)	1,325
Prepaid assets	228	(624)	(890)
Accounts payable, accrued expenses and other	4,379	14,137	(7,842)
Net cash (used in) provided by operating activities	(16,587)	19,755	58,142
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment additions	(15,071)	(31,912)	(24,465)
Proceeds from dispositions of property and equipment	840	698	590
Cost of equipment to be placed under operating leases	(1,766)	(3,990)	(7,995)
Reimbursement of the cost of equipment placed under operating leases	3,074	7,082	5,994
Cost of equipment sold to affiliate	(1,260)	—	—
Reimbursement of the cost of equipment sold to affiliate	1,260	—	—
Cost of acquisitions, net of cash acquired	(13,339)	(19,188)	(1,025)
Other intangible asset additions	(17)	(224)	(21)
Increase in restricted cash and cash equivalents, net	(2,913)	(10,110)	—
Purchase of investments	(1,039)	(4,670)	(1,648)
Issuance of note receivable	—	—	(450)
Collection of note receivable	—	—	483
Net cash used in investing activities	(30,231)	(62,314)	(28,537)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends to Parent	(2,233)	(7,654)	(16,803)
Borrowings under the credit facility	153,125	—	6,667
Repayments under the credit facility	(132,425)	—	(6,667)
Issuance of debt	—	300,000	—
Debt issuance costs	(696)	(20,073)	—
Repayment of debt	—	(240,001)	—
Net cash provided by (used in) financing activities	17,771	32,272	(16,803)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(29,047)	(10,287)	12,802
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	30,153	40,440	27,638
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,106	$30,153	$40,440
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$54,230	$30,177	$12,029
Cash receipts of interest income	$22	$19	$78
Cash payments for income taxes, net	$442	$309	$658
Issuance of notes receivable—affiliate	$(1,973)	$—	$—
Non-cash short term financing	$1,973	$—	$—
Increase in fair value of interest rate derivative	$—	$—	$2,564
Additions to property and equipment included in accounts payable	$3,056	$1,070	$1,834

See accompanying notes to financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Reddy Ice Holdings, Inc. (“Reddy Holdings”), and its wholly-owned subsidiary, Reddy Ice Corporation (“Reddy Corp.”), referred to collectively as the “Company”, manufactures and distributes packaged ice products. The Company consists of a single operating segment. The common stock of Reddy Holdings is publicly traded on the OTC electronic interdealer quotation system (“OTCBB”) and the OTCQBTM Marketplace (“OTCQB”) under the symbol “RDDY”.

This Annual Report on Form 10-K is a combined report of the Company and Reddy Corp. These financial statements have been prepared by the Company pursuant to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The notes to the consolidated financial statements apply to both the Company and Reddy Corp. Reddy Corp comprises all or substantially all of the Company’s consolidated balances or activities unless otherwise noted.

On August 12, 2005, Reddy Holdings completed an initial public offering of its common stock. As a result of the offering, Reddy Holdings’ common shares were publicly traded on the New York Stock Exchange under the ticker symbol “FRZ”.

On January 1, 2007, Reddy Ice Group Inc., a wholly-owned subsidiary of Reddy Holdings, merged with its wholly-owned subsidiary, Reddy Corp., with Reddy Corp. being the surviving entity.

As a result of the decline in the Company’s stock price and the reduction in its stockholders’ equity resulting from its decline in earnings, the Company was notified by the New York Stock Exchange (“NYSE”) on December 21, 2011 that the common stock of the Company (ticker symbol—FRZ) was to be suspended prior to the market opening on Thursday, December 29, 2011. On December 28, 2011, the Company announced that its common stock would be quoted on the OTCBB and OTCQB beginning Thursday, December 29, 2011. Trading of the Company’s common stock on the NYSE and the Company’s trading symbol “FRZ” was discontinued as of the close of the market on December 28, 2011. Effective Thursday, December 29, 2011, the Company’s stock was quoted on the OTCBB and OTCQB under the symbol “RDDY”.

Preparation of Consolidated Financial Statements.  We have prepared the consolidated financial statements on the basis that the Company will continue as a going concern. Due to deterioration in our business related principally to price declines driven by industry competition across our markets, and coupled with broader economic instability and rising commodity prices, we experienced significant net losses in 2011 and 2010. Our financial results are also burdened by high interest costs resulting from our highly leveraged capital structure. These factors and uncertainty in our ability to generate sufficient liquidity to meet our future obligations in a timely manner have caused management to conclude that there is substantial doubt regarding our ability to continue as a going concern.

Restructuring Transactions

We have a substantial amount of debt, as discussed more fully in Note 9. We are commencing a series of restructuring transactions (the “Restructuring”) in order to address our over-leveraged capital structure and position our company to pursue a strategic acquisition of substantially all of the businesses and assets of Arctic Glacier Income Fund and its subsidiaries (“Arctic”). Arctic has initiated a Sale and Investor Solicitation Process (“SISP”) after filing for protection under the Companies’ Creditors Arrangement Act in Canada and Chapter 15 of the Bankruptcy Code in the United States. On March 28, 2012, we submitted a non-binding letter of intent to Arctic regarding participation in the SISP.

In order to consummate all of the components of the Restructuring, including the entry into the DIP Credit Facility, the amendment to the First Lien Notes, the exchange of the Second Lien Notes, the cancellation of the

Discount Notes, and the consummation of the Rights Offering, we intend to commence the solicitation of acceptances with respect to a “prepackaged” plan of reorganization (the “Plan”). Shortly after commencing such solicitation, Reddy Ice Holdings, Inc. and Reddy Ice Corporation intend to file voluntary bankruptcy cases under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”).

With respect to the Plan, we will be soliciting acceptances from only the holders of the First Lien Notes, the Second Lien Notes (and their respective guarantees), the Discount Notes and certain other unsecured creditors of Reddy Holdings, although the Plan will seek Bankruptcy Court approval of recoveries to holders of other unsecured creditors and the Common Stock, which will be provided by the holders of the Second Lien Notes. Support agreements for the Plan have been executed by a significant percentage of holders of the First Lien Notes, the Second Lien Notes and the Discount Notes. Such support agreements require the holders of the First Lien Notes, the Second Lien Notes and the Discount Notes to, among other things, vote to accept the Plan.

There can be no assurance that the Restructuring will be consummated on the terms contemplated above, or at all.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation.  The consolidated financial statements include the accounts of Reddy Holdings and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents.  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Book overdrafts are reclassified to accounts payable. The amounts reclassified to accounts payable as of December 31, 2011 and 2010 were $3.2 million and $4.6 million, respectively.

Accounts Receivable.  Accounts receivable are net of allowances for doubtful accounts of $0.7 million and $0.4 million at December 31, 2011 and 2010, respectively. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make the required payments on their accounts. The estimated losses are based on past experience with similar accounts receivable. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The following table represents the roll-forward of the allowance for doubtful accounts:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Beginning balance	$367	$184	$725
Charges to expense	962	336	(87)
Write-offs and other adjustments	(603)	(153)	(454)
Ending balance	$726	$367	$184

As of December 31, 2009, Accounts Receivable, net, included $6.6 million of reimbursements that were received in January 2010 from one of the Company’s insurance carriers relating to the reimbursement of costs of the ongoing antitrust investigations and related civil litigation as detailed in the settlement agreement dated December 31, 2009.

Inventories, parts and supplies.  Inventories consist of raw materials, parts and supplies and finished goods. Raw materials are composed of ice packaging material. Parts and supplies consist of spare parts for production equipment and ice merchandisers and miscellaneous supplies. Finished goods consist of packaged ice. Inventories are valued at the lower of cost or market and include overhead allocations. Cost is determined using the first-in, first-out method.

Property and equipment.  Property and equipment is carried at cost and is being depreciated on a straight-line basis over estimated lives of 10 to 40 years for buildings and site improvements and 2 to 20 years for plant, equipment and machinery. Leasehold improvements are depreciated over the shorter of the remaining lease term or the asset’s useful life. Maintenance and repairs are charged to expense as incurred, while capital improvements that extend the useful lives of the underlying assets are capitalized.

Goodwill and other intangibles.  The Company does not amortize its goodwill and certain intangible assets with an indefinite life. Intangible assets include the following that are amortized over their useful lives:

Intangible Assets	Useful Life
Goodwill	Indefinite life
Trade name	Indefinite life
Patents	Remaining legal life as of acquisition date
Non-competition agreements	Straight line method over economic lives of two to five years
Customer relationships	Straight line method over economic lives of eight to thirty years

Investments.  The Company evaluates all investments for consolidation, equity method or cost method accounting treatment based on the Company’s ability to control or exert significant influence over the investee. The Company’s investments in preferred stock are also evaluated to determine if such investments are in-substance common stock. Investments in preferred stock that are not in-substance common stock are accounted for using the cost method.

Self-insurance reserves.  The Company is insured for general liability, workers’ compensation and automobile liability, subject to deductibles or self-insured retentions per occurrence. Losses within these deductible amounts are accrued based upon the aggregate liability for reported claims incurred, as well as an estimated liability for claims incurred but not yet reported. The Company is also self-insured for group medical claims but maintains “stop loss” insurance.

Loss on disposition of assets.  The Company periodically evaluates the commercial and strategic use of its fixed assets, including land, buildings and improvements and machinery and equipment. In connection with these evaluations, some facilities may be consolidated and others may be sold. Worn out or obsolete equipment is sold, scrapped or otherwise disposed of from time to time. Net gains or losses related to the sale or other disposition of property and equipment are recorded in the caption “Loss on Dispositions of Assets” in the consolidated statements of operations.

Impairment of long-lived assets.  Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The determination of recoverability of long-lived assets and certain other identifiable intangible assets is based on an estimate of undiscounted future cash flows resulting from the use of the asset or its disposition. Measurement of an impairment loss for long-lived assets and other intangible assets that management expects to hold and use are based on the fair value of the asset.

The Company recorded impairment charges of $4.2 million and $10.6 million during the years ended December 31, 2011 and 2010, respectively, as further discussed in Note 17. No impairment charges were recorded in the year ended December 31, 2009.

Impairment of goodwill.  The Company evaluates goodwill at each fiscal year end and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

The Company performed its annual goodwill impairment assessment as of December 31, 2011. Management identified the presence of certain factors, including the continued decline in the Company’s stock price during the three months ended December 31, 2011, a cumulative loss position over the past three years, as well as continued margin decline and tightening liquidity forecasts. Management concluded that it was more likely than not that a goodwill impairment existed and therefore Management performed Step 2 of the goodwill impairment assessment in accordance with FASB Accounting Standard Codification 350—Intangibles—Goodwill and Other.

The Company used a combination of the discounted cash flow approach, guideline public company approach and guideline transaction approach to estimate the Company’s enterprise value used in the goodwill assessment. Key valuation assumptions used in the discounted cash flow approach included expected cash flows for the periods from 2012 through 2016, taking into account historical growth rates, as well as forecasts and long-term business plans. The Company used a risk adjusted discount rate of 13% to estimated fair value, which took into account the Company’s specific risk factors, uncertainly inherent in estimating future cash flows, and the weighted average cost of capital. Additional key assumptions in the valuation of customer relationships included customer attrition rates calculated based on the Company’s historical customer retirement activity and changes in customers revenues. The fair value of both real and personal property were estimated using sales comparison, cost and market approaches. The tradename was valued using a relief from royalty method with the estimated royalty rate based on such qualitative factors as longevity, consumer recognition, market share, and historical and projected financial results. The guideline public company approach utilizes the financial metrics of market participants in businesses similar to the Company in terms of industry, product lines, market, growth, margins and risk. The guideline transaction approach utilizes multiples observed in market transactions for businesses similar to the Company’s. Less weighting was placed on both the guideline public company and guideline transaction approaches due to the limited availability of data for comparable market participants.

Our analysis indicated that the implied fair value of the Company’s goodwill exceeds the carrying value of goodwill, as a result, no impairment was recorded.

A rollforward of goodwill for the years ended December 31, 2011 and 2010 follows:

	2011	2010
	(in thousands)
Goodwill—gross	$233,063	$229,188
Accumulated impairment losses	(149,695)	(149,695)
Balance as of January 1	83,368	79,493
Excess purchase price allocated to goodwill	3,668	3,875
Goodwill—gross	237,042	233,063
Accumulated impairment losses	(149,695)	(149,695)
Balance as of December 31	$87,036	$83,368

Income Taxes.  The Company accounts for income taxes under the liability method, which requires, among other things, recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and the recognition of available tax carryforwards. The Company projects the utilization of deferred income tax assets and estimates appropriate valuation allowances, if necessary. The Company accounts for the benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained upon examination by taxing authorities having full knowledge of all relevant information. Interest and penalties related to uncertain tax liabilities are included in tax expense.

Revenue Recognition.  Revenues are recognized when persuasive evidence of an arrangement exists, delivery of packaged ice products has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. There is no right of return with respect to the delivered packaged ice products.

Rebates.  Rebates paid to the Company’s customers are accrued as a reduction of revenues as earned by the customer. Rebates to be received from the Company’s vendors are accrued as a reduction of costs as earned.

Shipping and Handling Costs.  Shipping and handling costs are included in the caption “Costs of sales (excluding depreciation)” in the consolidated statements of operations.

Earnings Per Share.  The computation of net income (loss) per share is based on net income (loss) divided by the weighted average number of shares outstanding. For the years ended December 31, 2011 and December 31, 2010, there were 0.4 million and 1.1 million shares, respectively, of dilutive securities which were not included in the computation of diluted net loss per share as their effect would be anti-dilutive. Restricted shares include rights to receive dividends that are not subject to the risk of forfeiture even if the underlying restricted shares on which the dividends were paid do not vest. Unvested share-based payment awards that contain non-forfeitable rights to dividends are deemed participating securities and are included in the calculation of basic net income per share. Since restricted shares do not include an obligation to share in losses, they are excluded from the basic net loss per share calculation. Accordingly, 595,115 restricted shares and 453,854 restricted shares were excluded from the computation of basic net loss per share for the year ended December 31, 2011 and December 31, 2010, respectively. All shares outstanding at December 31, 2009 were included in the computation of basic earnings per share.

	Year Ended December 31,
	2011	2010	2009
	(in thousands, except per share amounts)
Net income (loss) for basic and diluted computation	$(69,455)	$(40,489)	$4,234
Basic net income (loss) per share:
Weighted average common shares outstanding	22,758	22,470	22,364
Net income (loss)	$(3.05)	$(1.80)	$0.19
Diluted net income (loss) per share:
Weighted average common shares outstanding	22,758	22,470	22,364
Shares issuable from assumed conversion of restricted share units and options	—	—	173
Weighted average common shares outstanding, as adjusted	22,758	22,470	22,537
Net income (loss)	$(3.05)	$(1.80)	$0.19

Fair Values of Financial Instruments.  The Company’s financial instruments consist primarily of debt obligations. See Note 9 regarding the fair value of these instruments.

Hedging Agreements.  The Company recognizes all derivative instruments as assets or liabilities on the consolidated balance sheets. Such derivative instruments are measured at fair value.

In 2009, the Company’s interest rate hedges were accounted for as a cash flow hedge. The differential to be paid or received on the interest rate hedges was accrued as interest rates changed and was recognized over the life of the agreement as an increase or decrease in interest expense. The Company did not use this instrument for trading purposes. The Company entered into these hedging arrangements for the purpose of hedging the anticipated cash payments for interest associated with its variable rate debt. The effect of these instruments was to lock the interest rate on a portion of the Company’s variable rate term debt.

The Company’s diesel fuel hedges were not for trading purposes and were accounted for as economic hedges and were not designated as hedging instruments. Changes in the fair value of the diesel fuel hedges were reflected in the consolidated statements of operations each period. The Company used the diesel fuel hedges to minimize the risk of rising fuel prices.

Stock-based compensation.  During the years ended December 31, 2011, 2010 and 2009, the Company had a stock-based employee compensation plan, the Reddy Ice Holdings, Inc. Long Term Incentive and Share Award Plan, as amended (the “2005 Equity Incentive Plan”) under which stock options and other forms of equity compensation may be granted from time to time. See Note 13 for further information regarding the plans. On May 20, 2009, the stockholders of Reddy Holdings approved an amendment to the 2005 Equity Incentive Plan, which increased the number of shares of common stock available to be issued to employees, directors and certain third parties in connection with various incentive awards, including stock options, restricted shares and restricted share units to 2,750,000 shares. On April 29, 2010, the stockholders of Reddy Holdings approved an amendment to the Plan, which increased the number of shares of common stock available to be issued to employees, directors, and certain third parties in connection with various incentive awards, including stock options, restricted shares and restricted share units to 4,750,000 shares.

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the date of the grant. The grant date fair value is estimated using the Black-Scholes option-pricing model for options and a market observed price for restricted stock and restricted share units. Such cost is recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. The Company estimates the number of instruments that will ultimately be issued, rather than accounting for forfeitures as they occur.

Comprehensive Income (Loss).  The Company reports comprehensive income (loss) in its consolidated statement of stockholders’ equity. Comprehensive income (loss) consists of net earnings plus gains and losses affecting stockholders’ equity that, under accounting principles generally accepted in the United States of America, are excluded from net earnings, including gains and losses related to certain derivative instruments net of tax.

Use of Estimates.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit.  From time to time, the Company maintains cash balances at financial institutions in excess of federally insured limits. Accounts receivable potentially expose the Company to concentrations of credit risk. The Company provides credit in the normal course of business to certain customers in a variety of industries. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. Because customers are dispersed among various geographic markets and industries, the Company’s credit risk to any one customer or state economy is generally not significant. Revenues from our largest group of affiliated customers represented approximately 14% of the Company’s consolidated revenues in each of 2011, 2010 and 2009.

New Accounting Pronouncements.  In December 2010, the FASB issued ASU 2010-28, Intangibles—Goodwill and Other. ASU 2010-28 modifies step one of the goodwill impairment test for reporting units with zero or negative carrying amounts and offers guidance on when to perform step two of the testing. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists based upon factors such as unanticipated competition, the loss of key personnel and adverse regulatory changes. ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. As a result of adopting ASU 2010-28 and the Company’s net stockholders’ deficit position the Company was required to perform step two of the goodwill impairment test. As discussed above, the Company did not impair its goodwill in 2011.

In December 2010, the FASB issued ASU 2010-29, which updates the guidance in ASC 805, Business Combinations, to clarify that pro forma disclosures should be presented as if a business combination occurred at the beginning of the prior annual period for purposes of preparing both the current reporting period and the prior reporting period pro forma financial information. These disclosures should be accompanied by a narrative description about the nature and amount of material, nonrecurring pro forma adjustments. ASU 2010-29 is effective for business combinations consummated in periods beginning after December 15, 2010, and is required to be applied prospectively as of the date of adoption. The adoption of ASU 2010-29 did not have a material effect on the Company’s consolidated financial statements.

In June of 2011, the FASB issue ASU 2011-05, Comprehensive Income. ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. ASU 2011-05 will be effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-05 is not expected to have a material effect on the Company’s consolidated financial statements. In December of 2011 FASB issued ASU 2011-12, Comprehensive Income, deferring the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income in ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12. The adoption of ASU 2011-12 is not expected to have a material effect on the Company’s consolidated financial statements.

In September of 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other. ASU 2011-08 modifies the goodwill impairment test by allowing for an assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, based on this assessment, the entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the entity may bypass performing the two-step goodwill impairment test. However, if the entity concludes otherwise, it is required to perform Step 1 of the two-step goodwill impairment test. ASU 2011-08 will be effective for fiscal years beginning after December 15, 2011. The adoption of ASU 2011-08 is not expected to have a material effect on the Company’s consolidated financial statements.

3. ACQUISITIONS

During 2011, 2010 and 2009, the Company purchased nine, sixteen and one ice companies, respectively, in connection with its program of acquiring ice businesses in existing or adjacent geographic markets. The total purchase price was allocated to the acquired assets and assumed liabilities based upon estimates of their respective fair values as of the closing dates using valuations and other studies. The following table summarizes the aggregate purchase prices, aggregate fair values of the assets acquired and the liabilities assumed, direct acquisition costs expensed and gains recognized on bargain purchases:

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Purchase price	$13.3	$19.2	$1.0
Assets acquired:
Cash, accounts receivable and inventory	$0.9	$0.8	$0.1
Property and equipment	3.7	5.0	1.2
Other intangible assets	6.1	9.7	0.4
Total assets acquired	10.7	15.5	1.7
Total liabilities assumed:
Accounts payable and other accrued liabilities	0.5	—	—
Deferred income taxes	0.9	—	—
Total liabilities assumed	1.4	—	—
Gain on bargain purchase	—	(0.2)	(0.7)
Excess purchase price allocated to goodwill	$4.0	$3.9	$—
Direct acquisition costs expensed	$4.6	$1.2	$0.1

The Company recorded approximately $12.2 million of revenue from the acquired businesses during the twelve months ended December 31, 2011. $4.2 million of acquisition costs recognized in 2011 were incurred in connection with the Company’s evaluation of a strategic merger opportunity within the packaged ice industry.

The Company recorded approximately $0.9 million of deferred tax liabilities in connection with the acquisition completed during the three months ended June 30, 2011. In addition, as a result of the acquisition made during the three months ended June 30, 2011, the Company entered into an earn-out agreement, pursuant to which the Company is obligated to pay the former stockholder of the acquired entity up to $0.8 million in additional consideration if certain revenue targets are achieved by the purchased entity during the twelve months immediately following the acquisition. As a result, the Company recorded a $0.4 million contingent liability during the six months ended June 30, 2011. The earn-out agreement is recorded at its fair value of $0.1 million at December 31, 2011. The fair value of the earn-out liability is estimated based on management’s assessment of the weighted average probability that certain revenue targets will be achieved by the acquired entity. The change in fair value of the contingent liability is presented as “Gain on contingent acquisition consideration” in the consolidated statements of operations.

The Company recorded $1.9 million of tax deductible goodwill recognized in connection with the acquisitions completed during the year ended December 31, 2011. Other intangible assets were comprised of customer lists and non-compete agreements, which are being amortized over useful lives of 2 to 30 years, with a weighted average useful life of 21.4 years. The acquisitions were funded out of the Company’s operating cash flows, proceeds from debt offerings and borrowings under the revolving credit facility.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. ACQUISITIONS

The following unaudited pro forma information presents Reddy Holdings’ consolidated results of operations for the twelve months ended December 31, 2011 and 2010 as if the 2011 and 2010 acquisitions had all occurred on January 1, 2010:

	December 31,
	2011	2010
	(in thousands, except per share amounts)
Pro forma revenues	$329,726	$337,696
Pro forma net loss	$(70,079)	$(37,716)
Pro forma basic net loss per share	$(3.08)	$(1.68)
Pro forma diluted net loss per share	$(3.08)	$(1.68)

The following unaudited pro forma information presents Reddy Corp’s consolidated results of operations for the twelve months ended December 31, 2011 and 2010 as if the 2011 and 2010 acquisitions had all occurred on January 1, 2010:

	December 31,
	2011	2010
	(in thousands, except per share amounts)
Pro forma revenues	$329,726	$337,696
Pro forma net loss	$(41,639)	$(29,728)

4. INVENTORIES, PARTS AND SUPPLIES

	December 31,
	2011	2010
	(in thousands)
Raw materials	$6,193	$6,133
Finished goods	2,462	2,505
Parts and supplies	3,896	3,911
Total	$12,551	$12,549

5. PROPERTY AND EQUIPMENT

	December 31,
	2011	2010
	(in thousands)
Land	$18,767	$19,259
Buildings and site improvements	70,488	73,170
Equipment and machinery	233,194	237,718
Construction in progress	1,836	1,959
Total	324,285	332,106
Less: accumulated depreciation	138,444	127,208
Total property and equipment, net	$185,841	$204,898

Depreciation expense related to cost of sales for the years ended December 31, 2011, 2010 and 2009 was $27.6 million, $26.1 million and $21.4 million, respectively. During the fourth quarter of 2010 the Company changed an accounting estimate related to certain equipment to eliminate salvage values. The Company is depreciating the remaining net book value of those assets over their remaining estimated economic lives on a prospective basis. The impact of the change in 2010 was $3.0 million.

Depreciation expense included in depreciation and amortization expense for the years ended December 31, 2011, 2010 and 2009 was $2.6 million, $2.9 million and $1.8 million, respectively.

In addition, the Company separately classified $2.1 million and $1.1 million of land, buildings and plant equipment as held for sale in the consolidated balance sheet as of December 31, 2011 and 2010.

6. OTHER INTANGIBLE ASSETS

At December 31, 2011 and 2010, other intangible assets consisted of the following:

	December 31,
	2011	2010
	(in thousands)
Non-amortizable intangible assets—trade name	$5,600	$5,600
Amortizable intangible assets:
Customer lists	105,667	99,806
Non-competition agreements	964	731
Patents	1,066	1,049
Total	107,697	101,586
Less: accumulated amortization	41,371	34,982
Total amortizable intangibles, net	66,326	66,604
Total other intangible assets, net	$71,926	$72,204

Amortization expense associated with customer lists, non-competition agreements and patents for the years ended December 31, 2011, 2010 and 2009 was $6.4 million, $5.9 million and $5.2 million, respectively. Amortization expense is estimated to be $6.3 million for the years ending December 31, 2012 and 2013, $6.2 million for the years ending December 31, 2014 and 2015, and $6.1 million for the year ending December 31, 2016. There is no amortization expense included in cost of sales.

7. INVESTMENTS

On August 7, 2009, the Company began investing in the Series A Preferred Units of an ice machine subscription company. These Series A Preferred Units carry a liquidation preference and do not meet the definition of a marketable security. The Company has accounted for the investment based upon the cost method. As of December 31, 2011, the investment balance was $7.4 million. The fair value of this cost method investment is not estimated if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment. No such events or changes in circumstances were noted as of December 31, 2011.

8. ACCRUED EXPENSES

	December 31, 2011	December 31, 2010
	(in thousands)
Accrued compensation and employee benefits, including payroll taxes and workers compensation insurance	$5,216	$4,484
Accrued interest	13,552	13,336
Accrued utilities	1,353	1,343
Accrued property, sales and other taxes	3,632	1,555
Other accrued insurance	1,691	2,169
Other	1,195	1,290
Total	$26,639	$24,177

Included in “accrued interest” above are $0.2 million related to Reddy Holdings as of December 31, 2011 and 2010.

9. REVOLVING CREDIT FACILITY AND LONG-TERM OBLIGATIONS

As a result of the planned bankruptcy proceedings disclosed elsewhere in this document, the Company has classified its borrowings under its 11.25% Senior Secured Notes and its 13.25% Senior Secured Notes as current. The indentures governing these notes define bankruptcy as an event of default, the occurrence of which causes the termination of any lender commitments and on which the amounts of all outstanding loans and all other obligations become immediately due and payable.

At December 31, 2011 and 2010, current and long-term obligations of the Company consisted of the following:

	December 31, 2011	December 31, 2010
	(in thousands)
11.25% Senior Secured Notes	$300,000	$300,000
13.25% Senior Secured Notes	139,407	139,407
Less: Unamortized early tender premium on 13.25% Senior Secured Notes	(438)	(553)
10 1/2% Senior Discount Notes	11,736	11,736
Other notes payable	100	101
Total long-term obligations	450,805	450,691
Less: Current maturities	450,705	1
Long-term obligations, net	$100	$450,690

In addition, the Company had $20.7 million outstanding under the revolving credit facility as of December 31, 2011.

At December 31, 2011 and 2010, current and long-term obligations of Reddy Corp consisted of the following:

	December 31, 2011	December 31, 2010
	(in thousands)
11.25% Senior Secured Notes	300,000	300,000
13.25% Senior Secured Notes	139,407	139,407
Less: Unamortized early tender premium on 13.25% Senior Secured Notes	(438)	(553)
Old credit facilities—Term Loan	—	—
Other Notes Payable	100	101
Total long-term obligations	439,069	438,955
Less: Current maturities	438,969	1
Long-term obligations, net	$100	$438,954

In addition, Reddy Corp had $20.7 million outstanding under the revolving credit facility as of December 31, 2011.

11.25% Senior Secured Notes.  On March 15, 2010, Reddy Corp issued $300.0 million in aggregate principal amount of 11.25% Senior Secured Notes due 2015 (the “First Lien Notes”) in a private placement offering. The First Lien Notes were subsequently registered with the SEC effective August 2, 2010. Cash interest accrues on the First Lien Notes at a rate of 11.25% per annum and is payable semi-annually in arrears on March 15 and September 15. The First Lien Notes mature on March 15, 2015. The proceeds of the offering were used to repay certain of Reddy Corp’s preexisting debt (see “Old Senior Credit Facilities” below), pay fees and expenses related to the transactions and provide the Company with cash for future use.

The First Lien Notes are senior secured obligations of Reddy Corp and are:

•                  guaranteed by Reddy Holdings;

•                  secured on a first-priority basis by liens on substantially all of the assets of Reddy Corp and Reddy Holdings;

•                  senior in right of payment to all of Reddy Corp’s and Reddy Holdings’ future subordinated indebtedness; and

•                  effectively senior to all of Reddy Corp’s and Reddy Holdings’ existing and future unsecured senior indebtedness.

The First Lien Notes include customary covenants that restrict, among other things, Reddy Corp’s and its future subsidiaries’ ability to incur additional debt or issue certain preferred stock, pay dividends or redeem, repurchase or retire its capital stock or subordinated indebtedness, make certain investments, create liens, enter into arrangements that restrict dividends from its subsidiaries, merge or sell all or substantially all of its assets or enter into various transactions with affiliates. From and after March 15, 2013, Reddy Corp may redeem any or all of the First Lien Notes by paying a redemption premium, which is initially 5.625% of the principal amount of the First Lien Notes and declines to 0% for the period commencing on March 15, 2014 and thereafter. Prior to March 15, 2013, Reddy Corp may redeem any or all of the First Lien Notes by paying a “make-whole” redemption premium. If Reddy Corp experiences a change of control, Reddy Corp will be required to make an offer to repurchase the First Lien Notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of purchase. Reddy Corp may also be required to make an offer to purchase the First Lien Notes with proceeds of asset sales that are not reinvested in the Company’s business or used to repay other indebtedness.

The indenture governing the First Lien Notes restricts the amount of dividends, distributions and other restricted payments Reddy Corp may make. Under the indenture, Reddy Corp is restricted from paying dividends to Reddy Holdings unless, at the time of such payment:

•                  no default or event of default has occurred and is continuing or would occur as a consequence thereof;

•                  the first lien leverage ratio set forth in the indenture governing the First Lien Notes is less than or equal to 3.5 to 1.0; and

•                  there is sufficient capacity under the buildup amount under the indenture governing the First Lien Notes.

The first lien leverage ratio under the indenture governing the First Lien Notes means the ratio of first lien indebtedness (as defined in the indenture) to EBITDA (as defined in the indenture) for the most recent four fiscal quarters. Reddy Corp is generally required to calculate its first lien leverage ratio on a pro forma basis to give effect to the incurrence and repayment of indebtedness as well as acquisitions and dispositions. As of December 31, 2011, the first lien leverage ratio was 7.3 to 1.0.

The buildup amount equals 50% of the consolidated net income of Reddy Corp accrued during the period (treated as one accounting period) from April 1, 2010 to the end of the most recent fiscal quarter for which internal financial statements are available (or, if such consolidated net income is a deficit, minus 100% of such deficit), plus, the net cash proceeds to Reddy Corp of the issuance of capital stock, subject to certain exceptions, and any cash capital contribution received by Reddy Corp from its stockholder, in each case after April 1, 2010, plus the amount by which Reddy Corp indebtedness is reduced on its balance sheet as a result of the conversion or exchange of such indebtedness for capital stock, plus the net reduction in certain restricted investments made by Reddy Corp, less the amount of certain restricted payments made from time to time, including, among other things, the payment of cash dividends. Reddy Corp is not currently permitted to pay dividends under this provision.

In addition, regardless of the leverage ratio or whether Reddy Corp could make any restricted payments under the buildup amount provision referred to above, Reddy Corp is permitted to make certain restricted payments including (1) dividend payments at any time in an aggregate amount of up to $25.0 million if no default has occurred and is continuing under the indenture, (2) the payment of interest when due on the remaining 10 1/2% Senior Discount Notes and the repayment, redemption or retirement of the remaining 10 1/2% Senior Discount Notes from the proceeds of certain indebtedness of Reddy Corp incurred after the date of issuance of the First Lien Notes, (3) the payment of dividends to Reddy Holdings in an amount per year not to exceed $1.0 million to pay franchise taxes and overhead expenses of Reddy Holdings and (4) the payment of dividends to Reddy Holdings in an amount per year not to exceed 6.0% of the aggregate net cash proceeds received by Reddy Corp from all public equity offerings after the date of issuance of the First Lien Notes subject to specified conditions. However, the amount of dividend payments permitted under this 6.0% provision will correspondingly reduce the amount otherwise available under the buildup amount for restricted payments, including dividends.

13.25% Senior Secured Notes.  On March 15, 2010, Reddy Corp issued $137.6 million in aggregate principal amount of 13.25% Senior Secured Notes due 2015 (the “Second Lien Notes”) in the initial settlement of a private placement exchange offer for the outstanding Discount Notes (the “Exchange Offer”). The Second Lien Notes were subsequently registered with the SEC effective August 2, 2010. On March 24, 2010, Reddy Corp issued an additional $1.8 million in aggregate principal amount of Second Lien Notes in the final settlement of the Exchange Offer. Reddy Corp received no cash proceeds from the issuance of the Second Lien Notes. Cash interest accrues on the Second Lien Notes at a rate of 13.25% per annum and is payable semi-annually in arrears on May 1 and November 1, with the first payment occurring on November 1, 2010. The Second Lien Notes mature on November 1, 2015. In connection with the Exchange Offer, the Company issued $0.6 million of Second Lien Notes to certain bondholders as an early tender premium (see “10 1/2% Senior Discount Notes” below for further information). These additional Second Lien Notes were not reflected in the Company’s condensed consolidated balance sheet upon issuance, but will be recognized as additional debt through interest expense over the term of the Second Lien Notes.

The Second Lien Notes are senior secured obligations of Reddy Corp and are:

•                  guaranteed by Reddy Holdings;

•                  secured on a second-priority basis by liens on substantially all of the assets of Reddy Corp and Reddy Holdings;

•                  senior in right of payment to all of Reddy Corp’s and Reddy Holdings’ future subordinated indebtedness; and

•                  effectively senior to all of Reddy Corp’s and Reddy Holdings’ existing and future unsecured senior indebtedness.

The Second Lien Notes include customary covenants that restrict, among other things, Reddy Corp’s and its future subsidiaries’ ability to incur additional debt or issue certain preferred stock, pay dividends or redeem, repurchase or retire its capital stock or subordinated indebtedness, make certain investments, create liens, enter into arrangements that restrict dividends from its subsidiaries, merge or sell all or substantially all of its assets or enter into various transactions with affiliates. From and after March 1, 2013, Reddy Corp may redeem any or all of the Second Lien Notes by paying a redemption premium, which is initially 6.625% of the principal amount of the Second Lien Notes and declines to 0% for the period commencing on March 1, 2014 and thereafter. Prior to March 1, 2013, Reddy Corp may redeem any or all of the Second Lien Notes by paying a “make-whole” redemption premium. If Reddy Corp experiences a change of control, Reddy Corp will be required to make an offer to repurchase the Second Lien Notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of purchase. Reddy Corp may also be required to make an offer to purchase the Second Lien Notes with proceeds of asset sales that are not reinvested in the Company’s business or used to repay other indebtedness.

The indenture governing the Second Lien Notes restricts the amount of dividends, distributions and other restricted payments Reddy Corp may make. Under the indenture, Reddy Corp is restricted from paying dividends to Reddy Holdings unless, at the time of such payment:

•                  no default or event of default has occurred and is continuing or would occur as a consequence thereof;

•                  the secured leverage ratio set forth in the indenture governing the Second Lien Notes is less than or equal to 6.0 to 1.0; and

•                  there is sufficient capacity under the buildup amount under the indenture governing the Second Lien Notes.

The secured leverage ratio under the indenture governing the Second Lien Notes means the ratio of secured indebtedness (as defined in the indenture) to EBITDA (as defined in the indenture) for the most recent four fiscal quarters. Reddy Corp is generally required to calculate its secured leverage ratio on a pro forma basis to give effect to the incurrence and repayment of indebtedness as well as acquisitions and dispositions. As of December 31, 2011, the second lien leverage ratio was 10.4 to 1.0.

The buildup amount equals 50% of the consolidated net income of Reddy Corp accrued during the period (treated as one accounting period) from April 1, 2010 to the end of the most recent fiscal quarter for which internal financial statements are available (or, if such consolidated net income is a deficit, minus 100% of such deficit), plus, the net cash proceeds to Reddy Corp of the issuance of capital stock, subject to certain exceptions, and any cash capital contribution received by Reddy Corp from its stockholder, in each case after April 1, 2010, plus the amount by which Reddy Corp indebtedness is reduced on its balance sheet as a result of the conversion or exchange of such indebtedness for capital stock, plus the net reduction in certain restricted investments made by Reddy Corp, less the amount of certain restricted payments made from time to time, including, among other things, the payment of cash dividends. Reddy Corp is not currently permitted to pay dividends under this provision.

In addition, regardless of the leverage ratio or whether Reddy Corp could make any restricted payments under the buildup amount provision referred to above, Reddy Corp is permitted to make certain restricted payments including (1) dividend payments at any time in an aggregate amount of up to $25.0 million if no default has occurred and is continuing under the indenture, (2) the payment of interest when due on the remaining 10 1/2% Discount Notes and the repayment, redemption or retirement of remaining 10 1/2% Discount Notes from the proceeds of certain indebtedness of Reddy Corp incurred after the date of issuance of the Second Lien Notes, (3) the payment of dividends to Reddy Holdings in an amount per year not to exceed $1.0 million to pay franchise taxes and overhead expenses of Reddy Holdings and (4) the payment of dividends to Reddy Holdings in an amount per year not to exceed 6.0% of the aggregate net cash proceeds received by Reddy Corp from all public equity offerings after the date of issuance of the Second Lien Notes subject to specified conditions. However, the amount of dividend payments permitted under this 6.0% provision will correspondingly reduce the amount otherwise available under the buildup amount for restricted payments, including dividends.

10 1/2% Senior Discount Notes.  On October 27, 2004, Reddy Holdings issued $151 million in aggregate principal amount at maturity of 10 1/2% Senior Discount Notes due 2012 (the “Discount Notes”) in a private placement offering. The Discount Notes were subsequently registered with the SEC, effective August 26, 2005. Each Discount Note had an initial accreted value of $663.33 per $1,000 principal amount at maturity. The accreted value of each Discount Note increased from the date of issuance until November 1, 2008 at a rate of 10 1/2% per annum such that the accreted value equaled the stated principal amount on November 1, 2008. Thereafter, cash interest began accruing November 1, 2008 and is payable semi-annually in arrears on May 1 and November 1 at a rate of 10 1/2% per annum. The Discount Notes mature and are payable on November 1, 2012. During the years ended December 31, 2011 and 2010, Reddy Corp paid cash dividends to Reddy Holdings in the amount of $1.2 million and $6.7 million, respectively, to fund the semi-annual interest payments on the Discount Notes.

On February 22, 2010, Reddy Corp launched the Exchange Offer, offering $1,000 in aggregate principal amount of Second Lien Notes for each $1,000 of Discount Notes exchanged. In addition, for Discount Notes exchanged on or prior to March 5, 2010, Reddy Corp offered an early tender premium of $5 in aggregate principal amount of Second Lien Notes for each $1,000 of Discount Notes exchanged. In conjunction with the Exchange

Offer, Reddy Corp solicited consents to eliminate substantially all of the restrictive covenants from the indenture governing the Discount Notes. At the expiration of the Exchange Offer on March 19, 2010, approximately 92.2% of the aggregate principal amount of the Discount Notes had been tendered into the Exchange Offer. Following the final settlement of the Exchange Offer, $11.7 million in aggregate principal amount of the Discount Notes remain outstanding.

The Discount Notes are unsecured obligations of Reddy Holdings and are:

•                  not guaranteed by Reddy Corp;

•                  senior in right of payment to all of Reddy Holdings’ future subordinated indebtedness;

•                  equal in right of payment with any of Reddy Holdings’ existing and future unsecured senior indebtedness;

•                  effectively subordinated to Reddy Holdings’ existing and future secured debt, including the debt under the First Lien Notes, the Second Lien Notes and the credit facility, which are guaranteed on a secured basis by Reddy Holdings; and

•                  structurally subordinated to all obligations and preferred equity of Reddy Corp.

As of November 1, 2010, Reddy Holdings may redeem any or all of the Discount Notes without paying any redemption premium.

Senior Credit Facilities.  On March 15, 2010, Reddy Corp entered into a revolving credit facility with a syndicate of banks, financial institutions and other entities as lenders, including JPMorgan Chase Bank, N.A., as Administrative Agent (the “March 2010 Credit Facility”). The March 2010 Credit Facility provided for a $35 million revolving credit facility. Under the March 2010 Credit Facility, Reddy Corp had the right to request the aggregate commitments to be increased to $50 million provided certain conditions were met. On August 4, 2010, the aggregate commitments under the March 2010 Credit Facility were increased to $50 million.

The March 2010 Credit Facility was an obligation of Reddy Corp and was guaranteed by Reddy Holdings. The March 2010 Credit Facility was scheduled to mature on January 31, 2014.

Principal balances outstanding under the March 2010 Credit Facility bore interest per annum, at Reddy Corp’s option, at the sum of the base rate or LIBOR plus the applicable margin. The applicable margin for base rate loans was initially 3.75% and for LIBOR loans was initially 4.75%, with such applicable margins subject to reduction based upon the Company’s net leverage ratio (as defined in the March 2010 Credit Facility). The Company also paid (i) a quarterly fee on the average availability under the revolving credit facility at an annual rate of 0.875%, with such availability fee subject to reduction based upon the Company’s net leverage ratio, (ii) a $50,000 annual loan servicing fee, and (iii) an annual commitment fee of $0.2 million to one of the lenders.

On October 22, 2010, Reddy Corp and the lenders party thereto amended and restated the March 2010 Credit Facility (the “New Credit Facility”). The New Credit Facility provides for a $50 million revolving credit facility. Macquarie Bank Limited (“Macquarie”), a lender under the March 2010 Credit Facility, is currently the sole lender under the New Credit Facility. On December 10, 2010, Macquarie became the successor administrative agent under the New Credit Facility.

The New Credit Facility provides that outstanding loans will bear interest at rates based on LIBOR plus an applicable margin of 7.0% per annum or, at the option of Reddy Corp, the Base Rate, plus an applicable margin of 6.0% per annum, the relevant margin being the applicable margin. Swing line loans will bear interest at the Base Rate plus the applicable margin. LIBOR and Base Rates are subject to floors of 1.5% and 2.5%, respectively. Interest on LIBOR loans is payable upon maturity of the LIBOR loan or on the last day of the quarter if the term of the LIBOR loan exceeds 90 days. Reddy Corporation will pay an anniversary fee on each anniversary of the effectiveness of the New Credit Facility equal to 1.0% of the commitments under the New Credit Facility on the first anniversary and increasing on each subsequent anniversary by 0.5%, as well as a $50,000 quarterly loan servicing fee. Additionally, for each full calendar year beginning with 2011, if the average balance outstanding under the New Credit Facility is less than $12.5 million for the calendar year, the Borrower shall pay to the Lenders an amount equal to (x) the difference between the average balance outstanding and $12.5 million multiplied by (y) the average interest rate for LIBOR Loans during that calendar year (determined based on average one month LIBOR rates as of the end of each quarter during such calendar year). The New Credit Facility will mature on October 22, 2014. At December 31, 2011, the Company had $20.7 million outstanding and $29.3 million of availability under the New Credit Facility. The weighted average interest rate on borrowings under the New Credit Facility as of December 31, 2011 was 8.6%.

The obligations under the New Credit Facility are fully and unconditionally guaranteed by Reddy Holdings and will also be guaranteed by any future domestic subsidiaries of Reddy Corp, subject to certain exceptions.

The New Credit Facility does not require any scheduled principal payments prior to its stated maturity date. Subject to certain conditions, mandatory repayments of the New Credit Facility (and mandatory commitment reductions of the New Credit Facility) are required to be made with portions of the proceeds from (1) asset sales, (2) the issuance of debt securities and (3) insurance and condemnation awards, subject to various exceptions. In the event of a change in control, as defined in the New Credit Facility, an event of default will occur under the New Credit Facility.

The New Credit Facility also contains affirmative and negative covenants applicable to Reddy Corp and its future subsidiaries, subject to materiality and other qualifications, baskets and exceptions. The affirmative and negative covenants are substantially consistent with those contained in the March 2010 Credit Facility. The negative covenants, among other things, restrict the ability of Reddy Corp to:

•                  incur additional indebtedness or issue certain preferred shares;

•                  create liens;

•                  make investments;

•                  pay dividends or make other restricted payments;

•                  consolidate or merge or acquire or dispose of assets;

•                  enter into transactions with affiliates;

•                  permit consensual encumbrances or restrictions on Reddy Corp’s restricted subsidiaries’ ability to pay dividends or make certain other payments to Reddy Corp; and

•                  prepay certain indebtedness, including the First Lien Notes and the Second Lien Notes.

Under the restricted payments covenant in the New Credit Facility, Reddy Corp is generally prohibited from paying dividends and otherwise transferring assets to Reddy Holdings. Reddy Corp. is permitted to pay certain limited dividends to Reddy Holdings, the proceeds of which must be used for specific purposes, such as to maintain Reddy Holdings’ corporate existence, repurchase the Discount Notes and pay interest on the Discount Notes. Reddy Corp may also distribute certain investments to Reddy Holdings.

In addition, Reddy Corp may also pay dividends to Reddy Holdings for specified purposes, including the payment of cash interest on the Discount Notes. The New Credit Facility (and the March 2010 Credit Facility, while it was in effect) precludes Reddy Corp from declaring any dividends if an event of default under the credit facility has occurred and is continuing. In particular, it will be an event of default under the New Credit Facility if Reddy Corp’s leverage ratio (defined as the ratio of the outstanding balance of the New Credit Facility on the last day of each quarter to EBITDA (as defined in the New Credit Facility) over the preceding four quarters) exceeds 2.50:1.00 as of the end of any quarter. The New Credit Facility requires the maintenance of a minimum liquidity amount of

$5 million at all times. Liquidity for purposes of this covenant is defined as the sum of available borrowing capacity under the New Credit Facility and unrestricted cash held by Reddy Corp. On March 27, 2012, we amended the New Credit Facility to eliminate the minimum liquidity covenant through July 15, 2013. See “Restructuring Transactions—Credit Facility” in Note 1. The New Credit Facility is collateralized by substantially all of the Company’s assets. Reddy Holdings guarantees the New Credit Facility and such guarantee is collateralized by a pledge of substantially all of the assets of Reddy Holdings. At December 31, 2011, Reddy Corp was in compliance with the ratio requirements included in the New Credit Facility.

Obligations under the New Credit Facility may be declared immediately due and payable upon the occurrence of certain events of default as defined in the credit agreement, including failure to pay any principal when due and payable, failure to pay interest within five (5) days after due, failure to comply with any covenant, representation or condition of any loan document, any change of control, cross-defaults, bankruptcy and certain other events as set forth in the credit agreement, with grace periods in some cases.

An acceleration of the indebtedness under the New Credit Facility would be an event of default under the First Lien Notes and Second Lien Notes if the outstanding balance of the New Credit Facility at the time of acceleration is over $10 million.

Old Senior Credit Facilities.  On August 12, 2005, the Company amended and restated its credit facilities with a syndicate of banks, financial institutions and other entities as lenders, including Credit Suisse, Cayman Islands Branch, as Administrative Agent, Wachovia Bank, N.A., JP Morgan Chase, N.A., CIBC World Markets Corp., Bear Stearns Corporate Lending Inc. and Lehman Commercial Paper, Inc. (the “Old Credit Facilities”). The Old Credit Facilities provided for a $60 million revolving credit facility (the “Old Revolving Credit Facility”) and a $240 million term loan (the “Old Term Loan”). The Old Credit Facilities were obligations of Reddy Corp and were guaranteed by Reddy Holdings. The Old Revolving Credit Facility and Old Term Loan were scheduled to mature on August 12, 2010 and August 12, 2012, respectively. On March 15, 2010, the Old Credit Facilities were terminated and all amounts owed thereunder were repaid from the proceeds of the sale of the First Lien Notes.

Principal balances outstanding under the Old Credit Facility bore interest per annum, at the Company’s option, at the sum of the base rate plus 0.75% or LIBOR plus 1.75%. The base rate was defined as the greater of the prime rate (as announced from time to time by the Administrative Agent) or the federal funds rate plus 0.5%. Interest on base rate loans was payable on the last day of each quarter. Interest on LIBOR loans was payable upon maturity of the LIBOR loan or on the last day of the quarter if the term of the LIBOR loan exceeded 90 days. Reddy Corp also paid a quarterly fee on the average availability under the revolving credit facility at an annual rate of 0.5%.

The Old Revolving Credit Facility and Old Term Loan did not require any scheduled principal payments prior to their stated maturity dates. The Old Credit Facilities contained financial covenants, which include the maintenance of certain financial ratios, as defined in the Credit Facilities, and were collateralized by substantially all of the Company’s assets.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. REVOLVING CREDIT FACILITY AND LONG-TERM OBLIGATIONS

Debt Refinance Costs.  In 2011, the Company recorded $0.7 million related to the write off of unamortized debt issue costs related to a strategic merger opportunity within the packaged ice industry that the Company evaluated during 2011. In 2010, the Company recorded expense of $8.8 million for costs incurred in connection with refinancing activities related to our debt, which included $8.5 million of costs incurred during 2010, as well as the write off of $0.3 million of prior years deferred debt issue costs. Approximately $5.8 million of the 2010 expense related to the exchange of the Discount Notes for the Second Lien Notes which was accounted for as a modification of debt. Approximately $1.8 million of the 2010 expense was related to the write off of unamortized debt issue costs associated with the March 2010 credit facility upon entering into the New Credit Facility in October 2010.

Letters of Credit.  The New Credit Facility does not provide for the issuance of standby letters of credit. In March 2010, Reddy Corp entered into a separate $15 million letter of credit facility with JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association (the “LC Facility”). Letters of credit issued under the LC Facility are cash collateralized at 102% of the amount of the letter of credit and are used primarily to secure certain insurance and operating lease obligations. As of December 31, 2011, $12.8 million of letters of credit were outstanding. The cash collateral provided under the LC Facility is maintained in a restricted account at JP Morgan Chase Bank, N.A. and is reported as “Restricted Cash” in the consolidated balance sheets.

Fair Value of Debt Instruments.  At December 31, 2011 and December 31, 2010, the fair value of the Company’s debt, was $342.4 million and $437.0 million, respectively, while the book value was $451.2 million and $450.7 million, respectively. The fair value of the Company’s debt is primarily based on quoted market prices for the debt.

10. FINANCIAL DERIVATIVE INSTRUMENTS

Interest Rate Hedging Agreement.  Effective September 12, 2005, the Company entered into an interest rate hedging agreement (the “2005 Hedge”) to fix the interest rate on a portion of its Term Loan. The 2005 Hedge had a term of three years and ten months and expired on July 12, 2009. The 2005 Hedge had an initial notional balance of $220 million. The notional balance decreased by $20 million on October 12 of each of the next three years, beginning on October 12, 2006. The Company paid a fixed rate of 4.431% on the notional balance outstanding and received an amount equal to 1 or 3 month LIBOR. Any net payable or receivable amount was settled quarterly. The 2005 Hedge was accounted for as a cash flow hedge.

Effective February 17, 2009, the Company entered into a second interest rate hedging agreement (the “2009 Hedge”) to lock the interest rate on a portion of its Term Loan. The 2009 Hedge had a term of 10 months and expired on December 17, 2009. The 2009 Hedge had a notional balance of $50 million from the inception date to July 17, 2009, at which time the notional balance increased to $210 million for the remaining term. The Company paid a fixed rate of 1.165% on the notional balance outstanding and receives an amount equal to 1-month LIBOR. Any net payable or receivable amount was settled monthly. The Company used the interest rate hedges to minimize the risk of increases in floating interest rates. The interest rate hedges were not for trading purposes and were accounted for as cash flow hedges.

The Company considered its own credit risk in the valuation of the interest rate hedges. Changes in the fair value of the hedge were recorded as “Other Comprehensive Loss” in the consolidated statement of stockholders’ equity. Payments made or received under the hedge were included in the caption “Interest expense” in the consolidated statements of operations and in the operating activities section of the statements of cash flows.

Diesel Hedging Agreement.  On March 25, 2011, the Company entered into a hedge to fix the price per gallon of a portion of the Company’s diesel fuel requirements (the “Diesel Hedge”). The Diesel Hedge began April 1, 2011 and expired on December 28, 2011. The notional amount of gallons hedged changes on a monthly basis to match anticipated utilization and totaled 1.2 million gallons. The Company paid a weighted average fixed price of $3.17 per gallon (wholesale basis) and received an amount equal to a wholesale index rate. Any net payable or receivable amounts were settled monthly. On May 6, 2011, the Company entered into an additional hedge to fix the price per gallon of a portion of the Company’s diesel fuel requirements (the “Second Diesel Hedge”). The Second Diesel Hedge began June 1, 2011 and was effective through December 31, 2012. The notional amount of gallons hedged changes on a monthly basis to match anticipated utilization and totals 1.1 million gallons, 0.5 million gallons of which resulted to expected 2012 usage.  On April 5, 2012 we sold our hedge contract covering 0.4 million gallons for a gain of $0.05 million. The Company paid a weighted average fixed price of $3.04 per gallon (wholesale basis) and received an amount equal to a wholesale index rate. Net payable or receivable amounts were settled monthly. The Company used the hedges to minimize the risk of rising fuel prices. The hedges were not for trading purposes and were accounted for as economic hedges and were not designated as hedging instruments.

The Company carries the hedges at fair value on its balance sheet and considers its own credit risk in the valuation of the diesel hedges. Changes in the fair value of the hedge are recorded in “Cost of sales (excluding depreciation)” in the consolidated statements of operations and in the operating activities section of cash flows. Payments made or received under the hedges are included in the caption “Cost of Sales (excluding depreciation)” on the consolidated statements of operations and realized gains and losses are presented in the operating activities section of the statements of cash flows.

The Fair Value Measurements and Disclosures Topic of the Codification establishes a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:	Unadjusted quoted market prices in active markets for identical assets or liabilities.
Level 2:

Unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3:	Unobservable inputs for the asset or liability.

The Diesel Hedges are a Level 2 fair value measure and are valued using the income approach to calculate the present value of the future cash flows expected to be paid under the hedge. The value of the fixed leg is the present value of the known fixed payments discounted at a market interest rate. The value of the floating leg is the present value of the projected floating payments based on the forward diesel prices discounted at a market interest rate.

The following tables present the impact of derivative instruments and their location within the consolidated financial statements:

	Derivatives designated as Cash Flow Hedges
	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
	(in thousands)	(in thousands)	(in thousands)
Amount of Loss Recognized in Accumulated Other Comprehensive Income (Loss)(a)	$—	$—	$(953)
Amount of Loss Reclassified from Accumulated Other Comprehensive Income (Loss) into Interest Expense(a)	$—	$—	$(3,518)
Amount of Loss Recognized in Interest Expense (Ineffective Portion)(a)	$—	$—	$(628)

(a)                                 Amounts are pre-tax. Accumulated other comprehensive loss in the consolidated statement of stockholders’ equity is presented net of tax.

The following table presents the location of all liabilities associated with the Company’s derivative instruments not designated as hedging instruments within the consolidated balance sheet:

		Liability Derivatives
	Balance Sheet location	December 31, 2011	December 31, 2010
		(in thousands)
Diesel hedges	Accrued Expenses	$(86)	$—

The following tables present the impact of derivative instruments and their location within the consolidated financial statements:

	Derivatives not designated as Hedging Instruments under ASC 718
	Amount of Gain(Loss) Recognized in Consolidated Statements of Operation Years ended December 31,
	2011	2010	2009
Diesel hedge:
Non-cash change in fair value	$(86)	$—	$—
Cash settlements	(194)	—	581
Total recognized (loss) gain	$(280)	$—	$581
Location of gain (loss) recognized in Consolidated Statement of Operations	Cost of sales (excluding depreciation)	$—	Gain on diesel hedge

Collateral Requirements and Counterparty Risk.  The Diesel Hedge and the 2009 Interest Rate Hedge required the Company to provide collateral in a minimum amount of $0.8 million and up to $1.2 million at various times. As of December 31, 2009 all interest rate hedges had expired and all collateral held by the counterparty had been returned to the Company. The terms of the Credit Facilities limited the amount of cash collateral that the Company could provide to a maximum of $5.0 million. In the event the cash collateral requirements exceeded this amount, the Company would have been forced to unwind all or a portion of the hedges. As provided for in the Old Credit Facilities, the 2009 Interest Rate Hedge also shared in the collateral securing the Credit Facilities as the counterparty was also a lender under the Old Credit Facilities.

The diesel hedges required the Company to provide cash collateral in the amount of $0.6 million, $0.3 million of which remained outstanding as of December 31, 2011. In addition, the Company is required to provide collateral if the market prices fall below the average hedge prices. As of December 31, 2011, the Company has provided cash collateral of $0.1 million related to this requirement.

The Company is exposed to risk of loss in the event of non-performance by the counterparty to the diesel hedges. The Company does not anticipate non-performance by the counterparty.

11. INCOME TAXES

The Company reported a loss for tax return purposes during the year ended December 31, 2010 and profit for tax return purposes during the year ended December 31, 2009. The total provision for income taxes from continuing operations varied from the U.S. Federal statutory rate due to the following:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Federal income tax benefit (expense) at statutory rate of 35%	$23,619	$20,309	$(2,762)
State income tax benefit (expense), net of federal income tax benefits	1,542	57	(559)
Change in valuation allowance	(27,111)	(3,868)	—
Current year unrecognized tax (benefit) expense	(14)	1,332	308
Nondeductible expenses	(5)	(274)	(567)
Other	(4)	(19)	(78)
Total income tax (expense) benefit	$(1,973)	$17,537	$(3,658)

The income tax (expense) benefit for the years ended December 31, 2011, 2010 and 2009 is composed of the following:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Current tax expense	$(403)	$(344)	$(775)
Deferred tax (expense) benefit	(1,570)	17,881	(2,883)
Total tax (expense) benefit	$(1,973)	$17,537	$(3,658)

Deferred tax assets and liabilities computed at the statutory rate related to temporary differences were as follows:

	December 31,
	2011	2010
	(in thousands)
Current deferred tax assets	$2,715	$716
Valuation allowance (current)	(871)	—
Total current deferred tax assets	$1,844	$716
Deferred non-current tax assets (liabilities):
Intangible assets, including goodwill, customer lists and trade names	$(27,801)	$(27,505)
Property & equipment	(30,550)	(34,750)
Net operating loss carryforwards	74,028	53,581
Other assets	2,761	4,409
Total non-current deferred tax liabilities	18,438	(4,265)
Valuation allowance (non-current)	(30,107)	(3,868)
Total non-current deferred tax liabilities, net	(11,669)	(8,133)
Total deferred tax liabilities, net	$(9,826)	$(7,417)

Reddy Corp’s total provision for income taxes from continuing operations varied from the U.S. Federal statutory rate due to the following:

	Year Ended December 31,
	2011	2010	2008
	(in thousands)
Federal income tax benefit (expense) at statutory rate of 35%	$21,401	$20,353	$(8,221)
State income tax benefit (expense), net of federal income tax benefits	1,509	24	(980)
Change in valuation allowance	(2,794)	(335)	—
Current year unrecognized tax (benefit) expense	(14)	1,332	308
Nondeductible benefits	32	(147)	(92)
Other	(5)	4	(199)
Total income tax benefit (expense)	$20,129	$21,231	$(9,184)

Reddy Corp’s income tax (expense) benefit from continuing operations for the years ended December 31, 2011, 2010 and 2009 is composed of the following:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Current tax expense	$(400)	$(344)	$(1,334)
Deferred tax benefit (expense)	20,529	21,575	(7,850)
Total tax benefit (expense)	$20,129	$21,231	$(9,184)

Reddy Corp’s deferred tax assets and liabilities computed at the statutory rate related to temporary differences were as follows:

	December 31,
	2011	2010
	(in thousands)
Current deferred tax assets	$2,187	$716
Valuation allowance (current)	(120)	—
Total current deferred tax assets	$2,067	$716
Deferred non-current tax assets (liabilities):
Intangible assets, including goodwill, customer lists and trade names	$(27,801)	$(27,505)
Property & equipment	(30,550)	(34,750)
Net operating loss carryforwards	47,320	28,577
Other assets	2,460	4,089
Total non-current deferred tax liabilities	(8,571)	(29,589)
Valuation allowance (non-current)	(3,008)	(335)
Total non-current deferred tax liabilities, net	(11,579)	(29,924)
Total deferred tax liabilities, net	$(9,512)	$(29,208)

At December 31, 2011 the Company had approximately $203.0 million of Federal net operating loss (“NOL”) carryforwards, of which approximately $21.2 million was generated prior to August 15, 2003. Of the $203.0 million, $11.6 million relates to the vesting of restricted stock and restricted share units and has not been recognized in the Company’s financial statements. This $11.6 million is being reported as a “suspended NOL carryforward” in the footnotes to the consolidated financial statements as the Company is not currently making cash payments for income taxes due to its other NOL carryforwards. There are annual limitations on the utilization of the $21.2 million of Federal NOL carryforwards generated prior to August 15, 2003 as a result of ownership changes, as defined by Section 382 of the Internal Revenue Code, as amended, on and prior to that date. In connection with its initial public offering on August 12, 2005, the Company experienced another change in ownership for tax purposes. As a result, the Company’s ability to use any Federal NOL carryforwards generated on or prior to that date is subject to an additional limitation. Neither limitation will have a material impact on the Company’s ability to utilize such NOL carryforwards. The NOL carryforwards expire between 2019 and 2031.

In 2011 the Company recorded certain valuation allowances totaling $27.1 million against its federal deferred tax assets. The valuation allowance is necessary to reduce the recorded deferred tax assets to the amount management believes the Company is more-likely-than-not to realize.

In connection with the vesting of restricted stock units on August 12, 2011 and August 12, 2009, the Company recognized a shortfall of $0.04 million and $1.1 million, respectively, between the fair value of the vested shares and the book expense related to the vesting. No shortfall was recognized in connection with vesting of restricted stock on August 12, 2010. For the tax years ended December 31, 2011 and 2009, the Company recognized a $0.02 million and a $0.4 million decrease to the paid-in-capital pool, respectively. For the tax year ended December 31, 2010, the Company recognized a $0.01 million increase to the paid-in-capital pool.

Interest and penalties related to income tax liabilities are included in income tax expense. The balance of accrued interest and penalties recorded on the balance sheet as part of the Company’s adoption of the FASB guidance on accounting for uncertainty in income taxes on January 1, 2007 was approximately $1.2 million. For the years ended December 31, 2011, 2010, and 2009, respectively the total amount of interest and penalties recognized in the statement of operations was a $.02 million expense, $1.0 million expense and a $0.1 million benefit.

A tabular reconciliation of the total gross amount of unrecognized tax benefits, excluding interest and penalties for the years ended December 31, 2011, 2010 and 2009 is as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Balance, January 1	$1,016	$1,862	$2,172
Additions for tax positions of the prior year	—	—	3
Reductions for tax positions of prior years for:
Settlements during the period	—	(821)	(223)
Lapses of applicable statutes of limitations	—	(25)	(90)
Balance, December 31	$1,016	$1,016	$1,862

The amount of gross unrecognized tax benefits at December 31, 2011 was $1.3 million, which includes $0.3 million of accrued interest and penalties. If recognized, the entire $1.3 million would favorably impact the Company’s effective tax rate. The total amount of interest and penalties, net of federal benefit, recognized in the statement of operations for the years ended December 31, 2011, 2010 and 2009 was immaterial.

In October 2010, the Company reached a voluntary settlement for $0.1 million with a U.S. state taxing authority in respect of one of its uncertain tax positions. As a result of the settlement, the Company reduced its total unrecognized tax benefit from $1.8 million to $1.0 million during the fourth quarter of 2010. The Company does not expect a change to its uncertain tax positions within the next twelve months.

The Company has tax years from 1998 through 2010 that remain open and subject to examination by the Internal Revenue Service and/or certain state taxing authorities.

12. CAPITAL STOCK

Common Stock.  Reddy Holdings is authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share. There were 23,402,706 and 22,962,000 shares issued and outstanding at December 31, 2011 and 2010, respectively. Holders of Reddy Holdings’ common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of Reddy Holdings. Upon any liquidation or dissolution of Reddy Holdings, the holders of common stock are entitled, subject to any preferential rights of the holders of preferred stock, to receive a pro rata share of all of the assets remaining available for distribution to stockholders after payment of all liabilities.

Reddy Corp is authorized to issue up to 1,000 shares of common stock, par value $0.01 per share. There were 100 shares issued and outstanding at December 31, 2011 and 2010, all of which were owned by Reddy Holdings.

Preferred Stock.  Reddy Holdings is authorized to issue up to 25,000,000 shares of $0.01 par value preferred stock, all of which is currently undesignated and unissued.

13. EMPLOYEE BENEFIT PLANS

401(k) Plan.  The Company has a 401(k) defined contribution savings plan for the benefit of all employees who have met the eligibility or minimum service requirements to participate. Employees may contribute up to the maximum amount allowed by the Internal Revenue Service, while Company contributions are made at the discretion of the Board of Directors. The Company contributed $0.7 million and $0.8 million during the years ended December 31, 2010 and 2009, respectively. The Company suspended its discretionary match of employee 401(k) contributions effective October 1, 2010. No contributions were made in 2011.

Stock-Based Compensation.  Total stock-based compensation expense was $2.2 million, $2.1 million, and $2.0 million during the years ended December 31, 2011, 2010 and 2009, respectively. Such compensation expense was recorded in “Operating expenses” in the consolidated statements of operations. The $2.1 million stock-based compensation expense for the year ended December 31, 2010 includes an accrual of $0.2 million for Board of Directors stock awards earned during the year and subsequently granted in 2011.

2005 Equity Incentive Plan.  On August 8, 2005, the Board of Directors and stockholders of Reddy Holdings approved the 2005 Equity Incentive Plan. Under the 2005 Equity Incentive Plan, up to 750,000 shares of common stock may be issued to employees, directors and certain third parties in connection with various incentive awards, including stock options, restricted shares and restricted share units. On October 18, 2005, Reddy Holdings filed a Registration Statement on Form S-8 with the SEC to cover the reoffer and resale of up to 750,000 shares of Reddy Holdings’ common stock that Reddy Holdings may issue in the future to participants in the 2005 Equity Incentive Plan. On May 17, 2007, the Company’s stockholders approved amendments to the 2005 Equity Incentive Plan that, among other things, increased the maximum number of shares of common stock available for issuance to 1,250,000. On May 6, 2008, Reddy Holdings filed a Registration Statement on Form S-8 with the SEC to cover the reoffer and resale of the additional 500,000 shares of Reddy Holdings’ common stock that Reddy Holdings may issue in the future to participants in the 2005 Equity Incentive Plan as a result of the amendments approved on May 17, 2007. On May 20, 2009, the stockholders of Reddy Holdings approved an amendment to the Plan, which increased the number of shares of common stock available to be issued to employees, directors and certain third parties in connection with various incentive awards, including stock options, restricted shares and restricted share units to 2,750,000 shares. On May 20, 2009, Reddy Holdings filed a Registration Statement on Form S-8 with the Securities and Exchange Commission to cover the reoffer and resale of the additional 1,500,000 shares of Reddy Holdings’ common stock that Reddy Holdings may issue in the future to participants in the 2005 Equity Incentive Plan. On April 29, 2010 the stockholders of Reddy Holdings approved an amendment to the Plan, which increased the number of shares of common stock available to be issued to employees, directors, and certain third parties in connection with various incentive awards, including stock options, restricted shares and restricted share units to 4,750,000 shares. On April 19, 2010, Reddy Holdings filed a Registration Statement on Form S-8 with the Securities and Exchange Commission to cover the reoffer and resale of the additional 2,000,000 shares of Reddy Holdings’ common stock that Reddy Holdings may issue in the future to participants in the 2005 Equity Incentive Plan. As of December 31, 2011, 752,082 shares were available for grant under the Plan.

No restricted share units (“RSUs”) were granted during 2011 and 2010. During 2009, the Company granted 45,000 RSUs to certain employees and independent directors under the 2005 Equity Incentive Plan. RSUs provided for the grant of one share of unrestricted common stock on the date that the vesting terms of each RSU are satisfied. The performance condition for each vesting period is generally based on the Company’s earned distributable cash per share (as defined in the related restricted share unit agreement) for the related performance period.

The weighted average grant-date fair value of the RSUs granted in 2009 was $1.53 per share. The fair value of RSU grants in 2009 was estimated as the closing market price on the date of grant less the present value of dividends expected to be paid during the vesting period. The following weighted average assumptions were used to value grants for the years ended 2009:

Year Ended December 31,
2009
Market value per share at grant date	$1.53
Expected quarterly cash dividend per share	—
Discount rate	—
Vesting period (in years)	2.3

On April 14, 2009, certain employees voluntarily forfeited a total of 57,000 performance-vested RSUs granted in 2008 and 2009. On August 12, 2009, 89,963 time-vested RSUs vested as the recipients remained employed with the Company through the vesting date, 10,000 performance- vested RSUs vested as the performance measure for such performance-vested RSUs had been met, and 69,404 performance-vested RSUs expired unvested as the performance measure for such performance-vested RSUs had not been met. On August 12, 2010, 15,000 time-vested RSUs vested as the recipient remained employed with the Company through the vesting date, while 15,000 performance- vested RSUs expired as the performance measure for such performance-vested RSUs had not been met. On August 12, 2011, 20,000 time-vested RSUs vested as the recipient remained employed with the Company through the vesting date, while 20,000 performance- vested RSUs expired as the performance measure for such performance-vested RSUs had not been met.

There were no RSUs outstanding as of December 31, 2011. The following table indicates share, fair value and remaining life information with respect to RSUs outstanding under the 2005 Equity Incentive Plan for the years ended December 31, 2011, 2010 and 2009:

	Number of Shares	Weighted- Average Grant Date Fair Value	Weighted Average Remaining Life (Years)
Outstanding, December 31, 2008	293,779	$17.12	0.9
Granted	45,000	1.53	1.6
Vested	(103,713)	15.31	0.0
Forfeited	(165,066)	18.56	0.1
Outstanding, December 31, 2009	70,000	5.76	1.2
Granted	—	—	—
Vested	(15,000)	9.99	0.0
Forfeited	(15,000)	1.53	0.0
Outstanding, December 31, 2010	40,000	5.76	0.6
Granted	—	—	—
Vested	(20,000)	9.99	0.0
Forfeited	(20,000)	1.53	0.0
Outstanding, December 31, 2011	—	—	—

The associated income tax benefit from the vesting of RSUs and the grants of restricted stock in 2011, 2010 and 2009 was $0.3 million, $0.2 million and $0.7 million, respectively. The total fair value of RSUs vested during the years ended December 31, 2011, 2010 and 2009 was $0.2 million, $0.1 million and $1.6 million, respectively.

The Plan provides for awards of restricted shares subject to restrictions on transferability and other restrictions, if any, imposed by the Compensation Committee. Such restrictions lapse under circumstances as determined by the Compensation Committee, including based upon a specified period of continued employment or upon the achievement of established performance criteria. Restricted shares have all of the rights of a stockholder, including the right to vote restricted shares and to receive dividends. Unvested restricted shares are generally forfeited upon termination of employment during the applicable restriction period as provided for in the related grant documents.

The Company granted 258,225 restricted shares to employees with a weighted average grant date fair value of $1.89 during the year ended December 31, 2009. One-third of the restricted shares vested on January 1, 2010. The remaining two-thirds of the shares vest, contingent on the employee’s continuous service to the Company, on January 1, 2011 and January 1, 2012. The fair value of each restricted share is the closing price of the Company’s common stock on the grant date. The aggregate grant date fair value is recognized as compensation expense using the straight-line method over the vesting period, adjusted for estimated forfeitures. During 2009, 114,738 vested shares were granted to non-employee members of the Board of Directors.

The Company granted 319,150 restricted shares to employees with a weighted average grant date fair value of $4.05 during the year ended December 31, 2010. One-third of the restricted shares vest, contingent on the employee’s continuous service to the Company, on each of the following dates: January 1, 2011, January 1, 2012, and January 1, 2013. The fair value of each restricted share is the closing price of the Company’s common stock on the grant date. The aggregate grant date fair value is recognized as compensation expense using the straight-line method over the vesting period, adjusted for estimated forfeitures. During 2010, 68,568 vested shares were granted to non-employee members of the Board of Directors.

The Company granted 343,750 restricted shares to employees with a weighted average grant date fair value of $2.75 during the year ended December 31, 2011. One-third of the restricted shares vest, contingent on the employee’s continuous service to the Company, on each of the following dates: January 1, 2012, January 1, 2013, and January 1, 2014. The fair value of each restricted share is the closing price of the Company’s common stock on the grant date. The aggregate grant date fair value is recognized as compensation expense using the straight-line method over the vesting period, adjusted for estimated forfeitures. During 2011, 96,318 vested shares were granted to non-employee members of the Board of Directors.

The following table indicates share and fair value information with respect to restricted stock outstanding under the 2005 Equity Incentive Plan for the year ended December 31, 2011, 2010 and 2009:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding, December 31, 2008	50,000	$11.08
Granted	258,225	1.89
Vested	(50,000)	11.08
Forfeited	(875)	1.84
Outstanding, December 31, 2009	257,350	$1.89
Granted	319,150	4.05
Vested	(95,706)	1.89
Forfeited	(26,940)	3.44
Outstanding, December 31, 2010	453,854	$3.32
Granted	343,750	2.75
Vested	(176,127)	3.11
Forfeited	(26,362)	3.30
Outstanding, December 31, 2011	595,115	$3.05

As of December 31, 2011, there was $0.9 million of total unrecognized compensation costs related to unvested restricted stock. That cost is expected to be recognized over a weighted average period of 2.0 years.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. EMPLOYEE BENEFIT PLANS

The Plan provides for option grants with terms, including exercise price and the time and method of exercise, set by the Compensation Committee. However, the exercise price of options is not permitted to be less than the fair market value of the shares at the time of grant and the term is not permitted to be longer than ten years from the date of grant of the options. Stock options for 573,300 shares of common stock were granted during the year ended December 31, 2011. The options have seven-year terms and one third of the options vest, contingent on the employee’s continuous service to the Company, on each of the following dates: January 1, 2012, January 1, 2013, and January 1, 2014. The options granted in 2011 had a weighted average exercise price of $2.75 per share.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized using a straight-line method over the shorter of the vesting period or the required service period adjusted for estimated forfeitures. The following table sets forth information about the weighted-average grant date fair value of options granted during the year ended December 31, 2011 and 2010 and the weighted-average assumptions used for such grants.

	Year Ended December 31, 2011	Year Ended December 31, 2010
Weighted average grant date fair value	$1.81	$2.86
Weighted average assumptions used:
Expected volatility	110.3%	123.8%
Expected term	3.0 years	3.0 years
Risk-free interest rates	1.21%	1.66%
Expected dividend yield	—	—

Expected volatility is based on an analysis of historical volatility of the Company’s common stock. Expected lives of options are determined based on projections of option exercise patterns. Risk-free interest rates are determined using the implied yield currently available for zero coupon U.S. treasury issues with a remaining term equal to the expected life of the options. The expected dividend yield is based on the September 15, 2008 announcement that the Company’s quarterly cash dividend is suspended indefinitely and the Company does not currently anticipate paying dividends in the future.

The following table summarizes stock option activity:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in thousands)
Outstanding at December 31, 2008	—	—	—	—
Granted	1,081	$2.45
Exercised	—	—		—
Forfeited	(4)	$2.40
Outstanding at December 31, 2009	1,077	$2.45	6.4	$1,995
Granted	663	$4.03
Exercised	(7)	$2.30		$21
Forfeited	(86)	$3.35
Outstanding at December 31, 2010	1,647	$3.03	5.7	$483
Granted	573	$2.75
Exercised	(7)	$2.40		$9
Forfeited	(56)	$3.21
Expired	(14)	$3.23
Outstanding at December 31, 2011	2,143	$2.95	5.0	—
Exercisable at December 31, 2011	871	$2.80	4.6	—
Nonvested at December 31, 2011	1,272	$3.06	5.4	—
Expected to vest	1,230	$3.05	5.3	—

The aggregate intrinsic value in the table above is before income taxes and is based on the exercise price for outstanding and exercisable options at December 31, 2011, and based on the fair market value of Reddy Holdings’ common stock on the exercise date for options that have been exercised during the fiscal year.

The following table summarizes information with respect to options outstanding and exercisable at December 31, 2011:

	Stock Options Outstanding		Stock Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Number of Shares	Weighted Average Exercise Price
	(in thousands)		(in years)	(in thousands)
$ 1.53 — $1.99	152	$1.59	4.3	103	$1.59
$ 2.00 — $2.46	540	$2.21	4.4	349	$2.21
$ 2.47 — $2.93	562	$2.75	—	—	—
$ 2.94 — $3.40	365	$3.06	4.4	234	$3.06
$ 3.41 — $3.87	—	—	—	—	—
$ 3.88 — $4.34	524	$4.26	5.1	186	$4.26
	2,143	$2.95	4.6	872	$2.80

As of December 31, 2011, there was $1.2 million of total unrecognized compensation costs related to unvested options. That cost is expected to be recognized over a weighted average period of 2.0 years.

In 2006, the Company elected to apply the short-cut method to determine the hypothetical additional paid-in capital (“APIC”) pool. The Company determined that a hypothetical pool of excess tax benefits existed in APIC as of January 1, 2006, related to historical stock option exercises. As of December 31, 2011, the total excess tax benefits in the APIC pool were approximately $1.4 million. In future periods, excess tax benefits resulting from stock option exercises will be recognized as additions to APIC in the period the benefit is realized, provided that the Company’s net operating loss carryforwards have been utilized. If the Company has net operating loss carryforwards remaining, excess tax benefits will be reported in the footnotes as a suspended net operating loss carryforward. In the event of a shortfall (i.e., the tax benefit realized is less than the amount previously recognized through periodic stock compensation expense recognition and related deferred tax accounting), the shortfall would be charged against APIC to the extent of previous excess benefits, if any, including the hypothetical APIC pool, and then to tax expense. During 2011, the Company recognized a $0.02 million decrease to the paid-in-capital pool. During 2010 and 2009, an excess of $0.01 million and shortfall of $0.4 million, respectively, was charged to APIC.

14. RELATED PARTIES

The former chief executive officer, William P. Brick, retired as an employee effective May 20, 2009. On the effective date of the retirement, the Company entered into a consulting agreement with Mr. Brick that provided for the payment of $0.2 million in consulting fees during the term of the agreement, which ended on December 31, 2009. The Company also agreed to allow Mr. Brick’s unvested time-vested RSUs to vest on August 12, 2009, as originally scheduled. Finally, Mr. Brick’s pre-existing employment agreement provided that the Company would provide health insurance under the Company’s benefit plans until the age of 65. The Company recognized $0.2 million of expense in 2009 in connection with the above arrangements.

The Company has entered into agreements with an affiliate in which the Company has a cost method investment. Under the equipment purchase agreement the Company purchases equipment from a third party vendor on behalf of its affiliate and extends payment terms to the affiliate that are comparable to those the Company receives from its vendor. The Company has financed the purchase of approximately $3.2 million of equipment under this agreement, of which approximately $1.3 million has been repaid through December 31, 2011. The remaining $2.0 million receivable is recorded on the consolidated balance sheets as “Notes receivable from affiliate” as of December 31, 2011. The Company also has operating agreements in place with the affiliate whereby the Company provides equipment maintenance services and sales support to the affiliate and the affiliate provides certain management services to the Company in connection with Company-owned equipment.  The Company had a $0.5 million and $0.2 million receivable from affiliate related to those operating agreements included in “Accounts receivable, net” on the consolidated balance sheets as of December 31, 2011 and 2010. The Company recognized approximately $0.5 million and $0.6 million in revenues and $0.9 million and $0.4 million in expenses related to the agreement in 2011 and 2010, respectively.

The Company also recognized $0.8 million, $0.1 million and $0.1 million in related party rent expense during the periods ended December 31, 2011, 2010 and 2009, respectively. In addition, as of December 31, 2011, the Company had a related party receivable of $0.3 million from the owner of an entity acquired during 2011 that is currently employed by the Company.

15. COMMITMENTS AND CONTINGENCIES

The Company has leased certain facilities and equipment. Future minimum annual rentals under operating leases at December 31, 2011 are approximately $20.0 million in 2012, $13.5 million in 2013, $7.7 million in 2014, $4.4 million in 2015, $2.9 million in 2016 and $5.5 million thereafter. Rent expense was $23.4 million, $20.0 million and $16.5 million in the years ended December 31, 2011, 2010 and 2009, respectively.

In addition, the Company has residual value guarantees on certain equipment leases. Under these leases the Company has the option of (a) purchasing the equipment at the end of the lease term, (b) arranging for the sale of the equipment to a third party, or (c) returning the equipment to the lessor to sell the equipment. If the sales proceeds in any case are less than the residual value, the Company is required to reimburse the lessor for the deficiency up to a specified level as stated in each lease agreement. If the sales proceeds exceed the residual value, the Company is entitled to all of such excess amounts. The guarantees under these leases for the residual values of equipment at the end of the respective operating lease periods approximated $3.2 million as of December 31, 2011. Based upon the expectation that none of these leased assets will have a residual value at the end of the lease term that is materially less than the value specified in the related operating lease agreement or that the Company will purchase the equipment at the end of the lease term, the Company does not believe it is probable that the Company will be required to fund any amounts under the terms of these guarantee arrangements. Accordingly, no accruals have been recognized for these guarantees.

In June 1999, the Company entered into an exclusive supply agreement with a merchandiser manufacturer (the “Supply Agreement”) in which it committed to purchase 4,000 merchandisers and/or Ice Factory merchandisers and a minimum of $1.5 million of replacement parts per twelve-month period commencing June 1, 1999. Effective June 1, 2002, the Supply Agreement was amended to modify certain terms, which included extending the term of the Supply Agreement to May 31, 2012 and reducing the annual merchandiser and replacement parts commitments to 2,000 units and $0.75 million, respectively. Effective September 8, 2009, the Supply Agreement was amended to modify certain terms, which included extending the term of the Supply Agreement to December 31, 2012, increasing the total merchandiser commitment to 9,500 units during the period from September 8, 2009 to December 31, 2012, eliminating the minimum commitment for replacement parts, and decreasing the cost per merchandiser. Failure to meet or exceed the commitment to purchase 9,500 units would trigger certain retroactive price adjustments under the Supply Agreement. At December 31, 2011, the Company has recorded a liability of $0.5 million related to the Supply Agreement within “Accounts payable” on the consolidated balance sheets as of December 31, 2011.

In order to secure a long-term supply of plastic bags at favorable prices, the Company entered into a supply agreement with a plastic bag manufacturer (the “Bag Supply Agreement”) in which it committed to purchase 250 million bags per twelve-month period beginning March 1, 2008. The Bag Supply Agreement was originally set to expire on March 1, 2013. On March 9, 2009, the Bag Supply Agreement was amended to start on January 1, 2008 and end on December 31, 2012 and modified certain other provisions. The Company was in compliance with the Bag Supply Agreement at December 31, 2011.

The following is a discussion of the Company’s significant legal matters. The Company is involved in various claims, suits, investigations, and legal proceedings. As required by FASB authoritative guidance, the Company accrues a liability when it believes that it is both probable that a liability has been incurred and that it can reasonably estimate the amount of the loss. At December 31, 2011, accruals of $1.5 million were recorded in connection with the matters discussed below.

Antitrust Matters

In March 2008, the Company and certain of its employees, including members of its management, received subpoenas issued by a federal grand jury sitting in the Eastern District of Michigan seeking documents and information in connection with an investigation by the Antitrust Division of the United States Department of Justice (“DOJ”) into possible antitrust violations in the packaged ice industry. In addition, on March 5, 2008, federal officials executed a search warrant at the Company’s corporate office in Dallas, Texas. Current and former employees were also subpoenaed to testify and testified before a federal grand jury in the Eastern District of Michigan and before a federal grand jury in the Southern District of Ohio. On October 29, 2010, the Company was informed that the Antitrust Division of the DOJ would take no action against the Company or any of its employees in connection with its investigation of the packaged ice industry. In January 2011, counsel for the Company confirmed that the Antitrust Division of the DOJ had formally closed its investigation of the packaged ice industry.

In March 2008, June 2008, and June 2009, the Company was served with antitrust civil investigative demands (“CIDs”) by the Offices of the Attorneys General of the States of Florida, Arizona and Michigan, respectively, requesting the production of documents and information relating to an investigation of agreements in restraint of trade and/or price fixing with respect to the market for packaged ice. The Company has been advised that these CIDs are related to a multi-state antitrust investigation of the packaged ice industry. The Company has cooperated with the investigation and has complied with all requests for documents and information regarding these matters. The Company may in the future receive additional civil investigative demands or similar information requests from states participating in the multi-state investigation or conducting their own investigations. However, it has been several months since the Company had any communication with the representatives of two states regarding this investigation.

At this time, the Company is unable to predict the outcome of the muti-state investigation, the possible loss or possible range of loss, if any, associated with the resolution of the investigation or any potential effect the investigation may have on the Company, its employees or operations.

Beginning in 2008 a number of lawsuits, including putative class action lawsuits, were filed against the Company, Reddy Ice Corporation, Home City Ice Company, Arctic Glacier Income Fund, Arctic Glacier, Inc. and Arctic Glacier International, Inc., in various federal and state courts in multiple jurisdictions alleging violations of federal and state antitrust laws and related claims and seeking damages and injunctive relief. One of the state court cases filed against the Company was dismissed. Pursuant to an Order from the Judicial Panel on Multidistrict Litigation, the other civil actions have been transferred and consolidated for pretrial proceedings in the United States District Court for the Eastern District of Michigan. Home City entered into a settlement agreement with the direct purchaser plaintiffs that was approved by the Court on February 22, 2011. On March 30, 2011, Arctic Glacier announced that it had entered into a proposed settlement agreement with the direct purchaser plaintiffs. Preliminary approval of that settlement was granted on July 20, 2011, and a final fairness hearing was held on October 28, 2011. The Court has taken the motion for final approval under advisement that was approved by the Court on December 13, 2011. Discovery is ongoing regarding the claims asserted on behalf of direct purchasers against the Company. On March 11, 2011, the Court entered an Order granting in part and denying in part motions to dismiss the indirect purchaser claims. On May 25, 2011, the indirect purchaser plaintiffs filed a Consolidated Class Action Complaint asserting violations of the antitrust laws of various states and related claims. The Company and the other defendants filed motions to dismiss the Consolidated Class Action Complaint. Those motions were heard on October 28, 2011, and the Court granted in part and denied in part the motions to dismiss on December 12, 2011. The Company filed an answer to the remaining claims on December 27, 2011.

On March 1, 2010, a putative class action Statement of Claim was filed against the Company in the Ontario Superior Court of Justice in Canada alleging violations of Part VI of the Competition Act and seeking general damages, punitive and exemplary damages, pre-judgment and post-judgment interest, and costs. On March 8, 2010, a putative class action Statement of Claim was filed against the Company in the Court of Queen’s Bench of Alberta, Judicial District of Calgary, in Canada, alleging violations of Part VI of the Competition Act and seeking general damages, special and pecuniary damages, punitive and exemplary damages, interest and costs.

An agreement has been reached to resolve the class actions filed in Canada against Reddy Ice and Arctic Glacier, Inc. The agreement provides that Arctic Glacier will pay CDN $2,000,000, all claims asserted against Reddy Ice and Arctic Glacier in both Ontario and Alberta will be dismissed, and Reddy Ice and Arctic Glacier will be granted full and final releases with regard to those claims. Reddy Ice is not making any payment in connection with this settlement. The agreement is subject to the execution of final settlement documents and court approval. The Company is unable to predict what, if any, effect the filing of bankruptcy by Arctic Glacier may have on this settlement.

One direct action lawsuit was filed against us in the United States District Court for the Eastern District of Michigan asserting claims based on alleged violations of federal and state antitrust laws, RICO and tortious interference and seeking damages, civil penalties and injunctive relief. The defendants filed motions to dismiss that case. On May 29, 2009, the Court dismissed all claims against us in that lawsuit. On June 29, 2009, the plaintiff filed a motion for reconsideration, and on July 17, 2009 the Court reversed, in part, its May 29, 2009 order, reinstating only the RICO claim against us. The dismissal of the remaining claims was not affected. On August 10, 2009, the Company filed an answer to the reinstated claim. Discovery is ongoing in that matter.

On April 20, 2011, an Order was entered unsealing a Qui Tam complaint filed on June 25, 2008, by Martin McNulty, on behalf of the United States, against Reddy Ice Holdings, Inc., Reddy Ice Corporation, Arctic Glacier Income Fund, Arctic Glacier, Inc., Arctic Glacier International, Inc., and Home City Ice Company, Inc. The complaint alleged violations of the federal False Claims Act by presentation of false claims, making or using a false record or statement, and conspiracy to defraud, and sought damages, civil penalties, attorney fees and costs. The Government has elected not to intervene in that case and the Company and the other defendants have filed motions to dismiss that complaint. Those motions were granted, the complaint was dismissed, and a final judgment was entered in favor of the defendants on December 7, 2011.

The Company intends to vigorously defend all pending lawsuits. At this time, the Company is unable to predict the outcome of these lawsuits. The Company has not allocated any funds for payment of the antitrust claims described above in our plan of reorganization. However, the Company is in discussions with certain parties and has accrued $0.5 million for potential settlements that may result from those discussions.

Stockholder Litigation

Beginning on August 8, 2008, putative class action complaints were filed in the United States District Court for the Eastern District of Michigan asserting claims under the federal securities laws against the Company and certain of its current or former senior officers. On July 17, 2009, the Court consolidated the actions and appointed a lead plaintiff and interim lead plaintiff’s counsel. The lead plaintiff filed a consolidated amended complaint on November 2, 2009. That complaint purports to assert claims on behalf of an alleged class of purchasers of the Company’s common stock and alleges that the defendants misrepresented and failed to disclose the existence of, and the Company’s alleged participation in, an alleged antitrust conspiracy in the packaged ice industry. The Company and the other defendants have filed an answer in that case, a briefing schedule relating to class certification has been entered, and discovery is ongoing.

On April 4, 2012, a tentative settlement agreement was reached with the Plaintiffs pursuant to which the Company will pay $1.0 million in exchange for full and final releases of all claims asserted against the Company and the individual defendants. That agreement is subject to the execution of final settlement documents and court approval.

Two stockholder derivative actions have been filed on the Company’s behalf in state district court in Dallas County, Texas, naming as defendants, among others, certain current and former officers and members of the

Company’s Board of Directors. Those cases have been consolidated in the 68th Judicial District Court of Dallas County, Texas. On August 1, 2011, the Court granted in part and denied in part Special Exceptions filed by the defendants. The Company filed a petition with the Court of Appeals seeking a writ of mandamus relating to the denial of certain Special Exceptions. On September 1, 2011, a Third Amended Consolidated Shareholder Derivative Petition was filed in that matter. That Third Amended Petition asserts claims for breach of fiduciary duty, unjust enrichment, abuse of control, and gross mismanagement and seeks damages, equitable relief, attorney fees, expenses and costs. On October 10, 2011, the petition for a writ of mandamus was conditionally granted by the Court of Appeals and the trial court was ordered to grant the Special Exception relating to demand futility. The plaintiffs filed a Motion for Rehearing, which was denied on November 7, 2011. On November 14, 2011, the Court entered an Order granting Special Exception No.1 and requiring the plaintiffs to re-plead. This case was dismissed on March 20, 2012 with prejudice and precludes the plaintiffs from re-filing these claims.

Other Matters

The Company is also involved in various other claims, lawsuits and proceedings arising in the ordinary course of business, including intellectual property matters. There are uncertainties inherent in the ultimate outcome of such matters and it is difficult to determine the ultimate costs that we may incur. We believe the resolution of such other ordinary course uncertainties and the incurrence of such costs will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

As a result of the decline in the Company’s stock price and the reduction in its stockholders’ equity resulting from its decline in earnings, the Company was notified by the New York Stock Exchange (“NYSE”) on December 21, 2011 that the common stock of the Company (ticker symbol—FRZ) was to be suspended prior to the market opening on Thursday, December 29, 2011. On December 28, 2011, the Company announced that its common stock would be quoted on the OTCBB and OTCQB beginning Thursday, December 29, 2011. Trading of the Company’s common stock on the NYSE and the Company’s trading symbol “FRZ” was discontinued as of the close of the market on December 28, 2011. Effective Thursday, December 29, 2011, the Company’s stock was quoted on the OTCBB and OTCQB under the symbol “RDDY”.

16. QUARTERLY INFORMATION (UNAUDITED)

The following table summarizes the unaudited quarterly information for the years ended December 31, 2011 and 2010 for the Company and Reddy Corp. In the opinion of management, all adjustments necessary for a fair presentation of the unaudited results for the periods are included.

The Company’s unaudited quarterly information for the year ended December 31, 2011 and 2010:

	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
	(in thousands, except per share amounts)
Revenues	$40,752	$106,493	$126,330	$54,888
Gross profit	(4,181)	32,245	40,711	2,976
Net (loss) income	(39,101)	(1,946)	4,892	(33,300)
Basic net (loss) income per share	(1.72)	(0.09)	0.21	(1.46)
Diluted net (loss) income per share	(1.72)	(0.09)	0.21	(1.46)

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
	(in thousands, except per share amounts)
Revenues	$35,894	$104,163	$120,147	$55,251
Gross profit	(4,328)	36,407	42,683	3,345
Net (loss) income	(22,597)	2,132	8,990	(29,014)
Basic net (loss) income per share	(1.01)	0.09	0.39	(1.26)
Diluted net (loss) income per share	(1.01)	0.09	0.39	(1.26)

The Company’s financial results for the third and fourth quarters of 2011 include $2.0 million and $1.4 million impairment charges, respectively, of which approximately $1.9 million and $1.4 million relate to the correction of errors identified through our 2011 fixed assets inventory counts.

The Company’s financial results for the first and fourth quarters of 2010 include $6.1 million and $2.4 million, respectively, of costs incurred in connection with refinancing activities related to our debt. Included in financial results for the third quarter of 2010 is a $5.0 million settlement in respect of claimed cost reimbursements from one of our insurance carriers related to the antitrust investigations and related civil litigation, as well as $0.3 million gain on bargain purchase price recognized in connection with one of the Company’s acquisitions. In addition, the fourth quarter of 2010 results reflect the correction of out of period errors within “Impairment of long-lived assets” and “Income tax benefit” of $9.8 million and $1.7 million as discussed in Note 17.

Reddy Corp unaudited quarterly information for the year ended December 31, 2011 and 2010:

	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
	(in thousands)
Revenues	$40,752	$106,493	$126,330	$54,888
Gross profit	(4,181)	32,245	40,711	2,976
Net (loss) income	(21,568)	(923)	3,288	(21,812)

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
	(in thousands)
Revenues	$35,894	$104,163	$120,147	$55,251
Gross profit	(4,328)	36,407	42,683	3,345
Net (loss) income	(20,124)	3,359	6,597	(22,333)

Reddy Corp financial results for the third and fourth quarters of 2011 include $2.0 million and $1.4 million impairment charges, respectively, of which approximately $1.9 million and $1.4 million relate to the correction of errors identified through our 2011 fixed assets inventory counts.

Reddy Corp financial results for the first and fourth quarters of 2010 include $6.1 million and $2.4 million, respectively, of costs incurred in connection with refinancing activities related to our debt. In addition, the fourth quarter of 2010 results reflect the correction of out of period errors within “Impairment of long-lived assets” and “Income tax benefit” of $9.8 million and $1.7 million as discussed in Note 17.

17. OTHER CHARGES

In connection with the preparation of our financial statements for the year ended December 31, 2010, we determined that the recorded net book value of our ice merchandisers was overstated by approximately $9.8 million. We corrected this error by recording an out-of-period charge of $9.8 million as “Impairment of long-lived assets.” The Company has determined that the charge is primarily related to ice merchandisers acquired prior to December 31, 2003.

In the fourth quarter of 2010, the Company also corrected an out of period error of $1.3 million in deferred income tax expense in connection with the recognition of certain deferred state income tax liabilities which should have been recognized in a prior period.

In connection with the Company’s ongoing remediation efforts related to the material weakness in internal control over financial reporting identified in 2010, we determined that the recorded net book value of our equipment and machinery was overstated. We recorded impairment expense of approximately $1.9 million and $1.4 million in the third and fourth quarters of 2011.

We have considered the impact of these errors, including the assessment of any potential impact on prior periods and loan covenants and concluded that the errors were not material to our financial statements for any prior period. As the amounts involved are not material to the Company’s annual results for the year ended December 31, 2011, or to the trend of earnings, the Company recorded the cumulative effect of these errors as out of period charges in the year ended December 31, 2011 as “Impairment of long-lived assets”.

18. SUBSEQUENT EVENTS

2012 Equity incentive grants.  Effective January 1, 2012, the Compensation Committee of the Board of Directors of the Company granted 595,000 shares of restricted stock to seven of the Company’s executives pursuant to the Company’s 2005 Equity Incentive Plan. The restricted stock grants will vest in three equal amounts with the first vesting on January 1, 2013, the second vesting on January 1, 2014 and the third vesting on January 1, 2015.

Intercompany Promissory Note.  In March of 2012, Reddy Corp issued an Intercompany Promissory Note to Reddy Holdings for the principal amount of approximately $8.6 million. The note matures on September 1, 2012 and bears an interest rate of 12.5% per annum.

EXHIBIT A

FORM OF AMENDED FIRST LIEN NOTES INDENTURE

(See attached)

A-1

Reference is made to that certain Indenture, dated as of March 15, 2010  (the “Indenture”), among Reddy Ice Corporation (“Reddy Corp.” or the “Company”), Reddy Ice Holdings, Inc. (“Reddy Holdings”), Wells Fargo Bank, National Association as trustee and as collateral agent, relating to Reddy Corp.’s 11.25% Senior Secured Notes due 2015 (the “Notes”).

Amendment to Notes

Each Note shall be amended by replacing the reference to the maturity date “March 15, 2015” therein with “the earlier of (i) 91 days prior to the Stated Maturity of any Indebtedness Incurred pursuant to Section 3.3(b)(xvii) of the Indenture (unless as of such 91st day such Indebtedness (including after giving effect to any amendment, waiver, modification, refinancing, replacement or amendment with respect thereto) has a Stated Maturity no earlier than March 15, 2015) and (ii) March 15, 2015.”

Amendment to Indenture

The Indenture shall be amended in the form attached hereto as Annex 1.

Amendment to First Lien Intercreditor Agreement

The Trustee shall be deemed to be authorized by all Holders and pursuant to Sections 9.1(i) and (vi), at the request of the Company, to enter into amendments to the First Lien Intercreditor Agreement,  to provide that:

(a)  upon foreclosure of any Collateral by any creditor of the Company subject to the First Lien Intercreditor Agreement, all Liens subject to the First Lien Intercreditor Agreement shall be released, subject to the application of the proceeds of such foreclosure in accordance with the First Lien Intercreditor Agreement, including by way of language substantially similar to the following:

“Each Collateral Agent hereby appoints each other Collateral Agent as its agent and authorizes such other Collateral Agent(s) to exercise all remedies under any Security Document to which such other Collateral Agent is a party so long as such Collateral Agent is contemporaneously exercising remedies under the Security Documents to which such Collateral Agent is a party and in connection with any sale or other disposition of Collateral such Collateral Agent may release the security interest of any other Collateral Agent so long as the lien of such Collateral Agent is released simultaneously therewith and such Collateral Agent distributes the proceeds of any such sale or other disposition as provided in Section 2.01 hereof.”; and

(b)  any party to the First Lien Intercreditor Agreement in possession of, or with the power to direct disposition of, Collateral that any other person subject to the First Lien Intercreditor Agreement wishes to foreclose upon (including cash collateral subject to a control agreement) in compliance with the First Lien Intercreditor Agreement shall turn over such Collateral and/or otherwise cooperate with the foreclosing party so as to facilitate the foreclosure, subject to the application of the proceeds thereof in accordance with the First Lien Intercreditor Agreement.

Annex 1:  Form of Amended Indenture

REDDY ICE CORPORATION,

as Company

REDDY ICE HOLDINGS, INC.,

as Parent

and the Subsidiary Guarantors party hereto

11.25% Senior Secured Notes due 2015

INDENTURE

Dated as of March 15, 2010

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

and

as Collateral Agent

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
303		1.4
310	(a)(1)	7.9
	(a)(2)	7.9
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.9
	(b)	7.9
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.5
	(b)	12.18
	(c)	12.18
313	(a)	7.12
	(b)	7.12
	(b)(1)	7.12
	(b)(2)	7.6; 7.12
	(c)	7.12; 12.1
	(d)	7.12
314	(a)	5.3; 12.3
	(a)(1)	6.2
	(a)(4)	3.12; 12.3
	(b)	N.A.
	(c)(1)	12.2
	(c)(2)	12.2
	(c)(3)	N.A.
	(d)	N.A.
	(e)	12.2; 12.3
	(f)	N.A.
315	(a)	7.1(b); 7.2
	(b)	7.5; 12.1
	(c)	7.1(a)
	(d)	7.1(c)
	(e)	6.11
316	(a) (last sentence)	2.16
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
	(c)	2.17
317	(a)(1)	6.8
	(a)(2)	6.9
	(b)	2.4
318	(a)	12.17
	(c)	12.17

N.A. means Not Applicable.

Note:  This Cross-Reference Table shall not, for any purposes, be deemed to be part hereof.

i

ii

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		Page

SECTION 12.4. When Notes Disregarded		84
SECTION 12.5. Rules by Trustee, Paying Agent and Registrar		84
SECTION 12.6. Days Other than Business Days		84
SECTION 12.7. Governing Law		84
SECTION 12.8. Waiver of Jury Trial		84
SECTION 12.9. No Recourse Against Others		84
SECTION 12.10. Successors		84
SECTION 12.11. Multiple Originals		84
SECTION 12.12. Variable Provisions		84
SECTION 12.13. Table of Contents; Headings		84
SECTION 12.14. Direction by Holders to Enter into Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement		85
SECTION 12.15. Force Majeure		85
SECTION 12.16. USA Patriot Act		85
SECTION 12.17. Trust Indenture Act Controls		85
SECTION 12.18. Communication by Holders of Notes with Other Holders of Notes		85

EXHIBITS

ANNEX A	Mortgaged Property

EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Mortgage

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INDENTURE, dated as of March 15, 2010 (this “Indenture”), among REDDY ICE CORPORATION, a corporation duly organized and existing under the laws of the State of Nevada (the “Company”), REDDY ICE HOLDINGS, INC. (“Parent”), certain subsidiaries of the Company from time to time parties hereto (the “Subsidiary Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

RECITALS OF THE COMPANY

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1.  Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2012 Restructuring” means the chapter 11 bankruptcy case and other transactions contemplated by the Plan.

“Additional Pari Passu Lien Indebtedness” means Indebtedness permitted to be incurred under Section 3.3 hereof and under the Credit Agreement which is by its terms intended to be secured on a pari passu basis with the Liens securing the Notes; provided such Lien is permitted to be incurred under this Indenture and the Credit Agreement and such Indebtedness (other than any Indebtedness Incurred to finance the Arctic Acquisition) has a Stated Maturity that is no earlier than the Stated Maturity of the Notes.

“Advisory Agreement” means the advisory agreement between the Company and/or Parent and certain of the CB Sponsors as in effect on the Emergence Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For purposes of Sections 3.4, 3.7 and 3.8, as applicable, only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Premium” means, as determined by the Company with respect to a Note on any Redemption Date, the greater of:

(1)       1.0% of the principal amount of such Note; and

(2)       the excess, if any, of (a) the present value as of such Redemption Date of (i) the redemption price of such Note on March 15, 2013 as set forth in Section 5.1(a), plus (ii) the remaining scheduled interest payments due on such Note through March 15, 2013 (excluding accrued but unpaid interest to the

Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Arctic Acquisition” means the acquisition, whether by purchase of assets, merger or otherwise assets of Arctic Glacier Income Fund and its subsidiaries accounting for at least 85% of the revenue of Arctic Glacier Income Fund and its subsidiaries during the four fiscal quarter period of such Persons most recently ended for which financial statements are available (after giving effect to any dispositions which are necessary to obtain HSR antitrust or any other regulatory approval).

“Asset Disposition” means with respect to any Person (the “Specified Person”) any sale, lease, issuance, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Specified Person or any Restricted Subsidiary of the Specified Person, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”) of:

(1)       any shares of Capital Stock of a Restricted Subsidiary of the Specified Person (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Specified Person or a Restricted Subsidiary of the Specified Person);

(2)       all or substantially all the assets of any division or line of business of the Specified Person or any Restricted Subsidiary of the Specified Person; or

(3)       any other assets of the Specified Person or any Restricted Subsidiary of the Specified Person outside of the ordinary course of business of the Specified Person or such Restricted Subsidiary of the Specified Person.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)       a disposition by a Restricted Subsidiary of the Specified Person to the Specified Person or by the Specified Person or a Restricted Subsidiary of the Specified Person to a Restricted Subsidiary of the Specified Person;

(2)       for purposes of Section 3.7 only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 3.4 and (y) a disposition of all or substantially all the assets of the Specified Person in accordance with the Section 4.1, as applicable;

(3)       a disposition of assets in any transaction or series of related transactions where such assets have an aggregate Fair Market Value of less than $2.0 million;

(4)       a disposition of cash or Temporary Cash Investments;

(5)       the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(6)       the sale or disposition in the ordinary course of business of obsolete, damaged or worn out assets no longer used or useful to the business of the Company and its Restricted Subsidiaries;

(7)       the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(8)       the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations thereof and other similar intellectual property;

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(9)       any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy;

(10)     leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Specified Person or any of its Restricted Subsidiaries;

(11)     any disposition of receivables, equipment and related assets (including contract rights of the type described in the definition of “Qualified Securitization Transaction”) to a Securitization Entity pursuant to a Qualified Securitization Transaction for the Fair Market Value thereof, including cash and Temporary Cash Investments in an amount at least equal to 75% of the Fair Market Value thereof (for purposes of this clause (11), Purchase Money Notes shall be deemed to be cash);

(12)     any transfer of receivables, equipment and related assets (including contract rights of the type described in the definition of “Qualified Securitization Transaction”), or a fractional undivided interest therein, by a Securitization Entity in a Qualified Securitization Transaction; and

(13)     any dispositions which are necessary to obtain HSR antitrust or any other regulatory approval in connection with the Arctic Acquisition, so long as the Net Available Cash from any such transaction (treating such transaction as an Asset Disposition for purposes of such definition) is applied pursuant to Section 3.7(b) and (c).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the rate of interest implied in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Broker-Dealer” means any broker or dealer registered under the Exchange Act.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

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“Cash Management Obligations” means obligations owed by the Company or any Subsidiary Guarantor to Person who was a lender or Affiliate of a lender at the time of entry of such obligations under the Credit Agreement in respect of any overdraft and related liabilities arising from treasury, depository, credit and debit card and cash management services or any automated clearing house transfers of funds.

“Change of Control” means the occurrence of any of the following events:

(i)            any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any of the Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent; provided, however, that for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (i)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity;

(ii)           individuals who on the Emergence Date constituted the Board of Directors of the Company or the Board of Directors of Parent (the “Parent Board”) (together with any new directors whose election by such Board of Directors of the Company or Parent Board or whose nomination for election by the shareholders of the Company or Parent, as the case may be, was approved by a vote of a majority of the directors of the Company or Parent, as the case may be, then still in office who were either directors on the Emergence Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or the Parent Board then in office;

(iii)          the adoption of a plan relating to the liquidation or dissolution of the Company or Parent; or

(iv)          the failure at any time by Parent to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of the Company (except to the extent Parent is merged with and into the Company in accordance with the terms of this Indenture).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes and the Guarantees pursuant to the Collateral Documents.

“Collateral Agent” means Wells Fargo Bank, National Association, acting in its capacity as collateral agent under the Collateral Documents, or any successor thereto.

“Collateral Documents” means the Security Agreement, each mortgage and any other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the benefit of the Secured Parties.

“Commodity Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

“Company” has the meaning set forth in the preamble hereto.

“Company Order” means a written request or order signed in the name of the Company by any Officer.

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“Consolidated Coverage Ratio” with respect to any Person (the “Specified Person”) as of any date of determination means the ratio of (x) the aggregate amount of EBITDA of the Specified Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on or prior to such date of determination for which internal financial statements are available to (y) Consolidated Interest Expense of the Specified Person and its Restricted Subsidiaries for such four fiscal quarters; provided, however, that:

(1)       if the Specified Person or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)       if the Specified Person or any of its Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Specified Person or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)       if since the beginning of such period the Specified Person or any of its Restricted Subsidiaries shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Specified Person or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Specified Person and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any of its Restricted Subsidiaries is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Specified Person and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)       if since the beginning of such period the Specified Person or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Specified Person (or any person which becomes a Restricted Subsidiary of the Specified Person) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period, it being understood, for the avoidance of doubt, that in calculating pro forma EBITDA, historical costs of the acquired business of the type added back to net income to arrive at Consolidated Net Income or EBITDA shall be added back; and

(5)       if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Specified Person or was merged with or into the Specified Person or any of its Restricted Subsidiaries since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Specified Person or a Restricted Subsidiary of the Specified Person during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

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For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Specified Person (and, to the extent applicable, may include any pro forma expense and cost reductions recognizable within 12-months of the acquisition of such assets; provided that the Company reasonably believes that such expense and cost reductions could be achieved within such 12-month period as a result of such acquisition and such reductions are identified and quantified in an Officers’ Certificate delivered to the Trustee on or prior to the date of such acquisition).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness to the extent such Interest Rate Agreement has a remaining term that includes some or all of the 12-month period of the date of determination).  If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation (but, in the case of any revolving credit facility incurred other than pursuant to Section 3.3(b)(i) hereof, only to the extent such Indebtedness is incurred solely for working capital purposes or other general corporate purposes in the ordinary course of business and not, in any case, to support directly or indirectly any acquisitions).

“Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the total interest expense of the Specified Person and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Specified Person or its Restricted Subsidiaries, without duplication:

(1)       interest expense attributable to Capital Lease Obligations;

(2)       amortization of debt discount and debt issuance cost;

(3)       capitalized interest;

(4)       non-cash interest expense;

(5)       commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)       net payments pursuant to Hedging Obligations with respect to Interest Rate Agreements;

(7)       dividends accrued in respect of all Disqualified Stock of the Specified Person or Preferred Stock of a Restricted Subsidiary of the Specified Person held by Persons other than the Specified Person or a Restricted Subsidiary of the Specified Person (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Specified Person); provided, however, that such dividends shall be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of the Specified Person in good faith);

(8)       interest incurred in connection with Investments in discontinued operations;

(9)       interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Specified Person or any Restricted Subsidiary of the Specified Person; and

(10)     the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Specified Person) in connection with Indebtedness Incurred by such plan or trust.

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“Consolidated Net Income” means, with respect to any Person (the “Specified Person”) for any period, the net income of the Specified Person and its consolidated Subsidiaries (other than non-controlling interests); provided, however, that there shall not be included in such Consolidated Net Income:

(1)       any net income of any Person (other than the Specified Person) if such Person is not a Restricted Subsidiary of the Specified Person, except that:

(A)          subject to the exclusions contained in clauses (4) and (6) below, the Specified Person’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Specified Person or a Restricted Subsidiary of the Specified Person as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)          the Specified Person’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)       any net income of any Restricted Subsidiary of the Specified Person if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary (other than any such restriction that is permitted pursuant to Section 3.6 hereof), directly or indirectly, to the Specified Person, except that:

(A)          subject to the exclusion contained in clause (4) below, the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Specified Person or another Restricted Subsidiary of the Specified Person as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary of the Specified Person, to the limitation contained in this clause); and

(B)          the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3)       any gain (or loss) realized upon the sale or other disposition of any assets of the Specified Person, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)       extraordinary gains or losses;

(5)       the cumulative effect of a change in accounting principles;

(6)       any non-recurring fees, charges or other expenses (including bonus and retention payments and severance expenses) directly related to (x) the Transactions and (y) any acquisitions, divestitures or similar transactions entered into after the Issue Date (including, without limitation, the Arctic Acquisition);

(7)       fees, expenses and amounts paid in defense of, or to discharge judgments, pursuant to settlements or as fines or penalties arising from or related to, lawsuits, governmental proceedings or regulatory actions or investigations in connection with the pending Department of Justice investigation of Parent and its subsidiaries;

(8)       the amount of any write-off of deferred financing costs or of debt issuance costs and the amount of charges related to any premium paid in connection with repurchasing Indebtedness, in each case as a result of the Transactions; and

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(9)       any income, gains, losses, expenses, charges or other items resulting from cancellation of Indebtedness, fresh-start accounting and any restructuring costs incurred in connection with a bankruptcy, CCAA or like proceeding, including the 2012 Restructuring and the U.S. bankruptcy and CCAA proceedings of Arctic (following the acquisition of Arctic, if applicable), including professional fees and expenses.

Notwithstanding the foregoing, for the purposes of Section 3.4 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Specified Person or any of its Restricted Subsidiaries to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted pursuant to clause (a)(iii)(D) thereof.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.1 or such other address as to which the Trustee may give notice to the Company or Holders pursuant to the procedures set forth in Section 12.1.

“Credit Agreement” means the [Exit Credit Facility Agreement] executed by reorganized Company on or after the Emergence Date as such agreement may be amended (including any amendment and restatement thereof), supplemented, replaced, refinanced or otherwise modified from time to time, including any additional facility agreement and any agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of holder) or upon the happening of any event:  (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise; (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or (3) is mandatorily redeemable or must be purchased upon the occurrence of any event, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)       the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under Sections 3.7 and 3.9 hereof; and

(2)       any such requirement only becomes operative after compliance with such terms applicable to the Notes including the purchase of any Notes tendered pursuant thereto.

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“EBITDA” with respect to any Person (the “Specified Person”) for any period means the sum of Consolidated Net Income of the Specified Person, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)       all income tax expense of the Specified Person and its consolidated Restricted Subsidiaries;

(2)       Consolidated Interest Expense;

(3)       depreciation and amortization expense of the Specified Person and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4)       unrealized non-cash gains or losses or non-cash charges in respect of Hedging Obligations required to be taken under GAAP;

(5)       unrealized foreign currency translation gains or losses;

(6)       the amount of expenses reimbursed and other payments pursuant to the Advisory Agreement, paid in such period to the extent otherwise permitted under Section 3.8; and

(7)      all other non-cash charges (including any goodwill impairment charges) of the Specified Person and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period.  Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Specified Person shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income in accordance with the definition of Consolidated Net Income.

“Emergence Date” means the date that the Plan shall have been consummated in accordance with its terms.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued in the Exchange Offer pursuant to Section 2.6(i) hereof in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Property” shall have the meaning set forth in Section 2.1 of the Security Agreement.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by management of the Company or by the Board of Directors of the Company or a duly authorized committee thereof.  Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

“First Lien Intercreditor Agreement” means, that certain Intercreditor Agreement, dated as of the Issue Date, among the Trustee, the Collateral Agent and the collateral agent under the Credit Agreement.

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“First Lien Leverage Ratio” means at the date of calculation, the ratio of (a) all Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien on any assets of the Company and its Restricted Subsidiaries (other than Junior Lien Obligations) on such date on a consolidated basis in accordance with GAAP to (b) EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on or prior to such date of determination for which internal financial statements are available.  For purposes of making the computation referred to above, EBITDA shall be calculated on a pro forma basis in accordance with the definition of “Consolidated Coverage Ratio.”

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)       the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)       statements and pronouncements of the Financial Accounting Standards Board;

(3)       such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)       the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Global Note Legend” means the legend set forth in Section 2.1(b) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.1 or 2.6 hereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)       to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)       entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each of Parent and the Subsidiary Guarantors.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in this Indenture.

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“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, Commodity Agreement or derivative contract entered into to hedge weather exposure.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary of the Company.  The term “Incurrence” when used as a noun shall have a correlative meaning.  Solely for purposes of determining compliance with Section 3.3 hereof:

(1)       amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)       the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3)       the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

(4)       unrealized losses or charges in respect of Hedging Obligations shall be deemed not to be the Incurrences of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)       the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)       all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)       all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)       all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)       the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or any Preferred Stock of a Subsidiary of such Person, with the amount of Indebtedness represented by such Disqualified Stock or Preferred Stock, as applicable, being equal to the greatest of (A) its voluntary liquidation preference, (B) its involuntary liquidation preference and (C) its maximum fixed repurchase price, but excluding, in each case, accrued and unpaid dividends, if any;

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(6)       all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)       all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)       to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of the Company of any business, the term “Indebtedness” shall exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.

The amount of any Disqualified Stock or Preferred Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock or Preferred Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock or Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock or Preferred Stock as reflected on the most recent financial statements of such Person.

“Indenture” has the meaning set forth in the preamble hereto.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $300,000,000 in aggregate principal amount of 11.25% Senior Secured Notes due 2015 of the Company issued under this Indenture on the Issue Date.

“Initial Purchasers” means, with respect to the Initial Notes, J.P. Morgan Securities Inc., Broadpoint Capital, Inc., Wells Fargo Securities, LLC and Oppenheimer & Co. Inc.

“Interest Payment Date” means March 15 and September 15 of each year, commencing, in the case of the Initial Notes, on September 15, 2010 and ending at the Stated Maturity of the Notes.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

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“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.  Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 3.4:

(1)       “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)       any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Agreement” means the investment agreement between certain of the CB Sponsors and the Company and/or Parent as in effect on the Emergence Date.

“Issue Date” means March 15, 2010, the date on which the Initial Notes are originally issued.

“Junior Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, among the Trustee, the Collateral Agent, the collateral agent under the Credit Agreement and the trustee and collateral agent with respect to the Second Lien Notes and the trustee and collateral agent with respect to any other Junior Lien Obligations.

“Junior Lien Obligations” means (i) any Indebtedness Incurred pursuant to Section 3.3(b)(xv) hereof and any Refinancing Indebtedness in respect thereof, in each case, which is by its terms intended to be secured by the Collateral on a basis junior to the Liens securing the Notes and (ii) other Indebtedness permitted to be incurred under Section 3.3 hereof and under the Credit Agreement which is by its terms intended to be secured by the Collateral on a basis junior to the Liens securing the Notes; provided such Lien is permitted to be incurred under this Indenture and the Credit Agreement and, in the case of clause (ii) only, such Indebtedness (other than Indebtedness Incurred to finance the Arctic Acquisition) has a Stated Maturity after the Stated Maturity of the Notes.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Material Real Property” means owned real properties owned by Parent, the Company and the Subsidiary Guarantors with a cost or book value (whichever is greater) in excess of $1.5 million; provided, any owned real

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property acquired in connection with the Arctic Acquisition shall not be a Material Real Property unless it shall have a cost or book value (whichever is greater) in excess of $2.5 million.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or other document, creating and evidencing a Lien on Mortgaged Property, which shall be substantially in the form of Exhibit D, in each case, with such schedules and including such provisions as shall be necessary to conform such documents to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means (i) each real property designated as “Mortgaged Property” on Annex A to Schedule 2 to each of the Purchase Agreements and (ii) each real property encumbered by a Mortgage delivered after the date hereof, if any, pursuant to Sections 3.15 and 11.2.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (2) all payments made on any Indebtedness (other than Pari Passu Lien Indebtedness and Junior Lien Obligations) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries of the Company as a result of such Asset Disposition, (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition and (5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash shall be increased by any portion of funds in escrow that are released to the Company or any Restricted Subsidiary of the Company.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Securitization Entity Indebtedness” has the meaning set forth in the definition of “Securitization Entity.”

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes, the Exchange Notes and any Additional Notes, treated as a single class of securities.

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Notes First Lien Percentage” means, at any time for purposes of Section 3.7, a fraction (expressed as a percentage), the numerator of which is the outstanding principal amount of the Notes at such time and the denominator of which is the outstanding principal amount of all outstanding Pari Passu Lien Indebtedness (including the Notes) at such time requiring a prepayment from a specified Asset Disposition.

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“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including in respect of letters of credit), and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Memorandum” means the confidential Offering Memorandum dated February 26, 2010, as supplemented by that certain offering memorandum supplement dated March 3, 2010, used in connection with the offering of the Initial Notes to be issued on the Issue Date.

“Officer” means the Chairman of the Board, the President, or any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee.  The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means Reddy Ice Holdings, Inc., a Delaware corporation.

“Parent Board” means the Board of Directors of Parent or any committee thereof duly authorized to act on behalf of such Board.

“Parent Guaranty” means the Guarantee by Parent of the Company’s obligations with respect to the Notes.

“Pari Passu Lien Indebtedness” means (i) the Notes and (ii) Additional Pari Passu Lien Indebtedness.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Holder” means, at any time, (1) Centerbridge Partners, L.P. and any of its Affiliates (collectively, the “CB Sponsors”) and (2) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 13(d)(2) of the Exchange Act, or any successor provision) with any CB Sponsors, provided that the CB Sponsors own a majority of the voting power of such group.  Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect to which a Change of Control Offer is made and completed in accordance with this Indenture will thereafter constitute an additional Permitted Holder.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary of the Company in:

(1)       the Company, a Restricted Subsidiary of the Company or a Person that shall, upon the making of such Investment, become a Restricted Subsidiary of the Company; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)       another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary of the Company; provided, however, that such Person’s primary business is a Related Business;

(3)       cash and Temporary Cash Investments;

(4)       receivables owing to the Company or any Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary

15

trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)       payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)       loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7)       stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary of the Company or in satisfaction of judgments;

(8)       any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to Section 3.7 or (ii) a disposition of any assets not constituting an Asset Disposition;

(9)       any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) as a result of the acquisition of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary in a transaction otherwise permitted hereunder to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(10)     any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)     any Person to the extent such Investments consist of Hedging Obligations otherwise permitted pursuant to Section 3.3 hereof;

(12)     any Person existing on the Emergence Date, and any extension, modification or renewal of any such Investments existing on the Emergence Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Emergence Date);

(13)     Investments by the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction which Investments consist of the transfer of receivables, equipment and related assets; provided, however, that any Investment in a Securitization Entity is in the form of (a) a Purchase Money Note, (b) an equity interest, (c) obligations of the Securitization Entity to pay the purchase price for assets transferred to it or (d) interests in either (x) equipment owned by the Company or a Restricted Subsidiary of the Company or (y) accounts receivable generated by the Company or a Restricted Subsidiary of the Company and, in each case, transferred to such Securitization Entity or other Person in connection with a Qualified Securitization Transaction; and

(14)     Persons to the extent such Investments, when taken together with all other Investments made after the Emergence Date pursuant to this clause (14) outstanding on the date such Investment is made, do not exceed $25.0 million; provided that no Investments made pursuant to this clause (14) may be

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used to directly or indirectly purchase, repurchase, redeem, defease or otherwise acquire or retire for value (x) any Indebtedness or equity of any Affiliate of the Company or (y) any (i) Subordinated Obligations, (ii) unsecured Indebtedness of the Company or a Restricted Subsidiary or (iii) Junior Lien Obligations.

“Permitted Liens” means, with respect to any Person:

(1)       pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)       Liens in favor of carriers, warehousemen, mechanics, suppliers, repairmen, materialmen and landlords and other similar Liens imposed by law, in each case for sums not overdue or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company to provide collateral to the depository institution;

(3)       Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)       Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)       minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)       Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto or proceeds or distributions thereof), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)       (i) Liens on the Collateral securing Indebtedness Incurred pursuant to Section 3.3(b)(iv), (ii) Liens on the Collateral securing Indebtedness (including Additional Pari Passu Lien Indebtedness) Incurred pursuant to Section 3.3(b)(xvii), (iii) other Liens on the Collateral securing Additional Pari Passu Lien Indebtedness and (iv) Liens on the Collateral securing Refinancing Indebtedness in respect of any of the foregoing; provided, solely in the case of clause (iii) or (to the extent the relevant Refinancing Indebtedness is Refinancing Junior Lien Obligations or unsecured Indebtedness and such Refinancing Indebtedness will be Additional Pari Passu Lien Indebtedness) clause (iv) , that the First Lien Leverage Ratio, after giving effect to the incurrence of such Additional Pari Passu Lien Indebtedness and Liens, shall not exceed 3.50 to 1.0; provided further that, in the case of each of clauses (ii), (iii) and (iv) an authorized representative of the

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holders of such Indebtedness shall have executed a joinder to the First Lien Intercreditor Agreement in the form provided therein;

(8)       Liens existing on the Emergence Date other than Liens securing the Notes and the Priority Payment Lien Obligations;

(9)       Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or proceeds or distributions thereof);

(10)     Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or proceeds or distributions thereof);

(11)     Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12)     Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(13)     Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A)          such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)          the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(14)         Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be Incurred under this Indenture; provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(15)         Liens securing Priority Payment Lien Obligations; provided that an authorized representative of the holders of such Indebtedness shall be party to a joinder to the First Lien Intercreditor Agreement;

(16)         Liens on the Collateral securing Junior Lien Obligations; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Junior Lien Intercreditor Agreement in the form provided therein;

(17)         Liens on cash securing reimbursement obligations under letters of credit in aggregate amount not to exceed (x) $15.0 million prior to the Arctic Acquisition or (y) $25.0 million following the Arctic Acquisition;

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(18)         Liens securing Hedging Obligations otherwise permitted to be Incurred under this Indenture in an aggregate amount not to exceed (x) $7.5 million prior to the Arctic Acquisition or (y) $15.0 million following the Arctic Acquisition; and

(19)         other Liens not to exceed $10.0 million outstanding at any time.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Payments to Parent” means the declaration and payment of dividends by the Company to, or the making of loans to, Parent in amounts required for Parent to pay, in each case, without duplication, interest and principal on Parent’s Indebtedness or other payment obligations Incurred in connection with the Plan (in an amount not to exceed the amount of Parent’s Indebtedness immediately prior to the Emergence Date) and to pay expenses and any other payments owed by the Company, Parent and any of its Restricted Subsidiaries pursuant to the Advisory Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means that certain Joint Chapter 11 Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, as approved by the United States Bankruptcy Court for the District of Delaware.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of such Note, plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Priority Payment Lien Obligations” means any Indebtedness Incurred pursuant to Section 3.3(b)(i); provided that Hedging Obligations Incurred under such Section 3.3(b)(i) and secured pursuant to clause (18) of the definition of “Permitted Liens” that are cash collateralized shall not constitute Priority Payment Lien Obligations.

“Private Placement Legend” means the legend set forth in Section 2.1(c) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.

“Public Equity Offering” means an underwritten public offering of common stock of the Company or Parent (so long as Parent makes a capital contribution to the Company with the net proceeds thereof) pursuant to an effective registration statement under the Securities Act.

“Purchase Agreements” means the Purchase Agreement, dated February 26, 2010 and the Purchase Agreement, dated March 3, 2010, among the Company, Parent and the Initial Purchasers.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

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“Qualified Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company or Parent (to the extent the net proceeds are contributed to the Company).

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Entity, in the case of a transfer by the Company or any of its Subsidiaries, and (2) any other Person, in the case of a transfer by a Securitization Entity, or may grant a security interest in, any accounts receivable or equipment, whether now existing or arising or acquired in the future, of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets, including contract rights, that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

“Record Date” for the interest payable on any applicable Interest Payment Date means March 1 and September 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary of the Company existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)       such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)       such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)       such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)       if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company, (B) Indebtedness of the Company or a Restricted Subsidiary of the Company that Refinances Indebtedness of an Unrestricted Subsidiary or (C) Indebtedness under any Credit Agreement.

“Registration Rights Agreement” means (1) in the case of the Initial Notes, the registration rights agreement dated the Issue Date, among Parent, the Company and the Initial Purchasers, entered into in connection with the Initial Notes and (2) in the case of any Additional Notes, any registration rights agreement with respect to such Additional Notes entered into in connection with the initial issuance thereof.

“Regulation S” means Regulation S promulgated under the Securities Act.

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“Regulation S Global Note” means a Global Note bearing the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in an initial denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Related Business” means any business in which the Company or any of its Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company in which the Company or any of its Subsidiaries was engaged on the Issue Date or any reasonable extension, development or expansion of the business of the Company or its Restricted Subsidiaries.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Payment” with respect to any Person means:

(1)       the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary of the Company and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)       the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than a Restricted Subsidiary of the Company) or of any Capital Stock of a Restricted Subsidiary of the Company held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary of the Company), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)       other than the payment of principal at Stated Maturity, the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any (i) Subordinated Obligations, (ii) unsecured Indebtedness or (iii) Junior Lien Obligations, in each case of the Company (other than from the Company or a Restricted Subsidiary of the Company); and

(4)       the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and, in relation to any Additional Notes that bear the Private Placement Legend, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary of the Company on the Issue Date or thereafter acquired by the Company or a Restricted

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Subsidiary of the Company whereby the Company or a Restricted Subsidiary of the Company transfers such property to a Person and the Company or a Restricted Subsidiary of the Company leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Notes” means those notes issued by the Company on the Issue Date or any subsequent settlement thereafter in the Parent Exchange Offer (as defined below in the definition of “Transactions”) and any Refinancing Indebtedness Incurred to Refinance such Indebtedness.

“Secured Parties” means (i) the Noteholders, (ii) the Trustee, (iii) the Collateral Agent and (iv) any successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Entity” means a wholly owned Subsidiary of the Company (or a wholly owned Subsidiary of another Person in which the Company or any Subsidiary of the Company makes an Investment and in which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity and:

(1)       no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)           is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)           is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(c)           subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings

(such Indebtedness described in this clause (1), “Non-Recourse Securitization Entity Indebtedness”);

(2)       with which neither the Company nor any Restricted Subsidiary of the Company (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(3)       to which neither the Company nor any Restricted Subsidiary of the Company (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by this Indenture.

“Security Agreement” means the security agreement dated March 15, 2010, among the Company, Parent, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.

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“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company that are reasonably customary in an accounts receivable or equipment securitization transaction, including servicing of the obligations thereunder.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)       such Person;

(2)       such Person and one or more Subsidiaries of such Person; or

(3)       one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that after the Issue Date guarantees the Notes pursuant to the terms of this Indenture or required by Section 3.11, in each case, unless and until released from such guarantees in accordance with the terms of this Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Tax Sharing Arrangement” means any tax sharing agreement or arrangement between the Company and any other Person with which the Company is required to, or is permitted to, file a consolidated, combined or unitary tax return or with which the Company is or could be part of a consolidated group for tax purposes.

“Temporary Cash Investments” means any of the following:

(1)       any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)       investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

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(3)       repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)       investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group;

(5)       investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.; and

(6)       investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“TIA” means the Trust Indenture Act of 1939 as in effect on the Issue Date, except as provided in Section 9.6 hereof.

“Transactions” means the (i) offering and sale of the Initial Notes and the application of the proceeds to refinance certain existing Indebtedness of the Company and Parent, (ii) the entering into the Credit Agreement and repayment and termination of the Company’s existing credit agreement, (iii) the exchange offer and consent solicitation relating to Parent’s existing 10½% Senior Discount Notes due 2012 for the Second Lien Notes (the “Parent Exchange Offer”), (iv) the transactions contemplated by the Plan and (v) the transactions contemplated by the Investment Agreement.

“Treasury Rate” means, as obtained by the Company, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 15, 2013; provided, however, that if the period from the Redemption Date to March 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to March 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Trustee” means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note”

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attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)       any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)       any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted pursuant to Section 3.4 hereof.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness pursuant to Section 3.3(a) hereof and (B) no Default shall have occurred and be continuing.  Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described pursuant to Section 3.3 hereof, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount shall be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) of Regulation S under the Securities Act.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” of a Person means a Restricted Subsidiary of such Person all the Capital Stock of which (other than directors’ qualifying shares) is owned by such Person or one or more other Wholly Owned Subsidiaries of such Person.

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SECTION 1.2.  Other Definitions.

Term	Defined in Section
“Actual Knowledge”	7.2 (g)
“Additional Notes”	2.2
“Affiliate Transaction”	3.8 (a)
“Agent Member”	2.1 (c)
“Asset Disposition Offer”	3.7 (c)
“Asset Disposition Offer Amount”	3.7 (d)
“Asset Disposition Offer Period”	3.7 (d)
“Asset Disposition Purchase Date”	3.7 (d)
“Bankruptcy Law”	6.1
“Change of Control Offer”	3.9 (b)
“covenant defeasance option”	8.1 (b)
“cross acceleration period”	6.1 (a)(vi)
“Custodian”	6.1
“Defaulted Interest”	2.12
“defeasance trust”	8.2 (i)
“DTC”	2.1 (b)
“Event of Default”	6.1 (a)
“Excess Proceeds”	3.7 (c))
“Guarantor Obligations”	10.1
“Initial Lien”	3.5
“judgment default provision”	6.1 (a)(ix)
“legal defeasance option”	8.1 (b)
“Notice of Default”	6.1
“Paying Agent”	2.3
“Redemption Date”	5.4
“Registrar”	2.3
“Special Interest Payment Date”	2.12 (a)
“Special Record Date”	2.12 (a)
“Successor Company”	4.1 (a)(i)
“Unutilized Excess Proceeds”	3.7 (c)

SECTION 1.3.  Rules of Construction.  Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           “or” is not exclusive;

(d)           “including” means including without limitation;

(e)           words in the singular include the plural and words in the plural include the singular;

(f)            unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g)           references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)           unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i)            the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

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(j)            any requirement to pay interest on the Notes shall include all additional interest required pursuant to the Registration Rights Agreement or Section 6.1.

SECTION 1.4.  Incorporation by Reference of Trust Indenture Act.  Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part hereof.

The following TIA term used in this Indenture has the following meanings:

“obligor” on the Notes means each of the Company and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by reference to another statute or defined by the SEC rule under the TIA have the meanings so assigned to them.

ARTICLE II

THE NOTES

SECTION 2.1.  Form and Dating.

(a)           The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part hereof.  The Notes may have notations, legends or endorsements approved as to form by the Company, and required by law, stock exchange rule, agreements to which the Company is subject or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be issuable only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)           The Notes shall initially be issued in the form of one or more Global Notes and The Depository Trust Company (“DTC”), its nominees, and their respective successors, shall act as the Depositary with respect thereto.  Each Global Note (i) shall be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (ii) shall be delivered by the Trustee to such Depositary or held by the Trustee as custodian for the Depositary pursuant to such Depositary’s instructions, and (iii) shall bear a Global Note Legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY.  THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

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(c)           Except as permitted by Section 2.6(g), any Note not registered under the Securities Act shall bear the following Private Placement Legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR IN THE CASE OF RULE 144A NOTES AND 40 DAYS IN THE CASE OF REGULATION S NOTES AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.  THIS LEGEND SHALL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the global Note for all purposes whatsoever, including but not limited to notices and payments.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.  Any notice to be delivered to DTC (including, but not limited to, a notice of redemption) may be delivered electronically by the Trustee in accordance with applicable procedures of DTC.

SECTION 2.2.  Form of Execution and Authentication.  An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $300,000,000, (ii) pursuant to the Exchange Offer, Exchange Notes from time to time for issue only in exchange for a like principal amount of Initial Notes and (iii) subject to compliance with Sections 3.3 and 3.5, one or

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more series of Notes (“Additional Notes”) for original issue after the Issue Date (such Notes to be substantially in the form of Exhibit A ) in an unlimited amount (and if issued with a Private Placement Legend, the same principal amount of Exchange Notes in exchange therefor upon consummation of an Exchange Offer for such Additional Notes), in each case upon written order of the Company in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Sections 3.3 and 3.5, together with an enforceability opinion that contains customary exceptions.  In addition, each such Officers’ Certificate shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes, Exchange Notes or Additional Notes and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes.  Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of the Depositary or its nominee and (iii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction.  All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with the Company or any Affiliate of the Company.

SECTION 2.3.  Registrar and Paying Agent.  The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder of a Note.  The Company shall notify the Trustee in writing and the Trustee shall notify the Holders of the Notes of the name and address of any Agent not a party to this Indenture.  The Company may act as Paying Agent, Registrar or co-registrar.  The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA.  The agreement shall implement the provisions hereof that relate to such Agent.  The Company shall notify the Trustee in writing of the name and address of any such Agent.  If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.11.

The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes.

SECTION 2.4.  Paying Agent to Hold Money in Trust.  The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any Default by the Company in making any such payment.  While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee.  If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent.

SECTION 2.5.  Lists of Holders of the Notes.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of the Notes, including the aggregate principal amount of the Notes held by each thereof, and the Company shall otherwise comply with TIA § 312(a).

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SECTION 2.6.  Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  Global Notes shall be exchanged by the Company for Definitive Notes, subject to any applicable laws, only if (i) the Company delivers to the Trustee notice from the Depositary that (A) the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or (B) the Depositary is no longer a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor Depositary after the date of such notice from the Depositary, (ii) upon request of the Trustee or Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing an Event of Default with respect to the Notes or (iii) if the Company notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes.  In any such case, the Company shall notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, certificated Notes shall be issued to each Person that such Participants, Indirect Participants and DTC jointly identify as being the beneficial owner of the related Notes.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.6.  However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b), (c) or (i) below.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.

(i)            Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser) unless permitted by applicable law and made in compliance with Sections 2.6(b)(ii) and (iii) below.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i) unless specifically stated above.

(ii)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, or (B) (1) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon consummation of an Exchange Offer by the Company in accordance with Section 2.6(i) below, the requirements of this Section 2.6(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the holder of such beneficial interests in the Restricted

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Global Notes (or delivered in accordance with Applicable Procedures).  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(m) below.

(iii)          Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(ii) above and the Registrar receives the following:

(A)          if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)          if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)          Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) above, and

(A)          such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Company;

(B)          such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)          such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D)          the Registrar receives the following:

(y)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(z)           if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and

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in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)                                  Transfer and Exchange of Beneficial Interests for Definitive Notes.

(i)                                     Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes.  Subject to Section 2.6(a), if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then upon receipt by the Registrar of the following documentation:

(A)                               if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)                               if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                               if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; and

(D)                               if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(m) below, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount.  Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered.  Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)                                  Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes.  Subject to Section 2.6(a), a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

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(A)                               such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Company;

(B)                               such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                               such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(y)                                 if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(z)                                  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof, and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)                               Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes.  Subject to Section 2.6(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.6(b)(ii) above, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(m) below, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall not bear the Private Placement Legend.

(d)                                 Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)                                     Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

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(A)                               if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)                               if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; or

(C)                               if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii)                                  Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)                               such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Company;

(B)                               such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                               such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(y)                                 if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(z)                                  if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.  Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)                               Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a

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beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to Section 2.6(d)(ii)(B), (d)(ii)(D) or (d)(iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(e)                                  Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(f)                                   Transfer of Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)                               if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)                               if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)                               if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including, if the Registrar so requests, a certification or Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act.

(g)                                  Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if

(A)                               such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Company;

(B)                               any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                               any such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

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(D)                               the Registrar receives the following:

(y)                                 if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(z)                                  if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(h)                                 Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(i)                                     Exchange Offer.  Upon the occurrence of an Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.2 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that make the certifications in the applicable Letters of Transmittal required by Section 2(a) of the Registration Rights Agreement, and accepted for exchange in an Exchange Offer and (ii) subject to Section 2.6(a) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in an Exchange Offer.  Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Restricted Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amounts.

(j)                                    Reserved.

(k)                                 Private Placement Legend.

(A)                               Except as permitted by subparagraph (B) below, each Global Note (other than an Unrestricted Global Note) and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.

(B)                               Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(l)                                     Global Note Legend.  Each Global Note shall bear the Global Note Legend.

(m)                             Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the

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form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(n)                                 General Provisions Relating to Transfers and Exchanges.

(i)                                     To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii)                                  No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.7, 3.9 and 5.7 ).

(iii)                               The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part.

(iv)                              All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)                                 The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi)                              Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)                           The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2.

(viii)                        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix)                              The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

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(x)                                 Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 2.7.  Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by two Officers of the Company, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met.  The Holder must supply indemnity or security sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced.  The Company and the Trustee may charge for their fees and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto.

Every replacement Note is an obligation of the Company.

SECTION 2.8.  Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 3.1 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

Subject to Section 2.9, a Note does not cease to be outstanding because the Company, a Subsidiary of the Company or an Affiliate of the Company holds the Note.

SECTION 2.9.  Treasury Notes.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent (including any direction, waiver or consent with respect to the exercise of remedies under the Collateral Documents and/or rights and obligations in respect of the First Lien Interceditor Agreement or Junior Lien Intercreditor Agreement), Notes owned by the Company, any Subsidiary of the Company or any Affiliate of the Company shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer actually knows to be so owned shall be so considered.  Notwithstanding the foregoing, Notes that are to be acquired by the Company, any Subsidiary of the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by the Company, a Subsidiary of the Company or an Affiliate of the Company until legal title to such Notes passes to the Company, such Subsidiary or such Affiliate, as the case may be.

SECTION 2.10.  Temporary Notes.  Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company and the Trustee consider appropriate for temporary Notes.  Without unreasonable delay, the Company shall prepare and the Trustee, upon receipt of the written order of the Company signed by two Officers of the Company, shall authenticate Definitive Notes in exchange for temporary Notes.  Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

SECTION 2.11.  Cancellation.  The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act), unless the Company directs copies of

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canceled Notes to be returned to it.  The Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.  Payment of Interest; Defaulted Interest.  Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such interest at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a)                                 The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice unless a shorter period shall be acceptable to the Trustee) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided.  Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment.  The Trustee shall promptly notify the Company of such Special Record Date, and in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.1, not less than 10 days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b)                                 The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause (b), such manner of payment shall be deemed practicable by the Trustee.

Notwithstanding the foregoing, if any such Interest Payment Date (other than an Interest Payment Date at maturity) would otherwise be a day that is not a Business Day, then the Interest Payment Date shall be postponed to the next succeeding Business Day (except if that Business Day falls in the next succeeding calendar month, then interest shall be paid on the immediately preceding Business Day).  If the maturity date of the Notes is a day that is not a Business Day, all payments to be made on such day shall be made on the next succeeding Business Day, with the same force and effect as if made on the maturity date.  In either of such cases, no additional interest shall be payable as a result of such delay in payment.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13.  CUSIP Numbers.  The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use).  The Trustee shall not be responsible for the use of CUSIP numbers, and the Trustee makes no

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representation as to their correctness as printed on any Note or notice to Holders.  The Company shall promptly notify the Trustee in writing of any change in the CUSIP numbers.

SECTION 2.14.  Reserved.

SECTION 2.15.  Record Date.  The Record Date for purposes of determining the identity of Holders of the Notes entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c).

ARTICLE III

COVENANTS

SECTION 3.1.  Payment of Notes.  The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2.  Reports.  Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and to the Holders:

(a)                                 all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (in each case without exhibits) if the Company were required to file such Forms, including a ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries, on a consolidated basis, and, with respect to the annual information only, a report (excluding a report on internal controls) thereon by the Company’s certified independent accountants, (x) within 95 days after the end of each fiscal year, in the case of annual financial information and (y) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, in the case of quarterly financial information; and

(b)                                 all current reports that would be required to be filed with the SEC on Form 8-K pursuant to Items 1.01, 1.02, 1.03, 2.01, 2.03, 2.04, 2.06, 3.03, 4.01, 4.02, 5.01, 5.02 and 5.03 thereof if the Company were required to file such reports, in each case, within the time periods required for filing such forms and reports as specified in the SEC’s rules and regulations; provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders of Notes or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole;

provided, however, that so long as Parent is a Guarantor of the Notes, the reports, information and other documents required to be furnished as described in this Section 3.2 may, at the Company’s option, be furnished by and be those of Parent rather than the Company.

Notwithstanding the foregoing, all such reports furnished pursuant to clauses (a) and (b) of the prior sentence shall not be required to comply with Section 302 or Section 404 of the Sarbanes Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 402 of Regulation S-K and (B) will not be required to contain the separate financial information for Guarantors or Subsidiaries whose securities are pledged to secure the Notes contemplated by Rule 3-16 of Regulation S-X promulgated by the SEC.  At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either taken together or

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individually, would constitute a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated by the SEC, then the quarterly and annual reports required by this Section 3.2 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c)                                  The Company will (a) distribute such information and such reports electronically to the Trustee, and (b) make them available, upon request, to any Holder and to any beneficial owner of the Notes by posting such information and reports on IntraLinks or a comparable password protected online data system, which will require a confidentiality acknowledgment, and will make such information and reports readily available to any prospective investor, any securities analyst or any market maker in the Notes who (i) agrees to treat such information as confidential or (ii) accesses such information on IntraLinks or such comparable password protected online data system, which will require a confidentiality acknowledgment; provided that if such information is to be provided by means of IntraLinks or a comparable password protected online data system, then the Company shall post such information thereon and make readily available any password or other login information to any such prospective investor, securities analyst or market maker.

(d)                                 The Company agrees that, for so long as any Notes remain outstanding, it shall use commercially reasonable efforts to hold and participate in quarterly conference calls with Holders of Notes, beneficial owners of the Notes and securities analysts to discuss such financial information no later than ten business days after distribution of such financial information.

(e)                                  In addition, the Company shall furnish to the Holders of the Notes and to prospective investors, upon requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

SECTION 3.3.  Limitation on Indebtedness.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors shall be entitled to Incur Indebtedness (including Indebtedness Incurred under a Credit Agreement) if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio of the Company exceeds 2 to 1.

(b)                                 Notwithstanding the provisions of Section 3.3(a), the Company and its Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:

(i)                                     (x) Indebtedness Incurred by the Company or any Subsidiary Guarantor pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (i) and clause (xiv) of this Section 3.3(b) and then outstanding does not exceed (a) prior to the Arctic Acquisition, $50.0 million(b) following the Arctic Acquisition, $90.0 million; provided that the average daily amount drawn under the Credit Agreement over the last 90 days of each calendar year shall not exceed $70.0 million, in each case, less the aggregate sum of all principal payments actually made from time to time following the Emergence Date with respect to such Indebtedness pursuant to a prepayment of Indebtedness and permanent reduction in the commitments under the Credit Agreement pursuant to Section 3.7, and (y) Indebtedness represented by Hedging Obligations entered into in the ordinary course of business with Persons who were lenders under the Credit Agreement or their Affiliates at the time such Hedging Obligations were entered into and Cash Management Obligations;

(ii)                                  Indebtedness Incurred by the Company or any Subsidiary Guarantor representing reimbursement obligations in respect of letters of credit in an aggregate principal amount outstanding not to exceed (a) $15.0 million prior to the Arctic Acquisition or (b) $25.0 million following the Arctic Acquisition;

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(iii)                               Indebtedness owed to and held by the Company, Parent or any of its Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary of the Company) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guaranty;

(iv)                              the Notes and the Exchange Notes in an aggregate principal amount up to $300 million (less any amount required to be cancelled or required to be exchanged for Capital Stock pursuant to the terms of the Plan or the Investment Agreement) and any Refinancing Indebtedness Incurred to Refinance the Notes or the Exchange Notes and all Subsidiary Guarantees thereof;

(v)                                 Indebtedness of the Company and its Subsidiaries outstanding on the Emergence Date (other than Indebtedness described in clause (i), (ii), (iii) or (iv));

(vi)                              Indebtedness of a Restricted Subsidiary of the Company Incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company or a Restricted Subsidiary of the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company or a Restricted Subsidiary of the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (x) the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.3(a); or (y) the Consolidated Coverage Ratio would be equal to or greater than the Consolidated Coverage Ratio immediately prior to such acquisition;

(vii)                           Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 3.3(a) or pursuant to clause (iv), (v), (vi), (xv), (xvii) or this clause (vii); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (vi), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(viii)                        Hedging Obligations entered into in the ordinary course of business to purchase any raw material or other commodity or to hedge risks or reduce costs with respect to the interest rate, currency, commodity or weather exposure of the Company or any Restricted Subsidiary of the Company and not for speculative purposes;

(ix)                              (x) obligations in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid or appeal bonds, completion guarantees and payment obligations in connection with self-insurance or similar obligations provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business and (y) obligations owed to (including in respect of letters of credit for the benefit of) any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or any Restricted Subsidiary of the Company pursuant to reimbursement or indemnification obligations to such Person, in each case, Incurred in the ordinary course of business;

(x)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xi)                              Indebtedness consisting of any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness Incurred pursuant to Section 3.3(a) or pursuant to clause (i), (ii), (iii), (iv), (v), (viii), (ix), (x), (xv) or pursuant to clause (vii) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to Section 3.3(a) or pursuant to clause (iv) or (v);

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(xii)                           Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days of such purchase, lease or improvement, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (xii) and then outstanding, does not exceed (a) $10.0 million prior to the Arctic Acquisition or (b) $25.0 million following the Arctic Acquisition;

(xiii)                        Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (xiii) and then outstanding, does not exceed (a) $5.0 million prior to the Arctic Acquisition or (b) $15.0 million following the Arctic Acquisition;

(xiv)                       Non-Recourse Securitization Entity Indebtedness Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that at the time of such Incurrence, the Company or any Restricted Subsidiary of the Company would have been able to Incur the same amount of Indebtedness pursuant to clause (i) above;

(xv)                          Indebtedness Incurred by the Company, the proceeds of which are used to repay, refinance, repurchase, redeem, defease or retire (substantially concurrently with such Incurrence), or which is issued in exchange for, Parent’s Indebtedness Incurred pursuant to the Plan in an amount not to exceed the aggregate principal amount of such Indebtedness repaid, refinanced, repurchased, redeemed, defeased, retired or exchanged, as applicable, plus any fees, expenses or premiums associated therewith;

(xvi)                       Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (i) through (xv) above or Section 3.3(a)), including any Refinancing Indebtedness Incurred to Refinance such Indebtedness, does not exceed (a) $25.0 million prior to the Arctic Acquisition or (b) $35.0 million following the Arctic Acquisition; and

(xvii)                    Additional Pari Passu Lien Indebtedness, Additional Notes, Junior Lien Obligations or unsecured Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the Arctic Acquisition and any Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided, the aggregate principal amount of Additional Pari Passu Lien Indebtedness and Additional Notes (and any Refinancing Indebtedness in respect thereof) incurred pursuant to this subsection (xvii) does not exceed the lesser of (a) $175.0 million and (b) an aggregate principal amount such that the First Lien Leverage Ratio does not exceed 6.0 to 1.0 after giving effect to the incurrence of such Indebtedness (it being understood that for purposes of the calculation of the First Lien Leverage Ratio under this subsection (xvii), if since the beginning of the applicable period the applicable Specified Person or any of its Restricted Subsidiaries (by merger or otherwise) shall have exercised an option or otherwise bought out, or purchased equipment that was subject to an operating lease to which the Specified Person or any of its Restricted Subsidiaries (by merger or otherwise) was party as lessee, EBITDA and the First Lien Leverage Ratio for such period shall be calculated after giving pro forma effect to the termination of such lease as if such termination had occurred on the first day of the period; provided however that the amount added to such EBITDA calculation as a result of such actions shall not exceed $10.0 million).

(c)                                  Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor shall be entitled to incur any Indebtedness pursuant to Section 3.3(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

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(d)                                 For purposes of determining compliance with this Section 3.3:

(i)                                     in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in Section 3.3(b) or could be incurred pursuant to Section 3.3(a), the Company, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in Section 3.3(a)  or 3.3(b);

(ii)                                  the Company shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(iii)                               following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to one of the clauses in Section 3.3(b)  above (other than pursuant to Section 3.3(b)(i)  or 3.3(b)(iv)  above) may later be reclassified by the Company such that it shall be deemed as having been Incurred pursuant to Section 3.3(a)  or another clause in Section 3.3(b)  above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new paragraph or clause at the time of such reclassification.

(e)                                  For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such Currency Agreement.  The principal amount of any Refinancing Indebtedness being Refinanced shall be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess shall be determined on the date such Refinancing Indebtedness is Incurred.

SECTION 3.4.  Limitation on Restricted Payments.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i)                                     a Default shall have occurred and be continuing (or would result therefrom);

(ii)                                  after giving effect to such Restricted Payment, on a pro forma basis, the First Lien Leverage Ratio would exceed 4.0 to 1.0; or

(iii)                               the aggregate amount of such Restricted Payment and all other Restricted Payments since the Emergence Date would exceed the sum of (without duplication):

(A)                               50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the first full fiscal quarter immediately following the Emergence Date to the end of the Company’s most recently ended fiscal quarter prior to the date of such Restricted Payment for which internal financial statements are then available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)                               100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Emergence Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Emergence Date (and in any event

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excluding any Net Cash Proceeds received by the Company from any transaction undertaken pursuant to the Plan or to fund the Arctic Acquisition); plus

(C)                               the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Emergence Date of any Indebtedness of the Company or any of its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any such Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees), and provided further that the foregoing amount shall not include any amounts resulting from any transaction undertaken pursuant to the Plan or the Arctic Acquisition; plus

(D)                               an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any of its Restricted Subsidiaries, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary of the Company in such Person or Unrestricted Subsidiary, and provided further that the foregoing sum shall not include any amounts resulting from any transaction undertaken pursuant to the Plan or the Arctic Acquisition.

(b)                                 The provisions of Section 3.4(a) shall not prohibit:

(i)                                     any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) subsequent to April 1, 2010 or a substantially concurrent cash capital contribution received by the Company from its shareholders subsequent to April 1, 2010; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts pursuant to Section 3.4(a)(iii)(B);

(ii)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of (i) Subordinated Obligations, (ii) unsecured Indebtedness or (iii) Junior Lien Obligations, in each case, of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations, unsecured Indebtedness or Junior Lien Obligations, as the case may be, of such Person or any Subsidiary Guarantor which is permitted to be Incurred pursuant to Section 3.3; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(iii)                               dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom);

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provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(iv)                              so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries (or Restricted Payments to Parent in respect of the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of Parent) from employees, former employees, directors or former directors of Parent, the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Parent or the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that (i) the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any calendar year and (ii) any Restricted Payments permitted (but not made) pursuant to this clause (b)(4) in any one calendar year may be carried forward to any succeeding calendar year but that the aggregate amount of all Restricted Payments made pursuant to this clause (b)(4) shall not exceed $5.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(v)                                 declarations and payments of dividends on Disqualified Stock issued pursuant to Section 3.3; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(vi)                              repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(vii)                           payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted pursuant to Section 3.3(b)(ii); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(viii)                        dividends and other payments to Parent to be used by Parent solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of the employees) incurred by Parent in the ordinary course of its business and legal fees and expenses incurred in connation with the pending Department of Justice investigation of Parent and its subsidiaries and the defense of litigation related thereto; provided, however, that such dividends and other payments shall not exceed $1.0 million in any calendar year; provided further, however, that such dividends and other payments shall be excluded in the calculation of the amount of Restricted Payments;

(ix)                              any payment by the Company to Parent pursuant to any Tax Sharing Arrangement in effect as of the Issue Date, as such Tax Sharing Arrangement may be modified or amended from time to time; provided, however, that the amount of any such payment shall not exceed the amount of taxes that the Company would have been liable for on a stand alone basis on a consolidated tax return with its Subsidiaries; provided further, however, that such payment shall be excluded in the calculation of the amount of Restricted Payments;

(x)                                 in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations, unsecured Indebtedness or Junior Lien Obligations, in each case, of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly

46

tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such repurchase and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(xi)                              in the event of an Asset Disposition that requires the Company to offer to repurchase Notes pursuant to Section 3.7, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations, unsecured Indebtedness or Junior Lien Obligations, of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the Notes pursuant to Section 3.7 and has repurchased all Notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Obligations may not exceed the amount of Net Available Cash remaining after the Company has complied with the requirement to make an Asset Disposition Offer pursuant to Section 3.7(a); provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(xii)                           cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or Parent; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(xiii)                        dividends in an aggregate amount per annum not to exceed 6% of the aggregate Net Cash Proceeds received by the Company in connection with any Public Equity Offerings occurring after the Issue Date; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred or be continuing;

(xiv)                       Permitted Payments to Parent; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(xv)                          Restricted Payments made pursuant to the terms and conditions of the Plan or the Investment Agreement;

(xvi)                       the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value after the Emergence Date of up to $25 million aggregate principal amount of (i) unsecured Indebtedness or (ii) Junior Lien Obligations, in each case, of the Company or any Subsidiary Guarantor, so long as the First Lien Leverage Ratio after giving effect to such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value is less than or equal to 2.5 to 1.0 (which amount shall increase to $50 million for so long as the First Lien Leverage Ratio after giving effect to such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value is less than or equal to 2.0 to 1.0); and

(xvii)                    Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (xvi) following the Emergence Date, does not exceed $25.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

SECTION 3.5.  Limitation on Liens.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of their respective properties (including Capital Stock), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens.  Additionally, the Company shall not, and shall not permit any of its

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Restricted Subsidiaries to, incur or suffer to exist any Lien (the “Initial Lien”) on any Excluded Property to secure any Priority Payment Lien Obligations or Pari Passu Lien Indebtedness (other than on cash collateral for (x) letters of credit in an amount not to exceed (a) $15.0 million prior to the Arctic Acquisition or (b) $25.0 million following the Arctic Acquisition and (y) Hedging Obligations entered into in the ordinary course of business in an aggregate amount not to exceed (a) $7.5 million, prior to the Arctic Acquisition or (b) $15.0 million following the Arctic Acquisition), unless the Company or such Restricted Subsidiary concurrently grants a Lien to the Collateral Agent to secure the Notes ranking pari passu with such Lien securing such Priority Payment Lien Obligations or Pari Passu Lien Indebtedness, as applicable; provided, however, that any such Lien on Excluded Property created to secure the Notes pursuant to this sentence shall provide by its terms that upon the release and discharge of the Initial Lien on such Excluded Property by the collateral agent for the Priority Payment Lien Obligations or Pari Passu Lien Indebtedness secured by such Initial Lien, the Lien on such Excluded Property securing the Notes shall be automatically and unconditionally released and discharged and the Company may take any action necessary to effectuate such release or discharge.

SECTION 3.6.  Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)                                 The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to

(i)                                     pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary of the Company or pay any Indebtedness owed to the Company;

(ii)                                  make any loans or advances to the Company; or

(iii)                               transfer any of its property or assets to the Company.

(b)                                 The restrictions in Section 3.6(a) shall not prohibit encumbrances or restrictions existing under or by reason of:

(i)                                     any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Emergence Date, including the Credit Agreement;

(ii)                                  any encumbrance or restriction contained in the terms of any Credit Agreement if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (ii) the Company determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction shall not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings or agreements (as determined by the Company in good faith);

(iii)                               any encumbrance or restriction with respect to a Restricted Subsidiary of the Company pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iv)                              any encumbrance or restriction pursuant to an agreement effecting a Refinancing (in whole or in part) of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this Section 3.6(b) or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this Section 3.6(b) or this clause (iv); provided, however, that the encumbrances

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and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, taken as a whole, are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(v)                                 any encumbrance or restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or any assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(vi)                              any encumbrance or restriction existing under applicable law, rule, regulation or order;

(vii)                           restrictions on cash or other deposits or net worth requirements imposed by customers under contracts entered into in the ordinary course of business;

(viii)                        protective Liens filed in connection with Sale/Leaseback Transactions permitted under this Indenture;

(ix)                              customary restrictions on the assignment or transfer of any property that is subject to a license or similar contract; and

(x)                                 any encumbrance or restriction existing under Non-Recourse Securitization Entity Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that such restrictions apply only to such Securitization Entity;

(c)                                  The restrictions in Section 3.6(a)(iii) shall not prohibit encumbrances or restrictions existing under or by reason of:

(A)                               any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer or assignment of the lease or the property leased thereunder;

(B)                               any encumbrance or restriction contained in security agreements or other documentation governing secured Indebtedness of a Restricted Subsidiary of the Company to the extent such encumbrance or restriction restricts the transfer of the property securing such Indebtedness; and

(C)                               customary provisions restricting the disposition or distribution of assets or property to each holder of Capital Stock of a joint venture contained in any constitutional documents of such joint venture or any joint venture agreement, shareholders agreement or similar agreement which restriction is limited to the assets or property of such joint venture.

SECTION 3.7.  Limitation on Sales of Assets and Subsidiary Stock.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

(i)                                     the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition; and

(ii)                                  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; provided, however, that this clause (a)(ii) shall not apply to any Asset Disposition in exchange for assets of a similar nature and to be used by the Company or a Restricted Subsidiary of the Company in a Related Business, or a combination of such assets and cash or

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cash equivalents, in each case having a Fair Market Value comparable to the Fair Market Value of the assets disposed of by the Company or a Restricted Subsidiary of the Company.

(b)                                 Any Net Available Cash received by the Company or any Restricted Subsidiary from any Asset Disposition shall be applied at the Company’s election:

(w)                   in the case of any Asset Disposition by a Non-Guarantor Subsidiary, to repay Indebtedness of a Non-Guarantor Subsidiary,

(x)                     to reinvest in or acquire assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person that is or becomes a Restricted Subsidiary of the Company or that would constitute a Permitted Investment under clause (1) of the definition thereof) used or useful in a Related Business; provided that to the extent the assets subject to such Asset Disposition were Collateral, such newly acquired assets shall also be Collateral; or

(y)                     to repay or redeem Priority Payment Lien Obligations; provided that if the Priority Payment Lien Obligations so repaid, prepaid, purchased, redeemed or acquired, is under a revolving credit facility, the Company shall effect a permanent reduction in the availability thereunder in an amount equal to the aggregate principal amount of Priority Payment Lien Obligations under such revolving credit facility so repaid, prepaid, purchased, redeemed or acquired.

(c)                                  All Net Available Cash received following the Emergence Date that is not applied or invested (or committed pursuant to a written agreement to be applied or invested) as provided in subclause (w), (x) or (y) of the preceding paragraph within 365 days after receipt (or in the case of any amount committed to be so applied or reinvested, which are not actually so applied or reinvested within 180 days following such 365-day period) shall be deemed to constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall be required to make an offer (“Asset Disposition Offer”) to all Holders in an amount equal to the Notes First Lien Percentage (determined with respect to any Net Available Cash from any Asset Disposition included in such Excess Proceeds at the time of such Asset Disposition) of such Excess Proceeds to purchase the maximum principal amount of the Notes (on a pro rata basis) that may be purchased out of the Notes First Lien Percentage of such Excess Proceeds, at an offer price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and additional interest, if any, thereon to, but excluding, the date of purchase (subject to the rights of Holders of record on any record date to receive payments of interest on the related Interest Payment Date), in accordance with the procedures set forth in this Indenture in integral multiples of $1,000 (except that no Note shall be purchased in part if the remaining principal amount would be less than $2,000).  To the extent that the aggregate amount of Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Notes First Lien Percentage of such Excess Proceeds, the Company may use any remaining portion of such Excess Proceeds that is not applied to purchase Notes (“Unutilized Excess Proceeds”) for general corporate purposes, the repayment of Indebtedness or as otherwise required pursuant to its other contractual requirements, subject to the terms of this Indenture.  If the aggregate principal amount of Notes surrendered by Holders exceeds the Notes First Lien Percentage of such Excess Proceeds, the Notes to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes.  Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.  For the avoidance of doubt, the Company shall be permitted to apply Net Available Cash from any Asset Disposition (other than the Notes First Lien Percentage thereof) to repay, prepay, redeem, purchase or otherwise acquire Pari Passu Lien Indebtedness or Priority Payment Lien Obligations at any time; provided that any such Pari Passu Lien Indebtedness or Priority Payment Lien Obligations shall be cancelled by the Company and deemed no longer outstanding; provided, further, that if the Pari Passu Lien Indebtedness or Priority Payment Lien Obligations so repaid, prepaid, purchased, redeemed or acquired, is under a revolving credit facility, the Company shall effect a permanent reduction in the availability thereunder in an amount equal to the aggregate principal amount of Pari Passu Lien Indebtedness or Priority Payment Lien Obligations under such revolving credit facility so repaid, prepaid, purchased, redeemed or acquired.

(d)                                 The Asset Disposition Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”).  No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset

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Disposition Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to this Section 3.7 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all Notes validly tendered in response to the Asset Disposition Offer.

(e)                                  If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid on such Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

(f)                                   On or before the Asset Disposition Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes or portions of Notes validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes validly tendered and not properly withdrawn, in each case in denominations of $1,000 (except that no Note shall be purchased in part if the remaining principal amount would be less than $2,000).  The Company or the Trustee, as the case may be, shall promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes an amount equal to the purchase price of the Notes validly tendered and not properly withdrawn by such holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(g)                                  For the purposes of Section 3.7(a)(ii), the following are deemed to be cash or cash equivalents:

(i)                                     the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(ii)                                  securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

(h)                                 The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.7.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.7, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.7 by virtue of its compliance with such securities laws or regulations.

SECTION 3.8.  Limitation on Affiliate Transactions.

(a)                                 The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(i)                                     the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

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(ii)           if such Affiliate Transaction involves an amount in excess of $2.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction shall have determined in good faith that the criteria set forth in clause (i) are satisfied and shall have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(iii)          if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b)           The provisions of Section 3.8(a) shall not apply to:

(i)            any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to Section 3.4;

(ii)           any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(iii)          loans or advances to officers, employees and directors in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

(iv)          reasonable fees and compensation paid to, and indemnity provided for the benefit of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors, including, without limitation, the payment of any expenses or any indemnity provided pursuant to the Advisory Agreement as in effect on the Emergence Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the Advisory Agreement as in the effect on the Emergence Date);

(v)           any transaction with a Restricted Subsidiary of the Company or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary of the Company owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(vi)          the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(vii)         any agreement or arrangement as in effect on the Emergence Date (including, without limitation, the Investment Agreement) or any renewals or extensions of any such agreement (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable as in the effect on the Emergence Date) and the transactions evidenced thereby;

(viii)        Permitted Payments to Parent;

(ix)          any agreement or arrangement as in effect on the Issue Date and described in the Offering Memorandum (including any Tax Sharing Arrangement) or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or its Restricted Subsidiaries) and the transactions evidenced thereby;

(x)           any merger of the Company with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction;

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(xi)          transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time in arm’s-length dealings with a Person who is not an Affiliate;

(xii)         transactions effected as part of a Qualified Securitization Transaction; and

(xiii)        any transaction constituting part of the Transactions.

SECTION 3.9.  Change of Control.

(a)           Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b)           Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i)            that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);

(ii)           the circumstances and relevant facts regarding such Change of Control;

(iii)          the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iv)          the instructions, as determined by the Company, consistent with this Section 3.9, that a Holder must follow in order to have its Notes purchased.

(c)           Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date.  Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his selection to have such Note purchased.

(d)           On the purchase date, all Notes purchased by the Company under this Section 3.9 shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.  With respect to any Note purchased in part, the Company will issue a new Note in a principal amount equal at maturity to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note.

(e)           The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.  Additionally, the Company shall not be required to make a Change of Control Offer or purchase the Notes as described under this Section 3.9 to the extent that the Company has mailed a notice to exercise its right to redeem Notes pursuant to the

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provisions of Section 5.1 at any time prior to the time by which consummation of a Change of Control Offer is required.

(f)            The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.9, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.9 by virtue of its compliance with such securities laws or regulations.

SECTION 3.10.  Maintenance of Properties.

The Company will cause all properties owned by the Company or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Restricted Subsidiary.

SECTION 3.11.  Additional Subsidiary Guarantees; Insurance.

(a)           If after the Issue Date the Company or any of its Restricted Subsidiaries acquires or creates another wholly-owned Restricted Subsidiary (other than a Foreign Subsidiary or Securitization Entity), then that Restricted Subsidiary shall become a Subsidiary Guarantor and (i) execute a supplemental indenture and a joinder agreement to the Collateral Documents (or any additional security documents) in form and substance reasonably satisfactory to the Trustee providing that such Subsidiary shall become a Subsidiary Guarantor under this Indenture and a party as grantor to the Collateral Documents, (ii) deliver an opinion of counsel satisfactory to the Trustee, in each case, within 5 Business Days of the date on which it was acquired or created and (iii) take all actions required by the Collateral Documents to perfect the Liens created thereunder.

(b)           The Company and each Subsidiary Guarantor will do or cause to be done all acts and things which may be required, or which the Trustee from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Note holders, duly created, enforceable and perfected first-priority Liens (subject to Permitted Liens) upon all property, whether real, personal (including after-acquired personal property) or mixed, of the Company and the Guarantors to the extent required in the Collateral Documents.

(c)           Upon request of the Trustee at any time and from time to time, the Company and each Subsidiary Guarantor will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents and take such other actions as shall be required or which the Trustee may reasonably request to grant, perfect or maintain the priority of (subject to Permitted Liens) the Liens and benefits intended to be conferred as contemplated by the Collateral Documents for the benefit of the holders of the Notes.

(d)           The Company and the Subsidiary Guarantors shall maintain with financially sound and reputable insurance companies, insurance (including, with respect to any area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), flood insurance) on their property and assets (including the Collateral) in at least such amounts, with such deductibles and against at least such risks as is customary for companies of the same or similar size engaged in the same or similar businesses as those of the Company and the Subsidiary Guarantors and furnish to the Trustee, upon written request, full information as to its property and liability insurance carriers in form and substance reasonably satisfactory to the Trustee.  The Trustee shall be named as an additional insured on all liability insurance policies of the Company and their Restricted Subsidiaries and the Trustee shall be named as loss payee on all property and casualty insurance policies of each such Person.

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SECTION 3.12.  Limitation on Line of Business.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than a Related Business.

SECTION 3.13.  Compliance Certificate.  The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2010) an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such period.  If they do, the certificate shall describe the Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 3.14.  Statement by Officers as to Default.  The Company shall deliver to the Trustee, within 30 days after the knowledge thereof if such event is still continuing, written notice in the form of an Officers’ Certificate of any Event of Default or any event which, with notice or the lapse of time or both, would constitute an Event of Default under Section 6.1(a)(i), (ii), (iii), (iv), (v), (vi), (ix), (x), (xi) or (xii), which shall include their status and what action the Company is taking or proposing to take in respect thereof.

SECTION 3.15.  Post-Closing Obligations and After-Acquired Collateral.

(a)           Promptly following the acquisition by the Company or any Guarantor after the Issue Date of (i) any after-acquired assets, including, but not limited to, any after-acquired Material Real Property (but excluding any real property, including leasehold interests, that is not a Material Real Property) or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, or (ii) any replacement assets in compliance with Section 3.7 hereof, the Company or such Guarantor shall execute and deliver, (x) with regard to any Material Real Property, within 90 days (120 days in the case of any Material Real Property acquired in connection with the Arctic Acquisition) of the acquisition thereof, such mortgages, deeds of trust, security instruments, title insurance policies, surveys, financing statements, and certificates and opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest, and (y) to the extent required by the Collateral Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Property) and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture and the Collateral Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

(b)           The Company shall, and shall cause each applicable Subsidiary Guarantor to, within ninety (90) days after the Issue Date, deliver to the Trustee and the Collateral Agent each of the following:

(i)            Title Insurance.  With respect to each Mortgage encumbering any Mortgaged Property, a 2006 ALTA policy of title insurance (or commitment to issue such a policy having the effect of a loan policy of title insurance) insuring (or committing to insure) the lien of such Mortgage as a valid and enforceable first-priority mortgage or deed of trust lien on the fee estate of each Mortgaged Property described therein, in an amount not less than 115% of the greater of cost or book value of such Mortgaged Property as specified on Annex A attached hereto (such policies collectively, the “Mortgage Policies”) issued by such title insurance company, which reasonably assures the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Liens and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include such title endorsements as the Collateral Agent shall reasonably request (to the extent applicable and available under local/state law at commercially reasonable rates) (it being understood that such policy or policies may include a so-called “pro tanto” endorsement effectively causing such policy or policies to be issued concurrently with the policy or policies issued to (i) the collateral agent insuring its Lien on the Mortgaged Properties pursuant to the Credit Agreement and (ii) the collateral agent insuring its Lien on the Mortgaged Properties pursuant to Parent’s existing 10 1/2% Senior Discount Notes due 2012 in connection with the Parent Exchange Offer) on matters relating to usury, first loss, last dollar, contiguity, doing business, nonimputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, so-called comprehensive coverage over covenants and restrictions, zoning (or, in lieu thereof, reports from zoning report companies or zoning letters as may be reasonably

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acceptable to the Collateral Agent), waiver of arbitration, “me too” coverage relating to co-insurance and/or re-insurance arrangements (if applicable) and “cluster” or “tie-in” coverage.

(ii)           Survey.  Parent and the Company shall deliver to the applicable title insurance company any and all surveys (or in the alternative, ExpressMaps issued by First American Title Insurance Company Express Map Division in form and substance reasonably acceptable to the Representative) and any and all affidavits as may be reasonably necessary to cause such title insurance company to issue the title insurance required pursuant to clause (i) above.

(iii)          Consents.  With respect to the Mortgaged Property, such consents, approvals or tenant subordination agreements, as necessary to consummate the transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner of such Mortgaged Property to grant the lien contemplated by the Mortgage.

(iv)          Mortgaged Property Indemnification.  With respect to each Mortgaged Property, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurance company to issue the Mortgage Policy/ies and endorsements contemplated above.

(v)           Collateral Fees and Expenses.  Evidence reasonably acceptable to the Collateral Agent of payment by the Company of all Mortgage Policy premiums, search and examination charges and issuance of the Mortgage Policies referred to above.

(vi)          If necessary (or to the extent as shall reasonably be deemed necessary by the Collateral Agent) amendments to the Mortgages duly authorized, executed and acknowledged, in recordable form and otherwise in form and substance reasonably acceptable to the Collateral Agent with respect to each Mortgaged Property sufficient for the owner of such Mortgaged Property to (x) grant to the Collateral Agent and/or confirm the Collateral Agent’s Mortgage lien on and security interests in such Mortgaged (y) confirm such owner’s right and indefeasible title thereto and (z) confirm the Mortgaged Property to be encumbered thereby.

SECTION 3.16.  Limitation on Sales or Issuances of Capital Stock of Restricted Subsidiaries.

(a)           The Company and shall not permit any Restricted Subsidiary (other than a Securitization Entity) to, sell, lease, transfer or otherwise dispose of (other than the granting of any Lien permitted under the terms of this Indenture) any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary or, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares), and

(b)           The Company shall not permit any Restricted Subsidiary (other than a Securitization Entity) to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless:

(i)            immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries owns any Capital Stock of such Restricted Subsidiary; or

(ii)           immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made pursuant to Section 3.4 hereof if made on the date of such issuance, sale or other disposition.

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ARTICLE IV

SUCCESSOR COMPANY AND SUCCESSOR GUARANTOR

SECTION 4.1.  When Company May Merge or Otherwise Dispose of Assets.

(a)           The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to, any Person, unless:

(i)            the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture;

(ii)           immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii)          immediately after giving pro forma effect to such transaction, either (x) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.3(a) hereof or (y) the Consolidated Coverage Ratio would be equal to or greater than the Consolidated Coverage Ratio immediately prior to such transaction;

(iv)          the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

(v)           the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Liens created by the Collateral Documents on the Collateral owned by or transferred to the Successor Company;

(vi)          the Collateral owned by or transferred to the Successor Company shall (a) constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Liens other than Permitted Liens; and

(vii)         the property and assets of the Person which is merged or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture.

provided, however, (A) that the foregoing shall not prohibit a Restricted Subsidiary of the Company from merging into or transferring all or part of its properties and assets to the Company or another Restricted Subsidiary of the Company and (B) clause (iii) shall not be applicable to the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties

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and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b)           The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

SECTION 4.2.  When Parent or a Subsidiary Guarantor May Merge or Otherwise Dispose of Assets.

(a)           Except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company shall comply with its obligations pursuant to Section 3.7 hereto in respect of such disposition, the Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person (other than the Company or another Subsidiary Guarantor) unless:

(i)            the Successor Company (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and, if not a Subsidiary Guarantor, such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(ii)           immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing;

(iii)          the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, comply with this Indenture;

(iv)          the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Liens created by the Collateral Documents on the Collateral owned by or transferred to the Successor Company;

(v)           the Collateral owned by or transferred to the Successor Company shall (a) constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Liens other than Permitted Liens; and

(vi)          the property and assets of the Person which is merged or consolidated with or into such Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and such Person shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture.

The Successor Company shall be the successor to the Guarantor and shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Indenture, and the predecessor Subsidiary Guarantor, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

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(b)           Parent shall not merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:

(i)            the Successor Company (if not Parent) shall be a Person organized and existing under the laws of the jurisdiction under which Parent was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume all the obligations of Parent, if any, under the Parent Guaranty;

(ii)           immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing;

(iii)          the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with this Indenture;

(iv)          the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Liens created by the Collateral Documents on the Collateral owned by or transferred to the Successor Company;

(v)           the Collateral owned by or transferred to the Successor Company shall (a) constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Liens other than Permitted Liens; and

(vi)          the property and assets of the Person which is merged or consolidated with or into such Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and such Person shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture.

The Successor Company shall be the successor to Parent and shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE V

REDEMPTION OF NOTES

SECTION 5.1.  Optional Redemption.

(a)           Except as set forth in Section 5.1(b) and (c), the Company shall not be entitled to redeem the Notes at its option prior to March 15, 2013.  On and after March 15, 2013, the Company shall be entitled to at its option redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the Redemption Date), plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on March 15 of the years set forth below:

Year	Percentage
2013	105.625%
2014	100.000%

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(b)           Prior to March 15, 2013, the Company shall be entitled at its option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued prior to such time at a redemption price (expressed as a percentage of principal amount as of the date of redemption) of 111.25%, plus accrued and unpaid interest to the Redemption Date, if any, with the net cash proceeds from one or more Qualified Equity Offerings (provided that if the Qualified Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that:

(i)            at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(ii)           each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

(c)           In addition, at any time prior to March 15, 2013, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, and additional interest thereon, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

SECTION 5.2.  Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions.  If the Company elects to redeem Notes pursuant to Section 5.1, the Company shall furnish to the Trustee, at least 5 Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 5.4, an Officers’ Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of the Notes to be redeemed and (d) the redemption price.  The Company shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.3.

SECTION 5.3.  Selection by Trustee of Notes to Be Redeemed.  In the case of any partial redemption, selection of the Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on as nearly a pro rata basis as possible (subject to such rounding as the Trustee may determine so that Notes are redeemed in whole increments of $1,000 and no Note of $2,000 in principal amount or less shall be redeemed in part), and in accordance with applicable procedures of DTC.  If any Note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note in accordance with Section 5.7.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4.  Notice of Redemption.  The Company shall mail or cause to be mailed by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address not less than 30 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”), to each Holder of Notes to be redeemed.  The Trustee shall give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII.

All notices of redemption shall state:

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(a)           the Redemption Date,

(b)           the redemption price and the amount of accrued interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.6, if any,

(c)           if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d)           in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e)           that on the Redemption Date the redemption price (and accrued interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.6) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f)            the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(g)           the name and address of the Paying Agent,

(h)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(i)            the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and

(j)            the Section of this Indenture pursuant to which the Notes are to be redeemed.

SECTION 5.5.  Deposit of Redemption Price.  Prior to 10:00 a.m. New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6.  Notes Payable on Redemption Date.  Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date) (except as provided for in the last paragraph of Section 5.1(b)), and from and after such date (unless the Company shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest.  Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the redemption price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Company.

SECTION 5.7.  Notes Redeemed in Part.  Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose

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pursuant to Section 2.3 (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided that each such new Note shall be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1.  Events of Default.

(a)           Each of the following is an event of default (an “Event of Default”):

(i)            a default in the payment of interest on the Notes when due, and such default continues for a period of 30 days;

(ii)           a default in payment of the principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(iii)          the failure by the Company, Parent or any Subsidiary Guarantor to comply with its obligations under Article IV;

(iv)          the failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice as provided below with any of its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7 (other than a failure to purchase the Notes), 3.8, 3.9 (other than a failure to purchase the Notes), 3.11, 3.12 and 3.16;

(v)           the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided below with its other agreements (except as provided in clauses (a)(i) through (a)(iv) of this Section 6.1) contained in this Indenture, the Notes or the Collateral Documents;

(vi)          Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(vii)         Parent, the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1)           commences a voluntary case (other than the voluntary case commenced in connection with the Plan);

(2)           consents to the entry of an order for relief against it in any voluntary case;

(3)           consents to the appointment of a Custodian of it or for any substantial part of its property; or

(4)           makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency.

(viii)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

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(1)                                 is for relief against Parent, the Company or any Significant Subsidiary in an involuntary case;

(2)                                 appoints a Custodian of Parent, the Company or any Significant Subsidiary or for any substantial part of its property; or

(3)                                 orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(ix)                              any judgment or decree for the payment of money in excess of $10.0 million (excluding the amount of any insurance proceeds or indemnification claims available to the obligor from insurance carriers and indemnitors who in the reasonable judgment of the Board of Directors of the Company are creditworthy and who have acknowledged their liability with respect thereto) is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not paid, discharged, waived or stayed (the “judgment default provision”);

(x)                                 any Subsidiary Guaranty of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and their Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the Parent Guaranty or such Subsidiary Guaranty) and such default continues for five Business Days or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty; or

(xi)                              with respect to any Collateral having a fair market value in excess of $5.0 million individually or in the aggregate, the applicable Collateral Document or Collateral Documents, in each case, of Parent, the Company or a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and their Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Guarantees) or is declared null and void in a judicial proceeding or Parent, the Company or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of Parent, the Company and their Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture, its Guarantee or any Collateral Document; and

(xii)                           with respect to any Collateral having a fair market value in excess of $5.0 million individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such failure continues for 60 days or (B) the assertion by Parent, the Company or any Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, except in each case for the failure or loss of perfection resulting from the failure of the Trustee to make filings, renewals and continuations (or other equivalent filings) which are required to be made or the failure of the Trustee to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Notwithstanding the foregoing, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations in Section 3.2 hereof, shall, for the 365 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the

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Notes at an annual rate equal to 0.50% of the principal amount of the Notes.  This additional interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes.  The additional interest shall accrue on all outstanding Notes from, and including, the date on which an Event of Default relating to a failure to comply with Section 3.2 hereof first occurs to, but not including, the 365th day thereafter (or such earlier date on which the Event of Default relating to Section 3.2 shall have been cured or waived).  On such 365th day (or earlier, if an Event of Default relating to Section 3.2 is cured or waived prior to such 365th day), such additional interest shall cease to accrue and the Notes shall be subject to acceleration as provided below.  If the Company does not elect to pay additional interest during the continuance of such an Event of Default, as applicable, in accordance with this paragraph, or if such Event of Default is continuing on such 365th day, the Notes shall be subject to acceleration as provided above.

Notwithstanding the foregoing, a default under clause (iv) or (v) of this Section 6.1(a) shall not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (iv) and (v) of this paragraph after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

SECTION 6.2.  Acceleration.  If an Event of Default (other than an Event of Default specified in Sections 6.1(a)(vii) or (viii) above with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable.  Upon such a declaration, such principal, premium, if any, and interest shall be due and payable immediately.  Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.  In case an Event of Default set forth in Section 6.1(a)(vii) or (viii) above shall occur with respect to the Company, the principal, premium, if any, and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Noteholders.

SECTION 6.3.  Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and Collateral Agent and their agents and counsel), the Guarantees, Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.4.  Waiver of Past Defaults.  The Holders of a majority in principal amount outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences (except a Default or Event of Default in the payment of the principal of, premium, if any, or interest on a Note) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

SECTION 6.5.  Control by Majority.  The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Noteholders or that would involve the Trustee in personal liability.

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SECTION 6.6.  Limitation on Suits.  Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)                                     the Holder has previously given to the Trustee written notice stating that an Event of Default is continuing;

(ii)                                  the Holders of at least 25% in outstanding principal amount of the Notes have made a written request to the Trustee to pursue the remedy;

(iii)                               such Holder or Holders have offered to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(iv)                              the Trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v)                                 the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction that, in the opinion of the Trustee, is inconsistent with the request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7.  Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium (if any) or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8.  Collection Suit by Trustee.  If an Event of Default specified in Section 6.1(a)(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9.  Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to Parent, the Company, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10.  Priorities.  Subject to the terms of the First Lien Intercreditor Agreement, Collateral Documents and Section 11.4(f), the Trustee shall pay out any money or property received by it, whether pursuant to the foreclosure or other remedial provisions contained in the Collateral Documents or otherwise, in the following order:

First:  to the Trustee and Collateral Agent for amounts due to each of them under Section 7.6 and under the Collateral Documents;

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Second:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:  to Parent or to the Company or, to the extent the Trustee receives any amount for any Subsidiary Guarantor, to such Subsidiary Guarantor.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section.  At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.  Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1.  Duties of Trustee and Collateral Agent.

(a)                                 If an Event of Default has occurred and is continuing, the Trustee or the Collateral Agent shall exercise the rights and powers vested in it by this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, as the case may be, and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee and the Collateral Agent shall be under no obligation to exercise any of the rights or powers under this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered the Trustee or the Collateral Agent indemnity, security or prefunding satisfactory to the Trustee or the Collateral Agent in its sole discretion, as applicable, against loss, liability or expense.

(b)                                 Except during the continuance of an Event of Default:

(i)                                     the Trustee or the Collateral Agent undertake to perform such duties and only such duties as are specifically set forth in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and no implied covenants or obligations shall be read into this Indenture, any Collateral Document and the Intercreditor Agreement against the Trustee or the Collateral Agent; and

(ii)                                  in the absence of gross negligence or bad faith on its part, the Trustee or Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee or Collateral Agent under this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, as applicable.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee or the Collateral Agent, the Trustee or the Collateral Agent shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

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(c)                                  The Trustee and the Collateral Agent may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)                                     this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)                                  neither the Trustee nor the Collateral Agent shall be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved that the Trustee or the Collateral Agent was negligent in ascertaining the pertinent facts; and

(iii)                               neither the Trustee nor the Collateral Agent shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(iv)                              The Collateral Agent shall not have any fiduciary or other implied duties of any kind or nature to any person, regardless of whether an Event of Default has occurred and is continuing.

(d)                                 The Trustee and the Collateral Agent shall not be liable for interest on any money received by it except as the Trustee and the Collateral Agent may agree in writing with the Company.

(e)                                  Money held in trust by the Trustee or the Collateral Agent need not be segregated from other funds except to the extent required by law.

(f)                                   No provision of this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement shall require the Trustee or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g)                                  Every provision of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee and the Collateral Agent shall be subject to the provisions of this Section.

(h)                                 The Trustee and the Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee or the Collateral Agent, as applicable, security, prefunding or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2.  Rights of Trustee and Collateral Agent.

(a)                                 Each of the Trustee and the Collateral Agent may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons.  The Trustee and the Collateral Agent need not investigate any fact or matter stated in the document.

(b)                                 Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel.  Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c)                                  Each of the Trustee and the Collateral Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)                                 Each of the Trustee and the Collateral Agent shall not be liable for any action it takes or omits to take in good faith (in the case of the Trustee) which it believes to be authorized or within its rights or powers;

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provided, however, that the Trustee’s or the Collateral Agent’s conduct, respectively, does not constitute willful misconduct or negligence.

(e)                                  Each of the Trustee and the Collateral Agent may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement in good faith and in accordance with the advice or opinion of such counsel.

(f)                                   The Trustee and the Collateral Agent shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture, any other Collateral Document or the Intercreditor Agreement; moreover, the Trustee and the Collateral Agent shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, in any other Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, any other Collateral Document, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (iv) the value or the sufficiency of any Collateral, (v) the satisfaction of any condition set forth in any Collateral Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent or (vi) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note other evidence of indebtedness or other paper or document, but each of the Trustee and the Collateral Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.  The Trustee and the Collateral Agent shall have no liability with respect to any action or inaction taken by or with respect to any Sub-Collateral Agent (as defined in the Security Agreement).

(g)                                  The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer shall have (x) received written notification at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture or (y) obtained “actual knowledge.”  “Actual knowledge” shall mean the actual fact or statement of knowing by a Trust Officer without independent investigation with respect thereto.

(h)                                 In no event shall the Trustee or the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)                                     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent, and each agent, custodian and other Person employed to act hereunder and under the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

(j)                                    The Trustee and the Collateral Agent may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.3.  Individual Rights of Trustee and Collateral Agent.  Subject to the TIA each of the Trustee and the Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with Parent, the Company, the Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee or Collateral Agent, respectively.  Any Paying Agent, Registrar, co-registrar or co-paying

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agent may do the same with like rights.  However, the Trustee must comply with Section 7.9.  In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4.  Disclaimer.  Each of the Trustee and the Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, it shall not be accountable for the Company’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5.  Notice of Defaults.  If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder, with a copy to the Collateral Agent, notice of the Default within 90 days after the Trustee obtains such knowledge.  Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6.  Compensation and Indemnity.  The Company shall pay to each of the Trustee and the Collateral Agent from time to time such compensation for its services as the parties shall agree in writing from time to time.  The Trustee’s compensation and the Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse each of the Trustee and the Collateral Agent upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  The Company shall indemnify the Collateral Agent, any predecessor Collateral Agent, the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent, and Registrar), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise).  The Collateral Agent and the Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Collateral Agent and the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim and the Collateral Agent and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Collateral Agent and the Trustee through their own willful misconduct or negligence or bad faith.

To secure the Company’s payment obligations in this Section, the Collateral Agent and the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.  The right of the Collateral Agent and the Trustee to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Company.

The Company’s payment obligations pursuant to this Section and any lien arising hereunder shall survive the discharge of this Indenture and the resignation or removal of the Trustee or Collateral Agent.  When the Trustee or Collateral Agent incurs expenses after the occurrence of a Default specified in Section 6.1(a)(vii) or (viii)  with respect to the Company, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

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Pursuant to Section 10.1, the obligations of the Company hereunder are jointly and severally guaranteed by the Guarantors.

SECTION 7.7.  Replacement of Trustee.  The Trustee may resign at any time by so notifying the Company.  The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee.  The Company shall remove the Trustee if:

(i)                                     the Trustee fails to comply with Section 7.9;

(ii)                                  the Trustee is adjudged bankrupt or insolvent;

(iii)                               a receiver or other public officer takes charge of the Trustee or its property; or

(iv)                              the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Company’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8.  Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.9.  Eligibility; Disqualification.  The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent filed annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

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SECTION 7.10.  Limitation on Duty of Trustee and Collateral Agent in Respect of Collateral; Indemnification.

(a)                                 Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.

Neither the Trustee nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement by the Company, the Subsidiary Guarantors or any other Person.

SECTION 7.11.  Preferential Collection of Claims Against Company.  The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12.  Reports by Trustee to Holders of the Notes.  Within 60 days after each May 15, beginning with May 15, 2011, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which any Notes are listed.  The Company shall promptly notify the Trustee in writing when any Notes are listed on any stock exchange and of any delisting thereof.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.1.  Discharge of Liability on Notes; Defeasance.

(a)                                 When (i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.7) for cancellation or (ii) all outstanding Notes not theretofore delivered for cancellation (x) have become due and payable, whether at maturity or on a Redemption Date as a result of the mailing of a notice of redemption pursuant to Article V hereof, or (y) shall become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (x) and (y), the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such Redemption Date, and if in any case the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 8.1(c), cease to be of further effect.

(b)                                 Subject to Sections 8.1(c) and 8.2, the Company at its option and at any time may terminate (i) all the obligations of the Company and any Guarantor under the Notes, this Indenture and the Collateral Documents (“legal defeasance option”) or (ii) the obligations of the Company and any Guarantors under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.15, 3.16 and 4.1(a)(iii) of this Indenture and under the Collateral Documents (whereupon the Collateral shall be automatically released) and the Company and the Guarantors may

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omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants or provisions shall no longer constitute a Default or an Event of Default under Section 6.1(a)(iii) (only with respect to Section 4.1(a)(iii)), 6.1(a)(iv) (only with respect to such covenants), 6.1(a)(vi), 6.1(a)(vii) or (viii) (in the case of each of Sections 6.1(a)(vii) and (viii), only with respect to Significant Subsidiaries), Section 6.1(a)(ix) (clause (ii) being referred to as the “covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby.  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default.  If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.1(a)(iii) (only with respect to Section 4.1(a)(iii)), 6.1(a)(iv) (only with respect to the covenants subject to such covenant defeasance), 6.1(a)(vi), 6.1(a)(vii) or (viii) (in the case of each of Sections 6.1(a)(vii) and (viii), only with respect to Significant Subsidiaries) or 6.1(a)(ix).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)                                  Notwithstanding the provisions of Sections 8.1(a) and (b), the Company’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.9, 2.10, 2.12, 3.1, 6.7, 6.8, 7.1, 7.2, 7.6, 7.7, 8.1(b) (with respect to legal defeasance), 8.3, 8.4, 8.5 and 8.6 shall survive until the Notes have been paid in full.  Thereafter, the Company’s obligations in Sections 6.7, 7.6, 8.4 and 8.5 shall survive.

SECTION 8.2.  Conditions to Defeasance.  The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i)                                     the Company shall irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of the principal amount and interest on the outstanding Notes issued hereunder on the Stated Maturity or on the Redemption Date, as the case may be;

(ii)                                  the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii)                               123 days pass after the deposit is made and during the 123-day period no Default specified in Section 6.1(vii) and (viii) with respect to the Company occurs which is continuing at the end of the period;

(iv)                              the deposit does not constitute a default under any other agreement binding the Company and is not prohibited by Article XII;

(v)                                 the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(vi)                              in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the respective outstanding Notes shall not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;

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(vii)                           in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, such Opinion of Counsel is based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law, in either case to the effect that, the Holders of the respective outstanding Notes shall not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and legal defeasance and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and legal defeasance had not occurred; and

(viii)                        the Company delivers to the Trustee and Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article VIII have been complied with.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article V.

SECTION 8.3.  Application of Trust Money.  The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII.  It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4.  Repayment to Company.  Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable, provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this paragraph.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.5.  Indemnity for U.S. Government Obligations.  The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6.  Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company and each Subsidiary Guarantor under this Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company or the Subsidiary Guarantors have made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company or the Subsidiary Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

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ARTICLE IX

AMENDMENTS

SECTION 9.1.  Without Consent of Holders.  This Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement may be amended without notice to or consent of any Holder:

(i)                                     to cure any ambiguity, omission, defect or inconsistency;

(ii)                                  to comply with Article IV in respect of the assumption by a Successor Company of an obligations of the Company, Parent or any Subsidiary Guarantor under this Indenture;

(iii)                               to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(iv)                              to add Guarantees with respect to the Notes or to add additional assets that secure the Notes, including any Subsidiary Guaranty;

(v)                                 to add to the covenants of the Company, Parent or any Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, Parent or any Subsidiary Guarantor;

(vi)                              to make any change that does not adversely affect the rights of any Holder of the Notes;

(vii)                           to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(viii)                        to make any amendment to the provisions of this Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer Notes;

(ix)                              to release Liens in favor of the Collateral Agent in the Collateral as provided in Section 11.3 or otherwise in accordance with the terms of this Indenture and the Collateral Documents;

(x)                                 to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or

(xi)                              to conform the text of this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement to any provision of the “Description of the notes” section of the Offering Memorandum to the extent that such provision in the “Description of the notes” is intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement.

In addition, no consent of the Holders shall be required under the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement to any amendments and other modifications to the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Lien Indebtedness or Junior Lien Obligations that are Incurred in compliance with this Indenture and the Collateral Documents, (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Indebtedness shall be pari passu under the Intercreditor Agreement with the Liens on such Collateral securing the Obligations under this Indenture and the

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Notes, all on the terms provided for in the First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement as in effect immediately prior to such amendment or other modification and (C) to provide that the Liens securing the Notes are senior to the Liens securing other Indebtedness pursuant to the terms of the Junior Lien Intercreditor Agreement.

After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.2.  With Consent of Holders.  This Indenture, the Notes, the Collateral Documents the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes).  Any past default or compliance with the provisions of this Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding.  However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may:

(i)                                     reduce the principal amount of Notes whose Holders must consent to an amendment;

(ii)                                  reduce the rate of or extend the time for payment of interest on any Note;

(iii)                               reduce the principal amount of or change the Stated Maturity of any Note;

(iv)                              change the provisions applicable to the redemption of any Note as described in Section 5.1;

(v)                                 make any Note payable in a currency other than that stated in the Note;

(vi)                              impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(vii)                           make any change in the amendment provisions in this Section 9.2;

(viii)                        make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(ix)                              make any change in or release (other than in accordance with this Indenture) any Subsidiary Guaranty that would adversely affect the Noteholders.

Notwithstanding the foregoing, (x) in addition to the release of Collateral expressly permitted by this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, all or any portion of the Collateral may be released under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement as to the Notes, (y) any Subsidiary Guarantor may be released from its obligations under its Subsidiary Guaranty and (z) the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement may be amended in a manner adverse to the Holders, in each case, with the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Indenture, the Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement becomes effective, the Company shall mail to the Holders a notice

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briefly describing such amendment.  The failure to give such notice to all Holders of the Notes, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.3.  Effect of Consents and Waivers.  A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.  After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (ix) of Section 9.2, in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes.  An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4.  Notation on or Exchange of Notes.  If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder.  Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5.  Trustee and Collateral Agent To Sign Amendments.  The Trustee and Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee or Collateral Agent, adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent.  If it does, the Trustee or Collateral Agent may but need not sign it.  In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee or Collateral Agent shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to customary exceptions.  Notwithstanding the foregoing, no Opinion of Counsel shall be required for the Trustee or Collateral Agent to execute any amendment or supplement adding a new Subsidiary Guarantor under this Indenture.

SECTION 9.6.  Compliance with Trust Indenture Act.  Every amendment to this Indenture and the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

ARTICLE X

GUARANTEES

SECTION 10.1.  Guarantees.  Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6)

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and the Collateral Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”).  Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.

Each Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Company of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment.  Each Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

Except as set forth in Section 4.2, Section 10.2 and Article VIII, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.2, Section 10.2 and Article VIII.  Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any

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such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section.

Neither the Company nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2.  Limitation on Liability; Termination, Release and Discharge.

(a)                                 Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)                                 A Subsidiary Guaranty by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under the Subsidiary Guaranty and this Indenture shall be released and discharged:

(i)                                     upon any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer) following which such Subsidiary Guarantor ceases to be a direct or indirect Subsidiary of the Company if such sale or disposition does not constitute an Asset Disposition or is made in compliance with this Indenture, including Section 3.7 and Article IV);

(ii)                                  if such Subsidiary Guarantor is dissolved or liquidated in accordance with the provisions of this Indenture;

(iii)                               upon exercise of the Company’s legal defeasance option or covenant defeasance option or upon satisfaction and discharge of this Indenture, in each case, pursuant to the provisions of Article VIII hereof; and

(iv)                              if the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Indenture.

(c)                                  In the case of Section 10.2(b)(i) only, the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(d)                                 The release of a Subsidiary Guarantor from its Subsidiary Guaranty and its obligations under this Indenture in accordance with the provisions of this Section 10.2 shall not preclude the future applications of Section 3.11 to such Person.

SECTION 10.3.  Right of Contribution.  Each Subsidiary Guarantor hereby agrees that to the extent that any such Subsidiary Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Subsidiary Guaranty, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Subsidiary Guarantor who has not paid its proportionate share of such payment.  The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

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SECTION 10.4.  No Subrogation.  Notwithstanding any payment or payments made by each Subsidiary Guarantor hereunder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guarantor Obligations are paid in full.  If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

ARTICLE XI

COLLATERAL AND SECURITY

SECTION 11.1.  The Collateral.

(a)                                 The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent lawful), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Company set forth in Section 7.6 and Section 8.6 herein, and the Notes and the Guarantees thereof and the Collateral Documents, shall be secured by Liens as provided in the Collateral Documents which Parent, the Company and the Subsidiary Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and shall be secured by all Collateral Documents hereafter delivered as required or permitted by this Indenture.

(b)                                 Parent, the Company and the Subsidiary Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders, the Collateral Agent and the Trustee, in each case pursuant to the terms of the Collateral Documents, and the Collateral Agent is hereby authorized to execute and deliver the Collateral Documents.

(c)                                  Each Holder, by its acceptance of any Notes and the Guarantees thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure), the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, as the same may be in effect or as may be amended from time to time in accordance with their terms, and authorizes and directs the Junior Lien Collateral Agent to perform its obligations and exercise its rights under the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement in accordance therewith.

(d)                                 The Trustee and each Holder, by accepting the Notes and the Guarantees thereof, acknowledges that, as more fully set forth in the Collateral Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Collateral Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and actions that may be taken thereunder.

SECTION 11.2.  Further Assurances.

The Company and the Subsidiary Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper, or which the Collateral Agent may reasonably request, to evidence, perfect, maintain and enforce the first-priority lien in the Collateral granted to the Collateral Agent and the priority

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thereof and benefits intended to be conferred as contemplated by, and to otherwise effectuate the provisions or purposes of, this Indenture and the Collateral Documents.

In addition, from time to time, the Company will reasonably promptly secure the obligations under this Indenture and the Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral.  Such security interests and Liens will be created under the Collateral Documents and other security agreements, mortgages, deeds of trust and other instruments and documents, in form and substance reasonably satisfactory to the Collateral Agent, all such instruments and documents (including certificates and legal opinions) as the Collateral Agent shall reasonably request to evidence compliance with this Section 11.2.

SECTION 11.3.  Release of Liens on the Collateral.

(a)                                 The Liens on the Collateral shall automatically and without any need for any further action by any Person be released:

(i)                                     in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(ii)                                  in whole upon:

(1)                                 satisfaction and discharge of this Indenture as set forth in Section 8.1(a); or

(2)                                 a legal defeasance or covenant defeasance of this Indenture as set forth in Section 8.1(b);

(iii)                               in part, as to any property that (x) is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition or (y) is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Subsidiary Guaranty in accordance with this Indenture, concurrently with the release of such Subsidiary Guaranty (including in connection with the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary);

(iv)                              pursuant to an amendment in accordance with Article IX;

(v)                                 in whole as to all Collateral that is owned by a Subsidiary Guarantor that is released from its Subsidiary Guaranty in accordance with Section 10.2; and

(vi)                              in part, in accordance with the applicable provisions of the Collateral Documents and the First Lien Intercreditor Agreement.

(b)                                 In connection with any termination or release of any Liens in all or any portion of the Collateral pursuant to this Indenture or any of the Collateral Documents, the Trustee shall, or shall cause the Collateral Agent to, promptly execute, deliver or acknowledge all documents, instruments and releases that have been requested to release, reconvey to the Company and/or the Subsidiary Guarantors, as the case may be, such Collateral or otherwise give effect to, evidence or confirm such termination or release in accordance with the directions of the Company and/or the Subsidiary Guarantor, as the case may be.

(c)                                  The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent such Collateral is released pursuant to this Indenture or upon termination of this Indenture.  The Trustee and each of the Holders each acknowledge and direct the Trustee and the Collateral Agent that a release of Collateral or a Lien in accordance with the terms of any Collateral Document and this Article XI shall not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture.

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(d)                                 Notwithstanding any provision to the contrary herein, as and when requested by the Company or any Subsidiary Guarantor, the Trustee shall instruct the Collateral Agent to authorize the filing of Uniform Commercial Code financing statement amendments or releases (which shall be prepared by the Company or such Subsidiary Guarantor) solely to the extent necessary to delete or release Liens on property or assets not required to be subject to a Lien under the Collateral Documents from the description of assets in any previously filed financing statements.  If requested in writing by the Company or any Subsidiary Guarantor, the Trustee shall instruct the Collateral Agent to execute such documents, instruments or statements reasonably requested of it (which shall be prepared by the Company or such Subsidiary Guarantor) and to take such other action as the Company may request to evidence or confirm that such property or assets not required to be subject to a Lien under the Collateral Documents described in the immediately preceding sentence has been released from the Liens of each of the Collateral Documents.  The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Company, any Subsidiary Guarantor or the Trustee.

(e)                                  In no event shall the Trustee or Collateral Agent be obligated to execute or deliver any document evidencing any release or reconveyance without receipt of an Opinion of Counsel and Officers’ Certificate, each stating that such release complies with this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Collateral Documents.

SECTION 11.4.  Authorization of Actions to Be Taken by the Trustee or the Collateral Agent Under the Collateral Documents.

(a)                                 Subject to the provisions of the Collateral Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the other provisions of this Indenture, each of the Trustee or the Collateral Agent may take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and (ii) upon the occurrence and during the continuance of an Event of Default, collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of Parent, the Company and the Subsidiary Guarantors hereunder and thereunder.  Subject to the provisions of the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power (but not the obligation) to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b)                                 The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents or otherwise.

(c)                                  Where any provision of the Collateral Documents requires that additional property or assets be added to the Collateral, the Company or Parent shall, or shall cause the applicable Subsidiary Guarantors to, take any and all actions reasonably required to cause such additional property or assets to be added to the Collateral and to create and maintain a valid and enforceable perfected first-priority security interest on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness in such property or assets (subject to Permitted Liens) in favor of

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the Collateral Agent for the benefit of the Holders, in each case in accordance with and to the extent required under the Collateral Documents.

(d)                                 The Trustee or the Collateral Agent, in taking any action under the Collateral Documents, shall be entitled to receive, if requested, as a condition to take any action, an Officers’ Certificate and Opinion of Counsel to the effect that such action does not violate this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, and the Trustee or the Collateral Agent shall be fully protected relying thereon.

(e)                                  In acting under the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, the Trustee and Collateral Agent shall have all the protections, rights and immunities given to them under this Indenture.

SECTION 11.5.  Recording, Registration and Opinions.

(a)                                 The Company shall comply with the provisions of TIA Sections 314(b) and 314(d), in each case following qualification of this Indenture pursuant to the TIA, except to the extent not required as set forth in any SEC regulation or interpretation or guidance (including any no-action letter or exemptive order issued by the Staff of the SEC, whether issued to the Company or any other Person).  Following such qualification, to the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to Trust Indenture Act Section 314(b)(2), the Company shall furnish such opinion not more than 60 but not less than 30 days prior to each September 1.

(b)                                 Any release of Collateral permitted by Section 11.3 shall be deemed not to impair the Liens under this Indenture and the Collateral Documents in contravention thereof and any person that is required to deliver any certificate or opinion pursuant to Section 314(d) of the TIA shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion.  The Trustee shall, to the extent permitted by Sections 7.1 and 7.2, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such certificate or opinion.

(c)                                  If any Collateral is released in accordance with this Indenture or any Collateral Document, the Company shall determine whether it has delivered all documentation required by TIA Section 314(d) in connection with such release.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1.  Notices.  Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing.  Any notice or communication shall be in writing and delivered in person, by facsimile or mailed by first-class mail addressed as follows:

if to Parent, the Company or any Subsidiary Guarantor:

c/o Reddy Ice Corporation

8750 N. Central Expressway, Suite 1800

Dallas, Texas  75231

Attention:  Steven J. Janusek

Facsimile No.:  (214) 528-1532

if to the Trustee or Collateral Agent:

Wells Fargo Bank, National Association

1445 Ross Avenue, 2nd Floor, MAC T5303-022

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Dallas, TX 75202

Attention:  Corporate Trust Services

Facsimile:  214-777-4086

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.  Any notice or communication shall also be so mailed or delivered to any Person described in TIA § 313(c), to the extent required by the TIA.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Each of the Trustee and Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Indenture or the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods.  If the party elects to give the Trustee or Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s or Collateral Agent’s understanding of such instructions shall be deemed controlling.  Neither the Trustee nor the Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.  The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or Collateral Agent, including without limitation the risk of the Trustee or Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

SECTION 12.2.  Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of Notes on the date hereof), the Company shall furnish to the Trustee:

(i)                                     an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii)                                  an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.3.  Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and also shall include:

(i)                                     a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii)                                  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)                               a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

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(iv)          a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 12.4.  When Notes Disregarded.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by Parent, the Company, any Subsidiary Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.5.  Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or a meeting of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6.  Days Other than Business Days.  If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.  If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 12.7.  Governing Law.  This Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12.8.  Waiver of Jury Trial.  EACH OF PARENT, THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.9.  No Recourse Against Others.  An incorporator, director, officer, employee, stockholder or controlling person, as such, of Parent, the Company or any Subsidiary Guarantor shall not have any liability for any obligations of Parent, the Company or any Subsidiary Guarantor under the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 12.10.  Successors.  All agreements of Parent, the Company and each Subsidiary Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.11.  Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.

SECTION 12.12.  Variable Provisions.  The Company initially appoints the Trustee as Paying Agent and Registrar and custodian with respect to any Global Notes.

SECTION 12.13.  Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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SECTION 12.14.  Direction by Holders to Enter into Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement.  By accepting a Note, each Holder is deemed to have authorized and directed the Trustee and the Collateral Agent, as applicable, to enter into the Collateral Documents the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

SECTION 12.15.  Force Majeure.  In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.16.  USA Patriot Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Trust Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this agreement agree that they shall provide the Trustee and the Trust Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 12.17.  Trust Indenture Act Controls.  If any provision hereof limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 12.18.  Communication by Holders of Notes with Other Holders of Notes.  Holders of the Notes may communicate pursuant to TIA § 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

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IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

REDDY ICE CORPORATION

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Executive Vice President, Chief Financial Officer and Secretary

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Executive Vice President, Chief Financial Officer and Secretary

[Signature Page to Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick T. Giordano
	Name:	Patrick T. Giordano
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Patrick T. Giordano
	Name:	Patrick T. Giordano
	Title:	Vice President

[Signature Page to Indenture]

ANNEX A

Mortgaged Property

15960 Shaw Rd.	Athens	AL
4626 S. 40th St.	Phoenix	AZ
2101 31st Street	Denver	CO
604 N. Frontage Rd	Plant City (Tampa)	FL
5050 S.W. 51st Street	Davie	FL
117 Society Ave.	Albany	GA
1586 E. Taylor Ave.	East Point	GA
1111 Burt St.	Shreveport	LA
8700 Ice Drive	Raleigh	NC
5525 S.W. 29th Street	Oklahoma City	OK
6004 N. Shepherd Dr.	Houston	TX
7901 Springdale Road	Austin	TX
1104 - 1130 E. Durango	San Antonio	TX
4320 Duncanville Rd	Dallas	TX
610 Pleasant Valley Rd	Harrisonburg	VA
W. Moler Ave. @ Factory St.	Martinsburg	WV

EXHIBIT A

[FORM OF FACE OF NOTE]

Global Note Legend, if applicable
Private Placement Legend, if applicable

No. [ ]	Principal Amount $[ ],
as revised by the Schedule of Increases
or Decreases in the Global Note attached hereto

CUSIP NO.

REDDY ICE CORPORATION

11.25% Senior Secured Note due 2015

Reddy Ice Corporation, a Nevada corporation, promises to pay to [                             ], or registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on the earlier of (i) 91 days prior to the Stated Maturity of any Indebtedness Incurred pursuant to Section 3.3(b)(xvii) of the Indenture (unless as of such 91st day such Indebtedness (including after giving effect to any amendment, waiver, modification, refinancing, replacement or amendment with respect thereto) has a Stated Maturity no earlier than March 15, 2015) and (ii) March 15, 2015.

Interest Payment Dates:  March 15 and September 15.

Record Dates:  March 1 and September 1.

Additional provisions of this Note are set forth on the other side of this Note.

REDDY ICE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the
Notes referred to in the Indenture.

By:
Authorized Signatory	Date:

[FORM OF REVERSE SIDE OF NOTE]

11.25% Senior Secured Note due 2015

1.                                      Interest

Reddy Ice Corporation, a Nevada corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company shall pay interest semiannually on March 15 and September 15 of each year, with the first interest payment to be made on September 15, 2010(1).  Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from March 15, 2010(2).  The Company shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.  Interest shall accrue (in addition to the interest rate borne by the Notes) from and including the date on which an Event of Default under Section 6.1(a)(i), 6.1(a)(ii), 6.1(a)(vii) or 6.1(a)(viii) shall occur to but excluding the date on which such Event of Default shall have been cured, at a rate per annum equal to 1.0% of the principal amount of the Notes.

(1)           With respect to the Initial Notes.

(2)           With respect to the Initial Notes.

2.                                      Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest.  The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 and September 1 next preceding the Interest Payment Date unless Notes are cancelled, repurchased or redeemed after the record date and before the Interest Payment Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by the Depositary.  The Company shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof.

(1)           With respect to the Initial Notes.

(2)           With respect to the Initial Notes.

3.                                      Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association, duly organized and existing under the laws of the United States of America and having a corporate trust office at Wells Fargo Bank, National Association, 1445 Ross Avenue, 2nd Floor, Dallas, TX 75202, Attention:  Corporate Trust Services (“Trustee”), shall act as Paying Agent and Registrar.  The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder.  The Company or any of its domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.                                      Indenture

The Company issued the Notes under an Indenture dated as of March 15, 2010 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, Parent, the Subsidiary Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture.  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Company.  This Note is one of the 11.25% Senior Secured Notes due 2015 referred to in the Indenture.  The Notes include (i) $300,000,000 aggregate principal amount of the Company’s 11.25% Senior Secured Notes due 2015 issued under the Indenture on March 15, 2010 (herein called “Initial Notes”), (ii) pursuant to the Exchange Offer, Exchange Notes from time to time for issue only in exchange for a like principal amount of Initial Notes and (iii) if and when issued, additional 11.25% Senior Secured Notes due 2015 of the Company that may be issued from time to time under the Indenture subsequent to March 15, 2010 (herein called “Additional Notes”).  The Indenture contains the terms and restrictions set forth in the Indenture or made a part of the Indenture pursuant to the requirements of the TIA.  The Indenture, among other things, imposes certain covenants with respect to the following matters:  the Incurrence of Indebtedness by the Company and its Restricted Subsidiaries, the payment of dividends and other distributions on the Capital Stock of the Company, the purchase or redemption of Capital Stock of the Company, certain purchases or redemptions of Subordinated Obligations and other Junior Lien Obligations, the sale or transfer of assets and Capital Stock of Subsidiaries, the issuance or sale of Capital Stock of Restricted Subsidiaries, the incurrence of certain Liens, future Subsidiary Guarantors, the business activities and investments of the Company and its Restricted Subsidiaries and transactions with Affiliates.  In addition, the Indenture limits the ability of the Company and its Restricted Subsidiaries to enter into agreements that restrict distributions and dividends from Subsidiaries.  The Indenture also imposes requirements with respect to the provision of financial information.  The Indenture also contains certain exceptions to the foregoing, and this description is qualified in its entirety by reference to the Indenture.

5.                                      Guarantee

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Company under the Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, Parent has unconditionally Guaranteed (and future guarantors, together with Parent, shall unconditionally Guarantee), jointly and severally, such obligations on a senior, secured basis on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness pursuant to the terms of the Indenture.

6.                                      Security

The Initial Notes, Exchange Notes and Additional Notes, if any, are treated as a single class of securities under the Indenture and shall be secured by first-priority Liens and security interests, subject to Permitted Liens, in the Collateral on the terms and conditions set forth in the Indenture and the Collateral Documents.  The Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Collateral Documents.  Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, the Indenture, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and authorizes and directs the Collateral Agent to enter into the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

7.                                      Redemption

(a)           Except as described in clauses (b) and (c) below, the Notes are not redeemable until March 15, 2013.  On and after March 15, 2013, the Company may redeem all or, from time to time, a portion of the Notes, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest on the Notes, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2013	105.625%
2014	100.000%

(b)           At any time prior to March 15, 2013, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, and additional interest thereon, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

“Applicable Premium” means, as determined by the Company with respect to a Note on any Redemption Date, the greater of:

(1)       1.0% of the principal amount of such Note; and

(2)       the excess, if any, of (a) the present value as of such Redemption Date of (i) the redemption price of such Note on March 15, 2013, plus (ii) the remaining scheduled interest payments due on such Note through March 15, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal of such Note.

“Treasury Rate” means, as obtained by the Company, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 15, 2013; provided, however, that if the period from the Redemption Date to March 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to March 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(c)           On or prior to March 15, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) with the Net Cash Proceeds of one or more Qualified Equity Offerings at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date, if any (provided that if the Qualified Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that:

(i)        at least 65% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(ii)       the redemption occurs within 90 days after the closing of such Qualified Equity Offering.

Notice of any redemption pursuant to clause (c) may be given prior to the completion of such Qualified Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Qualified Equity Offering.

(d)           Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of Section 5.1, and Sections 5.2 through 5.7 of the Indenture.

[8.          Registration Rights Agreement.  The Notes are entitled to the benefit of the Registration Rights Agreement.](1)

9.                                     Change of Control; Asset Sales

(a)           If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes under Section 5.1 of the Indenture, each Holder shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000 except that no Note may be tendered in part if the remaining principal amount would be less than $2,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) as provided in, and subject to the terms of, the Indenture.

(b)           In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 3.7(c) of the Indenture, the Company shall be required to make an offer to all Holders to purchase Notes in accordance with Section 3.7(c) of the Indenture at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the rights of Holders of record on any Record Date to receive payments of interest on the related Interest Payment Date).  Holders of Notes that are the subject of an offer to purchase shall receive an Asset Disposition Offer from the Company prior to any related purchase date and may elect to have such Note purchased pursuant to such offer by completing the form entitled “Option of Holder To Elect Purchase” attached hereto, or transferring its interest in such Note by book-entry transfer, to the Company or a Paying Agent at the address specified in the notice at least three Business Days before the Asset Disposition Purchase Date.

10.                               Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange any Notes for a period beginning 15 Business Days before an Interest Payment Date and ending on such Interest Payment Date.

11.                               Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

12.                               Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

(1)  To be included in Notes bearing the Private Placement Legend.

13.                               Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14.                               Amendment, Waiver

The Indenture, the Notes and the Collateral Documents may be amended or waived as set forth in Article IX of the Indenture.

15.                               Defaults and Remedies

Events of Default shall be as set forth in Article VI of the Indenture.

If an Event of Default occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes then outstanding may declare all the Notes to be due and payable immediately.  Certain events of bankruptcy or insolvency with respect to the Company are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee and the Collateral Agent may refuse to enforce the Indenture or the Notes unless each receives indemnity or security reasonably satisfactory to each of the Trustee and the Collateral Agent.  Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

16.                               Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.                               No Recourse Against Others

A director, officer, employee, incorporator, stockholder or controlling person, as such, of Parent, the Company or any Subsidiary Guarantor shall not have any liability for any obligations of Parent, the Company or any Subsidiary Guarantor under the Notes, the Indenture, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

18.                              Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

19.                               Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

20.                               CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

21.                               Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity shall be released from those obligations.

22.                               Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type.  Requests may be made to:

Reddy Ice Corporation

8750 North Central Expressway

Suite 800

Dallas, Texas  75231

Attention:  Steven J. Janusek

Facsimile No.:  (214) 528-1532

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:		Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note shall be $ [                                 ].  The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, check the box:

☐	☐

3.7	3.9

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or integral multiples of $1,000 in excess thereof):  $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

PARENT GUARANTY

Pursuant to the Indenture (the “Indenture”) dated as of March 15, 2010 among Reddy Ice Corporation, Reddy Ice Holdings, Inc.  (“Parent” and the “Guarantor”), the Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and as collateral agent, the Guarantor, subject to the provisions of Article X of the Indenture, hereby fully, unconditionally and irrevocably guarantees on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness, as primary obligor and not merely as surety, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under the Indenture and the Notes (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture) and the Collateral Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”).  Parent agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Parent Guaranty notwithstanding any extension or renewal of any Guarantor Obligation.

The Guarantor Obligations of Parent to the Holders of the Notes pursuant to the Parent Guaranty and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Parent Guaranty.

Parent also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Parent Guaranty.

REDDY ICE CORPORATION

By:
Name:
Title:

[FORM OF SUBSIDIARY GUARANTY]

Pursuant to the Indenture (the “Indenture”) dated as of March 15, 2010 among Reddy Ice Corporation, Reddy Ice Holdings, Inc.  (“Parent”), the Subsidiary Guarantors party thereto (each a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and as collateral agent, each Subsidiary Guarantor, subject to the provisions of Article X of the Indenture, hereby fully, unconditionally and irrevocably guarantees on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under the Indenture and the Notes (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Parent, the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture) and the Collateral Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”).  Each Subsidiary Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Subsidiary Guaranty notwithstanding any extension or renewal of any Guarantor Obligation.

The Guarantor Obligations of the Guarantors to the Holders of the Notes pursuant to the Subsidiary Guaranty and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guaranty.

Each Subsidiary Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Subsidiary Guaranty.

[Name of Subsidiary]

By:
Name:
Title:

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Reddy Ice Corporation

8750 North Central Expressway

Suite 800

Dallas, Texas  75231

Attention:  Steven J. Janusek

Facsimile No.:  (214) 528-1532

Wells Fargo Bank, National Association

1445 Ross Avenue, 2nd Floor

Dallas, TX 75202

Attention:  Corporate Trust Services

Facsimile:  214-777-4086

Re:  11.25% Senior Secured Notes due 2015

Reference is hereby made to the Indenture, dated as of March 15, 2010 (the “Indenture”), among Reddy Ice Corporation, as Issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.                                      ☐                                    Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.                                      ☐                                    Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States,

(ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.                                      ☐                                    Check and complete if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)                                 ☐                                    such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)                                 ☐                                    or such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)                                  ☐                                    such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.                                      ☐                                    Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)                                 ☐                                    Check if Transfer is pursuant to Rule 144.  (i)  The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)                                 ☐                                    Check if Transfer is pursuant to Regulation S.  (i)  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the

Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)                                  ☐                                    Check if Transfer is pursuant to other exemption.  (i)  The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

	(a)	☐	a beneficial interest in the:

		(i)	☐	144A Global Note (CUSIP [ ]), or

		(ii)	☐	Regulation S Global Note (CUSIP [ ])), or

	(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

	(a)	☐	a beneficial interest in the:

		(i)	☐	144A Global Note (CUSIP [ ]), or

		(ii)	☐	Regulation S Global Note (CUSIP [ ]), or

		(iii)	☐	Unrestricted Global Note (CUSIP [ ]), or

	(b)	☐	a Restricted Definitive Note; or

	(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Reddy Ice Corporation

8750 North Central Expressway

Suite 800

Dallas, Texas  75231

Attention:  Steven J. Janusek

Facsimile No.:  (214) 528-1532

Wells Fargo Bank, National Association

1445 Ross Avenue, 2nd Floor

Dallas, TX 75202

Attention:  Corporate Trust Services

Facsimile:  214-777-4086

Re:  11.25% Senior Secured Notes due 2015

(CUSIP [             ])

Reference is hereby made to the Indenture, dated as of March 15, 2010 (the “Indenture”), among Reddy Ice Corporation, as Issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                 in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a)                                 ☐                                    Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)                                 ☐                                    Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)                                  ☐                                    Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the

C-1

transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)                                 ☐                                    Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a)                                 ☐                                    Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)                                 ☐                                    Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] _ 144A Global Note, _ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-2

EXHIBIT D

Form of Mortgage

D-1

APPENDIX A

PLAN OF REORGANIZATION

(See attached)

A-1

Vincent P. Slusher, State Bar No. 00785480
vince.slusher@dlapiper.com
DLA PIPER LLP (US)
1717 Main Street, Suite 4600
Dallas, Texas 75201
Telephone:  (214) 743-4572
Facsimile:   (972) 813-6267

Gregg M. Galardi, NY Bar No. 4535506

gregg.galardi@dlapiper.com

James C. Knox, NY Bar No. 4373213
jamie.knox@dlapiper.com
Gabriella L. Zborovsky, NY Bar No. 4851614

gabriella.zborovsky@dlapiper.com

Sarah E. Castle, NY Bar No. 4932240

sarah.castle@dlapiper.com

DLA PIPER LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 335-4500

Facsimile: (212) 335-4501

Chris L. Dickerson

chris.dickerson@dlapiper.com

Jeremy R. Hall

jeremy.hall@dlapiper.com

DLA Piper LLP (US)

203 N. LaSalle Street, Suite 1900

Chicago, Illinois 60601

Telephone:  (312) 368-4000

Facsimile:  (312) 236-7516

Proposed Attorneys for Reddy Ice Holdings, Inc. and
Reddy Ice Corporation, Debtors and Debtors in Possession

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

In re:	§
	§	Case Nos.: 12- and 12-
REDDY ICE HOLDINGS, INC. and	§
REDDY ICE CORPORATION,	§	Chapter 11
§
Debtors.	§	Joint Administration Pending

JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

Dated: April 11, 2012

E.	Reddy Holdings General Unsecured Claim Settlement Payments	34

F.	Estimation of the Subordinated 510(b) Claims	34

G.	New Stockholders’ Agreement	34

H.	Corporate Existence	34

I.	Reorganized Company’s Boards of Directors	35

J.	Employee Benefits	35

K.	New Management Incentive Plan	35

L.	Vesting of Assets in the Reorganized Company	36

M.	Restructuring Transactions	36

N.	Pursuit of Arctic Acquisition	36

O.	Corporate Action	36

P.	Effectuating Documents; Further Transactions	37

Q.	Section 1146 Exemption from Certain Taxes and Fees	37

R.	D&O Liability Insurance Policies	38

S.	Indemnification Agreements	38

T.	Preservation of Causes of Action	38

U.	Single Satisfaction of Claims	39

V.	Non-Voting Equity Securities	39

W.	Change in Control	39

ARTICLE VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		40

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	40

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	40

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	41

D.	Insurance Policies	41

E.	Modifications, Amendments, Supplements, Restatements or Other Agreements	41

F.	Reservation of Rights	42

G.	Contracts and Leases Entered Into After the Petition Date	42

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		42

A.	Record Date for Distributions	42

B.	Timing and Calculation of Amounts to Be Distributed	42

C.	Disbursing Agent	44

D.	Rights and Powers of Disbursing Agent	44

E.	Distributions on Account of Claims Allowed After the Effective Date	44

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	45

G.	Withholding and Reporting Requirements	46

H.	Setoffs	46

I.	Claims Paid or Payable by Third Parties	47

J.	Allocation of Distributions Between Principal and Unpaid Interest	48

ARTICLE VIII PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		48

A.	Prosecution of Objections to Claim	48

B.	Allowance of Claims	48

C.	Distributions After Allowance	48

D.	Estimation of Claims	48

E.	Deadline to File Objections to Claims	49

ARTICLE IX SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		49

A.	Compromise and Settlement of Claims, Interests and Controversies	49

B.	Mutual Releases by the Debtors and the Released Parties	49

C.	Releases by Holders of Claims or Interests of Reddy Corp.	50

D.	Releases by Holders of Claims or Interests of Reddy Holdings	51

E.	Exculpation	52

F.	Discharge of Claims and Termination of Interests	52

G.	Injunction	52

H.	Term of Injunctions or Stays	54

I.	Protection Against Discriminatory Treatment	54

J.	Release of Liens	54

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		55

A.	Conditions Precedent to Confirmation	55

B.	Conditions Precedent to the Effective Date	55

C.	Waiver of Conditions	56

D.	Effect of Failure of Conditions	56

ARTICLE XI MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		57

A.	Modification and Amendments	57

B.	Effect of Confirmation on Modifications	57

C.	Revocation or Withdrawal of the Plan	57

ARTICLE XII RETENTION OF JURISDICTION		58

ARTICLE XIII MISCELLANEOUS PROVISIONS		60

A.	Immediate Binding Effect	60

B.	Additional Documents	60

C.	Reservation of Rights	60

D.	Successors and Assigns	61

E.	Service of Documents	61

F.	Entire Agreement	62

G.	Payment of Statutory Fees	62

H.	Severability of Plan Provisions	62

I.	Exhibits	63

J.	Votes Solicited in Good Faith	63

K.	Closing of Chapter 11 Cases	63

L.	Conflicts	63

TABLE OF EXHIBITS AND APPENDICES

INTRODUCTION

Reddy Ice Holdings, Inc. and Reddy Ice Corporation respectfully propose the following joint plan of reorganization.  Capitalized terms used in the Plan (as defined below) and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAW

A.                       Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

1.        “2003 Merger Consideration Claim” means any Claim related to Reddy Corp.’s obligation to distribute consideration under the Agreement and Plan of Merger dated as of May 12, 2003, by and among CAC Holdings Corp., Cube Acquisition Corp., and Packaged Ice, Inc., in an amount not to exceed $565,000.

2.        ‘‘Accrued Professional Compensation” means, at any given moment, all accrued, contingent and/or unpaid fees (including success fees) for legal, financial advisory, accounting and other services and obligations for reimbursement of expenses rendered or incurred before the Effective Date that are unpaid and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code by any retained Professional in the Chapter 11 Cases, or that are unpaid and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not denied by a Final Order, all to the extent that any such fees and expenses have not been previously paid.  To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.  For the avoidance of doubt, Accrued Professional Compensation shall not include any accrued, contingent and/or unpaid fees for services and obligations for reimbursement of expenses rendered or incurred before the Effective Date by any Person retained pursuant to the Ordinary Course Professional Order and authorized to be compensated thereunder without filing a fee application.

3.        “Acquisition Closing Total Share Number” means the total number of shares of Reorganized Reddy Holdco Common Stock and of Reorganized Reddy Holdco Preferred Stock issued and outstanding as of immediately following the consummation of the Arctic Acquisition and the distribution of the Old Reddy Equity Acquisition Closing Shares and the Second Lien Acquisition Closing Shares, which total number shall be determined as the quotient of (a) the sum of (i) $112,500,000 plus (ii) the aggregate number of shares of Old Reddy Common Stock that are to receive cash, and not Reorganized Reddy Holdco Common Stock, pursuant to the Plan multiplied by the Old Reddy Equity Initial Closing Cash Amount plus (iii) $4,076,959 multiplied by the Old Reddy Equity Election Percentage plus (iv) the Investor Acquisition Closing Amount divided by (b) $7.1377853.

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4.        “Ad Hoc Discount Noteholder Group” means those certain holders of Discount Notes that are party to the Plan Support Agreement.

5.        “Ad Hoc Noteholder Group” means those certain holders of First Lien Notes and Second Lien Notes that are party to the Plan Support Agreement.

6.        ‘‘Administrative Claim” means a (1) Claim for payment of costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a), 331 or 363 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-4001; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; and (2) the Indenture Trustee Claims, without any requirement for filing fee applications in the Chapter 11 Cases.

7.        ‘‘Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

8.        ‘‘Allowed” means, with respect to a Claim within a particular Class, an Allowed Claim of the type described in such Class.

9.        ‘‘Allowed Claim” means a Claim (i) as to which no objection or request for estimation has been filed on or before the expiration of an applicable period fixed by the Bankruptcy Court or the Plan; (ii) as to which any objection has been settled, waived, withdrawn or denied by a Final Order or in accordance with the Plan; or (iii) that is allowed (a) by a Final Order, (b) by an agreement between the holder of such Claim and the Debtors or the Reorganized Company or (c) pursuant to the terms of the Plan; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an ‘‘Allowed Claim” under (i) above (the expiration of an applicable deadline), the Debtors do not waive their rights to contest the amount and validity of any disputed, contingent and/or unliquidated Claim in the time, manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.  An Allowed Claim (i) includes a Disputed Claim to the extent such Disputed Claim becomes Allowed after the Effective Date and (ii) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law.  Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by Final Order of the Bankruptcy Court, ‘‘Allowed Claim” shall not, for purposes of distributions under the Plan, include interest on such Claim accruing from and after the Petition Date.

10.     “Amended First Lien Notes Indenture” means that certain indenture that will govern the First Lien Notes after the Effective Date, substantially in the form attached hereto as Exhibit G, whether accomplished pursuant to a supplement to the First Lien Notes Indenture, or an amendment and restatement or replacement of the First Lien Notes Indenture.

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11.     “Arctic” means Arctic Glacier Income Fund and its direct and indirect subsidiaries that are debtors in a proceeding under the CCAA, pending before the Court of Queen’s Bench Winnipeg Centre, and in a case under chapter 15 of title 11 of the United States Code pending in the United States Bankruptcy Court for the District of Delaware.

12.     “Arctic Acquisition” means, with respect to Arctic, a transaction that results in the Reorganized Company’s direct or indirect acquisition in any manner, including by way of a tender offer, exchange offer, merger, consolidation, share exchange, joint venture, partnership, dissolution, liquidation, recapitalization, reorganization, other business combination or similar transaction, of beneficial ownership of at least 70% of the equity securities entitled to vote generally in the election of directors calculated on a fully-diluted basis, taking into account any securities convertible into, exchangeable for or exercisable for any such securities (whether immediately or otherwise) on an as-converted, exchanged or exercised basis, or of all or substantially all of the consolidated assets of Arctic and its Subsidiaries taken as a whole.

13.     “Arctic Acquisition Discount Notes Payment” has the meaning set forth in Article V.D.

14.     “Arctic Acquisition Discount Notes Payment Date” has the meaning set forth in Article V.D.

15.     “Arctic Termination” means (a) the Company’s final determination, with the consent of the Sponsor in its sole discretion, to abandon or no longer pursue the potential Arctic Acquisition or (b) if earlier, an Arctic Acquisition being consummated by a third party.

16.     ‘‘Avoidance Actions” means causes of action or rights arising under sections 510I, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code.

17.     ‘‘Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

18.     ‘‘Bankruptcy Court” means the United States Bankruptcy Court having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court in such jurisdiction.

19.     ‘‘Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. §§ 1-4001, as well as the general and local rules of the Bankruptcy Court.

20.     “Business Day” means any day, excluding Saturday, Sunday or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.

21.     “CCAA” means Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C 36, as amended.

22.     ‘‘Cash” means legal tender of the United States of America or the equivalent thereof.

23.     ‘‘Causes of Action” means any action, proceeding, agreement, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage,

4

judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law.  Causes of Action also include: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any claim listed in the Plan Supplement.

24.     ‘‘Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to both Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court under Case No. 12-               (      ).

25.     “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

26.     “Claim Objection Bar Date” means such date or other period of limitation, if any, as may be specifically fixed by an order of the Bankruptcy Court for objecting to Claims.

27.     “Class” means a category of holders of Claims or Interests as set forth in Article III.

28.     “Collateral” means any property or interest in property of the Estate subject to a lien or security interest to secure the payment or performance of a Claim, which lien or security interest is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable law.

29.     “Company” means Reddy Holdings together with its wholly owned subsidiary, Reddy Corp., prior to and after commencement of these Chapter 11 Cases through the Effective Date.

30.     “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

31.     “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

32.     “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

33.     “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

34.     “Consummation” means the occurrence of the Effective Date.

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35.     “Corporate Governance Documents” means, collectively, the articles of incorporation, by-laws and other corporate organization documents of the Debtors and the Reorganized Company, the forms of which shall be acceptable to the Sponsor.

36.     “Courage Capital” means Courage Capital Management, LLC.

37.     “Cure” means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of one or both the Debtors and to permit the Debtors to assume that contract or lease under sections 365(a) or 1123 of the Bankruptcy Code.

38.     “D&O Liability Insurance Policies” means all insurance policies of the Company or their current or past officers, directors, and managers providing liability coverage for the Company and such officers, directors and/or managers.

39.     “DTC” means the Depositary Trust Company.

40.     “Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in these Chapter 11 Cases.

41.     “Debtors” means, collectively, Reddy Ice Holdings, Inc. and Reddy Ice Corporation.

42.     “DIP Agent” means the administrative agent and collateral agent named in the DIP Loan Agreement, which, as of the Petition Date, is Macquarie.

43.     “DIP Facility” means the credit facility or facilities established pursuant to the DIP Loan Agreement.

44.     “DIP Facility Claim” means any Claim arising under or in connection with the DIP Facility.  The DIP Facility Claim shall be Allowed in the principal amount borrowed pursuant to the DIP Facility, plus interest, fees and expenses and, for the avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

45.     “DIP Lenders” means the banks, financial institutions and other lender parties to the DIP Loan Agreement from time to time, each in their capacity as such.

46.     “DIP Loan Agreement” means (i) that certain Senior Secured Priming Debtor-in-Possession Credit Agreement by and between the Debtors, Macquarie, as Agent and certain lenders signatory thereto, dated on or about the Petition Date, in an amount not to exceed Seventy Million Dollars ($70,000,000) and (ii) such other loan or credit agreements, security agreements, pledge agreements, guarantees, or similar agreements or instruments executed and delivered by the Debtor relating to or executed and delivered pursuant to such agreement, and all Uniform Commercial Code financing statements required thereby that were filed, or other filings and/or registrations that were made or obtained, as the case may be, with respect to the security interests in personal property, real property and fixtures created pursuant to any of the foregoing agreements, as amended by the parties thereto and approved by the Bankruptcy Court.

6

47.      “DIP Order” means the Final Order of the Bankruptcy Court approving the DIP Facility or, if such a Final Order has not been entered, the order entered by the Bankruptcy Court approving the DIP Facility on an interim basis.

48.      “Disallowed” means, with respect to a Claim within a particular Class, a Disallowed Claim of the type described in such Class.

49.      “Disallowed Claim” means any Claim against the Debtors that has been disallowed, in whole or in part, by Final Order or written agreement between the Debtors and the holder of such Claim, to the extent of such disallowance.

50.      “Disbursing Agent” means the Reorganized Company or the Person or Persons chosen by the Reorganized Company to make or facilitate distributions pursuant to the Plan.

51.      “Disclosure Statement” means the written disclosure statement entitled Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated April 11, 2012, that relates to the Plan, as amended, supplemented or modified from time to time, and that is prepared and distributed in accordance with applicable nonbankruptcy law, as well as section 1125 of the Bankruptcy Code and Bankruptcy Rule 3018.

52.      “Discount Notes” means the 10.5% Senior Discount Notes due 2012 issued by Reddy Holdings pursuant to the Discount Notes Indenture.

53.      “Discount Notes Claim” means any Claim arising under or in connection with the Discount Notes.

54.      “Discount Notes Claim Distributions” means the distributions to the holders of Allowed Discount Notes Claims, including, but not limited to, the issuance of the Discount Notes Promissory Notes, as set forth in greater detail in Articles III.D and V.D.

55.      “Discount Notes Indenture” means the Indenture dated as of October 27, 2004, by and between Reddy Holdings and the Discount Notes Indenture Trustee, as supplemented by the First Supplemental Indenture dated as of July 28, 2005, as further supplemented by the Second Supplemental Indenture dated as of March 3, 2010.

56.      “Discount Notes Indenture Trustee” means, U.S. Bank National Association, or any trustee successor thereto, solely in its capacity as set forth under the Discount Notes Indenture, and/or its duly appointed successor solely in such capacity.

57.      “Discount Notes Indenture Trustee Claim” means any Claim of the Discount Notes Indenture Trustee for reasonable and documented fees, expenses, disbursements and advances under the terms of the Discount Notes Indenture (including, but not limited to, the reasonable documented fees, costs and expenses incurred by the Discount Notes Indenture Trustee’s professionals).

58.      “Discount Notes Initial Payment” has the meaning set forth in Article V.D.

59.      “Discount Notes Promissory Notes” has the meaning set forth in Article V.D.

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60.      “Discount Notes Subsequent Payment” has the meaning set forth in Article V.D.

61.      “Discount Notes Subsequent Payment Date” has the meaning set forth in Article V.D.

62.      “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that has not been Allowed or Disallowed.

63.      “Distribution Date” means the date, occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims as provided in Article VII hereof and any date thereafter on which the Disbursing Agent makes distributions to holders of Allowed Claims as provided in Article VII hereof.

64.      “Distribution Record Date” means the Effective Date.

65.      “Effective Date” means the first business day after which (a) all provisions, terms and conditions specified in Article X.B have been satisfied or waived pursuant to Article X.C and (b) no stay of the Confirmation Order is in effect.  Unless otherwise specifically provided for in the Plan, anything required to be done by the Debtors or the Reorganized Debtors on the Effective Date shall be done on the Effective Date.

66.      “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

67.      “Estimation Motion” has the meaning set forth in Article V.F hereof.

68.      “Exculpated Claim” means any claim related to any act or omission in connection with, relating to or arising out of the Debtors’ in or out of court restructuring efforts, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement or the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the negotiation, consummation, implementation, or enforcement of the DIP Facility, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Plan securities, the negotiation, consummation, implementation or enforcement of the Exit Credit Facility, or the distribution of property under the Plan or any other related agreement; provided, however, that Exculpated Claims shall not include any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct or fraud to the extent imposed by applicable non-bankruptcy law; provided further, however, that “Exculpated Claim” shall not include any claim to enforce the Plan or the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan.  For the avoidance of doubt, no Cause of Action, obligation or liability expressly preserved by the Plan or the Plan Supplement constitutes an Exculpated Claim.  Further, no Reddy Corp. Subordinated 510(b) Claim or Reddy Holdings Subordinated 510(b) Claim, whether relating to indemnification obligations or otherwise, shall constitute an Exculpated Claim.

69.      “Exculpated Party” means each of: (a) the Debtors, the Reorganized Company and their Affiliates; (b) the current and former directors and officers of the Company; (c) the members of the Ad Hoc Noteholder Group; (d) the members of the Ad Hoc Discount Noteholder Group; (e) the Sponsor; (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit

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Credit Facility Agreement, (ii) the DIP Loan Agreement, and (iii) the Prepetition Revolving Loan Credit Agreement; (g) the Disbursing Agent; and (h) with respect to each of the foregoing Persons in clauses (a) through (g), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such.

70.      “Exculpation” means the exculpation provision set forth in Article IX.E hereof.

71.      “Executory Contract” means any contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

72.      “Exit Credit Facility Agreement” means one or more financing agreements to be executed by the Reorganized Company on or after the Effective Date, including any agreements, amendments, modifications or supplements or documents related thereto, and substantially on the terms set forth in Exhibit J attached hereto.

73.      “Exit Credit Facility” means the credit facility or facilities established pursuant to the Exit Credit Facility Agreement.

74.      “Exit Financing” means any financing provided to the Reorganized Company on the Effective Date pursuant to the Exit Credit Facility Agreement, a form of which shall be attached as an exhibit to the Plan Supplement.

75.      “Exit Lenders” means the banks, financial institutions and other lender parties to the Exit Credit Facility Agreement from time to time, each in their capacity as such.

76.      “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

77.      “First Lien Notes” means the 11.25% Senior Secured First Lien Notes due 2015 issued by Reddy Corp. pursuant to the First Lien Notes Indenture.

78.      “First Lien Notes Claim” means any Claim against Reddy Corp. arising under or in connection with the First Lien Notes.  The First Lien Notes Claims shall be Allowed in the aggregate amount of $300 million, plus interest, fees and expenses and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

79.      “First Lien Notes Guarantee Claim” means any Claim on account of Reddy Holdings’ guarantee of Reddy Corp.’s obligations arising under or in connection with the First Lien Notes Indenture.

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80.      “First Lien Notes Indenture” means the Indenture, dated as of March 15, 2010, by and among Reddy Ice Corporation, Reddy Ice Holdings, Inc., the guarantors party thereto and the First Lien Notes Indenture Trustee, as trustee, relating to Reddy Corp.’s outstanding 11.25% Senior Secured First Lien Notes due 2015, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith.

81.      “First Lien Notes Indenture Trustee” means Wells Fargo Bank, National Association, or any trustee successor thereof, solely in its capacity as set forth under the First Lien Notes Indenture, and/or its duly appointed successor solely in such capacity.

82.      “First Lien Notes Indenture Trustee Claim” means any Claim of the First Lien Notes Indenture Trustee for reasonable and documented fees, expenses, disbursements and advances under the terms of the First Lien Notes Indenture (including, but not limited to, the reasonable documented fees, costs and expenses incurred by the First Lien Notes Indenture Trustee’s professionals).

83.      “Impaired Claim” means any Claim in an Impaired Class of Claims.

84.      “Impaired Class” means a Class that is impaired within the meaning of section 1124 of the Bankruptcy Code.  For the avoidance of doubt, Impaired Classes are Classes 2A, 3A, 8A, 9A, 2B, 3B, 6B, 8B, 9B and 10B.

85.      “Impaired Interest” means any Interest in an Impaired Class of Interests.

86.      “Indemnification Agreements” means any agreement or understanding to indemnify the Company or their past or present directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents, other than those indemnification provisions or obligations contained in the Company’s bylaws, certificates of incorporation or other formation documents.

87.      “Indenture Trustee Claims” means together, any First Lien Notes Indenture Trustee Claim, Second Lien Notes Indenture Trustee Claim or Discount Notes Indenture Trustee Claim.

88.      “Indenture Trustees” means both the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee and the Discount Notes Indenture Trustee.

89.      “Indentures” means, collectively, the First Lien Notes Indenture, the Second Lien Notes Indenture and the Discount Notes Indenture.

90.      “Insurance Policies” means, collectively, all of the Company’s insurance policies, including, but not limited to, the D&O Liability Insurance Policies.

91.      “Intercompany Claim” means any Claim arising from a promissory note Reddy Corp. entered into in March 2012 with Reddy Holdings for the original principal amount of approximately $8.6 million, which loan matures on September 1, 2012 and bears an interest rate of 12.5% per annum.

92.      “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

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93.      “Interest” means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized or outstanding shares of capital stock of the Debtors together with any warrants, options or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

94.      “Investment Agreement” means that certain agreement between the Company and the Sponsor, attached hereto as Exhibit H, pursuant to which, among other things, the Sponsor has agreed to purchase, and the Company has agreed that Reorganized Reddy Holdco shall issue and sell, Reorganized Reddy Holdco Preferred Stock, on the terms and subject to the conditions set forth therein, including in connection with the consummation, if any, of the Arctic Acquisition by the Reorganized Company.

95.      “Investor Acquisition Closing Amount” means the aggregate amount invested by the Sponsor, pursuant to the Investment Agreement, in connection with the consummation of the Arctic Acquisition (including, without limitation, amounts invested by the Sponsor to fund payments to be made pursuant to the Plan).

96.      “Investor Acquisition Closing Shares” means a number of shares of Reorganized Reddy Holdco Preferred Stock equal to the Investor Acquisition Closing Amount divided by $7.1377853.

97.      “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

98.      “MDL Litigations” means all lawsuits filed against the Company in various federal and state courts in multiple jurisdictions alleging violations of federal and state antitrust laws and related claims and seeking damages and injunctive relief, including, but not limited to, the proceedings transferred and consolidated for pretrial proceedings in the United States District Court for the Eastern District of Michigan.

99.      “Macquarie” means Macquarie Bank Limited.

100.    “New Board” means, with respect to each Reorganized Company, the initial board of directors or managers, as applicable, appointed as of the Effective Date, the members of which shall be determined in accordance with Article V.I and be deemed to have been endorsed and approved by the members of the Boards of Directors of the Debtors immediately prior to the Effective Date.

101.    “New Management Incentive Plan” shall have the meaning set forth in Article V.K.

102.    “New Stockholders’ Agreement” means that certain New Stockholders’ Agreement, as may be amended, restated, supplemented or otherwise modified from time to time, in form and substance consistent with the Term Sheet attached as Exhibit D to the Investment Agreement and otherwise reasonably acceptable to the Requisite Ad Hoc Noteholders.

103.    “Old Reddy Equity Acquisition Closing Cash Amount” means the quotient of (a) $1,199,106 divided by (b) the aggregate number of shares of Old Reddy Common Stock that are to receive any distribution pursuant to the Plan.

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104.    “Old Reddy Equity Acquisition Closing Shares” means a number of shares of Reorganized Reddy Holdco Common Stock equal to (a) the quotient of (i) the product of $4,076,959 multiplied by the Old Reddy Equity Election Percentage divided by (ii) $7.1377853 minus (b) 403,185.7 multiplied by the Old Reddy Equity Election Percentage.

105.    “Old Reddy Equity Election Percentage” means the quotient, expressed as a percentage of (i) the aggregate number of shares of Old Reddy Common Stock that elect to receive Reorganized Reddy Holdco Common Stock pursuant to the Plan divided by (ii) the aggregate number of shares of Old Reddy Common Stock that are to receive any distribution pursuant to the Plan.

106.    “Old Reddy Equity Initial Closing Cash Amount” means the quotient of (a) $2,877,853 divided by (b) the aggregate number of shares of Old Reddy Common Stock that are to receive any distribution pursuant to the Plan.

107.    “Old Reddy Holdings Common Stock” means the Common Stock, par value $0.0001 per share, of Reddy Holdings, prior to the Effective Date.

108.    “Ordinary Course Professional Order” means the Order Pursuant to 11 U.S.C. §§ 105(a), 327, 330 and 331 Authorizing Retention and Compensation of Professionals Utilized by Debtors in Ordinary Course of Business.

109.    “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

110.    “Petition Date” means the date on which the Debtors file their petitions for reorganization relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

111.    “Plan” means this Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, including the Plan Supplement, all exhibits, appendices and schedules hereto, which are incorporated herein by reference, in either present form or as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules.

112.    “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed by the Debtors , including any exhibits and appendices to the Plan to the extent not already appended and attached, and including to the extent known, the identity of the members of the New Board of each Reorganized Company, as well as the nature and amount of compensation for any member of a New Board who is an “insider” under section 101(31) of the Bankruptcy Code, on or before the date that is five (5) days prior to the Confirmation Hearing; provided, however that the Plan Supplement documents may be updated and revised until the Effective Date (with final forms of all Plan Supplement Documents filed on or before the Effective Date).

113.    “Plan Support Agreement” means the Restructuring and Plan Support Agreement dated as of April 11, 2012, among Reddy Corp., Reddy Holdings and the holders of First Lien Notes, Second Lien Notes and Discount Notes party thereto.

114.    “Prepetition Revolver Guarantee Claim” means any Claim on account of Reddy Holdings’ guarantee of Reddy Corp.’s obligations arising under or in connection with the

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Prepetition Revolving Loan Credit Agreement.  The Prepetition Revolver Guarantee Claim shall be an Allowed Claim and shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

115.    “Prepetition Revolving Loan Agent” means Macquarie in its capacity as administrative agent under the Prepetition Revolving Loan Credit Agreement, or any successor agent thereunder.

116.    “Prepetition Revolving Loan Claim” means any Claim arising under or in connection with the Prepetition Revolving Loan Credit Agreement.  The Prepetition Revolving Loan Claim shall be Allowed in the aggregate amount of $50 million, less any amounts paid from proceeds of the DIP Facility prior to the Effective Date, plus interest, fees and expenses and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

117.    “Prepetition Revolving Loan Credit Agreement” means that certain Amended and Restated Credit Agreement dated October 22, 2010, as amended, restated, supplemented or otherwise modified as of the date hereof, by and among Reddy Corp., as borrower, the Prepetition Revolving Loan Agent, and Macquarie, as lender.

118.    “Prepetition Revolving Loan Credit Facility” means the credit facility established pursuant to the Prepetition Revolving Loan Credit Agreement.

119.    “Priority Tax Claim” means any Claim of a governmental unit, as defined in section 101(27) of the Bankruptcy Code, of the kind specified in section 507(a)(8) of the Bankruptcy Code.

120.    “Pro Rata” means, as applicable, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class, or the proportion that all Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such Class and other Classes entitled to share in the same recovery under the Plan.

121.    “Professional” means a Person: (a) retained pursuant to an order of the Bankruptcy Court in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 363 or 331 of the Bankruptcy Code, or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

122.    “Proof of Claim” means any proof of Claim filed against either of the Debtors in the Chapter 11 Cases.

123.    “Reddy Corp.” means Reddy Ice Corporation, a Nevada corporation.

124.    “Reddy Corp. General Unsecured Claim” means any Unsecured Claim against Reddy Corp., including, but not limited to (i) Claims under or related to the MDL Litigations and (ii) the

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Second Lien Notes Deficiency Claim; provided, however that the following Claims shall not be Reddy Corp. General Unsecured Claims: (a) an Administrative Claim, (b) a Priority Tax Claim, (c) a Reddy Corp. Priority Claim, (d) a Claim for Accrued Professional Compensation, (e) a Reddy Corp. Unsecured Ongoing Operations Claim, or (f) a Reddy Corp. Subordinated 510(b) Claim.

125.    “Reddy Corp. Other Secured Claim” means any Secured Claim against Reddy Corp., including, but not limited to the 2003 Merger Consideration Claims, unless such Claim is: (a) a Prepetition Revolving Loan Claim, (b) a DIP Facility Claim, (c) a First Lien Notes Claim or (d) a Second Lien Notes Claim.

126.    “Reddy Corp. Priority Claim” means any Claim against Reddy Corp. entitled to priority under section 507(a) of the Bankruptcy Code other than a DIP Facility Claim, an Administrative Claim or a Priority Tax Claim.

127.    “Reddy Corp. Subordinated 510(b) Claim” means any Claim, including but not limited to any Claim under or related to the Securities Litigations and any Claim for reimbursement, contribution or indemnification in respect of the Securities Litigations, subordinated pursuant to Bankruptcy Code section 510(b), which shall include any Claim arising from the rescission of a purchase or sale of any Interests in Reddy Corp., for damages arising from the purchase or sale of any Interests in Reddy Corp., or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

128.    “Reddy Corp. Unsecured Ongoing Operations Claims” means any Unsecured Claim directly relating to and arising solely from the receipt of goods and services by the Debtors and held by Persons with whom the Debtors are conducting, and will continue to conduct, business as of the Effective Date; provided, however, that Reddy Corp. Unsecured Ongoing Operations Claims shall not include Administrative Claims or any Claim arising from the rejection of a contract of Reddy Corp.

129.    “Reddy Holdings” means Reddy Ice Holdings, Inc., a Delaware corporation.

130.    “Reddy Holdings General Unsecured Claim” means any Unsecured Claim against Reddy Holdings, including, but not limited to, a Second Lien Notes Guarantee Deficiency Claim, unless such Claim is: (a) an Administrative Claim, (b) a Priority Tax Claim, (c) a Reddy Holdings Priority Claim, (d) a Claim for Accrued Professional Compensation, (e) a Discount Notes Claim, (f) a Reddy Holdings Unsecured Ongoing Business Operations Claim, or (g) a Reddy Holdings Subordinated 510(b) Claim.

131.    “Reddy Holdings General Unsecured Claim Settlement Payments” means two annual payments, each totaling $150,000, with the first to be made on the first anniversary of the Effective Date and the second payment to be made on the second anniversary of the Effective Date to the holders of Allowed Reddy Holdings General Unsecured Claims, as set forth in greater detail in Article III.D and Article V.E.

132.    “Reddy Holdings Other Secured Claim” means any Secured Claim against Reddy Holdings, other than a Prepetition Revolver Guarantee Claim, a DIP Facility Claim, a First Lien Notes Guarantee Claim or a Second Lien Notes Guarantee Claim.

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133.    “Reddy Holdings Priority Claim” means any Claim against Reddy Holdings entitled to priority under section 507(a) of the Bankruptcy Code other than a DIP Facility Claim, an Administrative Claim or a Priority Tax Claim.

134.    “Reddy Holdings Subordinated 510(b) Claim” means any Claim, including but not limited to Claims under or related to the Securities Litigations and any Claim for reimbursement, contribution or indemnification in respect of the Securities Litigations, subordinated pursuant to Bankruptcy Code section 510(b), which shall include any Claim arising from the rescission of a purchase or sale of any Interests in Reddy Holdings, for damages arising from the purchase or sale of any Interests in Reddy Holdings, or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

135.    “Reddy Holdings Unsecured Ongoing Business Operations Claim” means any Unsecured Claim directly relating to and arising solely from the receipt of goods and services by the Debtors and held by Persons with whom the Debtors are conducting, and will continue to conduct, business as of the Effective Date, including; provided, however, that Reddy Holdings Unsecured Ongoing Operations Claims shall not include Administrative Claims or any Claim arising from the rejection of a contract of Reddy Holdings.

136.    “Reinstate,” “Reinstated” or “Reinstatement” means (i) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) issuing stock in the Reorganized Company to holders of Allowed Interests in the Debtors, or (iii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement and shall be deemed cured on the Effective Date.

137.    “Rejection Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

138.    “Released Party” means each of: (a) the Company, the Debtors, the Reorganized Company and their Affiliates; (b) the current and former directors and officers of the Company; (c) the members of the Ad Hoc Noteholder Group; (d) the members of the Ad Hoc Discount Noteholder Group; (e) the Sponsor; (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement; and (g) with respect to each of the foregoing Persons in

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clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such.

139.    “Releasing Parties” means all Persons who have held, hold or may hold Claims or Interests that have been released pursuant to Article IX.B, IX.C or Article IX.D, discharged pursuant to Article IX.F or are subject to exculpation pursuant to Article IX.E.

140.    “Reorganized” means, with respect to either of the Debtors or the Company, any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

141.    “Reorganized Reddy Holdco Class A Common Stock” means one share of the Class A Common Stock, par value $0.0001 per share, of Reorganized Reddy Holdings authorized pursuant to the Plan, having the terms substantially set forth in Reorganized Reddy Holdings Certificate of Incorporation, which one share shall be issued and outstanding as of the Effective Date.

142.    “Reorganized Reddy Holdco Common Stock” means 200 million shares of the Common Stock, par value $0.0001 per share, of Reorganized Reddy Holdings authorized pursuant to the Plan, having the terms set forth in Reorganized Reddy Holdings’ Certificate of Incorporation, of which up to approximately 6.5 million shares shall be initially issued and outstanding as of the Effective Date.

143.    “Reorganized Reddy Holdco Preferred Stock” means 100 million shares of the 7.0% Series A Convertible Preferred Stock, par value $0.0001 per share, of Reorganized Reddy Holdings authorized pursuant to the Plan, having the terms substantially set forth in the form of Certificate of Designation attached as Exhibit B to the Investment Agreement and which, on such terms, shall be convertible into Reorganized Reddy Holdco Common Stock, of which up to approximately 3.97 million shares shall be initially issued and outstanding as of the Effective Date.

144.    “Requisite Ad Hoc Noteholders” means no fewer than two members of the Ad Hoc Noteholder Group, which members hold at least 50% of the aggregate principal amount of the First Lien Notes and Second Lien Notes held by all members of the Ad Hoc Noteholder Group; provided that for purposes of the definition of “New Stockholders’ Agreement” and Articles X.A.3, X.B.4, X.C and XI.A hereof (with respect to material changes to the Plan), the Requisite Ad Hoc Noteholders shall include at least one holder of Second Lien Notes that does not hold any First Lien Notes.

145.    “Rights Offering” means the offering to the holders of Second Lien Notes of the non-transferable right to purchase $17,500,000 of Reorganized Reddy Holdco Preferred Stock for a price equal to $7.1377853 per share, as set forth in the Rights Offering Procedures and Disclosure Statement, and the backstop of such Rights Offering by the Sponsor on the terms set forth in the Investment Agreement.

146.    “Rights Offering Procedures” means the conditions, limitations and procedures governing the Rights Offering set forth on Exhibit C of the Investment Agreement.

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147.         “Schedules” means, collectively, any schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as may be amended from time to time before entry of a final decree; provided, however, that the Debtors may seek a waiver of the requirement set forth in section 521 of the Bankruptcy Code.

148.         “Second Lien Acquisition Closing Shares” means a number of shares of Reorganized Reddy Holdco Common Stock equal to (a) the quotient of $87.5 million divided by $7.1377853 minus (b) 6,094,327.3.

149.         “Second Lien Notes” means the 13.25% Senior Secured Second Lien Notes due 2015 issued by Reddy Corp. pursuant to the Second Lien Notes Indenture.

150.         “Second Lien Notes Claim” means any Claim against Reddy Corp. arising under or in connection with the Second Lien Notes.  The Second Lien Notes Claims shall be Allowed in the aggregate amount of $147.5 million, plus fees and expenses as of the Petition Date and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

151.         “Second Lien Notes Deficiency Claim” means that portion of the Claims against the Debtors arising under, in connection with, or related to the Second Lien Notes Indenture that exceeds the recovery to the holders of the Second Lien Notes Claims, which deficiency is estimated to be between $124.7 and $73.5 million.  For purposes of voting on the Plan, the Debtors and those holders of Second Lien Notes who have executed the Plan Support Agreement have agreed that the Second Lien Notes Deficiency Claim shall be $73.5 million.

152.         “Second Lien Notes Guarantee Claim” means any Claim on account of Reddy Holdings’ guarantee of Reddy Corp.’s obligations arising under or in connection with the Second Lien Notes Indenture.

153.         “Second Lien Notes Guarantee Deficiency Claim” means any Claim on account of Reddy Holdings’ guarantee of Reddy Corp.’s obligations arising under or in connection with the Second Lien Notes Indenture that exceeds the recovery to the holders of the Second Lien Notes Guarantee Claims, which deficiency is estimated to be between $124.7 and $73.5 million.  For purposes of voting on the Plan, the Debtors and those holders of Second Lien Notes who have executed the Plan Support Agreement have agreed that the Second Lien Notes Guarantee Deficiency Claim shall be $73.5 million.

154.         “Second Lien Notes Indenture” means the Indenture, dated as of March 15, 2010, by and among Reddy Corp., Reddy Holdings, the guarantors party thereto and the Second Lien Notes Indenture Trustee, as trustee, relating to Reddy Corp.’s outstanding 13.25% Senior Secured Second Lien Notes due 2015, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith.

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155.         “Second Lien Notes Indenture Trustee” means Wells Fargo Bank, National Association, solely in its capacity as set forth under the Second Lien Notes Indenture, and/or its duly appointed successor solely in such capacity.

156.         “Second Lien Notes Indenture Trustee Claim” means any Claim of the Second Lien Notes Indenture Trustee for reasonable and documented fees, expenses, disbursements and advances under the terms of the Second Lien Notes Indenture (including, but not limited to, the reasonable documented fees, costs and expenses incurred by the Second Lien Notes Indenture Trustee’s professionals).

157.         “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the Estate of the Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to the Plan as a Secured Claim.

158.         “Securities Action Defense Reserve” means the reserve established on the Effective Date by the Company from amounts to which holders of Second Lien Claims would otherwise be entitled for the benefit of current and former officers of Reddy Corp. and Reddy Holdings to fund defense costs related to the Securities Litigations.

159.         “Securities Defendants” means any present or future defendant named in the Securities Litigations.

160.         “Securities Litigations” means any action that would give rise to a Claim arising under Bankruptcy Code section 510(b), which shall include any Claim arising from the rescission of a purchase or sale of any Interests in the Debtors, for damages arising from the purchase or sale of such an Interest, or any Claim for reimbursement, contribution or indemnification on account of any such Claim, including, but not limited to, the case captioned Chamberlain v. Reddy Ice Holdings, Inc., et al., No. 2:08-cv-13451 (PDB)(RSW)(E.D. Mich.).

161.         “Sponsor” means Centerbridge Partners, L.P. or one or more of its parallel funds and related vehicles.

162.         “Sponsor Direct Investment” means the purchase by Sponsor of not less than $7.5 million of Reorganized Reddy Holdco Preferred Stock for Cash, as contemplated by Section 1.1(e) of the Investment Agreement.

163.         “Sponsor Equitization” means the acquisition by Sponsor of $75 million of Reorganized Reddy Holdco Preferred Stock in exchange for First Lien Notes, as contemplated by Section 1.3 of the Investment Agreement.

164.         “Subordinated 510(b) Claim” means any Claim subordinated pursuant to Bankruptcy Code section 510(b), including but not limited to the Reddy Corp. Subordinated 510(b) Claims and the Reddy Holdings Subordinated 510(b) claims, which shall include any Claim arising from the rescission of a purchase or sale of any Interests in the Debtors, for damages arising from the

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purchase or sale of such an Interest, or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

165.         “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

166.         “Unimpaired” means any Claim or Interest in a Class that is not designated as an Impaired Class.  For the avoidance of doubt, Unimpaired Classes are Classes 1A, 4A, 5A, 6A, 7A, 10A, 1B, 4B, 5B and 7B.

167.         “Unsecured Claim” means a Claim against the Debtors arising prior to the Petition Date that is neither a Secured Claim nor entitled to priority under section 507 of the Bankruptcy Code or any order of the Bankruptcy Court.

168.         “U.S. Trustee” means the United States Trustee for the Northern District of Texas.

169.         “Voting Deadline” means 5:00 p.m. (New York City time) on May 9, 2012.

B.                       Rules of Interpretation

For purposes of this Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to ‘‘Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any immaterial effectuating provisions may be interpreted by the Reorganized Company in a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.  In addition, unless otherwise expressly stated, any payment or distribution described as being made on the Effective Date shall be made on the Effective Date or as soon thereafter as practical.

C.                      Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

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D.                      Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Texas, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Company, as applicable, not incorporated in Texas shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E.                       Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.                       Reference to the Debtors or the Reorganized Company

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Company shall mean the Debtors and the Reorganized Company, as applicable, to the extent the context requires.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims and DIP Facility Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III and shall have the following treatment:

A.                       Administrative Claims

1.                       Administrative Claims

Except with respect to Administrative Claims that are Claims for Accrued Professional Compensation, each holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Administrative Claim, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, (iii) the date on which its Administrative Claim becomes payable under any agreement with the Debtors relating thereto, (iv) in respect of liabilities incurred in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of the Debtors’ business, consistent with past practice, or (v) such other date as may be agreed upon between the holder of such Allowed Administrative Claim and the Debtors or the

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Reorganized Company, as the case may be, Cash equal to the unpaid portion of its Allowed Administrative Claim.

In the case of the Indenture Trustee Claims, such Claims will be paid promptly in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith and without the requirement to file a fee application with the Bankruptcy Court) on the later of the Effective Date or two business days from the Reorganized Company’s receipt of invoices and documentation for such Indenture Trustee Claims; provided, that such fees, expenses, disbursements and advances are reimbursable under the terms of the Indentures, as applicable; and provided further, that the Indenture Trustees will receive payment in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith) for all reasonable fees, expenses, disbursements and advances incurred after the Effective Date in connection with the distributions required to be made pursuant to this Plan or the implementation of any provisions of this Plan.

2.                       Professional Compensation

(A)                               Claims for Accrued Professional Compensation

Professionals or other Persons asserting a Claim for Accrued Professional Compensation for services rendered before the Effective Date must file and serve on the Debtors and such other Persons who are designated by the Bankruptcy Rules, the Confirmation Order, the Interim Compensation Order or other order of the Bankruptcy Court an application for final allowance of such Claim for Accrued Professional Compensation no later than 30 days after the Effective Date. Objections to any Claim for Accrued Professional Compensation must be filed and served on the Reorganized Company and the Office of the U.S. Trustee and the requesting party no later than 50 days after the Effective Date.

(B)                               Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Company may employ and pay any Professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to any party or action, order or approval of the Bankruptcy Court.

B.                       Priority Tax Claims

The legal and equitable rights of the holders of Priority Tax Claims are Unimpaired under the Plan.  Unless the holder of such Claim and the Debtors agree to a different treatment, holders of Priority Tax Claims shall be paid in the ordinary course of the Debtors’ business, consistent with past practice; provided, however that in the event the balance of any such Claim becomes due during the pendency of these Chapter 11 Cases and remains unpaid as of the Effective Date, the holder of such Claim shall be paid in full in Cash on the Effective Date.

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C.                      DIP Facility Claims

Except to the extent that a holder of a DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP Facility Claim, each such DIP Facility Claim shall be paid in full in Cash on the Effective Date, provided that such payments shall be distributed to the DIP Agent on behalf of holders of such DIP Facility Claims.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.                       Classification of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests.  A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and receiving distributions pursuant to the Plan only to the extent that such Claim or Interest has not been paid, released, withdrawn or otherwise settled before the Effective Date.

The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan.  A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.  A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.  The treatment with respect to each Class of Claims and Interests provided for in Article III shall be in full and complete satisfaction, release and discharge of such Claims and Interests.

B.                       Summary of Classification

A creditor that holds multiple Claims against a single Debtor or multiple Claims against multiple Debtors, all of which Claims are based upon or relate to the same or similar indebtedness or obligations, whether by reason of guarantee, indemnity agreement, joint and several obligation or otherwise, shall be deemed to have only one Claim against the Estates in an amount equal to the largest of all such similar Allowed Claims, solely for purposes of distributions under the Plan.  For purposes of voting on the Plan, any Creditor holding such similar Claims against a Debtor or multiple Debtors may only vote the largest of all such similar Allowed Claims.

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The categories of Claims and Interests are classified for all purposes, including voting, confirmation, and distribution, pursuant to the Plan as follows:

REDDY CORP.

Class	Designation	Impairment	Entitled to Vote
Class 1A	Prepetition Revolving Loan Claims	Unimpaired	No (deemed to accept)
Class 2A	First Lien Notes Claims	Impaired	Yes
Class 3A	Second Lien Notes Claims	Impaired	Yes
Class 4A	Reddy Corp. Other Secured Claims	Unimpaired	No (deemed to accept)
Class 5A	Reddy Corp. Priority Claims	Unimpaired	No (deemed to accept)
Class 6A	Reddy Corp. Unsecured Ongoing Operations Claims	Unimpaired	No (deemed to accept)
Class 7A	Intercompany Claim	Unimpaired	No (deemed to accept)
Class 8A	Reddy Corp. General Unsecured Claims	Impaired	No (deemed to reject)
Class 9A	Reddy Corp. Subordinated 510(b) Claims	Impaired	No (deemed to reject)
Class 10A	Intercompany Interests in Reddy Corp.	Unimpaired	No (deemed to accept)

REDDY HOLDINGS

Class	Designation	Impairment	Entitled to Vote
Class 1B	Prepetition Revolver Guarantee Claims	Unimpaired	No (deemed to accept)
Class 2B	First Lien Notes Guarantee Claims	Impaired	Yes
Class 3B	Second Lien Notes Guarantee Claims	Impaired	Yes
Class 4B	Reddy Holdings Other Secured Claims	Unimpaired	No (deemed to accept)
Class 5B	Reddy Holdings Priority Claims	Unimpaired	No (deemed to accept)
Class 6B	Discount Notes Claims	Impaired	Yes
Class 7B	Reddy Holdings Unsecured Ongoing Operations Claims	Unimpaired	No (deemed to accept)
Class 8B	Reddy Holdings General Unsecured Claims	Impaired	Yes
Class 9B	Reddy Holdings Subordinated 510(b) Claims	Impaired	No (deemed to reject)
Class 10B	Interests in Reddy Holdings	Impaired	No (deemed to reject)

C.                      Treatment of Claims and Interests of Reddy Corp.

1.                        Class 1A—Prepetition Revolving Loan Claims.

1.                       Impairment and Voting.  Class 1A is Unimpaired under the Plan.  Each holder of an Allowed Prepetition Revolving Loan Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                       Distribution.  In full and final satisfaction of each Prepetition Revolving Loan Claim, to the extent not previously paid with the proceeds of the DIP Facility, on the Effective Date, except to the extent that a holder of an Allowed Prepetition Revolving Loan Claim agrees to less favorable treatment, each holder of an Allowed Prepetition Revolving Loan Claim shall receive payment in full, in Cash, of the outstanding principal amount of its Claim, any accrued and

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unpaid interest thereon, and other amounts owed to such holder under the Prepetition Revolving Loan Credit Agreement and each other agreement, certificate, document, letter agreement or instrument delivered in connection with the Prepetition Revolving Loan Credit Agreement.

2.                        Class 2A— First Lien Notes Claims.

1.                       Impairment and Voting.  Class 2A is Impaired under the Plan.  Each holder of an Allowed First Lien Notes Claim is entitled to vote to accept or reject the Plan.

2.                       Distribution.  On the Effective Date, except to the extent that a holder of an Allowed First Lien Notes Claim agrees to less favorable treatment, each holder of an Allowed First Lien Notes Claim will retain such holder’s First Lien Notes, which First Lien Notes will be governed by the terms of the Amended First Lien Notes Indenture; provided, that the Sponsor’s First Lien Notes, shall, in the event of an Arctic Termination, be subject to the Sponsor Equitization in accordance with the terms and conditions of the Investment Agreement.

3.                        Class 3A—Second Lien Notes Claims.

1.                       Impairment and Voting.  Class 3A is Impaired under the Plan.  Each holder of an Allowed Second Lien Notes Claim is entitled to vote to accept or reject the Plan.

2.                       Distribution.  On the Effective Date, except to the extent that a holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, each holder’s Second Lien Notes shall be exchanged for each holder’s Pro Rata share of: (i) 6,094,327.3 shares of Reorganized Reddy Holdco Common Stock, subject to dilution pursuant to the terms of the Plan and (ii) the right to purchase shares of Reorganized Reddy Holdco Preferred Stock pursuant to the Rights Offering; provided, that, the Allowed Second Lien Notes Deficiency Claim shall receive the treatment set forth below in Class 8A Reddy Corp. General Unsecured Claim.

3.                       Further Distribution.  In the event that the Arctic Acquisition is consummated, on or after the Effective Date, holders of Allowed Second Lien Notes Claims shall also be entitled to receive their Pro Rata Share of the Second Lien Acquisition Closing Shares.

4.                        Class 4A— Reddy Corp. Other Secured Claims.

1.                       Impairment and Voting.  Class 4A is Unimpaired under the Plan.  Each holder of an Allowed Reddy Corp. Other Secured Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                       Distribution.  Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Reddy Corp. Other Secured Claim shall (i) have its Claim Reinstated, or (ii) receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Reddy Corp. Other Secured Claim, either (w) Cash in the full amount of such Allowed Reddy Corp. Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (x) the proceeds of the sale or disposition of the collateral securing such Allowed Reddy Corp. Other Secured Claim to the extent of the value of the holder’s secured interest in such collateral, (y) the collateral securing such Allowed Reddy Corp. Other Secured Claim and any interest on such Allowed Reddy Corp. Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or

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(z) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.  If the Claim of a holder of an Allowed Reddy Corp. Other Secured Claim exceeds the value of the Collateral that secures it, such holder will have a Reddy Corp. Other Secured Claim equal to the Collateral’s value and a Reddy Corp. Unsecured Claim for the deficiency.

5.                        Class 5A—Reddy Corp. Priority Claims.

1.                       Impairment and Voting.  Class 5A is Unimpaired under the Plan.  Each holder of an Allowed Reddy Corp. Priority Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                       Distribution.  Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Reddy Corp. Priority Claim shall have its Claim Reinstated.

6.                        Class 6A—Reddy Corp. Unsecured Ongoing Operations Claims.

1.                       Impairment and Voting.  Class 6A is Unimpaired under the Plan.  Each holder of an Allowed Reddy Corp. Unsecured Ongoing Operations Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                       Distribution.  Unless the holder of such Claim and the Debtors agree to different treatment and to the extent not otherwise paid, in full and final satisfaction of each Allowed Reddy Corp. Unsecured Ongoing Operations Claim, holders of Allowed Reddy Corp. Unsecured Ongoing Operations Claims shall be paid in the ordinary course of the Debtors’ business, consistent with past practice; provided, however that in the event the balance of any such Claim becomes due during the pendency of these Chapter 11 Cases, the holder of such Claim shall be paid Cash in the full amount of such Allowed Reddy Corp. Unsecured Ongoing Operations Claim on the Effective Date.

7.                        Class 7A—Intercompany Claim

1.                       Impairment and Voting.  Class 7A is Unimpaired under the Plan.  The holder of an Allowed Intercompany Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                       Distribution.  To preserve the Debtors’ corporate structure, the Intercompany Claim shall be Reinstated as of the Effective Date to the extent that the proceeds of such Claim are not used to make settlement payments and/or distributions under the Plan.

8.                        Class 8A—Reddy Corp. General Unsecured Claims.

1.                       Impairment and Voting.  Class 8A is Impaired under the Plan.  Each holder of an Allowed Reddy Corp. General Unsecured Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2.                       Distribution.  Holders of Reddy Corp. General Unsecured Claims shall not receive or retain any property under the Plan on account of such Reddy Corp. General Unsecured Claims

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and the obligations of the Debtors on account of Reddy Corp. General Unsecured Claims shall be discharged.

9.                        Class 9A—Reddy Corp. Subordinated 510(b) Claims.

1.                       Impairment and Voting.  Class 9A is Impaired by the Plan.  Each holder of a Reddy Corp. Subordinated 510(b) Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2.                       Distribution.  As of the Effective Date, all Reddy Corp. Subordinated 510(b) Claims against Reddy Corp. shall not be entitled to any distribution under the Plan and shall be discharged.  Further, as set forth in Article V.F, the Debtors intend to file the Estimation Motion seeking to estimate all Subordinated 510(b) Claims at $0.

10.                 Class 10A—Intercompany Interests in Reddy Corp.

1.                       Impairment and Voting.  Class 10A is Unimpaired under the Plan.  Each holder of an Allowed Intercompany Interest in Reddy Corp. is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                       Distribution.  Intercompany Interests in Reddy Corp. shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

D.                      Treatment of Claims and Interests of Reddy Holdings

1.                        Class 1B—Prepetition Revolver Guarantee Claims.

1.                       Impairment and Voting.  Class 1B is Unimpaired under the Plan.  Each holder of an Allowed Prepetition Revolver Guarantee Claim is conclusively presumed to have accepted the Plan.

2.                       Distribution.  In full and final satisfaction of each Prepetition Revolver Guarantee Claim, to the extent not previously paid with the proceeds of the DIP Facility, on the Effective Date, except to the extent that a holder of an Allowed Prepetition Revolver Guarantee Claim agrees to less favorable treatment, each holder of an Allowed Prepetition Revolver Guarantee Claim shall receive payment in full, in Cash, of the outstanding principal amount of its Claim, any accrued and unpaid interest thereon, and other amounts contractually owing to such holder.

2.                        Class 2B—First Lien Notes Guarantee Claims.

1.                       Impairment and Voting. Class 2B is Impaired under the Plan.  Each holder of an Allowed First Lien Notes Guarantee Claim is entitled to vote to accept or reject the Plan.

2.                      Distribution.  On the Effective Date, in full and final satisfaction of each First Lien Notes Guarantee Claim, except to the extent that a holder of an Allowed First Lien Notes Guarantee Claim agrees to less favorable treatment, each holder of an Allowed First Lien Notes Guarantee Claim will receive a guarantee from Reorganized Reddy Holdings, which guarantee shall secure the obligations of Reorganized Reddy Corp. under the Amended First Lien Notes Indenture.

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3.                        Class 3B—Second Lien Notes Guarantee Claims.

1.                       Impairment and Voting.  Class 3B is Impaired under the Plan.  Each holder of an Allowed Second Lien Notes Guarantee Claim is entitled to vote to accept or reject the Plan.

2.                       Distribution.  Holders of Second Lien Notes Guarantee Claims will receive the proceeds of the Intercompany Claim, but only to the extent necessary to make the Discount Notes Claim Distributions, the Reddy Holdings General Unsecured Claim Settlement Payments and transfers to Class 10B.

4.                        Class 4B—Reddy Holdings Other Secured Claims.

1.                       Impairment and Voting.  Class 4B is Unimpaired under the Plan.  Each holder of an Allowed Reddy Holdings Other Secured Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                       Distribution.  Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Reddy Holdings Other Secured Claim shall (i) have its Claim Reinstated, or (ii) receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Reddy Holdings Other Secured Claim, either (w) Cash in the full amount of such Allowed Reddy Holdings Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (x) the proceeds of the sale or disposition of the collateral securing such Allowed Reddy Holdings Other Secured Claim to the extent of the value of the holder’s secured interest in such collateral, (y) the collateral securing such Allowed Reddy Holdings Other Secured Claim and any interest on such Allowed Reddy Holdings Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.  If the Claim of a holder of a Reddy Holdings Other Secured Claim exceeds the value of the Collateral that secures it, such holder will have a Reddy Holdings Other Secured Claim equal to the Collateral’s value and a Reddy Holdings Unsecured Claim for the deficiency.

5.                        Class 5B—Reddy Holdings Priority Claims.

1.                       Impairment and Voting.  Class 5B is Unimpaired under the Plan.  Each holder of an Allowed Reddy Holdings Priority Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                       Distribution.  Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Reddy Holdings Priority Claim shall have its Claim Reinstated.

6.                        Class 6B—Discount Notes Claims.

1.                       Impairment and Voting.  Class 6B is Impaired under the Plan.  Each holder of an Allowed Discount Notes Claim is entitled to vote to accept or reject the Plan.

2.                       Distribution.  On the Effective Date, unless the holder of such Claim and the Debtors agree to less favorable treatment, each holder of an Allowed Discount Notes Claim shall receive,

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from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, such holder’s Pro Rata share of the Discount Notes Initial Payment.  On the three-month anniversary of the Effective Date, unless the holder of such Claim and the Debtors agree to less favorable treatment, each holder of an Allowed Discount Notes Claim shall receive, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, such holder’s Pro Rata share of the Discount Notes Subsequent Payment.

3.                       Further Distribution.  As set forth in Article V.D, in the event that the Arctic Acquisition is consummated, upon such consummation, holders of Allowed Discount Notes Claims shall also be entitled to receive, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, their Pro Rata Share of the Arctic Acquisition Discount Notes Payment.

7.                        Class 7B—Reddy Holdings Unsecured Ongoing Operations Claims.

1.                       Impairment and Voting.  Class 7B is Unimpaired under the Plan.  Each holder of an Allowed Reddy Holdings Unsecured Ongoing Operations Claim, is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                       Distribution.  Unless the holder of such Claim and the Debtors agree to different treatment and to the extent not otherwise paid, in full and final satisfaction of each Allowed Reddy Holdings Unsecured Ongoing Operations Claim, holders of Allowed Reddy Holdings Unsecured Ongoing Operations Claims shall be paid in the ordinary course of the Debtors’ business, consistent with past practice; provided, however that in the event the balance of any such Claim becomes due during the pendency of these Chapter 11 Cases, the holder of such Claim shall be paid Cash in the full amount of such Allowed Reddy Holdings Unsecured Ongoing Operations Claim on the Effective Date.

8.                        Class 8B—Reddy Holdings General Unsecured Claims.

1.                       Impairment and Voting.  Class 8B is Impaired under the Plan.  Each holder of an Allowed Reddy Holdings General Unsecured Claim is entitled to vote to accept or reject the Plan.

2.                       Distribution.

(a)                                 If Class 8B Reddy Holdings General Unsecured Claims votes as a class to accept the Plan, the holders of the Allowed Second Lien Notes Guarantee Deficiency Claims shall waive their right to participate in any distribution of the Reddy Holdings General Unsecured Claim Settlement Payments, and the remaining holders of Allowed Reddy Holdings General Unsecured Claims shall receive, in full and final satisfaction of each Allowed Reddy Holdings General Unsecured Claim, their Pro Rata share of the Reddy Holdings General Unsecured Claim Settlement Payments.

(b)                                 If Class 8B Reddy Holdings General Unsecured Claims votes as a class to reject the Plan, then on the Effective Date the holders of Reddy Holdings General Unsecured Claims shall not receive any property under the Plan on account of such Reddy Holdings General Unsecured Claims and the obligations of the Debtors on account of such Claims shall be discharged.

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9.                        Class 9B—Reddy Holdings Subordinated 510(b) Claims.

1.                       Impairment and Voting.  Class 9B is Impaired by the Plan.  Each holder of a Reddy Holdings Subordinated 510(b) Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2.                       Distribution.  The holders of Reddy Holdings Subordinated 510(b) Claims shall not receive or retain any property under the Plan on account of such Reddy Holdings Subordinated 510(b) Claims and the obligations of the Debtors on account of the Reddy Holdings Subordinated 510(b) Claims shall be discharged.  Further, as set forth in Article V.F, the Debtors intend to file the Estimation Motion seeking to estimate all Subordinated 510(b) Claims at $0.

10.                 Class 10B—Interests in Reddy Holdings.

1.                       Impairment and Voting.  Class 10B is Impaired by the Plan.  Each holder of an Allowed Interest in Reddy Holdings is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2.                       Distribution.  Each holder of an Allowed Interest in Reddy Holdings shall not receive or retain any property under the Plan on account of such Allowed Interests in Reddy Holdings.  Notwithstanding the foregoing, each holder of an Allowed Intercompany Interest in Reddy Holdings shall receive from the Company on the Effective Date, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, either (a) a Cash payment per share equal to the Old Reddy Equity Initial Closing Cash Amount or (b) solely with respect to those holders of Allowed Interests in Reddy Holdings holding at least 25,000 shares of Old Reddy Holdings Common Stock as of the Distribution Record Date, the opportunity to elect to receive, in lieu of the Cash payment described in (a) above, such Allowed Interest holder’s Pro Rata share of 403,185.7 shares of New Reorganized Reddy Holdco Common Stock.  This Pro Rata share will be subject to further effective dilution by the Reorganized Reddy Holdco Common Stock issued under the New Management Incentive Plan.

3.                       Further Distribution.  In the event that the Arctic Acquisition is consummated by the Reorganized Company, which may occur on or after the Effective Date, upon such consummation, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, (a) those holders of Allowed Interests in Reddy Holdings who received a Cash payment on the Effective Date shall be entitled to receive an additional Cash payment per share of the Old Reddy Holdings Common Stock previously held by such holder equal to the Old Reddy Acquisition Closing Cash Amount and (b) those holders of Allowed Interests in Reddy Holdings who received a distribution of New Reorganized Reddy Holdco Common Stock on the Effective Date shall be entitled to receive such Allowed Interest holder’s ratable share of the Old Reddy Equity Acquisition Closing Shares.  This ratable share will be subject to further dilution by the Reorganized Reddy Holdco Common Stock issued under the New Management Incentive Plan.

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ARTICLE IV

ACCEPTANCE REQUIREMENTS

A.                       Acceptance or Rejection of the Plan

1.                       Voting Classes

Classes 2A, 3A, 2B, 3B, 6B and 8B are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

2.                       Conclusive Presumed Acceptance of the Plan

Classes 1A, 4A, 5A, 6A, 7A, 10A, 1B, 4B, 5B and 7B are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.                       Deemed Not to Accept the Plan

Classes 2A, 3A, 8A, 9A, 2B, 3B, 8B, 9B and 10B are Impaired under the Plan and holders of Class 8A, 9A, and 9B Claims and Class 10B Interests shall not receive or retain any property under the Plan on account of such Claims and Interests and are, therefore, deemed not to accept the Plan pursuant to section 1126(g) of the Bankruptcy Code.

B.                       Confirmation Pursuant to 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any Classes of Claims and Interests that vote, or are deemed, not to accept the Plan.  The Debtors reserve the right to modify the Plan in accordance with Article XI.A hereof, to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                       Sources of Consideration for Plan Distributions

1.                       Cash Consideration

Except to the extent otherwise set forth herein, all Cash consideration necessary for the Reorganized Company to make payments or distributions pursuant hereto shall be obtained from the Exit Financing or other Cash on hand of the Debtors, including Cash derived from business operations, and Cash derived from the Rights Offering and the Sponsor Direct Investment.  Further, the Debtors and the Reorganized Company will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the

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Reorganized Company to satisfy their obligations under the Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate or otherwise be affected by the terms of the Plan.

2.                       Exit Financing

On the Effective Date, the Reorganized Company shall (a) enter into the Exit Credit Facility together with all guarantees evidencing obligations of the Reorganized Company thereunder and security documents and (b) execute such mortgages, certificates and other documentation and deliveries as the agent under the Exit Credit Facility reasonably requests, all of which shall be in form and substance satisfactory to the Exit Lenders, and such documents and other documents, instruments and agreements to be entered into, delivered or contemplated thereunder shall become effective in accordance with their terms on the Effective Date.  In the Confirmation Order, the Bankruptcy Court shall approve the Exit Credit Facility and authorize the Reorganized Company to execute the same together with such other documents as the Exit Lenders may reasonably require in order to effectuate the treatment afforded to such parties under the Exit Credit Facility.

3.                       Reorganized Reddy Holdco Preferred and Common Stock

On the Effective Date, Reorganized Reddy Holdings shall (i) issue Reorganized Reddy Holdco Common Stock for distribution to holders of Allowed Second Lien Notes Claims and Allowed Interests in Reddy Holdings in accordance with Article III herein and (ii) issue the Reorganized Reddy Holdco Preferred Stock in connection with the Rights Offering and the Investment Agreement.  All of the shares of Reorganized Reddy Holdco Preferred Stock and Reorganized Reddy Holdco Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully-paid and non-assessable.  Each distribution and issuance referred to in Article III herein shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Person receiving such distribution or issuance.

Pursuant to the Investment Agreement, the Sponsor shall receive on the Effective Date one share of Reorganized Reddy Holdco Class A Common Stock, which shall entitle the Sponsor to 10,000,000 votes on all matters upon which holders of the Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock have the right to vote.

4.                       Investment Agreement

The Investment Agreement attached hereto as Exhibit H is hereby incorporated by reference and made a part of this Plan and the Debtors are hereby authorized to perform all of their obligations under, and all actions necessary to effectuate such agreement, including the Sponsor Direct Investment, the Sponsor Equitization and the Sponsor backstop of the Rights Offering.

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B.                       Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the Prepetition Revolving Loan Credit Agreement, the Second Lien Notes Indenture, the Discount Notes Indenture and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (other than the First Lien Notes Indenture, which shall be restated in the form of the Amended First Lien Notes Indenture, and other certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated or assumed pursuant to the Plan), shall be cancelled as to the Debtors, and the Reorganized Company shall not have any continuing obligations thereunder and (2) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except (A) such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated or assumed pursuant to the Plan and (B) provided that no objections to the confirmation of the Plan are received or filed by such Indenture Trustee, any indemnification obligations with respect to the Indenture Trustees under the Indentures, which shall survive as contingent unsecured obligations having Administrative Claim status notwithstanding the cancellation of the Indentures) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, that any such indenture (including, but not limited to, the Indentures) or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of the Prepetition Revolving Loan Claims, Discount Notes Claims, First Lien Notes Claims and Second Lien Notes Claims (as applicable) to receive distributions under the Plan as provided herein (and the Indenture Trustees shall specifically maintain any charging lien and priority of payment that it may have against the distributions under the Plan to be made to the holders of applicable Claims for any fees, expenses, disbursements and advances under the Indentures or any other agreements until all such fees, expenses, disbursements and advances are paid pursuant to the Plan or otherwise), (b) allowing the Prepetition Revolving Loan Agent and the Indenture Trustees, if applicable, to make distributions under the Plan as provided herein, and (c) allowing the Prepetition Revolving Loan Agent and Indenture Trustees to seek compensation and/or reimbursement of reasonable fees and expenses in accordance with the terms of this Plan; provided, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Company, except to the extent set forth in or provided for under this Plan; provided further, however that notwithstanding the foregoing, all mortgages, deeds of trust, Liens, pledges or other security interests (excluding liens securing the First Lien Notes and the DIP Facility) shall be and are hereby deemed to be fully released and discharged in accordance with Article IX.J hereof, except to the extent (i) such mortgages, deeds of trust, Liens, pledges or other security interests are Reinstated and (ii) the Indenture Trustees may recover any amounts due to the Indenture Trustees from distributions to holders of the First Lien Notes Claims, Second Lien Notes Claims and Discount Notes Claims, as applicable, under this Plan; provided further, however that notwithstanding the foregoing the Indenture Trustees shall not be granted

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and shall not have any charging lien and/or priority of payment against the Debtors, the Reorganized Company, and/or their property, assets, or Estates.  On and after the Effective Date, all duties and responsibilities of the Prepetition Revolving Loan Agent under the Prepetition Revolving Loan Credit Agreement and the Indenture Trustees under the Indentures, as applicable, shall be discharged except to the extent required in order to effectuate the Plan.

C.                      Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of any securities contemplated by the Plan and all agreements incorporated herein, including the Reorganized Reddy Holdco Common Stock, and Reorganized Reddy Holdco Preferred Stock, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of securities and the Confirmation Order shall so provide.  In addition, under section 1145 of the Bankruptcy Code, any securities contemplated by the Plan and any and all agreements incorporated therein, including the Reorganized Reddy Holdco Common Stock and Reorganized Reddy Holdco Preferred Stock, will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter; (2) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (3) the restrictions, if any, on the transferability of such securities and instruments, including, without limitation, those set forth herein; and (4) applicable regulatory approval.

D.                      Discount Notes Claim Distributions

Each holder of an Allowed Discount Notes Claim shall be entitled to receive such holder’s Pro Rata share of: (i) $4.68 million in Cash on the Effective Date (the “Discount Notes Initial Payment”) and (ii) $1.17 million (the “Discount Notes Subsequent Payment”) on the three month anniversary of the Effective Date or, in the Sponsor’s sole discretion, an earlier date (the “Discount Notes Subsequent Payment Date”), and such Discount Notes Subsequent Payment shall accrue interest at a rate of 7% per annum from the Effective Date until the Discount Notes Subsequent Payment Date.  In the event that the Arctic Acquisition is consummated prior to the Discount Notes Subsequent Payment Date, the distribution to the holders of Allowed Discount Notes Claims shall be increased by $2.34 million (the “Arctic Acquisition Discount Notes Payment”), which additional amount shall accrue interest at a rate of 7% per annum from the Effective Date until the Discount Notes Subsequent Payment Date.  In the event that the Arctic Acquisition is consummated after the Discount Notes Subsequent Payment Date, the Arctic Acquisition Discount Notes Payment shall be made within ten (10) business days following the Arctic Acquisition (the “Arctic Acquisition Discount Notes Payment Date”) and shall accrue interest at a rate of 7% per annum from the Effective Date until the Arctic Acquisition Discount Notes Payment Date.  For the avoidance of doubt, any obligation with respect to the Arctic Acquisition Discount Notes Payment, including payment of interest thereon, will terminate upon an Arctic Termination.  Reorganized Reddy Holdings’ obligation to make the Discount Notes Subsequent Payment and the Arctic Acquisition Discount Notes Payment, as applicable, shall be evidenced by promissory notes setting forth the terms of the distributions described in the Plan

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and otherwise reasonably acceptable to the holders of Allowed Discount Notes Claims, in substantially the form of Exhibit K to the Plan (the “Discount Notes Promissory Notes”).

E.                       Reddy Holdings General Unsecured Claim Settlement Payments

In the event that Class 8B Reddy Holdings General Unsecured Claims votes as a class to accept the Plan, the holders of the Allowed Second Lien Notes Guarantee Deficiency Claims shall waive their right to participate in any distribution of the Reddy Holdings General Unsecured Claim Settlement Payments, and the remaining holders of Allowed Reddy Holdings General Unsecured Claims shall receive, in full and final satisfaction of each Allowed Reddy Holdings General Unsecured Claim, their Pro Rata share of the Reddy Holdings General Unsecured Claim Settlement Payments.  The Reddy Holdings General Unsecured Claim Settlement Payments shall be made in complete satisfaction, settlement, discharge, and release of, all Claims and Causes of Action, including, but not limited to, any fraudulent conveyance or lien avoidance action relating to, in connection with or arising out of the Intercompany Claim.  For the avoidance of doubt, the Reddy Holdings General Unsecured Claim Settlement Payments shall not be evidenced by any promissory note or other instrument.

F.                       Estimation of the Subordinated 510(b) Claims

On the Petition Date, the Debtors will file a motion under section 502(c) of the Bankruptcy Code seeking to estimate at $0 all Subordinated 510(b) Claims based upon the purchase or sale of a Company security (the “Estimation Motion”).  In the event that a Final Order is not entered on the Estimation Motion on or before the Effective Date and/or the Securities Defendants in the Securities Litigations are not released pursuant to the Plan, the Company shall transfer a certain amount, acceptable to the Requisite Ad Hoc Noteholders, to the Securities Action Defense Reserve that would otherwise be payable to the holders of the Second Lien Notes Claims.  The funds therein shall be used by the Securities Defendants to fund costs related to the Securities Litigations, provided, however, any Cash that remains in the Securities Action Defense Reserve upon entry of a Final Order with respect to the Estimation Motion shall be returned to the operating accounts of the Reorganized Company.

G.                      New Stockholders’ Agreement

Each holder of shares of New Common Stock and New Preferred Stock representing 5% of the New Common Stock and the New Preferred Stock (on an as converted basis and without giving effect to the New Management Incentive Plan) may elect to become parties to the New Stockholders’ Agreement, pursuant to which such electing holders would be subject to transfer restrictions, voting obligations and drag-along obligation and would be entitled certain preemptive rights, tag-along rights and piggyback registration rights.

H.                      Corporate Existence

Except as otherwise provided herein, in the Corporate Governance Documents or elsewhere in the Plan Supplement, the Debtors, as Reorganized Company, shall continue to exist after the Effective Date with all the powers of a corporation or limited liability company, as the case may

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be, under the laws of their respective jurisdiction of organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law, except as such rights may be limited and conditioned by the Plan and the documents and instruments executed and delivered in connection therewith.

I.                           Reorganized Company’s Boards of Directors

The board of directors of Reorganized Reddy Holdings shall be initially comprised of seven (7) members, consisting of: (i) five (5) members to be appointed by the Sponsor (one (1) of which members shall be a current member of the existing board of directors for Reddy Holdings acceptable to the Sponsor), (ii) one (1) member to be appointed by Courage Capital and (iii) Reorganized Reddy Holdings’ Chief Executive Officer.  The board of directors of Reorganized Reddy Corp. shall initially be identical to the New Board of Reorganized Reddy Holdings.  The identity of the members of the New Board of the Reorganized Company will be identified in the Plan Supplement or in a filing with the Bankruptcy Court at or prior to the Confirmation Hearing and all such members of the New Boards shall be deemed endorsed and approved by the existing boards of Reddy Holdings and Reddy Corp.

J.                         Employee Benefits

Except as otherwise provided herein, on and after the Effective Date, the Reorganized Company may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation (other than equity based compensation related to Interests), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising before the Petition Date; provided, however, that the Debtors’ or Reorganized Company’s performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such policy, program or plan.  Nothing herein shall limit, diminish or otherwise alter the Reorganized Company’s defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans.  For the avoidance of doubt, and in accordance with section 1129(a)(13) of the Bankruptcy Code, the Reorganized Company shall continue payment of all “retiree benefits,” as defined in section 1114(a) of the Bankruptcy Code, if any, at previously established levels.

K.                      New Management Incentive Plan

As soon as reasonably practicable after the Effective Date, the new board of directors of Reorganized Reddy Holdings shall be authorized to adopt the New Management Incentive Plan.  Under the New Management Incentive Plan, up to 15% of the Reorganized Reddy Holdco Common Stock, on a fully diluted basis (after giving effect to the Reorganized Reddy Holdco

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Preferred Stock on an as converted basis), shall be allocable at the discretion of the New Board of Reorganized Reddy Holdings.

L.                        Vesting of Assets in the Reorganized Company

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate and all Causes of Action (except those released pursuant to the Releases by the Debtors) and any property acquired by any of the Reorganized Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the Exit Financing and the First Lien Notes).  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

M.                    Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Company may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Persons may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Persons agree; (3) the filing of appropriate certificates or articles of incorporation or amendments thereof, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable Persons determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

N.                      Pursuit of Arctic Acquisition

The Company shall pursue the Arctic Acquisition in a manner consistent with and subject to the terms of the Investment Agreement.

O.                      Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (1) selection of the directors and officers of the Reorganized Company; (2) the execution of and entry into the Exit Financing; (3) the distribution of the Reorganized Reddy Holdco Common Stock and Reorganized Reddy Holdco Preferred Stock as provided herein and in the Investment Agreement; and (4) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters

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provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Company, and any corporate action required by the Debtors or the Reorganized Company in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors or officers of the Debtors or the Reorganized Company.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Company, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, bylaws, operating agreements and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Company, including the Exit Financing and any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Article V.O shall be effective notwithstanding any requirements under non-bankruptcy law.

P.                       Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Company and the managers, officers and members of the boards of directors thereof are authorized to issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Company, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.

Q.                      Section 1146 Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property in contemplation of, in connection with, or pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article V hereof; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; or (d) assignments executed in connection with any transaction occurring under the Plan.

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R.                       D&O Liability Insurance Policies

Notwithstanding anything herein to the contrary, as of the Effective Date, the D&O Liability Insurance Policies shall be deemed to be, and shall be treated as though they are, executory contracts and the Debtors shall assume (and assign to the Reorganized Company if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies.  On or before the Effective Date, the Reorganized Company shall obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers and managers for a period of six (6) years, which tail policy shall be acceptable to the Sponsor.

In addition, on the Effective Date, to the extent the Corporate Governance Documents of the Reorganized Company do not already contain such provisions, the Reorganized Company shall amend their Corporate Governance Documents to contain provisions which (i) eliminate the personal liability of the Debtors’ and the Reorganized Company’s then-present and future directors and officers for post-emergence monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify the Debtors’ and the Reorganized Company’s directors, officers, and other key employees (as such key employees are identified by the New Board) serving on or after the Effective Date for all claims and actions (excluding with respect to the Securities Litigations) to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized.

S.                        Indemnification Agreements

Notwithstanding anything herein to the contrary, as of the Effective Date, all Indemnification Agreements or indemnification obligations with directors, officers and employees of Reddy Corp. and Reddy Holdings shall be rejected and all claims arising from such rejections shall be afforded the treatment set forth in Classes 8A and 8B, respectively.  Claims arising from indemnification provisions or obligations contained in the Company’s bylaws, certificates of incorporation or other formation documents shall also be afforded the treatment set forth in Classes 8A and 8B.

T.                        Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Article IX hereof), the Reorganized Company shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Company’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the

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occurrence of the Effective Date.  The Reorganized Company may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Company.  No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Company, as applicable, will not pursue any and all available Causes of Action against them.  Except with respect to Causes of Action as to which the Debtors or Reorganized Company have released any Person or Person on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or Reorganized Company, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Company expressly reserves all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation.

U.                      Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim.  Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim.

V.                       Non-Voting Equity Securities

The Corporate Governance Documents of the Reorganized Company shall provide, to the extent not already included in such Corporate Governance Documents, that the Reorganized Company shall not issue any non-voting equity securities to the extent required by Bankruptcy Code section 1123(a)(6).

W.                    Change in Control

The consummation of the Plan shall not constitute a change in ownership or change in control under any employee benefit plan or program, Executory Contract or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.  Nothing in this paragraph shall affect any change in ownership or change in control provisions contained in any employment agreement to which a Debtor is a party.

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ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                       Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases, including the Investment Agreement and the Plan Support Agreement, shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) expired or terminated pursuant to its own terms before the Effective Date; (3) is the subject of a motion to reject filed on or before the Effective Date (and the Company shall file such motion with respect to contracts so designated by the Ad Hoc Noteholder Group); or (4) is identified as an Executory Contract or Unexpired Lease to be rejected pursuant to the Plan Supplement before the Effective Date.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, all assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Company, as applicable, reserve the right to alter, amend, modify or supplement the list of Executory Contracts and Unexpired Leases identified in the Plan Supplement at any time before the Effective Date.  After the Effective Date, the Reorganized Company shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

B.                       Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection; provided, that any such Rejection Claims arising from the rejection of an Unexpired Lease shall be subject to the cap on rejection damages imposed by Bankruptcy Code section 502(b)(6).  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Company, the Estates or their property without the need for any objection by the Reorganized Company or further notice to, or action, order or approval of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as an Unsecured Claim against the applicable Debtor and shall be treated in accordance with Article III hereof.  For the avoidance of doubt, any rejection damages

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shall be subject to any applicable statutory damages caps, including but not limited to those caps set forth in Bankruptcy Code section 502(b).

C.                      Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure.  If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Company to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.

D.                      Insurance Policies

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors shall assume (and assign to the Reorganized Company if necessary to continue the Insurance Policies in full force) all of the Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Insurance Policies.

E.                       Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

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F.                       Reservation of Rights.

Nothing contained in the Plan or Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Company, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.                      Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

A.                       Record Date for Distributions

As of the Effective Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Interests.  The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.                       Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, on the next Distribution Date or as soon as reasonably practicable thereafter), each holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein.  All distributions provided for in the Plan shall be made only to the extent permitted by applicable law.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII hereof.  Except as otherwise provided herein, holders of Claims shall not be entitled to interest, dividends or

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accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

No fractional shares of Reorganized Reddy Holdco Common stock or fractional shares of Reorganized Reddy Holdco Preferred Stock shall be issued or distributed under the Plan or by the Reorganized Debtors, or any Disbursing Agent, agent or servicer.  Each Person entitled to receive Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock (collectively, the “New Securities”) shall receive the total number of whole shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock to which such Person is entitled.  Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a New Security, the Reorganized Debtors, or any Disbursing Agent, agent or servicer, shall allocate separately one whole share of the Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock to such Person in order of the fractional portion of its entitlements, starting with the largest such fractional portion, until all remaining whole shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock have been allocated.  Upon the allocation of a whole share of the Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be deemed cancelled.  If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock which remain to be allocated, the Reorganized Debtors, or any Disbursing Agent, agent or servicer shall allocate the remaining whole shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock to such holders by random lot or such other impartial method as the Reorganized Debtors, or any Disbursing Agent, agent or servicer deems fair.  Upon the allocation of all of the whole shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock authorized under the Plan, all remaining fractional portions of the entitlements, if any, shall be cancelled and shall be of no further force and effect.  No shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock will be issued and no other property will be distributed under the Plan or by the Reorganized Debtors or any Disbursing Agent, agent or servicer on account of entitlements, if any, to a fractional share of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock which fall below a threshold level to be determined by the Reorganized Debtors, or any Disbursing Agent, agent or servicer, after allocation of whole shares of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock in respect of fractional entitlements as described above.  Accordingly, a Person who otherwise would be entitled to receive a distribution of a fractional share of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock will not receive any such distribution if the fractional share of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock such Person was to receive falls below such threshold.

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C.                      Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Company as Disbursing Agent or such other Person designated by the Reorganized Company as a Disbursing Agent on the Effective Date.

D.                      Rights and Powers of Disbursing Agent

1.        Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) affect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.        Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Company in their reasonable discretion.

E.                       Distributions on Account of Claims Allowed After the Effective Date

1.        Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

2.        Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Debtors or the Reorganized Company, on the one hand, and the holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

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F.                       Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.        Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made to holders of record as of the Distribution Record Date by the Disbursing Agent: (a) to the signatory set forth on any of the Proof of Claim filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim; (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address; (d) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf or (e) at the addresses reflected in the Debtors’ books and records.  Distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.  None of the Debtors, the Reorganized Company and the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan except for gross negligence, willful misconduct or fraud.

Except as otherwise provided in the Plan, (i) all distributions to holders of Prepetition Revolving Loan Claims shall be governed by the Prepetition Revolving Loan Credit Agreement, and shall be deemed completed when made to the Prepetition Revolving Loan Agent, who shall in turn make distributions in accordance with the Prepetition Revolving Loan Credit Agreement, (ii) all distributions to holders of Second Lien Notes Claims shall be governed by the Second Lien Notes and the Second Lien Notes Indenture, and shall be deemed completed when made to the Second Lien Notes Indenture Trustee, who shall in turn make distributions in accordance with the Second Lien Notes and Second Lien Notes Indenture and (iii) all distributions to holders of Discount Notes Claims shall be governed by the Discount Notes Indenture, and shall be deemed completed when made to the Discount Notes Indenture Trustee, who shall in turn make distributions in accordance with the Discount Notes Indenture.

Distributions to be made on account of Second Lien Notes Claims shall be made by the Disbursing Agent to the Second Lien Notes Indenture Trustee, who shall act as the Disbursing Agent with respect to the distributions to holders of Second Lien Notes Claims.  The Second Lien Notes Indenture Trustee may transfer such distributions through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with holders of Second Lien Notes Claims to the extent consistent with the customary practices of DTC.

Distributions to be made on account of Discount Notes Claims shall be made by the Disbursing Agent to the Discount Notes Indenture Trustee, who shall act as the Disbursing Agent with respect to the distributions to holders of Discount Notes Claims.  The Discount Notes Indenture Trustee may transfer such distributions through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and

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deal for all purposes under the Plan with holders of Discount Notes Claims to the extent consistent with the customary practices of DTC.

2.        Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the applicable Distribution Date.  After such date, all “unclaimed property” or interests in property shall revert to the Reorganized Company (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any holder to such property shall be discharged and forever barred.

Any Holder of an Allowed Claim that does not assert a Claim pursuant to this Plan for an undeliverable or unclaimed Distribution within six (6) months after the last Distribution Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed Distribution and shall be forever barred and enjoined from asserting any such Claim for an undeliverable or unclaimed Distribution against the Debtors and their Estates, the Disbursing Agents, and their respective agents, attorneys, representatives, employees or independent contractors, and/or any of its and their property.  In such cases, any Cash otherwise reserved for undeliverable or unclaimed Distributions shall become the property of the Reorganized Debtors, as applicable, free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary and shall be distributed in accordance with the terms of this Plan.  Nothing contained in this Plan shall require the Debtors to attempt to locate any holder of an Allowed Claim; provided, however, that in his or her sole discretion, the Disbursing Agent may periodically publish notice of unclaimed Distributions.

G.                      Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith, the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.

H.                     Setoffs

Except as set forth herein, the Debtors and the Reorganized Company, in consultation with the Sponsor, may withhold (but not set off except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Company may hold against the holder of any such Allowed Claim.  In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the

46

Reorganized Company may hold against the holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Company may hold against the holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount.  Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Company of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Company may possess against any such holder, except as specifically provided herein.

I.                           Claims Paid or Payable by Third Parties

1.        Claims Paid by Third Parties

The Debtors, or the Reorganized Company, as applicable, shall reduce in part or in full a Claim to the extent that the holder of such Claim receives payment in part or in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  To the extent a holder of a Claim receives a distribution on account of such Claim receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.        Insurance Claims

No distributions under the Plan shall be made on account of Allowed Claims until the holder of such Allowed Claim has exhausted all remedies with respect to the Debtors’ Insurance Policies. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

3.        Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made in accordance with the provisions of any applicable Insurance Policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Person may hold against any other Person, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

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J.                         Allocation of Distributions Between Principal and Unpaid Interest

To the extent that any Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for U.S. federal income tax purposes, be allocated on the Debtors’ books and records to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the accrued but unpaid interest.

ARTICLE VIII

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS

A.                       Prosecution of Objections to Claim

Except as to Subordinated 510(b) Claims or by order of the Bankruptcy Court, holders of Claims shall not be required to file Proofs of Claim with the Bankruptcy Court.  The amount and validity of any disputed, contingent and/or unliquidated Claim shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

B.                       Allowance of Claims

Except as expressly provided herein or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), the Reorganized Company after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Petition Date.  All Claims of any Person against any Debtor shall be Disallowed unless and until such Person pays, in full, the amount it owes each such Debtor.

C.                      Distributions After Allowance

On the Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

D.                      Estimation of Claims

On or shortly after the Petition Date, the Debtors will file the Estimation Motion, seeking to estimate all Subordinated 510(b) Claims based upon the purchase or sale of a Company security at $0, as set forth in greater detail in Article V.F herein.

The Debtors (before the Effective Date) or Reorganized Company (on or after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any

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Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Person, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (before the Effective Date) or the Reorganized Company (after the Effective Date), may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.  All of the objection, estimation, settlement and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.  Claims may be estimated and subsequently compromised, objected to, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

E.                       Deadline to File Objections to Claims

The Debtors reserve their right to file objections to Claims, if any, on or before the Claim Objection Bar Date.

ARTICLE IX

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.                       Compromise and Settlement of Claims, Interests and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Company may compromise and settle Claims against them and Causes of Action against other Persons.

B.                       Mutual Releases by the Debtors and the Released Parties

Pursuant to section 1123(b) of the Bankruptcy Code and to the extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Plan

49

Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Company, the Estates, and each other Released Party from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of the Debtors (other than the rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Company, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Company, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF RELEASES BY THE DEBTORS AND THE RELEASED PARTIES, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE RELEASES ARE: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS ASSERTING AN CLAIM OF CAUSE OF ACTION RELEASED PURSUANT TO THE RELEASE.

C.                      Releases by Holders of Claims or Interests of Reddy Corp.

As of the Effective Date, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Corp., Reorganized Reddy Corp. and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities

50

whatsoever, including any derivative Claims assertable on behalf of Reddy Corp., (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Corp., Reddy Corp.’s restructuring, Reddy Corp.’s Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Corp. or Reorganized Reddy Corp., the subject matter of, or the transactions or events giving rise to, any Claim or an Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Corp. and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to Reddy Corp. and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor, a Reorganized Debtor, or a Released Party that constitutes willful misconduct or gross negligence.

D.                      Releases by Holders of Claims or Interests of Reddy Holdings

As of the Effective Date, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Holdings, Reorganized Reddy Holdings and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Holdings, (other than the rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Holdings, Reddy Holdings’ restructuring, Reddy Holdings Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Holdings or Reorganized Reddy Holdings, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Holdings and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to the Debtors and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of Reddy Holdings, Reorganized Reddy Holdings, or a Released Party that constitutes willful misconduct or gross negligence.

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E.                       Exculpation

Notwithstanding anything contained in the Plan to the contrary, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, cause of action or liability for any Exculpated Claim, except for gross negligence or willful misconduct (to the extent such duty is imposed by applicable non-bankruptcy law), but in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Debtors and the Reorganized Company (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.                       Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan.  Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

G.                      Injunction

FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

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FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN ARTICLE IX HEREOF, THE RELEASING PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THE EXCULPATED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO ARTICLE IX.J HEREOF.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE IX.C OR ARTICLE IX.D, DISCHARGED PURSUANT TO ARTICLE IX.F, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE IX.E, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH PERSONS OR THE PROPERTY OR ESTATE OF SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (4) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED, SETTLED OR DISCHARGED PURSUANT TO THE PLAN.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES.  ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND ALL INTERESTS SHALL BE CANCELLED, AND THE DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY,

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INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE.

ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING ANY CLAIM AGAINST THE SECURITIES DEFENDANTS IN THE SECURITIES LITIGATIONS UNTIL SUCH TIME AS A FINAL ORDER IS ENTERED ON THE ESTIMATION MOTION.

H.                      Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.                           Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Persons, including Governmental Units, shall not discriminate against the Reorganized Company or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Company or another Person with whom such Reorganized Company have been associated, solely because one of the Debtors has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.                         Release of Liens

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan (including the Exit Facility), on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be and hereby are deemed to be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Company and their

54

successors and assigns.  For the avoidance of doubt, except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan (including the Exit Facility) all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be, concurrently with the applicable distributions made pursuant to the Plan, and hereby are deemed to be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

ARTICLE X

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE

A.                       Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C.

1.       The Bankruptcy Court shall have entered an order, which shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code, in form and substance reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders, approving the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

2.        The Confirmation Order (a) shall be, in form and substance, reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent the Confirmation Order affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent) (b) shall include a finding by the Bankruptcy Court that the Reorganized Reddy Holdco Common Stock and Reorganized Reddy Holdco Preferred Stock to be issued on the Effective Date and thereafter will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code and (c) shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code.

3.        The Plan and the Plan Supplement, including any schedules, documents, supplements and exhibits thereto shall, in form and substance, be reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent the Plan or Plan Supplement affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent).

B.                       Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C.

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1.        The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption and rejection of Executory Contracts and Unexpired Leases by the Debtors as contemplated herein in form and substance acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent such rejections relate to property that serves as Collateral under the DIP Facility or Prepetition Loan Credit Facility, the DIP Agent and the Revolving Loan Agent).

2.        The Exit Financing shall have been executed and delivered by all of the Persons that are parties thereto, and all conditions precedent to the consummation thereof shall have been waived, or satisfied in accordance with the terms thereof, and funding pursuant to the Exit Financing shall have occurred and the Exit Financing shall be acceptable to Debtors, the Requisite Ad Hoc Noteholders and, in their sole discretion, the Exit Lenders.

3.        The Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent the Confirmation Order affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent), shall have been entered by the Bankruptcy Court and shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code.

4.        All of the schedules, documents, supplements and exhibits to the Plan shall have been filed in form and substance reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent the schedules, documents, supplements and exhibits to the Plan affect the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent).

5.        All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

C.                      Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article X may be waived at any time by the Debtors, subject to the consent of the Requisite Ad Hoc Noteholders and the DIP Agent and Revolving Loan Agent (but only with respect to those conditions for which such Agents’ consent otherwise is required in Article X); provided, however, that the Debtors may not waive entry of the Order approving the Disclosure Statement and the Confirmation Order.

D.                      Effect of Failure of Conditions

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against the Debtors; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or any other Person; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any holders or any other Person in any respect.

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ARTICLE XI

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.                       Modification and Amendments

Except as otherwise specifically provided herein, the Debtors reserve the right to modify the Plan, subject to the consent of the Requisite Ad Hoc Noteholders (and to the extent such modification affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent), and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend or modify materially the Plan with respect to any or all Debtors, subject to the consent of the Requisite Ad Hoc Noteholders (and to the extent such modification affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent) one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan or remedy any defect or omission, or reconcile any inconsistencies in the Plan or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, in each case subject to the consent of the Requisite Ad Hoc Noteholders (and to the extent such modification affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent).  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article XI.

B.                       Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.                      Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Effective Date, subject to the consent of the Requisite Ad Hoc Noteholders.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Person; or (c) constitute an

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admission, acknowledgement, offer or undertaking of any sort by such Debtor or any other Person.

ARTICLE XII

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters, arising out of or related to, the Chapter 11 Cases and the Plan including jurisdiction to:

1.                        allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or Unsecured status or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or Unsecured status, priority, amount or allowance of Claims;

2.                        decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.                        resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Rejection Claims, Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Company amending, modifying or supplementing, after the Effective Date, pursuant to Article VI, any Executory Contracts or Unexpired Leases the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired.

4.                        ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.                        adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.                        adjudicate, decide or resolve any and all matters related to any Cause of Action;

7.                        adjudicate, decide or resolve any and all matters related to the Investment Agreement, but only to the extent that such matters relate to the Arctic Acquisition;

8.                        adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

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9.                        enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

10.                  resolve any avoidance or recovery actions under sections 105, 502(d), 542 through 551 and 553 of the Bankruptcy Code;

11.                  resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

12.                  resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with or under the DIP Loan Agreement;

13.                  resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with or under the Prepetition Revolving Loan Credit Agreement, Second Lien Notes Indenture, First Lien Notes Indenture and Discount Notes Indenture;

14.                  issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation or enforcement of the Plan;

15.                  resolve any cases, controversies, suits, disputes or Causes of Action with respect to the discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article IX and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

16.                  enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

17.                  determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan;

18.                  adjudicate any and all disputes arising from or relating to distributions under or payments or transfers contemplated by the Plan;

19.                 consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

20.                  determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

21.                  hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

22.                  hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

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23.                  hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

24.                  enforce all orders previously entered by the Bankruptcy Court;

25.                  hear any other matter not inconsistent with the Bankruptcy Code; and

26.                  enter an order concluding or closing the Chapter 11 Cases.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

A.                       Immediate Binding Effect

Subject to Article X.B, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or any other Bankruptcy Rule, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Company and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Person acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.                       Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan; provided that such agreements and documents are reasonably acceptable to the Requisite Ad Hoc Noteholders, the DIP Agent and the Revolving Loan Agent (but with respect to such Agents only to the extent that such documents affect the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims and the Prepetition Revolver Claims).  The Debtors or Reorganized Company, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.                      Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the Plan, any statement or provision contained in the Plan or any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an

60

admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests before the Effective Date.

D.                      Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Person.

E.                       Service of Documents

After the Effective Date, any pleading, notice or other document required by the Plan to be served or delivered shall be served as follows:

1.  If to the Reorganized Company, to:

Reddy Ice Corporation
8750 North Central Expressway
Suite 800
Dallas, TX 75231
Attn: Steven J. Janusek

with copies to:

DLA Piper LLP
1251 Avenue of the Americas
New York, NY 10020
Attn: Jamie Knox and Gregg Galardi

2.  If to the Ad Hoc Noteholder Group, to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd
New York, NY 10019
Attn: Joshua A. Feltman

-and-

Kirkland & Ellis LLP (as counsel to Centerbridge)
300 North LaSalle
Chicago, IL 60654
Attn:  Anup Sathy

-and-

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Kirkland & Ellis LLP (as counsel to Centerbridge)
601 Lexington Ave.
New York, NY 10022
Attn:  Joshua Sussberg

3.  If to the DIP Agent and Prepetition Revolving Loan Agent, to:

Macquarie
One North Wacker Drive, 7th Floor
Chicago, IL 60606
Attn:  Ashok Vishnubhakta and Raymond Lam

with copies to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn: David R. Seligman and Sarah Hiltz Seewer

After the Effective Date, the Debtors may, in their sole discretion, notify Persons that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Persons must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors are authorized to limit the list of Persons receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have filed such renewed requests.

F.                       Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

G.                      Payment of Statutory Fees

All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.  All such fees that arise after the Effective Date, but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

H.                      Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court void or unenforceable, the Bankruptcy Court, at the request of the Debtors and the Sponsors shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and

62

effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms and (2) integral to the Plan and may not be deleted or modified without the Debtors’ and the Sponsor’s consent (and to the extent such modifications affect the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims and Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent).

I.                           Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors’ counsel, by contacting DLA Piper LLP, 1251 Avenue of the Americas, 27th Floor, New York, New York 10020, Attn: Sarah Castle, at the Bankruptcy Court’s website at https://ecf.txnb.uscourts.gov/ or at the website of Kurtzman Carson Consultants LLC, at www.kccllc.net.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

J.                         Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Plan securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the Reorganized Reddy Holdco Common Stock and Reorganized Reddy Holdco Preferred Stock offered and sold under the Plan.

K.                      Closing of Chapter 11 Cases

The Reorganized Company shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

L.                        Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document,

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the Plan Supplement document shall govern and control and provided further, however, that if there is a conflict between the Plan and the DIP Order, the DIP Order shall control.

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Dated: April 11, 2012

Respectfully submitted,

Reddy Ice Holdings, Inc.
(for itself and on behalf of Reddy Ice Corporation)

	By:	/s/ Steven J. Janusek
Name: Steven J. Janusek
Title: Executive Vice President, Chief
Financial Officer and Treasurer

Vincent Slusher (TX-00785480)
DLA PIPER LLP (US)
1717 Main Street, Suite 4600
15th Floor
Dallas, Texas 75201
(214) 743-4500

-and-

Gregg M. Galardi
James C. Knox
Gabriella L. Zborovsky
Sarah E. Castle
DLA PIPER LLP (US)
1251 Avenue of the Americas
27th Floor
New York, New York 10020
(212) 335-4500

-and-

Chris L. Dickerson
Jeremy R. Hall
DLA PIPER LLP (US)
203 N. LaSalle Street
Suite 1900
Chicago, Illinois 60601
(312) 368-4000

Proposed Counsel for Debtors and Debtors in Possession

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EXHIBIT A TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

NON-EXCLUSIVE LIST OF RETAINED CLAIMS AND CAUSES OF ACTION

[To be included in the Plan Supplement]

A-1

EXHIBIT B TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

REORGANIZED REDDY HOLDINGS’ CERTIFICATE OF INCORPORATION

B-1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REDDY ICE HOLDINGS, INC.

ARTICLE ONE

The name of the corporation is Reddy Ice Holdings, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801.  The name of the registered agent of the Corporation for service of process at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1.                                            Authorized Shares.  The total number of shares of all classes of capital stock that the Corporation has authority to issue is three hundred million one (300,000,001) shares, consisting of:

(a)                                  One hundred million (100,000,000) shares of initially undesignated Preferred Stock, par value $0.0001 per share (the “Preferred Stock”);

(b)                                 200,000,000 (200,000,000) shares of Common Stock, par value $0.0001 per share (“Common Stock”), and the Corporation is specifically authorized to issue fractional shares of Common Stock; and

(c)                                  One (1) share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”).

The Preferred Stock, the Common Stock and the Class A Common Stock shall have the rights, preferences and limitations set forth below.

Section 2.                                            Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law or any stock exchange on which the Corporation’s securities may then be listed, to provide by resolution or resolutions for the issuance of all or any of the shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, and to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such class or series, and any qualifications, limitations or restrictions thereof, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series, (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, in each case, as may be stated in such resolution or resolutions.  Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.  Subject to Section 1 of this Article Four, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any class or series of Preferred Stock subsequent to the issuance of shares of that class or series, but not below the number of shares of such class or series then outstanding.  In case the number of shares of any class or series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

Section 3.                                            Common Stock.

(a)                                  General  Except as (i) otherwise required by law or (ii) expressly provided in this Second Amended and Restated Certificate of Incorporation (as amended from time to time, this “Certificate of Incorporation”), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(b)                                 Voting Rights.  Except as otherwise provided by the DGCL or this Certificate of Incorporation and subject to the rights of holders of the Class A Common Stock and any class or series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of Common Stock, and each holder of Common Stock shall have one vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders of the Corporation.

(c)                                  Dividends.  Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock (i) shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; and (ii) are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Section 2 of this Article Four.

2

(d)                                 Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of any Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis.  A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(d).

(e)                                  Preemptive Rights.  Except to the extent provided in that certain Stockholders Agreement, to be dated on or about                          , 2012, among the Corporation and its stockholders from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), no holder of Common Stock shall have any preemptive or similar rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

(f)                                    Registration or Transfer.  The Corporation shall keep or cause to be kept at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Stock.  Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.  The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

(g)                                 Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of capital stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at the stockholder’s expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(h)                                 Notices  All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

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(i)                                     Fractional Shares.  In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.

Section 4.                                            Class A Common Stock.

(a)                                  Voting Rights.  The holder of the share of Class A Common Stock shall be entitled to vote with all voting securities of the Corporation on all matters submitted to the holders of voting securities for vote.  The holder of Class A Common Stock shall be entitled to cast 10,000,000 votes per share.

(b)                                 Dividends.  The holder of the share of Class A Common Stock shall not be entitled to the payment of any dividends or distributions.

(c)                                  Liquidation Rights.  In the event of any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holder of the Class A Common Stock shall be entitled to receive an amount in cash equal to $0.01.

(d)                                 Redemption.  The Class A Common Stock shall not be redeemable except as set forth in this Section 4(d) of Article Four.  Unless a later date or event is otherwise approved by the Board of Directors of the Corporation, the share of Class A Common Stock shall be automatically redeemed by the Corporation out of funds legally available therefor at a redemption price of $0.01 with no further action required on the part of the holder of the Class A Common Stock upon the earliest of any of the following to occur:

(i)                                     the Arctic Acquisition (as defined in that certain Investment Agreement by and among the Corporation, Reddy Ice Corporation, a Nevada corporation, and Centerbridge Capital Partners II, L.P., a Delaware limited partnership, dated as of [               ,] 2012 (the “Investment Agreement”); or

(ii)                                  the Investor Equitization (as defined in the Investment Agreement).

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1.                                            Covered Period.  Notwithstanding anything to the contrary in this Certificate of Incorporation, the provisions of this Article Six and the limitation of liability, indemnification, insurance and other rights contemplated hereby shall apply (a) with respect to only the period commencing from and after the Effective Date (as defined in that certain Prepackaged Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated [                ], 2012 (the “Plan”)) and only after consummation of the transactions contemplated to be completed prior to or on the Effective Date pursuant to the Plan (such period, the “Covered

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Period”) and not in any way with respect to any time prior to the Covered Period, (b) with respect to the service of any individual covered hereby, only to the extent that such service occurred during the Covered Period and not with respect to any service that occurred prior to the Covered Period and (c) with respect to actions, breaches, alleged breaches, conduct, omissions or other matters that would otherwise be covered hereby, only in the event that, and only to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters occurred during the Covered Period and not with respect to, or to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters that occurred prior to the Covered Period.

Section 2.                                            Limitation of Liability.

(a)                                  To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), no person who is or at any time has been a director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b)                                 Any repeal or modification of subparagraph (a) of this Section 1 of Article Six shall not adversely affect any right or protection of a director existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

Section 3.                                            Right to Indemnification.  Each director and officer, past or present, of the Corporation, and each person who serves or may have served at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, and their respective heirs, administrators and executors, shall be indemnified and held harmless by the Corporation in accordance with, and to the fullest extent permitted by, the provisions of the DGCL as it may from time to time be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto).  Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer, and shall include indemnification for all expense, liability and loss (including attorneys’ fees, costs and charges, and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such indemnitee’s service as a director or officer of the Corporation (whether or not the expense, liability or loss arises out of such indemnitee’s official capacity as a director or officer), or service at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding to which the indemnitee is a party or threatened to be made a party, had no reasonable cause to believe the indemnitee’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which he or she

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reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.  Each employee and agent of the Corporation and each person who serves or may have served at the request of the Corporation as an employee or agent of another corporation, or as an employee or agent of any partnership, joint venture, limited liability company, trust, association or other enterprise may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the same extent as provided herein with respect to directors and officers of the Corporation.  The provisions of this Section 2 of Article Six shall apply to any member of any committee appointed by the Board of Directors of the Corporation as fully as though such person shall have been an officer or director of the Corporation.  The right to indemnification conferred in this Section 2 of Article Six shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 of Article Six or otherwise.

Section 4.                                            Procedure for Indemnification.  Any indemnification or advance of expenses (including attorneys’ fees, costs and charges) under Section 2 of this Article Six shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the undertaking contemplated by Section 2 of this Article Six has been delivered to the Corporation), upon the written request of the indemnitee.  If a determination by the Corporation that the indemnitee is entitled to indemnification pursuant to this Article Six is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request.  If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the undertaking contemplated by Section 2 of this Article Six has been delivered to the Corporation), the right to indemnification or advances as granted by this Article Six shall be enforceable by the indemnitee in any court of competent jurisdiction.  Such indemnitee’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.  It shall be a defense to any action by an indemnitee for indemnification or the advance of expenses (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this Article Six, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.  The

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procedure for indemnification of employees and other agents for whom indemnification and advancement of expenses is provided pursuant to Section 2 of this Article Six shall be the same procedure set forth in this Section 3 for directors and officers, unless otherwise set forth in the action of the Board of Directors of the Corporation providing indemnification and advancement of expenses for such employee or agent.

Section 5.                                            Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 6.                                            Service for Subsidiaries.  Any person serving, or who has served, as a director, officer, trustee or employee of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, at least 50% of whose equity interests or assets are owned, directly or indirectly, by the Corporation (a “subsidiary” for this Article Six) shall be conclusively presumed to be, or to have been, serving in such capacity at the request of the Corporation.

Section 7.                                            Reliance.  Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director or officer of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Six in entering into or continuing such service.  The rights to indemnification and to the advance of expenses conferred in this Article Six shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 8.                                            Other Rights; Continuation of Right to Indemnification.  The provisions of this Article Six shall be in addition to and not in limitation of any other rights, indemnities, or limitations of liability to which any director or officer may now or in the future be entitled, as a matter of law or under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.  All rights to indemnification under this Article Six shall be deemed to be a contract between the Corporation and each person entitled to indemnification under Section 2 of this Article Six at any time while this Article Six is in effect.  Any repeal or modification of this Article Six or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such person entitled to indemnification under Section 2 of this Article Six or the obligations of the Corporation arising hereunder with respect to any actual or threatened action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 9.                                            Exception to Right of Indemnification and/or Advancement of Expenses.  Notwithstanding any other provisions of this Article Six and except as may otherwise be agreed

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by the Corporation, no person shall be entitled to indemnification or advancement of expenses by the Corporation with respect to any action, suit or proceeding brought by such person (other than an action, suit or proceeding brought by such person (a) by way of defense or counterclaim, (b) to enforce such person’s rights under this Certificate of Incorporation or under the Corporation’s bylaws, or (c) to enforce any other rights of such person to indemnification or advancement of expenses by the Corporation under any contract or under statute or applicable law, including any rights under Section 145 of the DGCL), unless the bringing of such action, suit or proceeding shall have been approved by the Board of Directors of the Corporation.

Section 10.                                      Definitions.  For the purposes of this Article Six, (a) references to “the Corporation” include, in addition to the resulting corporation, all constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, limited liability company, trust, association or other enterprise shall stand in the same position under the provisions of this Article Six with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity; (b) references to “other enterprises” include employee benefit plans; (c) references to “fines” include any excise taxes assessed on a person with respect to any employee benefit plan; (d) references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and (e) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation.”

Section 11.                                      Savings Clause.  If this Article Six or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall, subject in all cases and respects to the limitations of Section 1 of this Article Six, nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 2 of this Article Six as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article Six to the fullest extent permitted by any applicable portion of this Article Six that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 12.                                      Jurisdiction.  The Court of Chancery of the State of Delaware (the “Court of Chancery”) shall have exclusive jurisdiction to hear and determine all actions for indemnification or advancement of expenses brought with respect to this Article Six, and the Court of Chancery may summarily determine the Corporation’s obligation to advance expenses (including attorneys’ fees) under this Article Six.

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ARTICLE SEVEN

Section 1.                                            Certain Acknowledgements.  In recognition and anticipation that: (i) the partners, principals, directors, officers, members, managers and/or employees of Centerbridge Capital Partners II, L.P. and its affiliates (collectively, “Centerbridge”), may serve as directors and/or officers of the Corporation, (ii) Centerbridge and Affiliated Companies thereof engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iii) non-employee directors of the Corporation may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (iv) the Corporation and its subsidiaries may engage in material business transactions with Centerbridge and Affiliated Companies thereof and that the Corporation is expected to benefit therefrom, the provisions of this Article Seven are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Centerbridge or Affiliated Companies and their respective principals, partners, directors, officers, members, managers, employees and/or agents, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.  In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity not allocated to it pursuant to this Article Seven to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision).

Section 2.                                            Competition and Corporate Opportunities.  To the fullest extent permitted by law, none of Centerbridge nor any of its Affiliated Companies shall have any duty to refrain from (i) engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, (ii) doing business with any client, customer, supplier or other business relation of the Corporation or any of its subsidiaries, or (iii) making investments in any business that competes with the Corporation or any of its subsidiaries, and such acts shall not be deemed wrongful or improper.  To the fullest extent permitted by law, in the event that Centerbridge or any of its Affiliated Companies acquires knowledge of a potential transaction or matter which may be a corporate opportunity for themselves and the Corporation or any of its subsidiaries, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity, and neither Centerbridge nor any of its Affiliated Companies shall have any duty (contractual or otherwise) to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person.

Section 3.                                            Allocation of Corporate Opportunities.  In the event that a non-employee director of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries and such non-employee director, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity and such non-employee director of the Corporation shall not have any duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for itself or direct such corporate

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opportunity to another person, unless such corporate opportunity is expressly offered to such non-employee director in connection with which reference is expressly made to his or her service as a member of the Board of Directors.

Section 4.                                            Certain Matters Deemed Not Corporate Opportunities.  In addition to and notwithstanding the foregoing provisions of this Article Seven, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article Three or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or is one in which the Corporation has no interest or reasonable expectancy.

Section 5.                                            Agreements and Transactions with Centerbridge.  To the fullest extent permitted by law, but subject to any applicable provisions of the Stockholders Agreement, in the event that either of Centerbridge or any of its Affiliated Companies enters into an agreement or transaction with the Corporation or any of its subsidiaries, a director or officer of the Corporation who is also a partner, principal, director, officer, member, manager, employee and/or agent of Centerbridge or any of its Affiliated Companies shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

(a)                                  The agreement or transaction was approved and determined to be at least as favorable to the Corporation and its subsidiaries as could be obtained from an independent third party, after being made aware of the material facts of the relationship between each of the Corporation or subsidiary thereof and Centerbridge or any Affiliated Company thereof and the material terms and facts of the agreement or transaction, by (i) an affirmative vote of a majority of the members of the Board of Directors of the Corporation who are not persons or entities with a material financial interest in the agreement or transaction (“Interested Persons”), or (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors of the Corporation consisting of members who are not Interested Persons (in either case irrespective of whether the non-Interested Persons constitute a quorum of the Board of Directors of the Corporation or such committee); or

(b)                                 The agreement or transaction was approved in good faith, after being made aware of the material facts of the relationship between each of the Corporation or subsidiary thereof and Centerbridge or any Affiliated Company thereof and the material terms and facts of the agreement or transaction, by an affirmative vote of a majority of the votes represented by shares of the Corporation’s Preferred Stock, Class A Common Stock and Common Stock entitled to vote (other than such shares held by Centerbridge or any Affiliated Company), voting together as a single class.

Section 6.                                            Certain Definitions.  For purposes of this Article Seven, “Affiliated Company” shall mean any entity which is directly or indirectly controlled by Centerbridge (other than the Corporation and any company that is controlled by the Corporation).

Section 7.                                            Amendment of this Article.  Any amendment, repeal or modification of this Article Seven shall not in any way diminish the rights or protections afforded by this Article

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Seven with respect to or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, repeal or modification.

Section 8.                                            Other Agreements.  Nothing in this Article Seven shall be construed to abrogate, terminate, override, limit or modify any agreement between Centerbridge or any Affiliated Company thereof and the Corporation or any of the Corporation’s subsidiaries with respect to the subject matter of this Article Seven.

Section 9.                                            Deemed Notice.  Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Seven.

ARTICLE EIGHT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TEN

The Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Corporation’s bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

* - * - * - * - *

11

EXHIBIT C TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

BY-LAWS OF REORGANIZED REDDY HOLDINGS

C-1

SECOND AMENDED AND RESTATED
BYLAWS
OF
REDDY ICE HOLDINGS, INC.
A Delaware Corporation

(Adopted as of                        , 2012)

ARTICLE I.

OFFICES

Section 1.               Registered Office.  The registered office of the corporation in the State of Delaware shall be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of the corporation’s registered agent at such address shall be The Corporation Trust Company.  The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2.               Other Offices.  The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1.               Annual Meetings.  An annual meeting of the stockholders shall be held each year within one hundred twenty (120) days after the close of the immediately preceding fiscal year of the corporation for the purpose of electing directors and conducting such other proper business as may come before the meeting.  The date, time and place, if any, and/or the means of remote communication, if any, of the annual meeting shall be determined by the board of directors of the corporation.  No annual meeting of stockholders need be held if not required by the corporation’s certificate of incorporation or by the General Corporation Law of the State of Delaware.

Section 2.               Special Meetings.  Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships) and may be held at such time and place, within or without the State of Delaware, and/or by means of remote communication, as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof.  Such meetings may be called at any time by a majority of the members of the board of directors and shall be called by the president upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the votes at the meeting, which written request shall state the purpose or purposes of the meeting and shall be delivered to the president.  The date, time and place, if any, and/or the means of remote communication, if any, of any special meeting of stockholders shall be determined by the board of directors of the corporation.

Section 3.               Place of Meetings.  The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors and may also designate any means of remote communication with respect to such meeting.  If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4.               Notice.  Whenever stockholders are required or permitted to take any action at a meeting, written or printed notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.  All such notices shall be delivered, either personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom the notice is given, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation.  If given by electronic transmission, such notice shall be deemed to be delivered (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (1) such posting, and (2) the giving of such separate notice, and (iv) if by any other form of electronic transmission, when directed to the stockholder.  Any such consent to a method of delivery of notice shall be revocable by the stockholder by written notice to the corporation.  Any such consent to a method of delivery of notice shall be deemed revoked if (x) the corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the corporation in accordance with such consent and (y) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5.               Stockholders List.  The officer who has charge of the stock ledger of the corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (ii) during ordinary business hours, at the principal place of business of the corporation.  In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.  If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the entire time the meeting is in progress, and may be inspected by any

2

stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder on a reasonably accessible electronic network during the entire time the meeting is in progress, and the information required to access such list shall be provided with the notice of the meeting.

Section 6.               Quorum.  The holders of a majority of the votes represented by the issued and outstanding shares of capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the corporation’s certificate of incorporation.  If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place, if any.  When a specified item of business requires a vote by a class or series (if the corporation shall then have outstanding shares of more than one class or series) voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business.

Section 7.               Adjourned Meetings.  When a meeting is adjourned to another time and place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8.               Vote Required.  When a quorum is present, the affirmative vote of the majority of votes represented by shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.  Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class.

Section 9.               Voting Rights.  Except as otherwise provided by the General Corporation Law of the State of Delaware or by the corporation’s certificate of incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held by such stockholder.

Section 10.             Proxies.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A proxy may be

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made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.  Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy.  At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11.             Action by Written Consent.  Any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of issued and outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded.  Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, or by reputable overnight courier service, or by facsimile or electronic mail, with confirmation of receipt.  All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered.  No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days after the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.  Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.  Any copy, facsimile or other reliable reproduction of consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 12.             Action by Facsimile, Electronic Mail or Other Electronic Transmission Consent.  A facsimile, electronic mail or other electronic transmission by a stockholder (or by any person authorized to act on such person’s behalf) of a written consent to an action to be taken (including the delivery of such a document in the .pdf, .tif, .gif, .peg or similar format attached to an electronic mail message) shall be deemed to be written, signed, dated and delivered to the corporation for the purposes of this Article; provided that any such facsimile, electronic mail or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the facsimile, electronic mail or other electronic transmission was transmitted by the stockholder or by a person authorized to act for the stockholder and (ii) the date on which such stockholder or authorized person transmitted such facsimile, electronic mail or other electronic transmission.  The date on which such facsimile, electronic mail or other

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electronic transmission is transmitted shall be deemed to be the date on which such consent or proxy was signed, unless otherwise provided in such consent.  Any such facsimile, electronic mail or other electronic transmission of a consent or proxy shall be treated in all respects as an original executed consent and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of the board of directors or the Secretary of the corporation, each stockholder or other authorized person who delivered a consent by facsimile, electronic mail or other electronic transmission shall re-execute the original form thereof and deliver such original to the corporation at its registered office in the State of Delaware, its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE III.

DIRECTORS

Section 1.               General Powers.  The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2.               Number, Election and Term of Office.  The number of directors as of the date of these by-laws shall be seven (7).  Thereafter, the number of directors shall be established from time to time in accordance with the provisions of that certain Stockholders Agreement, to be dated on or about                          , 2012, among the corporation and its stockholders from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), by resolution of the board of directors.  The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors in compliance with the provisions of the Stockholders Agreement.  The directors shall be elected in this manner at the annual meeting of the stockholders, except as otherwise provided in Section 4 of this Article III.  Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.               Removal and Resignation.  Subject to the provisions of the Stockholders Agreement, Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.  Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation or the Stockholders Agreement, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.  Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

Section 4.               Vacancies.  Except as otherwise provided in the corporation’s certificate of incorporation, board vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled in accordance with the provisions of the Stockholders Agreement by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  Each director so chosen shall hold office until a successor is

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duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5.               Annual Meetings.  The annual meeting of each newly elected board of directors shall be held without notice (other than notice under these bylaws) immediately after, and at the same place, if any, as the annual meeting of stockholders.

Section 6.               Other Meetings and Notice.  Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place, if any, as shall from time to time be determined by resolution of the board of directors and promptly communicated to all directors then in office.  Special meetings of the board of directors may be called by or at the request of at least two of the directors on at least 24 hours notice to each director, either personally, by telephone, by mail, and/or by electronic transmission.  In like manner and on like notice, the president must call a special meeting on the written request of at least a majority of the directors then in office promptly after receipt of such request.

Section 7.               Quorum, Required Vote and Adjournment.  Directors then in office holding a majority of the votes (or such greater number required by applicable law) of all directors then in office shall constitute a quorum for the transaction of business.  The vote of directors holding a majority of votes present at a meeting at which a quorum is present shall be the act of the board of directors.  If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Each director shall be entitled to one vote on exactly the matter presented to the board for approval.

Section 8.               Committees.  The board of directors may, by resolution passed by a majority of the directors then in office, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation, except as otherwise limited by law.  The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.  Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9.               Committee Rules.  Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee.  Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee then in office shall be necessary to constitute a quorum.

Section 10.             Communications Equipment.  Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

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Section 11.             Waiver of Notice and Presumption of Assent.  Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting, except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting.  Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12.             Action by Written Consent.  Unless otherwise restricted by the corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV.

OFFICERS

Section 1.               Number.  The officers of the corporation shall be elected by the board of directors and shall consist of a president and chief executive officer, one or more vice-presidents, a chief financial officer, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors.  Any number of offices may be held by the same person.  In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2.               Election and Term of Office.  The officers of the corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders or as soon thereafter as conveniently may be.  Vacancies may be filled or new offices created and filled at any meeting of the board of directors.  Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.               Removal.  Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.               Vacancies.  Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

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Section 5.               Compensation.  Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6.               The President and Chief Executive Officer.  The president and chief executive officer shall be the chief executive officer of the corporation.  In the absence of the chairman of the board, the president shall preside at all meetings of the stockholders and board of directors at which he or she is present.  Subject to the powers of the board of directors, the president shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees, and shall see that all orders and resolutions of the board of directors are carried into effect.  The president shall execute bonds, mortgages and other contracts, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.  The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these bylaws.

Section 7.               Chief Financial Officer.  The chief financial officer of the corporation shall, under the direction of the chief executive officer, be responsible for all financial and accounting matters and for the direction of the offices of treasurer and controller.  The chief financial officer shall have such other powers and perform such other duties as may be prescribed by the president or the board of directors or as may be provided in these bylaws, including, without limitation, all powers of the treasurer set forth in Section 10 of this Article IV.

Section 8.               Vice-presidents.  The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president.  The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these bylaws may, from time to time, prescribe.

Section 9.               The Secretary and Assistant Secretaries.  The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose.  Under the president’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or bylaw, and shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe, and shall have custody of the corporate seal of the corporation, if any.  The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary.  The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.  The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

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Section 10.             The Treasurer and Assistant Treasurer.  The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation.  The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer.  The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president or treasurer may, from time to time, prescribe.

Section 11.             Other Officers, Assistant Officers and Agents.  Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may, from time to time, be prescribed by resolution of the board of directors.

Section 12.             Absence or Disability of Officers.  In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1.               Covered Period.  Notwithstanding anything to the contrary in these bylaws, the provisions of this Article V and the limitation of liability, indemnification, insurance and other rights contemplated hereby shall apply (i) with respect to only the period commencing from and after the Effective Date (as defined in that certain Prepackaged Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated [                ], 2012 (the “Plan”)) and only after consummation of the transactions contemplated to be completed prior to or on the Effective Date pursuant to the Plan (such period, the “Covered Period”) and not in any way with respect to any time prior to the Covered Period, (ii) with respect to the service of any individual covered hereby, only to the extent that such service occurred during the Covered Period and not with respect to any service that occurred prior to the Covered Period and (iii) with respect to actions, breaches, alleged breaches, conduct, omissions or other matters that would

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otherwise be covered hereby, only in the event that, and only to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters occurred during the Covered Period and not with respect to, or to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters that occurred prior to the Covered Period.

Section 2.               General.  The corporation shall indemnify and hold harmless, unless prohibited from doing so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the corporation or any of its subsidiaries and whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), or any appeal of such proceeding, by reason of or arising out of the fact that he or she, or any other person for whom he or she is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust, association or other enterprise, against all expenses, liabilities and losses (including attorneys’ fees, costs and charges, and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding to which he or she is a party or threatened to be made a party, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.  Each employee and agent of the corporation and each person who serves or may have served at the request of the corporation as an employee or agent of another corporation, or as an employee or agent of any partnership, joint venture, limited liability company, trust, association or other enterprise may, in the discretion of the board of directors, be indemnified by the corporation to the same extent as provided herein with respect to directors and officers of the corporation.  The provisions of this Section 1 of Article V shall apply to any member of any committee appointed by the board of directors of the corporation as fully as though such person shall have been an officer or director of the corporation.  The right to indemnification conferred in this Article V shall be a contract right and, subject to Sections 2 and 3 of this Article V, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

Section 3.               Procedure.  Any indemnification of a director or officer of the corporation provided for under Section 1 of this Article V or advance of expenses (including attorneys’ fees, costs and charges) provided for under Section 3 of this Article V shall be made promptly, and in any event within forty-five (45) days (or, in the case of an advance of expenses, twenty (20) days, provided that the undertaking contemplated by Section 3 of this Article V has been

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delivered to the corporation), upon the written request of the director or officer.  If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty (60) days to a written request for indemnity, the corporation shall be deemed to have approved the request.  If the corporation wrongfully denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not properly made within forty-five (45) days (or, in the case of an advance of expenses, twenty (20) days, provided that the undertaking contemplated by Section 3 of this Article V has been delivered to the Corporation), the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation.  It shall be a defense to any such action for indemnification or the advance of expenses (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation.  Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholder) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

Section 4.               Advances for Expenses.  Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the corporation.

Section 5.               Rights Not Exclusive.  The rights to indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may now or hereafter be entitled under any law, bylaw, provision of the corporation’s certificate of incorporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Section 6.               Exception to Right of Indemnification and/or Advancement of Expenses.  Notwithstanding any other subsections of this Article V and except as may otherwise be agreed by the corporation, no person shall be entitled to indemnification or advancement of expenses by the corporation with respect to proceeding brought by such person (other than a proceeding brought by such person (i) by way of defense or counterclaim, (ii) to enforce such person’s rights under the corporation’s certificate of incorporation or under these bylaws, or (iii) to enforce any

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other rights of such person to indemnification or advancement of expenses by the corporation under any contract or under statute or applicable law, including any rights under Section 145 of the DGCL), unless the bringing of such proceeding shall have been approved by the board of directors of the corporation.

Section 7.               Insurance.  The corporation shall have power to purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, association or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such expense, liability or loss under the provisions of this Article V.

Section 8.               Service for Subsidiaries.  Any person serving, or who has served, as a director or officer of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, at least 50% of whose equity interests or assets are owned, directly or indirectly, by the corporation (a “subsidiary” for this Article V) shall be conclusively presumed to be, or to have been, serving in such capacity at the request of the corporation.

Section 9.               Reliance.  Persons who after the date of the adoption of the provisions of this Article V become or remain directors or officers of the corporation or who, while a director or officer of the corporation, become or remain a director or officer of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article V in entering into or continuing such service.  The rights to indemnification and to the advance of expenses conferred in this Article V shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 10.             Contract Rights.  The provisions of this Article V shall be deemed to be a vested contract right between the corporation and each director and officer who serves in any such capacity at any time while this Article V and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect.  Such contract right shall vest for each director and officer at the time such person is elected or appointed to such position, and no repeal or modification of this Article V or any such law shall affect any such vested rights or obligations of any current or former director or officer with respect to any actual or threatened action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 11.             Definitions.  For the purposes of this Article V, (a) references to “the corporation” include, in addition to the resulting corporation, all constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, limited liability company, trust, association or other enterprise shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as he or she would if he or she

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had served the resulting or surviving corporation in the same capacity; (b) references to “other enterprises” include employee benefit plans; (c) references to “fines” include any excise taxes assessed on a person with respect to any employee benefit plan; (d) references to “serving at the request of the corporation” shall include any service as a director or officer of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and (e) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation.”

Section 12.             Survival of Rights.  The indemnification and advancement of expenses provided by or granted pursuant to this Article V shall continue as to a person who has ceased to be a director or officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 13.             Savings Clause.  If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall, subject in all cases and respects to the limitations of Section 1 of this Article V, nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 1 of this Article V as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article V to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 14.             Jurisdiction.  The Court of Chancery of the State of Delaware shall have exclusive jurisdiction to hear and determine all actions for indemnification or advancement of expenses brought with respect to this Article V, and the Court of Chancery of the State of Delaware may summarily determine the corporation’s obligation to advance expenses (including attorneys’ fees, costs and charges) under this Article V.

ARTICLE VI.

CERTIFICATES OF STOCK

Section 1.               Form.  Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chairman of the board, president or a vice-president and the secretary or an assistant secretary or the treasurer or an assistant treasurer of the corporation, certifying the number of shares owned by such holder in the corporation.  If such a certificate is countersigned (i) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (ii) by a registrar, other than the corporation or its employee, the signature of any such chairman of the board, president, vice-president, secretary, or assistant secretary may be by facsimile, electronic mail or other electronic transmission.  In case any officer or officers who have signed, or whose facsimile, electronic mail or other electronic signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death,

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resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile, electronic mail or other electronic signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation.  All certificates representing shares shall be consecutively numbered or otherwise identified.  The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation.  Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books.  The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2.               Replacement.  Upon receipt of evidence reasonably satisfactory to the corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of capital stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the corporation, or, in the case of any such mutilation, upon surrender of such certificate, the corporation shall (at the stockholder’s expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 3.               Fixing a Record Date for Stockholder Meetings.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for the adjourned meeting.

Section 4.               Fixing a Record Date for Action by Written Consent.  In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors.  If no record date has been fixed by

14

the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by facsimile, electronic mail or other electronic transmission, with confirmation of receipt.  If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5.               Fixing a Record Date for Other Purposes.  In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6.               Registered Stockholders.  Prior to the surrender to the corporation of the certificate or certificates representing a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner.  The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 7.               Subscriptions for Stock.  Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors.  Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series.  In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII.

GENERAL PROVISIONS

Section 1.               Dividends.  Subject to any applicable provisions of the corporation’s certificate of incorporation, dividends payable upon the capital stock of the corporation may be declared by the board of directors at any regular or special meeting, pursuant to law.  Dividends

15

may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the corporation’s certificate of incorporation.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2.               Checks, Drafts or Orders.  All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3.               Contracts.  The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4.               Loans.  The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation.  The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.  Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5.               Fiscal Year.  The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6.               Corporate Seal.  The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7.               Voting Securities Owned By Corporation.  Voting securities in any other corporation or other entity (such as a limited liability company, limited partnership or trust) held by the corporation shall be voted as directed by the board of directors, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer.  Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8.               Inspection of Books and Records.  Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have

16

the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.  A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder.  In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder.  The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9.               Exclusive Jurisdiction.  The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine.

Section 10.             Section Heading.  Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11.             Inconsistent Provisions.  These bylaws (other than Article V hereof) are subject in all respects to the provisions of the Stockholders Agreement.  In the event that any provision of these bylaws is or becomes inconsistent with any provision of the Stockholders Agreement, the Stockholders Agreement shall control to the maximum extent permitted by the General Corporation Law of the State of Delaware.  In the event that any provision of these bylaws is or becomes inconsistent with any provision of the corporation’s certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII.

AMENDMENTS

These bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors at which a quorum is present by a vote of a majority of the directors. The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

17

EXHIBIT D TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

REORGANIZED REDDY CORP.’S CERTIFICATE OF INCORPORATION

D-1

Annex A

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

REDDY ICE CORPORATION

Pursuant to the provisions of Nevada Revised Statutes (“NRS”) 78.390 and 78.403, the undersigned officer of Reddy Ice Corporation, a Nevada corporation, does hereby certify as follows:

A.            The corporation is under reorganization in a federal court pursuant to Title 11 of the United States Code.

B.            The corporation has filed a confirmed plan or order of reorganization, certified by the bankruptcy court, with the Nevada Secretary of State in accordance with NRS 78.622(2) and such plan or order (i) permits or requires the corporation to amend and restate its articles of incorporation as set forth in this certificate and (ii) authorizes the undersigned to cause this certificate to be filed with the Nevada Secretary of State without action of the corporation’s directors or stockholders pursuant to NRS 78.622(1).

C.            This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

REDDY ICE CORPORATION

ARTICLE I
NAME

The name of the corporation is Reddy Ice Corporation (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada.  The Corporation may maintain offices in such other places within or without the State of Nevada as maybe from time to time designated by the Board of Directors, or by the bylaws of the Corporation, and the Corporation may conduct all corporate business of every kind, nature, including the holding of all meetings of directors and stockholders, outside the State of Nevada, as well as within the State of Nevada.

ARTICLE III
PURPOSE

The objects for which the Corporation is formed are to engage in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

1

ARTICLE IV
AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 1,000 shares of common stock, $.01 par value per share.

ARTICLE V
DIRECTORS

The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this Corporation, provided that the number of directors shall not be reduced to less than one (1).  The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation.  The current Board of Directors consists of seven (7) directors.

ARTICLE VI
DURATION

The Corporation is to have perpetual existence.

ARTICLE VII
INDEMNIFICATION; EXCULPATION

Section 1.               Covered Period.  Notwithstanding anything to the contrary in these Articles of Incorporation, the provisions of this Article VII and the limitation of liability, indemnification and other rights contemplated hereby shall apply (a) with respect to only the period commencing from and after the Effective Date (as defined in that certain Prepackaged Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated [                ], 2012 (the “Plan”)) and only after consummation of the transactions contemplated to be completed prior to or on the Effective Date pursuant to the Plan (such period, the “Covered Period”) and not in any way with respect to any time prior to the Covered Period, (b) with respect to the service of any individual covered hereby, only to the extent that such service occurred during the Covered Period and not with respect to any service that occurred prior to the Covered Period and (c) with respect to actions, breaches, alleged breaches, conduct, omissions or other matters that would otherwise be covered hereby, only in the event that, and only to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters occurred during the Covered Period and not with respect to, or to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters that occurred prior to the Covered Period.

Section 2.               Payment of Expenses.  In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition

2

of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 3.               Limitation on Liability.  The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes.  If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time.

Section 4.               Repeal and Conflicts.  Any repeal or modification of Section 2 or Section 3 of this Article VII approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as  of the time of such repeal or modification.  In the event of any conflict between Section 2 or Section 3 of this Article VII and any other Article of the Corporation’s Articles of Incorporation, the terms and provisions of Section 2 and/or Section 3 of this Article VII shall control.

ARTICLE VIII
AMENDMENTS TO BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

*              *              *              *

IN WITNESS WHEREOF, I have executed this Certificate of Amended and Restated Articles of Incorporation of Reddy Ice Corporation as of                     , 2012.

Name:
Title:

3

EXHIBIT E TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

BY-LAWS OF REORGANIZED REDDY CORP.

1

WRITTEN CONSENT OF THE [TRUSTEE]/[DESIGNATED OFFICER]

OF

REDDY ICE CORPORATION

                    , 2012

The undersigned, being [the trustee in bankruptcy]/[an officer] of Reddy Ice Corporation, a Nevada corporation (the “Corporation”), acting pursuant to Nevada Revised Statutes 78.622 and as directed by the [name of court] in accordance with that certain Prepackaged Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated                     , 2012 (the “Plan”), hereby adopts the following recitals and resolutions by written consent, in lieu of an action by the Corporation’s board of directors and/or sole stockholder, to be effective as of the date first set forth above:

Adoption of Bylaws Amendments

WHEREAS, pursuant to and in accordance with the Plan, the bylaws of the Corporation (the “Bylaws”) are to be amended as and to the extent set forth in Annex A hereto (collectively, the “Bylaws Amendments”);

THEREFORE, IT IS HEREBY RESOLVED, that the Bylaws Amendments are hereby authorized, approved and adopted, effective as of the date hereof or such other date as indicated in or required under the Plan.

[Signature appears on the following page.]

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent to be effective as of the date first written above.

Name:
Title:

[Written Consent (Bylaws Amendments) — Reddy Ice Corporation]

Annex A

Bylaws Amendments

A.                                   Section 9 of Article II of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Method of Voting; Proxies.  Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders, except to the extent that the voting rights of the shares of any class or classes are enhanced or limited by statute, by the Articles of Incorporation (including amendments thereto) or by agreement. At any meeting of the shareholders, each shareholder having the right to vote shall be entitled to vote in person, or by written proxy appointed by an instrument executed by such shareholder. No proxy shall be valid after six (6) months from the date of its execution, unless otherwise provided in the proxy. A proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. Each proxy shall be filed with the Secretary of the Corporation prior to or at the time of the meeting. Any vote may be taken by voice or by show of hands unless a shareholder entitled to vote objects, in which case written ballots shall be used.”

B.                                     Section 5 of Article III of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Removal.  Any director may be removed either for or without cause at any special or annual meeting of the shareholders by the affirmative vote of the holders of shares having two-thirds of the entire number of votes entitled to be cast for the election of such director, if notice of the intention to act upon such matter shall have been given in the notice calling such meeting.”

C.                                     Section 10 of Article VIII of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Indemnification.

(A)           Notwithstanding anything to the contrary in these Bylaws, the provisions of this Section and the indemnification, advancement and other rights contemplated hereby shall apply (i) with respect to only the period commencing from and after the Effective Date (as defined in that certain Prepackaged Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated [                ], 2012 (the “Plan”)) and only after consummation of the transactions contemplated to be completed prior to or on the Effective Date pursuant to the Plan (such period, the “Covered Period”) and not in any way with respect to any time prior to the Covered Period, (ii) with respect to the service of any individual covered hereby, only to the extent that such service occurred during the Covered Period and not with respect to any service that occurred prior to the Covered Period and (iii) with respect to actions, breaches, alleged breaches, conduct, omissions or other matters that would otherwise be covered hereby, only in the event that, and only to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters occurred during the Covered Period and not with respect to, or to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters that occurred prior to the Covered Period.

(B)             Any person who was, is, or is threatened to be made, a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, investigative or administrative, any appeal in such action suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (collectively, a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, shall be indemnified by the Corporation to the fullest extent authorized by the Nevada Revised Statutes, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, court costs, fines, penalties, excise taxes, and amounts paid in settlement) reasonably incurred or suffered in connection therewith and such indemnification shall continue as to any such person who has ceased to be a director or officer and shall inure to the benefit of such persons’ heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses (court costs and attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, the applicable requirements of the Nevada Revised Statutes are met prior to such advancement.

(C)             The right to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of, nor shall it be construed to limit, any other right which any person may have or hereafter acquire under any statute, the Articles of Incorporation, these Bylaws, agreement, vote of shareholders or otherwise.”

                                                *                                         *                                         *                                         *

BYLAWS
OF
REDDY ICE CORPORATION
A Nevada Corporation (the “Corporation”)

ARTICLE I.

OFFICES

Section 1.    Registered Office.    The Corporation shall have and continuously maintain a registered office in the State of Nevada which may be, but need not be, the same as its place of business (if located within the State of Nevada). The address of the registered office and the name of the registered agent at such address shall be as set forth in the Corporation’s Articles of Incorporation.

Section 2.    Place of Business.    In addition to its registered office, the Corporation may have offices and places of business at such places, both within and without the State of Nevada, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II.

MEETINGS OF SHAREHOLDERS

Section 1.    Annual Meetings.    Annual meetings of the shareholders shall be held at such times as shall be determined by the Board of Directors. At each annual meeting, the shareholders shall elect a Board of Directors, and shall transact such other business as may be properly brought before the meeting.

Section 2.    Special Meetings.    Unless otherwise provided by the Articles of Incorporation, special meetings of the shareholders may be called by the President, the Board of Directors or the holders of shares representing not less than 10% of the votes entitled to be cast on any issue at meetings of shareholders. A special meeting may be called for any purpose or purposes though business transacted at a special meeting shall be confined to the purposes stated in the notice of such meeting.

Section 3.    Place of Meetings.    Meetings of the shareholders of the Corporation shall be held at such places within or without the State of Nevada as shall be determined by the Board of Directors or, in the absence of such a determination, meetings of shareholders shall be held at the principal office of the Corporation.

Section 4.    Notice of Meetings.    Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary or the person calling the meeting, to each shareholder entitled to vote at the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

Section 5.    Voting List.    At least ten (10) days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the residence of each and the number of voting shares held by each, shall be prepared by the officer or agent having charge of the stock transfer-books. Such list shall be kept on file at the registered office or principal place of business of the Corporation for a period of ten (10) days prior to such meeting, and shall be subject to inspection by any shareholder who may be present. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at such meeting.

Section 6.    Quorum of Shareholders; Adjournment.

(A)  The holders of shares representing a majority of the votes entitled to be cast at a meeting, present in person or represented by proxy, shall be requisite to and shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by the Articles of Incorporation or by these Bylaws. Once a quorum is present at a meeting of shareholders, the shareholders represented in person or by proxy at the meeting may conduct such business as may be properly brought before the meeting until it is adjourned, and the subsequent withdrawal from the meeting of any shareholder or the refusal of any shareholder represented in person or by proxy to vote shall not affect the presence of a quorum at the meeting. Upon attainment of representation by a quorum, subsequent to an adjournment of the meeting, any business may be transacted which might have been transacted at the meeting as originally notified.

(B)  If a quorum is not present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in these Bylaws, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of the share transfer records and the stated period of closing has expired.

Section 7.    Organization; Order of Business.    The Chairman of the Board or such other person as the Board of Directors may have designated or, in the absence of such a person, the President of the Corporation or, in his absence such person as may be chosen by the holders of shares representing a majority of the votes which could be cast by those present, in person or by proxy, and entitled to vote shall call to order any meeting of the shareholders and act as chairman of the meeting. The Secretary of the Corporation, if present, shall act as secretary of the meeting, but in his absence, the secretary of the meeting shall be such person as the chairman of the meeting appoints. The chairman of any meeting of shareholders shall determine the order of business and the procedure at the meeting, including regulation of the manner of voting and the conduct of discussion; but the order of business to be followed at any meeting at which a quorum is present may be changed by the holders of shares of stock present in person or by proxy and entitled to vote at such meeting (determined by a majority of the votes cast).

Section 8.    Required Vote.    With respect to matters other than elections of directors, except as otherwise required by statute, the Articles of Incorporation or these Bylaws, the vote of the holders of shares representing a majority of the votes cast shall decide any question properly brought before such meeting. Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors.

Section 9.    Method of Voting; Proxies.    Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders, except to the extent that the voting rights of the shares of any class or classes are enhanced or limited by statute, by the Articles of Incorporation (including amendments thereto) or by agreement. At any meeting of the shareholders, each shareholder having the right to vote shall be entitled to vote in person, or by written proxy appointed by an instrument executed by such shareholder. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. A proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. Each proxy shall be filed with the Secretary of the Corporation prior to or at the time of the meeting. Any vote may be taken by voice or by show of hands unless a shareholder entitled to vote objects, in which case written ballots shall be used.

Section 10.    Action Without Meeting.    Any action which must or may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by (I) the holders of all the shares entitled to vote with respect to the action that is the subject of the consent, or (ii) if the Articles of Incorporation so provide, the holders of shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing.

Section 11.    Telephone Meeting.    Shareholders may participate in and hold a meeting by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE III.

DIRECTORS

Section 1.    Management of the Corporation.    The powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors of the Corporation. Except to the extent otherwise limited by statute, the Articles of Incorporation, or these Bylaws, the Board of Directors shall have the broadest powers available under Nevada law.

Section 2.    Number.    The number of directors constituting the Board of Directors shall be determined from time to time by resolution of a majority of directors then in office, though less than a quorum; provided that at all times the number of directors shall be at least one (1) and no decrease shall have the effect of shortening the term of any incumbent director.

Section 3.    Qualifications, Election and Term.    Directors need not be residents of Nevada or shareholders of the Corporation. The directors constituting the Board of Directors shall be elected at the annual meeting of shareholders by a plurality of the votes cast by the shareholders entitled to vote at such election of directors. Each director, upon election to the Board of Directors, shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified.

Section 4.    Chairman of the Board.    The Board of Directors may elect a member from the Board of Directors to serve as Chairman of the Board. The Chairman of the Board shall preside at meetings of the Board of Directors and shareholders.

Section 5.    Removal.    Any director may be removed either for or without cause at any special or annual meeting of the shareholders by the affirmative vote of the holders of shares having a majority of the entire number of votes entitled to be cast for the election of such director, if notice of the intention to act upon such matter shall have been given in the notice calling such meeting.

Section 6.    Vacancies.    Any vacancies occurring in the Board of Directors for any reason may be filled by a majority vote of the directors then in office, though less than a quorum, or by election at an annual meeting of shareholders or at a special meeting of shareholders called for that purpose; provided that, during the period between any two (2) successive annual meetings of shareholders, the Board of Directors may not fill more than two (2) vacancies resulting from an increase in the number of directors. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

Section 7.    Place of Meeting.    The directors of the Corporation may hold their meetings, both regular and special, either within or without the State of Nevada.

Section 8.    Annual Meetings.    Each newly elected Board of Directors shall hold an annual meeting without further notice immediately following the annual meeting of shareholders and at the same place, unless such place or time is changed by a majority vote of the directors then elected and serving.

Section 9.    Regular Meetings.    Regular meetings of the Board of Directors may be held without notice at such times and places as may be fixed from time to time by resolutions adopted by the Board of Directors and communicated to all directors at their last known addresses. Except as otherwise provided by statute, the Articles of Incorporation or these Bylaws, neither the business to be transacted at, nor the purpose of, any regular meeting need be specified in the notice or waiver of notice of such meeting.

Section 10.    Special Meetings.    Special meetings of the Board of Directors may be called by the President on twenty-four (24) hours’ notice to each director either personally or by mail or by telegram or by facsimile. Special meetings shall be called by the President in like manner and on like notice on the written request of two (2) directors. Except as may be otherwise expressly provided by statute, the Articles of Incorporation or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting.

Section 11.    Quorum; Majority Vote.    At all meetings of the Board of Directors, the presence of a majority of the number of directors fixed in accordance with these Bylaws shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically required by statute, the Articles of Incorporation or these Bylaws. If a quorum is not present at any meeting of the directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. Upon attainment of representation by a quorum, subsequent to an adjournment of the meeting, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 12.    Presumption of Assent.    A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless he shall file his written dissent to such action with the person acting as the Secretary of the meeting before adjournment thereof or shall forward such dissent by certified mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

Section 13.    Compensation.    The Board of Directors shall have authority to determine from time to time the amount of compensation, if any, which shall be paid to its members for their services as directors and as members of standing or special committees of the Board. The Board shall also have power in its discretion to provide for and to pay to directors rendering services to the Corporation not ordinarily rendered by directors as such, special compensation appropriate to the value of such services as determined by the Board from time to time. Nothing in these Bylaws shall be construed to preclude any directors from serving the Corporation in any capacity other than as a director and receiving compensation therefor.

Section 14.    Procedure.    The Board of Directors shall keep regular minutes of its proceedings. The minutes shall be placed in the minute book of the Corporation.

Section 15.    Action Without Meeting.    Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Board of Directors or such committee, as the case may be. Such consent shall have the same force and effect as unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State. The signed consent or a copy thereof shall be placed in the minute book of the Corporation.

Section 16.    Telephone Meeting.    Members of the Board of Directors or of any committee thereof may participate in and hold a meeting of the Board of Directors of any committee thereof by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE IV.

COMMITTEES OF THE BOARD

Section 1.    Designation and Authority.    The Board of Directors may, by resolution adopted by a majority of the full Board of Directors, designate from among its members one or more committees, each of which, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board of Directors in the management of the business and affairs of the Corporation, except that no such committee shall have the authority of the Board of Directors to: amend the Articles of Incorporation (other than in connection with the issuance of shares in series); propose a reduction of the stated capital of the Corporation; approve a plan of merger or share exchange of the Corporation; recommend to the shareholders the sale, lease or exchange of all or substantially all of the property and assets of the Corporation otherwise than in the usual and regular course of its business; recommend to the shareholders a voluntary dissolution of the Corporation or a revocation thereof; amend, alter or repeal the bylaws of the Corporation or adopt new bylaws of the Corporation; fill vacancies in the Board of Directors; fill vacancies in or designate alternate members of any committee of the Board of Directors; fill any directorship to be filled by reason of an increase in the number of directors; elect or remove officers of the Corporation or members or alternate members of any committee of the Corporation; fix the compensation of any member or alternate members of such committee; or alter or repeal any resolution of the Board of Directors that by its terms provides that it shall not be so amendable or repealable; and, unless such resolution expressly so provides, no such committee shall have the authority to authorize a distribution or to authorize the issuance of shares of the Corporation.

Section 2.    Change in Number.    The number of members of any committee may be increased or decreased from time to time by resolution adopted by the Board of Directors.

Section 3.    Removal and Vacancies.    Members of committees may be removed by the Board of Directors. Vacancies in committees may be filled by the Board of Directors.

Section 4.    Transaction of Business.    Committees shall transact business (at meetings or by unanimous consent) in the same manner as the Board of Directors.

Section 5.    Responsibility.    The designation of any committee and the delegation of authority to it shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him by law.

ARTICLE V.

NOTICE

Section 1.    Manner of Giving Notice.    Unless otherwise required by these Bylaws, whenever any notice is required to be given under law, the Articles of Incorporation or these Bylaws, such notice may be given in writing, and delivered personally, through the United States mail, by a recognized express delivery service (such as Federal Express) or by means of telegram, telex or facsimile transmission, addressed to such director or shareholder at his address or telex or facsimile transmission number, as the case may be. All notices shall be deemed to be given on the earlier of receipt or at the time when the same shall be deposited in the mail or with an express delivery service or when transmitted, as the case may be, addressed or directed to the proper destination as it appears on the records of the Corporation, with postage and fees thereon prepaid. An affidavit of the Secretary or Assistant Secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 2.    Waiver of Notice.    Whenever any notice is required to be given to any committee member, director or shareholder of the Corporation under the provisions of the statutes, the Articles of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated in such notice, shall be deemed equivalent to the giving of such notice. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the expressed purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE VI.

OFFICERS, EMPLOYEES AND AGENTS:
POWERS AND DUTIES

Section 1.    Appointment of Officers.    The officers of the Corporation shall be appointed by the Board of Directors and shall be a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, a Vice President, a Secretary and a Treasurer. The Board of Directors may also choose additional Vice Presidents and Assistant Secretaries and Assistant Treasurers and such other officers as the Board of Directors may deem appropriate. Any two or more offices may be held by the same person. Additionally, unless expressly prohibited by the Board of Directors, the President may appoint such assistant officers as the President deems necessary.

Section 2.    Qualifications.    Officers of the Corporation need not be directors or shareholders of the Corporation, or residents of the State of Nevada. Any two or more offices may be held by the same person.

Section 3.    Term of Office.    Each officer of the Corporation shall hold office for the term specified by the Board of Directors. If no term is specified, each officer shall hold office until his or her successor is chosen and qualifies, or until his or her earlier death, resignation or removal from office. The designation of a specific term of office does not grant to an officer any contract rights, and the Board of Directors may remove such officer as provided in these Bylaws.

Section 4.    Removal; Filling of Vacancies.    Any officer may be removed at any time, for or without cause, by the Board of Directors or, if appointed by the President, by the President. Such removal shall be without prejudice to the contract rights, if any, of the person so removed. A vacancy occurring in any office for any reason may be filled by the Board of Directors. A vacancy in any office held by an officer appointed by the President may be filled by the President unless such authority is limited by the Board of Directors.

Section 5.    Compensation.    The compensation of all officers of the Corporation shall be fixed from time to time by the Board of Directors. The Board of Directors may from time to time delegate to the President the authority to fix the compensation of any or all of the other officers of the Corporation.

Section 6.    Chairman of the Board.    The Chairman of the Board shall be selected among the members of the Board of Directors and will preside when present at all meetings of the Board of Directors and of the shareholders. The Chairman of the Board shall be available to consult with and advise the officers of the Corporation with respect to the conduct of the business and affairs of the Corporation and shall have such other powers and duties as designated in accordance with these Bylaws and as from time to time may be assigned by the Board of Directors. The Chairman of the Board shall be the highest officer of the Corporation and, subject to the control of the Board of Directors, shall in general supervise and control all business and affairs of the Corporation.

Section 7.    Chief Executive Officer.    Subject to the direction and authority of the Board of Directors, the Chief Executive Officer shall have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities and each shall have such other powers and duties as designated in accordance with these Bylaws and as from time to time be assigned to him by the Board of Directors. The Chief Executive Officer may from time to time delegate any of the aforementioned duties and responsibilities in accordance with these Bylaws to any officer who directly or indirectly reports to him.

Section 8.    President.    The President shall have charge of such properties, business and operations of the Corporation as may be assigned to him from time to time in accordance with these Bylaws by the Chief Executive Officer, as well as all such powers as may be reasonably incident to such charge. Unless the Board of Directors otherwise determines, he shall, in the absence of the Chairman of the Board and the Chief Executive Officer, preside at all meetings of the shareholders and the Board of Directors. The President shall have such other powers and duties as designated in accordance with these Bylaws and as the Board of Directors shall prescribe. The President shall report directly to the Chief Executive Officer and the Board of Directors.

Section 9.    Chief Operating Officer.    The Chief Operating Officer shall be responsible for the day to day operations of the Corporation and its subsidiaries, and will have such other powers and duties as designated in accordance with these Bylaws and as the Chief Executive Officer or the Board of Directors shall prescribe. The Chief Operating Officer shall report directly to the Chief Executive Officer and the Board of Directors.

Section 10.    Chief Financial Officer.    The Chief Financial Officer will be the principal accounting and financial officer of the Corporation and will have active control of and shall be responsible for all matters pertaining to the accounts and finances of the Corporation. The Chief Financial Officer shall be prepared at all times to give information as to the condition of the Corporation and shall make a detailed annual report of the entire business and financial condition of the Corporation. The person holding the office of Chief Financial Officer shall also perform, under the direction and subject to the control of the Chief Executive Officer, the President and the Board of Directors, such other duties as may be assigned by either of such officers.

Section 11.    Vice Presidents.    Each Vice President shall have only such powers and perform only such duties as the Board of Directors may from time to time prescribe or as a Chief Executive Officer or the President may from time to time delegate to him or her.

Section 12.    Secretary.    The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for any committee when required. Except as otherwise provided herein, the Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. He shall keep in safe custody the seal of the Corporation and, when authorized by the Board of Directors, affix the same to any instrument requiring it, and, when so affixed, it shall be attested by his signature or by the signature of the Treasurer or an Assistant Secretary.

Section 13.    Assistant Secretaries.    Each Assistant Secretary shall have only such powers and perform only such duties as the Board of Directors may from time to time prescribe or as the President may from time to time delegate.

Section 14.    Treasurer.    The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements of the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President, the Chief Financial Officer and directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation, and shall perform such other duties as the Board of Directors may prescribe. If required by the Board of Directors, he shall give the Corporation a bond in such form, in such sum, and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the Corporation.

Section 15.    Assistant Treasurers.    Each Assistant Treasurer shall have only such powers and perform only such duties as the Chief Executive Officer, the President, the Chief Financial Officer or the Board of Directors may from time to time prescribe.

Section 16.    Additional Powers and Duties.    In addition to the foregoing specially enumerated duties, services and powers, the several elected and appointive officers of the Corporation shall perform such other duties and services and exercise such further powers as may be provided by statute, the Articles of Incorporation or these Bylaws, or as the Board of Directors may from time to time determine or as may be assigned to them by any competent superior officer.

ARTICLE VII.

STOCK AND TRANSFER OF STOCK

Section 1.    Certificates Representing Shares.    Certificates in such form as may be determined by the Board of Directors and as shall conform to the requirements of the statutes, the Articles of Incorporation and these Bylaws shall be delivered representing all shares to which shareholders are entitled. Such certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall state on the face thereof that the Corporation is organized under the laws of the State of Nevada, the holder’s name, the number and class of shares and the designation of the series, if any, which such certificate represents, the par value of such shares or a statement that such shares are without par value and such other matters as may be required by law. Each certificate shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary and may be sealed with the seal of the Corporation or a facsimile thereof. If any certificate is countersigned by a transfer agent or registered by a registrar, either of which is other than the Corporation or an employee of the Corporation, the signature of any such officer may be a facsimile.

Section 2.    Issuance.    Subject to the provisions of the statutes, the Articles of Incorporation or these Bylaws, shares may be issued for such consideration and to such persons as the Board of Directors may determine from time to time. Shares may not be issued until the full amount of the consideration, fixed as provided by law, has been paid.

Section 3.    Payment of Shares.    The consideration for the issuance of shares shall consist of money paid, labor done (including services actually performed for the Corporation) or property (tangible or intangible) actually received. Neither promissory notes nor the promise of future services shall constitute payment for shares. In the absence of fraud in the transaction, the judgment of the Board of Directors as to the value of consideration received shall be conclusive. When consideration, fixed as provided by law, has been paid, the shares shall be deemed to have been issued and shall be considered fully paid and nonassessable.

Section 4.    Lost, Stolen or Destroyed Certificates.    The Board of Directors, the President, or such other officer or officers of the Corporation as the Board of Directors may from time to time designate, in its or his discretion, may direct a new certificate or certificates representing shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate or certificates to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or certificates, the Board of Directors, the President, or any such other officer, in its or his discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it or he shall require and/or give the Corporation a bond in such form, in such sum, and with such surety or sureties, as it or he may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate or certificates alleged to have been lost, stolen or destroyed.

Section 5.    Transfers of Shares.    Shares of stock shall be transferable only on the books of the Corporation by the holder thereof in person or by his duly authorized attorney. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate or certificates representing shares, duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, with all required stock transfer tax stamps affixed thereto and canceled or accompanied by sufficient funds to pay such taxes, it shall be the duty of the Corporation or the transfer agent of the Corporation to issue a new certificate or certificates to the person entitled thereto, cancel the old certificate or certificates and record the transaction upon its books.

Section 6.    Registered Shareholders.    The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Section 7.    Restriction on Transfer of Shares of Stock.    These Bylaws authorize (but do not require) a restriction on the transfer of the Corporation’s shares which:

(A)  maintains the status of the Corporation as an electing small business corporation under Subchapter S of the United States Internal Revenue Code;

(B)  obligates the holders of the restricted stock to offer to the other holders of stock of the Corporation a prior opportunity, to be exercised within a reasonable time, to acquire the restricted stock pursuant to an agreement respecting the purchase and sale of the restricted stock;

(C)  obligates the Corporation to the extent permitted by law or any holder of stock of the Corporation to purchase the stock which is the subject of an agreement respecting the purchase and sale of the restricted stock; or

(D)  requires the Corporation and the holders of any stock of the Corporation to consent to any proposed transfer of the restricted stock for the purpose of preventing violations of federal or state law.

The Corporation will furnish to the holder of a certificate of stock in the Corporation, without charge, upon written request to the Corporation at its principal place of business or registered office, a copy of the Bylaws and the Agreement, if any, restricting the transfer of stock.

ARTICLE VIII.

MISCELLANEOUS

Section 1.    Fixing Record Dates.    For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive a distribution by the Corporation (other than a distribution involving a purchase or redemption by the Corporation of any of its shares) or a share dividend, or in order to make a determination of shareholders for any other proper purpose (other than determining shareholders entitled to consent to action by shareholders proposed to be taken without a meeting of shareholders), the Board of Directors may (i) fix in advance the record date for any such determination of shareholders, though such record date shall not be more than sixty (60) days and, for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, shall not be less than ten (10) days, prior to the date on which the particular action requiring such determination of shareholders is to be taken, or (ii) close the share transfer records for a period of not more than sixty (60) days and, for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, for a period of not less than ten (10) days, prior to the date on which the particular action requiring such determination of shareholders is to be taken. In the absence of any such action by the Board of Directors, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such distribution or share dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. The record date for the purpose of determining shareholders entitled to consent to an action shall be fixed in accordance with applicable statutes.

Section 2.    Reserves.    There may be created from time to time by resolution of the Board of Directors, out of the earned surplus of the Corporation, such reserve or reserves as the directors from time to time, in their discretion, think proper to provide for contingencies, or to equalize dividends, or to repair or maintain any property of the Corporation or for such other purpose as the directors shall think beneficial to the Corporation. The directors may modify or abolish any such reserve in the manner in which it was created.

Section 3.    Signature of Negotiable Instruments.    All bills, notes, checks or other instruments for the payment of money shall be signed or countersigned by such officer, officers, agent or agents and in such manner as are permitted by these Bylaws and/or as, from time to time, may be prescribed by resolution (whether general or special) of the Board of Directors.

Section 4.    Fiscal Year.    The business of the Corporation shall be conducted on either a fiscal year or calendar year basis, and the selection of the basis to be used shall be, and is hereby delegated to the discretion of the Board of Directors.

Section 5.    Seal.    The Corporation’s seal, if obtained, shall be in such form as shall be adopted and approved from time to time by the Board of Directors. The seal may be used by causing it, or a facsimile thereof, to be impressed, affixed, imprinted or in any manner reproduced. Except as expressly required by law, no action shall be invalid or unenforceable for failure to use the corporate seal in connection therewith.

Section 6.    Books and Records.    The Corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its shareholders and Board of Directors and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of the shares held by each.

Section 7.    Resignation.    Unless otherwise expressly provided, any director, committee member, officer or agent may resign by giving written notice to the President or the Secretary. The resignation shall take effect at the time specified therein, or immediately if no time is specified. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 8.    Surety Bonds.    Such officers and agents of the Corporation (if any) as the President, or the Board of Directors may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the President or the Board of Directors may determine. The premiums on such bonds shall be paid by the Corporation, and the bonds so furnished shall be in the custody of the Secretary.

Section 9.    Interested Directors, Officers and Security Holders.    No contract or transaction between the Corporation and one or more of its directors, officers or security holders, or between the Corporation and any other corporation, partnership, association, trust, plan or other organization or enterprise in which one or more of the Corporation’s directors, officers or security holders are directors, officers, security holders, members or employees, or have a direct or indirect financial interest, shall be void or voidable solely because of such position or interest, solely because the director, officer or security holder is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(a)   the material facts of the contract or transaction and of the relationship or interest are known or disclosed to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(b)   the material facts of the contract or transaction and of the relationship or interest are known or disclosed to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the shareholders; or

(c)   the contract or transaction is fair to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction. No director shall be liable to account to the Corporation for any profits realized by, from or through any such contract or transaction by reason of an interest therein when such contract or transaction has been authorized or ratified in accordance with the foregoing. This section shall not be construed to invalidate any contract or transaction which would otherwise be valid in the absence of this provision.

Section 10.    Indemnification.    Any person who was, is, or is threatened to be made, a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, investigative or administrative, any appeal in such action suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (collectively, a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, shall be indemnified by the Corporation to the fullest extent authorized by the Nevada Revised Statutes, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, court costs, fines, penalties, excise taxes, and amounts paid in settlement) reasonably incurred or suffered in connection therewith and such indemnification shall continue as to any such person who has ceased to be a director or officer and shall inure to the benefit of such persons’ heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses (court costs and attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, the applicable requirements of the Nevada Revised Statutes are met prior to such advancement.

The right to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of, nor shall it be construed to limit, any other right which any person may have or hereafter acquire under any statute, the Articles of Incorporation, these Bylaws, agreement, vote of shareholders or otherwise.

ARTICLE IX.

AMENDMENTS

These Bylaws may be altered, amended or repealed or new Bylaws may be adopted at any meeting of the Board of Directors at which a quorum is present by the affirmative vote of a majority of the directors present at such meeting.

CERTIFICATE

I, A.J. LEWIS III, the undersigned President of REDDY ICE CORPORATION, do hereby certify that the foregoing is a true and correct copy of the Bylaws of said Corporation as duly approved at the organizational meeting of the Board of Directors of the Corporation and as duly amended by action of the Board of Directors through the date hereof.

WITNESS my hand and the seal of the Corporation this the 17th day of August 1998.

/s/ A.J. LEWIS III
A.J. LEWIS III, President

EXHIBIT F TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

PLAN SUPPORT AGREEMENT

[See Exhibit 99.2]

F-1

EXHIBIT G TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

FORM OF AMENDED FIRST LIEN INDENTURE

[See Exhibit A to the Disclosure Statement]

G-1

EXHIBIT H TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

INVESTMENT AGREEMENT

[See Exhibit 99.1]

H-1

EXHIBIT I TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

LIST OF REJECTED CONTRACTS AND LEASES

[To be included in the Plan Supplement]

I-1

EXHIBIT J TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

TERMS OF EXIT CREDIT FACILITY

J-1

Reorganized Reddy Ice Corporation
Reorganized Reddy Ice Holdings
Senior Secured First-Out Revolving Credit Facility(1)

This term sheet sets forth the changes to the terms of the Pre-Petition Credit Agreement that will be implemented in connection with the Exit Facility.

Borrower:

Reddy Ice Corporation, a Nevada corporation (the “Borrower”), reorganized pursuant to a prepackaged case (the “Borrower’s Case”) filed under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (Dallas Division) (the “Bankruptcy Court”).

Guarantors:

The obligations of the Borrower shall be guaranteed by Reddy Ice Holdings, Inc. (“Holdings”) and each of Holdings’ and Borrower’s direct and indirect subsidiaries (each, a “Guarantor” and collectively the “Guarantors”), each reorganized pursuant a prepackaged case (collectively, the “Guarantors’ Cases” and, together with the Debtor’s Case, the “Cases”) filed under the Bankruptcy Code in the Bankruptcy Court.  The obligations also shall be guaranteed by any entity acquired by Holdings or Borrower pursuant to the proposed acquisition of Arctic Glacier Income Fund and its affiliates, and any other acquisitions (and all such entities shall immediately upon the acquisition thereof become “Guarantors” under the Exit Facility).

Administrative Agent:	Macquarie Bank Limited (the “Administrative Agent”)

Lenders:	Macquarie Bank Limited, and other parties to the Facility (as defined herein) from time (collectively, the “Lenders”)

Facility:	A first lien, first-out revolving credit facility (the “Exit Facility”) with an aggregate commitment of $50,000,000.

Fees:

The Exit Facility shall include (without limitation) a servicing fee, make-whole provisions and an anniversary fee (the “Anniversary Fee”), on the same terms and as set forth in the Letter Agreement between Borrower and Administrative Agent dated

(1)          Capitalized terms used but not defined herein have the meanings ascribed thereto in the DIP Facility as defined in the Commitment Letter dated as of April 10, 2012.

October 22, 2010 (as amended), beginning with the Anniversary Fee Amount of 1.50% due on October 22, 2012.

The Exit Facility shall also include (without limitation) the Applicable Prepayment Premium (as provided in the letter agreement between Borrower and Administrative Agent dated September 15, 2011), provided that the definition of Applicable Prepayment Premium will be revised to read:  “as of any date of determination, (a) from now until December 31, 2012, an amount equal to (i) 1.0% of the total amount of the Commitment reduced or terminated, plus (ii) 50% of all the Anniversary Fees that would have been payable on the Commitment Amount reduced or terminated, (b) from January 1, 2013 until January 1, 2014, an amount equal to 1.0% of the total amount of the Commitment reduced or terminated, and (c) thereafter, zero.”

Interest Rates:

The interest rates under the Exit Facility will be: LIBOR + 700 basis points, or, at the Borrower’s election, ABR + 600 basis points.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days) and interest shall be payable monthly.

ABR is the Alternate Base Rate, which is the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the rate of interest per annum publicly announced from time to time by the Administrative Agent in New York as its prime rate, and (iii) LIBOR (after giving effect to the LIBOR floor) for an interest period of one-month beginning on such day plus 1.0%; provided that the Base Rate shall be deemed to be not less than 2.50% per annum.

LIBOR will at all times include statutory reserves.

The LIBOR floor shall be 150 basis points.

Maturity:	The earliest of (x) October 22, 2014, and (y) the maturity date (whether by acceleration or otherwise) of the obligations under the Pre-Petition Note Agreements.

Priority and Liens:

All obligations and all guarantees in connection with the Exit Facility (including any cash management obligations) shall at all times be secured by a perfected first priority lien on all tangible and intangible property of the Borrower and Guarantors, including without limitation, all inventory, accounts receivable, general intangibles, chattel paper, owned real estate, real property leaseholds, fixtures and machinery and equipment, deposit accounts, patents, copyrights, trademarks, tradenames, rights under license agreements and other intellectual property and capital stock of subsidiaries of the Borrower and Guarantors and other investment property, whether now existing or in the future created, and including all proceeds and products of any of the foregoing.

Conditions Precedent to Initial Borrowing:

(a) The definitive documentation in respect of the Exit Facility shall have been executed and delivered by the parties thereto and shall be substantially similar to the Pre-Petition Loan Documents, as amended, provided, that:

(i) thresholds and baskets will be adjusted as required by the Administrative Agent to reflect the Borrower’s reorganized capital structure;

(ii) financial ratios and test (but not the financial covenants) will be adjusted as required by the Administrative Agent to reflect the Borrower’s reorganized capital structure;

(iii) the maximum commitment amount shall be $50,000,000; and

(iv) any intercreditor agreement required by the Administrative Agent shall be in form and substance acceptable to the Administrative Agent and on market terms; provided, that an intercreditor agreement relating to the obligations under the Pre-Petition First First Lien Note Agreement (to the extent such obligations remain outstanding upon the effectiveness of the Exit Facility) that is the same form and substance as the First Lien Intercreditor Agreement (as such term is defined in the Pre-Petition Credit Agreement) shall be acceptable to the Administrative Agent.

(b) With respect to the cases:

(i) the Bankruptcy Court shall have entered the Approved Confirmation Order;

(ii) the Approved Reorganization Plan shall have been consummated; and

(iii) the Approved Reorganization Plan shall not have been revoked or withdrawn.

(c) After giving pro forma effect to the Approved Reorganization Plan and the borrowing of the loans under the Exit Facility on the closing date thereof:

(i) the Exit Facility shall have at least $7,500,000 available to be borrowed thereunder;

(ii) EBITDA (as defined in the Pre-Petition Credit Agreement) for the last twelve-month period shall be not less than $38,000,000;

(iii) the Borrower shall have received net proceeds of at least $25,000,000 from (i) the Sponsor (as defined in the Plan Support Agreement) and (ii) any holders of notes under the Pre-Petition Second-Lien Note Agreement, in the form of an equity contribution available to the Borrower for general corporate purposes; and

(iv) the aggregate principal amount of any Indebtedness (including any commitments to provide Indebtedness) of the Borrower and the Guarantors in effect upon the effectiveness of the Exit Facility shall not exceed the Exit Facility plus (x) with respect to the holdco notes, an amount and on terms (including, but not limited to, interest rate and maturity date) that are mutually agreed to by the Administrative Agent and the Borrower; provided, that (A) the aggregate amount of holdco notes outstanding shall not exceed

$11,700,000 at any one time, (B) the holdco notes shall have a maturity date to be agreed, and (C) the holdco notes shall at all times remain unsecured obligations without any covenants, and (y) $300,000,000 in respect of obligations under the Pre-Petition First Lien Note Agreement (such obligations to be payable at an interest rate to be not more than 11.25% per annum and subject to the same fees as in effect prior to the Petition Date), and the Borrower shall have provided to the Administrative Agent reasonably satisfactory support for the calculation of the aggregate amount of such Indebtedness.

Events of Default:

In addition to those included in the Pre-Petition Loan Documents, the Exit Facility shall include events of default relating to (a) the Sponsor’s failure to own voting securities of Holdings in an amount greater than 51% and failure to control a majority of the board of directors of Holdings; and (b) failure of the Sponsor (or its affiliates) to equitize (without any cash consideration paid or payable by the Borrower or any Guarantor and without any cash obligations of the Borrower or any Guarantor arising as a result thereof) its (or their) first lien obligations under the Pre-Petition Note Agreements in an amount of not less than $68,000,000 on or before December 31, 2012 unless prior to such date the Borrower and Guarantors shall have acquired substantially all of the assets of Arctic Glacier Income Fund (and its affiliates) in compliance with the terms of the Exit Facility.

EXHIBIT K TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

FORM OF DISCOUNT NOTES PROMISSORY NOTE

K-1

REDDY ICE HOLDINGS, INC.(1)

[FORM OF]
PROMISSORY NOTE

[DATE]	UP TO $[AMOUNT INCLUDING PRO RATA SHARE OF ARCTIC ACQUISITION DISCOUNT NOTES PAYMENT]

FOR VALUE RECEIVED, REDDY ICE HOLDINGS, INC., a Delaware corporation (the “Issuer”), hereby promises to pay to [HOLDER] (together with its successors and assigns, the “Holder”), on each applicable Maturity Date (as defined in Section 1(b) below) the aggregate principal amount, if any, due on such Maturity Date as set forth in Sections 1(a) and (b) below (and identified as the Initial Payment Amount and the Additional Payment Amount), together with interest thereon calculated in accordance with the provisions of this Promissory Note (this “Note”).

1.                                       Principal; Prepayment.

(a)                                  On [DISCOUNT NOTES SUBSEQUENT PAYMENT DATE] (the “Initial Maturity Date”), the Issuer shall pay to the Holder $[PRO RATA SHARE OF DISCOUNT NOTES SUBSEQUENT PAYMENT] (the “Initial Payment Amount”), together with all accrued and unpaid interest on the Initial Payment Amount.

(b)                                 In the event that an Arctic Acquisition (as defined in the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”)) is consummated (the date of such consummation, the “Arctic Consummation Date”), the Issuer shall pay to Holder $[PRO RATA SHARE OF ARCTIC ACQUISITION DISCOUNT NOTES PAYMENT] (the “Additional Payment Amount”) on the Initial Maturity Date or, if the Arctic Consummation Date is on or after the Initial Maturity Date, on the date which is ten (10) business days following the Arctic Consummation Date (such applicable date, the “Additional Payment Maturity Date” and, together with the Initial Maturity Date, each a “Maturity Date”), together with all accrued and unpaid interest on the Additional Payment Amount, if any, payable pursuant to Section 2 below.

(c)                                  The Issuer shall be entitled to prepay all or any portion of the outstanding interest amount of this Note without premium or penalty at any time.  Any such prepayment shall be made together with all accrued and unpaid interest on the amount prepaid.  Unless sooner paid in accordance with the terms hereof, the entire unpaid Initial Payment Amount and Additional Payment Amount, if any, and all unpaid accrued interest shall become fully due and payable on the earlier of (i) the Initial Maturity Date, in respect of the Initial Payment Amount, (ii) the Additional Payment Maturity Date, in

(1)  Bracketed, all capitalized terms used in this form of Note which are defined in the Plan have the meanings ascribed to them in the Plan.

respect of the Additional Payment Amount, if any, or (iii) the acceleration of the maturity of this Note by the Holder upon the occurrence of an Event of Default.

2.                                       Interest.

(a)                                  Interest shall accrue on any unpaid portion of the Initial Payment Amount from the date hereof to, but not including, the date of payment on a daily basis at a rate equal to 7.00% per annum (or, if less, at the highest rate then permitted under applicable law) (calculated on the basis of a 365/366 day year, as applicable).  All accrued and unpaid interest shall be payable on the Initial Maturity Date and will not be compounded.

(b)                                 In the event that an Arctic Acquisition is consummated prior to the Initial Maturity Date, interest shall accrue on any unpaid portion of the Additional Payment Amount from the date hereof to, but not including, the date of payment on a daily basis at a rate equal to 7.00% per annum (or, if less, at the highest rate then permitted under applicable law) (calculated on the basis of a 365/366 day year, as applicable).  All accrued and unpaid interest pursuant to the prior sentence shall be payable on the Initial Maturity Date and will not be compounded.

3.                                       Event of Default.

(a)                                  Definition.  For purposes of this Note, an “Event of Default” shall be deemed to have occurred if the Issuer fails to pay when due and payable on the Initial Maturity Date and/or the Additional Payment Maturity Date, if applicable, any portion of the principal of this Note then due and payable, together with accrued and unpaid interest thereon.  The foregoing shall constitute an Event of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b)                                 Consequences of Events of Default.

(i)                                     If an Event of Default has occurred and is continuing, the Holder may declare all or any portion of the outstanding principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of this Note (together with all such other amounts then due and payable).  If the Holder demands immediate payment of all or any portion of this Note, the Issuer shall immediately pay to the Holder all amounts due and payable with respect to this Note.  Notwithstanding anything to the contrary herein, in no event may the Holder declare any portion of the Additional Payment Amount (or any accrued interest thereon or other amounts with respect thereto) due and payable unless and until the Arctic Consummation Date shall have occurred.

(ii)                                  The Holder shall also have, and shall be entitled to exercise, any other rights which the Holder may have pursuant to applicable law.

(iii)                               The Issuer hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Holder may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Issuer hereunder.

4.                                       Amendment and Waiver.  The provisions of this Note may be amended only with the consent of the Issuer and the Holder, and the Issuer may take any action prohibited under this Note, or omit to perform any act required to be performed by it under this Note, only if the Issuer has obtained the written consent of the Holder.

5.                                       Assignment, Transfer and Register.  The Holder may assign or transfer all or any portion of its interest in this Note in accordance with applicable securities laws.  No such transfer shall be effective until the Holder has surrendered this Note for cancellation and replacement, together with written notice to the Issuer of such transfer, which shall include such information as is necessary for the Issuer to maintain the Register.  The Issuer shall keep at its principal office a register (the “Register”) in which the Issuer shall provide for the registration of this Note and for the transfer of the same or any portion thereof.  Upon a surrender for registration of transfer of this Note or any portion thereof, the Issuer shall, at its expense, promptly execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name(s) of such transferee(s) and, in the case of a transfer in part, a new Note in the appropriate partial amount registered in the name of such transferor.

6.                                       Cancellation.  Immediately upon the later of (x) the payment in full of all principal and accrued interest at any time owed on this Note and (y) an Arctic Termination (as defined in the Plan), this Note shall be automatically canceled and the Holder shall immediately surrender this Note to the Issuer for cancellation.  After cancellation of this Note, this Note shall not be reissued.

7.                                       Payments.  All payments to be made to the Holder shall be made in the lawful money of the United States of America in immediately available funds.

8.                                       Place of Payment.  Payments shall be delivered to the Holder at the address of the Holder set forth on the Issuer’s records or at such other address as is specified by prior written notice by a Holder to the Issuer.

9.                                       Governing Law.  All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

10.                                 Business Days.  If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of Florida, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

11.                                 Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  For the purposes hereof, the address, facsimile number and email address of each party hereto shall be as set forth under such party’s name on the signature pages hereto or such other address, facsimile number or email address as shall be designated by such person in a written notice delivered to the other parties hereto.

*                                         *                                         *                                         *                                         *

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APPENDIX B

BALLOTS

(See attached)

B-1

MASTER BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

MASTER BALLOT FOR CLASS 2A FIRST LIEN NOTES CLAIMS

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).

This Master Ballot(1) is being sent to you as a broker, dealer, bank, trust company or other nominee (or as their proxy holder or agent) (each, a “Nominee”) to solicit votes of beneficial holders (each, a “Beneficial Holder”) of the First Lien Notes Claims to accept or reject the Plan.  Please take any action that is required to enable each Beneficial Holder to timely vote its First Lien Notes Claims.  As used herein, the term “Ballot” refers to any ballot executed by a Beneficial Holder.

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

If this Master Ballot is not received by the Debtors’ Voting Agent, KURTZMAN CARSON CONSULTANTS LLC (the “Voting Agent”), on or before the Voting Deadline, any votes transmitted under this Master Ballot will not be counted.  Therefore, you must allow sufficient time to be sure that the Master Ballot is received by the Voting Agent before the Voting Deadline.  Master Ballots will not be accepted by facsimile or other means of electronic transmission.

Nothing contained herein or in the enclosed documents shall render you or any other person an agent of the Debtors or the Voting Agent, or authorize you or any other person to use any document or make any statements on behalf of any of them with respect to the Plan.

You should review the Disclosure Statement and the Plan before you transmit votes.  You or the Beneficial Holder of the First Lien Notes Claims whose vote you are transmitting may wish to seek legal or other professional advice concerning the Plan and the classification of First Lien Notes Claims under the Plan.  The First Lien Notes Claims against the Debtors have been placed in Class 2A under the Plan and are all Claims against Reddy Ice Corporation based on the following series of notes issued by Reddy Ice Corporation:

(1)          All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

Series of Note	CUSIP #
11.25% Senior Secured Notes due 2015	757344-AC-0

Votes to accept or reject the Plan from Beneficial Holders of First Lien Notes Claims will be returned to you on Ballots.  For each completed, executed Ballot returned to you by a Beneficial Holder, you must retain a copy of such Ballot in your files for at least one (1) year from the Voting Deadline.

Prior to completing this Master Ballot, please refer to the instructions attached to this Master Ballot for further explanation on how to complete the Items set forth below.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

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ITEM 1. Certification of Authority to Vote. The undersigned certifies that as of April 3, 2012 (the “Voting Record Date”), the undersigned (please check the appropriate box):

☐            Is a broker, dealer, commercial bank, trust company or other nominee for the Beneficial Holders of the aggregate principal amount of First Lien Notes Claims listed in Item 2 below, and is the registered holder of such securities; or

☐            Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, dealer, commercial bank, trust company or other nominee that is the registered holder of the aggregate principal amount of First Lien Notes Claims listed in Item 2 below; or

☐            Has been granted a proxy (an original of which is attached hereto) from a broker, dealer, commercial bank, trust company or other nominee, or the beneficial owner, that is the registered holder of the aggregate principal amount of First Lien Notes Claims listed in Item 2 below, and accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the Beneficial Holders of the First Lien Notes Claims described in Item 2 below.

ITEM 2. Vote on the Plan.  The undersigned certifies that the following Beneficial Holders of First Lien Notes Claims, as identified by their respective customer account numbers set forth below, were Beneficial Holders of the First Lien Notes Claims on the Voting Record Date and have delivered to the undersigned, as Nominee, properly executed Ballots casting votes on the Plan.  Indicate in the appropriate column the aggregate principal amount voted for each account, or attach such information to this Master Ballot in the form of the following table.  Please note each Beneficial Holder must vote all of its First Lien Notes Claims to accept or reject the Plan and may not split such vote.

Customer Account Number for Each Beneficial Holder of the First Lien Notes	Principal Amount of the First Lien Notes Claims Voted to ACCEPT or REJECT the Plan in Item 2 of the Ballot
Claims	ACCEPT	REJECT
1.	$	$
2.	$	$
3.	$	$
4.	$	$
5.	$	$
6.	$	$
7.	$	$
8.	$	$
9.	$	$
10.	$	$
TOTALS:	$	$

ITEM 3. Certification as to Transcription of Information from Item 4 as to First Lien Notes Claims Voted Through Other First Lien Notes Claims Ballots. The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by Beneficial Holders of First Lien Notes Claims in Item 4 of the Beneficial Holder’s Ballot, identifying any First Lien Notes Claims for which such Beneficial Holders have submitted other First Lien Notes Claims Ballots other than to the undersigned.

YOUR Customer Account Number for	Transcribe From Item 4 of the First Lien Notes Claims Beneficial Holder Ballot
Each Beneficial Owner Which Completed Item 4 of the First Lien Notes Claims Beneficial Holder Ballot	Account Number	Name of Nominee	CUSIP Number of First Lien Notes Claims	Principal Amount of Other First Lien Notes Claims Voted

ITEM 4.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Corp., Reorganized Reddy Corp. and the Released Parties, which include each of (a)

the Company, the Debtors, the Reorganized Company and their Affiliates, (b) the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Corp. (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Corp., Reddy Corp.’s restructuring, Reddy Corp.’s Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Corp. or Reorganized Reddy Corp., the subject matter of, or the transactions or events giving rise to, any Claim or an Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Corp. and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to Reddy Corp. and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor, a Reorganized Debtor, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 5. Certification. By signing this Master Ballot, the undersigned certifies that (a) each Beneficial Holder of the First Lien Notes Claims listed in Item 2, above, has been provided with the a copy of the Plan and Disclosure Statement, (b) it is the registered holder of the First Lien Notes to which this Master Ballot pertains and/or has the full power and authority to vote to accept or reject the Plan; and (c) it accurately transcribed all applicable information from the Class 2A First Lien Notes Claims Ballots received from each Beneficial Owner.  The undersigned also acknowledges that the solicitation of this vote to accept or reject the Plan is subject to all the terms and conditions set forth in the Plan and Disclosure Statement.

[signature page follows]

Name of Nominee:

Participant Number:

Name of Proxy Holder or Agent For Nominee:

Signature:

Print Name:

Title:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

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THIS MASTER BALLOT MUST BE RECEIVED BY THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT THE FOLLOWING ADDRESS BY 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012, OR YOUR CUSTOMERS’ VOTES WILL NOT BE COUNTED:

REDDY ICE HOLDINGS, INC. BALLOT PROCESSING
C/O KURTZMAN CARSON CONSULTANTS LLC
599 LEXINGTON AVENUE, 39TH FLOOR

NEW YORK, NY 10022

TOLL FREE (877) 833-4150

ITN’L CALLERS (917) 281-4800

MASTER BALLOTS RECEIVED BY FACSIMILE OR OTHER ELECTRONIC MEANS WILL NOT BE COUNTED

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE PROCEDURES DESCRIBED HEREIN, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE PLAN AND THE DISCLOSURE STATEMENT OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (877) 833-4150.

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INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

The Debtors are soliciting your customers’ votes on the Plan attached to the Disclosure Statement.  The Master Ballot is to be used by brokers, dealers, banks, trust companies or other nominee (or as their proxy holders or agents) of Beneficial Holders of the First Lien Notes Claims.  The Master Ballot must summarize votes cast by Beneficial Holders to accept or reject the Plan pursuant to the Ballots.  The Master Ballot does not constitute and shall not be deemed to constitute (a) a proof of claim or (b) an admission by the Debtors of the nature, validity, or amount of any claim.

You must deliver the (i) Ballots, (ii) pre-addressed return envelope addressed to you; (iii) Plan and (iv) Disclosure Statement to each Beneficial Holder for whom you hold First Lien Notes, and take any action required to enable each such Beneficial Holder to timely vote its First Lien Notes Claims to accept or reject the Plan.  With regard to any Ballots returned to you, you must (1) execute the Master Ballot so as to reflect the votes given to you in the Ballots by the Beneficial Holders for whom you hold First Lien Notes and (2) forward such Master Ballots to the Voting Agent.

Multiple Master Ballots may be completed and delivered to the Voting Agent.  Votes reflected by multiple Master Ballots will be counted except to the extent that the votes thereon are duplicative of other Master Ballots.  If two or more Master Ballots are inconsistent, the latest Master Ballots received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot.  If more than one Master Ballot is submitted and the later Master Ballot(s) supplements rather than supersedes earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words “Additional Vote” or such other language as you customarily use to indicate an additional vote that is not meant to revoke an earlier vote.

To have the votes of your customers count, you must complete, sign and return this Master Ballot so that it is RECEIVED by the Voting Agent, Kurtzman Carson Consultants LLC, by 5:00 P.M., Prevailing Eastern Time, on May 9, 2012.  Unsigned Master Ballots will not be counted.

To complete the Master Ballot properly, take the following steps:

(a)                                  Check the appropriate box in Item 1 on the Master Ballot;

(b)                                 To transmit the votes of Beneficial Holders of First Lien Notes Claims, indicate the votes to accept or reject the Plan in Item 2 of the Master Ballot.  To identify such Beneficial Holders without disclosing their names, please use the customer account number assigned by you to each such Beneficial Holder, or if no such customer account number exists, please assign a number to each account (making sure to retain a separate list of each beneficial owner and the assigned number).  IMPORTANT: EACH BENEFICIAL HOLDER MUST VOTE ALL OF ITS FIRST LIEN NOTES CLAIMS EITHER TO ACCEPT OR REJECT THE PLAN, AND MAY NOT SPLIT ITS VOTE.  IF ANY BENEFICIAL HOLDER HAS ATTEMPTED TO SPLIT SUCH VOTE, PLEASE CONTACT THE VOTING AGENT IMMEDIATELY.  Any Ballot or Master

Ballot that is signed, dated and timely received, but does not indicate acceptance or rejection of the Plan will not be counted for purposes of voting on the Plan;

(c)                                  Please note that Item 3 of the Master Ballot requests that you transcribe the information provided by each Beneficial Holder in Item 4 of the Beneficial Holder Ballot relating to other First Lien Notes Claims voted;

(d)                                 Review the certification in Item 5 of the Master Ballot;

(e)                                  Sign and date the Master Ballot and provide the remaining information requested;

(f)                                    If additional space is required to respond to any Item on the Master Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item on the Master Ballot to which you are responding;

(g)                                 Contact the Voting Agent if you need any additional information; and

(h)                                 Deliver the completed, executed Master Ballot so as to be received by the Voting Agent before the Voting Deadline.  For each completed, executed Ballot returned to you by a Beneficial Holder, either forward such Ballot (along with your Master Ballot) to the Voting Agent or retain such Ballot in your files for one year from the Voting Deadline.

IF YOU HAVE ANY QUESTIONS REGARDING THE MASTER BALLOT OR THE INSTRUCTIONS ABOVE, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC AT (877) 833-4150.

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BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

BALLOT FOR BENEFICIAL HOLDERS OF
CLASS 2A FIRST LIEN NOTES CLAIMS(1)

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).(2)  The Disclosure Statement provides information to assist you in deciding how to vote your Ballot.

This Ballot is only to be used if you are, as of April 3, 2012 (the “Voting Record Date”), a beneficial Holder of a First Lien Notes Claim (a “Beneficial Holder” or “Holder”).  Please use this Ballot for voting your Class 2A First Lien Notes Claims to accept or reject the Plan.

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

IN ORDER FOR YOUR VOTE TO COUNT, YOU MUST DELIVER YOUR BALLOT TO YOUR BROKER, BANK, DEALER, AGENT OR OTHER NOMINEE (EACH OF THE FOREGOING, A “NOMINEE”).  PLEASE RETURN YOUR BALLOT TO YOUR NOMINEE WELL BEFORE THE VOTING DEADLINE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT (THE “MASTER BALLOT”) INCLUDING YOUR VOTE TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC (THE “VOTING AGENT”) BY THE VOTING DEADLINE ABOVE.

PLEASE READ AND FOLLOW THE ENCLOSED VOTING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS BALLOT.

IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, IT WILL BIND YOU REGARDLESS OF WHETHER YOU HAVE VOTED.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE DEBTORS, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

(1)          The First Lien Notes Claims consist of all Claims against Reddy Ice Corporation based on the 11.25% Senior Secured Notes due 2015 (CUSIP # 757344-AC-0) (the “First Lien Notes”), issued by Reddy Ice Corporation pursuant to the Indenture, dated as of March 15, 2010, by and among Reddy Ice Corporation, Reddy Ice Holdings, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

(2)          All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

YOU SHOULD REVIEW THE DISCLOSURE STATEMENT AND THE PLAN BEFORE YOU VOTE.  YOU MAY WISH TO SEEK LEGAL OR OTHER PROFESSIONAL ADVICE CONCERNING THE PLAN, AS WELL AS THE CLASSIFICATION OF YOUR CLAIM.  YOUR FIRST LIEN NOTES CLAIMS HAVE BEEN PLACED IN CLASS 2A UNDER THE PLAN.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

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ITEM 1. AGGREGATE PRINCIPAL AMOUNT OF CLASS 2A FIRST LIEN NOTES CLAIMS.  The undersigned certifies that as of the Voting Record Date, the undersigned was the Beneficial Holder of First Lien Notes Claims in the following aggregate unpaid principal amount (for purposes of this Ballot, you should not adjust the principal amount for any accrued or unmatured interest): $                                             .  If your First Lien Notes are held by a Nominee on your behalf and you do not know the amount of First Lien Notes held, please contact your Nominee.

ITEM 2. Acceptance or Rejection of Plan. A Holder of Class 2A First Lien Notes Claims in the amount identified in Item 1 above hereby elects to:

☐ ACCEPT the Plan.

☐ REJECT the Plan.

ITEM 3.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Corp., Reorganized Reddy Corp. and the Released Parties, which include each of (a) the Company, the Debtors, the Reorganized Company and their Affiliates, (b) the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Corp. (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Corp., Reddy Corp.’s restructuring, Reddy Corp.’s Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Corp. or Reorganized Reddy Corp., the subject matter of, or the transactions or events giving rise to, any Claim or an Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Corp. and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to Reddy Corp. and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor, a Reorganized Debtor, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 4. Acknowledgements and Certification.  By signing this Ballot, the Holder of the First Lien Notes Claims identified in Item 1 certifies and/or acknowledges that: (i) it is the Beneficial Holder of the First Lien Notes Claims to which this Ballot pertains or is an authorized signatory and has full power and authority to vote to accept or reject the Plan; (ii) it has been provided with a copy of the Plan and the Disclosure Statement, and acknowledges that the votes set forth on this Ballot are subject to all of the terms and conditions set forth in the Plan and the Disclosure Statement; (iii) it has not submitted any other Ballots relating to the First Lien Notes Claims voted herein that are inconsistent with the votes as set forth in this Ballot or if such other Ballots were previously submitted, they either have been or are hereby revoked or changed to reflect the votes set forth herein; and (iv) it is deemed to have consented to the submission of a Master Ballot to the Voting Agent (if applicable); and (v) either (a) this Ballot is the only Ballot submitted by the undersigned for First Lien Notes Claims or (b) in addition to this Ballot, one or more Ballots for First Lien Notes Claims have been submitted as follows (please use additional sheets of paper if necessary):

Account Number of Other First Lien Notes Claims	Name of Registered Holder or Voting Nominee of Other First Lien Notes Claims	CUSIP Number of Other First Lien Notes Claims	Principal Amount of Other First Lien Notes Claims Voted in Other Ballots

[signature page follows]

Name of Claim Holder:

Social Security or Federal Tax I.D. No.:

Signature:

Print Name:

Title:

Relationship to Holder:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

This Ballot shall not constitute or be deemed a proof of claim or an assertion of a claim.

THE VOTING DEADLINE IS 5:00 P.M. PREVAILING EASTERN TIME ON MAY 9, 2012, UNLESS SUCH TIME IS EXTENDED.  PLEASE RETURN YOUR COMPLETED BALLOT TO YOUR NOMINEE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT INCLUDING YOUR VOTE TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, BY THE VOTING DEADLINE.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE INSTRUCTIONS DESCRIBED BELOW, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT AND PLAN OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (877) 833-4150.

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INSTRUCTIONS FOR COMPLETING THE BALLOT

1.                                      COMPLETE ITEM 1 (if not already completed).

2.                                      COMPLETE ITEM 2.

3.                                      COMPLETE ITEM 4.

4.                                      SIGN THE BALLOT.

5.                                     RETURN THE ORIGINAL BALLOT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE OR BY OTHER MEANS TO THE ADDRESS LISTED ON THE ENVELOPE (SO THAT IT IS RECEIVED BY THE NOMINEE WELL BEFORE THE VOTING DEADLINE).

6.                                      YOU MUST SUBMIT YOUR BALLOT TO THE NOMINEE BY MAIL OR OTHER METHOD ACCEPTABLE TO THE NOMINEE.  YOU MUST ALSO ALLOW ENOUGH TIME FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT SO THAT IT IS ACTUALLY RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.  YOU MUST SUBMIT YOUR BALLOT TO THE NOMINEE.  YOU MAY NOT SUBMIT YOUR BALLOT DIRECTLY TO VOTING AGENT.  ANY BALLOT SUBMITTED DIRECTLY TO THE VOTING AGENT WILL NOT BE COUNTED.

7.                                      YOU MUST VOTE THE FULL AMOUNT OF YOUR CLASS 2A FIRST LIEN NOTES CLAIMS.  YOU MAY NOT SPLIT YOUR VOTE.  ACCORDINGLY, A BALLOT THAT PARTIALLY REJECTS AND PARTIALLY ACCEPTS THE PLAN WILL NOT BE COUNTED.

8.                                      ANY BALLOT RECEIVED THAT: (A) DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, (B) INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, (C) IS ILLEGIBLE, MUTILATED OR INCOMPLETE, (D) IS CAST BY A PERSON OR ENTITY THAT DOES NOT HOLD A CLAIM IN A CLASS THAT IS ENTITLED TO VOTE ON THE PLAN, (E) IS CAST BY A PERSON OR ENTITY THAT IS NOT ENTITLED TO VOTE, OR (F) IS NOT SIGNED, WILL NOT BE COUNTED.

9.                                      IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DECIDE TO EXTEND THE DEADLINE IN THEIR SOLE DISCRETION.  IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY.  NO BALLOT SHOULD BE SENT TO THE DEBTORS OR THE DEBTORS’ FINANCIAL ADVISORS.

10.                               IF MULTIPLE BALLOTS ARE RECEIVED FROM AN INDIVIDUAL HOLDER WITH RESPECT TO THE SAME CLASS 2A FIRST LIEN NOTES CLAIM PRIOR TO THE VOTING DEADLINE, THE LAST BALLOT TIMELY RECEIVED WILL SUPERSEDE AND REVOKE ANY PREVIOUSLY RECEIVED BALLOT.

11.                               THE BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY PURPOSE OTHER THAN TO VOTE TO ACCEPT OR REJECT THE PLAN AND TO MAKE CERTAIN CERTIFICATIONS WITH RESPECT THERETO.  ACCORDINGLY, AT THIS TIME, CREDITORS SHOULD NOT SURRENDER CERTIFICATES  EVIDENCING THEIR CLAIMS, AND THE DEBTORS WILL NOT ACCEPT DELIVERY OF ANY SUCH CERTIFICATES OR INSTRUMENTS SURRENDERED TOGETHER WITH A BALLOT.

12.                               PLEASE BE SURE TO SIGN AND DATE YOUR BALLOT.  IF YOU ARE COMPLETING THE BALLOT ON BEHALF OF AN ENTITY, INDICATE YOUR RELATIONSHIP WITH THAT ENTITY AND THE CAPACITY IN WHICH YOU ARE SIGNING.

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MASTER BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

MASTER BALLOT FOR CLASS 2B FIRST LIEN NOTES GUARANTEE CLAIMS

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).

This Master Ballot(1) is being sent to you as a broker, dealer, bank, trust company or other nominee (or as their proxy holder or agent) (each, a “Nominee”) to solicit votes of beneficial holders (each, a “Beneficial Holder”) of the First Lien Notes to accept or reject the Plan.  Please take any action that is required to enable each Beneficial Holder to timely vote its First Lien Notes Guarantee Claims.  As used herein, the term “Ballot” refers to any ballot executed by a Beneficial Holder.

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

If this Master Ballot is not received by the Debtors’ Voting Agent, KURTZMAN CARSON CONSULTANTS LLC (the “Voting Agent”), on or before the Voting Deadline, any votes transmitted under this Master Ballot will not be counted.  Therefore, you must allow sufficient time to be sure that the Master Ballot is received by the Voting Agent before the Voting Deadline.  Master Ballots will not be accepted by facsimile or other means of electronic transmission.

Nothing contained herein or in the enclosed documents shall render you or any other person an agent of the Debtors or the Voting Agent, or authorize you or any other person to use any document or make any statements on behalf of any of them with respect to the Plan.

You should review the Disclosure Statement and the Plan before you transmit votes.  You or the Beneficial Holder of the First Lien Notes Guarantee Claims whose vote you are transmitting may wish to seek legal or other professional advice concerning the Plan and the classification of First Lien Notes Guarantee Claims under the Plan.  The First Lien Notes Guarantee Claims against the Debtors have been placed in Class 2B under the Plan and are all Claims on account of Reddy Ice Holdings, Inc.’s guarantee of Reddy Ice Corporation’s obligations arising under or in connection with the Indenture, dated as of March 15, 2010, by and among Reddy Ice Corporation, Reddy Ice Holdings, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, under which the following series of notes were issued by Reddy Ice Corporation:

(1)          All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

Series of Note	CUSIP #
11.25% Senior Secured Notes due 2015	757344-AC-0

Votes to accept or reject the Plan from Beneficial Holders of First Lien Notes Guarantee Claims will be returned to you on Ballots.  For each completed, executed Ballot returned to you by a Beneficial Holder, you must retain a copy of such Ballot in your files for at least one (1) year from the Voting Deadline.

Prior to completing this Master Ballot, please refer to the instructions attached to this Master Ballot for further explanation on how to complete the Items set forth below.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

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ITEM 1. Certification of Authority to Vote. The undersigned certifies that as of April 3, 2012 (the “Voting Record Date”), the undersigned (please check the appropriate box):

☐                                    Is a broker, dealer, commercial bank, trust company or other nominee for the Beneficial Holders of the aggregate principal amount of First Lien Notes Guarantee Claims listed in Item 2 below, and is the registered holder of such securities; or

☐                                    Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, dealer, commercial bank, trust company or other nominee that is the registered holder of the aggregate principal amount of First Lien Notes Guarantee Claims listed in Item 2 below; or

☐                                    Has been granted a proxy (an original of which is attached hereto) from a broker, dealer, commercial bank, trust company or other nominee, or the beneficial owner, that is the registered holder of the aggregate principal amount of First Lien Notes Guarantee Claims listed in Item 2 below, and accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the Beneficial Holders of the First Lien Notes Guarantee Claims described in Item 2 below.

ITEM 2. Vote on the Plan.  The undersigned certifies that the following Beneficial Holders of First Lien Notes Guarantee Claims, as identified by their respective customer account numbers set forth below, were Beneficial Holders of the First Lien Notes Guarantee Claims on the Voting Record Date and have delivered to the undersigned, as Nominee, properly executed Ballots casting votes on the Plan.  Indicate in the appropriate column the aggregate principal amount voted for each account, or attach such information to this Master Ballot in the form of the following table.  Please note each Beneficial Holder must vote all of its First Lien Notes Guarantee Claims to accept or reject the Plan and may not split such vote.

Customer Account Number for Each Beneficial Holder of the First Lien Notes	Principal Amount of the First Lien Notes Guarantee Claims Voted to ACCEPT or REJECT the Plan in Item 2 of the Ballot
Guarantee Claims	ACCEPT	REJECT
1.	$	$
2.	$	$
3.	$	$
4.	$	$
5.	$	$
6.	$	$
7.	$	$
8.	$	$
9.	$	$
10.	$	$
TOTALS:	$	$

ITEM 3. Certification as to Transcription of Information from Item 4 as to First Lien Notes Guarantee Claims Voted Through Other First Lien Notes Guarantee Claims Ballots. The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by Beneficial Holders of First Lien Notes Guarantee Claims in Item 4 of the Beneficial Holder’s Ballot, identifying any First Lien Notes Guarantee Claims for which such Beneficial Holders have submitted other First Lien Notes Guarantee Claims Ballots other than to the undersigned.

YOUR Customer	Transcribe From Item 4 of the First Lien Notes Guarantee Claims Beneficial Holder Ballot
Account Number for Each Beneficial Owner Which Completed Item 4 of the First Lien Notes Guarantee Claims Beneficial Holder Ballot	Account Number	Name of Nominee	CUSIP Number of First Lien Notes Guarantee Claims	Principal Amount of Other First Lien Notes Guarantee Claims Voted

ITEM 4.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Holdings, Reorganized Reddy Holdings and the Released Parties, which include each of (a) the Company, the Debtors, the Reorganized Company and their Affiliates, (b) the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Holdings (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Holdings, Reddy Holdings’ restructuring, Reddy Holdings Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Holdings or Reorganized Reddy Holdings, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Holdings and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to the Debtors and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of Reddy Holdings, Reorganized Reddy Holdings, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 5. Certification. By signing this Master Ballot, the undersigned certifies that (a) each Beneficial Holder of the First Lien Notes Guarantee Claims listed in Item 2, above, has been provided with the a copy of the Plan and Disclosure Statement, (b) it is the registered holder of the First Lien Notes to which this Master Ballot pertains and/or has the full power and authority to vote to accept or reject the Plan; and (c) it accurately transcribed all applicable information from the Class 2B First Lien Notes Guarantee Claims Ballots received from each Beneficial Owner.  The undersigned also acknowledges that the solicitation of this vote to accept or reject the Plan is subject to all the terms and conditions set forth in the Plan and Disclosure Statement.

[signature page follows]

Name of Nominee:

Participant Number:

Name of Proxy Holder or Agent For Nominee:

Signature:

Print Name:

Title:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

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THIS MASTER BALLOT MUST BE RECEIVED BY THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT THE FOLLOWING ADDRESS BY 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012, OR YOUR CUSTOMERS’ VOTES WILL NOT BE COUNTED:

REDDY ICE HOLDINGS, INC. BALLOT PROCESSING
C/O KURTZMAN CARSON CONSULTANTS LLC
599 LEXINGTON AVENUE, 39TH FLOOR

NEW YORK, NY 10022

TOLL FREE (877) 833-4150

ITN’L CALLERS (917) 281-4800

MASTER BALLOTS RECEIVED BY FACSIMILE OR OTHER ELECTRONIC MEANS WILL NOT BE COUNTED

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE PROCEDURES DESCRIBED HEREIN, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE PLAN AND THE DISCLOSURE STATEMENT OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (877) 833-4150.

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INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

The Debtors are soliciting your customers’ votes on the Plan attached to the Disclosure Statement.  The Master Ballot is to be used by brokers, dealers, banks, trust companies or other nominee (or as their proxy holders or agents) of Beneficial Holders of the First Lien Notes.  The Master Ballot must summarize votes cast by Beneficial Holders to accept or reject the Plan pursuant to the Ballots.  The Master Ballot does not constitute and shall not be deemed to constitute (a) a proof of claim or (b) an admission by the Debtors of the nature, validity, or amount of any claim.

You must deliver the (i) Ballots, (ii) pre-addressed return envelope addressed to you; (iii) Plan and (iv) Disclosure Statement to each Beneficial Holder for whom you hold First Lien Notes, and take any action required to enable each such Beneficial Holder to timely vote its First Lien Notes Guarantee Claims to accept or reject the Plan.  With regard to any Ballots returned to you, you must (1) execute the Master Ballot so as to reflect the votes given to you in the Ballots by the Beneficial Holders for whom you hold First Lien Notes and (2) forward such Master Ballots to the Voting Agent.

Multiple Master Ballots may be completed and delivered to the Voting Agent.  Votes reflected by multiple Master Ballots will be counted except to the extent that the votes thereon are duplicative of other Master Ballots.  If two or more Master Ballots are inconsistent, the latest Master Ballots received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot.  If more than one Master Ballot is submitted and the later Master Ballot(s) supplements rather than supersedes earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words “Additional Vote” or such other language as you customarily use to indicate an additional vote that is not meant to revoke an earlier vote.

To have the votes of your customers count, you must complete, sign and return this Master Ballot so that it is RECEIVED by the Voting Agent, Kurtzman Carson Consultants LLC, by 5:00 P.M., Prevailing Eastern Time, on May 9, 2012.  Unsigned Master Ballots will not be counted.

To complete the Master Ballot properly, take the following steps:

(a)          Check the appropriate box in Item 1 on the Master Ballot;

(b)         To transmit the votes of Beneficial Holders of First Lien Notes Guarantee Claims, indicate the votes to accept or reject the Plan in Item 2 of the Master Ballot.  To identify such Beneficial Holders without disclosing their names, please use the customer account number assigned by you to each such Beneficial Holder, or if no such customer account number exists, please assign a number to each account (making sure to retain a separate list of each beneficial owner and the assigned number).  IMPORTANT: EACH BENEFICIAL HOLDER MUST VOTE ALL OF ITS FIRST LIEN NOTES GUARANTEE CLAIMS EITHER TO ACCEPT OR REJECT THE PLAN, AND MAY NOT SPLIT ITS VOTE.  IF ANY BENEFICIAL HOLDER HAS ATTEMPTED TO SPLIT SUCH VOTE,

PLEASE CONTACT THE VOTING AGENT IMMEDIATELY.  Any Ballot or Master Ballot that is signed, dated and timely received, but does not indicate acceptance or rejection of the Plan will not be counted for purposes of voting on the Plan;

(c)          Please note that Item 3 of the Master Ballot requests that you transcribe the information provided by each Beneficial Holder in Item 4 of the Beneficial Holder Ballot relating to other First Lien Notes Guarantee Claims voted;

(d)         Review the certification in Item 5 of the Master Ballot;

(e)          Sign and date the Master Ballot and provide the remaining information requested;

(f)            If additional space is required to respond to any Item on the Master Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item on the Master Ballot to which you are responding;

(g)         Contact the Voting Agent if you need any additional information; and

(h)         Deliver the completed, executed Master Ballot so as to be received by the Voting Agent before the Voting Deadline.  For each completed, executed Ballot returned to you by a Beneficial Holder, either forward such Ballot (along with your Master Ballot) to the Voting Agent or retain such Ballot in your files for one year from the Voting Deadline.

IF YOU HAVE ANY QUESTIONS REGARDING THE MASTER BALLOT OR THE INSTRUCTIONS ABOVE, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC AT (877) 833-4150.

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BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

BALLOT FOR BENEFICIAL HOLDERS OF
CLASS 2B FIRST LIEN NOTES GUARANTEE CLAIMS(1)

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).(2)  The Disclosure Statement provides information to assist you in deciding how to vote your Ballot.

This Ballot is only to be used if you are, as of April 3, 2012 (the “Voting Record Date”), a beneficial Holder of a First Lien Notes Guarantee Claim (a “Beneficial Holder” or “Holder”).  Please use this Ballot for voting your Class 2B First Lien Notes Guarantee Claims to accept or reject the Plan.

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

IN ORDER FOR YOUR VOTE TO COUNT, YOU MUST DELIVER YOUR BALLOT TO YOUR BROKER, BANK, DEALER, AGENT OR OTHER NOMINEE (EACH OF THE FOREGOING, A “NOMINEE”).  PLEASE RETURN YOUR BALLOT TO YOUR NOMINEE WELL BEFORE THE VOTING DEADLINE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT (THE “MASTER BALLOT”) INCLUDING YOUR VOTE TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC (THE “VOTING AGENT”) BY THE VOTING DEADLINE ABOVE.

PLEASE READ AND FOLLOW THE ENCLOSED VOTING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS BALLOT.

IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, IT WILL BIND YOU REGARDLESS OF WHETHER YOU HAVE VOTED.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE,

(1)

The First Lien Notes Guarantee Claims consist of all Claims on account of Reddy Ice Holdings, Inc.’s guarantee of Reddy Ice Corporation’s obligations arising under or in connection with the Indenture, dated as of March 15, 2010, by and among Reddy Ice Corporation, Reddy Ice Holdings, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, under which the 11.25% Senior Secured Notes due 2015 (CUSIP # 757344-AC-0) (the “First Lien Notes”) were issued by Reddy Ice Corporation.

(2)	All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE DEBTORS, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

YOU SHOULD REVIEW THE DISCLOSURE STATEMENT AND THE PLAN BEFORE YOU VOTE.  YOU MAY WISH TO SEEK LEGAL OR OTHER PROFESSIONAL ADVICE CONCERNING THE PLAN, AS WELL AS THE CLASSIFICATION OF YOUR CLAIM.  YOUR FIRST LIEN NOTES GUARANTEE CLAIMS HAVE BEEN PLACED IN CLASS 2B UNDER THE PLAN.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

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ITEM 1. AGGREGATE PRINCIPAL AMOUNT OF CLASS 2B FIRST LIEN NOTES GUARANTEE CLAIMS.  The undersigned certifies that as of the Voting Record Date, the undersigned was the Beneficial Holder of First Lien Notes Guarantee Claims in the following aggregate unpaid principal amount (for purposes of this Ballot, you should not adjust the principal amount for any accrued or unmatured interest): $                                             .  If your First Lien Notes are held by a Nominee on your behalf and you do not know the amount of First Lien Notes held, please contact your Nominee.

ITEM 2. Acceptance or Rejection of Plan. A Holder of Class 2B First Lien Notes Guarantee Claims in the amount identified in Item 1 above hereby elects to:

☐ ACCEPT the Plan.

☐ REJECT the Plan.

ITEM 3.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Holdings, Reorganized Reddy Holdings and the Released Parties, which include each of (a) the Company, the Debtors, the Reorganized Company and their Affiliates, (b) the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Holdings (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Holdings, Reddy Holdings’ restructuring, Reddy Holdings Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Holdings or Reorganized Reddy Holdings, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Holdings and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to the Debtors and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of Reddy Holdings, Reorganized Reddy Holdings, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 4. Acknowledgements and Certification.  By signing this Ballot, the Holder of the First Lien Notes Guarantee Claims identified in Item 1 certifies and/or acknowledges that: (i) it is the Beneficial Holder of the First Lien Notes Guarantee Claims to which this Ballot pertains or is an authorized signatory and has full power and authority to vote to accept or reject the Plan; (ii) it has been provided with a copy of the Plan and the Disclosure Statement, and acknowledges that the votes set forth on this Ballot are subject to all of the terms and conditions set forth in the Plan and the Disclosure Statement; (iii) it has not submitted any other Ballots relating to the First Lien Notes Guarantee Claims voted herein that are inconsistent with the votes as set forth in this Ballot or if such other Ballots were previously submitted, they either have been or are hereby revoked or changed to reflect the votes set forth herein; and (iv) it is deemed to have consented to the submission of a Master Ballot to the Voting Agent (if applicable); and (v) either (a) this Ballot is the only Ballot submitted by the undersigned for First Lien Notes Guarantee Claims or (b) in addition to this Ballot, one or more Ballots for First Lien Notes Guarantee Claims have been submitted as follows (please use additional sheets of paper if necessary):

Account Number of Other First Lien Notes Guarantee Claims	Name of Registered Holder or Voting Nominee of Other First Lien Notes Guarantee Claims	CUSIP Number of Other First Lien Notes Guarantee Claims	Principal Amount of Other First Lien Notes Guarantee Claims Voted in Other Ballots

[signature page follows]

Name of Claim Holder:

Social Security or Federal Tax I.D. No.:

Signature:

Print Name:

Title:

Relationship to Holder:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

This Ballot shall not constitute or be deemed a proof of claim or an assertion of a claim.

THE VOTING DEADLINE IS 5:00 P.M. PREVAILING EASTERN TIME ON MAY 9, 2012, UNLESS SUCH TIME IS EXTENDED.  PLEASE RETURN YOUR COMPLETED BALLOT TO YOUR NOMINEE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT INCLUDING YOUR VOTE TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, BY THE VOTING DEADLINE.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE INSTRUCTIONS DESCRIBED BELOW, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT AND PLAN OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (877) 833-4150.

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INSTRUCTIONS FOR COMPLETING THE BALLOT

1.             COMPLETE ITEM 1 (if not already completed).

2.             COMPLETE ITEM 2.

3.             COMPLETE ITEM 4.

4.             SIGN THE BALLOT.

5.                                      RETURN THE ORIGINAL BALLOT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE OR BY OTHER MEANS TO THE ADDRESS LISTED ON THE ENVELOPE (SO THAT IT IS RECEIVED BY THE NOMINEE WELL BEFORE THE VOTING DEADLINE).

6.                                      YOU MUST SUBMIT YOUR BALLOT TO THE NOMINEE BY MAIL OR OTHER METHOD ACCEPTABLE TO THE NOMINEE.  YOU MUST ALSO ALLOW ENOUGH TIME FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT SO THAT IT IS ACTUALLY RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.  YOU MUST SUBMIT YOUR BALLOT TO THE NOMINEE.  YOU MAY NOT SUBMIT YOUR BALLOT DIRECTLY TO VOTING AGENT.  ANY BALLOT SUBMITTED DIRECTLY TO THE VOTING AGENT WILL NOT BE COUNTED.

7.                                      YOU MUST VOTE THE FULL AMOUNT OF YOUR CLASS 2B FIRST LIEN NOTES GUARANTEE CLAIMS.  YOU MAY NOT SPLIT YOUR VOTE.  ACCORDINGLY, A BALLOT THAT PARTIALLY REJECTS AND PARTIALLY ACCEPTS THE PLAN WILL NOT BE COUNTED.

8.                                      ANY BALLOT RECEIVED THAT: (A) DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, (B) INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, (C) IS ILLEGIBLE, MUTILATED OR INCOMPLETE, (D) IS CAST BY A PERSON OR ENTITY THAT DOES NOT HOLD A CLAIM IN A CLASS THAT IS ENTITLED TO VOTE ON THE PLAN, (E) IS CAST BY A PERSON OR ENTITY THAT IS NOT ENTITLED TO VOTE, OR (F) IS NOT SIGNED, WILL NOT BE COUNTED.

9.                                      IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DECIDE TO EXTEND THE DEADLINE IN THEIR SOLE DISCRETION.  IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY.  NO BALLOT SHOULD BE SENT TO THE DEBTORS OR THE DEBTORS’ FINANCIAL ADVISORS.

10.                               IF MULTIPLE BALLOTS ARE RECEIVED FROM AN INDIVIDUAL HOLDER WITH RESPECT TO THE SAME CLASS 2B FIRST LIEN NOTES GUARANTEE CLAIM PRIOR TO THE VOTING DEADLINE, THE LAST BALLOT TIMELY

RECEIVED WILL SUPERSEDE AND REVOKE ANY PREVIOUSLY RECEIVED BALLOT.

11.                               THE BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY PURPOSE OTHER THAN TO VOTE TO ACCEPT OR REJECT THE PLAN AND TO MAKE CERTAIN CERTIFICATIONS WITH RESPECT THERETO.  ACCORDINGLY, AT THIS TIME, CREDITORS SHOULD NOT SURRENDER CERTIFICATES EVIDENCING THEIR CLAIMS, AND THE DEBTORS WILL NOT ACCEPT DELIVERY OF ANY SUCH CERTIFICATES OR INSTRUMENTS SURRENDERED TOGETHER WITH A BALLOT.

12.                               PLEASE BE SURE TO SIGN AND DATE YOUR BALLOT.  IF YOU ARE COMPLETING THE BALLOT ON BEHALF OF AN ENTITY, INDICATE YOUR RELATIONSHIP WITH THAT ENTITY AND THE CAPACITY IN WHICH YOU ARE SIGNING.

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MASTER BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

MASTER BALLOT FOR CLASS 3A SECOND LIEN NOTES CLAIMS

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).

This Master Ballot(1) is being sent to you as a broker, dealer, bank, trust company or other nominee (or as their proxy holder or agent) (each, a “Nominee”) to solicit votes of beneficial holders (each, a “Beneficial Holder”) of the Second Lien Notes to accept or reject the Plan.  Please take any action that is required to enable each Beneficial Holder to timely vote its Second Lien Notes Claims.  As used herein, the term “Ballot” refers to any ballot executed by a Beneficial Holder.

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

If this Master Ballot is not received by the Debtors’ Voting Agent, KURTZMAN CARSON CONSULTANTS LLC (the “Voting Agent”), on or before the Voting Deadline, any votes transmitted under this Master Ballot will not be counted.  Therefore, you must allow sufficient time to be sure that the Master Ballot is received by the Voting Agent before the Voting Deadline.  Master Ballots will not be accepted by facsimile or other means of electronic transmission.

Nothing contained herein or in the enclosed documents shall render you or any other person an agent of the Debtors or the Voting Agent, or authorize you or any other person to use any document or make any statements on behalf of any of them with respect to the Plan.

You should review the Disclosure Statement and the Plan before you transmit votes.  You or the Beneficial Holder of the Second Lien Notes Claims whose vote you are transmitting may wish to seek legal or other professional advice concerning the Plan and the classification of Second Lien Notes Claims under the Plan.  The Second Lien Notes Claims against the Debtors have been placed in Class 3A under the Plan and are all Claims against Reddy Ice Corporation based on the following series of notes issued by Reddy Ice Corporation:

(1)          All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

Series of Note	CUSIP #
13.25% Senior Secured Notes due 2015 (AI)	757344-AE-6
13.25% Senior Secured Notes due 2015	757344-AF-3
13.25% Senior Secured Notes due 2015 (REGS)	U75685-AB-0

Votes to accept or reject the Plan from Beneficial Holders of Second Lien Notes Claims will be returned to you on Ballots.  For each completed, executed Ballot returned to you by a Beneficial Holder, you must retain a copy of such Ballot in your files for at least one (1) year from the Voting Deadline.

Prior to completing this Master Ballot, please refer to the instructions attached to this Master Ballot for further explanation on how to complete the Items set forth below.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

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ITEM 1. Certification of Authority to Vote. The undersigned certifies that as of April 3, 2012 (the “Voting Record Date”), the undersigned (please check the appropriate box):

☐                                    Is a broker, dealer, commercial bank, trust company or other nominee for the Beneficial Holders of the aggregate principal amount of Second Lien Notes Claims listed in Item 2 below, and is the registered holder of such securities; or

☐                                    Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, dealer, commercial bank, trust company or other nominee that is the registered holder of the aggregate principal amount of Second Lien Notes Claims listed in Item 2 below; or

☐                                    Has been granted a proxy (an original of which is attached hereto) from a broker, dealer, commercial bank, trust company or other nominee, or the beneficial owner, that is the registered holder of the aggregate principal amount of Second Lien Notes Claims listed in Item 2 below, and accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the Beneficial Holders of the Second Lien Notes Claims described in Item 2 below.

ITEM 2. Vote on the Plan.  The undersigned certifies that the following Beneficial Holders of Second Lien Notes Claims, as identified by their respective customer account numbers set forth below, were Beneficial Holders of the Second Lien Notes Claims on the Voting Record Date and have delivered to the undersigned, as Nominee, properly executed Ballots casting votes on the Plan.  Indicate in the appropriate column the aggregate principal amount voted for each account, or attach such information to this Master Ballot in the form of the following table.  Please note each Beneficial Holder must vote all of its Second Lien Notes Claims to accept or reject the Plan and may not split such vote.

Customer Account Number for Each Beneficial Holder of the Second Lien Notes	Principal Amount of the Second Lien Notes Claims Voted to ACCEPT or REJECT the Plan in Item 2 of the Ballot
Claims	ACCEPT	REJECT
1.	$	$
2.	$	$
3.	$	$
4.	$	$
5.	$	$
6.	$	$
7.	$	$
8.	$	$
9.	$	$
10.	$	$
TOTALS:	$	$

ITEM 3. Certification as to Transcription of Information from Item 4 as to Second Lien Notes Claims Voted Through Other Second Lien Notes Claims Ballots. The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by Beneficial Holders of Second Lien Notes Claims in Item 4 of the Beneficial Holder’s Ballot, identifying any Second Lien Notes Claims for which such Beneficial Holders have submitted other Second Lien Notes Claims Ballots other than to the undersigned.

YOUR Customer Account Number for	Transcribe From Item 4 of the Second Lien Notes Claims Beneficial Holder Ballot
Each Beneficial Owner Which Completed Item 4 of the Second Lien Notes Claims Beneficial Holder Ballot	Account Number	Name of Nominee	CUSIP Number of Second Lien Notes Claims	Principal Amount of Other Second Lien Notes Claims Voted

ITEM 4.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged

Reddy Corp., Reorganized Reddy Corp. and the Released Parties, which include each of (a) the Company, the Debtors, the Reorganized Company and their Affiliates, (b) the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Corp. (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Corp., Reddy Corp.’s restructuring, Reddy Corp.’s Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Corp. or Reorganized Reddy Corp., the subject matter of, or the transactions or events giving rise to, any Claim or an Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Corp. and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to Reddy Corp. and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor, a Reorganized Debtor, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 5. Certification. By signing this Master Ballot, the undersigned certifies that (a) each Beneficial Holder of the Second Lien Notes Claims listed in Item 2, above, has been provided with the a copy of the Plan and Disclosure Statement, (b) it is the registered holder of the Second Lien Notes to which this Master Ballot pertains and/or has the full power and authority to vote to accept or reject the Plan; and (c) it accurately transcribed all applicable information from the Class 3A Second Lien Notes Claims Ballots received from each Beneficial Owner.  The undersigned also acknowledges that the solicitation of this vote to accept or reject the Plan is subject to all the terms and conditions set forth in the Plan and Disclosure Statement.

[signature page follows]

Name of Nominee:

Participant Number:

Name of Proxy Holder or Agent For Nominee:

Signature:

Print Name:

Title:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

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THIS MASTER BALLOT MUST BE RECEIVED BY THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT THE FOLLOWING ADDRESS BY 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012, OR YOUR CUSTOMERS’ VOTES WILL NOT BE COUNTED:

REDDY ICE HOLDINGS, INC. BALLOT PROCESSING
C/O KURTZMAN CARSON CONSULTANTS LLC
599 LEXINGTON AVENUE, 39TH FLOOR

NEW YORK, NY 10022

TOLL FREE (877) 833-4150

ITN’L CALLERS (917) 281-4800

MASTER BALLOTS RECEIVED BY FACSIMILE OR OTHER ELECTRONIC MEANS WILL NOT BE COUNTED

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE PROCEDURES DESCRIBED HEREIN, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE PLAN AND THE DISCLOSURE STATEMENT OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (877) 833-4150.

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INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

The Debtors are soliciting your customers’ votes on the Plan attached to the Disclosure Statement.  The Master Ballot is to be used by brokers, dealers, banks, trust companies or other nominee (or as their proxy holders or agents) of Beneficial Holders of the Second Lien Notes Claims.  The Master Ballot must summarize votes cast by Beneficial Holders to accept or reject the Plan pursuant to the Ballots.  The Master Ballot does not constitute and shall not be deemed to constitute (a) a proof of claim or (b) an admission by the Debtors of the nature, validity, or amount of any claim.

You must deliver the (i) Ballots, (ii) pre-addressed return envelope addressed to you; (iii) Plan and (iv) Disclosure Statement to each Beneficial Holder for whom you hold Second Lien Notes, and take any action required to enable each such Beneficial Holder to timely vote its Second Lien Notes Claims to accept or reject the Plan.  With regard to any Ballots returned to you, you must (1) execute the Master Ballot so as to reflect the votes given to you in the Ballots by the Beneficial Holders for whom you hold Second Lien Notes and (2) forward such Master Ballots to the Voting Agent.

Multiple Master Ballots may be completed and delivered to the Voting Agent.  Votes reflected by multiple Master Ballots will be counted except to the extent that the votes thereon are duplicative of other Master Ballots.  If two or more Master Ballots are inconsistent, the latest Master Ballots received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot.  If more than one Master Ballot is submitted and the later Master Ballot(s) supplements rather than supersedes earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words “Additional Vote” or such other language as you customarily use to indicate an additional vote that is not meant to revoke an earlier vote.

To have the votes of your customers count, you must complete, sign and return this Master Ballot so that it is RECEIVED by the Voting Agent, Kurtzman Carson Consultants LLC, by 5:00 P.M., Prevailing Eastern Time, on May 9, 2012.  Unsigned Master Ballots will not be counted.

To complete the Master Ballot properly, take the following steps:

(a)          Check the appropriate box in Item 1 on the Master Ballot;

(b)         To transmit the votes of Beneficial Holders of Second Lien Notes Claims, indicate the votes to accept or reject the Plan in Item 2 of the Master Ballot.  To identify such Beneficial Holders without disclosing their names, please use the customer account number assigned by you to each such Beneficial Holder, or if no such customer account number exists, please assign a number to each account (making sure to retain a separate list of each beneficial owner and the assigned number).  IMPORTANT: EACH BENEFICIAL HOLDER MUST VOTE ALL OF ITS SECOND LIEN NOTES CLAIMS EITHER TO ACCEPT OR REJECT THE PLAN, AND MAY NOT SPLIT ITS VOTE.  IF ANY BENEFICIAL HOLDER HAS ATTEMPTED TO SPLIT SUCH VOTE, PLEASE CONTACT THE VOTING AGENT

IMMEDIATELY.  Any Ballot or Master Ballot that is signed, dated and timely received, but does not indicate acceptance or rejection of the Plan will not be counted for purposes of voting on the Plan;

(c)          Please note that Item 3 of the Master Ballot requests that you transcribe the information provided by each Beneficial Holder in Item 4 of the Beneficial Holder Ballot relating to other Second Lien Notes Claims voted;

(d)         Review the certification in Item 5 of the Master Ballot;

(e)          Sign and date the Master Ballot and provide the remaining information requested;

(f)            If additional space is required to respond to any Item on the Master Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item on the Master Ballot to which you are responding;

(g)         Contact the Voting Agent if you need any additional information; and

(h)         Deliver the completed, executed Master Ballot so as to be received by the Voting Agent before the Voting Deadline.  For each completed, executed Ballot returned to you by a Beneficial Holder, either forward such Ballot (along with your Master Ballot) to the Voting Agent or retain such Ballot in your files for one year from the Voting Deadline.

IF YOU HAVE ANY QUESTIONS REGARDING THE MASTER BALLOT OR THE INSTRUCTIONS ABOVE, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC AT (877) 833-4150.

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BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

BALLOT FOR BENEFICIAL HOLDERS OF
CLASS 3A SECOND LIEN NOTES CLAIMS(1)

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).(2)  The Disclosure Statement provides information to assist you in deciding how to vote your Ballot.

This Ballot is only to be used if you are, as of April 3, 2012 (the “Voting Record Date”), a beneficial Holder of a Second Lien Notes Claim (a “Beneficial Holder” or “Holder”).  Please use this Ballot for voting your Class 3A Second Lien Notes Claims to accept or reject the Plan.

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

IN ORDER FOR YOUR VOTE TO COUNT, YOU MUST DELIVER YOUR BALLOT TO YOUR BROKER, BANK, DEALER, AGENT OR OTHER NOMINEE (EACH OF THE FOREGOING, A “NOMINEE”).  PLEASE RETURN YOUR BALLOT TO YOUR NOMINEE WELL BEFORE THE VOTING DEADLINE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT (THE “MASTER BALLOT”) INCLUDING YOUR VOTE TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC (THE “VOTING AGENT”) BY THE VOTING DEADLINE ABOVE.

PLEASE READ AND FOLLOW THE ENCLOSED VOTING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS BALLOT.

IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, IT WILL BIND YOU REGARDLESS OF WHETHER YOU HAVE VOTED.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE DEBTORS, OTHER

(1)

The Second Lien Notes Claims consist of all Claims against Reddy Ice Corporation based on the 13.25% Senior Secured Notes due 2015 (CUSIP # 757344-AE-6, 757344-AF-3 or U75685-AB-0) (the “Second Lien Notes”), issued by Reddy Ice Corporation pursuant to the Indenture, dated as of March 15, 2010, by and among Reddy Ice Corporation, Reddy Ice Holdings, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

(2)	All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

YOU SHOULD REVIEW THE DISCLOSURE STATEMENT AND THE PLAN BEFORE YOU VOTE.  YOU MAY WISH TO SEEK LEGAL OR OTHER PROFESSIONAL ADVICE CONCERNING THE PLAN, AS WELL AS THE CLASSIFICATION OF YOUR CLAIM.  YOUR SECOND LIEN NOTES CLAIMS HAVE BEEN PLACED IN CLASS 3A UNDER THE PLAN.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

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ITEM 1. AGGREGATE PRINCIPAL AMOUNT OF CLASS 3A SECOND LIEN NOTES CLAIMS.  The undersigned certifies that as of the Voting Record Date, the undersigned was the Beneficial Holder of Second Lien Notes Claims in the following aggregate unpaid principal amount (for purposes of this Ballot, you should not adjust the principal amount for any accrued or unmatured interest): $                                             .  If your Second Lien Notes are held by a Nominee on your behalf and you do not know the amount of Second Lien Notes held, please contact your Nominee.

ITEM 2. Acceptance or Rejection of Plan. A Holder of Class 3A Second Lien Notes Claims in the amount identified in Item 1 above hereby elects to:

☐ ACCEPT the Plan.

☐ REJECT the Plan.

ITEM 3.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Corp., Reorganized Reddy Corp. and the Released Parties, which include each of (a) the Company, the Debtors, the Reorganized Company and their Affiliates, (b) the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Corp. (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Corp., Reddy Corp.’s restructuring, Reddy Corp.’s Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Corp. or Reorganized Reddy Corp., the subject matter of, or the transactions or events giving rise to, any Claim or an Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Corp. and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to Reddy Corp. and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor, a Reorganized Debtor, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 4. Acknowledgements and Certification.  By signing this Ballot, the Holder of the Second Lien Notes Claims identified in Item 1 certifies and/or acknowledges that: (i) it is the Beneficial Holder of the Second Lien Notes Claims to which this Ballot pertains or is an authorized signatory and has full power and authority to vote to accept or reject the Plan; (ii) it has been provided with a copy of the Plan and the Disclosure Statement, and acknowledges that the votes set forth on this Ballot are subject to all of the terms and conditions set forth in the Plan and the Disclosure Statement; (iii) it has not submitted any other Ballots relating to the Second Lien Notes Claims voted herein that are inconsistent with the votes as set forth in this Ballot or if such other Ballots were previously submitted, they either have been or are hereby revoked or changed to reflect the votes set forth herein; and (iv) it is deemed to have consented to the submission of a Master Ballot to the Voting Agent (if applicable); and (v) either (a) this Ballot is the only Ballot submitted by the undersigned for Second Lien Notes Claims or (b) in addition to this Ballot, one or more Ballots for Second Lien Notes Claims have been submitted as follows (please use additional sheets of paper if necessary):

Account Number of Other Second Lien Notes Claims	Name of Registered Holder or Voting Nominee of Other Second Lien Notes Claims	CUSIP Number of Other Second Lien Notes Claims	Principal Amount of Other Second Lien Notes Claims Voted in Other Ballots

[signature page follows]

Name of Claim Holder:

Social Security or Federal Tax I.D. No.:

Signature:

Print Name:

Title:

Relationship to Holder:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

This Ballot shall not constitute or be deemed a proof of claim or an assertion of a claim.

THE VOTING DEADLINE IS 5:00 P.M. PREVAILING EASTERN TIME ON MAY 9, 2012, UNLESS SUCH TIME IS EXTENDED.  PLEASE RETURN YOUR COMPLETED BALLOT TO YOUR NOMINEE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT INCLUDING YOUR VOTE TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, BY THE VOTING DEADLINE.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE INSTRUCTIONS DESCRIBED BELOW, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT AND PLAN OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (877) 833-4150.

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INSTRUCTIONS FOR COMPLETING THE BALLOT

1.                                      COMPLETE ITEM 1 (if not already completed).

2.                                      COMPLETE ITEM 2.

3.                                      COMPLETE ITEM 4.

4.                                      SIGN THE BALLOT.

5.                                      RETURN THE ORIGINAL BALLOT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE OR BY OTHER MEANS TO THE ADDRESS LISTED ON THE ENVELOPE (SO THAT IT IS RECEIVED BY THE NOMINEE WELL BEFORE THE VOTING DEADLINE).

6.                                      YOU MUST SUBMIT YOUR BALLOT TO THE NOMINEE BY MAIL OR OTHER METHOD ACCEPTABLE TO THE NOMINEE.  YOU MUST ALSO ALLOW ENOUGH TIME FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT SO THAT IT IS ACTUALLY RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.  YOU MUST SUBMIT YOUR BALLOT TO THE NOMINEE.  YOU MAY NOT SUBMIT YOUR BALLOT DIRECTLY TO VOTING AGENT.  ANY BALLOT SUBMITTED DIRECTLY TO THE VOTING AGENT WILL NOT BE COUNTED.

7.                                      YOU MUST VOTE THE FULL AMOUNT OF YOUR CLASS 3A SECOND LIEN NOTES CLAIMS.  YOU MAY NOT SPLIT YOUR VOTE.  ACCORDINGLY, A BALLOT THAT PARTIALLY REJECTS AND PARTIALLY ACCEPTS THE PLAN WILL NOT BE COUNTED.

8.                                      IF YOU HOLD SECOND LIEN NOTES IN MULTIPLE CUSIPS YOU MAY RECEIVE MORE THAN ONE BALLOT.  EACH BALLOT WILL BE CODED FOR A DIFFERENT CUSIP.  EACH BALLOT VOTES ONLY YOUR CLAIMS INDICATED ON THAT BALLOT, SO PLEASE COMPLETE AND RETURN EACH BALLOT THAT YOU RECEIVED.

9.                                      ANY BALLOT RECEIVED THAT: (A) DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, (B) INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, (C) IS ILLEGIBLE, MUTILATED OR INCOMPLETE, (D) IS CAST BY A PERSON OR ENTITY THAT DOES NOT HOLD A CLAIM IN A CLASS THAT IS ENTITLED TO VOTE ON THE PLAN, (E) IS CAST BY A PERSON OR ENTITY THAT IS NOT ENTITLED TO VOTE, OR (F) IS NOT SIGNED, WILL NOT BE COUNTED.

10.                               IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DECIDE TO EXTEND THE DEADLINE IN THEIR SOLE DISCRETION.  IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY.  NO

BALLOT SHOULD BE SENT TO THE DEBTORS OR THE DEBTORS’ FINANCIAL ADVISORS.

11.                               IF MULTIPLE BALLOTS ARE RECEIVED FROM AN INDIVIDUAL HOLDER WITH RESPECT TO THE SAME CLASS 3A SECOND LIEN NOTES CLAIM PRIOR TO THE VOTING DEADLINE, THE LAST BALLOT TIMELY RECEIVED WILL SUPERSEDE AND REVOKE ANY PREVIOUSLY RECEIVED BALLOT.

12.                               THE BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY PURPOSE OTHER THAN TO VOTE TO ACCEPT OR REJECT THE PLAN AND TO MAKE CERTAIN CERTIFICATIONS WITH RESPECT THERETO.  ACCORDINGLY, AT THIS TIME, CREDITORS SHOULD NOT SURRENDER CERTIFICATES EVIDENCING THEIR CLAIMS, AND THE DEBTORS WILL NOT ACCEPT DELIVERY OF ANY SUCH CERTIFICATES OR INSTRUMENTS SURRENDERED TOGETHER WITH A BALLOT.

13.                               PLEASE BE SURE TO SIGN AND DATE YOUR BALLOT.  IF YOU ARE COMPLETING THE BALLOT ON BEHALF OF AN ENTITY, INDICATE YOUR RELATIONSHIP WITH THAT ENTITY AND THE CAPACITY IN WHICH YOU ARE SIGNING.

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MASTER BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

MASTER BALLOT FOR CLASS 3B SECOND LIEN NOTES GUARANTEE CLAIMS

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).

This Master Ballot(1) is being sent to you as a broker, dealer, bank, trust company or other nominee (or as their proxy holder or agent) (each, a “Nominee”) to solicit votes of beneficial holders (each, a “Beneficial Holder”) of the Second Lien Notes to accept or reject the Plan.  Please take any action that is required to enable each Beneficial Holder to timely vote its Second Lien Notes Guarantee Claims.  As used herein, the term “Ballot” refers to any ballot executed by a Beneficial Holder.

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

If this Master Ballot is not received by the Debtors’ Voting Agent, KURTZMAN CARSON CONSULTANTS LLC (the “Voting Agent”), on or before the Voting Deadline, any votes transmitted under this Master Ballot will not be counted.  Therefore, you must allow sufficient time to be sure that the Master Ballot is received by the Voting Agent before the Voting Deadline.  Master Ballots will not be accepted by facsimile or other means of electronic transmission.

Nothing contained herein or in the enclosed documents shall render you or any other person an agent of the Debtors or the Voting Agent, or authorize you or any other person to use any document or make any statements on behalf of any of them with respect to the Plan.

You should review the Disclosure Statement and the Plan before you transmit votes.  You or the Beneficial Holder of the Second Lien Notes Guarantee Claims whose vote you are transmitting may wish to seek legal or other professional advice concerning the Plan and the classification of Second Lien Notes Guarantee Claims under the Plan.  The Second Lien Notes Guarantee Claims against the Debtors have been placed in Class 3B under the Plan and are all Claims on account of Reddy Ice Holdings, Inc.’s guarantee of Reddy Ice Corporation’s obligations arising under or in connection with the Indenture, dated as of March 15, 2010, by and among Reddy Ice Corporation, Reddy Ice Holdings, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, under which the following series of notes were issued by Reddy Ice Corporation:

(1)          All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

Series of Note	CUSIP #
13.25% Senior Secured Notes due 2015 (AI)	757344-AE-6
13.25% Senior Secured Notes due 2015	757344-AF-3
13.25% Senior Secured Notes due 2015 (REGS)	U75685-AB-0

Votes to accept or reject the Plan from Beneficial Holders of Second Lien Notes Guarantee Claims will be returned to you on Ballots.  For each completed, executed Ballot returned to you by a Beneficial Holder, you must retain a copy of such Ballot in your files for at least one (1) year from the Voting Deadline.

Prior to completing this Master Ballot, please refer to the instructions attached to this Master Ballot for further explanation on how to complete the Items set forth below.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

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ITEM 1. Certification of Authority to Vote. The undersigned certifies that as of April 3, 2012 (the “Voting Record Date”), the undersigned (please check the appropriate box):

☐                                    Is a broker, dealer, commercial bank, trust company or other nominee for the Beneficial Holders of the aggregate principal amount of Second Lien Notes Guarantee Claims listed in Item 2 below, and is the registered holder of such securities; or

☐                                    Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, dealer, commercial bank, trust company or other nominee that is the registered holder of the aggregate principal amount of Second Lien Notes Guarantee Claims listed in Item 2 below; or

☐                                    Has been granted a proxy (an original of which is attached hereto) from a broker, dealer, commercial bank, trust company or other nominee, or the beneficial owner, that is the registered holder of the aggregate principal amount of Second Lien Notes Guarantee Claims listed in Item 2 below, and accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the Beneficial Holders of the Second Lien Notes Guarantee Claims described in Item 2 below.

ITEM 2. Vote on the Plan.  The undersigned certifies that the following Beneficial Holders of Second Lien Notes Guarantee Claims, as identified by their respective customer account numbers set forth below, were Beneficial Holders of the Second Lien Notes Guarantee Claims on the Voting Record Date and have delivered to the undersigned, as Nominee, properly executed Ballots casting votes on the Plan.  Indicate in the appropriate column the aggregate principal amount voted for each account, or attach such information to this Master Ballot in the form of the following table.  Please note each Beneficial Holder must vote all of its Second Lien Notes Guarantee Claims to accept or reject the Plan and may not split such vote.

Customer Account Number for Each Beneficial Holder of the Second Lien Notes	Principal Amount of the Second Lien Notes Guarantee Claims Voted to ACCEPT or REJECT the Plan in Item 2 of the Ballot
Guarantee Claims	ACCEPT	REJECT
1.	$	$
2.	$	$
3.	$	$
4.	$	$
5.	$	$
6.	$	$
7.	$	$
8.	$	$
9.	$	$
10.	$	$
TOTALS:	$	$

ITEM 3. Certification as to Transcription of Information from Item 4 as to Second Lien Notes Guarantee Claims Voted Through Other Second Lien Notes Guarantee Claims Ballots. The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by Beneficial Holders of Second Lien Notes Guarantee Claims in Item 4 of the Beneficial Holder’s Ballot, identifying any Second Lien Notes Guarantee Claims for which such Beneficial Holders have submitted other Second Lien Notes Guarantee Claims Ballots other than to the undersigned.

YOUR Customer	Transcribe From Item 4 of the Second Lien Notes Guarantee Claims Beneficial Holder Ballot
Account Number for Each Beneficial Owner Which Completed Item 4 of the Second Lien Notes Guarantee Claims Beneficial Holder Ballot	Account Number	Name of Nominee	CUSIP Number of Second Lien Notes Guarantee Claims	Principal Amount of Other Second Lien Notes Guarantee Claims Voted

ITEM 4.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Holdings, Reorganized Reddy Holdings and the Released Parties, which include each of (a) the Company, the Debtors, the Reorganized Company and their Affiliates, (b) the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Holdings (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Holdings, Reddy Holdings’ restructuring, Reddy Holdings Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Holdings or Reorganized Reddy Holdings, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Holdings and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to the Debtors and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of Reddy Holdings, Reorganized Reddy Holdings, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 5. Certification. By signing this Master Ballot, the undersigned certifies that (a) each Beneficial Holder of the Second Lien Notes Guarantee Claims listed in Item 2, above, has been provided with the a copy of the Plan and Disclosure Statement, (b) it is the registered holder of the Second Lien Notes to which this Master Ballot pertains and/or has the full power and authority to vote to accept or reject the Plan; and (c) it accurately transcribed all applicable information from the Class 3B Second Lien Notes Guarantee Claims Ballots received from each Beneficial Owner.  The undersigned also acknowledges that the solicitation of this vote to accept or reject the Plan is subject to all the terms and conditions set forth in the Plan and Disclosure Statement.

[signature page follows]

Name of Nominee:

Participant Number:

Name of Proxy Holder or Agent For Nominee:

Signature:

Print Name:

Title:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

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THIS MASTER BALLOT MUST BE RECEIVED BY THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT THE FOLLOWING ADDRESS BY 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012, OR YOUR CUSTOMERS’ VOTES WILL NOT BE COUNTED:

REDDY ICE HOLDINGS, INC. BALLOT PROCESSING
C/O KURTZMAN CARSON CONSULTANTS LLC
599 LEXINGTON AVENUE, 39TH FLOOR

NEW YORK, NY 10022

TOLL FREE (877) 833-4150

ITN’L CALLERS (917) 281-4800

MASTER BALLOTS RECEIVED BY FACSIMILE OR OTHER ELECTRONIC MEANS WILL NOT BE COUNTED

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE PROCEDURES DESCRIBED HEREIN, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE PLAN AND THE DISCLOSURE STATEMENT OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (877) 833-4150.

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INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

The Debtors are soliciting your customers’ votes on the Plan attached to the Disclosure Statement.  The Master Ballot is to be used by brokers, dealers, banks, trust companies or other nominee (or as their proxy holders or agents) of Beneficial Holders of the Second Lien Notes.  The Master Ballot must summarize votes cast by Beneficial Holders to accept or reject the Plan pursuant to the Ballots.  The Master Ballot does not constitute and shall not be deemed to constitute (a) a proof of claim or (b) an admission by the Debtors of the nature, validity, or amount of any claim.

You must deliver the (i) Ballots, (ii) pre-addressed return envelope addressed to you; (iii) Plan and (iv) Disclosure Statement to each Beneficial Holder for whom you hold Second Lien Notes, and take any action required to enable each such Beneficial Holder to timely vote its Second Lien Notes Guarantee Claims to accept or reject the Plan.  With regard to any Ballots returned to you, you must (1) execute the Master Ballot so as to reflect the votes given to you in the Ballots by the Beneficial Holders for whom you hold Second Lien Notes and (2) forward such Master Ballots to the Voting Agent.

Multiple Master Ballots may be completed and delivered to the Voting Agent.  Votes reflected by multiple Master Ballots will be counted except to the extent that the votes thereon are duplicative of other Master Ballots.  If two or more Master Ballots are inconsistent, the latest Master Ballots received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot.  If more than one Master Ballot is submitted and the later Master Ballot(s) supplements rather than supersedes earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words “Additional Vote” or such other language as you customarily use to indicate an additional vote that is not meant to revoke an earlier vote.

To have the votes of your customers count, you must complete, sign and return this Master Ballot so that it is RECEIVED by the Voting Agent, Kurtzman Carson Consultants LLC, by 5:00 P.M., Prevailing Eastern Time, on May 9, 2012.  Unsigned Master Ballots will not be counted.

To complete the Master Ballot properly, take the following steps:

(a)          Check the appropriate box in Item 1 on the Master Ballot;

(b)         To transmit the votes of Beneficial Holders of Second Lien Notes Guarantee Claims, indicate the votes to accept or reject the Plan in Item 2 of the Master Ballot.  To identify such Beneficial Holders without disclosing their names, please use the customer account number assigned by you to each such Beneficial Holder, or if no such customer account number exists, please assign a number to each account (making sure to retain a separate list of each beneficial owner and the assigned number).  IMPORTANT: EACH BENEFICIAL HOLDER MUST VOTE ALL OF ITS SECOND LIEN NOTES GUARANTEE CLAIMS EITHER TO ACCEPT OR REJECT THE PLAN, AND MAY NOT SPLIT ITS VOTE.  IF ANY BENEFICIAL HOLDER HAS ATTEMPTED TO SPLIT SUCH VOTE,

PLEASE CONTACT THE VOTING AGENT IMMEDIATELY.  Any Ballot or Master Ballot that is signed, dated and timely received, but does not indicate acceptance or rejection of the Plan will not be counted for purposes of voting on the Plan;

(c)          Please note that Item 3 of the Master Ballot requests that you transcribe the information provided by each Beneficial Holder in Item 4 of the Beneficial Holder Ballot relating to other Second Lien Notes Guarantee Claims voted;

(d)         Review the certification in Item 5 of the Master Ballot;

(e)          Sign and date the Master Ballot and provide the remaining information requested;

(f)            If additional space is required to respond to any Item on the Master Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item on the Master Ballot to which you are responding;

(g)         Contact the Voting Agent if you need any additional information; and

(h)         Deliver the completed, executed Master Ballot so as to be received by the Voting Agent before the Voting Deadline.  For each completed, executed Ballot returned to you by a Beneficial Holder, either forward such Ballot (along with your Master Ballot) to the Voting Agent or retain such Ballot in your files for one year from the Voting Deadline.

IF YOU HAVE ANY QUESTIONS REGARDING THE MASTER BALLOT OR THE INSTRUCTIONS ABOVE, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC AT (877) 833-4150.

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BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

BALLOT FOR BENEFICIAL HOLDERS OF
CLASS 3B SECOND LIEN NOTES GUARANTEE CLAIMS(1)

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).(2)  The Disclosure Statement provides information to assist you in deciding how to vote your Ballot.

This Ballot is only to be used if you are, as of April 3, 2012 (the “Voting Record Date”), a beneficial Holder of a Second Lien Notes Guarantee Claim (a “Beneficial Holder” or “Holder”).  Please use this Ballot for voting your Class 3B Second Lien Notes Guarantee Claims to accept or reject the Plan.

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

IN ORDER FOR YOUR VOTE TO COUNT, YOU MUST DELIVER YOUR BALLOT TO YOUR BROKER, BANK, DEALER, AGENT OR OTHER NOMINEE (EACH OF THE FOREGOING, A “NOMINEE”).  PLEASE RETURN YOUR BALLOT TO YOUR NOMINEE WELL BEFORE THE VOTING DEADLINE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT (THE “MASTER BALLOT”) INCLUDING YOUR VOTE TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC (THE “VOTING AGENT”) BY THE VOTING DEADLINE ABOVE.

PLEASE READ AND FOLLOW THE ENCLOSED VOTING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS BALLOT.

IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, IT WILL BIND YOU REGARDLESS OF WHETHER YOU HAVE VOTED.

(1)          The Second Lien Notes Guarantee Claims consist of all Claims on account of Reddy Ice Holdings, Inc.’s guarantee of Reddy Ice Corporation’s obligations arising under or in connection with the Indenture, dated as of March 15, 2010, by and among Reddy Ice Corporation, Reddy Ice Holdings, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, under which the 13.25% Senior Secured Notes due 2015 (CUSIP # 757344-AE-6, 757344-AF-3 or U75685-AB-0) (the “Second Lien Notes”) were issued by Reddy Ice Corporation.

(2)          All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE DEBTORS, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

YOU SHOULD REVIEW THE DISCLOSURE STATEMENT AND THE PLAN BEFORE YOU VOTE.  YOU MAY WISH TO SEEK LEGAL OR OTHER PROFESSIONAL ADVICE CONCERNING THE PLAN, AS WELL AS THE CLASSIFICATION OF YOUR CLAIM.  YOUR SECOND LIEN NOTES GUARANTEE CLAIMS HAVE BEEN PLACED IN CLASS 3B UNDER THE PLAN.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

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ITEM 1. AGGREGATE PRINCIPAL AMOUNT OF CLASS 3B SECOND LIEN NOTES GUARANTEE CLAIMS.  The undersigned certifies that as of the Voting Record Date, the undersigned was the Beneficial Holder of Second Lien Notes Guarantee Claims in the following aggregate unpaid principal amount (for purposes of this Ballot, you should not adjust the principal amount for any accrued or unmatured interest): $                                             .  If your Second Lien Notes are held by a Nominee on your behalf and you do not know the amount of Second Lien Notes held, please contact your Nominee.

ITEM 2. Acceptance or Rejection of Plan. A Holder of Class 3B Second Lien Notes Guarantee Claims in the amount identified in Item 1 above hereby elects to:

☐ ACCEPT the Plan.

☐ REJECT the Plan.

ITEM 3.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Holdings, Reorganized Reddy Holdings and the Released Parties, which include each of (a) the Company, the Debtors, the Reorganized Company and their Affiliates, (b) the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Holdings (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Holdings, Reddy Holdings’ restructuring, Reddy Holdings Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Holdings or Reorganized Reddy Holdings, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Holdings and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to the Debtors and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of Reddy Holdings, Reorganized Reddy Holdings, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 4. Acknowledgements and Certification.  By signing this Ballot, the Holder of the Second Lien Notes Guarantee Claims identified in Item 1 certifies and/or acknowledges that: (i) it is the Beneficial Holder of the Second Lien Notes Guarantee Claims to which this Ballot pertains or is an authorized signatory and has full power and authority to vote to accept or reject the Plan; (ii) it has been provided with a copy of the Plan and the Disclosure Statement, and acknowledges that the votes set forth on this Ballot are subject to all of the terms and conditions set forth in the Plan and the Disclosure Statement; (iii) it has not submitted any other Ballots relating to the Second Lien Notes Guarantee Claims voted herein that are inconsistent with the votes as set forth in this Ballot or if such other Ballots were previously submitted, they either have been or are hereby revoked or changed to reflect the votes set forth herein; and (iv) it is deemed to have consented to the submission of a Master Ballot to the Voting Agent (if applicable); and (v) either (a) this Ballot is the only Ballot submitted by the undersigned for Second Lien Notes Guarantee Claims or (b) in addition to this Ballot, one or more Ballots for Second Lien Notes Guarantee Claims have been submitted as follows (please use additional sheets of paper if necessary):

Account Number of Other Second Lien Notes Guarantee Claims	Name of Registered Holder or Voting Nominee of Other Second Lien Notes Guarantee Claims	CUSIP Number of Other Second Lien Notes Guarantee Claims	Principal Amount of Other Second Lien Notes Guarantee Claims Voted in Other Ballots

[signature page follows]

Name of Claim Holder:

Social Security or Federal Tax I.D. No.:

Signature:

Print Name:

Title:

Relationship to Holder:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

This Ballot shall not constitute or be deemed a proof of claim or an assertion of a claim.

THE VOTING DEADLINE IS 5:00 P.M. PREVAILING EASTERN TIME ON MAY 9, 2012, UNLESS SUCH TIME IS EXTENDED.  PLEASE RETURN YOUR COMPLETED BALLOT TO YOUR NOMINEE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT INCLUDING YOUR VOTE TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, BY THE VOTING DEADLINE.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE INSTRUCTIONS DESCRIBED BELOW, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT AND PLAN OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (877) 833-4150.

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INSTRUCTIONS FOR COMPLETING THE BALLOT

1.             COMPLETE ITEM 1 (if not already completed).

2.             COMPLETE ITEM 2.

3.             COMPLETE ITEM 4.

4.             SIGN THE BALLOT.

5.             RETURN THE ORIGINAL BALLOT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE OR BY OTHER MEANS TO THE ADDRESS LISTED ON THE ENVELOPE (SO THAT IT IS RECEIVED BY THE NOMINEE WELL BEFORE THE VOTING DEADLINE).

6.             YOU MUST SUBMIT YOUR BALLOT TO THE NOMINEE BY MAIL OR OTHER METHOD ACCEPTABLE TO THE NOMINEE.  YOU MUST ALSO ALLOW ENOUGH TIME FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT SO THAT IT IS ACTUALLY RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.  YOU MUST SUBMIT YOUR BALLOT TO THE NOMINEE.  YOU MAY NOT SUBMIT YOUR BALLOT DIRECTLY TO VOTING AGENT.  ANY BALLOT SUBMITTED DIRECTLY TO THE VOTING AGENT WILL NOT BE COUNTED.

7.             YOU MUST VOTE THE FULL AMOUNT OF YOUR CLASS 3B SECOND LIEN NOTES GUARANTEE CLAIMS.  YOU MAY NOT SPLIT YOUR VOTE.  ACCORDINGLY, A BALLOT THAT PARTIALLY REJECTS AND PARTIALLY ACCEPTS THE PLAN WILL NOT BE COUNTED.

8.             IF YOU HOLD SECOND LIEN NOTES IN MULTIPLE CUSIPS YOU MAY RECEIVE MORE THAN ONE BALLOT.  EACH BALLOT WILL BE CODED FOR A DIFFERENT CUSIP.  EACH BALLOT VOTES ONLY YOUR CLAIMS INDICATED ON THAT BALLOT, SO PLEASE COMPLETE AND RETURN EACH BALLOT THAT YOU RECEIVED.

9.             ANY BALLOT RECEIVED THAT: (A) DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, (B) INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, (C) IS ILLEGIBLE, MUTILATED OR INCOMPLETE, (D) IS CAST BY A PERSON OR ENTITY THAT DOES NOT HOLD A CLAIM IN A CLASS THAT IS ENTITLED TO VOTE ON THE PLAN, (E) IS CAST BY A PERSON OR ENTITY THAT IS NOT ENTITLED TO VOTE, OR (F) IS NOT SIGNED, WILL NOT BE COUNTED.

10.          IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DECIDE TO EXTEND THE DEADLINE IN THEIR SOLE DISCRETION.  IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY.  NO

BALLOT SHOULD BE SENT TO THE DEBTORS OR THE DEBTORS’ FINANCIAL ADVISORS.

11.          IF MULTIPLE BALLOTS ARE RECEIVED FROM AN INDIVIDUAL HOLDER WITH RESPECT TO THE SAME CLASS 3B SECOND LIEN NOTES GUARANTEE CLAIM PRIOR TO THE VOTING DEADLINE, THE LAST BALLOT TIMELY RECEIVED WILL SUPERSEDE AND REVOKE ANY PREVIOUSLY RECEIVED BALLOT.

12.          THE BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY PURPOSE OTHER THAN TO VOTE TO ACCEPT OR REJECT THE PLAN AND TO MAKE CERTAIN CERTIFICATIONS WITH RESPECT THERETO.  ACCORDINGLY, AT THIS TIME, CREDITORS SHOULD NOT SURRENDER CERTIFICATES  EVIDENCING THEIR CLAIMS, AND THE DEBTORS WILL NOT ACCEPT DELIVERY OF ANY SUCH CERTIFICATES OR INSTRUMENTS SURRENDERED TOGETHER WITH A BALLOT.

13.          PLEASE BE SURE TO SIGN AND DATE YOUR BALLOT.  IF YOU ARE COMPLETING THE BALLOT ON BEHALF OF AN ENTITY, INDICATE YOUR RELATIONSHIP WITH THAT ENTITY AND THE CAPACITY IN WHICH YOU ARE SIGNING.

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MASTER BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

MASTER BALLOT FOR
CLASS 6B DISCOUNT NOTES CLAIMS

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).

This Master Ballot(1) is being sent to you as a broker, dealer, bank, trust company or other nominee (or as their proxy holder or agent) (each, a “Nominee”) to solicit votes of beneficial holders (each, a “Beneficial Holder”) of the Discount Notes (see below) to accept or reject the Plan.  Claims based on the Discount Notes are included in Class 6B under the Plan. Please take any action that is required to enable each Beneficial Holder to timely vote its Discount Notes Claims.  As used herein, the term “Ballot” refers to any ballot executed by a Beneficial Holder.

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

If this Master Ballot is not received by the Debtors’ Voting Agent, KURTZMAN CARSON CONSULTANTS LLC (the “Voting Agent”), on or before the Voting Deadline, any votes transmitted under this Master Ballot will not be counted.  Therefore, you must allow sufficient time to be sure that the Master Ballot is received by the Voting Agent before the Voting Deadline.  Master Ballots will not be accepted by facsimile or other means of electronic transmission.

Nothing contained herein or in the enclosed documents shall render you or any other person an agent of the Debtors or the Voting Agent, or authorize you or any other person to use any document or make any statements on behalf of any of them with respect to the Plan.

You should review the Disclosure Statement and the Plan before you transmit votes.  You or the Beneficial Holder of the Discount Notes Claims whose vote you are transmitting may wish to seek legal or other professional advice concerning the Plan and the classification of Discount Notes Claims under the Plan.  The Discount Notes Claims against the Debtors have been placed in Class 6B under the Plan and are all Claims against Reddy Ice Holdings, Inc. based on the following series of notes issued by Reddy Ice Holdings, Inc. (the “Discount Notes”):

(1)   All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

Series of Note	CUSIP #
10.50% Senior Discount Notes due 2012	75734R AC 9

Votes to accept or reject the Plan from Beneficial Holders of Discount Notes Claims will be returned to you on Ballots.  For each completed, executed Ballot returned to you by a Beneficial Holder, you must retain a copy of such Ballot in your files for at least one (1) year from the Voting Deadline.

Prior to completing this Master Ballot, please refer to the instructions attached to this Master Ballot for further explanation on how to complete the Items set forth below.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES, DISCOUNT NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

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ITEM 1. Certification of Authority to Vote. The undersigned certifies that as of April 3, 2012 (the “Voting Record Date”), the undersigned (please check the appropriate box):

☐            Is a broker, dealer, commercial bank, trust company or other nominee for the Beneficial Holders of the aggregate principal amount of Discount Notes Claims listed in Item 2 below, and is the registered holder of such securities; or

☐            Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, dealer, commercial bank, trust company or other nominee that is the registered holder of the aggregate principal amount of Discount Notes Claims listed in Item 2 below; or

☐            Has been granted a proxy (an original of which is attached hereto) from a broker, dealer, commercial bank, trust company or other nominee, or the beneficial owner, that is the registered holder of the aggregate principal amount of Discount Notes Claims listed in Item 2 below, and accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the Beneficial Holders of the Discount Notes Claims described in Item 2 below.

ITEM 2. Vote on the Plan.  The undersigned certifies that the following Beneficial Holders of Discount Notes Claims, as identified by their respective customer account numbers set forth below, were Beneficial Holders of the Discount Notes Claims on the Voting Record Date and have delivered to the undersigned, as Nominee, properly executed Ballots casting votes on the Plan.  Indicate in the appropriate column the aggregate principal amount voted for each account, or attach such information to this Master Ballot in the form of the following table.  Please note each Beneficial Holder must vote all of its Discount Notes Claims to accept or reject the Plan and may not split such vote.

Customer Account Number for Each Beneficial Holder of the Discount Notes	Principal Amount of the Discount Notes Claims Voted to ACCEPT or REJECT the Plan in Item 2 of the Ballot
Claims	ACCEPT	REJECT
1.	$	$
2.	$	$
3.	$	$
4.	$	$
5.	$	$
6.	$	$
7.	$	$
8.	$	$
9.	$	$
10.	$	$
TOTALS:	$	$

ITEM 3. Certification as to Transcription of Information from Item 4 as to Discount Notes Claims Voted Through Other Discount Notes Claims Ballots. The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by Beneficial Holders of Discount Notes Claims in Item 4 of the Beneficial Holder’s Ballot, identifying any Discount Notes Claims for which such Beneficial Holders have submitted other Discount Notes Claims Ballots other than to the undersigned.

YOUR Customer	Transcribe From Item 4 of the Discount Notes Claims Beneficial Holder Ballot
Account Number for Each Beneficial Owner Which Completed Item 4 of the Discount Notes Claims Beneficial Holder Ballot	Account Number	Name of Nominee	CUSIP Number of Discount Notes Claims	Principal Amount of Other Discount Notes Claims Voted

ITEM 4.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Holdings, Reorganized Reddy Holdings and the Released Parties, which include each of (a) the Company, the Debtors, the Reorganized Company and their Affiliates, (b)

the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Holdings (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Holdings, Reddy Holdings’ restructuring, Reddy Holdings Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Holdings or Reorganized Reddy Holdings, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Holdings and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to the Debtors and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of Reddy Holdings, Reorganized Reddy Holdings, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 5. Certification. By signing this Master Ballot, the undersigned certifies that (a) each Beneficial Holder of the Discount Notes Claims listed in Item 2, above, has been provided with the a copy of the Plan and Disclosure Statement, (b) it is the registered holder of the Discount Notes to which this Master Ballot pertains and/or has the full power and authority to vote to accept or reject the Plan; and (c) it accurately transcribed all applicable information from the Discount Notes Claims Ballots received from each Beneficial Owner.  The undersigned also acknowledges that the solicitation of this vote to accept or reject the Plan is subject to all the terms and conditions set forth in the Plan and Disclosure Statement.

[signature page follows]

Name of Nominee:

Participant Number:

Name of Proxy Holder or Agent For Nominee:

Signature:

Print Name:

Title:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

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THIS MASTER BALLOT MUST BE RECEIVED BY THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT THE FOLLOWING ADDRESS BY 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012, OR YOUR CUSTOMERS’ VOTES WILL NOT BE COUNTED:

REDDY ICE HOLDINGS, INC. BALLOT PROCESSING
C/O KURTZMAN CARSON CONSULTANTS LLC
599 LEXINGTON AVENUE, 39TH FLOOR

NEW YORK, NY 10022

TOLL FREE (877) 833-4150

ITN’L CALLERS (917) 281-4800

MASTER BALLOTS RECEIVED BY FACSIMILE OR OTHER ELECTRONIC MEANS WILL NOT BE COUNTED

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE PROCEDURES DESCRIBED HEREIN, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE PLAN AND THE DISCLOSURE STATEMENT OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (877) 833-4150.

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INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

The Debtors are soliciting your customers’ votes on the Plan attached to the Disclosure Statement.  The Master Ballot is to be used by brokers, dealers, banks, trust companies or other nominee (or as their proxy holders or agents) of Beneficial Holders of the Discount Notes.  The Master Ballot must summarize votes cast by Beneficial Holders to accept or reject the Plan pursuant to the Ballots.  The Master Ballot does not constitute and shall not be deemed to constitute (a) a proof of claim or (b) an admission by the Debtors of the nature, validity, or amount of any claim.

You must deliver the (i) Ballots, (ii) pre-addressed return envelope addressed to you; (iii) Plan and (iv) Disclosure Statement to each Beneficial Holder for whom you hold Discount Notes, and take any action required to enable each such Beneficial Holder to timely vote its Discount Notes Claims to accept or reject the Plan.  With regard to any Ballots returned to you, you must (1) execute the Master Ballot so as to reflect the votes given to you in the Ballots by the Beneficial Holders for whom you hold Discount Notes and (2) forward such Master Ballots to the Voting Agent.

Multiple Master Ballots may be completed and delivered to the Voting Agent.  Votes reflected by multiple Master Ballots will be counted except to the extent that the votes thereon are duplicative of other Master Ballots.  If two or more Master Ballots are inconsistent, the latest Master Ballots received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot.  If more than one Master Ballot is submitted and the later Master Ballot(s) supplements rather than supersedes earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words “Additional Vote” or such other language as you customarily use to indicate an additional vote that is not meant to revoke an earlier vote.

To have the votes of your customers count, you must complete, sign and return this Master Ballot so that it is RECEIVED by the Voting Agent, Kurtzman Carson Consultants LLC, by 5:00 P.M., Prevailing Eastern Time, on May 9, 2012.  Unsigned Master Ballots will not be counted.

To complete the Master Ballot properly, take the following steps:

(a)   Check the appropriate box in Item 1 on the Master Ballot;

(b)   To transmit the votes of Beneficial Holders of Discount Notes Claims, indicate the votes to accept or reject the Plan in Item 2 of the Master Ballot.  To identify such Beneficial Holders without disclosing their names, please use the customer account number assigned by you to each such Beneficial Holder, or if no such customer account number exists, please assign a number to each account (making sure to retain a separate list of each beneficial owner and the assigned number).  IMPORTANT: EACH BENEFICIAL HOLDER MUST VOTE ALL OF ITS DISCOUNT NOTES CLAIMS EITHER TO ACCEPT OR REJECT THE PLAN, AND MAY NOT SPLIT ITS VOTE.  IF ANY BENEFICIAL HOLDER HAS ATTEMPTED TO SPLIT SUCH VOTE, PLEASE CONTACT THE VOTING AGENT IMMEDIATELY.  Any Ballot or Master Ballot that is signed, dated and timely received, but does not indicate acceptance or rejection of the Plan will not be counted for purposes of voting on the Plan;

(c)   Please note that Item 3 of the Master Ballot requests that you transcribe the information provided by each Beneficial Holder in Item 4 of the Beneficial Holder Ballot relating to other Discount Notes Claims voted;

(d)   Review the certification in Item 5 of the Master Ballot;

(e)   Sign and date the Master Ballot and provide the remaining information requested;

(f)    If additional space is required to respond to any Item on the Master Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item on the Master Ballot to which you are responding;

(g)   Contact the Voting Agent if you need any additional information; and

(h)   Deliver the completed, executed Master Ballot so as to be received by the Voting Agent before the Voting Deadline.  For each completed, executed Ballot returned to you by a Beneficial Holder, either forward such Ballot (along with your Master Ballot) to the Voting Agent or retain such Ballot in your files for one year from the Voting Deadline.

IF YOU HAVE ANY QUESTIONS REGARDING THE MASTER BALLOT OR THE INSTRUCTIONS ABOVE, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC AT (877) 833-4150.

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BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

BALLOT FOR BENEFICIAL HOLDERS OF
CLASS 6B DISCOUNT NOTES CLAIMS

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).(1)  The Disclosure Statement provides information to assist you in deciding how to vote your Ballot.

(1)   All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

This Ballot is only to be used if you are, as of April 3, 2012 (the “Voting Record Date”), a beneficial holder of Discount Notes (defined in footnote 2 below), and thus a beneficial holder of a Discount Notes Claim (a “Beneficial Holder” or “Holder”).  Discount Notes Claims are included in Class 6B under the Plan. Please use this Ballot for voting your Discount Notes Claims to accept or reject the Plan.(2)

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

IN ORDER FOR YOUR VOTE TO COUNT, YOU MUST DELIVER YOUR BALLOT TO YOUR BROKER, BANK, DEALER, AGENT OR OTHER NOMINEE (EACH OF THE FOREGOING, A “NOMINEE”).  PLEASE RETURN YOUR BALLOT TO YOUR NOMINEE WELL BEFORE THE VOTING DEADLINE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT (THE “MASTER BALLOT”) INCLUDING YOUR VOTE TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC (THE “VOTING AGENT”) BY THE VOTING DEADLINE ABOVE.

PLEASE READ AND FOLLOW THE ENCLOSED VOTING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS BALLOT.

IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, IT WILL BIND YOU REGARDLESS OF WHETHER YOU HAVE VOTED.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE DEBTORS, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

YOU SHOULD REVIEW THE DISCLOSURE STATEMENT AND THE PLAN BEFORE YOU VOTE.  YOU MAY WISH TO SEEK LEGAL OR OTHER PROFESSIONAL ADVICE CONCERNING THE PLAN, AS WELL AS THE CLASSIFICATION OF YOUR CLAIM.  YOUR DISCOUNT NOTES CLAIMS HAVE BEEN PLACED IN CLASS 6B UNDER THE PLAN.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES, DISCOUNT NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

(2)   The Discount Notes Claims consist of all Claims against Reddy Ice Holdings, Inc. based on the 10.50% Senior Discount Notes due 2012 (CUSIP # 75734R-AC-9) (the “Discount Notes”), issued by Reddy Ice Holdings, Inc. pursuant to the Indenture between Reddy Ice Holdings, Inc. and U.S. Bank National Association dated as of October 27, 2004

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ITEM 1. AGGREGATE PRINCIPAL AMOUNT OF CLASS 6B CLAIMS.  The undersigned certifies that as of the Voting Record Date, the undersigned was the Beneficial Holder of Discount Notes Claims in the following aggregate unpaid principal amount (for purposes of this Ballot, you should not adjust the principal amount for any accrued or unmatured interest): $                                  .  If your Discount Notes are held by a Nominee on your behalf and you do not know the amount of Discount Notes held, please contact your Nominee.

ITEM 2. Acceptance or Rejection of Plan. A Holder of Discount Notes Claims in the amount identified in Item 1 above hereby elects to:

☐ ACCEPT the Plan.

☐ REJECT the Plan.

ITEM 3.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Holdings, Reorganized Reddy Holdings and the Released Parties, which include each of (a) the Company, the Debtors, the Reorganized Company and their Affiliates, (b) the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Holdings (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Holdings, Reddy Holdings’ restructuring, Reddy Holdings Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Holdings or Reorganized Reddy Holdings, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Holdings and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to the Debtors and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of Reddy Holdings, Reorganized Reddy Holdings, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 4. Acknowledgements and Certification.  By signing this Ballot, the Holder of the Discount Notes Claims identified in Item 1 certifies and/or acknowledges that: (i) it is the Beneficial Holder of the Discount Notes Claims to which this Ballot pertains or is an authorized signatory and has full power and authority to vote to accept or reject the Plan; (ii) it has been provided with a copy of the Plan and the Disclosure Statement, and acknowledges that the votes set forth on this Ballot are subject to all of the terms and conditions set forth in the Plan and the Disclosure Statement; (iii) it has not submitted any other Ballots relating to the Discount Notes Claims voted herein that are inconsistent with the votes as set forth in this Ballot or if such other Ballots were previously submitted, they either have been or are hereby revoked or changed to reflect the votes set forth herein; and (iv) it is deemed to have consented to the submission of a Master Ballot to the Voting Agent (if applicable); and (v) either (a) this Ballot is the only Ballot submitted by the undersigned for Discount Notes Claims or (b) in addition to this Ballot, one or more Ballots for Discount Notes Claims have been submitted as follows (please use additional sheets of paper if necessary):

Account Number of Other Discount Notes Claims	Name of Registered Holder or Voting Nominee of Other Discount Notes Claims	CUSIP Number of Other Discount Notes Claims	Principal Amount of Other Discount Notes Claims Voted in Other Ballots

[signature page follows]

Name of Claim Holder:

Social Security or Federal Tax I.D. No.:

Signature:

Print Name:

Title:

Relationship to Holder:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

This Ballot shall not constitute or be deemed a proof of claim or an assertion of a claim.

THE VOTING DEADLINE IS 5:00 P.M. PREVAILING EASTERN TIME ON MAY 9, 2012, UNLESS SUCH TIME IS EXTENDED.  PLEASE RETURN YOUR COMPLETED BALLOT TO YOUR NOMINEE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT INCLUDING YOUR VOTE TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, BY THE VOTING DEADLINE.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE INSTRUCTIONS DESCRIBED BELOW, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT AND PLAN OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (877) 833-4150.

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INSTRUCTIONS FOR COMPLETING THE BALLOT

1.     COMPLETE ITEM 1 (if not already completed).

2.     COMPLETE ITEM 2.

3.     COMPLETE ITEM 4.

4.     SIGN THE BALLOT.

5.     RETURN THE ORIGINAL BALLOT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE OR BY OTHER MEANS TO THE ADDRESS LISTED ON THE ENVELOPE (SO THAT IT IS RECEIVED BY THE NOMINEE WELL BEFORE THE VOTING DEADLINE).

6.     YOU MUST SUBMIT YOUR BALLOT TO THE NOMINEE BY MAIL OR OTHER METHOD ACCEPTABLE TO THE NOMINEE.  YOU MUST ALSO ALLOW ENOUGH TIME FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT SO THAT IT IS ACTUALLY RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.  YOU MUST SUBMIT YOUR BALLOT TO THE NOMINEE.  YOU MAY NOT SUBMIT YOUR BALLOT DIRECTLY TO VOTING AGENT.  ANY BALLOT SUBMITTED DIRECTLY TO THE VOTING AGENT WILL NOT BE COUNTED.

7.     YOU MUST VOTE THE FULL AMOUNT OF YOUR DISCOUNT NOTES CLAIMS.  YOU MAY NOT SPLIT YOUR VOTE.  ACCORDINGLY, A BALLOT THAT PARTIALLY REJECTS AND PARTIALLY ACCEPTS THE PLAN WILL NOT BE COUNTED.

8.     ANY BALLOT RECEIVED THAT: (A) DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, (B) INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, (C) IS ILLEGIBLE, MUTILATED OR INCOMPLETE, (D) IS CAST BY A PERSON OR ENTITY THAT DOES NOT HOLD A CLAIM IN A CLASS THAT IS ENTITLED TO VOTE ON THE PLAN, (E) IS CAST BY A PERSON OR ENTITY THAT IS NOT ENTITLED TO VOTE, OR (F) IS NOT SIGNED, WILL NOT BE COUNTED.

9.     IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DECIDE TO EXTEND THE DEADLINE IN THEIR SOLE DISCRETION.  IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY.  NO BALLOT SHOULD BE SENT TO THE DEBTORS OR THE DEBTORS’ FINANCIAL ADVISORS.

10.  IF MULTIPLE BALLOTS ARE RECEIVED FROM AN INDIVIDUAL HOLDER WITH RESPECT TO THE SAME DISCOUNT NOTES CLAIM PRIOR TO THE VOTING DEADLINE, THE LAST BALLOT TIMELY RECEIVED WILL SUPERSEDE AND REVOKE ANY PREVIOUSLY RECEIVED BALLOT.

11.  THE BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY PURPOSE OTHER THAN TO VOTE TO ACCEPT OR REJECT THE PLAN AND TO MAKE CERTAIN CERTIFICATIONS WITH RESPECT THERETO.  ACCORDINGLY, AT THIS TIME, CREDITORS SHOULD NOT SURRENDER CERTIFICATES EVIDENCING THEIR CLAIMS, AND THE DEBTORS WILL NOT ACCEPT DELIVERY OF ANY SUCH CERTIFICATES OR INSTRUMENTS SURRENDERED TOGETHER WITH A BALLOT.

12.  PLEASE BE SURE TO SIGN AND DATE YOUR BALLOT.  IF YOU ARE COMPLETING THE BALLOT ON BEHALF OF AN ENTITY, INDICATE YOUR RELATIONSHIP WITH THAT ENTITY AND THE CAPACITY IN WHICH YOU ARE SIGNING.

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MASTER BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

MASTER BALLOT FOR
CLASS 8B REDDY HOLDINGS GENERAL UNSECURED CLAIMS

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).

This Master Ballot(1) is being sent to you as a broker, dealer, bank, trust company or other nominee (or as their proxy holder or agent) (each, a “Nominee”) to solicit votes of beneficial holders (each, a “Beneficial Holder”) of the Second Lien Notes (see below) to vote their Second Lien Notes Guarantee Deficiency Claims to accept or reject the Plan.  Please take any action that is required to enable each Beneficial Holder to timely vote its Second Lien Notes Guarantee Deficiency Claims.  As used herein, the term “Ballot” refers to any ballot executed by a Beneficial Holder.

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

If this Master Ballot is not received by the Debtors’ Voting Agent, KURTZMAN CARSON CONSULTANTS LLC (the “Voting Agent”), on or before the Voting Deadline, any votes transmitted under this Master Ballot will not be counted.  Therefore, you must allow sufficient time to be sure that the Master Ballot is received by the Voting Agent before the Voting Deadline.  Master Ballots will not be accepted by facsimile or other means of electronic transmission.

Nothing contained herein or in the enclosed documents shall render you or any other person an agent of the Debtors or the Voting Agent, or authorize you or any other person to use any document or make any statements on behalf of any of them with respect to the Plan.

You should review the Disclosure Statement and the Plan before you transmit votes.  You or the Beneficial Holder of the Second Lien Notes Guarantee Deficiency Claims whose vote you are transmitting may wish to seek legal or other professional advice concerning the Plan and the classification of Second Lien Notes Guarantee Deficiency Claims under the Plan.  The Second Lien Notes Guarantee Deficiency Claims against the Debtors have been placed in Class 8B under the Plan and relate to Reddy Ice Holdings, Inc.’s guarantee of Reddy Ice Corporation’s obligations arising under or in connection with the Indenture, dated as of March 15, 2010, by and among Reddy Ice Corporation, Reddy Ice Holdings,

(1)                                  All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, under which the following series of notes were issued by Reddy Ice Corporation:

Series of Note	CUSIP #
13.25% Senior Secured Notes due 2015 (AI)	757344-AE-6
13.25% Senior Secured Notes due 2015	757344-AF-3
13.25% Senior Secured Notes due 2015 (REGS)	U75685-AB-0

Please consult the Disclosure Statement and Plan for a more detailed description of the Second Lien Notes Guarantee Deficiency Claims.

Votes to accept or reject the Plan from Beneficial Holders of Second Lien Notes Guarantee Deficiency Claims will be returned to you on Ballots.  For each completed, executed Ballot returned to you by a Beneficial Holder, you must retain a copy of such Ballot in your files for at least one (1) year from the Voting Deadline.

Prior to completing this Master Ballot, please refer to the instructions attached to this Master Ballot for further explanation on how to complete the Items set forth below.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

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ITEM 1. Certification of Authority to Vote. The undersigned certifies that as of April 3, 2012 (the “Voting Record Date”), the undersigned (please check the appropriate box):

☐                                    Is a broker, dealer, commercial bank, trust company or other nominee for the Beneficial Holders of the aggregate principal amount of Second Lien Notes Guarantee Deficiency Claims listed in Item 2 below, and is the registered holder of such securities; or

☐                                    Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, dealer, commercial bank, trust company or other nominee that is the registered holder of the aggregate principal amount of Second Lien Notes Guarantee Deficiency Claims listed in Item 2 below; or

☐                                    Has been granted a proxy (an original of which is attached hereto) from a broker, dealer, commercial bank, trust company or other nominee, or the beneficial owner, that is the registered holder of the aggregate principal amount of Second Lien Notes Guarantee Deficiency Claims listed in Item 2 below, and accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the Beneficial Holders of the Second Lien Notes Guarantee Deficiency Claims described in Item 2 below.

ITEM 2. Vote on the Plan.  The undersigned certifies that the following Beneficial Holders of Second Lien Notes, as identified by their respective customer account numbers set forth below, were Beneficial Holders of the Second Lien Notes Guarantee Deficiency Claims on the Voting Record Date and have delivered to the undersigned, as Nominee, properly executed Ballots casting votes on the Plan.  Indicate in the appropriate column the aggregate principal amount voted for each account, or attach such information to this Master Ballot in the form of the following table.  Please note each Beneficial Holder must vote all of its Second Lien Notes Guarantee Deficiency Claims to accept or reject the Plan and may not split such vote.

Customer Account Number for Each Beneficial Holder of the Second Lien Notes Guarantee Deficiency	Principal Amount of the Second Lien Notes Guarantee Deficiency Claims Voted to ACCEPT or REJECT the Plan in Item 2 of the Ballot
Claims	ACCEPT	REJECT
1.	$	$
2.	$	$
3.	$	$
4.	$	$
5.	$	$
6.	$	$
7.	$	$
8.	$	$
9.	$	$
10.	$	$
TOTALS:	$	$

ITEM 3. Certification as to Transcription of Information from Item 4 as to Second Lien Notes Guarantee Deficiency Claims Voted Through Other Second Lien Notes Guarantee Deficiency Claims Ballots. The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by Beneficial Holders of Second Lien Notes Guarantee Deficiency Claims in Item 4 of the Beneficial Holder’s Ballot, identifying any Second Lien Notes Guarantee Deficiency Claims for which such Beneficial Holders have submitted other Second Lien Notes Guarantee Deficiency Claims Ballots other than to the undersigned.

YOUR Customer	Transcribe From Item 4 of the Second Lien Notes Guarantee Deficiency Claims Beneficial Holder Ballot
Account Number for Each Beneficial Owner Which Completed Item 4 of the Second Lien Notes Guarantee Deficiency Claims Beneficial Holder Ballot	Account Number	Name of Nominee	CUSIP Number of Second Lien Notes Guarantee Deficiency Claims	Principal Amount of Other Second Lien Notes Guarantee Deficiency Claims Voted

ITEM 4.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Holdings, Reorganized Reddy Holdings and the Released Parties, which include each of (a) the Company, the Debtors, the Reorganized Company and their Affiliates, (b) the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Holdings (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Holdings, Reddy Holdings’ restructuring, Reddy Holdings Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Holdings or Reorganized Reddy Holdings, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Holdings and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to the Debtors and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of Reddy Holdings, Reorganized Reddy Holdings, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 5. Certification. By signing this Master Ballot, the undersigned certifies that (a) each Beneficial Holder of the Second Lien Notes Guarantee Deficiency Claims listed in Item 2, above, has been provided with a copy of the Plan and Disclosure Statement, (b) it is the registered holder of the Second Lien Notes to which this Master Ballot pertains and/or has the full power and authority to vote to accept or reject the Plan; and (c) it accurately transcribed all applicable information from the Second Lien Notes Guarantee Deficiency Claims Ballots received from each Beneficial Owner.  The undersigned also acknowledges that the solicitation of this vote to accept or reject the Plan is subject to all the terms and conditions set forth in the Plan and Disclosure Statement.

[signature page follows]

Name of Nominee:

Participant Number:

Name of Proxy Holder or Agent For Nominee:

Signature:

Print Name:

Title:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

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THIS MASTER BALLOT MUST BE RECEIVED BY THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT THE FOLLOWING ADDRESS BY 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012, OR YOUR CUSTOMERS’ VOTES WILL NOT BE COUNTED:

REDDY ICE HOLDINGS, INC. BALLOT PROCESSING
C/O KURTZMAN CARSON CONSULTANTS LLC
599 LEXINGTON AVENUE, 39TH FLOOR

NEW YORK, NY 10022

TOLL FREE (877) 833-4150

ITN’L CALLERS (917) 281-4800

MASTER BALLOTS RECEIVED BY FACSIMILE OR OTHER ELECTRONIC MEANS WILL NOT BE COUNTED

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE PROCEDURES DESCRIBED HEREIN, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE PLAN AND THE DISCLOSURE STATEMENT OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (877) 833-4150.

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INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

The Debtors are soliciting your customers’ votes on the Plan attached to the Disclosure Statement.  The Master Ballot is to be used by brokers, dealers, banks, trust companies or other nominee (or as their proxy holders or agents) of Beneficial Holders of the Second Lien Notes.  The Master Ballot must summarize votes cast by Beneficial Holders to accept or reject the Plan pursuant to the Ballots.  The Master Ballot does not constitute and shall not be deemed to constitute (a) a proof of claim or (b) an admission by the Debtors of the nature, validity, or amount of any claim.

You must deliver the (i) Ballots, (ii) pre-addressed return envelope addressed to you; (iii) Plan and (iv) Disclosure Statement to each Beneficial Holder for whom you hold Second Lien Notes, and take any action required to enable each such Beneficial Holder to timely vote its Second Lien Notes Guarantee Deficiency Claims to accept or reject the Plan.  With regard to any Ballots returned to you, you must (1) execute the Master Ballot so as to reflect the votes given to you in the Ballots by the Beneficial Holders for whom you hold Second Lien Notes and (2) forward such Master Ballots to the Voting Agent.

Multiple Master Ballots may be completed and delivered to the Voting Agent.  Votes reflected by multiple Master Ballots will be counted except to the extent that the votes thereon are duplicative of other Master Ballots.  If two or more Master Ballots are inconsistent, the latest Master Ballots received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot.  If more than one Master Ballot is submitted and the later Master Ballot(s) supplements rather than supersedes earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words “Additional Vote” or such other language as you customarily use to indicate an additional vote that is not meant to revoke an earlier vote.

To have the votes of your customers count, you must complete, sign and return this Master Ballot so that it is RECEIVED by the Voting Agent, Kurtzman Carson Consultants LLC, by 5:00 P.M., Prevailing Eastern Time, on May 9, 2012.  Unsigned Master Ballots will not be counted.

To complete the Master Ballot properly, take the following steps:

(a)          Check the appropriate box in Item 1 on the Master Ballot;

(b)         To transmit the votes of Beneficial Holders of Second Lien Notes Guarantee Deficiency Claims, indicate the votes to accept or reject the Plan in Item 2 of the Master Ballot.  To identify such Beneficial Holders without disclosing their names, please use the customer account number assigned by you to each such Beneficial Holder, or if no such customer account number exists, please assign a number to each account (making sure to retain a separate list of each beneficial owner and the assigned number).  IMPORTANT: EACH BENEFICIAL HOLDER MUST VOTE ALL OF ITS SECOND LIEN NOTES GUARANTEE DEFICIENCY CLAIMS EITHER TO ACCEPT OR REJECT THE PLAN, AND MAY NOT SPLIT ITS VOTE.  IF ANY BENEFICIAL HOLDER HAS ATTEMPTED TO SPLIT SUCH VOTE, PLEASE CONTACT THE VOTING AGENT IMMEDIATELY.  Any Ballot or Master Ballot that is signed, dated and timely received, but does not indicate acceptance or rejection of the Plan will not be counted for purposes of voting on the Plan;

(c)          Please note that Item 3 of the Master Ballot requests that you transcribe the information provided by each Beneficial Holder in Item 4 of the Beneficial Holder Ballot relating to other Second Lien Notes Guarantee Deficiency Claims voted;

(d)         Review the certification in Item 5 of the Master Ballot;

(e)          Sign and date the Master Ballot and provide the remaining information requested;

(f)            If additional space is required to respond to any Item on the Master Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item on the Master Ballot to which you are responding;

(g)         Contact the Voting Agent if you need any additional information; and

(h)         Deliver the completed, executed Master Ballot so as to be received by the Voting Agent before the Voting Deadline.  For each completed, executed Ballot returned to you by a Beneficial Holder, either forward such Ballot (along with your Master Ballot) to the Voting Agent or retain such Ballot in your files for one year from the Voting Deadline.

IF YOU HAVE ANY QUESTIONS REGARDING THE MASTER BALLOT OR THE INSTRUCTIONS ABOVE, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC AT (877) 833-4150.

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BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

BALLOT FOR BENEFICIAL HOLDERS OF
CLASS 8B REDDY HOLDINGS GENERAL UNSECURED CLAIMS

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).(1)  The Disclosure Statement provides information to assist you in deciding how to vote your Ballot.

(1)          All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

This Ballot is only to be used if you are, as of April 3, 2012 (the “Voting Record Date”), a beneficial Holder of Second Lien Notes (defined in footnote 2 below), and thus a beneficial Holder of a Second Lien Notes Guarantee Deficiency Claim (a “Beneficial Holder” or “Holder”).  The Second Lien Notes Guarantee Deficiency Claims are included in Class 8B (Reddy Holdings General Unsecured Claims) under the Plan.  Please use this Ballot for voting your Second Lien Notes Guarantee Deficiency Claims to accept or reject the Plan.(2)

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

IN ORDER FOR YOUR VOTE TO COUNT, YOU MUST DELIVER YOUR BALLOT TO YOUR BROKER, BANK, DEALER, AGENT OR OTHER NOMINEE (EACH OF THE FOREGOING, A “NOMINEE”).  PLEASE RETURN YOUR BALLOT TO YOUR NOMINEE WELL BEFORE THE VOTING DEADLINE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT (THE “MASTER BALLOT”) INCLUDING YOUR VOTE TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC (THE “VOTING AGENT”) BY THE VOTING DEADLINE ABOVE.

PLEASE READ AND FOLLOW THE ENCLOSED VOTING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS BALLOT.

IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, IT WILL BIND YOU REGARDLESS OF WHETHER YOU HAVE VOTED.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE DEBTORS, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

YOU SHOULD REVIEW THE DISCLOSURE STATEMENT AND THE PLAN BEFORE YOU VOTE.  YOU MAY WISH TO SEEK LEGAL OR OTHER PROFESSIONAL ADVICE CONCERNING THE PLAN, AS WELL AS THE CLASSIFICATION OF YOUR CLAIM.  YOUR SECOND LIEN NOTES GUARANTEE DEFICIENCY CLAIMS HAVE BEEN PLACED IN CLASS 8B UNDER THE PLAN.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE

(2)          The Second Lien Notes Guarantee Deficiency Claims consist of Claims on account of Reddy Ice Holdings, Inc.’s guarantee of Reddy Ice Corporation’s obligations arising under or in connection with the Indenture, dated as of March 15, 2010, by and among Reddy Ice Corporation, Reddy Ice Holdings, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, under which the 13.25% Senior Secured Notes due 2015 (CUSIP # 757344-AE-6, 757344-AF-3 or U75685-AB-0) (the “Second Lien Notes”) that exceed the recovery to the holders of the Second Lien Notes Guarantee Claims, which deficiency is estimated to be between $125.8 and $75.3 million.  For purposes of voting on the Plan, the Debtors and the Ad Hoc Noteholder Group have agreed that the Second Lien Notes Guarantee Deficiency Claim shall be $75.3 million in the aggregate.

TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

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ITEM 1. AGGREGATE PRINCIPAL AMOUNT OF CLASS 8B CLAIMS.  The undersigned certifies that as of the Voting Record Date, the undersigned was the Beneficial Holder of Second Lien Notes Guarantee Deficiency Claims in the following aggregate unpaid principal amount (for purposes of this Ballot, you should not adjust the principal amount for any accrued or unmatured interest): $                                             .  If your Second Lien Notes are held by a Nominee on your behalf and you do not know the amount of Second Lien Notes held, please contact your Nominee.

ITEM 2. Acceptance or Rejection of Plan. A Holder of Second Lien Notes Guarantee Deficiency Claims in the amount identified in Item 1 above hereby elects to:

☐ ACCEPT the Plan.

☐ REJECT the Plan.

ITEM 3.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Holdings, Reorganized Reddy Holdings and the Released Parties, which include each of (a) the Company, the Debtors, the Reorganized Company and their Affiliates, (b) the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Holdings (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Holdings, Reddy Holdings’ restructuring, Reddy Holdings Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Holdings or Reorganized Reddy Holdings, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Holdings and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to the Debtors and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of Reddy Holdings, Reorganized Reddy Holdings, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 4. Acknowledgements and Certification.  By signing this Ballot, the Holder of the Second Lien Notes Guarantee Deficiency Claims identified in Item 1 certifies and/or acknowledges that: (i) it is the Beneficial Holder of the Second Lien Notes Guarantee Deficiency Claims to which this Ballot pertains or is an authorized signatory and has full power and authority to vote to accept or reject the Plan; (ii) it has been provided with a copy of the Plan and the Disclosure Statement, and acknowledges that the votes set forth on this Ballot are subject to all of the terms and conditions set forth in the Plan and the Disclosure Statement; (iii) it has not submitted any other Ballots relating to the Second Lien Notes Guarantee Deficiency Claims voted herein that are inconsistent with the votes as set forth in this Ballot or if such other Ballots were previously submitted, they either have been or are hereby revoked or changed to reflect the votes set forth herein; and (iv) it is deemed to have consented to the submission of a Master Ballot to the Voting Agent (if applicable); and (v) either (a) this Ballot is the only Ballot submitted by the undersigned for Second Lien Notes Guarantee Deficiency Claims or (b) in addition to this Ballot, one or more Ballots for Second Lien Notes Guarantee Deficiency Claims have been submitted as follows (please use additional sheets of paper if necessary):

Account Number of Other Second Lien Notes Guarantee Deficiency Claims	Name of Registered Holder or Voting Nominee of Other Second Lien Notes Guarantee Deficiency Claims	CUSIP Number of Other Second Lien Notes Guarantee Deficiency Claims	Principal Amount of Other Second Lien Notes Guarantee Deficiency Claims Voted in Other Ballots

[signature page follows]

Name of Claim Holder:

Social Security or Federal Tax I.D. No.:

Signature:

Print Name:

Title:

Relationship to Holder:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

This Ballot shall not constitute or be deemed a proof of claim or an assertion of a claim.

THE VOTING DEADLINE IS 5:00 P.M. PREVAILING EASTERN TIME ON MAY 9, 2012, UNLESS SUCH TIME IS EXTENDED.  PLEASE RETURN YOUR COMPLETED BALLOT TO YOUR NOMINEE IN ORDER TO ALLOW SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT INCLUDING YOUR VOTE TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, BY THE VOTING DEADLINE.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE INSTRUCTIONS DESCRIBED BELOW, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT AND PLAN OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (877) 833-4150.

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INSTRUCTIONS FOR COMPLETING THE BALLOT

1.              COMPLETE ITEM 1 (if not already completed).

2.              COMPLETE ITEM 2.

3.              COMPLETE ITEM 4.

4.              SIGN THE BALLOT.

5.              RETURN THE ORIGINAL BALLOT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE OR BY OTHER MEANS TO THE ADDRESS LISTED ON THE ENVELOPE (SO THAT IT IS RECEIVED BY THE NOMINEE WELL BEFORE THE VOTING DEADLINE).

6.              YOU MUST SUBMIT YOUR BALLOT TO THE NOMINEE BY MAIL OR OTHER METHOD ACCEPTABLE TO THE NOMINEE.  YOU MUST ALSO ALLOW ENOUGH TIME FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT SO THAT IT IS ACTUALLY RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.  YOU MUST SUBMIT YOUR BALLOT TO THE NOMINEE.  YOU MAY NOT SUBMIT YOUR BALLOT DIRECTLY TO VOTING AGENT.  ANY BALLOT SUBMITTED DIRECTLY TO THE VOTING AGENT WILL NOT BE COUNTED.

7.              YOU MUST VOTE THE FULL AMOUNT OF YOUR CLASS 8B SECOND LIEN NOTES GUARANTEE DEFICIENCY CLAIMS.  YOU MAY NOT SPLIT YOUR VOTE.  ACCORDINGLY, A BALLOT THAT PARTIALLY REJECTS AND PARTIALLY ACCEPTS THE PLAN WILL NOT BE COUNTED.

8.              IF YOU HOLD SECOND LIEN NOTES IN MULTIPLE CUSIPS YOU MAY RECEIVE MORE THAN ONE BALLOT.  EACH BALLOT WILL BE CODED FOR A DIFFERENT CUSIP.  EACH BALLOT VOTES ONLY YOUR CLAIMS INDICATED ON THAT BALLOT, SO PLEASE COMPLETE AND RETURN EACH BALLOT THAT YOU RECEIVED.

9.              ANY BALLOT RECEIVED THAT: (A) DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, (B) INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, (C) IS ILLEGIBLE, MUTILATED OR INCOMPLETE, (D) IS CAST BY A PERSON OR ENTITY THAT DOES NOT HOLD A CLAIM IN A CLASS THAT IS ENTITLED TO VOTE ON THE PLAN, (E) IS CAST BY A PERSON OR ENTITY THAT IS NOT ENTITLED TO VOTE, OR (F) IS NOT SIGNED, WILL NOT BE COUNTED.

10.       IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DECIDE TO EXTEND THE DEADLINE IN THEIR SOLE DISCRETION.  IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY.  NO BALLOT SHOULD BE SENT TO THE DEBTORS OR THE DEBTORS’ FINANCIAL ADVISORS.

11.       IF MULTIPLE BALLOTS ARE RECEIVED FROM AN INDIVIDUAL HOLDER WITH RESPECT TO THE SAME SECOND LIEN NOTES GUARANTEE DEFICIENCY CLAIM PRIOR TO THE VOTING DEADLINE, THE LAST BALLOT TIMELY RECEIVED WILL SUPERSEDE AND REVOKE ANY PREVIOUSLY RECEIVED BALLOT.

12.       THE BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY PURPOSE OTHER THAN TO VOTE TO ACCEPT OR REJECT THE PLAN AND TO MAKE CERTAIN CERTIFICATIONS WITH RESPECT THERETO.  ACCORDINGLY, AT THIS TIME, CREDITORS SHOULD NOT SURRENDER CERTIFICATES EVIDENCING THEIR CLAIMS, AND THE DEBTORS WILL NOT ACCEPT DELIVERY OF ANY SUCH CERTIFICATES OR INSTRUMENTS SURRENDERED TOGETHER WITH A BALLOT.

13.       PLEASE BE SURE TO SIGN AND DATE YOUR BALLOT.  IF YOU ARE COMPLETING THE BALLOT ON BEHALF OF AN ENTITY, INDICATE YOUR RELATIONSHIP WITH THAT ENTITY AND THE CAPACITY IN WHICH YOU ARE SIGNING.

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BALLOT FOR ACCEPTING OR REJECTING
JOINT PLAN OF REORGANIZATION OF REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

BALLOT FOR HOLDERS OF
CLASS 8B REDDY HOLDINGS GENERAL UNSECURED CLAIMS

Reddy Ice Holdings, Inc., a Delaware corporation, and Reddy Ice Corporation, a Nevada corporation (collectively, the “Debtors”), are soliciting votes with respect to the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”). The Plan is being submitted to you in conjunction with the related Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization (the “Disclosure Statement”).(1)  The Disclosure Statement provides information to assist you in deciding how to vote your Ballot.

This Ballot is being sent to Persons who are, as of April 3, 2012 (the “Voting Record Date”), holders (a “Holder”) of Reddy Holdings General Unsecured Claims (“Holdings Unsecured Claim”).(2)  Please use this Ballot for voting your Holdings Unsecured Claims to accept or reject the Plan.

VOTING DEADLINE: 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012.

IN ORDER FOR YOUR VOTE TO COUNT, PLEASE RETURN YOUR BALLOT TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC (THE “VOTING AGENT”), BY THE VOTING DEADLINE ABOVE, TO THE FOLLOWING ADDRESS:

REDDY ICE BALLOT PROCESSING CENTER
C/O KURTZMAN CARSON CONSULTANTS LLC
2335 ALASKA AVENUE
EL SEGUNDO, CA 90245

PLEASE READ AND FOLLOW THE ENCLOSED VOTING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS BALLOT.

IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, IT WILL BIND YOU REGARDLESS OF WHETHER YOU HAVE VOTED.

(1)	All capitalized terms used but not defined herein shall have the meaning assigned to them in the Disclosure Statement or the Plan, as applicable.

(2)

A Holdings Unsecured Claim is any Unsecured Claim against Reddy Holdings, including, but not limited to, a Second Lien Notes Guarantee Deficiency Claim, unless such Claim is: (a) an Administrative Claim, (b) a Priority Tax Claim, (c) a Reddy Holdings Priority Claim, (d) a Claim for Accrued Professional Compensation, (e) a Discount Notes Claim, (f) a Reddy Holdings Unsecured Ongoing Business Operations Claim, or (g) a Reddy Holdings Subordinated 510(b) Claim.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE DEBTORS, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

YOU SHOULD REVIEW THE DISCLOSURE STATEMENT AND THE PLAN BEFORE YOU VOTE.  YOU MAY WISH TO SEEK LEGAL OR OTHER PROFESSIONAL ADVICE CONCERNING THE PLAN, AS WELL AS THE CLASSIFICATION OF YOUR CLAIM.  YOUR HOLDINGS UNSECURED CLAIMS HAVE BEEN PLACED IN CLASS 8B UNDER THE PLAN.

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION HAVE ENTERED INTO PLAN SUPPORT AGREEMENTS IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND RECOMMEND THAT THE HOLDERS OF FIRST LIEN NOTES, SECOND LIEN NOTES AND THE OTHER UNSECURED CREDITORS OF REDDY ICE HOLDINGS, INC. ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

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ITEM 1. AGGREGATE PRINCIPAL AMOUNT OF CLASS 8B REDDY HOLDINGS GENERAL UNSECURED CLAIMS.  The undersigned certifies that as of the Voting Record Date, the undersigned was the Holder of Holdings Unsecured Claims in the following aggregate unpaid principal amount (for purposes of this Ballot, you should not adjust the principal amount for any accrued or unmatured interest): $                                             .

ITEM 2. Acceptance or Rejection of Plan. A Holder of Holdings Unsecured Claims in the amount identified in Item 1 above hereby elects to:

☐ ACCEPT the Plan.

☐ REJECT the Plan.

ITEM 3.  Releases Pursuant To Plan.  The undersigned hereby acknowledges that pursuant to Article IX of the Plan, as of the Effective Date, in exchange for their rights and distributions under the Plan, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Holdings, Reorganized Reddy Holdings and the Released Parties, which include each of (a) the Company, the Debtors, the Reorganized Company and their Affiliates, (b) the current and former directors and officers of the Company, (c) each member of the Ad Hoc Noteholder Group, (d) each member of the Ad Hoc Discount Noteholder Group, (e) the Sponsor, (f) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement, and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Holdings (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Holdings, Reddy Holdings’ restructuring, Reddy Holdings Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Holdings or Reorganized Reddy Holdings, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Holdings and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to the Debtors and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of Reddy Holdings, Reorganized Reddy Holdings, or a Released Party that constitutes willful misconduct or gross negligence.

ITEM 4. Acknowledgements and Certification.  By signing this Ballot, the Holder of the Holdings Unsecured Claims identified in Item 1 certifies and/or acknowledges that: (i) it is the Holder of the Holdings Unsecured Claims to which this Ballot pertains or is an authorized signatory and has full power and authority to vote to accept or reject the Plan; (ii) it has been provided with a copy of the Plan and the Disclosure Statement, and acknowledges that the votes set forth on this Ballot are subject to all of the terms and conditions set forth in the Plan and the Disclosure Statement; (iii) it has not submitted any other Ballots relating to the Holdings Unsecured Claims voted herein that are inconsistent with the votes as set forth in this Ballot or if such other Ballots were previously submitted, they either have been or are hereby revoked or changed to reflect the votes set forth herein; and (iv) this Ballot is the only Ballot submitted by the undersigned for Holdings Unsecured.

[signature page follows]

Name of Claim Holder:

Social Security or Federal Tax I.D. No.:

Signature:

Print Name:

Title:

Relationship to Holder:

Street Address:

City, State and Zip Code:

Email Address:

Telephone Number:

Date Completed:

This Ballot shall not constitute or be deemed a proof of claim or an assertion of a claim.

THE VOTING DEADLINE IS 5:00 P.M. PREVAILING EASTERN TIME ON MAY 9, 2012, UNLESS SUCH TIME IS EXTENDED.  PLEASE RETURN YOUR COMPLETED BALLOT TO THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, BY THE VOTING DEADLINE.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE INSTRUCTIONS DESCRIBED BELOW, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT AND PLAN OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, TOLL FREE AT (888) 251-2679 OR, FOR ITN’L CALLERS, (310) 751-2609.

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INSTRUCTIONS FOR COMPLETING THE BALLOT

1.              COMPLETE ITEM 1 (if not already completed).

2.              COMPLETE ITEM 2.

3.              COMPLETE ITEM 4.

4.              SIGN THE BALLOT.

5.              RETURN THE ORIGINAL BALLOT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE OR BY OTHER MEANS TO THE ADDRESS LISTED ON THE ENVELOPE.  THAT ADDRESS IS LISTED AT THE BOTTOM OF THESE INSTRUCTIONS FOR YOUR CONVENIENCE.

6.              YOU MUST SUBMIT SO THAT IT IS ACTUALLY RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

7.              YOU MUST VOTE THE FULL AMOUNT OF YOUR CLASS 8B CLAIMS.  YOU MAY NOT SPLIT YOUR VOTE.  ACCORDINGLY, A BALLOT THAT PARTIALLY REJECTS AND PARTIALLY ACCEPTS THE PLAN WILL NOT BE COUNTED.

8.              ANY BALLOT RECEIVED THAT: (A) DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, (B) INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, (C) IS ILLEGIBLE, MUTILATED OR INCOMPLETE, (D) IS CAST BY A PERSON OR ENTITY THAT DOES NOT HOLD A CLAIM IN A CLASS THAT IS ENTITLED TO VOTE ON THE PLAN, (E) IS CAST BY A PERSON OR ENTITY THAT IS NOT ENTITLED TO VOTE, OR (F) IS NOT SIGNED, WILL NOT BE COUNTED.

9.              IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DECIDE TO EXTEND THE DEADLINE IN THEIR SOLE DISCRETION.  IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY.  NO BALLOT SHOULD BE SENT TO THE DEBTORS OR THE DEBTORS’ FINANCIAL ADVISORS.

10.       IF MULTIPLE BALLOTS ARE RECEIVED FROM AN INDIVIDUAL HOLDER WITH RESPECT TO THE SAME CLASS 8B CLAIM PRIOR TO THE VOTING DEADLINE, THE LAST BALLOT TIMELY RECEIVED WILL SUPERSEDE AND REVOKE ANY PREVIOUSLY RECEIVED BALLOT.

11.       THE BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY PURPOSE OTHER THAN TO VOTE TO ACCEPT OR REJECT THE PLAN AND TO MAKE CERTAIN CERTIFICATIONS WITH RESPECT THERETO.

12.       PLEASE BE SURE TO SIGN AND DATE YOUR BALLOT.  IF YOU ARE COMPLETING THE BALLOT ON BEHALF OF AN ENTITY, INDICATE YOUR

RELATIONSHIP WITH THAT ENTITY AND THE CAPACITY IN WHICH YOU ARE SIGNING.

THE BALLOT MUST BE RECEIVED BY THE VOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT THE FOLLOWING ADDRESS BY 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 9, 2012, OR YOUR VOTE WILL NOT BE COUNTED:

REDDY ICE BALLOT PROCESSING CENTER
C/O KURTZMAN CARSON CONSULTANTS LLC
2335 ALASKA AVENUE
EL SEGUNDO, CA 90245

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APPENDIX C

PROJECTIONS

(Dollars in millions)

	2011A	2012F(1)	2013F	2014F	2015F	2016F
Revenue	$328.5	$341.0	$347.6	$359.7	$372.2	$385.3

COGS	229.1	228.2	226.0	232.2	239.1	247.9

Gross Profit	99.4	112.8	121.6	127.5	133.1	137.4
Gross Profit Margin	30.3%	33.1%	35.0%	35.4%	35.8%	35.7%

SG&A	57.2	57.2	55.8	57.5	59.2	61.0

Adjusted EBITDA(2)	$44.5	$57.2	$66.4	$70.7	$74.6	$77.1
Adjusted EBITDA Margin	13.5%	16.8%	19.1%	19.7%	20.0%	20.0%

Capital Expenditures, net	$12.9	$10.7	$11.4	$11.3	$11.7	$12.7
Change in Working Capital(3)	$0.9	$0.5	$(1.0)	$0.2	$0.2	$0.2

(1) Includes preliminary unaudited actual results through February 2012.

(2) Excludes non-cash stock based compensation.

(3) Working capital is comprised of accounts receivable, inventory, accounts payable, and other accrued expenses (excluding accrued interest).  Positive values represent an increase in net working capital.

Notes to Financial Projections

A.                                    Accounting Policies

The Financial Projections have been prepared using accounting policies that are consistent with those applied in the Company’s historical financial statements.

The Financial Projections do not reflect the impact of fresh start reporting.

B.                                    Summary of Significant Assumptions

The Company prepared the Financial Projections for each of the five years ending December 31, 2012 through 2016. The Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Company, the overall performance of the industry in which Reddy Ice operates, general business and economic conditions and other matters, most of which are beyond the control of the Company. Therefore, although the Financial Projections are necessarily presented with numerical specificity, the actual results achieved during the projection period will vary from the projected results. These variations may be material. Although the Company believes that the assumptions underlying the Financial Projections, when considered on an overall basis, are reasonable in light of current circumstances, no representation can be or is being made with respect to the accuracy of the Financial Projections or the ability of Reddy Ice to achieve its Financial Projections. In deciding whether to vote to accept or reject the Plan, claimants must make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections.

Additional information relating to the principal assumptions used in preparing the Financial Projections is set forth below:

•                                          General Market Conditions

The Financial Projections take into account the current market environment in which Reddy Ice competes, including many economic and financial forces that are beyond the control of Reddy Ice and management. Economic growth or slowdowns on a national or regional basis may impact Reddy Ice’s performance.  More specifically, Reddy Ice’s future financial performance will be correlated to domestic employment levels, material costs (e.g., resin) and the fuel prices. In general, the Financial Projections assume that economic conditions will improve over the pendency of the projection period.

•                                          Methodology

The Financial Projections were prepared based on several key assumptions as discussed below.

•                                          Total Revenues

Total sales are expected to increase by approximately 3.8%, 1.9%, 3.5%, 3.5% and 3.5% in 2012, 2013, 2014, 2015 and 2016, respectively. Fluctuations in total revenues are a result of anticipated volume growth and pricing increases, primarily attributable to an anticipated improvement in economic conditions.

•                                          Gross Margin

Gross margin as a percentage of total revenue is projected to be approximately 33.1%, 35.0%, 35.4%, 35.8% and 35.7% in 2012, 2013, 2014, 2015 and 2016, respectively. The key components of cost of goods sold are labor and benefits, plastic bags, utilities (primarily electricity) and delivery costs (e.g. fuel, vehicle leases, independent third party distribution services).  The projected improvements in gross margin are expected to result from improved operating efficiencies as volume sales increase, increased pricing, ongoing cost reduction initiatives, and the run-off of operating leases related to automated palletizing equipment.

•                                          Adjusted EBITDA Margin

Adjusted EBITDA margin as a percentage of total revenues is projected to be approximately 16.8%, 19.1%, 19.7%, 20.0% and 20.0% in 2012, 2013, 2014, 2015 and 2016, respectively. The projected improvements in EBITDA margin are expected to result from the factors noted in the “Gross Margin” discussion above and increased operating leverage as Reddy Ice’s total revenues increase.

•                                          Net Capital Expenditures

Net capital expenditures for the projection period are based on Reddy Ice’s capital spending budget.  Net capital expenditures are projected to be approximately $10.7 million, $11.4 million, $11.3 million, $11.7 million, and $12.7 million in 2012, 2013, 2014, 2015 and 2016, respectively.

•                                          Working Capital

Working capital is comprised of accounts receivable, inventory, accounts payable, and other accrued expenses (excluding accrued interest). The change in working capital is projected to be relatively constant over the projection period. Positive values as displayed in the preceding table represent an increase in net working capital.

Holders of Claims against and Interests in the Debtors are advised, however, that the Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles.

The prospective financial information included in this Disclosure Statement has been prepared by, and is the responsibility of, our management. We and our management believe that the prospective financial information included in this Appendix C to the Disclosure Statement has been prepared on a reasonable basis, reflecting the best estimates and judgments, and represent, to the best of management’s knowledge and opinion, our expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the prospective financial information contained in this Appendix C to the Disclosure Statement and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance on such information or its achievability. PricewaterhouseCoopers LLP assumes no responsibility for and denies any association with the prospective financial information.

The PricewaterhouseCoopers LLP report included in this Disclosure Statement refers exclusively to our historical financial information. PricewaterhouseCoopers LLP’s reports do not cover any other information in this Disclosure Statement and should not be read to do so.

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APPENDIX D

LIQUIDATION ANALYSIS

Reddy Ice Holdings, Inc.

The Bankruptcy Code requires that each holder of an Impaired Claim or Interest either (a) accept the Plan of Reorganization or (b) receive or retain property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if Reddy Ice Holdings, Inc. (“RIH” or the “Debtor”) were liquidated under Chapter 7 of the Bankruptcy Code. The first step in determining whether this test has been met is to determine the estimated amount that would be generated from the liquidation of the Debtor’s assets and properties in the context of the Chapter 7 liquidation case. The gross amount of cash available to the holders of Impaired Claims or Interests would be the sum of the proceeds from the disposition of the Debtor’s assets through the liquidation proceedings and the cash held by the Debtor at the time of the commencement of the Chapter 7 case on May 1, 2012. This gross amount of cash available is reduced by the amount of any Claims secured by the estate’s assets, the costs and expenses of the liquidation, and additional administrative expenses that may result from the termination of the Debtor’s businesses and the use of Chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with Section 726 of the Bankruptcy Code. For purposes of this liquidation analysis, it is assumed that the assets of Reddy Ice are liquidated for the benefit of Reddy Ice’s creditors. A general summary of the assumptions used by RIH in preparing this liquidation analysis follows. The more specific assumptions are discussed below.

Estimate of Net Proceeds

Estimates were made of the cash proceeds which might be realized from the liquidation of the Debtor’s assets. The Chapter 7 liquidation period is assumed to commence on May 1, 2012 and to last three months following the appointment of a Chapter 7 trustee. Recoveries to creditors are presented on an undiscounted basis. For purposes of the analysis, estimated asset balances as of March 31, 2012 with certain proforma adjustments were used to estimate recoveries. There can be no assurance that the liquidation would be completed in a limited time frame, nor is there any assurance that the recoveries assigned to the assets would in fact be realized. Under Section 704 of the Bankruptcy Code, an appointed trustee must, among other duties, collect and convert the property of the estate as expeditiously (generally at distressed prices) as is compatible with the best interests of the parties-in-interest. The liquidation analysis assumes that there would be pressure to complete the sales process within three months.

Estimate of Costs

The Debtor’s cost of liquidation under Chapter 7 would include fees payable to a Chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtor until conclusion of the Chapter 7 case.

Additional Claims would arise by reason of the breach or rejection of obligations incurred under executory contracts, or leases entered into by the Debtor. It is possible that in a Chapter 7 case, the wind-down expenses may be greater or less than the estimated amount. Such expenses are in part dependent on the length of time of the liquidation.

Distribution of Net Proceeds under Chapter 7

Section 726 of the Bankruptcy Code governs distributions of property of the estate.  The costs, expenses, fees and such other Claims that may arise and constitute necessary costs and expenses in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to General Unsecured Claims.  Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full. The Debtor believes that in the Chapter 7 case, general unsecured creditors at Reddy Ice would receive a recovery estimated at 0.0%.

After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in a bankruptcy and professional advisors to such trustee, (ii) an erosion in the value of assets in the Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the forced sales atmosphere that would likely prevail, and (iii) the substantial increase in Claims that would need to be satisfied on a priority basis. THE DEBTOR HAS DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN OF REORGANIZATION WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY EQUAL OR GREATER THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTOR UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

THE DEBTOR’S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTOR. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive, and operational uncertainties, and contingencies beyond the control of the Debtor or a Chapter 7 trustee. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the assets will result in an accurate estimate of the proceeds that would be realized were the Debtor to undergo an actual liquidation. The actual amounts of Claims against the estate could vary significantly from the estimate set forth herein, depending on the Claims asserted during the pendency of the Chapter 7 case.  Moreover, this liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential Claims. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of the Debtor could vary materially from the estimates provided herein.

THE LIQUIDATION ANALYSIS SET FORTH HEREIN WAS BASED ON THE VALUES OF DEBTOR’S ASSETS ON MARCH 31, 2012 WITH CERTAIN PROFORMA ADJUSTMENTS. TO THE EXTENT THAT OPERATIONS THROUGH SUCH DATE WERE DIFFERENT THAN ESTIMATED, THE ASSET VALUES MAY CHANGE.

The liquidation analysis included in this Disclosure Statement has been prepared by, and is the responsibility of, the Company’s management. The Company and its management believe that the liquidation analysis has been prepared on a reasonable basis, reflecting management’s best estimates and judgments. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the liquidation analysis contained in this Appendix D and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance on such information or its achievability. PricewaterhouseCoopers LLP assumes no responsibility for and denies any association with the liquidation analysis.

The PricewaterhouseCoopers LLP report included in this Disclosure Statement refers exclusively to the Company’s historical financial information. PricewaterhouseCoopers LLP reports do not cover any other information in this offering and should not be read to do so.

Reddy Ice Holdings, Inc.

LIQUIDATION ANALYSIS (1)

($000s)

	Est 3/31/12		Recovery / Cash Proceeds		Recovery Percentage
	Balance Sheet Amount		Low	High	Low	High

I. Assets
Cash in Operating Account	$0		$0	$0
Intercompany Advances	1,367		0	0
Intercompany Note Receivable	8,294		0	0
Investment in Subsidiaries	90,533		0	0
Other Assets	33		0	0
Initial Proceeds from Pre-Petition Items			$0	$0

II. Liabilities
Wind-Down Operating Costs			0	0
Trustee Fees			0	0
Professional Fees			0	0
Proceeds Available for Distribution			$0	$0

	Claim		Recovery		Recovery Percentage
	Low	High	Low	High	Low	High
III. Senior Secured Claims
First Term Notes 11.25% Guarantee Claim	$275,781	$213,007	$0	$0	0.0%	0.0%
Second Term Notes 13.25% Guarantee Claim	145,156	145,156	0	0	0.0%	0.0%
HoldCo Second Term Notes 10.50%	12,249	12,249	0	0	0.0%	0.0%
Proceeds Available for Distributions to Administrative Claims			$0	$0

IV. Administrative Claims			0	0
Proceeds Available for Distributions to Priority Claims			$0	$0

V. Priority Claims			0	0
Proceeds Available for Distributions to Subordinated Unsecured Claims			$0	$0

VI. Unsecured Claims
Accounts Payable	385		$0	$0
Other	0		0	0
Proceeds Available for Distributions to Equity Stakeholders			$0	$0

Notes:

(1)      This analysis assumes the liquidation commences on May 1, 2012 and lasts for 3 months in a forced liquidation (Low) or 6 months for orderly liquidation (High)

Cash

Cash consists of all unrestricted cash in the Company’s operating accounts as of March 31, 2012.  No cash is estimated to be held at RIH.

Intercompany Advances

Intercompany Advances represent the amounts due from Reddy Ice Corporation for payment of certain expenses by RIH on Reddy Ice Corporations behalf.  The estimated recovery of these amounts is determined by the liquidation of Reddy Ice Corporation.  As such, a recovery of 0.0% is estimated.

Intercompany Note Receivable

RIH’s intercompany note receivable represents and unsecured intercompany liability of Reddy Ice Corporation.  The estimated recovery of this note is determined by the liquidation of Reddy Ice Corporation.  As such, a recovery of 0.0% is estimated.

Investments in Subsidiaries

RIH’s investment in subsidiaries represents its equity investments in Reddy Ice Corporation. The estimated recovery of this investment is determined by the liquidation of Reddy Ice Corporation.  As such, no recovery is estimated for the equity holders of Reddy Ice Corporation.

Other Assets

Other assets primarily deferred debt issue costs, prepaids, and other assets. The effect of a Chapter 7 liquidation, and the specific direct costs that would have to be incurred in order to monetize these assets, would adversely impact the recovery on these assets. As such, an estimated recovery of 0% has been applied.

Wind-down Operating Costs

Ongoing operating expenses consist of corporate overhead and occupancy costs to be incurred during the Chapter 7 liquidation period. The Debtor assumes that the liquidation would occur over three to six month period and that such expenses, costs and overhead would decrease over time. Any positive income from operating businesses generated during this time was assumed to offset wind-down operating costs.

Trustee and Professional Fees

Based on the review of the nature of these costs and the outcomes of similar liquidations, fees were estimated at $0.0 million for the Debtor.  No assets are estimated to be recoverable.  As such, all trustee and professional fees are estimated to be paid by Reddy Ice Corporation.

Secured Claims

Secured Claims are given priority under the Bankruptcy Rules and are entitled to payment prior to any payment on unsecured claims.

Administrative and Priority Unsecured Claims

Priority Unsecured Claims are given priority under the Bankruptcy Rules and are entitled to payment prior to any payment on most other unsecured claims. Federal taxes, sales and local income taxes, and foreign taxes are included in this category.

General Unsecured Claims

At Reddy Ice, General Unsecured Claims consist of $268 thousand of accounts payable.

The Debtor believes that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a Chapter 7 liquidation may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the Claims and prepare for distributions. In the event litigation was necessary to resolve Claims asserted in the Chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation have not been considered.

THE DEBTOR’S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTOR. Underlying the liquidation analysis is a number of estimates and assumptions that are inherently subject to significant economic, competitive, and operational uncertainties and contingencies beyond the control of the Debtor or a Chapter 7 trustee. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtor will result in an accurate estimate of the proceeds that would be realized were the Debtor to undergo an actual liquidation. General Unsecured Claims to the estate could vary significantly from the estimates set forth herein, depending on the Claims asserted during the pendency of the Chapter 7 case. Moreover, this liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential Claims. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of the Debtor could vary materially from the estimates provided herein.

Reddy Ice Corporation

The Bankruptcy Code requires that each holder of an Impaired Claim or Interest either (a) accept the Plan of Reorganization or (b) receive or retain property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if Reddy Ice Corporation (“Reddy Ice” or the “Debtor”) were liquidated under Chapter 7 of the Bankruptcy Code. The first step in determining whether this test has been met is to determine the estimated amount that would be generated from the liquidation of the Debtor’s assets and properties in the context of the Chapter 7 liquidation case. The gross amount of cash available to the holders of Impaired Claims or Interests would be the sum of the proceeds from the disposition of the Debtor’s assets through the liquidation proceedings and the cash held by the Debtor at the time of the commencement of the Chapter 7 case on May 1, 2012. This gross amount of cash available is reduced by the amount of any Claims secured by the estate’s assets, the costs and expenses of the liquidation, and additional administrative expenses that may result from the termination of the Debtor’s businesses and the use of Chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with Section 726 of the Bankruptcy Code. For purposes of this liquidation analysis, it is assumed that the assets of Reddy Ice are liquidated for the benefit of Reddy Ice’s creditors. A general summary of the assumptions used by Reddy Ice management in preparing this liquidation analysis follows. The more specific assumptions are discussed below.

Estimate of Net Proceeds

Estimates were made of the cash proceeds which might be realized from the liquidation of the Debtor’s assets. The Chapter 7 liquidation period is assumed to commence on May 1, 2012 and to last three months following the appointment of a Chapter 7 trustee. Recoveries to creditors are presented on an undiscounted basis. For purposes of the analysis, estimated asset balances as of March 31, 2012 with certain proforma adjustments were used to estimate recoveries. There can be no assurance that the liquidation would be completed in a limited time frame, nor is there any assurance that the recoveries assigned to the assets would in fact be realized. Under Section 704 of the Bankruptcy Code, an appointed trustee must, among other duties, collect and convert the property of the estate as expeditiously (generally at distressed prices) as is compatible with the best interests of the parties-in-interest. The liquidation analysis assumes that there would be pressure to complete the sales process within three months.

Estimate of Costs

The Debtor’s cost of liquidation under Chapter 7 would include fees payable to a Chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtor until conclusion of the Chapter 7 case.

Additional Claims would arise by reason of the breach or rejection of obligations incurred under executory contracts, or leases entered into by the Debtor. It is possible that in a Chapter 7 case, the wind-down expenses may be greater or less than the estimated amount. Such expenses are in part dependent on the length of time of the liquidation.

Distribution of Net Proceeds under Chapter 7

Section 726 of the Bankruptcy Code governs distributions of property of the estate.  The costs, expenses, fees and such other Claims that may arise and constitute necessary costs and expenses in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to General Unsecured Claims.  Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full. The Debtor believes that in the Chapter 7 case, general unsecured creditors at Reddy Ice would receive a recovery estimated at 0.0%.

After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in a bankruptcy and professional advisors to such trustee, (ii) an erosion in the value of assets in the Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the forced sales atmosphere that would likely prevail, and (iii) the substantial increase in Claims that would need to be satisfied on a priority basis. THE DEBTOR HAS DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN OF REORGANIZATION WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY EQUAL OR GREATER THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTOR UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

THE DEBTOR’S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTOR. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive, and operational uncertainties, and contingencies beyond the control of the Debtor or a Chapter 7 trustee. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the assets will result in an accurate estimate of the proceeds that would be realized were the Debtor to undergo an actual liquidation. The actual amounts of Claims against the estate could vary significantly from the estimate set forth herein, depending on the Claims asserted during the pendency of the Chapter 7 case.  Moreover, this liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential Claims. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of the Debtor could vary materially from the estimates provided herein.

THE LIQUIDATION ANALYSIS SET FORTH HEREIN WAS BASED ON THE VALUES OF DEBTOR’S ASSETS ON MARCH 31, 2012 WITH CERTAIN PROFORMA ADJUSTMENTS. TO THE EXTENT THAT OPERATIONS THROUGH SUCH DATE WERE DIFFERENT THAN ESTIMATED, THE ASSET VALUES MAY CHANGE.

The liquidation analysis included in this Disclosure Statement has been prepared by, and is the responsibility of, the Company’s management. The Company and its management believe that the liquidation analysis has been prepared on a reasonable basis, reflecting management’s best estimates and judgments.  However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the liquidation analysis contained in this Appendix D and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance on such information or its achievability. PricewaterhouseCoopers LLP assumes no responsibility for and denies any association with the liquidation analysis.

The PricewaterhouseCoopers LLP report included in this Disclosure Statement refers exclusively to the Company’s historical financial information. PricewaterhouseCoopers LLP reports do not cover any other information in this offering and should not be read to do so.

Reddy Ice Corporation

LIQUIDATION ANALYSIS (1)

($000s)

	Est 3/31/12		Recovery / Cash Proceeds
	Balance Sheet Amount		Low	High
I. Assets
Cash in Operating Account	$11,572		$11,572	$11,572
Return of Restricted Cash (2)	10,592		644	1,525
Minority Investments (3)	7,357		6,880	9,173
Accounts Receivable	23,483		14,090	18,786
Notes Receivable - Affiliate	1,275		0	0
Sale of Inventories	13,976		1,285	2,570
Plant and Equipment	109,266		10,927	54,633
Land and Buildings (4)	71,969		43,181	57,575
			$88,578	$155,834
II. Liabilities
Wind-Down Operating Costs			(1,796)	(2,904)
Trustee Fees			(2,657)	(4,675)
Professional Fees			(2,094)	(3,450)
Proceeds Available for Distribution			$82,031	$144,805

			Recovery		Recovery Percentage
	Claim		Low	High	Low	High
III. Senior Secured Claims
Macquarie DIP Revolver	$55,000		$55,000	$55,000	100.0%	100.0%
First Term Notes 11.25%	302,813		27,031	89,805	8.9%	29.7%
Second Term Notes 13.25%	145,156		0	0	0.0%	0.0%
Total Secured Debt			82,031	144,805
Proceeds Available for Distributions to Administrative Claims			$0	$0

IV. Administrative Claims
Sales and Use Taxes	11		0	0	0.0%	0.0%
Accrued Payroll	178		0	0	0.0%	0.0%
Payroll Taxes & Benefits	2,474		0	0	0.0%	0.0%
Proceeds Available for Distributions to Priority Unsecured Claims			$0	$0

V. Priority Claims
Taxes	2,287		0	0	0.0%	0.0%
Other Priority Claims	0		0	0
Proceeds Available for Distributions to Subordinated Unsecured Claims			$0	$0

	Claim		Recovery		Recovery Percentage
	Low	High	Low	High	Low	High
VI. Unsecured Claims
First Term Notes 11.25% Deficiency Claim	$275,781	$213,007	$0	$0	0.0%	0.0%
Second Term Notes 13.25% Deficiency Claim	145,156	145,156	0	0	0.0%	0.0%
Intercompany Note Payable to HoldCo	8,294	8,294	0	0	0.0%	0.0%
Accounts Payable	12,867	12,867	0	0	0.0%	0.0%
Accrued Liabilities	7,275	7,275	0	0	0.0%	0.0%
Subtotal			0	0
Proceeds Available for Distributions to Equity Stakeholders			$0	$0

Notes:

(1)       This analysis assumes the liquidation commences on May 1, 2012 and lasts for 3 months in a forced liquidation (Low) or 6 months for orderly liquidation (High)

(2)       Restricted cash collateralizes pledges Letters of Credit at 102%

(3)       Minority Investments represent a 63% diluted ownership of Easy Ice, LLC.

(4)       Land and Buildings include prepetition unencumbered real estate. In a Chapter 7 liquidation, these real estate assets would become subject to the super priority status and adequate protection claims of the secured lenders.

Cash

Cash consists of all unrestricted cash in the Company’s operating accounts as of March 31, 2012.  Cash is assumed to be fully recoverable.

Restricted Cash

Restricted cash represents the amount of cash collateral posted for requested Letters of Credit (LC’s).  Cash collateral posted is currently at 102% of the LC’s face amount.  It is assumed that all LC’s will be drawn to the current outstanding amounts and the restricted cash would be used to satisfy those LC’s.  Our current estimate is that 96.4% of the restricted cash amount will be drawn.  However, certain of the beneficiaries insurance companies who will hold those drawn amounts for the potential future liability of claims.  Our estimate is that between 20% and 60% of those amounts could be returned to the estate after settlement of claims.

Minority Investments

Reddy Ice’s minority investments represent a 63% fully diluted interest in Easy Ice, LLC, a provider of commercial ice machine subscriptions.  Current estimates of this investment on a 100% equity ownership between $18 million and $27 million.  The effect of liquidation and the costs associated with finding a willing buyer of this asset could adversely impact the recovery.  Consequently, an estimate of 60% - 80% recovery has been applied to the lower range estimates.

Accounts Receivable

Reddy Ice’s accounts receivable consist primarily of trade receivables extended to their customers.  The effect of liquidation and the specific costs incurred to collect on those receivables would negatively impact their recovery.  As such, an estimated recovery of 60% - 80% has been applied to the estimated receivable amount as of March 31, 2012.

Notes Receivable — Affiliate

The notes receivable — affiliate relates to Reddy Ice’s investment in Easy Ice, LLC.  Easy Ice purchases equipment using Reddy Ice’s trade terms with a certain vendor and this amount reflects those purchases by Easy Ice.  This receivable is offset with equal liability to the vendor in accounts payable.  Easy Ice remits payment to the vendor directly and as such, no recovery is estimated for this asset.

Inventories

Inventories represent estimates values of raw materials, parts and supplies, and finished goods as of March 31, 2012.  The effect of a Chapter 7 liquidation, limited market for, and the specific costs incurred to dispose of inventory would negatively impact their recovery.  As such, an estimated recovery of 0% is applied on raw material inventory, 10%-20% on parts inventory, and 25%-50% on finished goods inventory.

Plant and Equipment

Reddy Ice’s plant and equipment represent book value amounts of furniture and fixtures, vehicles, and plant equipment.  Sale of these assets would be negatively impacted in a Chapter 7 liquidation and a 10% to 50%  recovery estimate has been applied.

Land and Buildings

Land and buildings represent the Reddy Ice owned buildings in connection with its manufacturing and distribution facilities, leasehold improvements and underlying land.  Based on current estimates of value and the effect of a Chapter 7 liquidation, a 60% — 80% recovery on these assets has been estimated.

Wind-down Operating Costs

Ongoing operating expenses consist of corporate overhead and occupancy costs to be incurred during the Chapter 7 liquidation period. The Debtor assumes that the liquidation would occur over three to six month period and that such expenses, costs and overhead would decrease over time. Any positive income from operating businesses generated during this time was assumed to offset wind-down operating costs.

Wind-down Operating Costs

Ongoing operating expenses consist of corporate overhead and occupancy costs to be incurred during the Chapter 7 liquidation period. The Debtor assumes that the liquidation would occur over three to six month period and that such expenses, costs and overhead would decrease over time. Any positive income from operating businesses generated during this time was assumed to offset wind-down operating costs.

Trustee and Professional Fees

Based on the review of the nature of these costs and the outcomes of similar liquidations, fees were estimated at $4.8 million to $8.1 million in total for the Debtor. This figure is comprised of approximately $2.7 million to $4.7 million of trustee fees (3.0% of the proceeds available for distribution based on the Bankruptcy Code) and $2.1 million to $3.5 million of other professional fees.

Secured Claims

Secured Claims are given priority under the Bankruptcy Rules and are entitled to payment prior to any payment on unsecured claims.

Administrative and Priority Unsecured Claims

Priority Unsecured Claims are given priority under the Bankruptcy Rules and are entitled to payment prior to any payment on most other unsecured claims. Federal taxes, sales and local income taxes, and foreign taxes are included in this category.

General Unsecured Claims

At Reddy Ice, General Unsecured Claims consist of deficiency claims of the secured lenders, $8.3 million of an intercompany note, plus accrued interest, to Reddy Ice Holdings, $12.9 million of Trade Accounts Payable, and $7.3 million Accrued Liabilities.

The Debtor believes that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a Chapter 7 liquidation may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the Claims and prepare for distributions. In the event litigation was necessary to resolve Claims asserted in the Chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation have not been considered.

THE DEBTOR’S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTOR. Underlying the liquidation analysis is a number of estimates and assumptions that are inherently subject to significant economic, competitive, and operational uncertainties and contingencies beyond the control of the Debtor or a Chapter 7 trustee. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtor will result in an accurate estimate of the proceeds that would be realized were the Debtor to undergo an actual liquidation. General Unsecured Claims to the estate could vary significantly from the estimates set forth herein, depending on the Claims asserted during the pendency of the Chapter 7 case. Moreover, this liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential Claims. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of the Debtor could vary materially from the estimates provided herein.

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APPENDIX E

VALUATION ANALYSIS

Reddy Holdings and Reddy Corp have been advised by Jefferies & Company, Inc. (“Jefferies”) with respect to the estimated value of Reddy Corp’s operations on a going-concern basis (the “Enterprise Value”).  Jefferies has concluded that the Enterprise Value of Reddy Holdings and Reddy Corp, as of the assumed effective date of March 31, 2012 (as used in this Appendix E, the “Effective Date”), will range from approximately $382 million to approximately $434 million, with a midpoint of approximately $408 million.  The foregoing valuation is based on a number of assumptions, including the reorganization of Reddy Holdings and Reddy Corp’s business and finances in a timely manner as proposed, the achievement of the forecasts reflected in the Projections, the continuation of current economic and market conditions through the Effective Date and the Plan of Reorganization becoming effective in accordance with its terms.  Many of the assumptions are beyond the control of Reddy Holdings, Reddy Corp and their management.  Jefferies’ estimate of the Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan of Reorganization or of the terms and provisions of the Plan of Reorganization.

Although Jefferies conducted a review and analysis of Reddy Holdings and Reddy Corp’s business, operating assets and liabilities and business plan, and conducted such other studies, analyses, inquiries and investigations as it deemed appropriate, it assumed and relied upon, but has not assumed any responsibility to investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to it by Reddy Holdings and Reddy Corp as well as publicly available information.

THE ESTIMATED RANGE OF THE ENTERPRISE VALUE, AS OF THE ASSUMED EFFECTIVE DATE OF MARCH 31, 2012, REFLECTS WORK PERFORMED BY JEFFERIES ON THE BASIS OF INFORMATION AVAILABLE TO JEFFERIES CURRENT AS OF MARCH 29, 2012.  ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT JEFFERIES’ CONCLUSIONS, NONE OF JEFFERIES, REDDY HOLDINGS OR REDDY CORP HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM JEFFERIES’ ESTIMATE OR THE UNDERLYING INFORMATION PROVIDED TO JEFFERIES BY REDDY HOLDINGS AND REDDY CORP.

The above-described estimate of the Enterprise Value of Reddy Holdings and Reddy Corp reflects the application of various valuation analyses and does not purport to reflect or constitute an appraisal, liquidation value or estimate of the actual market value that may be realized through the sale of any asset or the securities to be issued pursuant to the Plan of Reorganization, which may be significantly different from the amounts set forth herein.  BECAUSE THE ESTIMATED RANGE OF THE ENTERPRISE VALUE SET FORTH HEREIN IS INHERENTLY SUBJECT TO UNCERTAINTIES, NONE OF REDDY HOLDINGS, REDDY CORP, JEFFERIES OR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY.

Valuation Methodology

Jefferies has employed three generally accepted valuation methodologies in estimating the Enterprise Value of Reddy Holdings and Reddy Corp: comparable public company analysis, comparable precedent transaction analysis and discounted cash flow analysis. Jefferies’ estimated valuation must be considered as a whole and selecting just one methodology or portions of the analysis, without considering the analysis as a whole, could create a misleading or incomplete conclusion.

a)            Comparable Publicly Traded Company Analysis

The comparable publicly traded company analysis is based on the enterprise values of publicly traded companies that have operating characteristics similar to Reddy Corp’s operating business. Under this methodology, financial multiples and ratios were developed to measure each company’s valuation and relative performance. Some of the specific analysis entailed comparing the enterprise value for each comparable company to their projected EBITDA. The comparable publicly traded company analysis then applies a range of multiples to Reddy Holdings and Reddy Corp’s consolidated projected 2012 EBITDA and projected 2013 EBITDA.

A key factor to this approach is the selection of companies with relatively similar businesses and operational characteristics to Reddy Holdings and Reddy Corp. Common criteria for selecting comparable companies for the analysis include, among other relevant characteristics, similar lines of business, methods of product and service distribution, key business drivers, business risks, growth prospects, market presence, size and scale of operations. The selection of truly comparable companies is often difficult and subject to judgment.

In performing the comparable publicly traded company analysis, the publicly traded companies deemed generally comparable to one or more of the companies’ operating segments include: food & beverage companies with a distribution component and food distribution companies. Jefferies deemed multiples of estimated 2012 EBITDA and 2013 EBITDA most relevant for analyzing the peer group.

b)            Precedent M&A Transaction Analysis

The precedent M&A transaction analysis is based on publicly announced merger and acquisition transactions involving companies that have operating and financial characteristics similar to Reddy Corp’s operating business.  Specifically, the precedent M&A transaction analysis examines the purchase price in comparable acquisitions as a multiple of the subject companies’ key operating statistics and then applies a range of multiples to Reddy Holdings and Reddy Corp’s projected consolidated 2011 EBITDA.

The same factors were used in selecting comparable acquisitions as in the comparable publicly traded company analysis. Again, the selection of truly comparable companies is often difficult and subject to judgment. In addition, specific aspects relating to each particular transaction, such as (among others) the seller’s goals and financial position, the acquirer’s plan for the business and the negotiating dynamic at the time of the transaction, could impact the relevance of the valuation multiple to Reddy Holdings and Reddy Corp’s valuation.

Jefferies evaluated various merger and acquisition transactions that have occurred over the past four and a half years in the industry segments referred to in the comparable publicly traded company analysis discussion above.

c)             Discounted Cash Flow Analysis

The discounted cash flow analysis relates the value of an asset or business to the present value of expected future cash flows generated by that asset or business. The discounted cash flow analysis discounts the expected future cash flows by a theoretical or observed discount rate, in this case determined by estimating the cost of equity for the subject company based upon analysis of similar publicly traded companies and a cost of debt based on the rate of Reddy Holdings and Reddy Corp’s post-reorganized debt obligations. This approach has two components: (i) calculating the present value of the projected unlevered after-tax free cash flows for a determined period and (ii) adding the present value of the terminal value of cash flows. The terminal value represents the portion of enterprise value that lies beyond the time horizon of the available projections.

In performing the discounted cash flow analysis, Jefferies made assumptions for (i) the weighted average cost of capital (the “Discount Rate”), which is used to calculate the present value of future cash flows; and (ii) the terminal EBITDA multiple, which was used to determine the terminal value of Reddy Holdings and Reddy Corp. Jefferies used a range of Discount Rates from 14.0% to 15.0% for Reddy Holdings and Reddy Corp, which reflects a number of company and market-specific factors, and is calculated based on the cost of capital for companies that Jefferies deemed comparable.

For the purposes of the Valuation, Jefferies used the Projections and assumed no potential benefits from the use of net operating losses in calculating the unlevered after-tax free cash flows of Reddy Holdings and Reddy Corp, but assumed that Reddy Corp will pay cash taxes at a rate of 39.3% on pre-tax operating profits. The additional value derived from Reddy Corp’s actual and projected tax position was subsequently added to the valuation.

This approach relies on Reddy Holdings and Reddy Corp’s ability to project future cash flows with some degree of accuracy. Because the Projections reflect significant assumptions made by Reddy Holdings and Reddy Corp’s management concerning anticipated results, the assumptions and judgments used in the Projections may or may not prove correct and, therefore, no assurance can be provided that projected results are attainable or will be realized.

Valuation Considerations

An estimate of total enterprise value is not entirely mathematical, but rather it involves complex considerations and judgments concerning various factors that could affect the value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of total Enterprise Value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, none of Reddy Holdings, Reddy Corp, Jefferies or any other person assumes responsibility for their accuracy. Depending on the results of Reddy Holdings and Reddy Corp’s operations or changes in the financial markets, Jefferies’ valuation analysis as of the Effective Date may differ from that disclosed herein. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by Reddy Holdings and Reddy Corp’s history in chapter 11, conditions affecting Reddy Holdings and Reddy Corp’s competitors or the industry generally in which Reddy Holdings and Reddy Corp participate or by other factors not possible to predict. Accordingly, the total Enterprise Value estimated by Jefferies does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The value ascribed in the analysis does not purport to be an estimate of the post reorganization market trading value. Such trading value may be materially different from the total enterprise value ranges associated with Jefferies’ valuation analysis. Indeed, there can be no assurance that a trading market will develop for the new interests issued pursuant to the reorganization.

In order to deliver votes with respect to the Plan of Reorganization, holders of First Lien Notes and Second Lien Notes must deliver appropriate instructions to their respective Nominees as set forth in the Ballot included herein.

The Voting Agent for the Plan of Reorganization is:

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